As filed with the Securities and Exchange Commission on April 1, 2021
Registration No. 333-252186
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Silver Spike Acquisition Corp.
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
660 Madison Ave., Suite 1600
New York, New York 10065
(212) 905-4923
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Scott Gordon, Chief Executive Officer
Gregory Gentile, Chief Financial Officer
c/o Silver Spike Acquisition Corp.
660 Madison Ave., Suite 1600
New York, New York 10065
(212) 905-4923
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Derek J. Dostal Lee Hochbaum Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	David Peinsipp Garth Osterman Kristin VanderPas Peter Byrne Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2177
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Securities Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Securities Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Class A common stock, par value $0.0001 per share(2)(3)	24,998,575	$16.01(4)	$400,227,185.75	$43,644.79
Redeemable warrants, each warrant exercisable for one share of Class A common stock at an exercise price of $11.50(2)(5)	12,500,000	$4.89(6)	$61,026,500	$6,704.66
Total			$461,289,685.75	$50,326.70(8)
(1)
Prior to the completion of the business combination described herein, the registrant, a Cayman Islands exempted company, intends to effect a deregistration under Section 206 of the Cayman Islands Companies Act (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law (the “domestication”), pursuant to which the registrant’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “WM Technology, Inc.” (“New WMH”). All securities being registered will be issued by New WMH.

(2)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)
The number of shares of Class A common stock of New WMH, par value $0.0001 per share (the “Class A common stock”), being registered includes up to 25,000,000 Class A ordinary shares of Silver Spike that were sold pursuant to Silver Spike’s Registration Statement on Form S-1 (File No. 333-232734) as part of the units in Silver Spike’s initial public offering, which will automatically convert into shares of Class A common stock in connection with the domestication and the business combination described in the proxy statement/prospectus forming part of this registration statement less the 1,425 Class A ordinary shares that were redeemed on January 13, 2021 in connection with extraordinary general meeting in lieu of annual general meeting held in connection with a proposal to amend Silver Spike’s existing organizational documents.

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Silver Spike Acquisition Corp. (“Silver Spike”) on The Nasdaq Capital Market on January 11, 2021 in accordance with Rule 457(f)(1) and Rule 457(f)(3).

(5)
The number of warrants being registered includes 12,500,000 warrants to acquire Class A ordinary shares that were sold as part of the units in Silver Spike’s initial public offering, which will automatically convert into warrants to acquire shares of Class A common stock in connection with the domestication and the business combination described in the proxy statement/prospectus forming part of this registration statement.

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the redeemable warrants on The Nasdaq Capital Market on January 11, 2021 in accordance with Rule 457(f)(1).

(7)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(8)	Previously paid.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 1, 2021
PROXY STATEMENT/PROSPECTUS FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF SILVER SPIKE ACQUISITION CORP.
PROXY STATEMENT/PROSPECTUS FOR 24,998,575 SHARES OF CLASS A COMMON STOCK AND 12,500,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK, IN EACH CASE OF SILVER SPIKE ACQUISITION CORP. AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED “WM TECHNOLOGY, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION).
The board of directors of Silver Spike Acquisition Corp., a Cayman Islands exempted company (“Silver Spike,” “we,” “our” or “us”), has unanimously approved the agreement and plan of merger, dated as of December 10, 2020 (as amended or modified from time to time, the “merger agreement”), by and among Silver Spike, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike (“Merger Sub”), WM Holding Company, LLC, a Delaware limited liability company (“WMH”), and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the initial holder representative (the “holder representative”), pursuant to which Merger Sub will be merged with and into WMH, whereupon the separate limited liability company existence of Merger Sub will cease and WMH will be the surviving company and continue in existence as a subsidiary of Silver Spike, on the terms and subject to the conditions set forth therein (the transactions contemplated by the merger agreement, the “business combination”).
As described in this proxy statement/prospectus, Silver Spike’s shareholders are being asked to consider and vote upon (among other things) the business combination and the change of Silver Spike’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “domestication” and Silver Spike post-domestication, “New WMH”). Assuming the domestication proposal is approved, the domestication is expected to be effectuated prior to, but conditioned upon, the closing of the business combination (the “closing”). The continuing entity following the domestication will be named “WM Technology, Inc.”
The merger consideration (the “merger consideration”) received by holders of the limited liability company interests of WMH (each, a “WMH equity holder”) at the closing of the business combination (the “Closing”) pursuant to the merger agreement will have a value of $1,310,000,000 and will be paid in a mix of cash and equity consideration.
Financing for the business combination and for related transaction expenses will consist of (i) $250,000,000 of proceeds from Silver Spike’s initial public offering (the “IPO”) and certain related transactions on deposit in the trust account (plus interest income accrued thereon since the IPO), net of any redemptions of Silver Spike’s Class A ordinary shares in connection with the shareholder votes to be held at the extraordinary general meeting of Silver Spike shareholders to be held in connection with the business combination (the “general meeting”) and held at the extraordinary general meeting in lieu of annual general meeting on January 13, 2021 in connection with a proposal to amend Silver Spike’s existing organizational documents (“the extension meeting”) and (ii) $325,000,000 of proceeds from the purchase by certain accredited investors, pursuant to subscription agreements entered into in connection with the entry into the merger agreement (the “subscription agreements”), of an aggregate of 32,500,000 shares of Class A common stock of New WMH for a purchase price of $10.00 per share of Class A common stock of New WMH in a private placement to close immediately prior to the closing, each as described more fully in this proxy statement/prospectus.
Upon the consummation of the domestication, each of Silver Spike’s currently issued and outstanding Class A ordinary shares and Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares” or the “founder shares”) will automatically convert by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of New WMH (“Class A common stock”). Similarly, all of Silver Spike’s outstanding warrants will become warrants to acquire the shares of Class A common stock, and no other changes will be made to the terms of any outstanding warrants as a result of the domestication.
This proxy statement/prospectus covers the following securities of New WMH to be issued in the domestication: (i) 24,998,575 shares of Class A common stock, representing our currently issued and outstanding public shares and (ii) 12,500,000 warrants to acquire shares of Class A common stock, representing our currently issued and outstanding public warrants.
Following the business combination, we will have two classes of common stock, Class A common stock and Class V common stock. The rights of the holders of Class A common stock and Class V common stock are identical, except with respect to dividend rights, rights upon liquidation, dissolution and winding-up and preemptive rights. The holders of Class V common stock will not participate in any dividends of New WMH, will not be entitled to receive any assets of New WMH in any liquidation, dissolution or winding up, and do not have preemptive, subscription, redemption or conversion rights. Each share of Class A common stock and Class V common stock is entitled to one vote per share. Upon completion of the business combination, there will be 149,748,575 shares of Class A common stock outstanding and approximately 65,984,049 shares of Class V common stock outstanding, based upon certain assumptions stated in this proxy statement/prospectus. See the section entitled “Summary Term Sheet” for more information.
Our units, Class A ordinary shares originally sold as part of the units, and warrants originally sold as part of the units are currently listed on The Nasdaq Stock Market LLC (the “Nasdaq”) under the symbols “SSPKU,” “SSPK” and “SSPKW,” respectively. The Class A ordinary shares and warrants comprising the units began separately trading on January 14, 2020. Upon the closing, we intend to apply to continue the listing of our Class A common stock and warrants on the Nasdaq under the symbols “MAPS” and “MAPSW,” respectively. Our units will not be traded following the closing.
This business combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current WMH equity holders to retain their equity ownership in WMH, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger WMH units and provides potential future tax benefits for both New WMH and the post-merger WMH equity holders when they ultimately exchange their pass-through interests for shares of Class A common stock. New WMH will be a holding company, and immediately after the consummation of the business combination, its principal asset will be its ownership interests in WMH. At the closing, New WMH will become the managing member of WMH with control over the affairs and decision making of WMH, and will own approximately 42.6% of the economic interest in WMH, assuming no redemptions, and 25.9% of the economic interest in WMH, assuming maximum redemptions. See the section entitled “Summary of the Proxy Statement/Prospectus—The Business Combination” for more information. We do not believe that the Up-C organizational structure will give rise to any significant business or strategic benefit or detriment. We will consolidate the financial results of WMH in our combined financial statements.
This proxy statement/prospectus provides you with detailed information about the business combination. domestication and other matters to be considered at the general meeting. We urge you to read the accompanying proxy statement/prospectus and the documents incorporated therein by reference carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 56 of the proxy statement/prospectus.
Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of either of the merger agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated    , 2021, and is first being mailed to Silver Spike shareholders on or about    , 2021.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF SILVER SPIKE ACQUISITION CORP.

To Be Held On    , 2021
To the Shareholders of Silver Spike Acquisition Corp:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “general meeting”) of Silver Spike Acquisition Corp., a Cayman Islands exempted company (“Silver Spike,” “we,” “our” or “us”), will be held on     , 2021, at     (local time), at the offices of Silver Spike, located at 660 Madison Ave., Suite 1600, New York, New York 10065 for the following purposes:
1.
The Business Combination Proposal – To consider and vote upon a proposal to approve the transactions contemplated by the agreement and plan of merger, dated as of December 10, 2020 (as amended or modified from time to time, the “merger agreement”), by and among Silver Spike, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike (“Merger Sub”), WM Holding Company, LLC, a Delaware limited liability company (“WMH”), and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the initial holder representative (the “holder representative”), pursuant to which Merger Sub, will merge with and into WMH, with WMH continuing as the surviving entity and a subsidiary of New WMH (as defined below), on the terms and subject to the conditions set forth therein (the “business combination” and such proposal, the “Business Combination Proposal”). A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Annex A.

2.
The Nasdaq Proposal – To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (the “Nasdaq”), the issuance by New WMH (as defined below) of (i) shares of Class A common stock, par value $0.0001 per share, to certain accredited investors, in each case in a private placement, the proceeds of which will be used to finance the business combination and related transactions and the costs and expenses incurred in connection therewith and (ii) shares of Class V common stock, par value $0.0001, per share to certain equity holders of WMH (the “Nasdaq Proposal”).

3.
The Domestication Proposal – To consider and vote upon a proposal to approve by special resolution the change of Silver Spike’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “domestication” and such proposal, the “Domestication Proposal”).

4.
The Organizational Documents Proposals – To consider and vote upon six separate proposals (collectively, the “Organizational Documents Proposals”) with respect to material differences between the existing amended and restated memorandum and articles of association of Silver Spike the “existing organizational documents”) and the proposed new certificate of incorporation (the “proposed charter”) and bylaws (the “proposed bylaws,” and, together with the proposed charter, the “proposed organizational documents”) of Silver Spike following its domestication as a Delaware corporation (the post-domestication entity, “New WMH”);

5.
The Director Election Proposal – For the holders of Class B ordinary shares to consider and vote upon a proposal to elect Chris Beals, Justin Hartfield, Douglas Francis, Scott Gordon, Tony Aquila and Fiona Tan, in each case, to serve as directors until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal (the “Director Election Proposal”);

6.	The Equity Incentive Plan Proposal – To consider and vote upon a proposal to approve the WM Technology, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan Proposal”);
7.	The Employee Stock Purchase Plan Proposal – To consider and vote upon a proposal to approve the WM Technology, Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”); and
8.
The Adjournment Proposal – To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the “Transaction Proposals”).
Each of the Transaction Proposals is more fully described in the accompanying proxy statement/prospectus, which we urge each Silver Spike shareholder to review carefully.
Only holders of record of Silver Spike’s Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares) and Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”) at the close of business on     , 2021 are entitled to notice of and to vote and have their votes counted at the general meeting and any adjournment of the general meeting.
We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the general meeting and at any adjournment of the general meeting. Whether or not you plan to attend the general meeting, we urge you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”
After careful consideration, Silver Spike’s board of directors has determined that each of the Transaction Proposals is in the best interests of Silver Spike and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the Transaction Proposals.
The existence of financial and personal interests of Silver Spike’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Silver Spike and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Transaction Proposals. See the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination” in the proxy statement/prospectus for a further discussion.
Pursuant to our existing organizational documents, we are providing the holders of our Class A ordinary shares originally sold as part of the units issued in our initial public offering (the “IPO”) (such shares, the “public shares” and such holders, the “public shareholders”) with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in the accompanying proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of December 31, 2020 of $254,187,706, the estimated per share redemption price would have been approximately $10.17. Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Silver Spike, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Silver Spike. There will be no redemption rights with respect to our warrants or the “founder shares”, issued to Silver Spike Sponsor, LLC (our “sponsor”), the holder of our Class B ordinary shares issued in a private placement prior to the IPO. Our sponsor, has entered into a letter agreement (the “sponsor IPO letter agreement”) with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination.
We will pay the redemption price to public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price.

The closing is conditioned on, among other things, the approval of the Transaction Proposals (other than the Adjournment Proposal) at the general meeting. The holders of 20% of our outstanding ordinary shares entitled to vote have agreed to vote any voting ordinary shares owned by them in favor of the Transaction Proposals.
We urge you to read the proxy statement/prospectus accompanying this notice (including the annexes thereto) carefully for a more complete description of the business combination and related transactions and each of the Transaction Proposals. If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., at (212) 269-5550 (banks and brokers call collect at (877) 478-5045) or email at SSPK@dfking.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors,

Scott Gordon Chairman and Chief Executive Officer

, 2021

i

ANNEXES
ii

ADDITIONAL INFORMATION
This document incorporates important business and financial information about Silver Spike from documents that it has filed with the United States Securities and Exchange Commission (“SEC”) but that have not been included in or delivered with this document. You can obtain such documents free of charge through the SEC’s website (www.sec.gov). In addition, you can request Silver Spike’s documents in writing or by telephone at the following address:
Silver Spike Acquisition Corp.
660 Madison Ave., Suite 1600
New York, New York 10065
(212) 905-4293
Attn.: Secretary
Silver Spike’s corporate website address is www.silverspikecap.com/ssac. Silver Spike’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
If you would like to request any documents, please do so by     , 2021 in order to receive them before the general meeting.
You should rely only on information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from the information contained in or incorporated by reference into this document. This document is dated  , 2021. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to Silver Spike shareholders, nor the issuance of equity by Silver Spike in connection with the business combination and the related transactions, subsequent to that date will create any implication to the contrary. For a listing of documents incorporated by reference into this document, please see “Where You Can Find Additional Information; Incorporation by Reference” beginning on page 267.
Information on the websites of Silver Spike or WMH is not part of this document. You should not rely on that information in deciding how to vote. Information contained in this document regarding Silver Spike has been provided by Silver Spike and information contained in this document regarding WMH has been provided by WMH.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Statements that are not historical facts, including statements about the business combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this proxy statement/prospectus and the documents incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could result in the failure to consummate the business combination; (2) the outcome of any legal proceedings that may be instituted against Silver Spike, Merger Sub and WM regarding the business combination; (3) the inability to complete the business combination due to the failure to obtain approval of the stockholders of Silver Spike, to obtain financing to complete the business combination or to satisfy other conditions to closing in the definitive agreements with respect to the business combination; (4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (5) the ability to meet and maintain Nasdaq’s listing standards following the consummation of the business combination; (6) the risk that the business combination disrupts current plans and operations of WMH as a result of the announcement and consummation of the business combination; (7) costs related to the business combination; (8) changes in applicable laws or regulations; (9) the possibility that WMH or New WMH may be adversely affected by other economic, business, and/or competitive factors; (10) the risk that we may not be able to raise financing in the future; (11) the risk that we may not be able to retain or recruit necessary officers, key employees or directors following the business combination; (12) the risk that our public securities will be illiquid; (13) the risk that we will not be able to obtain the required approval for domestication; (14) the risks related to the changes in shareholders’ rights as a result of domestication; (15) the risk that shareholders may experience adverse tax consequences with respect to their shares at the effective time of domestication; (16) the risk that operating under the laws of the State of Delaware will affect the conduct of our business; and (17) other risks and uncertainties indicated from time to time in filings made with the SEC, including those risk factors described under “Item 1A. Risk Factors” of Silver Spike’s Annual Report on Form 10-K filed with the SEC on March 9, 2021. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements in deciding how to grant your proxy or instruct how your vote should be cast on the Transaction Proposals set forth in this proxy statement/prospectus.

CERTAIN DEFINED TERMS
Unless the context otherwise requires, references in this proxy statement/prospectus to:
“amended and restated registration rights agreement” are to the Amended and Restated Registration Rights Agreement to be entered into, by and among Silver Spike, our sponsor, WMH, Doug Francis, Justin Hartfield and any person that is a WMH equity holder and is controlled by either Doug Francis and Justin Hartfield upon the completion of the business combination;
“amended operating agreement” are to the fourth amended and restated operating agreement of WMH to be entered into in connection with the closing, pursuant to which New WMH will be appointed as the sole manager of, and the managing member of, WMH, with all management rights with respect to WMH;
“business combination” are to the transactions contemplated by the merger agreement;
“Cannabis Act” are to the Cannabis Act (Canada);
“CARES Act” are to the Coronavirus Aid, Relief, and Economic Security Act;
“certificate of merger” are to the certificate of merger to be filed in Delaware evidencing the merger, at the effective time, of Merger Sub with and into WMH, with WMH being the surviving company.
“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (2020 Revision) of the Cayman Islands as the same may be amended;
“Class A common stock” are to the shares of Class A common stock of New WMH, par value $0.0001 per share;
“Class A ordinary shares” are to our Class A ordinary shares, par value $0.0001 per share;
“Class A units” are to the units of WMH designated as Class A-1 units, Class A-2 units and Class A-3 units, each as defined in the WMH current operating agreement;
“Class B units” are to the units of WMH designated as Class B units, as defined in the WMH current operating agreement;
“Class B ordinary shares” are to our Class B ordinary shares, par value $0.0001 per share;
“Class V common stock” are to the shares of Class V common stock of New WMH, par value $0.0001 per share;
“closing” are to the closing of the business combination;
“Code” are to the Internal Revenue Code of 1986, as amended;
“common units” are to the units of WMH designated as Class A-1 units and Class A-2 units, each as defined in the WMH current operating agreement;
“common stock” are to the Class A common stock and Class V common stock;
“CSA” are to the U.S. Controlled Substances Act of 1970, as amended;
“deferred underwriting amount” are to the portion of the underwriting discounts and commissions held in the trust account, which the underwriters of the IPO are entitled to receive upon the closing in accordance with the trust agreement;
“directors” are to our current directors;
“DGCL” are to the Delaware General Corporation Law, as amended;
“DOJ” are to the U.S. Department of Justice;
“effective time” are to the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Silver Spike and WMH in writing and specified in the certificate of merger, but in any event immediately following the consummation of the domestication;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“exchange agreement” are to the Exchange Agreement to be entered into by and among New WMH, WMH and each post-merger WMH equity holder upon the completion of the business combination;

“existing organizational documents” are to our amended and restated memorandum and articles of association, dated as of August 7, 2019, as the same may be amended from time to time;
“extension meeting” are to the extraordinary meeting held on January 13, 2021 for Silver Spike shareholders to vote on a proposal to amend the existing organizational documents to extend the date on which Silver Spike is required to liquidate if it has not completed a business combination;
“extension proposal” are to the proposals approved by Silver Spike’s shareholders in connection with the extension meeting and extension proxy statement, including any postponement or adjournment thereof;
“extension proxy statement” are to the proxy statement filed by Silver Spike with the SEC in connection with the extension meeting, as amended or supplemented;
“FFCRA” are to the Families First Coronavirus Response Act;
“founder shares” are to our Class B ordinary shares initially purchased by our sponsor in a private placement prior to our initial public offering and the Class A common stock that will be issued upon the automatic conversion of the Class B ordinary shares at the time of the domestication and the business combination;
“GAAP” are to United States generally accepted accounting principles;
“holder representative” are to Ghost Media Group, LLC, a Nevada limited liability company, in its capacity as holder representative under the merger agreement;
“holder of our founder shares” are to our sponsor, the sole holder of our founder shares;
“incentive units” are to the units of WMH designated as Class A-3 units and Class B units, each as defined in the WMH current operating agreement;
“intended tax treatment” are to the intended U.S. federal income tax treatment of certain aspects of the business combination as set forth in the merger agreement;
“IPO” or “initial public offering” are to Silver Spike’s initial public offering of units, which closed on August 12, 2019;
“letter agreement” refers to the letter agreement entered into by and among us and our initial shareholder, directors and officers on August 7, 2019;
“LLC Act” means the Limited Liability Company Act of the State of Delaware;
“management” or our “management team” are to our officers and directors;
“MAUs” are to the number of unique users opening WMH’s Weedmaps mobile app or accessing WMH’s Weedmaps.com website over the course of a calendar month;
“merger” are to the merger evidenced by a certificate of merger between Merger Sub and WMH pursuant to which Merger Sub will merge with and into WMH, with WMH continuing as the surviving entity and a subsidiary of New WMH;
“merger agreement” are to the agreement and plan of merger, dated as of December 10, 2020, as amended or modified from time to time, by and among Silver Spike, Merger Sub, WMH and the holder representative;
“Merger Sub” are to Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike;
“Nasdaq” are to The Nasdaq Stock Market LLC;
“New WMH” are to WM Technology, Inc., the continuing entity post-domestication;
“New WMH warrants” are to the warrants to acquire shares of Class A common stock;
“ordinary shares” are to our Class A ordinary shares and Class B ordinary shares;
“PFIC” are to passive foreign investment companies, as defined in the Code;
“PIPE subscription financing” are to the aggregate $325,000,000 of proceeds from the issuance of the subscription shares;

“post-merger Class A units” are to the units of WMH designated as Class A units, as defined in the amended operating agreement;
“post-merger Class P units” are to the units of WMH designated as Class P units, as defined in the amended operating agreement;
“post-merger WMH Class A equity holders” are to the holders of post-merger Class A units;
“post-merger WMH equity holders” are to members of WMH, other than the New WMH, following the business combination;
“post-merger WMH units” are to the units representing limited liability company interests of WMH as the surviving company following the merger, which will be non-voting interests in WMH;
“private placement warrants” are to the warrants issued to our sponsor in a private placement simultaneously with the closing of our initial public offering;
“proposed bylaws” are to the proposed bylaws of New WMH upon the effective time of the domestication substantially in the form attached to this proxy statement/prospectus as Annex C;
“proposed charter” are to the proposed certificate of incorporation of New WMH upon the effective time of the domestication substantially in the form attached to this proxy statement/prospectus as Annex B;
“proposed organizational documents” are to the proposed charter and proposed bylaws;
“public shareholders” are to the holders of our public shares;
“public shares” are to our Class A ordinary shares sold as part of the units in our IPO (whether they were purchased in our IPO or thereafter in the open market);
“public warrants” are to our redeemable warrants sold as part of the units in our IPO (whether they were purchased in our IPO or thereafter in the open market), with each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50;
“registration rights agreement” are to the Registration Rights Agreement, dated August 7, 2019, between Silver Spike and our sponsor;
“related party” are to our directors, officers and substantial security holders;
“SaaS” are to software-as-a-service;
“Securities Act” are to the Securities Act of 1933, as amended;
“Silver Spike,” “we,” “our” or “us” are to Silver Spike Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands;
“Silver Spike parties” are to Silver Spike and Merger Sub;
“sponsor” are to Silver Spike Sponsor, LLC, a Delaware limited liability company;
“sponsor IPO letter agreement” are to the letter agreement entered into between us and our sponsor on August 7, 2019;
“sponsor letter agreement” are to the letter agreement entered into between us, our sponsor and WMH on December 10, 2020;
“SPV” are to Silver Spike Opportunities I, LLC, a subscription investor;
“subscription agreements” are to the subscription agreements, dated as of December 10, 2020, by and among Silver Spike and the subscription investors, pursuant to which the subscription investors will purchase subscription shares in a privately negotiated transaction in connection with the consummation of the business combination;
“subscription investors” are to the accredited investors with whom Silver Spike entered into the subscription agreements, pursuant to which the subscription investors will purchase subscription shares in a privately negotiated transaction in connection with the consummation of the business combination;

“subscription shares” are to the shares issued to the subscription investors pursuant to the subscription agreements;
“tax receivable agreement” are to the Tax Receivable Agreement to be entered into by and among New WMH, the holder representative and the WMH Class A equity holders upon the completion of the business combination, substantially in the form attached to this proxy statement/prospectus as Annex E;
“Transaction Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal;
“transfer agent” are to Continental Stock Transfer & Trust Company, as transfer agent;
“trust account” are to the U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by the trustee, established to hold a portion of the net proceeds from the IPO and the sale of the private placement warrants;
“trust agreement” are to the Investment Management Trust Agreement, dated as of August 7, 2019, by and between Silver Spike and the trustee;
“trustee” are to Continental Stock Transfer & Trust Company, a New York corporation;
“units” are to our units sold in the IPO, each of which consists of one Class A ordinary share and one-half of one warrant;
“warrant agent” are to Continental Stock Transfer & Trust Company, as warrant agent;
“warrant agreement” are to the Warrant Agreement, dated as of August 7, 2019, by and between Silver Spike and the warrant agent;
“warrants” are to our public warrants and the private placement warrants;
“WMH” are to WM Holding Company, LLC, a Delaware limited liability company;
“WMH current operating agreement” are to the Third Amended and Restated Operating Agreement of WMH dated as of August 15, 2018, by and among WMH and the current members of WMH;
“WMH Class A equity holders” are to members of WMH who hold Class A units immediately prior to the closing;
“WMH Class B equity holders” are to members of WMH who hold Class B units immediately prior to the closing;
“WMH equity holders” are to members of WMH immediately prior to the closing;
“WMH support members” are to certain holders of Class A Units who executed the voting and support agreement;
“voting and support agreement” are to the Amended and Restated Voting and Support Agreement, dated as of December 10, 2020, by and among Silver Spike and each of Christopher Beals, Douglas Francis, Justin Hartfield and Ghost Media Group, LLC; and
“$,” “US$” and “U.S. dollar” each refer to the United States dollar.
Unless otherwise specified, the voting and economic interests of stockholders of New WMH set forth in this proxy statement/prospectus (x) assume that (i) no public shareholders elect to have their public shares redeemed in connection with the business combination, (ii) none of Silver Spike’s existing shareholders or the investors who will become shareholders of Silver Spike at the closing of the transactions contemplated by the subscriptions agreements purchase public shares in the open market, (iii) there are no other issuances of equity interests of Silver Spike, (iv) all post-merger Class A units are exchanged for shares of Class A common stock at such time (even if not permitted under the terms of the exchange agreement), and (v) all post-merger Class P units are exchanged for shares of Class A common stock at such time (even if not permitted under the terms of the exchange agreement) as if all such post-merger Class P units are fully vested and using a Per Unit Equity Value (as defined in the exchange agreement) of $10 for the purposes of calculating the Class P Unit Exchange Rate (as defined in the exchange agreement) and (y) do not take into account private placement warrants and public warrants that will be outstanding upon the closing and may be exercised thereafter.

SUMMARY TERM SHEET
This Summary Term Sheet and the sections entitled “Questions and Answers About the Transaction Proposals for Silver Spike Shareholders” and “Summary of the Proxy Statement/Prospectus” summarize certain information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached annexes and the documents incorporated by reference herein, for a more complete understanding of the matters to be considered at the extraordinary general meeting (the “general meeting”).
•
Silver Spike is a blank check company incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”).

•
WMH was founded in 2008 and operates a leading listings marketplace with one of the most comprehensive SaaS subscription offering sold to retailers and brands in the U.S. state-legal and Canadian cannabis markets. WMH also provides information on the cannabis plant and the industry and advocates for legalization. WMH addresses the challenges facing both consumers seeking to understand cannabis products and businesses seeking brand awareness in a legally compliant fashion with our Weedmaps platform and WM Business SaaS solution. The Weedmaps marketplace provides consumers with information regarding cannabis retailers and brands, as well as the strain, pricing, and other information regarding locally available cannabis products, through WMH’s website and mobile apps, permitting product discovery and online reservation of products for pickup by consumers or delivery to consumers by participating retailers. Consumers do not purchase cannabis products using Weedmaps, and all confirmation of product availability, final order entry, order fulfillment, and processing of payments is handled directly between the consumer and our client outside of the Weedmaps marketplace. WMH provides consumers with discovery channels to improve their knowledge of the local market for cannabis products, whether they are looking by strain, price, effects or form factors. WMH’s weedmaps.com site also has educational content including news articles, information about cannabis strains, a number of “how-to” guides, policy white-papers and research to allow consumers to educate themselves on cannabis and its history, uses and legal status. While consumers can discover cannabis products, brands, and retailers on WMH’s site, WMH neither sells (or fulfills purchases of) cannabis products, nor does WMH process payments for cannabis transactions across WMH’s marketplace or SaaS solutions.

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There are currently an aggregate of 31,248,575 ordinary shares of Silver Spike issued and outstanding, consisting of 24,998,575 public shares and 6,250,000 founder shares. In addition, there are currently 19,500,000 warrants of Silver Spike outstanding, consisting of 12,500,000 public warrants and 7,000,000 private placement warrants. Each whole warrant entitles the holder to purchase one ordinary share for $11.50 per share. The warrants will become exercisable on the later of (a) 30 days after the completion of the business combination and (b) August 12, 2020, and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Silver Spike may redeem the outstanding warrants (other than the private placement warrants) in whole and not in part, at a price of $0.01 per warrant, if the last sale price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day before Silver Spike sends the notice of redemption to the warrant holders. The private placement warrants, however, are non-redeemable so long as our sponsor or its permitted transferees holds them.

•
Holders of Class A ordinary shares and holders of Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and will vote together as a single class on all matters submitted to a vote of our shareholders except (i) that prior to the completion of a business combination, only the holders of a majority of the Class B ordinary shares may appoint or remove a member of our board of directors and (ii) as otherwise required by law. The Class B ordinary shares held by our sponsor will automatically convert into shares of Class A common stock at the completion of the business combination. Assuming no additional Class A ordinary shares, or securities convertible into or exchangeable for, Class A ordinary shares, are issued by us in connection with or in relation to the consummation of the business combination, the 6,250,000 Class B ordinary shares will, pursuant to the existing organizational documents, automatically convert, on a one-for-one basis, into 6,250,000 shares of Class A common stock at closing.
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On December 10, 2020, we entered into the merger agreement with Merger Sub, WMH and the holder representative, pursuant to which, subject to the terms and conditions contained therein, Merger Sub will merge with and into WMH, with WMH continuing as the surviving entity and a subsidiary of New WMH. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

•
Pursuant to the merger agreement, the merger consideration to be received by the WMH equity holders at the closing will have a value of $1,310,000,000 (assuming a value of $10.00 per share of Class A common stock) and will be paid in a mix of cash and equity consideration. Financing for the business combination and for related transaction expenses will consist of (i) $250,000,000 of proceeds from the IPO and certain related transactions on deposit in the trust account (plus any interest income accrued thereon since the IPO), net of any redemptions of Silver Spike’s Class A ordinary shares in connection with the shareholder vote to be held at the general meeting and held at the extension meeting, and (ii) $325,000,000 of proceeds from the purchase by the subscription investors pursuant to the subscription agreements entered into in connection with the entry into the merger agreement, each as described more fully herein.

•
At the closing, WMH will become a subsidiary of New WMH, and New WMH will become the managing member of WMH. For more information about the merger agreement and the business combination, see the section entitled “The Business Combination – The Merger Agreement.”

•
Unless waived by the parties to the merger agreement, the closing is subject to a number of conditions set forth in the merger agreement, including, among others, Silver Spike shareholder approval of the Transaction Proposals (other than the Adjournment Proposal). For more information about the closing conditions to the business combination, see the section entitled “The Business Combination – The Merger Agreement – Conditions to Closing of the Business Combination.”

•
The merger agreement may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or by Silver Spike or WMH acting alone in specified circumstances. For more information about the termination rights under the merger agreement, see the section entitled “The Business Combination – The Merger Agreement – Termination.”

•	The business combination and related transactions involve numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”
•
Prior to the closing, Silver Spike will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware. For more information about the domestication, see the section entitled “The Domestication.”

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Pursuant to our existing organizational documents, in connection with the business combination, our public shareholders may elect to have their Class A ordinary shares redeemed for cash at the applicable redemption price per share calculated in accordance with our existing organizational documents. As of December 31, 2020, the estimated per share redemption price would have been approximately $10.17. Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of Silver Spike following the closing and will not participate in the future growth of Silver Spike, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares to our transfer agent at least two business days prior to the general meeting. We will pay the redemption price to public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. See the section entitled “General Meeting of Silver Spike Shareholders – Redemption Rights.”

•
In order to finance a portion of the merger agreement consideration and the costs and expenses incurred in connection therewith, we entered into subscription agreements with the subscription investors concurrently with the execution of the merger agreement, pursuant to which such subscription investors committed to purchase an aggregate of 32,500,000 shares of Silver Spike’s Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication), for $10.00 per share, for an aggregate purchase price of $325,000,000. The closing of the transactions contemplated by the subscription agreements will occur immediately prior to the closing, subject to the satisfaction or the waiver of the closing conditions therein. See the section entitled “The Business Combination – Related Agreements – Subscription Agreements.”
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Concurrently with the execution of the merger agreement, Silver Spike, WMH and certain of the WMH equity holders entered into a voting and support agreement, pursuant to which the WMH voting members agreed to vote all of their WMH equity interests in WMH in favor of the merger agreement and related transactions and to take certain other actions in support of the merger agreement and related transactions. See the section entitled “The Business Combination – Related Agreements – Voting and Support Agreement.”

•
Concurrently with the execution of the merger agreement, Silver Spike and our sponsor entered into the sponsor letter agreement with WMH, pursuant to which our sponsor agreed to waive the anti-dilution protection to which it would otherwise be entitled in connection with the PIPE subscription financing, not to redeem any founder shares, to vote in favor of the Transaction Proposals, and to subject certain founder shares to earn-out restrictions if available cash at closing is less than $350 million. See the section entitled “The Business Combination – Related Agreements – Sponsor Letter Agreement.”

•
Upon the closing, the size of our board of directors will be nine (9) directors, of whom Scott Gordon is designated by Silver Spike, and of whom Chris Beals, Justin Hartfield, Douglas Francis, Tony Aquila and Fiona Tan are designated by WMH. In addition, there will be three vacancies on New WMH’s board directors upon the closing, which such vacancies will be filled by an affirmative vote of a majority of New WMH’s board directors. See the section entitled “Officers and Directors of Silver Spike After the Business Combination.”

•
Upon the closing, Silver Spike will cause the registration rights agreement, dated August 7, 2019, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement. See the section entitled “The Business Combination – Related Agreements – Amended and Restated Registration Rights Agreement.”

•
Upon the closing, New WMH, WMH and the post-merger WMH equity holders will enter into the exchange agreement, pursuant to which the post-merger WMH equity holders will be entitled from time to time at and after 180 days following the closing and subject to the procedures and restrictions set forth therein, to exchange their post-merger WMH units for Class A common stock of New WMH or, at the election of New WMH, the cash equivalent thereof. See the section entitled “The Business Combination – Related Agreements – Exchange Agreement.”

•
Upon the closing, New WMH, the holder representative and the WMH Class A equity holders will enter into the tax receivable agreement, pursuant to which New WMH will pay to WMH Class A equity holders 85% of the net income tax savings that New WMH actually realizes as a result of increases in the tax basis of WMH’s assets as a result of the exchange of common units for cash in the business combination and future exchanges of the post-merger Class A units for shares of Class A common stock or cash pursuant to the exchange agreement, and certain other tax attributes of WMH and tax benefits related to the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. See the section entitled “The Business Combination – Related Agreements – Tax Receivable Agreement.”

•
Assuming there are no redemptions of our public shares and that no additional shares are issued prior to completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Silver Spike by our public shareholders, our subscription investors, the post-merger WMH equity holders and our sponsor, officers and directors will be as follows:

•	The public shareholders would own 24,998,575 shares of Class A common stock, representing 16.7% of New WMH’s total outstanding voting power and share ownership (economic interest);
•	The subscription investors would own 32,500,000 shares of Class A common stock, representing 21.7% of New WMH’s total outstanding voting power and share ownership (economic interest);

•
Our sponsor and affiliates of our sponsor (including the SPV) would own 9,750,000 shares of Class A common stock, representing 6.5% of New WMH’s total outstanding voting power and shares of common stock (economic interest);

•
Our officers and directors (including directors nominated for election at the general meeting) would own 70,518,800 shares of Class A common stock, representing 47.1% of New WMH’s total outstanding voting power and shares of common stock (economic interest);

•	Justin Hartfield and Douglas Francis would own 57,493,627 shares of Class A common stock, representing 38.4% of New WMH’s total outstanding voting power and shares of common stock (economic interest);
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The WMH Class A equity holders would own 65,984,049 shares of Class A common stock, representing 44.1% of New WMH’s total outstanding voting power and shares of common stock (economic interest) (assuming all post-merger Class A units are converted or exchanged into shares of Class A common stock); and

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The WMH Class B equity holders would own 20,015,951 shares of Class A common stock, representing 13.4% of New WMH’s total outstanding voting power and shares of common stock (economic interest) (assuming all post-merger Class P Units are converted into shares of Class A common stock).

The preceding description of the ownership of Silver Spike’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof.
The ownership percentages set forth above do not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter. If the actual facts are different than these assumptions, the percentage ownership retained by Silver Spike’s existing shareholders in New WMH following the business combination will be different. For example, if we assume that all 12,500,000 public warrants and 7,000,000 private placement warrants were exercisable and exercised following completion of the business combination and related transactions, then the ownership of Silver Spike by our public shareholders, our subscription investors, the post-merger WMH equity holders and our sponsor, officers and directors would be as follows:
•	The public shareholders would own 37,498,575 shares of Class A common stock, representing 22.2% of New WMH’s total outstanding voting power and shares of common stock (economic interest);
•	The subscription investors would own 32,500,000 shares of Class A common stock, representing 19.2% of our total outstanding voting power and shares of common stock (economic interest);
•
Our sponsor and affiliates of our sponsor (including the SPV) would own 16,750,000 shares of Class A common stock, representing 9.9% of New WMH’s total outstanding voting power and shares of common stock (economic interest);

•
Our officers and directors (including directors nominated for election at the general meeting) would own 70,518,800 shares of Class A common stock, representing 41.7% of New WMH’s total outstanding voting power shares of common stock (economic interest);

•	Justin Hartfield and Douglas Francis would own 57,493,627 shares of Class A common stock, representing 34.0% of New WMH’s total outstanding voting power and shares of common stock (economic interest);
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The WMH Class A equity holders would own 65,984,049 shares of Class A common stock, representing 39.0% of New WMH’s total outstanding voting power and shares of common stock (economic interest) (assuming all post-merger Class A units are converted or exchanged into shares of Class A common stock); and

•
The WMH Class B equity holders would own 20,015,951 shares of Class A common stock, representing 11.8% of New WMH’s total outstanding voting power and shares of common stock (economic interest) (assuming all post-merger Class P Units are converted into shares of Class A common stock).

The preceding description of the ownership of Silver Spike’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof.

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At the closing, the founder shares will automatically convert into Class A common stock on a one-for-one basis subject to adjustment pursuant to certain anti-dilution rights, as described above in the fourth bullet point in this Summary Term Sheet.

•
The public warrants and the private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

•
Our board of directors considered various factors in determining whether to approve the merger agreement. For more information about our board’s decision-making process, see the section entitled “The Business Combination – Silver Spike’s Board of Directors’ Reasons for Approval of the Business Combination.”

•
In addition to voting on the proposal to approve and adopt the merger agreement and the transactions contemplated thereby at the general meeting, Silver Spike’s shareholders will also be asked to vote on:

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approval, for purposes of complying with applicable listing rules of Nasdaq, the issuance by New WMH of Class A common stock to certain accredited investors pursuant to the subscription agreements of Silver Spike, the proceeds of which will be used to finance the business combination and related transactions and the costs and expenses incurred in connection therewith, and shares of Class V common stock to post-merger WMH equity holders, in each case in a private placement;

•
approval by special resolution of the change of Silver Spike’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware;

•	approval of six separate proposals with respect to material differences between the existing organizational documents of Silver Spike and the proposed organizational documents of New WMH;
•	approval of the WM Technology, Inc. 2021 Equity Incentive Plan;
•	approval of the WM Technology, Inc. 2021 Employee Stock Purchase Plan; and
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approval of the adjournment of the general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposals.

Organizational Structure
The diagrams below depict simplified versions of the current organizational structures of Silver Spike and WMH, respectively.

Sponsor
Public shareholders
Silver Spike Acquisition Corp.
Silver Spike Merger Sub LLC
WMH Class A-1 and A-2 unitholders
WMH Class B and Class A-3 unitholders
WMH
Operating subsidiaries

For more information, see the sections entitled “Proposal No. 1 – The Business Combination Proposal,” “Proposal No. 2 – The Nasdaq Proposal,” “Proposal No. 3 – The Domestication Proposal,” “Proposal No. 4 – Organizational Documents Proposal A,” “Proposal No. 5 – Organizational Documents Proposal B,” “Proposal No. 6 – Organizational Documents Proposal C,” “Proposal No. 7 – Organizational Documents Proposal D,” “Proposal No. 8 – Organizational Documents Proposal E,” “Proposal No. 9 – Organizational Documents Proposal F,” “Proposal No. 10 – The Director Election Proposal,” “Proposal No. 11 – The Equity Incentive Plan Proposal,” Proposal No. 12 – The Employee Stock Purchase Plan Proposal” and “Proposal No. 13 – The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION PROPOSALS FOR SILVER SPIKE SHAREHOLDERS
The following questions and answers briefly address some commonly asked questions about the Transaction Proposals to be presented at the general meeting, including proposals relating to the business combination. The following questions and answers do not include all the information that is important to Silver Spike shareholders. We urge Silver Spike shareholders to read carefully the remainder of this proxy statement/prospectus, including the annexes and the documents incorporated by reference herein.
Q:	Why am I receiving this proxy statement/prospectus?
A:
Silver Spike shareholders are being asked to consider and vote upon, among other things, a proposal to approve the transactions contemplated by the merger agreement. The merger agreement provides, subject to the terms and conditions contained therein, that Silver Spike’s wholly owned direct subsidiary, Merger Sub, will merge with and into WMH, with WMH continuing as the surviving entity and a subsidiary of New WMH. Shareholder approval of the merger agreement and the transactions contemplated thereby is required by the merger agreement and the existing organizational documents, as well as to comply with Nasdaq listing rule 5635.

A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes and the documents incorporated by reference herein contain important information about the business combination and the other matters to be acted upon at the general meeting. You should read this proxy statement/prospectus, including the documents incorporated by reference herein, and its annexes carefully and in their entirety.
In addition, if the Domestication Proposal is approved, Silver Spike will domesticate as a Delaware corporation. Upon the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares will automatically convert, on a one-for-one basis, into shares of Class A common stock. Similarly, all of Silver Spike’s outstanding warrants will become warrants to acquire shares of Class A common stock, and no other changes will be made to the terms of any outstanding warrants as a result of the domestication.
In connection with the domestication, the existing organizational documents will be replaced by the proposed organizational documents. The provisions of the proposed organizational documents will differ materially from those of the existing organizational documents. Please see “Questions and Answers About the Transaction Proposals For Silver Spike Shareholders – What amendments will be made to the existing organizational documents of Silver Spike” below.
YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES.
Q:	Why is Silver Spike proposing the business combination?
A:	Silver Spike was organized to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
WMH is a Delaware limited liability company. WMH was founded in 2008, and operates a leading listings marketplace with one of the most comprehensive SaaS subscription offering sold to retailers and brands in the U.S. state-legal and Canadian cannabis markets. WMH also provides information on the cannabis plant and the industry and advocates for legalization. WMH addresses the challenges facing both consumers seeking to understand cannabis products and businesses seeking brand awareness in a legally compliant fashion with our Weedmaps platform and WM Business SaaS solution. The Weedmaps marketplace provides consumers with information regarding cannabis retailers and brands, as well as the strain, pricing, and other information regarding locally available cannabis products, through WMH’s website and mobile apps, permitting product discovery and online reservation of products for pickup by consumers or delivery to consumers by participating retailers. Consumers do not purchase cannabis products using Weedmaps, and all confirmation of product availability, final order entry, order fulfillment, and processing of payments is handled directly between the consumer and our client outside of the Weedmaps marketplace. WMH provides consumers with discovery channels to improve their knowledge of the local market for cannabis products, whether they are looking by strain, price, effects or form factors. WMH’s weedmaps.com site also has educational content including news articles, information about cannabis strains, a number of “how-to” guides, policy white-papers and research to allow consumers to educate themselves on cannabis and its history, uses and legal status. While consumers can discover cannabis products, brands, and retailers on WMH’s site, WMH neither sells (or fulfills purchases of) cannabis products, nor does WMH process payments for cannabis transactions across WMH’s marketplace or SaaS solutions.
See the section entitled “The Business Combination Proposal – Silver Spike’s Board of Directors’ Reasons for Approval of the Business Combination.”
Q:	What is being voted on at the general meeting?
A:	Silver Spike shareholders will vote on the following proposals at the general meeting:
1.
The Business Combination Proposal – To consider and vote upon a proposal to approve the transactions contemplated by the merger agreement, by and among Silver Spike, Merger Sub, WMH and the holder representative, pursuant to which Merger Sub will merge with and into WMH, with WMH continuing as the surviving entity and a subsidiary of New WMH, on the terms and subject to the conditions set forth therein. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A;

2.
The Nasdaq Proposal – To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, the issuance and sale by New WMH of (i) Class A common stock, par value $0.0001 per share, to certain accredited investors, in a private placement, the proceeds of which will be used to finance the business combination and related transactions and the costs and expenses incurred in connection therewith and (ii) Class V common stock, par value $0.0001 per share, to certain equity holders of WMH;

3.
The Domestication Proposal – To consider and vote upon a proposal to approve by special resolution the change of Silver Spike’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware;

4.
The Organizational Documents Proposals – To consider and vote upon six separate proposals with respect to material differences between the existing organizational documents (as amended by a special resolution of the shareholders passed on     , 2021) and the proposed organizational documents of New WMH;

5.
The Director Election Proposal – For the holders of Class B ordinary shares to consider and vote upon a proposal to elect Chris Beals, Justin Hartfield, Douglas Francis, Scott Gordon, Tony Aquila and Fiona Tan, in each case to serve as directors until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal;

6.	The Equity Incentive Plan Proposal – To consider and vote upon a proposal to approve the WM Technology, Inc. 2021 Equity Incentive Plan;
7.	The Employee Stock Purchase Plan Proposal – To consider and vote upon a proposal to approve the WM Technology, Inc. 2021 Employee Stock Purchase Plan; and
8.
The Adjournment Proposal – To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the “Transaction Proposals”).

After careful consideration, Silver Spike’s board of directors has determined that the Transaction Proposals are in the best interests of Silver Spike and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals. The existence of financial and personal interests of Silver Spike’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Silver Spike and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Transaction Proposals. See the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination” for a further discussion.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:	Why is Silver Spike providing shareholders with the opportunity to vote on the Business Combination?
A:
Under our existing organizational documents, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of the business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, we have elected to provide our shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our shareholders of the Business Combination Proposal in order to allow our public shareholders to effectuate redemptions of their public shares in connection with the closing. The approval of our shareholders of the Business Combination Proposal is also a condition to closing in the merger agreement.

Q:	What is the relationship between Silver Spike and the investors who are investing in Silver Spike in private placements to fund the business combination?
A:
Simultaneously with the consummation of our IPO and the sale of the units, we consummated a private placement of 7,000,000 warrants at a price of $1.00 per warrant, issued to our sponsor, generating total proceeds of $7,000,000.

In addition, pursuant to the subscription agreements, the subscription investors (which include a special purpose vehicle controlled by an affiliate of our sponsor through which certain investors, including our three independent directors, Richard M. Goldman Kenneth H. Landis and Orrin Devinsky, will purchase subscription shares) have committed to purchase an aggregate of 32,500,000 of Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) in a privately negotiated transaction in connection with the consummation of the business combination, for $10.00 per share, for an aggregate purchase price of $325,000,000. Please see the section entitled “The Business Combination – Related Agreements” for more information.
For more information about the interests of our sponsor, officers and directors in the business combination, see the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination.”
Q:	Will the management of Silver Spike and WMH change following the business combination?
A:
The business and affairs of New WMH will be managed under the direction of its board of directors. Following the closing, New WMH’s board will include Scott Gordon, Chairman and Chief Executive Officer of Silver Spike, and five additional directors, at least three of which shall be independent such that a majority of the board of directors is independent. In addition, we expect that there will be three vacancies on the New WMH board of directors at the time of closing. Such vacancies will be filled by majority vote of the New WMH board of directors. Subject to the terms of the proposed organizational documents, the number of directors will be fixed by New WMH’s board of directors. Please see the section entitled “Officers and Directors of New WMH After the Business Combination” for more information.

Q:	What is the form of consideration that the WMH equity holders will receive in return for the acquisition of WMH by Silver Spike?
A:
Upon the closing, the WMH limited liability company interests of the WMH equity holders will convert into the right to receive (A) certain cash consideration and (B) post-merger WMH units and, as to the WMH Class A equity holders, Class V common stock. The shares of Class V common stock provide no economic rights in New WMH to the holder of the shares of Class V common stock; however, each share of Class V common stock will entitle the holder to one vote as a common stockholder of New WMH.

Pursuant to the exchange agreement, from time to time at and after 180 days following the closing, and subject to the procedures and restrictions set forth therein, each post-merger WMH equity holder will be entitled to exchange their post-merger WMH units for Class A common stock of New WMH or, at the election of New WMH, the cash equivalent thereof. Based on the assumptions set forth under the last paragraph of the section entitled “Certain Defined Terms,” the total number of post-merger WMH units issuable to the post-merger WMH equity holders will be 86,000,000, entitling the post-merger WMH equity holders collectively to exchange them for 57.4% of New WMH’s Class A common stock in the aggregate.
Each share of Class A common stock of New WMH will provide the holder the rights to vote, receive dividends, and share in distributions in connection with a liquidation and other stockholder rights with respect to New WMH.”
Q:	What is a tax receivable agreement?
A:
In connection with the business combination, New WMH, the holder representative and the WMH Class A equity holders will enter into the tax receivable agreement. Pursuant to the tax receivable agreement, New WMH will pay to WMH Class A equity holders 85% of the net income tax savings that New WMH actually realizes as a result of the exchange of common units for cash in the business combination and future exchanges of the post-merger Class A units for shares of Class A common stock or cash pursuant to the exchange agreement, and certain other tax attributes of WMH and tax benefits related to the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. For more information on the tax receivable agreement, please see the section entitled “The Business Combination − Related Agreements − Tax Receivable Agreement.”

Q:	How were the transaction structure and consideration for the business combination determined?
A:
The business combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of Silver Spike’s management team and board of directors. The terms of the business combination were the result of extensive negotiations between Silver Spike, WMH, the holder representative and the other parties to the business combination. Please see the section entitled “The Business Combination – Background of the Business Combination” for more information. At the closing, New WMH will become the managing member of WMH and will own approximately 42.6% of the economic interest in WMH in the no redemption scenario and 25.9% of the economic interest in WMH in the maximum redemption scenario. The organizational structure is described in more detail below under “The Business Combination − The Merger Agreement − Structure.”

Q:	What conditions must be satisfied to complete the business combination?
A:
There are a number of closing conditions in the merger agreement, including the approval by our shareholders of the Transaction Proposals (other than the Adjournment Proposal) as well as certain regulatory approvals. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, see the section entitled “The Business Combination – The Merger Agreement – Conditions to Closing of the Business Combination.”

Q:
What equity stake will current Silver Spike public shareholders, the subscription investors, the post-merger WMH equity holders and our sponsor, officers and directors hold in New WMH following the consummation of the business combination?

A:
Assuming there are no redemptions of our public shares and that no additional shares are issued prior to completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Silver Spike by our public shareholders, our subscription investors, the post-merger WMH equity holders and our sponsor, officers and directors will be as follows:

•	The public shareholders would own 24,998,575 shares of Class A common stock, representing 16.7% of New WMH’s total outstanding shares of common stock;
•	Our subscription investors would own 32,500,000 shares of Class A common stock, representing 21.7% of New WMH’s total outstanding shares of common stock;

•	Our sponsor and affiliates of our sponsor (including the SPV) would own 9,750,000 shares of Class A common stock, representing 6.5% of New WMH’s total outstanding shares of common stock;
•
Our officers and directors (including directors nominated for election at the general meeting) would own 70,518,800 shares of Class A common stock, representing 47.1% of New WMH’s total outstanding shares of common stock;

•	Justin Hartfield and Douglas Francis would own 57,493,627 shares of Class A common stock, representing 38.4% of New WMH’s total outstanding shares of common stock;
•
The WMH Class A equity holders would own 65,984,049 shares of Class A common stock, representing 44.1% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class A units are converted or exchanged into shares of Class A common stock); and

•
The WMH Class B equity holders would own 20,015,951 shares of Class A common stock, representing 13.4% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class P Units are converted into shares of Class A common stock).

The preceding description of the ownership of Silver Spike’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof.
The ownership percentages set forth above do not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter. If the actual facts are different than these assumptions, the percentage ownership retained by Silver Spike’s existing shareholders in New WMH following the business combination will be different. For example, if we assume that all 12,500,000 public warrants and 7,000,000 private placement warrants were exercisable and exercised following completion of the business combination and related transactions, then the ownership of Silver Spike by our public shareholders, our subscription investors, the post-merger WMH equity holders and our sponsor, officers and directors will be as follows:
○	The public shareholders would own 37,498,575 shares of Class A common stock, representing 22.2% of New WMH’s total outstanding shares of common stock;
○	the subscription investors would own 32,500,000 shares of Class A common stock, representing 19.2% of New WMH’s total outstanding shares of common stock;
○	Our sponsor and affiliates of our sponsor (including the SPV) would own 16,750,000 shares of Class A common stock, representing 9.9% of New WMH’s total outstanding shares of common stock;
○
Our officers and directors (including directors nominated for election at the general meeting) would own 70,518,800 shares of Class A common stock, representing 41.7% of New WMH’s total outstanding shares of common stock;

○	Justin Hartfield and Douglas Francis would own 57,493,627 shares of Class A common stock, representing 34.0% of New WMH’s total outstanding voting power and shares of common stock;
○
The WMH Class A equity holders would own 65,984,049 shares of Class A common stock, representing 39.0% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class A units are converted or exchanged into shares of Class A common stock); and

○
The WMH Class B equity holders would own 20,015,951 shares of Class A common stock, representing 11.8% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class P Units are converted into shares of Class A common stock).

The preceding description of the ownership of Silver Spike’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof.
You should read “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What equity stake will current WMH equity holders hold in New WMH following the consummation of the business combination?
A:
Upon the completion of the business combination (assuming, among other things, that no Silver Spike shareholders exercise redemption rights with respect to their ordinary shares upon completion of the business combination and the other assumptions described under the last paragraph of the section entitled “Certain Defined Terms”), the WMH equity holders are expected to continue to hold approximately 57.4% of the voting interest in New WMH. The current holders of Silver Spike ordinary shares are expected to own approximately 20.9% of New WMH’s outstanding Class A common stock.

If any of Silver Spike’s shareholders exercise their redemption rights, the percentage of New WMH’s outstanding shares of Class A common stock held by the current holders of Silver Spike ordinary shares will decrease and the percentages held by the WMH equity holders will increase, in each case relative to the percentage held if none of the Silver Spike ordinary shares are redeemed. All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the last paragraph of the section entitled “Certain Defined Terms.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.
Q:	Did the board of directors of Silver Spike obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?
A:
No. The board of directors of Silver Spike did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. Silver Spike’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and expertise of Silver Spike’s advisors, enabled them to make the necessary analyses and determinations regarding the business combination. Accordingly, investors will be relying solely on the judgment of the board of directors of Silver Spike in valuing WMH’s business and assuming the risk that the board of directors of Silver Spike may not have properly valued such business.

Q:	Why is Silver Spike proposing the Nasdaq Proposal?
A:
Silver Spike is proposing the Nasdaq Proposal in order to comply with Nasdaq listing rules, which require, among other things, shareholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities or the issuance of stock or securities to any director, officer or “Substantial Shareholder.” In connection with the business combination, Silver Spike is seeking shareholder approval for the issuance of: (a) 32,500,000 shares of Class A common stock to the subscription investors in a private placement simultaneously with the closing of the business combination and (b) 65,984,049 shares of Class V common stock to the post-merger WMH equity holders. Because the number of securities that New WMH will issue to the subscription investors in connection with the business combination is equal to 20% or more of Silver Spike’s outstanding voting power and outstanding common stock in connection with the business combination, it is required to obtain shareholder approval of such issuances pursuant to Nasdaq listing rules. Shareholder approval of the Nasdaq Proposal is also a condition to closing in the merger agreement. See the section entitled “Proposal No. 2 — The Nasdaq Proposal” for additional information.”

Q:	Why is Silver Spike proposing the Domestication Proposal?
A:
Silver Spike’s shareholders are also being asked to consider and vote upon a proposal to approve a change of Silver Spike’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, which is referred to as the “domestication.” The Domestication Proposal allows Silver Spike to re-domicile as a Delaware entity. We believe that the domestication would, among other things, enable New WMH to avoid certain tax inefficiencies, including tax inefficiencies that would result if New WMH were to conduct an operating business in the United States as a foreign corporation following the business combination; provide legal, administrative, and other similar efficiencies; relocate our jurisdiction of organization to one that is the choice of domicile for many publicly traded corporations, as there is an abundance of case law to assist in interpreting the DGCL, and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and provide a favorable corporate environment which will help us compete more effectively with other publicly traded companies in raising capital and in attracting and retaining skilled and experienced personnel. See the section entitled “Proposal No. 3 – The Domestication Proposal,” for additional information.
Q:	How will the domestication affect my public shares, public warrants and units?
A:
Upon the consummation of the domestication, each of Silver Spike’s currently issued and outstanding Class A ordinary shares and Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into shares of Class A common stock. Similarly, all of Silver Spike’s outstanding warrants will become warrants to acquire the shares of Class A common stock, and no other changes will be made to the terms of any outstanding warrants as a result of the domestication.

Q:	What amendments will be made to the existing organizational documents of Silver Spike?
A:
In connection with the domestication, Silver Spike’s shareholders also are being asked to consider and vote upon a proposal to replace the existing organizational documents of Silver Spike under the Cayman Islands Companies Act with the proposed organizational documents of New WMH under the DGCL, which differ materially from the existing organizational documents.

	Existing Organizational Documents	Proposed Organizational Documents
Corporate Name (Organizational Documents Proposal A)	The existing organizational documents provide the name of the company is “Silver Spike Acquisition Corp.” See paragraph 1 of the existing organizational documents.	The proposed organizational documents provide the new name of the corporation to be “WM Technology, Inc.” See Article 1 of the proposed charter.

Exclusive Forum (Organizational Documents Proposal A)	The existing organizational documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The proposed organizational documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article 12 of the proposed charter.

Perpetual Existence (Organizational Documents Proposal A)
The existing organizational documents provide that if we do not consummate a business combination (as defined in our existing organizational documents) by July 10, 2021, Silver Spike will cease all operations except for the purposes of winding-up, liquidation and dissolution and shall redeem the shares issued in its initial public offering and liquidate its trust account.

See Article 49.6 of the existing organizational documents.

The proposed organizational documents do not contain a provision with regard to the cessation of operations if we do not consummate a business combination by July 10, 2021, and New WMH’s existence will be perpetual.

	Existing Organizational Documents	Proposed Organizational Documents
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal A)
The existing organizational documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of the existing organizational documents.
The proposed organizational documents do not include provisions related to our status as a blank check company prior to the consummation of a business combination.

Waiver of Corporate Opportunities (Organizational Documents Proposal A)	The existing organizational documents do not provide an explicit waiver of corporate opportunities for Silver Spike or its directors.	The proposed organizational documents provide an explicit waiver of corporate opportunities for New WMH and its directors, subject to certain exceptions. See Article 14 of the proposed charter.

Classified Board of Directors (Organizational Documents Proposal B)
The existing organizational documents provide that the board of directors will be divided into two classes, with each class generally serving for a term of two years and only one class of directors being elected in each year.

See Article 27 of the existing organizational documents.

The proposed organizational documents provide that the board of directors of New WMH will be divided into three classes, with each class generally serving for a term of three years and only one class of directors being elected in each year.

See Article 7.2 of the proposed charter and Section 3.02 of the proposed bylaws.

Removal for Cause (Organizational Documents Proposal C)
The existing organizational documents provide that any director may be removed from office (i) if prior to the consummation of a business combination, by an ordinary resolution of the holders of the Class B ordinary shares and (ii) if following the consummation of a business combination, by an ordinary resolution of the holders of ordinary shares.

See Article 29 of the existing organizational documents.

The proposed charter provides that, except for Preferred Stock Directors (as defined in our proposed organizational documents), any director may be removed from office at any time, but only for cause by the affirmative vote of the holders of a majority of the total voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

See Section 7.4 of the proposed charter.

Ability of Stockholder to Call a Special Meeting (Organizational Documents Proposal D)	The existing organizational documents provide that the board of directors shall, on a shareholder’s request, proceed to convene an extraordinary general meeting of Silver Spike,	The proposed organizational documents do not permit the stockholders of New WMH to call a special meeting.

	Existing Organizational Documents	Proposed Organizational Documents

provided that the requesting shareholders hold not less than 30% in par value of the issued shares entitled to vote at a general meeting.

See Article 20.3 and 20.4 of the existing organizational documents.
See Article 8.2 of the proposed charter and Section 2.03 of the proposed bylaws.

Action by Written Consent (Organizational Documents Proposal E)
The existing organizational documents provide that a resolution in writing signed by all the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 22.3 of the existing organizational documents.

The proposed organizational documents provide that, subject to the rights of the holders of shares of Class V common stock, any action required or permitted to be taken by New WMH’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

See Article 8.1 of the proposed charter and Section 2.13 of the proposed bylaws.

Authorized Shares (Organizational Documents Proposal F)
Our existing organizational documents authorize the issuance of up to 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share.

See paragraph 5 of the existing organizational documents.

The proposed charter authorizes the issuance of 1,500,000,000 shares of Class A common stock, 500,000,000 shares of Class V common stock and 75,000,000 shares of preferred stock, par value $0.0001 per share.

See Article 4 of the proposed charter.

Q:	What happens if I sell my ordinary shares before the general meeting?
A:
The record date for the general meeting is earlier than the date that the business combination is expected to be completed. If you transfer your ordinary shares after the record date, but before the general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the general meeting. However, you will not be able to seek redemption of your ordinary shares because you will no longer be able to deliver them for cancellation upon consummation of the business combination in accordance with the provisions described herein. If you transfer your ordinary shares prior to the record date, you will have no right to vote those shares at the general meeting or have those shares redeemed for a pro rata portion of the proceeds held in the trust account.

Q:	What vote is required to approve the Transaction Proposals presented at the general meeting?
A:
The Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Pursuant to our existing organizational documents, until the closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The election of each director nominee must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding Class B ordinary shares as of the record date that are present and vote at the general meeting. Approval of the Organizational Documents Proposals and the Domestication Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of at least two-thirds of the shareholders who attend and vote at the general meeting.
As further discussed in the section titled “Other Agreements—Sponsor Letter Agreement” proxy statement/prospectus, our sponsor entered into the sponsor letter agreement with Silver Spike and WMH pursuant to which our sponsor agreed to vote all of its Class B ordinary shares in favor of the business combination and related transactions and to take certain other actions in support of the merger agreement and related transactions. Accordingly, the sponsor letter agreement will increase the likelihood that we will receive the requisite stockholder approval for the business combination and related transactions and to take certain other actions in support of the merger agreement and related transactions. Because a majority of the proposals, including the Business Combination Proposal, require the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting, the affirmative vote of only approximately 37.5% of the remaining outstanding public shares of Silver Spike would be required to approve such proposals if a quorum of only a majority of the issued shares entitled to vote at the general meeting, present in person or represented by proxy.
Q:	May our sponsor, directors, officers, advisors or their affiliates purchase public shares or warrants prior to or in connection with the business combination?
A:
Prior to or in connection with the business combination, our sponsor, directors, officers, or advisors or their respective affiliates may purchase public shares or warrants. None of our sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if prohibited during a restricted period under Regulation M under the Exchange Act. Such purchases of public shares may be in privately negotiated transactions with shareholders who would have otherwise elected to have their public shares redeemed in connection with the business combination. In the event that our sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders may be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases of public shares may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the trust account.

Q:	How many votes do I have at the general meeting?
A:
Silver Spike’s shareholders are entitled to one vote at the general meeting for each ordinary share held of record as of 2021, the record date for the general meeting (the “record date”). As of the close of business on the record date, there were a combined      outstanding ordinary shares.

Q:	What constitutes a quorum at the general meeting?
A:
Holders of a majority of the issued shares entitled to vote at the general meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the general meeting. As of the record date for the general meeting,      ordinary shares, in the aggregate, would be required to achieve a quorum.

Q:	How will Silver Spike’s sponsor, directors and officers vote?
A:
In connection with the IPO, we entered into the sponsor IPO letter agreement with our sponsor and each of our directors and officers, pursuant to which each agreed to vote any ordinary shares owned by them in favor of the business combination. Concurrently with the merger agreement, we entered into the sponsor letter agreement with our sponsor and WMH, pursuant to which our sponsor agreed to waive the anti-dilution protection to which it would otherwise be entitled in connection with the PIPE subscription financing, not to redeem any founder shares, to vote in favor of the Transaction Proposals, and to subject certain founder shares to earn-out restrictions if available cash at closing is less than $350 million. Currently, shareholders that have agreed to vote ordinary shares owned by them in favor of the Transaction Proposals own approximately 20% of our issued and outstanding ordinary shares, in the aggregate, including the founder shares. See the section entitled “The Business Combination – Related Agreements – Sponsor Letter Agreement.”
Q:	What interests do the current officers and directors have in the business combination?
A:
In considering the recommendation of our board of directors to vote in favor of the business combination, shareholders should be aware that, aside from their interests as shareholders, our sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination and in recommending to shareholders that they approve the business combination. Shareholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•
the fact that 6,250,000 founder shares held by our sponsor, for which it paid approximately $25,000, will convert on a one-for-one basis, into 6,250,000 shares of Class A common stock upon the closing (assuming (x) no public shares are redeemed by public shareholders in connection with the business combination and (y) no additional Class A ordinary shares, or securities convertible into or exchangeable for Class A ordinary shares are issued by us in connection with or in relation to the consummation of the business combination), and such shares, if unrestricted and freely tradable would be valued at approximately $113,125,000, based on the closing price of our Class A ordinary shares on the Nasdaq on March 30, 2021;

•	the fact that our sponsor will lose its entire investment in us if we do not complete a business combination by July 10, 2021;
•
the fact that in connection with the business combination, we entered into the subscription agreements with the subscription investors, which include a special purpose vehicle owned by certain of our and our sponsor’s directors and officers, which provide for the purchase by the subscription investors of an aggregate of 32,500,000 Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication), for a purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the closing;

•
the fact that our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if Silver Spike fails to complete an initial business combination, including the business combination, by July 10, 2021;

•
the fact that if the trust account is liquidated, including in the event Silver Spike is unable to complete an initial business combination by July 10, 2021, our sponsor has agreed that it will be liable to Silver Spike if and to the extent any claims by a third party (other than Silver Spike’s independent auditors) for services rendered or products sold to Silver Spike, or a prospective target business with which Silver Spike has discussed entering into a transaction agreement, reduce the amounts in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•	the fact that one or more directors of Silver Spike will be a director of New WMH;
•	the continued indemnification of Silver Spike’s current directors and officers and the continuation of Silver Spike’s directors’ and officers’ liability insurance after the business combination; and
•
the fact that our sponsor, officers, directors and their respective affiliates will not be reimbursed for any out-of-pocket expenses from any amounts held in the trust account if an initial business combination is not consummated by July 10, 2021.

Q:	Do I have redemption rights?
A:
Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of December 31, 2020 of $254,187,706, the estimated per share redemption price would have been approximately $10.17. Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Silver Spike, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Silver Spike. There will be no redemption rights with respect to our warrants. Our sponsor, the holder of our Class B ordinary shares issued in a private placement prior to the IPO, has entered into the sponsor IPO letter agreement with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination. Permitted transferees of our sponsor will be subject to the same obligations.

Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of income taxes payable) in connection with the liquidation of the trust account or if we subsequently complete a different initial business combination on or prior to July 10, 2021, and such shares are tendered for redemption in connection with such different initial business combination.
We will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination.
Q:	Will how I vote affect my ability to exercise redemption rights?
A:
No. You may exercise your redemption rights whether you vote your ordinary shares for or against or abstain from voting on the Business Combination Proposal or any other Transaction Proposal described in this proxy statement/prospectus. As a result, the business combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?
A:
In order to exercise your redemption rights, you must (i) if you hold your ordinary shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, and (ii) prior to 9:30 a.m., local time, on     , 2021 (two (2) business days before the general meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzinkind@continentalstock.com

Your written request should include a certification that you are not acting in concert or as a partnership, syndicate, or other “group” (as defined in Section 13 of the Exchange Act) with any other shareholder with respect to ordinary shares. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Silver Spike, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Silver Spike. There will be no redemption rights with respect to our warrants.
Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically in order to exercise their redemption rights. Holders of outstanding units of Silver Spike must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust & Clearing Corporation (“DTCC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares. You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.
Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:
A U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” below) of ordinary shares (if the domestication does not occur) or Class A common stock (if the domestication occurs) as the case may be, that exercises its redemption rights to receive cash from the trust account in exchange for such ordinary shares or common stock may (subject to the application of the PFIC rules) be treated as selling such ordinary shares or common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares or common stock, as the case may be, that a U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the sections entitled “U.S. Federal Income Tax Considerations – Tax Consequences of the Ownership and Disposition of Silver Spike Ordinary Shares and Warrants if the Domestication Does Not Occur – Redemption of Ordinary Shares” and “U.S. Federal Income Tax Considerations – Tax Consequences of a Redemption of Class A Common Stock.”

Additionally, because the domestication will occur (if it is approved) prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the domestication. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
If the domestication occurs, a Non-U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” below) of Class A common stock that exercises its redemption rights to receive cash from the trust account in exchange for such common stock, like a U.S. Holder, will also generally be treated as selling such common stock. Gain recognized by a Non-U.S. Holder in connection with a redemption generally will not be subject to U.S. federal income tax unless certain exceptions apply. However, as with U.S. Holders, a redemption by a Non-U.S. Holder may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of common stock that a Non-U.S. Holder owns or is deemed to own (including through the ownership of warrants). Any portion of such distribution that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless such Non-U.S. Holder establishes that it is eligible for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply).
Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of such Non-U.S. Holder’s shares of Class A common stock. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a Non-U.S. Holder, see the section entitled “U.S. Federal Income Tax Considerations – Tax Consequences of a Redemption of Class A common stock.”
Q:	What are the U.S. federal income tax consequences of the Domestication Proposal?
A:
The domestication should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the domestication so qualifies, the following summarizes the consequences to U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) of the domestication:

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Silver Spike ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the domestication and does not own actually and/or constructively 10% or more of the total combined voting power of all classes of Silver Spike shares entitled to vote or 10% or more of the total value of all classes of Silver Spike shares (a “10% shareholder”) will not recognize any gain or loss and will not be required to include any part of Silver Spike’s earnings in income.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Silver Spike ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of Class A common stock in the domestication. As an alternative to recognizing gain as a result of the domestication, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the regulations promulgated under the Code (the “Treasury Regulations”) under Section 367) attributable to its Silver Spike ordinary shares provided certain other requirements are satisfied.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Silver Spike ordinary shares who on the date of the domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Silver Spike ordinary shares provided certain other requirements are satisfied.

•
As discussed further under “U.S. Federal Income Tax Considerations” below, Silver Spike believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. In the event that Silver Spike is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “U.S. Federal Income Tax Considerations – The Domestication.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear how any such regulations would apply to the warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the domestication, see the section entitled “U.S. Federal Income Tax

Considerations.” Each U.S. Holder of Silver Spike ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of Silver Spike ordinary shares for Class A common stock and Silver Spike warrants for New WMH warrants pursuant to the domestication.
Additionally, the domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s Class A common stock subsequent to the domestication.
The tax consequences of the domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the domestication, see the section entitled “U.S. Federal Income Tax Considerations.”
Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?
A:	No. The holders of our warrants have no redemption rights with respect to our warrants.
Q:	Do I have appraisal rights if I object to the business combination?
A:	No. There are no appraisal rights available to holders of ordinary shares in connection with the business combination under Cayman Islands law or the DGCL.
Q:	Do I have appraisal rights in connection with the Domestication Proposal?
A:	No. There are no appraisal rights available to holders of ordinary shares in connection with the Domestication Proposal under Cayman Islands law or the DGCL.
Q:	What happens to the funds deposited in the trust account after consummation of the business combination?
A:
If the Business Combination Proposal is approved, Silver Spike intends to use a portion of the funds held in the trust account to pay (i) tax obligations and deferred underwriting commissions from the IPO and (ii) for any redemptions of public shares. The remaining balance in the trust account, together with proceeds received from the PIPE subscription financing will be used to finance the consideration payable in the business combination and the costs and expenses incurred in connection therewith and to provide operation capital for future operations. See the section entitled “The Business Combination” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?
A:
There are certain circumstances under which the merger agreement may be terminated. See the section entitled “The Business Combination – The Merger Agreement – Termination” for additional information regarding the parties’ specific termination rights. In accordance with our existing organizational documents, if an initial business combination is not consummated by July 10, 2021, Silver Spike will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Silver Spike expects that the amount of any distribution its public shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to Silver Spike’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares.

There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete a business combination by July 10, 2021.
Q:	When is the business combination expected to be consummated?
A:
It is currently anticipated that the business combination will be consummated as promptly as possible following the general meeting of Silver Spike shareholders to be held on     , 2021, provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the business combination have been satisfied or waived. The closing is subject to certain regulatory approvals, including expiration or termination of the waiting period under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the “HSR Act”) (the waiting period under the HSR Act was terminated on January 15, 2021), and as a result, may be subject to substantial delay. The merger agreement may be terminated and the business combination and the other transactions contemplated thereby may be abandoned at any time prior to the closing if the approval of Silver Spike’s shareholders in respect of any Transaction Proposal (other than the Adjournment Proposal) is not obtained at the Silver Spike general meeting. For a description of the conditions for the completion of the business combination, see the section entitled “The Business Combination – The Merger Agreement – Conditions to Closing of the Business Combination” beginning on page 109.

Q:	What do I need to do now?
A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including “Risk Factors” and the annexes, and the documents incorporated by reference herein, and to consider how the business combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?
A:
If you were a holder of record of ordinary shares on    , 2021, the record date for the general meeting of Silver Spike shareholders, you may vote with respect to the Transaction Proposals in person at the general meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the general meeting and vote in person, obtain a proxy from your broker, bank or nominee. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal and the Domestication Proposal.

Q:	What will happen if I abstain from voting or fail to vote at the general meeting?
A:
At the general meeting, Silver Spike will count a properly executed proxy marked “ABSTAIN” with respect to a particular Transaction Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?
A:	Signed and dated proxies received by Silver Spike without an indication of how the shareholder intends to vote on a Transaction Proposal will be treated as an abstention.
Q:	If I am not going to attend the general meeting in person, should I submit my proxy card instead?
A:
Yes. Whether you plan to attend the general meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	What is a broker non-vote?
A:
Generally, a broker non-vote occurs when a bank, broker, custodian or other record holder that holds shares in “street name” is precluded from exercising voting discretion on a particular proposal because (i) the beneficial owner has not instructed the bank, broker, custodian or other record holder how to vote, and (ii) the bank, broker, custodian, or other record holder lacks discretionary voting power to vote such shares. Absent specific voting instructions from the beneficial owners of such shares, a bank, broker, custodian or other record holder does not have discretionary voting power with respect to the approval of “non-routine” matters, such as the Business Combination Proposal and the Domestication Proposal.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:	May I change my vote after I have submitted my executed proxy card?
A:
Yes. You may change your vote by sending a later-dated, signed proxy card to Silver Spike’s General Counsel at the address listed below so that it is received by our General Counsel prior to the general meeting or attend the general meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Silver Spike’s General Counsel, which must be received prior to the general meeting.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?
A:	If you have questions about the Transaction Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Silver Spike Acquisition Corp.
660 Madison Avenue, Suite 1600
New York, NY 10065
Attention: Secretary
You may also contact our proxy solicitor at:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Telephone: (212) 269-5550
(banks and brokers call collect at (877) 478-5045
Email: SSPK@dfking.com
To obtain timely delivery, our shareholders must request the materials no later than five (5) business days prior to the general meeting.

You may also obtain additional information about Silver Spike from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find Additional Information; Incorporation by Reference.”
If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares electronically to our transfer agent at least two business days prior to the general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust
Company1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzinkind@continentalstock.com
Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Silver Spike will pay the cost of soliciting proxies for the general meeting. Silver Spike has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the general meeting. Silver Spike has agreed to pay D.F. King a fee of $25,000, plus disbursements. Silver Spike will reimburse D.F. King for reasonable out-of-pocket losses, damages and expenses. Silver Spike will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of ordinary shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the business combination and the Transaction Proposals to be considered at the general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes and the documents incorporated by reference herein. See also the section entitled “Where You Can Find Additional Information; Incorporation by Reference.”
Parties to the Business Combination
Silver Spike Acquisition Corp
Silver Spike is a blank check company incorporated on June 7, 2019 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
Our units, Class A ordinary shares and warrants are currently listed on the Nasdaq under the symbol “SSPKU,” “SSPK” and “SSPKW,” respectively. The units commenced public trading on August 8, 2019 and the Class A ordinary shares and warrants commenced public trading on January 14, 2020. Upon the domestication, we intend to change our name from “Silver Spike Acquisition Corp.” to “WM Technology, Inc.,” and we intend to apply to continue the listing of our Class A common stock and warrants on Nasdaq under the symbols “MAPS” and “MAPSW” respectively. Our units will not be traded following the closing.
The mailing address of Silver Spike’s principal executive office is 660 Madison Ave., Suite 1600, New York, New York 10065. Its telephone number is (212) 905-4923. Silver Spike’s corporate website address is www.silverspikecap.com/ssac. Silver Spike’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Silver Spike Merger Sub LLC
Silver Spike Merger Sub LLC is a Delaware limited liability company and wholly owned direct subsidiary of Silver Spike formed on December 7, 2020. In the merger, Merger Sub will merge with and into WMH with WMH being the surviving entity and a subsidiary of New WMH.
The mailing address of Merger Sub’s principal executive office is 660 Madison Ave., Suite 1600, New York, New York 10065. Its telephone number is (212) 905-4923.
WM Holding Company, LLC
WM Holding Company, LLC is a Delaware limited liability company. WMH was founded in 2008, and operates a leading listings marketplace with one of the most comprehensive SaaS subscription offering sold to retailers and brands in the U.S. state-legal and Canadian cannabis markets. WMH also provides information on the cannabis plant and the industry and advocates for legalization. WMH addresses the challenges facing both consumers seeking to understand cannabis products and businesses seeking brand awareness in a legally compliant fashion with WMH’s Weedmaps platform and WM Business SaaS solution. The Weedmaps marketplace provides consumers with information regarding cannabis retailers and brands, as well as the strain, pricing, and other information regarding locally available cannabis products, through WMH’s website and mobile apps, permitting product discovery and online reservation of products for pickup by consumers or delivery to consumers participating retailers. Consumers do not purchase cannabis products using Weedmaps, and all confirmation of product availability, final order entry, order fulfillment, and processing of payments is handled directly between the consumer and our client outside of the Weedmaps marketplace. WMH provides consumers with discovery channels to improve their knowledge of the local market for cannabis products, whether they are looking by strain, price, effects or form factors. WMH’s weedmaps.com site also has educational content including news articles, information about cannabis strains, a number of “how-to” guides, policy white-papers and research to allow consumers to educate themselves on cannabis and its history, uses and legal status. While consumers can discover cannabis products, brands, and retailers on WMH’s site, WMH neither sells (or fulfills purchases of) cannabis products, nor does WMH process payments for cannabis transactions across its marketplace or SaaS solutions.
The mailing address of WMH’s principal executive office is 41 Discovery, Irvine, California 92618. Its telephone number is (844) 933-3627.

Holder Representative
Ghost Media Group, LLC is a Nevada limited liability company.
The Business Combination
On December 10, 2020, we entered into the merger agreement with WMH, Merger Sub and the Holder Representative, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into WMH with WMH being the surviving entity and a subsidiary of New WMH.
This business combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current WMH equity holders to retain their equity ownership in WMH, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger WMH units and provides potential future tax benefits for both New WMH and the post-merger WMH equity holders when they ultimately exchange their pass-through interests for shares of Class A common stock. New WMH will be a holding company, and immediately after the consummation of the business combination, its principal asset will be its ownership interests and managing member interest in WMH. We do not believe that the Up-C organizational structure will give rise to any significant business or strategic benefit or detriment.
The merger consideration to be paid to the WMH equity holders at the closing of the business combination pursuant to the merger agreement will have a value of $1.31 billion and will be paid in a mix of cash and equity consideration. At the closing, New WMH will become the managing member of WMH and will own approximately 42.6% of the economic interest in WMH in the no redemption scenario and 25.9% of the economic interest in WMH in the maximum redemption scenario.
For more information about the merger agreement and the business combination, see the section entitled “The Business Combination.”
Conditions to the Closing
•	Conditions to Obligations of Silver Spike Parties and WMH to Consummate the Business Combination
The obligations of the Silver Spike parties and WMH to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by applicable law) in writing by all of such parties:
•	all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or been terminated;
•
the shares of Class A common stock contemplated to be listed pursuant to the merger agreement must have been listed on Nasdaq and shall be eligible for continued listing on Nasdaq immediately following the closing (as if it were a new initial listing by an issuer that had never been listed prior to closing);

•	there must not be in force any applicable law or governmental order enjoining, prohibiting, making illegal or preventing the consummation of the business combination;
•	the approval of the Transaction Proposals (other than the Adjournment Proposal) by Silver Spike’s shareholders pursuant to this proxy statement/prospectus must have been obtained;
•	the approval of the WMH equity holders holding Class A units of WMH (the “WMH voting members”) must have been obtained;
•
the registration statement must have become effective in accordance with the Securities Act, no stop order has been issued by the SEC with respect to the registration statement and no action seeking such stop order has been threatened or initiated;

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Silver Spike must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after Silver Spike’s shareholders have exercised their right to redeem their shares in connection with the closing; and

•	the domestication must have been consummated.

•	Conditions to Obligations of the Silver Spike Parties to Consummate the Business Combination
The obligations of the Silver Spike parties to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Silver Spike parties:
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the representations and warranties of WMH set forth in the merger agreement (without giving effect to any materiality or “material adverse effect” or similar qualification therein), other than representations and warranties related to corporate organization of WMH and its subsidiaries, due authorization to enter the merger agreement and related documentation, capitalization of WMH and its subsidiaries, brokers’ fees and no occurrence of a material adverse effect, must be true and correct as of the date of the merger agreement and as of the closing date, as if made anew at and as of such time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

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the representations and warranties of WMH set forth in the merger agreement related to no occurrence of a material adverse effect must have been true and correct as of the date of the merger agreement and as of the closing, as if made anew at and as of that time;

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the representations and warranties of WMH set forth in the merger agreement related to corporate organization of WMH and its subsidiaries, due authorization to enter the merger agreement and related documentation, capitalization of WMH and its subsidiaries and brokers’ fees (without giving effect to any materiality or “material adverse effect” or similar qualifications therein), must have been true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of the closing, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty must have been true and correct in all respects except for de minimis inaccuracies as of such earlier date);

•	each of the covenants of WMH to be performed as of or prior to the date of closing must have been performed in all material respects;
•	from the date of the merger agreement there must have not occurred a material adverse effect;
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Silver Spike must have received (i) the amended and restated registration rights agreement, the amended operating agreement, the tax receivable agreement and the exchange agreement, in each case executed by WMH, WMH equity holders or the holder representative, as applicable and (ii) a certificate signed by an authorized officer of WMH, dated as of the date of the closing, certifying that the preceding five bullets above have been satisfied;

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if the closing has not occurred prior to February 16, 2021, WMH must have delivered to Silver Spike the audited financial statements of WMH and its subsidiaries as of and for the year ended December 31, 2020, prepared in accordance with GAAP and Regulation S-X and audited by WMH’s independent auditor.

•	Conditions to Obligations of WMH to Consummate the Business Combination
The obligation of WMH to consummate the business combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by WMH:
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each of the representations and warranties of the Silver Spike parties set forth in the merger agreement (without giving effect to any materiality or “Silver Spike material adverse effect” or similar qualifications therein), other than the representations and warranties set forth in the corporate organization of the Silver Spike parties, due authorization to enter the merger agreement and related documentation, capitalization of the Silver Spike parties, brokers’ fees and no occurrence of a material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of closing, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Silver Spike material adverse effect;

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the representations and warranties of the Silver Spike parties contained in the no occurrence of a Silver Spike material adverse effect representation have been true and correct as of the date of the merger agreement and as of the closing date, as if made anew at and as of that time;

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each of the representations and warranties of the Silver Spike parties set forth in the merger agreement related to corporate organization of the Silver Spike parties, due authorization to enter the merger agreement and related documentation, capitalization of the Silver Spike parties and brokers’ fees (without giving effect to any materiality or “Silver Spike material adverse effect” or similar qualifications therein), must have been true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of closing date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date);

•	each of the covenants of the Silver Spike parties to be performed as of or prior to the closing must have been performed in all material respects;
•	from the date of the merger agreement there must not have been a Silver Spike material adverse effect;
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WMH must have received (i) the amended and restated registration rights agreement, the amended operating agreement, the tax receivable agreement and the exchange agreement, in each case executed by New WMH and (ii) a certificate signed by an officer of New WMH, dated the date of closing, certifying that the conditions described in the preceding five bullets above have been fulfilled;

•	The available cash must be greater than or equal to $300,000,000.
Other Agreements
The following agreements were entered into or will be entered into in connection with the business combination, the merger agreement and the other transactions contemplated thereby:
Voting and Support Agreements
Concurrently with the execution of the merger agreement, the WMH voting and support members entered into the voting and support agreements in favor of Silver Spike and WMH and their respective successors.
In the voting and support agreements, the WMH voting members agreed to vote all of their WMH equity interests in WMH in favor of the merger agreement and related transactions and to take certain other actions in support of the merger agreement and related transactions. The voting and support agreements also prevent the WMH voting and support members from transferring their voting rights with respect to their WMH equity interests in WMH or otherwise transferring their WMH equity interests in WMH prior to the meeting of WMH’s members to approve the merger agreement and related transactions, except for certain permitted transfers. The WMH voting and support members also each agreed, with certain exceptions, to a lock-up for a period of 180 days after the closing with respect to any securities of New WMH or WMH that they receive as merger consideration under the merger agreement.
See the section entitled “The Business Combination – Related Agreements.”
Sponsor Letter Agreement
Concurrently with the execution of the merger agreement, our sponsor entered into the sponsor letter agreement with Silver Spike and WMH pursuant to which our sponsor agreed to vote all of its Class B ordinary shares in favor of the business combination and related transactions and to take certain other actions in support of the merger agreement and related transactions. Our sponsor also agreed that, in the event that the sum of (i) the amount of cash available to be released from the trust account of Silver Spike (after giving effect to all payments made as a result of the completion of all Silver Spike share redemptions) and (ii) the net amount of proceeds actually received by Silver Spike pursuant to the PIPE subscription financing is less than $350,000,000, then 15% of our sponsor’s ordinary shares will be deemed to be “deferred founder shares,” and a corresponding number of post-merger WMH units held by New WMH will be deemed to be “deferred earnout units.” Our sponsor agreed that it will not transfer and, subject to the achievement of certain milestones, may be required to forfeit, any such deferred sponsor shares

(in which case a corresponding number of deferred company units will be forfeited), subject to the terms of the sponsor letter agreement. Our sponsor also waived certain anti-dilution protection to which it would otherwise be entitled in connection with the PIPE subscription financing.
See the section entitled “The Business Combination – Related Agreements.”
Exchange Agreement
New WMH, WMH and the post-merger WMH equity holders will enter into an exchange agreement at the time of the business combination under which the post-merger WMH equity holders (or certain permitted transferees thereof) will have the right from time to time at and after 180 days following the closing of the business combination (subject to the terms of the exchange agreement) to exchange their post-merger WMH units (in the case of post-merger Class A units, together with an equal number of shares of Class V common stock) for shares of New WMH Class A common stock or, at New WMH’s election, the cash equivalent thereof. New WMH may impose additional restrictions on exchanges that it determines to be necessary or advisable so that WMH is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
See the section entitled “The Business Combination – Related Agreements.”
Amended and Restated Registration Rights Agreement
Currently, our sponsor has the benefit of registration rights with respect to our securities that it holds pursuant to a registration rights agreement entered into in connection with our initial public offering.
In connection with closing of the business combination, our sponsor and the other investors will enter into an amended and restated registration rights agreement. As a result, our sponsor and the other investors will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three such demand registrations for our sponsor and three such demand registrations for the other investors thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10.0 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25.0 million but in excess of $10.0 million in any 12-month period.
In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us subsequent to the consummation of the business combination.
We have also agreed to file within 45 days of closing of the business combination a resale shelf registration statement covering the resale of all registrable securities.
Finally, pursuant to the subscription agreements with the subscription investors, we have agreed that we will use our reasonable best efforts to
•	file within 15 business days after the closing of the business combination a registration statement with the SEC for a secondary offering of shares of our common stock;
•
cause such registration statement to be declared effective promptly thereafter, but in no event later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies Silver Spike that it will “review” the registration statement) after closing and (ii) the 5th business day after the date Silver Spike is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, as the case may be; and

•
maintain the effectiveness of such registration statement until the earliest of (A) the fifth anniversary of the closing, (B) the date on which the subscription investors cease to hold any shares of common stock issued pursuant to the subscription agreements, or (C) on the first date on which the subscription investors can sell all of their shares issues pursuant to the subscription agreements (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the manner of sale or amount of such securities that may be sold. Silver Spike will bear the cost of registering these securities.

See the section entitled “The Business Combination – Related Agreements.”
Tax Receivable Agreement
In connection with the business combination, New WMH, the holder representative and the WMH Class A equity holders, will enter into the tax receivable agreement. Pursuant to the tax receivable agreement, New WMH will pay to the WMH Class A equity holders 85% of the net income tax savings that New WMH actually realizes as a result of increases in the tax basis of WMH’s assets as a result of the exchange of common units for cash in the business combination and future exchanges of the post-merger Class A units for shares of Class A common stock, or cash, pursuant to the exchange agreement and certain other tax attributes of WMH and tax benefits related to the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.”
See the section entitled “The Business Combination – Related Agreements.”
PIPE Subscription Agreements
In connection with the execution of the merger agreement, we entered into subscription agreements with certain subscription investors pursuant to which we have agreed to issue and sell to the subscription investors, in the aggregate, $325,000,000 of Silver Spike’s Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) at a purchase price of $10.00 per share. The closing of the PIPE subscription financing will occur immediately prior to the closing, and is subject to customary closing conditions, including the satisfaction or waiver of the conditions set forth in the merger agreement. Such subscription investors were granted registration rights as described above under the heading “—Amended and Restated Registration Rights Agreement” above.
See the section entitled “The Business Combination – Related Agreements.”
Amended Operating Agreement
Concurrently with the closing, the WMH current operating agreement will be further amended and restated in its entirety to become the amended operating agreement.
Rights of the Units
Pursuant to the amended operating agreement, the post-merger WMH units will be entitled to share in the profits and losses of WMH and to receive distributions as and if declared by the managing member of WMH and will have no voting rights. The amended operating agreement generally establishes the rights and vesting conditions of the LTIP Units (as defined in the amended operating agreement) and the post-merger Class P units, which are treated as profits interests in WMH, and may be offered to directors, employees, officers, consultants or other service providers. LTIP Units and post-merger Class P units have all the rights, privileges, preferences, and obligations as are specifically provided for in the amended operating agreement, and as may otherwise be generally applicable to all classes of Units, however, LTIP Units and post-merger Class P units are not entitled to vote on any matter subject to a vote of the members, except as otherwise required by law.
Management
New WMH, as the managing member of WMH, will have the sole vote on all matters that require a vote of members under the amended operating agreement or applicable law. The business, property and affairs of WMH will be managed solely by the managing member, and the managing member cannot be removed or replaced except by the incumbent managing member.
Distributions
New WMH, as managing member of WMH may, in its sole discretion, authorize distributions to the WMH members (to the extent of available cash, as defined in the amended operating agreement). Subject to provisions in the amended operating agreement governing tax distributions and the treatment of post-merger Class P units and LTIP Units (as defined in the amended operating agreement), all such distributions will be made pro rata in accordance each member’s number of post-merger WMH units.
The holders of post-merger WMH units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of WMH. Net profits and net losses of WMH will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of post-merger WMH units. The amended operating agreement will provide for pro rata cash distributions to the holders of post-merger WMH units for purposes of funding their tax obligations in respect of the taxable income of WMH that is allocated to them. Generally, these tax distributions will be computed based on WMH’s estimate of the net taxable income of WMH allocable to each holder of post-merger WMH units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of California or New York, New York (taking into account the non-deductibility of certain expenses, the character of our income, and the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code). As a result of (i) potential differences in the amount of net taxable income allocable to New WMH and the other post-merger WMH unit holders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating WMH’s distribution obligations, New WMH may receive tax distributions significantly in excess of its tax liabilities and obligations to make payments under the tax receivable agreement.
Upon the liquidation or winding up of WMH, subject to the treatment of post-merger Class P units and LTIP Units (as defined in the amended operating agreement) and tax distributions, all net proceeds thereof will be distributed in accordance with each member’s number of post-merger WMH units.
Transfer Restrictions
The amended operating agreement will contain restrictions on transfers of units and will require the prior consent of the managing member for such transfers, except in specified cases, including (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of post-merger WMH units for shares of Class A common stock or cash pursuant to the exchange agreement.
See the section entitled “The Business Combination – Related Agreements.”
Interests of Certain Persons in the Business Combination
When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the business combination, our shareholders should be aware that our sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders that they approve the business combination. Our shareholders should take these interests into account in deciding whether to approve the business combination. These interests include:
•	the fact that certain of our directors and officers are principals of our sponsor;
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the fact that 6,250,000 founder shares held by our sponsor, for which it paid approximately $25,000, will convert on a one-for-one basis, into 6,250,000 shares of Class A common stock upon the closing (assuming (x) no public shares are redeemed by public shareholders in connection with the business combination and (y) no additional Class A ordinary shares, or securities convertible into or exchangeable for Class A ordinary shares are issued by us in connection with or in relation to the consummation of the business combination), and such shares, if unrestricted and freely tradable would be valued at approximately $113,125,000, based on the closing price of our Class A ordinary shares on the Nasdaq on March 30, 2021;

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the fact that our sponsor holds 7,000,000 private placement warrants purchased in a private placement that closed simultaneously with the consummation of the IPO that would expire worthless if a business combination is not consummated by July 10, 2021;

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the fact that in connection with the business combination, we entered into the subscription agreements with the subscription investors, which include a special purpose vehicle managed by an affiliate of our sponsor and in which our independent directors are investors, which provide for the purchase by the subscription investors of an aggregate of 32,500,000 Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication), for an aggregate purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the closing;

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the fact that our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if Silver Spike fails to complete an initial business combination, including the business combination, by July 10, 2021;

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the fact that if the trust account is liquidated, including in the event Silver Spike is unable to complete an initial business combination by July 10, 2021, our sponsor has agreed that it will be liable to Silver Spike if and to the extent any claims by a third party (other than Silver Spike’s independent auditors) for services rendered or products sold to Silver Spike, or a prospective target business with which Silver Spike has discussed entering into a transaction agreement, reduce the amounts in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;
•	the fact that one or more directors of Silver Spike will be a director of New WMH;
•	the continued indemnification of Silver Spike’s current directors and officers and the continuation of Silver Spike’s directors’ and officers’ liability insurance after the business combination;
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the fact that our sponsor, officers, directors and their respective affiliates will not be reimbursed for any out-of-pocket expenses from any amounts held in the trust account if an initial business combination is not consummated by July 10, 2021.

Reasons for Approval of the Business Combination
Silver Spike’s board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, Silver Spike’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Silver Spike’s board of directors may have given different weight to different factors.
For a more complete description of Silver Spike’s reasons for the approval of the business combination and the recommendation of Silver Spike’s board of directors, see the section entitled “The Business Combination – Silver Spike’s Board of Directors’ Reasons for Approval of the Business Combination.”
Redemption Rights
Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of December 31, 2020 of $254,187,706, the estimated per share redemption price would have been approximately $10.17. Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Silver Spike, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Silver Spike. There will be no redemption rights with respect to our warrants. Our sponsor, the holder of our Class B ordinary shares issued in a private placement prior to the IPO, has entered into the sponsor IPO letter agreement with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination. Permitted transferees of our sponsor will be subject to the same obligations.
Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of income taxes payable) in connection with the liquidation of the trust account or if we subsequently complete a different initial business combination on or prior to July 10, 2021, and such shares are tendered for redemption in connection with such different initial business combination.

We will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination.
Each redemption of public shares by our public shareholders will decrease the amount in our trust account, which held $254,187,706 as of December 31, 2020. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “General Meeting of Silver Spike Shareholders – Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Conversion of Founder Shares
The Class B ordinary shares held by our initial shareholders will automatically convert into Class A common stock at closing following the completion of the business combination on a one-for-one basis, subject to adjustment. Assuming no additional Class A ordinary shares, or securities convertible into or exchangeable for, Class A ordinary shares are issued, by us in connection with or in relation to the consummation of the business combination, the 6,250,000 Class B ordinary shares will, pursuant to the existing organizational documents, automatically convert, on a one-for-one basis, into 6,250,000 shares of Class A common stock at closing.
Impact of the Business Combination on Silver Spike’s Public Float
Assuming there are no redemptions of our public shares and that no additional shares are issued prior to completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Silver Spike by our public shareholders, our subscription investors, the post-merger WMH equity holders and our sponsor, officers and directors would be as follows:
•	The public shareholders would own 24,998,575 shares of Class A common stock, representing 16.7% of New WMH’s total outstanding shares of common stock;
•	The subscription investors would own 32,500,000 shares of Class A common stock, representing 21.7% of New WMH’s total outstanding shares of common stock;
•	Our sponsor and affiliates of our sponsor (including the SPV) would own 9,750,000 shares of Class A common stock, representing 6.5% of New WMH’s total outstanding shares of common stock;
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Our officers and directors (including directors nominated for election at the general meeting) would own 70,518,800 shares of Class A common stock, representing 47.1% of New WMH’s total outstanding shares of common stock;

•	Justin Hartfield and Douglas Francis would own 57,493,627 shares of Class A common stock, representing 38.4% of New WMH’s total outstanding shares of common stock;
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The WMH Class A equity holders would own 65,984,049 shares of Class A common stock, representing 44.1% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class A units are converted or exchanged into shares of Class A common stock); and

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The WMH Class B equity holders would own 20,015,951 shares of Class A common stock, representing 13.4% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class P Units are converted into shares of Class A common stock).

The preceding description of the ownership of Silver Spike’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof.
The ownership percentages set forth above do not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter. If the actual facts are different than these assumptions, the percentage ownership retained by Silver Spike’s existing shareholders in New WMH following the business combination will be different. For example, if we assume that all 12,500,000 public warrants and 7,000,000 private placement warrants were exercisable and exercised following completion of the business combination and related transactions, then the ownership of Silver Spike by our public shareholders, our subscription investors, the post-merger WMH equity holders and our sponsor, officers and directors would be as follows:
•	The public shareholders would own 37,498,575 shares of Class A common stock, representing 22.2% of New WMH’s total outstanding shares of common stock;
•	The subscription investors would own 32,500,000 shares of Class A common stock, representing 19.2% of New WMH’s total outstanding shares of common stock;
•	Our sponsor and affiliates of our sponsor (including the SPV) would own 16,750,000 shares of Class A common stock, representing 9.9% of New WMH’s total outstanding shares of common stock;
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Our officers and directors (including directors nominated for election at the general meeting) would own 70,518,800 shares of Class A common stock, representing 41.7% of New WMH’s total outstanding shares of common stock;

•	Justin Hartfield and Douglas Francis would own 57,493,627 shares of Class A common stock, representing 34.0% of New WMH’s total outstanding voting power and shares of common stock;
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The WMH Class A equity holders would own 65,984,049 shares of Class A common stock, representing 39.0% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class A units are converted or exchanged into shares of Class A common stock); and

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The WMH Class B equity holders would own 20,015,951 shares of Class A common stock, representing 11.8% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class P Units are converted into shares of Class A common stock).

The preceding description of the ownership of Silver Spike’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof.
You should read “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Board of Directors of New WMH Following the Business Combination
Upon the closing, assuming the election of each of the director nominees, New WMH’s board of directors will consist of six (6) directors, of whom Scott Gordon will be designated by Silver Spike, and Christopher Beals, Justin Hartfield, Douglas Francis, Tony Aquila and Fiona Tan will be designated by WMH. See “Proposal No. 10 – The Director Election Proposal.” In addition, there will be three vacancies on New WMH’s board directors upon the closing, which such vacancies will be filled by an affirmative vote of a majority of New WMH’s board directors.
Information about the current Silver Spike directors and executive officers can be found in the section entitled “Where You Can Find Additional Information; Incorporation by Reference – Silver Spike SEC Filings.”
Accounting Treatment
The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Silver Spike is treated as the “acquired” company and WMH is treated as the acquirer for financial statement reporting purposes. WMH has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Post-merger WMH Class A equity holders, through their ownership of the Class V common stock, will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 50% of the voting interest in each scenario;

•	WMH’s directors will represent the majority of the new board of directors of the combined company;
•	WMH’s senior management will be the senior management of the combined company; and
•	WMH is the larger entity based on historical operating activity and has the larger employee base.
Accordingly, for accounting purposes, the business combination will be treated as the equivalent of WMH issuing stock for the net assets of Silver Spike, accompanied by a recapitalization. The net assets of Silver Spike will be stated at historical cost, with no goodwill or other intangible assets recorded.

Appraisal Rights
Appraisal rights are not available to Silver Spike shareholders in connection with the business combination.
Proposals to be Put to the Shareholders of Silver Spike General Meeting
The following is a summary of the Transaction Proposals to be put to the general meeting.
The Business Combination Proposal
Our shareholders are being asked to approve, by ordinary resolution, the transactions contemplated by the merger agreement, pursuant to which Merger Sub will be merged with and into WMH, whereupon the separate limited liability company existence of Merger Sub will cease and WMH will be the surviving company and continue in existence as a subsidiary of New WMH, on the terms and subject to the conditions set forth therein.
For a more detailed summary of the merger agreement and the business combination, including the background of the business combination, Silver Spike’s board of directors’ reasons for the business combination and related matters, see “The Business Combination” beginning on page 107. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the merger agreement in its entirety before voting on the Business Combination Proposal.
After consideration of the factors identified and discussed in the section entitled “The Business Combination – Silver Spike’s Board of Directors’ Reasons for Approval of the Business Combination,” Silver Spike’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for its IPO, including that the business of WMH had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the merger agreement.
If there are insufficient votes to approve the Business Combination Proposal at the general meeting, Silver Spike’s board of directors may submit the Adjournment Proposal for a vote.
The Nasdaq Proposal
For purposes of complying with the Nasdaq Stock Market Listing Rules 5635(a), (b) and (d), our shareholders are being asked to approve the issuance of an aggregate of (i) 32,500,000 shares of Class A common stock to the subscription investors pursuant to the subscription agreements and (ii) 65,984,049 shares of Class V common stock to post-merger WMH equity holders pursuant to the merger agreement.
If there are insufficient votes to approve the Business Combination Proposal at the general meeting, Silver Spike’s board of directors may submit the Adjournment Proposal for a vote.
For additional information, see “The Nasdaq Proposal” section of this proxy statement/ prospectus.
The Domestication Proposal
Our shareholders are also being asked to approve, by special resolution, a change of Silver Spike’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware. Accordingly, while Silver Spike is currently governed by the Cayman Islands Companies Act, upon domestication, New WMH will be governed by the DGCL. There are differences between the Cayman Islands Companies Act and the DGCL. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”
On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares will automatically convert, on a one-for-one basis, into shares of Class A common stock.
See the section entitled “The Domestication” for more detailed information regarding the domestication.
The Organizational Documents Proposal
Our shareholders are also being asked to approve the Organizational Documents Proposals, which, if approved, will replace our existing organizational documents with the proposed organizational documents. The proposed organizational documents differ in certain material respects from the existing organizational documents and we urge shareholders to carefully consult the information set out in the “Organizational Documents Proposals” sections, the relevant Questions and Answers (including the chart of material differences included therein) and the proposed organizational documents of New WMH, attached hereto as Annexes B and C.
Silver Spike’s shareholders are asked to consider and vote upon and to approve by special resolution six separate proposals in connection with the replacement of the existing organizational documents with the proposed organizational documents. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the proposed organizational documents.
Our shareholders are also being asked to approve Organizational Documents Proposals A through F, which are, in the judgment of our board of directors, necessary to adequately address the needs of New WMH after the business combination:
	Existing Organizational Documents	Proposed Organizational Documents
Corporate Name (Organizational Documents Proposal A)	The existing organizational documents provide the name of the company is “Silver Spike Acquisition Corp.” See paragraph 1 of the existing organizational documents.	The proposed organizational documents provide the new name of the corporation to be “WM Technology, Inc.” See Article 1 of the proposed charter.

Exclusive Forum (Organizational Documents Proposal A)	The existing organizational documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The proposed organizational documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article 12 of the proposed charter.

Perpetual Existence (Organizational Documents Proposal A)
The existing organizational documents provide that if we do not consummate a business combination (as defined in our existing organizational documents) by July 10, 2021, Silver Spike will cease all operations except for the purposes of winding-up, liquidation and dissolution and shall redeem the shares issued in its initial public offering and liquidate its trust account.

See Article 49.6 of the existing organizational documents.

The proposed organizational documents do not contain a provision with regard to the cessation of operations if we do not consummate a business combination by July 10, 2021 and New WMH’s existence will be perpetual.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal A)	The existing organizational documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The proposed organizational documents do not include provisions related to our status as a blank check company prior to the consummation of a business combination.

	Existing Organizational Documents	Proposed Organizational Documents
See Article 49 of the existing organizational documents.

Waiver of Corporate Opportunities (Organizational Documents Proposal A)	The existing organizational documents do not provide an explicit waiver of corporate opportunities for Silver Spike or its directors.	The proposed organizational documents provide an explicit waiver of corporate opportunities for New WMH and its directors, subject to certain exceptions. See Article 14 of the proposed charter.

Classified Board of Directors (Organizational Documents Proposal B)
The existing organizational documents provide that the board of directors will be divided into two classes, with each class generally serving for a term of two years and only one class of directors being elected in each year.

See Article 27 of the existing organizational documents.

The proposed organizational documents provide that the board of directors of New WMH will be divided into three classes, with each class generally serving for a term of three years and only one class of directors being elected in each year.

See Article 7.2 of the proposed charter and Section 3.02 of the proposed bylaws.

Removal for Cause (Organizational Documents Proposal C)
The existing organizational documents provide that any director may be removed from office (i) if prior to the consummation of a business combination, by an ordinary resolution of the holders of the Class B ordinary shares and (ii) if following the consummation of a business combination, by an ordinary resolution of the holders of ordinary shares.

See Article 29 of the existing organizational documents.

The proposed charter provides that, except for Preferred Stock Directors (as defined in our proposed organizational documents), any director may be removed from office at any time, but only for cause by the affirmative vote of the holders of a majority of the total voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

See Section 7.4 of the proposed charter.

Ability of Stockholder to Call a Special Meeting (Organizational Documents Proposal D)
The existing organizational documents provide that the board of directors shall, on a shareholder’s request, proceed to convene an extraordinary general meeting of Silver Spike, provided that the requesting shareholders hold not less than 30% in par value of the issued shares entitled to vote at a general meeting.
The proposed organizational documents do not permit the stockholders of New WMH to call a special meeting. See Article 8.2 of the proposed charter and Section 2.03 of the proposed bylaws.

	Existing Organizational Documents	Proposed Organizational Documents
See Article 20.3 and 20.4 of the existing organizational documents.

Action by Written Consent (Organizational Documents Proposal E)
The existing organizational documents provide that a resolution in writing signed by all the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 22.3 of the existing organizational documents.

The proposed organizational documents provide that, subject to the rights of the holders of shares of Class V common stock, any action required or permitted to be taken by New WMH’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

See Article 8.1 of the proposed charter and Section 2.13 of the proposed bylaws.

Authorized Shares (Organizational Documents Proposal F)
Our existing organizational documents authorize the issuance of up to 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share.

See paragraph 5 of the existing organizational documents.

The proposed charter authorizes the issuance of 1,500,000,000 shares of Class A common stock, 500,000,000 shares of Class V common stock and 75,000,000 shares of preferred stock, par value $0.0001 per share.

See Article 4 of the proposed charter.

The Director Election Proposal
Our shareholders are also being asked to approve the Director Election Proposal. Following the domestication, our board of directors will be divided into three classes, with only one class of directors being elected in each year. Each class of directors will generally serve for a three-year term. Pursuant to our existing organizational documents, prior to the closing, only holders of Class B ordinary shares can appoint or remove directors. As such, only holders of Class B ordinary shares will be entitled to vote at the general meeting to elect directors.
For additional information, see the section entitled “The Director Election Proposal” of this proxy statement/prospectus.
The Equity Incentive Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Equity Incentive Plan Proposal. The purpose of the WM Technology, Inc. 2021 Equity Incentive Plan is to enable New WMH to offer its employees, directors and other individual service providers long-term equity-based incentives in New WMH, thereby attracting, retaining and rewarding such individuals, and strengthening the mutuality of interests between such individuals and New WMH’s stockholders.
For additional information, see “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus.
The Employee Stock Purchase Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. The purpose of the WM Technology, Inc. 2021 Employee Stock Purchase Plan is to provide eligible employees with an opportunity to increase their proprietary interest in the success of New WMH by purchasing common stock from New WMH on favorable terms and to pay for such purchases through payroll deductions, thereby providing eligible employees with an opportunity to increase their proprietary interest in the success of New WMH, motivating recipients to offer their maximum effort to New WMH and help focus them on the creation of long-term value consistent with the interests of our stockholders.
For additional information, see “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus.
The Adjournment Proposal
In the event that there are insufficient votes to approve the other Transaction Proposals, Silver Spikes’s board of directors may present a proposal to adjourn the general meeting to   or dates to permit further solicitation of proxies.
For additional information, see “The Adjournment Proposal” section of this proxy statement/prospectus.
Date, Time and Place of General Meeting
The general meeting will be held at   , local time, on    , 2021, at the offices of Silver Spike, at 660 Madison Avenue, Suite 1600, New York, New York 10065, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Transaction Proposals.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the general meeting if you owned ordinary shares at the close of business on    , 2021, which is the record date for the general meeting. You are entitled to one vote for each ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 24,998,575 Class A ordinary shares of Silver Spike outstanding and 6,250,000 Class B ordinary shares of Silver Spike outstanding.
Proxy Solicitation
Silver Spike has engaged D.F. King to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “General Meeting of Silver Spike Shareholders– Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the General Meeting
A quorum of Silver Spike shareholders is necessary to hold a valid meeting. A quorum will be present at the general meeting if a majority of the issued shares entitled to vote at the general meeting is represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals.
The Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Pursuant to our existing organizational documents, until the closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The election of each director nominee or re-nominee, as applicable, must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding Class B ordinary shares as of the record date that are present and vote at the general meeting. Approval of the Organizational Documents Proposals and the Domestication Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of at least two-thirds of the shareholders who attend and vote at the general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals. A shareholder’s failure to vote by proxy or to vote in person at the general meeting will not be counted towards the number of ordinary shares required to validly establish a quorum, and if a valid quorum is otherwise established, will have no effect on the outcome of any vote on any of the Transaction Proposals.
The closing is conditioned on the approval of the Transaction Proposals (other than the Adjournment Proposal) at the general meeting.
Recommendation to Silver Spike Shareholders
After careful consideration, Silver Spike’s board of directors recommends that Silver Spike’s shareholders vote “FOR” each Transaction Proposal being submitted to a vote of Silver Spike’s shareholders at the general meeting.
For a more complete description of Silver Spike’s reasons for the approval of the business combination and the recommendation of Silver Spike’s board of directors, see the section entitled “The Business Combination – Silver Spike’s Board of Directors’ Reasons for Approval of the Business Combination.”
When you consider the recommendation of the board of directors to vote in favor of approval of these Transaction Proposals, you should keep in mind that our sponsor and certain of our directors and officers have interests have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. Please see the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination.”
Comparison of Corporate Governance and Shareholder Rights
The domestication will change Silver Spike’s jurisdiction of incorporation from the Cayman Islands to Delaware and, as a result, Silver Spike’s existing organizational documents will change and will be governed by the DGCL rather than Cayman Islands Companies Act. There are differences between Cayman Islands corporate law, which currently governs Silver Spike, and Delaware corporate law, which will govern New WMH following the domestication. Additionally, there are differences between the proposed organizational documents of New WMH and the existing organizational documents of Silver Spike.
For a summary of the material differences among the rights of holders of Class A common stock of New WMH and holders of ordinary shares of Silver Spike see “Comparison of Corporate Governance and Shareholder Rights” and “The Organizational Documents Proposals.”
Regulatory Matters
The business combination and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirements or approvals, except for (i) required filings under the HSR Act and (ii) upon approval of the Domestication Proposal, filings with the Cayman Islands and the State of Delaware necessary to effectuate the domestication. On December 23, 2020, Silver Spike made the filings required to be made under the HSR Act and requested early termination. Early termination of the HSR waiting period was granted on January 15, 2021.
Risk Factors
In evaluating the Transaction Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the documents incorporated by reference herein, and especially consider the factors discussed in the section entitled “Risk Factors.”
Litigation Relating to the Merger
Beginning on January 27, 2021, purported shareholders of Silver Spike filed or threatened to file lawsuits in connection with the merger, including two actions filed in the Supreme Court of the State of New York, captioned, Brait v. Silver Spike Acquisition Corp., et al., Index No. 650629/2021 (N.Y. Sup. Ct.), and Stout v. Silver Spike Acquisition Corp., et al., No. 650686/2021 (N.Y. Sup. Ct.). The operative complaints in the Brait and Stout actions allege that this proxy/prospectus omits material information related to the business combination, and asserts claims for breach of fiduciary duty against certain of Silver Spike’s current officers and directors and for aiding and abetting breach of fiduciary duty against Silver Spike. The Stout complaint also asserts aiding and abetting claims against WMH and Merger Sub. Plaintiffs seek injunctive relief to enjoin the proposed merger and to require defendants to issue supplemental disclosures as outlined in the complaints or, in the event the transaction is consummated in the absence of such supplemental disclosures, an order rescinding the transaction and awarding rescissory damages. Plaintiffs also seek an award of attorneys’ fees and costs. Silver Spike has received similar demands from other purported shareholders of Silver Spike, including one that attached a draft complaint, styled Fusco v. Silver Spike Acquisition Corp., et al., asserting similar fiduciary duty claims as in the Brait and Stout actions, as well as separate claims for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934; the draft complaint seeks an injunction of the proposed merger, pending dissemination of supplemental disclosures, unspecified damages and attorneys’ fees and costs. The defendants believe that the claims made in these lawsuits are without merit.
There can be no assurances that additional complaints or demands will not be filed or made with respect to the merger. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither Silver Spike nor WMH will necessarily announce them.
Please see the section entitled “The Business Combination – Litigation Relating to the Merger.”
Emerging Growth Company
Silver Spike is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to non-emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Silver Spike intends to take advantage of the benefits of this extended transition period. This may make comparison of Silver Spike’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Silver Spike will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of its initial public offering or (b) in which it has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), and (2) the date on which (x) it is deemed to be a large accelerated filer, which means the market value of its Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, or (y) the date on which it has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SILVER SPIKE
The following tables set forth a summary of our historical consolidated financial data as of, and for the periods ended on, the dates indicated. The selected historical statements of operations data of Silver Spike for the period from June 7, 2019 (inception) through December 31, 2019, and the historical balance sheet data as of December 31, 2019, are derived from Silver Spike’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical statements of operations data of Silver Spike for the nine months ended September 30, 2019 and 2020 and the balance sheet data as of September 30, 2019 and 2020 are derived from Silver Spike’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. In Silver Spike’s management’s opinion, the unaudited interim financial statements include all adjustments necessary to state fairly Silver Spike’s financial position as of September 30, 2019 and September 30, 2020, and the results of operations for the nine months ended September 30, 2020 and for the period from June 7, 2019 (inception) through September 30, 2019. Silver Spike’s historical results are not necessarily indicative of the results that may be expected in the future and Silver Spike’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. You should read the following selected historical financial data together with “Silver Spike’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Silver Spike’s financial statements and related notes in Silver Spike’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein and attached as Annex I to this proxy statement/prospectus.
(in thousands, except per share amounts)	As of the year ended December 31, 2020	As of and for the period from June 7, 2019 (Inception) to September 30, 2019	As of and for the period from June 7, 2019 (Inception) to December 31, 2019
Statement of Operations Data:
Total expenses	$3,864	$139	$307
Net (loss) income	$(1,602)	$548	$1,618
Loss per ordinary share - basic and diluted	$(0.49)	$(0.02)	$(0.03)

Statement of Cash Flows Data:
Net cash used in operating activities	$(582)	$(374)	$(467)
Net cash used in investing activities	$—	$(250,000)	$(250,000)
Net cash provided by financing activities	$—	$251,362	$251,362

Balance Sheet Data:
Total assets	$254,531	$251,986	$253,077
Total liabilities	$11,903	$8,826	$8,847
Total redeemable ordinary shares	$237,628	$238,160	$239,230
Total shareholders’ equity	$5,000	$5,000	$5,000

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF WMH
The following tables set forth a summary of WMH’s historical consolidated financial and operating data as of, and for the periods ended on, the dates indicated. The selected historical consolidated statements of income data of WMH for the years ended December 31, 2018, 2019 and 2020, and the historical consolidated balance sheet data as of December 31, 2019 and 2020, are derived from WMH’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. WMH’s historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected historical consolidated financial and operating data together with “WMH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and WMH’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.
Consolidated Statements of Income Data:
	Year Ended December 31,
	2018	2019	2020
	(in thousands, except unit and per unit)
Revenue	$101,402	$144,232	$161,791
Cost of revenue	6,304	7,074	7,630
Gross profit	95,098	137,158	154,161
Operating expenses:
Sales and marketing expenses	17,799	39,746	30,716
Product development expenses	20,034	29,497	27,142
General and administrative expenses	38,935	56,466	51,127
Depreciation and amortization expenses	2,149	5,162	3,978
Total operating expenses	78,917	130,871	112,963
Other expense, net	(1,827)	(5,341)	(2,368)
Net Income before tax	14,354	946	38,830
Provision for income taxes	—	1,321	—
Income (loss) from continuing operations	14,354	(375)	38,830
Loss from discontinued operations	(1,675)	—	—
Net income (loss)	$12,679	$(375)	$38,830
EARNINGS (LOSS) PER UNIT
Basic and diluted earnings (loss) per Class A-1, A-2 and A-3 units from continuing operations	$16.95	$(0.42)	$43.18
Basic and diluted earnings per Class A-1, A-2 and A-3 units from discontinued operations	$(1.98)	$—	—
Basic and diluted earnings (loss) per Class A-1, A-2 and A-3 units	$14.97	$(0.42)	$43.18
Basic and diluted weighted-average number of units outstanding	847,024	899,160	899,160
Pro forma earnings per share, basic and diluted (unaudited)
Weighted average number of shares used in computing pro forma earnings per share, basic and diluted (unaudited)
	Year Ended December 31,
	2018	2019	2020
	(in thousands)
Cash	$25,771	$4,968	$19,919
Working capital(1)	10,659	(10,175)	10,917
Total assets	48,063	33,754	53,894
Total debt	5,225	205	—
Total liabilities	17,939	20,955	24,623
Total equity	30,124	12,799	29,271
(1)	Working capital is defined as current assets less current liabilities.

Historical Cash Flows:
	Year Ended December 31,
	2018	2019	2020
	(in thousands)
Net cash provided by operating activities	$17,689	$6,295	$38,620
Net cash used in investing activities	(2,124)	(5,129)	(1,311)
Net cash provided by (used in) financing activities	3,244	(21,969)	(22,358)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial data (the “selected pro forma data”) gives effect to the business combination, domestication and PIPE subscription financing as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus. The business combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Silver Spike will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of WMH issuing stock for the net assets of Silver Spike, accompanied by a recapitalization. The selected unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives pro forma effect to the business combination, domestication and PIPE subscription financing as if they had occurred on December 31, 2020. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 gives pro forma effect to the business combination, domestication, and PIPE subscription financing as if they had occurred on January 1, 2020.
The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of Silver Spike and WMH for the applicable periods included in this proxy statement/prospectus. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination and related transactions been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Silver Spike’s common stock:
•
Assuming No Redemptions: This presentation assumes that no Silver Spike shareholders exercise redemption rights with respect to their public shares. This scenario assumes that there are 25,000,000 public shares (i.e., all of the public shares outstanding as of December 31, 2020).

•
Assuming Maximum Redemptions: This presentation assumes that all of Silver Spike’s public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 25,000,000 public shares (i.e., all of the public shares outstanding as of December 31, 2020) are redeemed for an aggregate redemption payment of approximately $10.17, based on $254,187,706 in the trust account and 25,000,000 public shares outstanding as of December 31, 2020. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Silver Spike, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Silver Spike. Furthermore, Silver Spike will only proceed with the business combination if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination.

	Combined Pro Forma
	Assuming No Redemptions	Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2020
Revenues	$161,791	$161,791
Net income	$22,664	$23,866
Net income attributable to noncontrolling interests	$14,776	$19,071
Net income attributable to common shareholders	$7,888	$4,795
Basic net income per share - Class A	$0.12	$0.13
Basic weighted average shares outstanding – Class A	63,750,000	37,812,500
Diluted net income per share - Class A	$0.11	$0.11
Diluted weighted average shares outstanding – Class A	70,826,177	44,888,677

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data
As of December 31, 2020
Total assets	$304,235	$212,767
Total liabilities	$157,448	$83,260
Total equity	$146,787	$129,507

COMPARATIVE SHARE INFORMATION
The following table sets forth selected historical comparative share and unit information for Silver Spike Acquisition Corp. and WMH and unaudited pro forma condensed combined per share information of New WMH after giving effect to the business combination, assuming two redemption scenarios, as follows:
•
Assuming No Redemptions: This presentation assumes that no Silver Spike shareholders exercise redemption rights with respect to their public shares. This scenario assumes that there are 25,000,000 public shares (i.e., all of the public shares outstanding as of December 31, 2020).

•
Assuming Maximum Redemptions: This presentation assumes that all of Silver Spike’s public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 25,000,000 public shares (i.e., all of the public shares outstanding as of December 31, 2020) are redeemed for an aggregate redemption payment of approximately $10.17, based on $254,187,706 in the trust account and 25,000,000 public shares outstanding as of December 31, 2020. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Silver Spike, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Silver Spike. Furthermore, Silver Spike will only proceed with the business combination if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination.

The pro forma book value information reflects the business combination as if it had occurred on December 31, 2020. The weighted average shares outstanding and net earnings per share information reflect the business combination as if they had occurred on January 1, 2020.
This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Silver Spike and WMH and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Silver Spike and WMH is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Silver Spike and WMH would have been had the companies been combined during the periods presented.
			Combined Pro Forma
	WMH	Silver Spike	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Year Ended December 31, 2020
Book value per share	$32.55	$0.66	$2.30	$3.42
Basic net income per share	$43.18	$(0.49)	$0.12	$0.13
Basic weighted average shares outstanding	899,160	7,550,632	63,750,000	37,812,500
Diluted net income per share	$43.18	$(0.49)	$0.11	$0.11
Diluted weighted average shares outstanding	899,160	7,550,632	70,826,177	44,888,677

MARKET PRICE AND DIVIDEND INFORMATION
Silver Spike
Silver Spike’s units, public shares and public warrants are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SSPKU,” “SSPK” and “SSPKW,” respectively.
The closing price of the units, Class A ordinary shares and public warrants on December 9, 2020, the last trading day before announcement of the execution of the merger agreement, was $13.00, $10.49 and $1.35, respectively. As of    , 2021, the record date for the extraordinary general meeting, the most recent closing price for each unit, Class A ordinary share and public warrant was $   , $   and $   , respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of Silver Spike’s securities could vary at any time before the business combination.
Holders
As of March 30, 2021, there was 1 holder of record of our units, 1 holder of record of our Class A ordinary shares, 1 holder of record of our Class B ordinary shares and 1 holder of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, public shares and public warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Silver Spike has not paid any cash dividends on the ordinary shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon New WMH’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of New WMH’s board of directors at such time.
WMH
Historical market price information for WMH’s capital stock is not provided because there is no public market for WMH’s capital stock. See “WMH Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISK FACTORS
The risks described below should be carefully considered before making an investment decision. These are the most significant risk factors, but they are not the only risk factors that should be considered in making an investment decision. This proxy statement/prospectus also contains and may incorporate by reference forward-looking statements that involve risks and uncertainties. See the sections entitled “Cautionary Notice Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of WMH” in this proxy statement/prospectus. Please also see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Silver Spike’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein and attached as Annex I to this proxy statement/prospectus. The value of your investment following the completion of the business combination will be subject to significant risks affecting, among other things, New WMH’s business, consolidated financial condition or results of operations. The trading price of our securities could decline due to any of these risks, and investors in our securities may lose all or part of their investment.
Risks Related to WMH’s Business and Industry
For purposes of this subsection only, “WMH,” “the Company,” “we,” “us” or “our” refer to WM Holding Company, LLC and its subsidiaries, unless the context otherwise requires.
As our costs increase, we may not be able to generate sufficient revenue to maintain profitability in the future.
While our revenue has grown in recent periods, this growth may not be sustainable due to a number of factors, including the maturation of our business and the eventual decline in the number of new major geographic markets in which the sale of cannabis is permitted and to which we have not already expanded. We may not be able to generate sufficient revenue to sustain profitability. Additionally, we expect our costs to increase in future periods as we expend substantial financial and other resources on, among other things:
•	sales and marketing, including continued investment in our current marketing efforts and future marketing initiatives;
•	hiring of additional employees, including our product and engineering teams;
•	expansion domestically and internationally in an effort to increase our client usage, client base, and our sales to our clients;
•	development of new products, and increased investment in the ongoing development of our existing products; and
•
general administration, including a significant increase in legal and accounting expenses related to public company compliance, continued compliance with various regulations applicable to cannabis industry businesses and other work arising from the growth and maturity of our company.

These expenditures may not result in additional revenue or the growth of our business. If we fail to continue to grow revenue or to sustain profitability, the market price of our securities could decline, and our business, operating results and financial condition could be adversely affected.
If we fail to retain our existing clients and consumers or to acquire new clients and consumers in a cost-effective manner, our revenue may decrease and our business may be harmed.
We compete in a dynamic, innovative market, which we expect will continue to evolve rapidly. We believe that our success is dependent on our ability to continue identifying and anticipating the needs of our clients and consumers and growing our two-sided network by retaining our existing clients and consumers and adding new clients and consumers. This two-sided network takes time to build and may grow more slowly than we expect or than it has grown in the past. As we have become larger through organic growth, the growth rates for MAUs, number of paying clients and monthly revenue per client have at times slowed and may similarly slow in the future, even if we continue to add clients and consumers on an absolute basis. Although we expect that our growth rates will continue to slow during certain periods as our business increases in size, if we fail to retain either our existing clients or consumers, the value of our two-sided network will be diminished.
In addition, the costs associated with client and consumer retention are substantially lower than costs associated with the acquisition of new clients or consumers. We have incurred significant costs to attract clients to our platform and expect to incur significant additional costs to attract and retain clients for the foreseeable future. Because expenditures on our platform can represent a significant financial investment for our clients, our ability to retain clients depends in part on our ability to create and maintain high levels of client satisfaction, which we may not always be capable of providing, including for reasons outside of our control. Our clients generally do not have long-term obligations to purchase our products and solutions and may cancel their use of our products and solutions at any time without penalty. Thus, any decrease in client satisfaction or other change negatively affecting our ability to retain clients could result in a rapid, concentrated impact to our results going forward. Therefore, our failure to retain existing clients or consumers, even if such losses are offset by an increase in revenue resulting from the acquisition of new clients or consumers, could have an adverse effect on our business and operating results.
We may fail to offer the optimal pricing of our products and solutions.
We have limited experience in determining the optimal pricing of our products and solutions, and we may need to change our pricing model from time to time. For example, we recently changed our pricing model for our subscription software services to our WM Business bundled software services model and increased the amount our clients need to pay to access our listing products. We also have historically priced our add-on premium offerings in a bid-auction format. Our ability to continue growing depends on our ability to maintain and expand our client base. If our clients do not believe the incremental additional cost we are charging for WM Business is justified by the additional components included in our software bundles or that our add-on offerings do not generate proper return on investment, such clients may decline to continue using our services, and our revenue and other financial results may be adversely impacted.
If we fail to expand effectively into new markets, our revenue and business will be adversely affected.
While a key part of our business strategy is to add clients and consumers in our existing geographic markets, we intend to expand our operations into new markets if and as cannabis continues to be legalized. Any such expansion places us in competitive markets with which we may be unfamiliar, requires us to analyze the potential applicability of new and potentially complicated regulations regarding the usage, sale and marketing of cannabis, and involves various risks, including the need to invest significant time and resources and the possibility that returns on such investments will not be achieved for several years, if at all. As a result of such expansion, we may incur losses or otherwise fail to enter new markets successfully. In attempting to establish a presence in new markets, we expect to incur significant expenses and face various other challenges, such as expanding our compliance efforts to cover those new markets. For example, in 2020, we re-launched our sales and marketing efforts in the state of Oregon, and we have incurred and expect to continue to incur significant expenses selling our business solutions and marketing our platform in that market. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these expenses. Our current and any future expansion plans will require significant resources and management attention.
Our business is concentrated in California, and, as a result, our performance may be affected by factors unique to the California market.
California represents one of the largest state legal cannabis markets in the United States, and approximately 52.4% of our revenue for the year ended December 31, 2020, was generated in California. As new markets develop and our current markets expand, we anticipate that there will be a reduction in the percentage of our revenue generated in California, but we do not know with any certainty when and to what degree, if ever, this would occur. Moreover, the cannabis market in California is rapidly evolving, and we expect our growth in California to continue as the cannabis industry continues to develop, which could further concentrate our client base. As a result, our business and results of operations are particularly susceptible to trends in the California cannabis market, as well as adverse economic, regulatory, political and other conditions in California. Additionally, adverse economic, regulatory, political or other developments that are limited to California may have a disproportionately greater effect on us. In particular, we rely on licensed cannabis businesses to drive the growth of our revenue and the use of our products, and the failure of the licensed cannabis markets to sufficiently overtake or eliminate the illegal market may have an adverse effect on our ability to grow our revenue.
Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the CSA. A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations.
U.S. federal law, and more specifically the CSA, proscribes the cultivation, processing, distribution, sale, advertisement and possession of cannabis. As a result, U.S. federal law enforcement authorities, in their attempt to regulate the illegal or unauthorized production, distribution, promotion, sale, possession, or use of cannabis, may seek to bring criminal actions against our clients under the CSA. If our clients are found to be violating U.S. federal law relating to cannabis, they may be subject not only to criminal charges and convictions, but also to forfeiture of property, significant fines and penalties, disgorgement of profits, administrative sanctions, cessation of business activities, or civil liabilities arising from proceedings initiated by either the U.S. government or private citizens. Any of these actions or consequences on our clients could have a material adverse effect on our business, operating results or financial condition, or could force us to cease operations, and as a result, our investors could lose their entire investment.
Further, to the extent any law enforcement actions require us to respond to subpoenas, or undergo search warrants, for client records, cannabis businesses could elect to cease using our products. Until the U.S. federal government changes the laws with respect to cannabis, and particularly if the U.S. Congress does not extend the Omnibus Spending Bill’s protection of state medical cannabis programs, described below, to apply to all state cannabis programs, U.S. federal authorities could more strictly enforce current federal prohibitions and restrictions. An increase in federal enforcement against companies licensed under state cannabis laws could negatively impact the state cannabis industries and, in turn, our business, operating results, financial condition, brand and reputation.
We are currently subject to an ongoing inquiry by the U.S. Attorney’s Office for the Eastern District of California, the results of which could result in material liability and have an adverse effect on our business.
In September 2019, we received a grand-jury subpoena from the U.S. Attorney’s Office for the Eastern District of California, requiring the production of a broad range of documents related to our business, personnel, finances, and operations, including documents related to our dealings with various companies in the cannabis industry. We are fully cooperating with the inquiry. We cannot estimate at this time the potential impact that this inquiry and any results from this inquiry or any related proceedings could have on our business, operating results, financial condition, brand, and reputation. However, the very existence of the inquiry and our response to it could adversely impact our reputation, including our consumers’ and clients’ perception of us.
In addition, cooperation with this inquiry may be time-consuming and require a great deal of financial resources and attention from us and our senior management. If, as a result of this inquiry, the U.S. Attorney’s Office initiates legal proceedings against us, we may be subject to significant financial consequences, including criminal fines and penalties, or criminal or civil forfeitures of funds or other property. We also might be required to enter into a settlement with the government resulting in a substantial payment to the government. The conduct that is the subject of the U.S. Attorney’s investigation could also form the basis for private civil litigation by third parties claiming damages from such conduct. In addition, if the U.S. Attorney’s Office or third parties challenge the legality of some of our existing business practices, we may have to change those practices, which could severely impact our business strategy and growth. Any of these consequences could have an adverse effect on our business, operating results, financial condition, brand, and reputation.
Some of our clients or their listings currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our products, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.
Our clients are contractually required to represent, warrant and covenant to us that they conduct their business in compliance with applicable state law, which includes any applicable licensing requirements and the regulatory framework enacted by each state or province in which they do business. Clients further contractually agree to indemnify us for any damages we may suffer as a result of their noncompliance. We rely on our clients’ contractual representations, and generally do not verify them, other than with respect to the licensed status of our clients operating cannabis retail businesses, where we have historically and currently require such clients who request access to our WM Orders, WM Store’s orders feature, WM Ads, WM Retail, or WM Exchange products to provide evidence of a valid state or provincial cannabis license prior to their initial access and from time to time during the term of their use of such products. We have recently begun requiring similar evidence for retail listings clients. Previously, we only required retail listings and premium placement clients to provide us with a state license number at the time we initially onboarded them, and did not routinely validate whether that license number actually belonged to the client or whether it remains valid. We require all operational cannabis retailer clients, including storefronts and delivery services, to display on their WMH listing a valid, unexpired state-issued license number. We also do not currently require cannabis brand clients to provide a valid license number in order to get access to our listings and premium placement products. As a result, some of our clients or their listings currently and in the future may not be in compliance with licensing and related requirements under applicable state laws and regulations. There could be legal enforcement actions against unlicensed or insufficiently licensed entities selling cannabis, which could negatively impact us.
Any legal or regulatory enforcement against us based on the business solutions that we offer, the third-party content available on our platform or noncompliance by our clients with licensing and other legal requirements, could subject us to various risks, including monetary penalties and the risk that we elect or are compelled to remove content from our platform and would likely cause us to experience negative publicity. Any of these developments could materially and adversely impact our business, operating results, financial condition, brand, and reputation.
While our solutions provide features to support our clients’ compliance with the complex, disparate and constantly evolving regulations and other legal requirements applicable to the cannabis industry, we generally do not, and cannot, ensure that our clients will conduct their business activities in a manner compliant with such regulations and requirements. As a result, federal, state, provincial or local government authorities may seek to bring criminal, administrative or regulatory enforcement actions against our clients, which could have a material adverse effect on our business, operating results or financial conditions, or could force us to cease operations.
While our solutions provide features to support our clients’ compliance with certain regulations and other legal requirements applicable to the cannabis industry, we generally do not, and cannot, ensure that our clients will conduct their business activities in a manner compliant with such regulations and requirements, in whole or in part. Their legal noncompliance could result in regulatory and even criminal actions against them, which could a material adverse impact on our business and operating results or financial condition, and as a result, our investors could lose their entire investment. For additional information, see the other risk factors in this section captioned “Risk Factors—Risks Related to WMH’s Business and Industry,” including “Some of our clients or their listings currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our products, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses who engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.”
Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry.
Although the federal CSA classifies cannabis as a Schedule I controlled substance, many U.S. states have legalized cannabis to varying degrees. In addition, the enactment of the Cannabis Act legalized the commercial cultivation and processing of cannabis for medical and adult-use purposes in Canada and created a federal legal framework for controlling the production, distribution, promotion, sale and possession of cannabis. The Cannabis Act also provides the provinces and territories of Canada with the authority to regulate other aspects of adult-use cannabis, such as distribution, sale, minimum age requirements (subject to the minimum set forth in the Cannabis Act), places where cannabis can be consumed, and a range of other matters. The governments of every Canadian province and territory have implemented regulatory regimes for the distribution and sale of cannabis for recreational purposes. In addition, subsection 23(1) of the Cannabis Act provides that it is prohibited to publish, broadcast or otherwise disseminate, on behalf of another person, with or without consideration, any promotion that is prohibited by a number of sections of the Cannabis Act. The Cannabis Act therefore includes provisions that could apply to certain aspects of our business, both directly to the solutions we provide and indirectly on account of any noncompliance by those who use our offerings. However, as the Cannabis Act has been recently enacted, there is a lack of available interpretation, application and enforcement of the provisions that may be relevant to digital platforms such as ours, and as a result, it is difficult to assess our potential exposure under the Cannabis Act.
Laws and regulations affecting the cannabis industry in U.S. states and Canada are continually changing. Any change or even the speed of changes could require us to incur substantial costs associated with compliance or alter our business plan, and could detrimentally affect our operations, revenue, and profitability. The commercial cannabis industry is still a young industry, and we cannot predict the impact of the compliance regime to which it may be subject. We will incur ongoing costs and obligations related to regulatory compliance, and such costs may prove to be material. Failure to comply with regulations may result in additional costs for corrective measures, penalties or restrictions on our operations. In addition, changes in regulations, more vigorous enforcement thereof, or other unanticipated events could require extensive changes to our operations or increased compliance costs or give rise to material liabilities, which could have a material adverse effect on us.
Given the concentration of our revenue from the sale of listing products, any increase in the stringency of any applicable laws, including U.S. state, or Canadian federal, provincial or territorial, laws and regulations relating to cannabis, or any escalation in the enforcement of such existing laws and regulations against the current or putative cannabis industry within any jurisdiction, could negatively impact the profitability or viability of cannabis businesses in such affected jurisdictions, which in turn could materially adversely affect our business and operating results.
In addition, although we have not yet been required to obtain any cannabis license as a result of existing cannabis regulations, it is possible that cannabis regulations may be enacted in the future that will require us to obtain such a cannabis license or otherwise seek to substantially regulate our business. U.S. and Canadian federal, state, provincial, local and other non-U.S. jurisdictions’ cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. Our failure to adequately manage the risk associated with future regulations and adequately manage future compliance requirements may adversely affect our business, our status as a reporting company and our public listing. Further, any adverse pronouncements from political leaders or regulators about businesses related to the legal cannabis industry could adversely affect the price of our securities following the business combination.
The rapid changes in the cannabis industry and applicable laws and regulations make predicting and evaluating our future prospects difficult, and may increase the risk that we will not be successful.
The cannabis industry − and the complex regulatory regime applicable to it − is evolving rapidly and may develop in ways that we cannot anticipate. The pace of dramatic change in the cannabis industry makes it difficult to assess our future prospects, and you should evaluate our business in light of the risks and difficulties we may encounter as the industry continues to evolve. These risks and difficulties include:
•
managing complex, disparate and rapidly evolving regulatory regimes imposed by U.S. and Canadian federal, state and provincial, local and other non-U.S. governments around the world applicable to cannabis and cannabis-related businesses;

•	adapting to rapidly evolving trends in the cannabis industry and the way consumers and cannabis industry businesses interact with technology;
•	maintaining and increasing our base of clients and consumers;
•	continuing to preserve and build our brand while upgrading our existing offerings;
•	successfully competing with existing and future participants in the cannabis information market and related services;
•	successfully attracting, hiring, and retaining qualified personnel to manage operations;
•	adapting to changes in the cannabis industry if sales of cannabis expands significantly beyond a regulated model, and commodification of the cannabis industry;
•	successfully implementing and executing our business and marketing strategies; and
•	successfully expanding our business into new and existing cannabis markets.
If the demand for our software solutions does not develop as we expect, or if we fail to address the needs of our clients or consumers, our business will be harmed. We may not be able to successfully address these risks and difficulties, which could harm our business and operating results.
Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends could adversely affect our business operations.
We are dependent on public support, continued market acceptance and the proliferation of consumers in the state-level and Canadian legal cannabis markets. While we believe that the market and opportunities in the space will continue to grow, we cannot predict the future growth rate or size of the market. Any downturns in, or negative outlooks on, the cannabis industry may adversely affect our business and financial condition.

Expansion of our business is dependent on the continued legalization of cannabis.
Expansion of our business is in part dependent upon continued legislative authorization, including by voter initiatives and referenda, of cannabis in various jurisdictions worldwide. Any number of factors could slow, halt, or even reverse progress in this area. For example, some ballot measures in 2020 were delayed due to the COVID-19 pandemic. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action in a particular jurisdiction, numerous factors could impact the legislative process, including lobbying efforts by opposing stakeholders as well as legislators’ disagreements about how to legalize cannabis as well as the interpretation, implementation, and enforcement of applicable laws or regulations. Any one of these factors could slow or halt the legalization of cannabis, which would negatively impact our ability to expand our business. Additionally, the expansion of our business also depends on jurisdictions in which cannabis is currently legalized not narrowing, limiting or repealing existing laws legalizing and regulating cannabis, or altering the regulatory landscape in a way that diminishes the viability of cannabis businesses in those jurisdictions. For example, in April 2019, a lawsuit was filed in the Fresno County Superior Court challenging the California Bureau of Cannabis Control regulation that allows cannabis businesses to deliver products in local jurisdictions that have prohibited the sale of cannabis. In November 2020, in a mixed result, the Fresno County Superior Court upheld the state regulation that allows licensed cannabis delivery companies to offer services anywhere in the state, while also affirming that cities and counties can forbid those operations, though enforcement of the bans is also up to the local governments. More litigation is likely to follow if local governments ban deliveries into their jurisdictions. This result may negatively impact the viability and attractiveness of our offerings in California going forward. We generated approximately 52.4% of our revenue for the year ended December 31, 2020 in California, and such developments may in turn have a material adverse effect on our business, operating results and financial condition. For more information, see “− Our business is concentrated in California, and, as a result, our performance may be affected by factors unique to the California market.” Additionally, if such challenges are successful in any other jurisdictions that have legalized or are in the process of legalizing cannabis, our ability to expand our business would be negatively impacted.
If clients and consumers using our platform fail to provide high-quality content that attracts consumers, we may not be able to generate sufficient consumer traffic to remain competitive.
Our success depends on our platform providing consumers with useful information about our clients and their products, which in turn depends on the content provided by consumers and clients. For example, the platform will not provide useful information about cannabis brands or products if clients or consumers do not contribute content that is helpful and reliable, or if they remove previously submitted content.
Additionally, if we filter out helpful content or fail to filter out unhelpful content, clients and consumers alike may stop or reduce their use of our platform and products, which could negatively impact our business. For example, in 2016, the media reported allegations that many of the consumer-generated reviews on our website were fake or inauthentic. Allegations made against us, whether or not accurate, can materially harm our reputation and operating results. While we are continually seeking to improve our ability to identify and remove offensive, biased, unreliable, inauthentic, duplicative, fraudulent or otherwise unhelpful content, and have implemented safeguards on the platform to facilitate those efforts, we cannot guarantee that those efforts or safeguards will be effective or adequate.
If our website is not perceived as providing useful, accurate and current information about our clients and their products, consumers may stop or reduce their use of our platform, which could suppress the demand for our advertising placements and adversely affect our business and operating results. Moreover, our platform has evolved substantially since we were founded in 2008. Consumers who were familiar with earlier iterations of our platform may not be aware of our increased functionality (such as WM Orders and WM Store) and as a result may turn to competitors for similar offerings.
Our business is highly dependent upon our brand recognition and reputation, and the erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.
We believe that our business is highly dependent on the WMH brand identity and our reputation, which is critical to our ability to attract and retain clients and consumers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in the markets in which we operate continues to develop. Our success in this area will depend on a wide range of factors, some of which are within our control and some of which are not. The factors affecting our brand recognition and reputation that are within our control include the following:
•	the efficacy of our marketing efforts;
•	our ability to maintain a high-quality, innovative, and error- and bug-free platform;
•	our ability to maintain high satisfaction among clients and consumers;
•	the quality and perceived value of our platform;
•	successfully implementing and developing new features, including alternative revenue streams;
•	our ability to obtain, maintain and enforce trademarks and other indicia of origin that are valuable to our brand;
•	our ability to successfully differentiate our platform from competitors’ products;
•	our compliance with laws and regulations, including those applicable to any political action committees affiliated with us and to our registered lobbying activities;
•	our ability to provide client support; and
•	any actual or perceived data breach or data loss, or misuse or perceived misuse of our platform.
In addition, our brand recognition and reputation may be affected by factors that are outside our control, such as:
•	actions of competitors or other third parties;
•	the quality and timeliness of our clients’ delivery businesses;
•	consumers’ experiences with clients or products identified through our platform;
•	positive or negative publicity, including with respect to events or activities attributed to us, our employees, partners or others associated with any of these parties;
•	interruptions, delays or attacks on our platform; and
•	litigation or regulatory developments.
Damage to our reputation and loss of brand equity from one or more of the factors listed above may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time-consuming, and such efforts may not ultimately be successful.
We currently face intense competition in the cannabis information market, and we expect competition to further intensify as the cannabis industry continues to evolve.
The cannabis information market is rapidly evolving and is currently characterized by intense competition, due in part to relatively low barriers to entry. We expect competition to further intensify in the future as cannabis continues to be legalized and regulated, new technologies are developed and new participants enter the cannabis information market. Our direct competitors for individual components of our platform include cannabis-focused, two-sided networks like Leafly (for retailer listing pages), Dutchie and Jane Technologies (for menu embed and orders functionality), Leaflink (for B2B sales) and a variety of cannabis-focused point-of-sale providers. In addition, our platform also may compete with current or potential products and solutions offered by internet search engines and advertising networks, like Google, general two-sided networks like Yelp, various other newspaper, television, media companies, outdoor billboard advertising, and online merchant platforms, such as Shopify, Square, and Lightspeed. If the regulatory regime for cannabis becomes more settled and the legal market for cannabis becomes more accepted, competition may further intensify as new participants may be encouraged to enter the cannabis information market, including established companies, such as tobacco and alcohol companies, with substantially greater financial, technical, and other resources than existing market participants. Additionally, as consumers and cannabis industry clients demand richer data, integrations with other cannabis industry participants such as point-of-sale providers and loyalty service providers may become increasingly important. If we are unable to complete such new integrations as quickly as our competitors, or improve our existing integrations based on legacy systems, we may lose market share to such competitors. Our current and future competitors may also enjoy other competitive advantages, such as greater name recognition, more varied or more focused offerings, better market acceptance, and larger marketing budgets.

Additionally, as the legalization of cannabis continues, cannabis cultivators and distributors could experience consolidation as existing cannabis businesses seek to obtain greater market share and purchasing power and new entrants seek to establish a significant market presence. Consolidation of the cannabis markets could reduce the size of our potential client base and give remaining clients greater bargaining or purchasing power. This may in turn erode the prices for our advertising placements and result in decreased margins. Consolidation could particularly affect smaller cannabis businesses, with whom we have historically conducted the majority of our business. Further, heightened competition between cannabis businesses could ultimately have a negative impact on the viability of individual market participants, which could reduce or eliminate their ability to purchase our products and solution.
If we are unable to compete effectively for any of these reasons, we may be unable to maintain our operations or develop our products and solutions, and as a result our business and operating results may be adversely affected.
If we fail to manage our growth effectively, our brand, business and operating results could be harmed.
We have experienced rapid organic growth in our headcount and operations, which places substantial demands on management and our operational infrastructure. As a result of our rapid growth, many of our employees have been with us for less than 24 months. To manage the expected growth of our operations and personnel, we will be required to improve existing, and implement new, transaction-processing, operational and financial systems, procedures and controls. We will also be required to expand our finance, administrative and operations staff. We intend to continue making substantial investments in our technology, sales and data infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a significant number of new employees, while maintaining the beneficial aspects of our existing corporate culture, which we believe fosters innovation, teamwork and a passion for our products and clients. In addition, our revenue may not grow at the same rate as the expansion of our business. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to hire, train, retrain, motivate and manage required personnel. If we are unable to manage our growth effectively, the quality of our platform, efficiency of our operations, and management of our expenses could suffer, which could negatively impact our brand, business, profitability and operating results.
If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.
Our future success depends on our ability to recruit, train, retain and motivate key personnel, including Christopher Beals, our Chief Executive Officer; Brian Camire, our General Counsel; Justin Dean, our Chief Technology Officer and Chief Information Officer; Juanjo Feijoo, our Chief Marketing Officer; Steven Jung, our President and Chief Operations Officer; and Arden Lee, our Chief Financial Officer. Competition for qualified personnel in the technology industry is intense, particularly in Southern California, where we are headquartered. Additionally, we face additional challenges in attracting, retaining and motivating highly qualified personnel due to our relationship to the cannabis industry, which is rapidly evolving and has varying levels of social acceptance. We do not maintain fixed term employment contracts or key man life insurance with any of our employees. Any failure to attract, train, retain and motivate qualified personnel could materially harm our operating results and growth prospects.
We rely on search engine placement, syndicated content, paid digital advertising, and social media marketing to attract a meaningful portion of our clients and consumers. If we are not able to generate traffic to our website through search engines and paid digital advertising, or increase the profile of our company brand through social media engagement, our ability to attract new clients may be impaired.
Many consumers locate our website through internet search engines, like Google, and paid digital advertisements in certain jurisdictions. The prominence of our website in response to internet searches is a critical factor in the attractiveness of our advertising placements, and our digital marketing efforts, such as search engine optimization, are intended to improve our search result rankings and draw additional traffic to our website. Visits to our website could decline significantly if we are listed less prominently or fail to appear in search results for any reason, including ineffective implementation of our digital marketing strategies or any change by a search engine to its ranking algorithms or advertising policies.
Visits to our website could also decline if our accounts on Facebook, Instagram or Twitter are shut down or restricted. We work across these social networks to increase brand awareness of our company by consumers and clients, and to promote client acquisition. Our engagement on these social media platforms is subject to their respective terms of service and community guidelines, which generally restrict the promotion, sale and, often, depiction of cannabis. While we do not directly promote the sale of cannabis or cannabis-related products by our clients on these social media platforms, the perception that we may be engaging in such promotion or our inadvertent violation of other aspects of these platforms’ terms of service or community guidelines may result in our accounts being shut down or restricted. For example, our Instagram account was suspended in 2015. Our accounts might also be suspended or restricted due to changes in the rules and regulations of such social media platforms. Any such suspension or restriction could result in reduced traffic to our website and diminished demand for our products, which could adversely affect our business and operating results.
If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.
We use our sales team to build relationships with our client base. Our sales team builds and maintains relationships with clients primarily through phone and email contact, which is designed to allow us to cost-effectively service a large number of clients. We may need to employ more resource-intensive sales methods, such as increasing our enterprise or field sales teams, to continue to attract and retain clients, particularly as we increase the number of our clients and our client base employs more sophisticated marketing operations, strategies and processes. This could cause us to incur higher sales and marketing expenses, which could adversely affect our business and operating results.
If the Google Play Store or Apple iTunes App Store limit the functionality or availability of our mobile application platform, including as a result of changes or violations of terms and conditions, access to and utilization of our platform may suffer.
Our platform is available for download on iOS and Android, and is also accessible online. As of December 31, 2020, our mobile application platform was downloaded approximately 8.4 million times on iOS and approximately 5 million times on Android. The availability of our platform and its various functionalities to a significant percentage of our clients is subject to standard policies and terms of service of these third-party platforms, which govern the promotion, distribution and operation generally of our platform. In addition, each platform provider has broad discretion to change and interpret its terms of service and other policies with respect to our platform and its functionalities, and those changes and interpretations may be unfavorable. A platform provider may also change its fee structure, add fees associated with access to and use of its platform, or restrict how users can access the platform, which would similarly be unfavorable.
For example, we are unable to offer our WM Orders functionality in our iOS Weedmaps mobile application or in our Android Weedmaps mobile application due to restrictions imposed by the Apple iTunes App Store and Google Play, respectively. While our platform is still available in the Apple iTunes App Store and on Google Play for download, there can be no assurance that our platform or all of its functionalities will remain available in the immediate or longer term. To the extent that we are limited or prohibited from making some or all of our solutions available through any third-party platform, including the Apple iTunes App Store or the Google Play Store, we may need, or choose, to provide our solutions through alternative venues that may be more difficult for potential users to access. Limits on, or discontinuation of, access to our mobile platform or its various functionalities could, in turn, have a material adverse impact on utilization of our platform, our business, and our ability to attract clients and consumers.
We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.
It is critical to our success that clients and consumers within our geographic markets be able to access our platform at all times. We have previously experienced service disruptions, and in the future, we may experience service disruptions, outages or other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints, and distributed denial of service, or DDoS, fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our products become more complex and our traffic increases. If our platform is unavailable when consumers attempt to access it or it does not load as quickly as they expect, consumers may seek other solutions and may not return to our platform as often in the future, or at all. This would harm our ability to attract clients and decrease the frequency with which they subscribe for our advertising placements. We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, respond adequately to service disruptions, upgrade our systems as needed or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results would be harmed.
We expect to continue making significant investments in the functionality, performance, reliability, design, security and scalability of our platform. We may experience difficulties with the development of our platform that could delay or prevent the implementation of new solutions and enhancements. Software development involves a significant amount of time and resources for our product development team, and we may not be able to continue making those investments in the future.
To the extent we are not able to continue successfully improving and enhancing our platform, our business could be adversely affected.
Our payment system and the payment systems of our clients depend on third-party providers and are subject to evolving laws and regulations.
We have engaged third-party service providers to perform credit and debit card processing services for client’s payments to us, and we understand that some of our clients use those services, and we may engage third-party service providers in the future to provide fraud analysis services. If these service providers do not perform adequately or if our relationships, or the relationships of our clients, with these service providers were to terminate, our ability or the ability of our clients to process payments could be adversely affected and our business could be harmed. The laws and regulations related to payments are complex and are potentially impacted by tensions between federal and state treatment of the vaporization, tobacco, nicotine and cannabis industries. These laws and regulations also vary across different jurisdictions in the United States, Canada and globally. As a result, we are required to spend significant time and effort to comply with those laws and regulations. Any failure or claim of our failure to comply, or any failure by our third-party service providers to comply, could cost us substantial resources, could result in liabilities, or could force us to stop offering our clients the ability to pay with credit cards, debit cards and bank transfers. As we expand the availability of these payment methods or offer new payment methods to our clients in the future, we may become subject to additional regulations and compliance requirements. Due to the constantly evolving and complex laws and regulations applicable to our industry, third-party merchant banks and third-party payment processors may consider our business a high risk. This could cause a third party to discontinue its services to us, and we may not be able to find a suitable replacement. If this were to occur, we would need to collect from our clients using less efficient methods, which could adversely impact our collections, revenues and financial performance. Additionally, if a third party were to discontinue its services to us or if the applicable laws and regulations were to evolve in a way that impacted us negatively, we may not be able to realize our plans of expanding our business offerings, which could have a material adverse effect on our operations and our plans for expansion. For more information, see “— We are subject to industry standards, governmental laws, regulations and other legal obligations, particularly related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could harm our business” below.
Further, through our agreement with our third-party credit card processors, we are subject to payment card association operating rules and certification requirements, including restrictions on product mix and the Payment Card Industry Data Security Standard, or PCI-DSS. We are also subject to rules governing electronic funds transfers. Any change in these rules and requirements could make it difficult or impossible for us to comply. Additionally, any data breach or failure to hold certain information in accordance with PCI-DSS may have an adverse effect on our business and results of operations.
We track certain performance metrics with internal tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.
We calculate and track performance metrics with internal tools, which are not independently verified by any third-party. While we believe our metrics are reasonable estimates of our user or client base for the applicable period of measurement, the methodologies used to measure these metrics require significant judgment and may be susceptible to algorithm or other technical errors. For example, user accounts are based on email addresses, and a user could use multiple email addresses to establish multiple accounts, and clients in many instances will have multiple accounts. As a result, the data we report may not be accurate. Our internal tools and processes we use to identify multiple accounts or fraudulent accounts have a number of limitations, and our methodologies for tracking key metrics may change over time, which could result in unexpected changes to our metrics, including historical metrics. Our ability to recalculate our historical metrics may be impacted by data limitations or other factors that require us to apply different methodologies for such adjustments and we generally do not intend to update previously disclosed metrics for any such changes. Though we regularly review our processes for calculating metrics and may adjust our processes for calculating metrics to improve their accuracy, limitations or errors with respect to how we measure data (or the data that we measure) may affect our understanding of certain details of our business, which could affect our longer term strategies. If our performance metrics are not accurate representations of our business, user or client base, or traffic levels; if we discover material inaccuracies in our metrics; or if the metrics we rely on to track our performance do not provide an accurate measurement of our business, user or client base or traffic levels, we may not be able to effectively implement our business strategy, our reputation may be harmed, and our operating and financial results could be adversely affected.
Our clients and investors rely on our key metrics as a representation of our performance. If these third parties do not perceive our user metrics to be accurate representations of our user base or user engagement, or if we discover material inaccuracies in our user metrics, our reputation may be harmed and retailers may be less willing to list a business on our platform, which could negatively affect our business, financial condition, or results of operations.
We may be unable to prevent others from aggregating or misappropriating data from our websites.
From time to time, third parties have misappropriated data from our website through website scraping, software robots or other means, and aggregated this data on their websites with data from other companies. Additionally, copycat websites have misappropriated data on our network and attempted to imitate our brand or the functionality of our website. We may be unable to detect all such websites in a timely manner and even timely technological and legal measures may be insufficient to halt their operations or protect us against the impact of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, operating results or financial condition. In addition, to the extent that such activity creates confusion among clients or consumers, decreases the likelihood that consumers use our platform to access information, or reduces the distinctiveness of our products in the marketplace, our brand and business could be harmed.
Real or perceived errors, failures, or bugs in our platform could adversely affect our operating results and growth prospects.
We update our platform on a frequent basis. Despite efforts to test our updates, errors, failures or bugs may not be found in our platform until after it is deployed to our clients. We have discovered and expect we will continue to discover errors, failures and bugs in our platform and anticipate that certain of these errors, failures and bugs will only be discovered and remediated after deployment to clients. Real or perceived errors, failures or bugs in our platform could result in negative publicity, security incidents, such as data breaches, government inquiries, loss of or delay in market acceptance of our platform, loss of competitive position, or claims by clients for losses sustained by them. In such an event, we may be required, or may choose, for client relations or other reasons, to expend additional resources in order to help correct the problem.
We implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of inaccuracies in the data we collect for our clients, or unauthorized access or damage to, or the loss, acquisition, or inadvertent release or exposure of confidential or other sensitive data could cause our reputation to be harmed and result in claims against us, and cannabis businesses may elect not to purchase our products or, in the case of existing clients, renew their agreements with us or we may incur increased insurance costs. The costs associated with any material defects or errors in our software or other performance problems may be substantial and could harm our operating results and growth prospects.
A distributed denial of service attack, ransomware attack, security breach or unauthorized data access could impair or incapacitate our information technology systems and delay or interrupt service to our clients and consumers, harm our reputation, or subject us to significant liability.
We may become subject to DDoS attacks, a technique used by hackers to take an internet service offline by overloading its servers. In addition, ransomware attacks against businesses of all sizes are becoming increasingly common. Further, as a result of the COVID-19 pandemic, we may face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Our platform may be subject to DDoS, ransomware or other cybersecurity attacks in the future and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. Moreover, our platform could be breached if vulnerabilities in our platform are exploited by unauthorized third parties or others. Techniques used to obtain unauthorized access change frequently, and the size of DDoS attacks and the number and types of ransomware attacks are increasing. As a result, we may be unable to implement adequate preventative measures or stop such attacks while they are occurring. A DDoS attack, ransomware attack or security breach could delay or interrupt service to our clients and consumers and may deter the utilization of our platform.
We also use information technology and security systems to maintain the physical security of our facilities and to protect our proprietary and confidential information, including that of our clients, consumers, and employees. Accidental or willful security breaches or other unauthorized access to our facilities or information systems, or viruses, loggers, malware, ransomware, or other malfeasant code in our data or software, could compromise this information or render our systems and data unusable. Additionally, we rely on a number of third-party “cloud-based” providers of corporate infrastructure services relating to, among other things, human resources, electronic communication services, some financial functions, and systems used to provide solutions to our clients, and we are therefore dependent on the security systems of these providers. Any security breaches or other unauthorized access to our service providers’ facilities or systems, or viruses, loggers, malware, ransomware or other malfeasant code in their data or software, could expose us to information loss, and misappropriation of confidential information, and other security breaches. In addition, our employees, contractors, or other third parties with whom we do business may attempt to circumvent security measures in order to misappropriate personal information, confidential information or other data, or may inadvertently release or compromise such data. Because the techniques used to obtain unauthorized access to or sabotage security systems, or to obtain unauthorized access to data we or our contractors maintain, change frequently and are often not recognized until after an attack, we and our service providers may be unable to anticipate the techniques or implement adequate preventative measures.
Any actual or perceived DDoS attack, ransomware attack, security breach or other unauthorized access could damage our reputation and brand, result in decreased utilization of our platform, expose us to fines and penalties, government investigations, and a risk of litigation and possible liability, require us to expend significant capital and other resources to alleviate any resulting problems and otherwise to remediate the incident, and require us to expend increased cybersecurity protection costs. We expect to incur significant costs in an effort to detect and prevent security breaches and other security-related incidents. Numerous state, federal and foreign laws and regulations require companies to notify individuals and/or regulatory authorities of data security breaches involving certain types of personal data. Any disclosures of security breaches, pursuant to these laws or regulations or otherwise, could lead to regulatory investigations and enforcement and negative publicity, and may cause our clients and consumers to lose confidence in the effectiveness of our data security measures.
Additionally, our discovery of any security breach or other security-related incident, or our provision of any related notice, may be delayed or be perceived to have been delayed. Any of these impacts or circumstances arising from an actual or perceived attack, breach or other unauthorized access could materially and adversely affect our business, financial condition, reputation and relationships with clients and consumers.
Furthermore, while our errors and omissions insurance policies include liability coverage for certain of these matters, if we experienced a significant security incident, we could be subject to claims or damages that exceed our insurance coverage. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material and adverse effect on our business, including our financial condition, operating results, and reputation.

We rely upon cloud-based data centers, infrastructure and technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business, and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results.
We rely on data centers and other technologies and services provided by third parties in order to host our cloud-based infrastructure that operates our business. If any of these services becomes unavailable or otherwise is unable to serve our requirements due to extended outages, interruptions, or facility closure, or because it is no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our operations otherwise could be disrupted or otherwise impacted until appropriate substitute services, if available, are identified, obtained, and implemented.
We do not control, or in some cases have limited control over, the operation of the data center facilities and infrastructure we use, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, cyberattack, terrorism and similar other events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, to adverse events caused by operator error, and to interruptions, data loss or corruption, and other performance problems due to various factors, including introductions of new capabilities, technology errors, infrastructure changes, DDoS attacks, or other security-related incidents. Changes in law or regulations applicable to data centers in various jurisdictions could also cause a disruption in service. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our platform operations and the loss, corruption of, unauthorized access to or acquisition of client or consumer data.
Our platform also depends on our ability to communicate through the public internet and electronic networks that are owned and operated by third parties. In addition, in order to provide our solutions on-demand and promptly, our computer equipment and network servers must be functional 24 hours per day, which requires access to telecommunications facilities managed by third parties and the availability of electricity, which we do not control. A severe disruption of one or more of these networks or facilities, including as a result of utility or third-party system interruptions, could impair our ability to process information and provide our solutions to our clients and consumers.
Any unavailability of, or failure to meet our requirements by, third-party data centers or other third-party technologies or services, or any disruption of the internet, utilities or the third-party networks or facilities that we rely upon, could impede our ability to make our platform accessible, harm our reputation, result in reduced traffic from consumers, cause us to issue refunds or credits to our clients, and subject us to potential liabilities. Any of these circumstances could adversely affect our business, reputation and operating results.
The impact of global, regional or local economic and market conditions may adversely affect our business, operating results and financial condition.
Our performance is subject to global economic conditions and economic conditions in one or more of our key markets, which impact spending by our clients and consumers. A majority of our clients are small and medium-sized businesses that operate one or two retail locations, and their access to capital, liquidity and other financial resources is constrained due to the regulatory restrictions applicable to cannabis businesses. As a result, these clients may be disproportionately affected by economic downturns. Clients may choose to allocate their spending to items other than our platform, especially during economic downturns.
Economic conditions may also adversely impact retail sales of cannabis. Declining retail sales of cannabis could result in our clients going out of business or deciding to stop using our platform to conserve financial resources. Negative economic conditions may also affect third parties with whom we have entered into relationships and upon whom we depend in order to grow our business.
Furthermore, economic downturns could also lead to limitations on our ability to obtain debt or equity financing on favorable terms or at all, reduced liquidity, decreases in the market price of New WMH’s securities following the business combination, decreases in the fair market value of our financial or other assets, and write-downs of and increased credit and collectability risk on our trade receivables, any of which could have a material adverse effect on our business, operating results or financial condition.

Catastrophic events may disrupt our business and impair our ability to provide our platform to clients and consumers, resulting in costs for remediation, client and consumer dissatisfaction, and other business or financial losses.
Our operations depend, in part, on our ability to protect our facilities against damage or interruption from natural disasters, power or telecommunications failures, criminal acts and similar events. Despite precautions taken at our facilities, the occurrence of a natural disaster, an act of terrorism, vandalism or sabotage, spikes in usage volume or other unanticipated problems at a facility could result in lengthy interruptions in the availability of our platform. Even with current and planned disaster recovery arrangements, our business could be harmed. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce revenue, subject us to liability and lead to decreased usage of our platform and decrease sales of our advertising placements, any of which could harm our business.
WMH’s operations and employees face risks related to health crises, such as the ongoing COVID-19 pandemic, that could adversely affect WMH’s financial condition and operating results. The COVID-19 pandemic could materially affect WMH’s operations, including at WMH’s headquarters or anywhere else WMH operates, and the business or operations of WMH’s clients, consumers, partners or other third parties with whom WMH conducts business.
In connection with the COVID-19 pandemic, governments have implemented significant measures intended to control the spread of the virus, including closures, quarantines, travel restrictions and other social distancing directives, and fiscal stimulus, and legislation designed to deliver monetary aid and other relief. In response to the risks posed by the COVID-19 pandemic and to comply with applicable governmental orders, WMH has taken active measures to promote health and safety, including requiring substantially all of our employees to work remotely, implementing additional safety protocols for any employees working onsite, and distributing masks to our employees. These and other operational changes WMH has implemented or may implement in the future may negatively impact productivity and disrupt WMH’s business.
To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect WMH’s operations as well as WMH’s relationships with clients and consumers. For instance, despite the overall increases in demand described below, some WMH’s clients’ operations were initially significantly disrupted in certain jurisdictions, causing a temporary significant decrease in activity on WMH’s platform in those jurisdictions.
Beginning in the first quarter of fiscal 2020, WMH experienced a significant increase in demand from retailers, including storefronts and delivery services, for its technology solutions (such as clients using WM Orders functionality to enable reservation of products by consumers for curbside pickup), which resulted in increased revenue (including from technology services fees relating to product reservation orders submitted prior to December 31, 2020, although such per order fee has been eliminated effective January 1, 2021). Although we experienced increased consumer demand in the form of increases in MAU, which grew from 7.4 million in February 2020 to 10.0 million in December 2020, we cannot determine what, if any, impact the pandemic had on our MAU growth in 2020. While we believe, like other industries, the pandemic accelerated existing trends towards consumer adoption of online platforms, we cannot be certain to what impact, if any, the end of the pandemic will have on our MAUs or MAU growth. To the extent the circumstances that accelerated the initial growth of WMH’s business stemmed from the effects of the COVID-19 pandemic, this may not continue in the future, and the growth rates in revenue and increases in MAUs may decline in future periods.
Shelter-in-place orders and similar regulations impact WMH’s client’s ability to operate their businesses, consumers’ ability to pick up orders, and WMH’s client’s ability to make deliveries. Such events have in the past caused, and may in the future cause, a temporary closure of WMH’s clients’ businesses, either due to government mandate or voluntary preventative measures, and many of WMH’s clients may not be able to withstand prolonged interruptions to their businesses, and may be forced to go out of business. Even if WMH’s clients are able to continue to operate their businesses, many may operate with limited hours and capacity and other limitations. Any limitations on or disruptions or closures of WMH’s clients’ businesses could adversely affect WMH’s business. Further, we may experience a decrease in new clients due to a lack of financial resources or a decline in new markets as businesses and financial markets deal with the impact of COVID-19. Further, these conditions may impact our ability to access financial markets to obtain the necessary funding to expand our business as currently contemplated, which may adversely affect our liquidity and working capital.

Even if a virus or other disease does not spread significantly and such measures are not implemented, the perceived risk of infection or significant health risk may adversely affect WMH’s business. WMH’s clients may be perceived as unsafe during such public health threats, even for order delivery or pickup. If the services offered through WMH’s platform or at other businesses in WMH’s industry become a significant risk for transmitting COVID-19 or similar public health threats, or if there is a public perception that such risk exists, demand for the use of WMH’s platform would be adversely affected.
In addition, the CARES Act and FFCRA were enacted to provide economic relief to businesses in response to the COVID-19 pandemic. Pursuant to the relief related to federal employment taxes provided in such legislation, we have (i) elected to defer eligible payroll taxes, which will be due in two equal installments in 2021 and 2022, and (ii) claimed certain employment-related tax credits under the legislation. While we may be eligible to receive some economic relief pursuant to the CARES Act, FFCRA or other legislation related to the COVID-19 pandemic, cannabis businesses may not be eligible to take full advantage of the government-sponsored COVID-19 relief packages. As a result, we may not benefit from these relief efforts to the same extent other businesses do in different industries. These relief measures, including the CARES Act, may be beneficial to us in one or more reporting periods but may adversely affect us on a going-forward basis.
The extent of COVID-19’s effect on WMH’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on WMH’s business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease may harm WMH’s business, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Fluctuations in our quarterly and annual operating results may adversely affect our business and prospects.
You should consider our business and prospects in light of the risks and difficulties we encounter in the uncertain and rapidly evolving market for our solutions. Because the cannabis information market is new and evolving, predicting its future growth rate and size is difficult. This reduces our ability to accurately evaluate our future prospects and forecast quarterly or annual performance. In addition to the other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:
•	our ability to attract new clients and consumers and retain existing clients and consumers;
•	our ability to accurately forecast revenue and appropriately plan our expenses;
•	the effects of changes in search engine placement and prominence;
•	the effects of increased competition on our business;
•	our ability to successfully expand in existing markets and successfully enter new markets;
•	the impact of global, regional or economic conditions;
•	the ability of licensed cannabis markets to successfully grow and outcompete illegal cannabis markets;
•	our ability to protect our intellectual property;
•	our ability to maintain and effectively manage an adequate rate of growth;
•	our ability to maintain and increase traffic to our platform;
•	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;
•	changes in governmental or other regulation affecting our business;
•	interruptions in platform availability and any related impact on our business, reputation or brand;
•	the attraction and retention of qualified personnel;
•	the effects of natural or man-made catastrophic events; and
•	the effectiveness of our internal controls.

We may improve our products and solutions in ways that forego short-term gains.
We seek to provide the best experience for the clients and consumers who use our platform. Some of our changes may have the effect of reducing our short-term revenue or profitability if we believe that the benefits will ultimately improve our business and financial performance over the long term. Any short-term reductions in revenue or profitability could be greater than planned or the changes mentioned above may not produce the long-term benefits that we expect, in which case our business and operating results could be adversely affected.
We are subject to risks inherent in foreign operations, including social, political and economic flux and compliance with additional U.S. and foreign laws, including those related to anti-bribery and anti-corruption, and may not be able to successfully maintain or expand our foreign operations.
We sell our offerings in the United States and Canada, and we have a limited number of non-monetized listings in several international countries including Austria, Germany, the Netherlands, Spain, and Switzerland. We anticipate growing our business, in part, by continuing to expand our foreign operations. As we continue our expansion, we may enter new foreign markets where we have limited or no experience marketing and deploying our platform. If we fail to launch or manage our foreign operations successfully, our business may suffer. Additionally, as our foreign operations expand, or more of our expenses are denominated in currencies other than the U.S. dollar, our operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. In addition, as our foreign operations continue to grow, we are subject to a variety of risks inherent in doing business internationally, including:
•	political, social, and economic instability;
•
risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy and data protection, and unexpected changes in laws, regulatory requirements, and enforcement;

•	fluctuations in currency exchange rates;
•	higher levels of credit risk and payment fraud;
•	complying with tax requirements of multiple jurisdictions;
•	enhanced difficulties of integrating any foreign acquisitions;
•	the ability to present our content effectively in foreign languages;
•
complying with a variety of foreign laws, including certain employment laws requiring national collective bargaining agreements that set minimum salaries, benefits, working conditions, and termination requirements;

•	reduced protection for intellectual property rights in some countries;
•	difficulties in staffing and managing global operations and the increased travel, infrastructure, and compliance costs associated with multiple foreign locations;
•	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise preventing us from freely moving cash;
•	import and export restrictions and changes in trade regulation;
•	complying with statutory equity requirements;
•	complying with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Corruption of Public Officials Act (Canada), and similar laws in other jurisdictions; and
•	export controls and economic sanctions administered by the U.S. Department of Commerce Bureau of Industry and Security and the U.S. Treasury Department’s Office of Foreign Assets Control.
We are subject to industry standards, governmental laws, regulations and other legal obligations, particularly related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could harm our business.
We are subject to regulation by various federal, state, provincial, local and foreign governmental authorities, including those responsible for monitoring and enforcing employment and labor laws, anti-bribery laws, lobbying and election laws, securities laws and tax laws. These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance.
In addition, our business is subject to regulation by various federal, state, provincial and foreign governmental agencies responsible for monitoring and enforcing privacy and data protection laws and regulations. Numerous foreign, federal and state laws and regulations govern collection, dissemination, use and confidentiality of personally identifiable health information, including state privacy and confidentiality laws (including state laws requiring disclosure of breaches); federal and state consumer protection and employment laws; the Health Insurance Portability and Accountability Act of 1996, or HIPAA; and European and other foreign data protection laws.
We receive, store, process, and use personal information and other user content. The regulatory framework for privacy issues worldwide, including in the United States, is rapidly evolving and is likely to remain uncertain for the foreseeable future, as many new laws and regulations regarding the collection, use and disclosure of personally identifiable information, or PII, and other data have been adopted or are under consideration and existing laws and regulations may be subject to new and changing interpretations. In the United States, the Federal Trade Commission and many state attorneys general are applying federal and state consumer protection laws to impose standards for the online collection, use and dissemination of data. The California Consumer Privacy Act of 2018, or CCPA, which became effective January 1, 2020, imposes significant additional requirements with respect to the collection of personal information from California residents. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. It remains unclear what, if any, modifications will be made to this legislation or how it will be interpreted. Additionally, a new privacy law, the California Privacy Rights Act, or CPRA, significantly modified the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses. The CPRA created a new California state agency charged with enforcing state privacy laws, and there is uncertainty about potential enforcement actions that the new agency may take in the future. The effects of the CCPA and the CPRA remain far-reaching, and depending on final regulatory guidance and related developments, may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply.
Many foreign countries and governmental bodies, including Canada and the European Union, or E.U., and other relevant jurisdictions where we conduct business, have laws and regulations concerning the collection and use of PII and other data obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, internet protocol addresses and other types of data. In Canada, the federal Personal Information Protection and Electronic Documents Act, or PIPEDA, governs the collection, use and disclosure of PII in many provinces in Canada, and though it is silent with respect to territorial reach, the Federal Court of Canada has found that PIPEDA will apply to businesses established in other jurisdictions if there is a “real and substantial connection” between the organization’s activities and Canada. Provincial privacy commissioners take a similar approach to the interpretation and application of provincial private-sector privacy laws equivalent to PIPEDA. Further, Canada has robust anti-spam legislation. Organizations sending commercial electronic messages to individuals must either have express consent from the individual in the prescribed form or the situation must qualify as an instance of implied consent or other authorization set out in Canada’s Anti-Spam Legislation, or CASL. The penalties for non-compliance under CASL are significant and the regulator, the Canadian Radio- Television and Telecommunications Commission, is active with respect to enforcement. In addition, the E.U.’s General Data Protection Regulation, or the GDPR, which went into effect in May 2018, requires subject companies to implement and maintain comprehensive information privacy and security protections with respect to personal data (data that relates to an identified or identifiable individual) about persons in the E.U. that is collected or processed by such companies. The GDPR provides for substantial penalties for noncompliance.
Although we are working to comply with those federal, state, provincial and foreign laws and regulations, industry standards, governmental standards, contractual obligations and other legal obligations that apply to us, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, our practices or the features of our applications or platform. Any failure or perceived failure by us or our contractors to comply with federal, state, provincial or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in loss of, unauthorized access to, or acquisition, alteration, destruction, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause employees, clients and consumers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability or perceived inability (even if unfounded) on our part to adequately address privacy, data protection, and information security concerns, or comply with applicable laws, regulations, policies, industry standards, governmental standards, contractual obligations, or other legal obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business.
We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, Canada, the E.U. and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations, or amendments or changes in the interpretation of existing laws, regulations, standards and other obligations, could impair our or our clients’ ability to collect, use, disclose or otherwise process information relating to employees or consumers, which could decrease demand for our applications, increase our costs and impair our ability to maintain and grow our client and consumer bases and increase revenue. Such laws and regulations may require us to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use PII or other data for certain purposes. In addition, a foreign government could require that any data collected in a country not be transferred or disseminated outside of that country, or impose restrictions or conditions upon such dissemination, and we may face difficulty in complying with any such requirements for certain geographic regions. Indeed, many privacy laws, such as those in force in Canada and the E.U., already impose these requirements. If we fail to comply with federal, state, provincial and foreign data privacy laws and regulations, our ability to successfully operate our business and pursue our business goals could be harmed. Furthermore, due to our acceptance of credit cards, we are subject to the PCI- DSS, which is designed to protect the information of credit card users.
We have had security incidents in the past, which we do not believe reached the level of a breach that would be reportable under applicable state laws or our other obligations; however, there can be no assurance that our determinations were correct. In the event our determinations are challenged and found to have been incorrect, we may be subject to unfavorable publicity or claims by one or more state attorneys general, federal regulators, or private plaintiffs, any of which could damage our reputation, inhibit sales and adversely affect our business.
Governmental regulation of the internet continues to develop, and unfavorable changes could substantially harm our business and operating results.
We are subject to general business regulations and laws as well as federal, state, provincial and foreign laws specifically governing the internet. Existing and future laws and regulations, narrowing of any existing legal safe harbors, or previous or future court decisions may impede the growth of the internet or online products and solutions, and increase the cost of providing online products and solutions. These laws may govern, among other issues, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential internet access and the characteristics and quality of offerings. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the internet or online services. There is also a risk that these laws may be interpreted and applied in conflicting ways across jurisdictions, and in a manner that is not consistent with our current practices. Unfavorable resolution of these issues may limit our business activities, expose us to potential legal claims or cause us to spend significant resources on ensuring compliance, any of which could harm our business and operating results.
We may be subject to claims brought against us as a result of content we provide.
We provide educational information regarding the use and potential effects of various types of cannabis products through our platform, including information regarding therapeutic uses for cannabis. If our content, or content we obtain from third parties, contains inaccuracies, it is possible that consumers or others may sue us for various causes of action. Although our website and mobile applications contain terms and conditions, including disclaimers of liability, that are intended to reduce or eliminate our liability, the law governing the validity and enforceability of online agreements and other electronic transactions is evolving. We could be subject to claims by third parties that our online agreements with consumers that provide the terms and conditions for use of our websites and mobile applications are unenforceable. A finding by a court that these agreements are invalid and that we are subject to liability could harm our business and require costly changes to our business.
For content that we publish or provide ourselves, we have editorial procedures in place to provide quality control of the information that we publish or provide. However, we cannot assure you that our editorial and other quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content. Even if potential claims do not result in liability to us, investigating and defending against these claims could be expensive and time-consuming and could divert management’s attention away from our operations. In addition, our business is based on establishing the reputation of our platform as trustworthy and dependable sources of educational information. Allegations of impropriety or inaccuracy, even if unfounded, could harm our reputation and business.
We may be subject to legal claims based on the content published to our platform.
We may be subject to legal claims relating to information made available through our platform, including claims for defamation, libel, negligence and copyright or trademark infringement, among others. These claims or allegations could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims or allegations. In some instances, we may elect or be compelled to remove content, or may be forced to pay substantial damages or administrative monetary penalties, if we are unsuccessful in our efforts to defend against these claims or allegations. If we elect, or are compelled, to remove valuable content from our platform, our platform or services may become less useful to consumers, which could have a negative impact on our business and financial performance. This risk may also be greater in certain jurisdictions outside of the United States where our protections from such liability may be unclear.
Future investments in alternative revenue streams or acquisitions could disrupt our business and adversely affect our operating results, financial condition and cash flows.
We believe that our long-term growth depends in part on our ability to develop and monetize additional aspects of our platform. Developing new products and solutions may involve significant investments of capital, time, resources and managerial attention. We have limited experience with developing, implementing and managing revenue streams other than our core listing business, and there can be no assurance that we will successfully implement any new products or solutions. External factors, such as additional regulatory compliance obligations, may also affect the successful implementation of new products and solutions through our platform.
Additionally, we may make acquisitions that could be material to our business, operating results, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies or businesses is unproven. Acquisitions involve many risks, including the following:
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an acquisition may negatively affect our operating results, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

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we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us, and potentially across different cultures and languages in the event of a foreign acquisition;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
•	an acquisition may result in a delay or reduction of sales for both us and the company we acquired due to uncertainty about continuity and effectiveness of products or support from either company;
•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products;
•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;
•	potential strain on our financial and managerial controls and reporting systems and procedures;
•	potential known and unknown liabilities associated with an acquired company;

•	if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;
•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;
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to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing equity holders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.
We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, operating results, financial condition and cash flows.
We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business.
In the course of running our business, we may need to raise capital, certain forms of which may cause dilution to our stockholders. If our need is due to unforeseen circumstances or material expenditures or if our operating results are worse than expected, then we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and these additional financings could cause further dilution to our stockholders. Due to the current legal status of cannabis under U.S. federal law, we have experienced, and may in the future experience, difficulty attracting additional debt or equity financing. In addition, the current legal status of cannabis may increase the cost of capital now and in the future. Debt financing, if available, may involve agreements that include equity conversion rights, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, expending capital, or declaring dividends, or that impose financial covenants on us that limit our ability to achieve our business objectives. Debt financings may contain provisions, which, if breached, may entitle lenders to accelerate repayment of loans, and there is no assurance that we would be able to repay such loans in such an event or prevent the foreclosure of security interests granted pursuant to such debt financing. If we need but cannot raise additional capital on acceptable terms, then we may not be able to meet our business objectives, our stock price may fall, and you may lose some or all of your investment.
Our business and operating results may be harmed if we are deemed responsible for the collection and remittance of state sales taxes or other indirect taxes for clients using our order functionality.
We do not collect sales and value-added tax as part of our client agreements in the United States or Canada, based on our determination that such tax is not applicable to our platform. Sales and use, value-added, and similar tax laws and rates vary greatly by jurisdiction. If we are deemed an agent for the clients on our platform under state or other applicable tax law, we may be deemed responsible for collecting and remitting sales taxes directly to certain states or jurisdictions. It is possible that one or more states could seek to impose sales, use or other tax obligations on us with regard to the ordering functionality that we offer our clients. These taxes may be applicable to past sales. In addition, the U.S. Supreme Court’s ruling in South Dakota v. Wayfair that a U.S. state may require an online retailer with no in-state property or personnel to collect and remit sales tax on sales to the state’s residents may permit wider enforcement of sales tax collection requirements, which may increase the jurisdictions in which we may be required to collect and/or remit taxes. A successful assertion that we should be collecting additional sales, use or other taxes or remitting such taxes directly to states or other jurisdictions could result in substantial tax liabilities for past sales and additional administrative expenses and increase the cost of our products and solutions, which could harm our business and operating results.
We may be subject to potential adverse tax consequences both domestically and in foreign jurisdictions.
We are a limited liability company that is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a result, we generally are not liable for U.S. federal or state and local income taxes in most jurisdictions in which we operate. We are subject to taxes, such as income, payroll, sales, use, value-added, property and goods and services taxes, in both the United States and various foreign jurisdictions. Our domestic and foreign tax liabilities are subject to various jurisdictional rules regarding the timing and allocation of revenue and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file and to changes in tax laws. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. From time to time, we may be subject to income and non-income tax audits. While we believe we have complied with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our business, results of operations, and financial condition. In addition, audits may require ongoing time and attention from our management, which could limit their ability to focus on other aspects of our business and impact our business in the future.
Changes in accounting standards or other factors could negatively impact our future effective tax rate.
Our future effective tax rate may be affected by such factors as changing interpretation of existing laws or regulations, the impact of accounting for equity-based compensation, the impact of accounting for business combinations, changes in our international organization, and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain.
Although we believe that our tax estimates are reasonable, we cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.
Changes in tax laws or regulations and compliance in multiple jurisdictions may have a material adverse effect on our business, cash flow, financial condition or operating results.
We are subject to the income tax laws of the United States, Canada, and several other foreign jurisdictions. New income, sales, use or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time, which could affect the tax treatment of our U.S. and foreign earnings. Any new taxes could adversely affect our domestic and foreign business operations, and our business and financial performance. In addition, existing tax laws, statutes, rules, regulations, or ordinances, such as Section 280E of the Code, discussed below, could be interpreted, changed, modified or applied adversely to us. Furthermore, changes to the taxation of undistributed foreign earnings could change our future intentions regarding reinvestment of such earnings. The foregoing items could have a material adverse effect on our business, cash flow, financial condition or operating results.
Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject us to penalties and fees in the future if we were to inadvertently fail to comply. If we were to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on our business, results of operations and financial condition.
Additional Risks Related to the Cannabis Industry
For purposes of this subsection only, “WMH,” “the Company,” “we,” “us” or “our” refer to WM Holding Company, LLC and its subsidiaries, unless the context otherwise requires.
Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.
Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all violate the CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law. For over five years, however, the U.S. government has not prioritized the enforcement of those laws against cannabis companies complying with state law and their vendors. No reversal of that policy of prosecutorial discretion is expected under a Biden administration given his campaign’s position on cannabis, and recent statements of Attorney General Merrick Garland discussed further below, although prosecutions against state-legal entities cannot be ruled out entirely at this time.

On January 4, 2018, then U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) rescinding certain past DOJ memoranda on cannabis law enforcement, including the Memorandum by former Deputy Attorney General James Michael Cole (the “Cole Memo”) issued on August 29, 2013, under the Obama administration. Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute state law compliant cannabis companies in states that were regulating cannabis, unless one or more of eight federal priorities were implicated, including use of cannabis by minors, violence, or the use of federal lands for cultivation. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued nearly three years ago, however, U.S. Attorneys have generally not prioritized the targeting of state law compliant entities.
We cannot assure that each U.S. Attorney’s Office in each judicial district where we operate will not choose to enforce federal laws governing cannabis sales against state-legal companies like our business clients. The basis for the federal government’s lack of recent enforcement with respect to the cannabis industry extends beyond the strong public sentiment and ongoing prosecutorial discretion. Since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law. Our policies do not prohibit our state-licensed cannabis retailers from engaging in the cannabis business for adult use that is permissible under state and local laws. Consequently, certain of our retailers currently (and may in the future) sell adult-use cannabis, if permitted by such state and local laws now or in the future, and therefore may be outside any protections extended to medical-use cannabis under the spending bill provision. This could subject our clients to greater and/or different federal legal and other risks as compared to businesses where cannabis is sold exclusively for medical use, which could in turn materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to client base, which would adversely affect our operations, cash flow and financial condition.
While President Biden’s campaign position on cannabis falls short of full legalization, he has campaigned on a platform of relaxing enforcement of cannabis proscriptions, including decriminalization generally. According to the Biden campaign website: “A Biden Administration will support the legalization of cannabis for medical purposes and reschedule cannabis as a CSA Schedule II drug so researchers can study its positive and negative impacts. This will include allowing the VA to research the use of medical cannabis to treat veteran-specific health needs.” He has pledged to “decriminalize” cannabis, which could prompt his U.S. Attorney General to issue policy guidance to U.S. Attorneys that they should not enforce federal cannabis prohibition against state law compliant entities and others legally transacting business with them. Indeed, the Biden-Sanders Unity Platform, which was released at the time President Biden won the Democratic Party nomination for President, affirmed that his administration would seek to “[d]ecriminalize marijuana use and legalize marijuana for medical purposes at the federal level;” “allow states to make their own decisions about legalizing recreational use;” and “automatically expunge all past marijuana convictions for use and possession.” Vice President Harris echoed these intentions during the vice presidential debate, saying that “[w]e will decriminalize marijuana and we will expunge the records of those who have been convicted of marijuana[-related offenses].” While President Biden’s promise to decriminalize likely would mean that the federal government would not criminally enforce the Schedule II status against state legal entities, and would expand opportunities for cannabis research in the U.S., the implications of the potential re-scheduling are not entirely clear for state legal commercial cannabis operators.
Although the U.S. Attorney General could issue policy guidance to federal prosecutors that they should not interfere with cannabis businesses operating in compliance with states’ laws, any such guidance would not have the force of law, and could not be enforced by the courts. The President alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to the CSA’s Schedule II would ease certain research restrictions, it would not make the state medical or adult-use programs federally legal.
On January 20, 2021 President Biden formally nominated Merrick Garland to his cabinet as the U.S. Attorney General. Confirmation hearings for Attorney General Garland began on February 22, 2021. On the first date of his confirmation hearing, Attorney General Garland stated that he did not see enforcement of federal cannabis law as a high priority use of resources for the DOJ: “This is a question of the prioritization of our resources and prosecutorial discretion. It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. I don’t think that’s a useful use. I do think we need to be sure there are no end-runs around the state laws that criminal enterprises are doing. So that kind of enforcement should be continued. But I don’t think it’s a good use of our resources, where states have already authorized. That only confuses people, obviously, within the state.” While the statement is not a promise to avoid federal interference with state cannabis laws, it does signal that the enforcement priorities of DOJ lie elsewhere.
Furthermore, while industry observers are hopeful that a Democrat-controlled Senate, along with a Biden presidency, will increase the chances of federal cannabis policy reform, such as the Marijuana Opportunity Reinvestment and Expungement Act (or MORE Act), which was originally co-sponsored by now Vice President Harris in the Senate, or banking reform, such as the SAFE Banking Act, we cannot provide assurances about the content, timing or chances of passage of a bill legalizing cannabis. Accordingly, we cannot predict the timing of any change in federal law or possible changes in federal enforcement. In the unlikely event that the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal law regarding cannabis, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.
Our business and our clients are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis, which could subject our clients to legal claims or otherwise adversely affect our business.
We and our clients are subject to a variety of laws and regulations in the United States regarding financial transactions. Violations of the U.S. anti-money laundering (AML) laws require proceeds from enumerated criminal activity, which includes trafficking in cannabis in violation of the CSA. Financial institutions that both we and our clients rely on are subject to the Bank Secrecy Act, as amended by Title III of the USA Patriot Act. In Canada, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder and the Criminal Code (Canada) apply. The penalties for violation of these laws include imprisonment, substantial fines and forfeiture.
In 2014, the DOJ under the Obama administration directed federal prosecutors to exercise restraint in prosecuting AML violations arising in the state legal cannabis programs and to consider the federal enforcement priorities enumerated in the Cole Memo when determining whether to charge institutions or individuals based upon cannabis-related activity. Around the same time, the Treasury Department issued guidance that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. Then-Attorney General Sessions’s rescission of the DOJ’s guidance on the state cannabis programs in early 2018 increased uncertainty and heighted the risk that federal law enforcement authorities could seek to pursue money laundering charges against entities, or individuals, engaged in supporting the cannabis industry. On January 31, 2018, the Treasury Department issued additional guidance that the 2014 Guidance would remain in place until further notice, despite the rescission of the DOJ’s earlier guidance memoranda. A detailed description of current U.S. policy and the legal status of cannabis, including President Biden’s stance on cannabis enforcement and current and foreseeable decriminalization and legalization initiatives, can be found in the “U.S. and Territories” section.
We are subject to a variety of laws and regulations in the United States, Canada and elsewhere that prohibit money laundering, including the Proceeds of Crime and Terrorist Financing Act (Canada) and the Money Laundering Control Act (U.S.), as amended, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by governmental authorities in the United States, Canada or any other jurisdiction in which we have business operations or to which we export our offerings. If any of our clients’ business activities, any dividends or distributions therefrom, or any profits or revenue accruing thereby are found to be in violation of money laundering statutes, our clients could be subject to criminal liability and significant penalties and fines. Any violations of these laws, or allegations of such violations, by our clients could disrupt our operations and involve significant management distraction and expenses. As a result, a significant number of our clients facing money laundering charges could materially affect our business, operations and financial condition. Additionally, proceeds from our clients’ business activities, including payments we have received from those clients, could be subject to seizure or forfeiture if they are found to be illegal proceeds of a crime transmitted in violation of anti-money laundering laws, which could have a material adverse effect on our business. Finally, if any of our clients are found to be violating the above statutes, this could have a material adverse effect on their ability to access or maintain financial services, as discussed in detail below, which could, in turn, have a material adverse effect on our business.
We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry.
Although we do not grow or sell cannabis products, our general connection with the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities.
We are dependent on the banking industry to support the financial functions of our products and solutions. Our business operating functions including payroll for our employees, real estate leases, and other expenses are handled reliant on traditional banking. Additionally, many of our clients pay us via wire transfer to our bank accounts, or via checks that we deposit into our banks. We require access to banking services for both us and our clients to receive payments in a timely manner. Lastly, to the extent we rely on any lines of credit, these could be affected by our relationships with financial institutions and could be jeopardized if we lose access to a bank account. Important components of our offerings depend on client accounts and relationships, which in turn depend on banking functions. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network, or FinCEN, issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. While the federal government has generally not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government theoretically could, at least against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities and the subsequent risks this uncertainty presents to financial institutions may result in their discontinuing services to the cannabis industry or limit their ability to provide services to the cannabis industry or ancillary businesses providing services to the cannabis industry.
As a result of federal-level illegality and the risk that providing services to state-licensed cannabis businesses poses to banks, cannabis-related businesses face difficulties accessing banks that will provide services to them. When cannabis businesses are able to find a bank that will provide services, they face extensive client due diligence in light of complex state regulatory requirements and guidance from FinCEN, and these reviews may be time-consuming and costly, potentially creating additional barriers to financial services for, and imposing additional compliance requirements on, us and our clients. FinCEN requires a party in trade or business to file with the U.S. Internal Revenue Service, or the IRS, a Form 8300 report within 15 days of receiving a cash payment of over $10,000. While we receive very few cash payments for the products we sell, if we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, results of operations and financial condition. We cannot assure that our strategies and techniques for designing our products and solutions for our clients will operate effectively and efficiently and not be adversely impacted by any refusal or reluctance of banks to serve businesses that grow and sell cannabis products. A change in banking regulations or a change in the position of the banking industry that permits banks to serve businesses that grow and sell cannabis products may increase competition for us, facilitate new entrants into the industry offering products or solutions similar to those that we offer, or otherwise adversely affect our results of operations. Also, the inability of potential clients in our target market to open accounts and otherwise use the services of banks or other financial institutions may make it difficult for us to conduct business, including receiving payments in a timely manner.
We do not sell cannabis, or products that contain cannabis; accordingly, our company is not part of the cannabis industry that would be restricted from using federal and federally insured banks. However, because of “weed” in our name and the fact that our revenue is generated largely from companies licensed as operators in the cannabis industry, banks have and may continue to consider us to be part of the cannabis industry that is subject to banking restrictions. If we were to lose any of our banking relationships or fail to secure additional banking relationships in the future, we could experience difficulty and incur increased costs in the administration of our business, paying our employees, accepting payments from clients, each of which may adversely affect our reputation or results of operations. Additionally, the closure of many or one of our bank accounts due to a bank’s reluctance to provide services to a business working with state legal cannabis businesses would require significant management attention from WMH and could materially adversely affect our business and operations. In addition to banks and financial institutions, merchant processors may take a similar view of the risks of working with WMH since we provide services to cannabis businesses, and loss of any of our merchant processor relationships could have similar results. Moreover, Visa reportedly prohibits processing of transactions involving cannabis on its network, and Mastercard has reportedly stated that it is evaluating the inconsistency between U.S. state and federal cannabis law. In October 2020, we responded to an inquiry from certain of our merchant processors on behalf of Mastercard relating to the applicability of U.S. state and federal law to our services, including our WM Orders services. Although consumers cannot purchase products on the Weedmaps marketplace and we do not currently use, nor have we historically used, any of our merchant processing relationships to process payments for cannabis transactions, to the extent Visa or Mastercard extend these restrictions to cannabis-related businesses, our merchant processing relationships could be terminated, or we could be prevented from processing any Visa or Mastercard transactions, which could have a material adverse effect on our business and results of operations.
We may have difficulty using bankruptcy courts due to our involvement in the regulated cannabis industry.
We currently have no need or plans to seek bankruptcy protection. U.S. courts have held that debtors whose income is derived from cannabis or cannabis assets in violation of the CSA cannot seek federal bankruptcy protections. Although we are not in the business of growing or processing cannabis or selling or even possessing cannabis or cannabis products, a U.S. court could determine that our revenue is derived from cannabis or cannabis assets and prevent us from obtaining bankruptcy protections if necessary.
The conduct of third parties may jeopardize our business.
We cannot guarantee that our systems, protocols, and practices will prevent all unauthorized or illegal activities by our clients. Our success depends in part on our clients’ ability to operate consistently with the regulatory and licensing requirements of each state, local, and regional jurisdiction in which they operate. We have a dedicated Trust and Safety team that reviews cannabis license information for operational cannabis retail clients, both on submission and on an ongoing basis, to ensure validity and accuracy. We require all operational cannabis retailer clients, including storefronts and delivery services, to display on their WMH listing a valid, unexpired state-issued license number. For certain WMH products or services, we request additional verification and documentation. We cannot ensure that the conduct of our clients, who are third parties, and their actions could expose them to legal sanctions and costs, which would in turn, adversely affect our business and operations.
The conduct of third parties may jeopardize our regulatory compliance.
While we are a technology company, not a cannabis licensee, and as such, are not subject to commercial cannabis regulations that apply to cannabis operators, we cannot guarantee that our systems, protocols, and practices will prevent any and all unauthorized or illegal activities by our clients. Our success depends in part on our clients’ ability to operate consistently with the regulatory and licensing requirements of each state, local, and regional jurisdiction in which they operate. Despite the procedures and protocols in place for license verification by our Trust & Safety team, any non-compliance by our clients could put our business at risk, as discussed herein, and could also subject us to potential actions by state regulators, to the extent they could be applied to technology service providers, which could materially adversely affect our business, operations, financial condition, brand, and reputation.
We believe that Section 230(c)(1) of the Communications Decency Act (CDA) provides immunity from civil and state criminal liability, but it is possible that it does not.
We believe that Section 230(c)(1) provides immunity from civil and state criminal liability to internet service provider intermediaries in the United States, such as us, for content provided on their platforms that they did not create or develop. We do not create or develop the information that appears on our clients’ listing pages and advertising placements, although our moderation teams may take down a client’s information if it breaches our listing restrictions or admonish consumers who post reviews that violate our community terms of use (which, for example, prohibit profanity and racism). We do author and edit certain original content that appears in other sections of our site, such as WM News, WM Learn and WM Policy. All of these sections are general news and information, and none of these sections are advertisements for, or listing pages of, cannabis businesses. For additional information about Section 230, see the sections captioned “Business—Overview” and “Risk Factors—Risks Related to WMH’s Business and Industry.” Our clients are subject to licensing and related requirements under applicable laws and regulations, and our own compliance policies, and some of our clients currently and in the future may not be in compliance with all such requirements. Despite our belief that we are protected by Section 230, it is possible that we are not, which would subject us to legal, business, and operational risks. In addition, there have been various Congressional efforts to restrict the scope of the protections available to online platforms under Section 230 of the CDA, and our current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. We could also face fines or orders restricting or blocking our services in particular geographies as a result of content hosted on our services. For example, recently enacted legislation in Germany may impose significant fines for failure to comply with certain content removal and disclosure obligations.
We may continue to be subject to constraints on marketing our products.
Certain of the states in which we operate have enacted strict regulations regarding marketing and sales activities on cannabis products, which could affect our cannabis retail clients’ demand for our listing and marketing services. There may be restrictions on sales and marketing activities of cannabis businesses imposed by government regulatory bodies that can hinder the development of our business and operating results because of the restrictions our clients face. If our clients are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products for our clients, this could hamper demand for our products and services from licensed cannabis retailers, which could result in a loss of revenue.
Cannabis businesses are subject to unfavorable U.S. tax treatment.
Section 280E of the Code does not allow any deduction or credit for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the Controlled Substances Act). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses beyond costs of goods sold and asserting assessments and penalties for additional taxes owed. Section 280E may have a lesser impact on cannabis cultivation and manufacturing operations than on sales operations, which directly affects our clients, who are cannabis retailers. However, Section 280E and related IRS enforcement activity have had a significant impact on the operations of all cannabis companies. While the Section does not directly affect our Company, it lowers our clients’ profitability, and could result in decreased demand for our listing and marketing services. An otherwise profitable cannabis business may operate at a loss after taking into account its U.S. income tax expenses. This affects WMH because our sales and operating results could be adversely affected if our clients decrease their marketing budgets and are operating on lower profit margins as a result of unfavorable treatment by the Code.
Service providers to cannabis businesses may also be subject to unfavorable U.S. tax treatment.
As discussed above, under Section 280E of the Code, no deduction or credit is allowed for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses and asserting assessments and penalties for additional taxes owed. While we do believe that Section 280E does not apply to our business, or ancillary service providers that work with state-licensed cannabis businesses, if the IRS interprets the section to apply, it would significantly and materially affect our profitability and financial condition.
The MORE Act, which was passed by the House of Representatives but did not become law in the 116th Congress and has not yet been reintroduced into the 117th, would remove marijuana from the CSA, which would effectively carve out state-legal cannabis businesses from Section 280E of the Code. The MORE Act would impose two new taxes on cannabis businesses: an excise tax measured by the value of certain cannabis products and an occupational tax assessed on the enterprises engaging in cannabis production and sales. Although these novel tax provisions are included in the MORE Act passed by the House of Representatives, it is challenging to predict whether, when, and in what form the MORE Act could be enacted into law and how any such legislation would affect the activities of WMH.

Cannabis businesses may be subject to civil asset forfeiture.
Any property owned by participants in the cannabis industry used in the course of conducting such business, or that represents proceeds of such business or is traceable to proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture because of the illegality of the cannabis industry under federal law. Even if the owner of the property is never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. Forfeiture of assets of our cannabis business clients could adversely affect our revenues if it impedes their profitability or operations and our clients’ ability to continue to subscribe to our services.
Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.
Insurance that is otherwise readily available, such as general liability and directors’ and officers’ insurance, is more difficult for us to find and is more expensive or contains significant exclusions because our clients are cannabis industry participants. There are no guarantees that we will be able to find such insurance coverage in the future or that the cost will be affordable to us. If we are forced to go without such insurance coverage, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities. If we experience an uninsured loss, it may result in loss of anticipated cash flow and could materially adversely affect our results of operations, financial condition, and business.
There may be difficulty enforcing certain of our commercial agreements and contracts.
Courts will not enforce a contract deemed to involve a violation of law or public policy. Because cannabis remains illegal under U.S. federal law, parties to contracts involving the state legal cannabis industry have argued that the agreement was void as federally illegal or against public policy. Some courts have accepted this argument in certain cases, usually against the company trafficking in cannabis. While courts have enforced contracts related to activities by state-legal cannabis companies, and the trend is generally to enforce contracts with state-legal cannabis companies and their vendors, there remains doubt and uncertainty that we will be able to enforce our commercial agreements in court for this reason. We cannot be assured that we will have a remedy for breach of contract, which would have a material adverse effect on our business.
Certain of our directors, officers, employees and investors who are not U.S. citizens may face constraints on cross-border travel into the United States.
Because cannabis remains illegal under U.S. federal law, non-U.S. citizens employed at or investing in companies doing business in the state legal cannabis industry could face detention, denial of entry or lifetime bans from the United States for their business associations with cannabis businesses. Entry to the United States happens at the sole discretion of the officers on duty of the U.S. Customs and Border Protection, or CBP, and these officers have wide latitude to ask questions to determine the admissibility of a foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal laws, could mean denial of entry to the United States. Business or financial involvement in the legal cannabis industry in Canada or in the United States could also be grounds for U.S. border guards to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of U.S. laws regarding controlled substances and because cannabis continues to be a controlled substance under U.S. federal law, working in or facilitating the proliferation of the legal marijuana industry in U.S. states where it is deemed legal or in Canada may affect admissibility to the United States. CBP updated its stated policy on October 9, 2018 to clarify that a Canadian citizen coming to the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States.
As a result, CBP has affirmed that employees, directors, officers, managers and investors of companies involved in business activities related to cannabis in the United States or Canada (such as us), who are not U.S. citizens, face the risk of being barred from entry into the United States for life. On October 9, 2018, CBP released an additional policy statement indicating that Canadian citizens working in or facilitating the proliferation of the legal cannabis industry in Canada, if travelling to the United States for reasons unrelated to the cannabis industry, will generally be admissible. However, if the traveler is found to be entering into the United States for reasons related to the cannabis industry, he or she may be deemed inadmissible. Ultimately, travel restrictions imposed on our directors, officers, employees and investors could impair our ability to conduct business and to freely explore new strategic relationships.

Risks Related to WMH’s Intellectual Property
For purposes of this subsection only, “WMH,” “the Company,” “we,” “us” or “our” refer to WM Holding Company, LLC and its subsidiaries, unless the context otherwise requires. The numbers in this subsection based upon the assumptions described in the last paragraph of the section entitled “Certain Defined Terms.”
We are, and may in the future be, subject to disputes and assertions by third parties that we violate their intellectual property rights. These disputes could be costly to defend and could harm our business and operating results.
We currently face, and we expect to face from time to time in the future, allegations that we have violated the rights of third parties, including patent, trademark, copyright and other intellectual property rights. Even if the claims are without merit, defending these types of claims may result in substantial costs, the diversion of the attention of management, and the disruption of our operations. In particular, patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict. We may be required to stop offering certain features, purchase licenses or modify our products and features while we develop non-infringing substitutes, or become subject to significant settlement costs. These claims also could subject us to significant liability for damages and could result in our having to stop using or hosting technology, content, branding or business methods found to be in violation of another party’s rights. We do not own any patents and, therefore, may be unable to deter competitors or others from pursuing patent or other intellectual property infringement claims against us through the threat of counter-suit.
Companies in the software-as-a-service (SaaS) vertical in which we operate and other industries may own large numbers of patents, copyrights and marks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. We routinely host listing pages that offer third-party goods and feature third-party brands, which may themselves infringe third party intellectual property rights and which bring us into litigation between the parties to such litigation. Further, although we contractually require our clients to indemnify us against any liability for claims that arise out of their brands and their materials being featured on our sites, clients may not be solvent or financially able to indemnify us. We might be required or may opt to seek a license of intellectual property rights held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and which we may not be able to accomplish efficiently, or at all. If we cannot use, license or develop technology, content, branding, or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Further, as we face increasing competition and as our business grows, we will likely face more claims of infringement.
The results of litigation and claims to which we may be subject cannot be predicted with certainty. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, reputation and operating results.
Our use of “open source” software could negatively affect our ability to offer our platform and subject us to possible litigation.
Our platform uses “open source” software that we have obtained from third parties or is included in software packages. Open source software is generally freely accessible, usable and modifiable, and is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Use and distribution of open source software may entail greater risks than use of closed-source commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or other claims relating to violation of intellectual property rights or the quality of the software. In addition, certain open source licenses, like the GNU Affero General Public License, or AGPL, may require us to offer for no cost the components of our platform that incorporate the open source software, to make available source code for modifications or derivative works we create by incorporating or using the open source software, or to license our modifications or derivative works under the terms of the particular open source license. If we are required, under the terms of an open source license, to release our proprietary source code to the public, competitors could create similar products with lower development effort and time, which ultimately could result in a loss of sales for us.
We may also face claims alleging noncompliance with open source license terms or infringement, misappropriation or other violation of open source technology. These claims could result in litigation or require us to purchase a costly license, devote additional research and development resources to re-engineer our platform, discontinue the sale of our products if re- engineering cannot be accomplished on a timely or cost-effective basis, or make generally available our proprietary code in source code form, any of which would have a negative effect on our business and operating results, including being enjoined from offering those components of our platform that contain the open source software. We could also be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Litigation could be time-consuming and costly for us to defend or settle, divert our management’s attention and other resources, have a negative effect on our operating results and financial condition and require us to devote additional research and development resources to re-engineer our platform.
Although we monitor our use of open source software and try to ensure that none is used in a manner that would subject our platform to unintended conditions, few courts have interpreted open source licenses, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our platform. We cannot guarantee that we have incorporated open source software in our platform in a manner that will not subject us to liability, or in a manner that is consistent with our current policies and procedures.
The success of our business heavily depends on our ability to protect and enforce our intellectual property rights.
Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of trademark, trade secret, copyright and other intellectual property rights and laws and contractual restrictions to protect our intellectual property. As examples of such restrictions, we attempt to protect our intellectual property, technology and confidential information by entering into confidentiality and inventions assignment agreements and non-competition agreements with employees, contractors, consultants and business partners who develop intellectual property on our behalf, and entering into non-disclosure agreements with our business partners. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our proprietary rights, unauthorized parties, as examples, may copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary.
Despite our efforts to protect our intellectual property rights, including trademarks, they may not be respected in the future, or may be invalidated, circumvented or challenged. For example, we have registered, among numerous other trademarks, “Weedmaps” as a trademark in the U.S. Competitors have and may continue to adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to consumer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the U.S. and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources, which could harm our business and operating results.
If we are unable to protect our domain names, our brand, business, and operating results could be adversely affected.
We have registered domain names for the websites that we use in our business, such as “www.weedmaps.com.” If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration or any other cause, we may be forced to market our products under a new domain name, which could cause us substantial harm or cause us to incur significant expense in order to purchase rights to the domain name in question. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to ours. Domain names similar to ours have been registered by others in the United States and elsewhere. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to or otherwise decrease the value of our brand or our trademarks or service marks. Protecting and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of management’s attention.
Risks Related to Silver Spike and the Business Combination
For purposes of this subsection only, “we,” “us” or “our” refer to Silver Spike pre-domestication and to New WMH after the consummation of the domestication, unless the context otherwise requires.

Future resales of Class A common stock after the consummation of the business combination may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to the sponsor IPO letter agreement, after the consummation of the business combination and subject to certain exceptions, the sponsor will be contractually restricted from selling or transferring any of its shares of Class A common stock until the earlier of (A) one year after the completion of the business combination or (B) subsequent to the business combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or (y) the date following the completion of the business combination on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their Class A common stock for cash, securities or other property. Pursuant to the voting and support agreements and the amended operating agreement, after the consummation of the business combination and subject to certain exceptions, certain post-merger WMH equity holders will be contractually restricted from selling or transferring any of their respective shares of common stock until 180 days after completion of the business combination.
However, following the expiration of the applicable lockups described in the preceding paragraph, the sponsor and the restricted post-merger WMH equity holders will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws. Additionally, the subscription investors will not be restricted from selling any of their shares of our Class A common stock following the closing of the business combination, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Upon completion of the business combination, the sponsor and the restricted post-merger WMH equity holders will collectively own post-merger WMH units that are exchangeable for approximately 92,250,000, or 61.6% of our shares of our Class A common stock, assuming that no additional public shareholders redeem their public shares in connection with the business combination. Assuming redemption of the maximum number of public shares in connection with the business combination, in the aggregate, the ownership of the sponsor and the restricted post-merger WMH equity holders would rise to 73.2% of the outstanding shares of our Class A common stock.
The shares held by sponsor and the restricted post-merger WMH equity holders may be sold after the expiration of the applicable lock-up period under the amended and restated registration rights agreement. As restrictions on resale end and registration statements (filed after the closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
After completion of the business combination, the post-merger WMH equity holders, the subscription investors and our sponsor will own a significant portion of the outstanding voting shares of New WMH.
Upon completion of the business combination and the related transactions (based on the assumptions as described in the last paragraph of the section entitled “Certain Defined Terms”), the post-merger WMH equity holders will own approximately 57.4% of New WMH’s common stock, the subscription investors will own approximately 21.7% of New WMH’s common stock, our sponsor will own approximately 4.2% of New WMH’s common stock and Justin Hartfield and Douglas Francis would own approximately 38.4% of New WMH’s common stock. As long as the post-merger WMH equity holders, the subscription investors and our sponsor own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our organizational documents, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.
The interests of the post-merger WMH equity holders, the subscription investors and our sponsor may not align with the interests of our other stockholders. Certain of the post-merger WMH equity holders, the subscription investors and our sponsor are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Certain of the post-merger WMH equity holders, the subscription investors and our sponsor may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on WMH, we cannot assure you that this diligence revealed all material issues that may be present in WMH’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and WMH’s control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about New WMH following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.
We and WMH will be subject to business uncertainties and contractual restrictions while the business combination is pending.
Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on us and WMH. These uncertainties may impair WMH’s ability to retain and motivate key personnel and could cause third parties that deal with WMH to defer entering into contracts or making other decisions or seek to change existing business relationships. If employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or WMH’s business could be harmed.
We are dependent upon our current executive officers and directors and their loss could adversely affect our ability to operate.
Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our officers and directors, at least until we have completed the business combination.
Our ability to successfully effect the business combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of WMH. The loss of such key personnel and our inability to hire and retain replacements could negatively impact the operations and profitability of New WMH following the business combination.
Our ability to successfully effect the business combination and successfully operate the business is dependent upon the efforts of certain key personnel, including WMH senior management. Although we contemplate that the majority of WMH senior management team will remain associated with the combined company following the business combination, it is possible that additional members of the WMH management team will depart. The loss of such key personnel and our inability to hire and retain replacements could negatively impact the operations and profitability of New WMH following the business combination.
Certain of our existing shareholders have agreed to vote in favor of the business combination, regardless of how our public shareholders vote.
Certain of our existing shareholders, including our sponsor and our directors and officers, have agreed to vote the founder shares, as well as any public shares purchased during or after the IPO, in favor of a business combination. At the time of the general meeting, we expect that our sponsor and our directors and officers will collectively own approximately 20% of our outstanding ordinary shares. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by our public shareholders.
Neither the board of directors of Silver Spike nor any committee thereof obtained a third party financial opinion in determining whether or not to pursue the business combination.
Neither the board of directors of Silver Spike nor any committee thereof obtained an opinion from an independent investment banking or accounting firm that the price that Silver Spike is paying for WMH is fair to Silver Spike from a financial point of view. Neither the board of directors of Silver Spike nor any committee thereof obtained a third party valuation in connection with the business combination. In analyzing the business combination, the board of directors of Silver Spike and management conducted due diligence on WMH and researched the industry in which WMH operates. The board of directors of Silver Spike reviewed, among other things, financial due diligence materials prepared by professional advisors, including tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of WMH and the financial terms set forth in the merger agreement, and concluded that the business combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the board of directors and management of Silver Spike in valuing WMH, and the board of directors and management of Silver Spike may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the business combination or demand redemption of their shares, which could potentially impact our ability to consummate the business combination.
We do not intend to pay cash dividends for the foreseeable future.
Following the business combination, we currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Because Silver Spike is incorporated under the laws of the Cayman Islands, in the event the business combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Because Silver Spike is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the domestication. Silver Spike is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Silver Spike’s directors or officers, or enforce judgments obtained in the United States courts against Silver Spike’s directors or officers.
Until the domestication is effected, Silver Spike’s corporate affairs are governed by the existing organizational documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Silver Spike under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Silver Spike’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
Silver Spike has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Silver Spike judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Silver Spike predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The shareholders of Silver Spike may have more difficulty in protecting their interests in the face of actions taken by management, the members of the board of directors of Silver Spike or controlling shareholders than they would as public shareholders of a United States company.
In evaluating the target business for our business combination, our management has relied on the availability of all of the funds from the sale of the subscription shares to be used as part of the consideration in the business combination. If the sale of some or all of the subscription shares fails to close, we may lack sufficient funds to consummate the business combination.
In connection with the entry into the merger agreement, we entered into the subscription agreements pursuant to which the subscription investors agreed to purchase an aggregate of 32,500,000 shares of Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) for a purchase price of $10.00 per share, or $325,000,000 in the aggregate, in a private placement to close immediately prior to our business combination. The funds from the PIPE subscription financing may be used as part of the consideration in the business combination, expenses in connection with the business combination or for working capital in WMH post-closing. The obligations under the subscription agreements do not depend on whether any public shareholders elect to redeem their shares and provide us with a minimum funding level for the business combination. However, if the sales of the subscription shares do not close for any reason, including by reason of the failure by some or all of the subscription investors, as applicable, to fund the purchase price for their respective subscription shares, for example, we may lack sufficient funds to consummate the business combination. The subscription investors’ obligations to purchase the subscription shares are subject to fulfillment of customary closing conditions. The subscription investors’ obligations to purchase subscription shares pursuant to the subscription agreements are subject to termination prior to the closing of the sale of such subscription shares automatically upon termination of the merger agreement. In the event of any such failure to fund by a subscription investor, any obligation is so terminated or any such condition is not satisfied and not waived by such subscription investor, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall may also reduce the amount of funds that we have available for working capital of WMH post-business combination.
Our sponsor, directors, executive officers, advisors and their affiliates may elect to purchase public shares or public warrants from public shareholders, which may influence the vote on the business combination and reduce the public “float” of our Class A ordinary shares.
Our sponsor, directors, executive officers, advisors or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of our business combination, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.
The purpose of any such purchases of public shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination. Any such purchases of our securities may result in the completion of our business combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Class A ordinary shares or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If a shareholder fails to comply with the procedures for redeeming its public shares, such shares may not be redeemed.
In order to validly redeem public shares, holders of our public shares will need to comply with the various procedures described in this proxy statement/prospectus. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) our completion of an initial business combination, and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our existing organizational documents pursuant to the extension proxy statement and (iii) the redemption of our public shares if we are unable to complete an initial business combination by July 10, 2021, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
Our sponsor, certain members of our board of directors and our officers have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the business combination and the other proposals described in this proxy statement/prospectus.
When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the business combination, our shareholders should be aware that our sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders that they approve the business combination. Our shareholders should take these interests into account in deciding whether to approve the business combination. These interests include:
•	the fact that certain of our directors and officers are principals of our sponsor;
•
the fact that 6,250,000 founder shares held by our sponsor, for which it paid approximately $25,000, will convert on a one-for-one basis, into 6,250,000 shares of Class A common stock upon the closing (assuming (x) no public shares are redeemed by public shareholders in connection with the business combination and (y) no additional Class A ordinary shares, or securities convertible into or exchangeable for Class A ordinary shares are issued by us in connection with or in relation to the consummation of the business combination), and such shares, if unrestricted and freely tradable would be valued at approximately $113,125,000, based on the closing price of our Class A ordinary shares on the Nasdaq on March 30, 2021;

•
the fact that our sponsor holds 7,000,000 private placement warrants purchased in a private placement that closed simultaneously with the consummation of the IPO that would expire worthless if a business combination is not consummated by July 10, 2021;

•
the fact that in connection with the business combination, we entered into the subscription agreements with the subscription investors, which include a special purpose vehicle managed by an affiliate of our sponsor and in which our independent directors are investors, which provide for the purchase by the subscription investors of an aggregate of 32,500,000 Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication), for an aggregate purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the closing;

•
the fact that our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if Silver Spike fails to complete an initial business combination, including the business combination, by July 10, 2021;

•
the fact that if the trust account is liquidated, including in the event Silver Spike is unable to complete an initial business combination by July 10, 2021, our sponsor has agreed that it will be liable to Silver Spike if and to the extent any claims by a third party (other than Silver Spike’s independent auditors) for services rendered or products sold to Silver Spike, or a prospective target business with which Silver Spike has discussed entering into a transaction agreement, reduce the amounts in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;
•	the fact that one or more directors of Silver Spike will be a director of New WMH;
•	the continued indemnification of Silver Spike’s current directors and officers and the continuation of Silver Spike’s directors’ and officers’ liability insurance after the business combination;
•
the fact that our sponsor, officers, directors and their respective affiliates will not be reimbursed for any out-of-pocket expenses from any amounts held in the trust account if an initial business combination is not consummated by July 10, 2021.

Our sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if an initial business combination is not completed.
At the closing, our sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Silver Spike’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Silver Spike’s behalf. The personal and financial interests of our sponsor, executive officers and directors may influence their motivation in identifying and selecting a target business and completing the business combination.
We will incur significant transaction costs in connection with the business combination and related transactions.
We have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the business combination and related transactions. All expenses incurred in connection with the business combination and related transactions, including all legal, and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Our transaction expenses as a result of the business combination and related transactions are currently estimated to be approximately $35.0 million, including $8.75 million in accompanying deferred underwriting commissions, which are contingent upon the consummation of the closing, subject to certain offsets for fees paid to the placement agents for the PIPE subscription financing.
See the notes to the unaudited pro forma financial statements for more information.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information for New WMH following the business combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
We may waive one or more of the conditions to the business combination.
Subject to our obligations under the merger agreement, we may agree to waive any of the conditions to our obligations to complete the business combination under the merger agreement. For example, it is a condition to our obligations to close the business combination that WMH has performed its covenants in all material respects. However, if our board of directors determines that any such breach is not material to the business of WMH, then our board of directors may elect to waive that condition and close the business combination.
Our directors may decide not to enforce the indemnification obligations of our sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public shareholders.
In the event that the proceeds in the trust account are reduced below (1) $10.00 per public share or (2) such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.00 per share.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293 and to imprisonment for five years in the Cayman Islands.

We are not registering the Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.
We are not registering the Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our reasonable best efforts to file a registration statement under the Securities Act covering the issuance of such shares, to use our reasonable best efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) for sale under all applicable state securities laws.
We have agreed to issue additional Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) to complete our business combination and may issue shares of Class A common stock of New WMH, including under an employee incentive plan, after completion of our initial business combination. Any such issuances would dilute the interest of our shareholders and likely present other risks.
Our existing organizational documents authorize the issuance of up to 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preferred shares, $0.0001 per share. At December 31, 2019, there were 155,000,000 and 13,750,000 authorized but unissued Class A ordinary shares and Class B ordinary shares, respectively, available for issuance which amount takes into account shares reserved for issuance upon exercise of outstanding warrants, and 1,000,000 authorized but unissued preferred shares available for issuance.
The proposed charter authorizes the issuance of 1,500,000,000 shares of Class A common stock, 500,000,000 shares of Class V common stock and 75,000,000 shares of preferred stock, par value $0.0001 per share.

We have agreed to issue additional Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) to the subscription investors in order to obtain PIPE subscription financing to complete our business combination and Class V shares to the post-merger WMH equity holders. Prior to the business combination, we may issue additional Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) and preferred shares in order to obtain additional equity financing, and we may issue additional shares of Class A common stock of New WMH under an employee incentive plan after completion of our business combination. However, our existing organizational documents provide, among other things, that prior to our initial business combination, we may not issue additional shares that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares on any business combination. The issuance of additional ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) or preferred shares:
•	may significantly dilute the equity interest of investors in the IPO;
•
may subordinate the rights of holders of Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) if preferred shares are issued with rights senior to those afforded our Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication); and

•	may adversely affect prevailing market prices for our units, Class A ordinary shares and/or warrants.
We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the business combination with which a substantial majority of our shareholders do not agree.
Our amended and restated memorandum and articles of association do not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 upon completion of our initial business combination (such that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination. As a result, we may be able to complete our initial business combination even though a substantial majority of our public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our sponsor, officers, directors, advisors or any of their affiliates. In the event the aggregate cash consideration we would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, all Class A ordinary shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
The holder of our founder shares control a substantial interest in us and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.
The holder of our founder shares own 20% of our issued and outstanding ordinary shares. Accordingly, they may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support. If the holders of our founder shares purchase any additional Class A ordinary shares, this would increase their control. To our knowledge, none of our officers or directors, has any current intention to purchase additional securities. Factors that would be considered in making such additional purchases would include consideration of the current trading price of our Class A ordinary shares.
We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Silver Spike. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective provision or adding or changing any other provisions with respect to matters or questions arising under the warrant agreement, but requires the approval by the holders of at least 65% of then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) purchasable upon exercise of a warrant.
We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of our Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by our sponsor or its permitted transferees.
Our warrants may have an adverse effect on the market price of our Class A ordinary shares and make it more difficult to effectuate an initial business combination.
We issued public warrants to purchase 12,500,000 of our Class A ordinary shares as part of the units sold in the IPO and, simultaneously with the closing of the IPO, we issued in the private placement an aggregate of 7,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share. Such warrants, when exercised, will increase the number of issued and outstanding Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) and reduce the value of the Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication).
Because certain of our ordinary shares and warrants currently trade as units consisting of one ordinary share and one-half of one warrant, the units may be worth less than units of other blank check companies.
Certain of our ordinary shares and warrants currently trade as units consisting of one ordinary share and one-half of one warrant. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number ordinary shares to be issued to the warrant holder. As a result, public warrant holders who did not purchase a number of units or warrants that would convert into a whole share must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued.
This is different from other companies similar to ours whose units include one ordinary share and one warrant to purchase one whole share. This unit structure may cause our units to be worth less than if it included a warrant to purchase one whole share.
Warrants will become exercisable for our ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
We issued public warrants to purchase 12,500,000 ordinary shares as part of our IPO, and we issued an aggregate of 7,000,000 private placement warrants to our sponsor, each exercisable to purchase one whole ordinary share (or one whole share of Class A common stock of New WMH into which such share will convert in connection with the domestication) at $11.50 per whole share.

In addition, prior to consummating the business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the trust account or vote as a class with the ordinary shares on a business combination. To the extent such warrants are exercised, additional ordinary shares will be issued, which will result in dilution to then existing holders of our ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our ordinary shares. In addition, such dilution could, among other things, limit the ability of our current shareholders to influence management of WMH through the election of directors following the business combination.
The market for our securities may be volatile following the closing.
Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. The price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.
A significant portion of our total outstanding shares may be sold into the market in the near future. This could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.
Sales of a substantial number of ordinary shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. After the consummation of the business combination (based on the assumptions as described in the last paragraph of the section entitled “Certain Defined Terms”), the post-merger WMH equity holders will hold approximately 57.4% of our total outstanding shares, the subscription investors hold approximately 21.7% of our total outstanding shares, our sponsor will hold approximately 4.2% of our total outstanding shares and our officers and directors will hold approximately 46.7% of our total outstanding shares, which does not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter.
If the business combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the merger agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the business combination.
In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities following the business combination may include:
•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning New WMH or the market in general;
•	operating and stock price performance of other companies that investors deem comparable to New WMH;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving New WMH;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares available for public sale;
•	any major change in our board of directors or management;
•	sales of substantial amounts of securities by our directors, executive officers or significant shareholders or the perception that such sales could occur;
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and
•	other developments affecting the cannabis industry.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the cannabis industry, which investors perceive to be similar to New WMH could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price for our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover New WMH change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover New WMH were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Activities taken by affiliates of Silver Spike to purchase, directly or indirectly, public shares will increase the likelihood of approval of the business combination and other proposals and may affect the market price of our securities.
Prior to or in connection with the business combination, our sponsor, directors, officers, advisors or their affiliates may purchase public shares. None of our sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or if prohibited during a restricted period under Regulation M under the Exchange Act. Such purchases may be made in privately negotiated transactions. Although none of our sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those shareholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.
If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the business combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.
As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Silver Spike or the persons described above have been entered into with any such investor or holder.
New WMH may be unable to obtain additional financing to fund its operations or growth.
New WMH may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New WMH. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after our initial business combination.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
Following our domestication as a Delaware corporation, we will be subject to income and other taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•	changes in the valuation of our deferred tax assets and liabilities;
•	expected timing and amount of the release of any tax valuation allowances;
•	tax effects of stock-based compensation;
•	costs related to intercompany restructurings;
•	changes in tax laws, regulations or interpretations thereof; or
•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
Our shareholders will experience immediate dilution as a consequence of the issuance of Class A common stock in connection with the business combination.
In connection with the business combination, we will issue 65,984,049 shares of Class V common stock to post-merger WMH equity holders and 32,500,000 shares of Class A common stock pursuant to the subscription agreements. As a result, following the consummation of the business combination and related transactions, our public shareholders will hold 24,998,575 shares of Class A common stock of New WMH, or approximately 19.3% of New WMH issued and outstanding common stock (assuming that no holders of public shares elect to redeem their shares for a portion of the trust account and we do not otherwise issue any additional shares in connection with the business combination), which does not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter or post-merger Class P units issued by WMH in connection with the business combination that may be exchanged for Class A common stock.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could remain an emerging growth company for up to five years from the date of our IPO, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
WMH’s financial results forecast relies in large part upon assumptions and analyses developed by WMH. If these assumptions or analyses prove to be incorrect, WMH’s actual results may be materially different from its forecasted results.
The projected financial information appearing elsewhere in this proxy statement/prospectus reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to WMH’s business, all of which are difficult to predict and many of which are beyond WMH’s and Silver Spike’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. In addition, WMH’s projected revenue forecast is based on a variety of regulatory and operational assumptions, including available retail licenses across the U.S. and Canada, number of paying clients, and monthly revenue per paying client and its projected gross margin and adjusted EBITDA forecasts are driven by web hosting, internet service, and credit card processing expenses, sales and marketing expenses, product development expenses, and other general and administrative expenses.
The financial projections were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. None of WMH’s independent registered accounting firm, Silver Spike’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Silver Spike, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Unfavorable changes in any of these or other factors, most of which are beyond WMH’s or Silver Spike’s control, could materially and adversely affect its business, results of operations and financial results.

As a private company, we have not been required to document and test our internal controls over financial reporting nor has management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.
We have not been required to document and test our internal controls over financial reporting nor has management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. Similarly, as an “emerging growth company,” we have so far been exempt from the SEC’s internal control reporting requirements. New WMH may lose its emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which it is deemed to be a large accelerated filer, which would occur once the market value of its common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. While we expect to attest to the effectiveness of New WMH internal controls on Form 10-K for the year ended December 31, 2022, the New WMH's independent registered public accounting firm may be required to formally attest to the effectiveness of New WMH's internal controls over financial reporting as early as New WMH's annual report on Form 10-K for the year ended December 31, 2021. New WMH may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In addition, New WMH’s current controls and any new controls that it develops may become inadequate because of poor design and changes in its business. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports.
If New WMH is unable to certify the effectiveness of its internal controls, or if New WMH’s internal controls have a material weakness, New WMH may not detect errors timely, its consolidated financial statements could be misstated, it could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm New WMH’s business and adversely affect the market price of New WMH’s securities following the business combination.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. If we complete the Business Combination and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage our transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the business combination, require substantial financial and management resources and increase the time and costs of completing the business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because WMH is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of WMH as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us after the business combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
Lawsuits have been filed against Silver Spike, WMH and Merger Sub and certain of Silver Spike’s current officers and directors and other lawsuits may be filed against Silver Spike, WMH and Merger Sub and their respective board of directors and officers challenging the business combination. An adverse ruling in any such lawsuit may prevent the business combination from being completed.
Beginning on January 27, 2021, purported shareholders of Silver Spike filed or threatened to file lawsuits in connection with the merger, including two actions filed in the Supreme Court of the State of New York, captioned, Brait v. Silver Spike Acquisition Corp., et al., Index No. 650629/2021 (N.Y. Sup. Ct.), and Stout v. Silver Spike Acquisition Corp., et al., No. 650686/2021 (N.Y. Sup. Ct.). The operative complaints in the Brait and Stout actions allege that this proxy/prospectus omits material information related to the business combination, and asserts claims for breach of fiduciary duty against certain of Silver Spike’s current officers and directors and for aiding and abetting breach of fiduciary duty against Silver Spike. The Stout complaint also asserts aiding and abetting claims against WMH and Merger Sub. Plaintiffs seek injunctive relief to enjoin the merger and to require defendants to issue supplemental disclosures as outlined in the complaints or, in the event the transaction is consummated in the absence of such supplemental disclosures, an order rescinding the transaction and awarding rescissory damages. Plaintiffs also seek an award of attorneys’ fees and costs. Silver Spike has received similar demands from other purported shareholders of Silver Spike, including one that attached a draft complaint, styled Fusco v. Silver Spike Acquisition Corp., et al., asserting similar fiduciary duty claims as in the Brait and Stout actions, as well as separate claims for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934; the draft complaint seeks an injunction of the proposed merger, pending dissemination of supplemental disclosures, unspecified damages and attorneys’ fees and costs. The defendants believe that the claims made in these lawsuits are without merit.
There can be no assurances that additional complaints or demands will not be filed or made with respect to the merger. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither Silver Spike nor WMH will necessarily announce them.
Please see the section entitled “The Business Combination – Litigation Relating to the Merger.”
Risks Related to Domestication
Upon completion of the business combination, the rights of holders of New WMH’s common stock arising under the DGCL will differ from and may be less favorable than the rights of holders of Silver Spike’s ordinary shares arising under the Cayman Islands Companies Act.
Upon completion of the business combination, the rights of holders of New WMH’s common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of the New WMH’s common stock could differ from the rights that holders of Silver Spike ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that New WMH becomes involved in costly litigation, which could have a material adverse effect on New WMH.
For a more detailed description of the rights of holders of New WMH’s common stock under the DGCL and how they may differ from the rights of holders of Silver ordinary shares under the Cayman Islands Companies Act, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” beginning on page 195. Forms of the proposed organizational documents of New WMH are attached as Annexes B and C to this proxy statement/prospectus and we urge you to read them.
Provisions in our proposed organizational documents effected in connection with our domestication as a Delaware corporation, assuming shareholder approval of the Domestication Proposal, may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.
Our existing organizational documents and our proposed organizational documents in connection with our domestication as a Delaware corporation, assuming shareholder approval of the Domestication Proposal and the Organizational Documents Proposals, contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preference shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
New WMH’s proposed organizational documents will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all disputes between New WMH and its stockholders, to the fullest extent permitted by law, which could limit New WMH’s stockholders’ ability to obtain a favorable judicial forum for disputes with New WMH or its directors, officers, stockholders, employees or agents.
New WMH’s proposed organizational documents that will be in effect upon the domestication provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:
•	any derivative action or proceeding brought on behalf of New WMH;
•
any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New WMH to New WMH or New WMH’s stockholders;

•
any action or proceeding (including any class action) asserting a claim against New WMH or any current or former director, officer or other employee of the Company arising out of or pursuant to any provision of the DGCL, the proposed charter and proposed bylaws (as each may be amended from time to time);

•
any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of the proposed charter or the proposed bylaws of New WMH (including any right, obligation or remedy thereunder);

•	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or
•
any action asserting a claim against New WMH or any director, officer or other employee of New WMH governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New WMH or any of New WMH’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, stockholders will not be deemed to have waived New WMH’s compliance with the federal securities laws and the rules and regulations thereunder and this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, or the Securities Act. Further, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, New WMH’s proposed organizational documents provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If a court were to find the choice of forum provision contained in New WMH’s proposed organizational documents to be inapplicable or unenforceable in an action, New WMH may incur additional costs associated with resolving such action in other jurisdictions, which could harm New WMH’s business, results of operations and financial condition.

Certain Holders may be required to recognize gain for U.S. federal income tax purposes as a result of the domestication.
As discussed more fully under the section “U.S. Federal Income Tax Considerations,” the domestication should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the domestication so qualifies, U.S. Holders (as defined in such section) of Silver Spike ordinary shares will be subject to Section 367(b) of the Code and, as a result:
•
Subject to the discussion below concerning PFICs, a U.S. Holder of Silver Spike ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the domestication and who is not a 10% shareholder (as defined above) will not recognize any gain or loss and will not be required to include any part of Silver Spike’s earnings in income.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Silver Spike ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of Class A common stock in the domestication. As an alternative to recognizing gain as a result of the domestication, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Silver Spike ordinary shares provided certain other requirements are satisfied.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Silver Spike ordinary shares who on the date of the domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Silver Spike ordinary shares provided certain other requirements are satisfied.

•
As discussed further under “U.S. Federal Income Tax Considerations” below, Silver Spike believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. In the event that Silver Spike is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “U.S. Federal Income Tax Considerations – The Domestication.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear how any such regulations would apply to the warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the domestication, see the section entitled “U.S. Federal Income Tax Considerations.” Each U.S. Holder of Silver Spike ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of Silver Spike ordinary shares for Class A common stock and Silver Spike warrants for New WMH warrants pursuant to the domestication.

Additionally, the domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s Class A common stock subsequent to the domestication.
The tax consequences of the domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the domestication, see the section entitled “U.S. Federal Income Tax Considerations.”
Nasdaq may delist New WMH’s securities from trading on its exchange, which could limit investors’ ability to make transactions in New WMH’s securities and subject New WMH to additional trading restrictions.
Silver Spike’s public shares, public warrants and units are currently listed on Nasdaq and it is a condition to WMH’s obligations to complete the business combination, that New WMH’s Class A common stock shall have been listed on Nasdaq and will be eligible for continued listing on Nasdaq immediately following the business combination after giving effect to the redemptions (as if it were a new initial listing by an issuer that had never been listed prior to closing). However, Silver Spike cannot assure you that New WMH’s securities will continue to be listed on Nasdaq in the future. In addition, in connection with the business combination and as a condition to WMH’s obligations to complete the business combination, New WMH is required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of New WMH’s securities on Nasdaq. For instance, New WMH’s stock price would generally be required to be at least $4 per share and its stockholders’ equity would generally be required to be at least $5 million and New WMH would be required to have a minimum of 300 public holders of “round lots” of 100 shares. In addition to the listing requirements for New WMH’s Class A common stock, Nasdaq imposes listing standards on warrants. Silver Spike cannot assure you that New WMH will be able to meet those initial listing requirements, in which case WMH will not be obligated to complete the business combination. In addition, it is possible that New WMH’s Class A common stock and public warrants will cease to meet the Nasdaq listing requirements following the business combination.
If Nasdaq delists New WMH’s securities from trading on its exchange and New WMH is not able to list its securities on another national securities exchange, Silver Spike expects New WMH’s securities could be quoted on an over-the-counter market. If this were to occur, New WMH could face significant material adverse consequences, including:
•	a limited availability of market quotations for its securities;
•	reduced liquidity for its securities;
•
a determination that New WMH’s Class A common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New WMH’s securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
Upon consummation of the business combination, the rights of holders of New WMH common stock arising under the DGCL as well as the proposed organizational documents will differ from and may be less favorable to the rights of holders of Silver Spike Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.
Upon consummation of the business combination, the rights of holders of New WMH common stock will arise under the proposed organizational documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of New WMH common stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New WMH becomes involved in costly litigation, which could have a material adverse effect on New WMH.
In addition, there are differences between the new organizational documents of New WMH and the existing organizational documents of Silver Spike. For a more detailed description of the rights of holders of New WMH common stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the proposed charter and the proposed bylaws of New WMH are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus and we urge you to read them.
New WMH will be a holding company and its only material asset after completion of the business combination will be its interest in WMH, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the tax receivable agreement and pay dividends.
Upon completion of the business combination, New WMH will be a holding company with no material assets other than its ownership of post-merger WMH units and its managing member interest in WMH. As a result, New WMH will have no independent means of generating revenue or cash flow. New WMH’s ability to pay taxes, make payments under the tax receivable agreement and pay dividends will depend on the financial results and cash flows of WMH and its subsidiaries and the distributions it receives from WMH. Deterioration in the financial condition, earnings or cash flow of WMH and its subsidiaries, for any reason could limit or impair WMH’s ability to pay such distributions. Additionally, to the extent that New WMH needs funds and WMH and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or WMH is otherwise unable to provide such funds, it could materially adversely affect New WMH’s liquidity and financial condition.
WMH will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, the taxable income of WMH will be allocated to holders of post-merger WMH units, including New WMH. Accordingly, New WMH will be required to pay income taxes on its allocable share of any net taxable income of WMH. Under the terms of the amended operating agreement, WMH is obligated to make tax distributions to holders of post-merger WMH units (including New WMH) calculated at certain assumed tax rates. In addition to tax expenses, New WMH will also incur expenses related to its operations, including payment obligations under the tax receivable agreement (and the cost of administering such payment obligations), which could be significant. See the section entitled “The Business Combination − Related Agreements − Tax Receivable Agreement.” New WMH intends to cause WMH to make distributions to holders of post-merger WMH units in amounts sufficient to cover all applicable taxes (calculated at assumed tax rates), relevant operating expenses, payments under the tax receivable agreement and dividends, if any, declared by New WMH. However, as discussed below, WMH’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which WMH is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering WMH insolvent. If New WMH’s cash resources are insufficient to meet its obligations under the tax receivable agreement and to fund its obligations, New WMH may be required to incur additional indebtedness to provide the liquidity needed to make such payments, which could materially adversely affect its liquidity and financial condition and subject New WMH to various restrictions imposed by any such lenders. To the extent that New WMH is unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the tax receivable agreement and therefore accelerate payments due under the tax receivable agreement.
Additionally, although WMH generally will not be subject to any entity-level U.S. federal income tax, it may be liable under recent federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event WMH’s calculations of taxable income are incorrect, its members, including New WMH, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.
Dividends on New WMH’s Class A common stock, if any, will be paid at the discretion of the board of directors of New WMH, which will consider, among other things, New WMH’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict New WMH’s ability to pay dividends or make other distributions to its stockholders. In addition, WMH is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of WMH (with certain exceptions) exceed the fair value of its assets. WMH’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to WMH. If WMH does not have sufficient funds to make distributions, New WMH’s ability to declare and pay cash dividends may also be restricted or impaired.
In certain circumstances, WMH will be required to make distributions to us and the other holders of post-merger WMH units, and the distributions that WMH will be required to make may be substantial.
As discussed above, WMH will generally be required from time to time to make pro rata distributions in cash to us and the other holders of post-merger WMH units at certain assumed tax rates in amounts that are intended to be sufficient to cover the taxes on our and the other WMH equity holders’ respective allocable shares of the taxable income of WMH. As a result of (i) potential differences in the amount of net taxable income allocable to us and the other holders of post-merger WMH units, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate (based on the tax rate applicable to individuals) in calculating WMH’s distribution obligations, we may receive tax distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreement. New WMH will determine in its sole discretion the appropriate uses for any excess cash so accumulated, which may include, among other uses, dividends, the payment of obligations under the tax receivable agreement and the payment of other expenses. New WMH will have no obligation to distribute such excess cash (or other available cash other than any declared dividend) to the holders of Class A common stock. No adjustments to the redemption or exchange ratio of post-merger WMH units for shares of Class A common stock will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent that New WMH does not distribute such excess cash as dividends on Class A common stock and instead, for example, holds such cash balances or lends them to WMH, post-merger WMH equity holders would benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following a redemption or exchange of their post-merger WMH units.
New WMH will be required to pay the WMH Class A equity holders and any other persons that become parties to the tax receivable agreement for certain tax benefits New WMH may receive and the amounts payable may be substantial.
Acquisitions by New WMH of common units in the business combination and future taxable redemptions or exchanges of post-merger Class A units by the WMH equity holders for shares of Class A common stock or cash pursuant to the exchange agreement are expected to result in favorable tax attributes for New WMH.
Upon the completion of the business combination, New WMH, the holder representative and the WMH Class A equity holders will enter into the tax receivable agreement. Under the tax receivable agreement, New WMH generally will be required to pay to the WMH Class A equity holders, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that New WMH actually realizes as a result of (i) increases to the tax basis of WMH’s assets resulting from acquisitions by New WMH of common units for cash in the business combination and future taxable redemptions or exchanges of post-merger Class A units for shares of Class A common stock or cash pursuant to the exchange agreement, (ii) tax benefits related to imputed interest or (iii) tax attributes resulting from payments made under the tax receivable agreement. The payment obligations under the tax receivable agreement are New WMH’s obligations and not obligations of WMH.
We expect that the payments New WMH will be required to make under the tax receivable agreement will be substantial. Assuming no material changes in relevant tax law, that no Silver Spike shareholders exercise redemption rights with respect to their public shares, that there are no future redemptions or exchanges of post-merger Class A units and that New WMH earns sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, the tax savings associated with acquisitions of common units in the business combination would aggregate to approximately $157.1 million over 15 years from the date of the completion of the business combination. Under this scenario, New WMH would be required to pay to the WMH Class A equity holders approximately 85% of such amount, or $133.5 million, over the 15-year period from the date of the completion of the business combination. The actual amounts New WMH will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that New WMH will be deemed to realize, and the tax receivable agreement payments made by New WMH, will be calculated based in part on the market value of the Class A common stock at the time of each redemption or exchange under the exchange agreement and the prevailing applicable tax rates applicable to New WMH over the life of the tax receivable agreement and will depend on New WMH generating sufficient taxable income to realize the tax benefits that are subject to the tax receivable agreement. Payments under the tax receivable agreement are not conditioned on the WMH Class A equity holders’ continued ownership of New WMH.
In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits New WMH realizes in respect of the tax attributes subject to the tax receivable agreement.
Payments under the tax receivable agreement will be based on the tax reporting positions New WMH determines, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the tax receivable agreement, and a court could sustain such challenge. The parties to the tax receivable agreement will not reimburse New WMH for any payments previously made if such tax basis, or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the tax receivable agreement will be netted against future payments otherwise to be made under the tax receivable agreement, if any, after the determination of such excess.
In addition, the tax receivable agreement provides that if (1) New WMH breaches any of its material obligations under the tax receivable agreement (including in the event that New WMH is more than three months late making a payment that is due under the tax receivable agreement, except in the case of certain liquidity exceptions) (2) New WMH is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, New WMH elects an early termination of the tax receivable agreement, New WMH’s obligations under the tax receivable agreement (with respect to all post-merger Class A units, whether or not such units have been exchanged or redeemed before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that New WMH would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreement. The tax receivable agreement also provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, (x) New WMH’s obligations under the tax receivable agreement with respect to post-merger Class A units that have been exchanged or redeemed prior to or in connection with such change of control transaction would accelerate and become payable in a lump sum as described above and (y) with respect to post-merger Class A units that have not been exchanged as of such change of control transaction, New WMH’s or its successor’s obligations under the tax receivable agreement would be based on certain assumptions, including that New WMH or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the tax receivable agreement. As a result, upon any acceleration of New WMH’s obligations under the tax receivable agreement (including upon a change of control), New WMH could be required to make payments under the tax receivable agreement that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the tax receivable agreement may also result in situations where the WMH Class A equity holders have interests that differ from or are in addition to those of the Class A stockholders.
Finally, because New WMH is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement depends on the ability of WMH to make distributions to it. To the extent that New WMH is unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact New WMH’s results of operations and could also affect its liquidity in periods in which such payments are made.

THE BUSINESS COMBINATION

The Merger Agreement
This subsection of this proxy statement/prospectus describes the material provisions of the merger agreement, but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A hereto. You are urged to read the merger agreement in its entirety because it is the primary legal document that governs the business combination.
The merger agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the merger agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. The representations, warranties and covenants in the merger agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which may be subject to contractual standards of materiality applicable to the contracting parties that differ from what may be viewed as material to shareholders. The representations and warranties in the merger agreement and the items listed in the Schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts.
General Description of the Business Combination; Structure of the Business Combination
On December 10, 2020, we entered into the merger agreement with WMH, Merger Sub and the holder representative pursuant to which, subject to the terms and conditions contained therein, Merger Sub will merge with and into WMH with WMH being the surviving entity and a subsidiary of New WMH.
This business combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current WMH equity holders to retain their equity ownership in WMH, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger WMH units and provides potential future tax benefits for both New WMH and the post-merger WMH equity holders when they ultimately exchange their pass-through interests for shares of Class A common stock. New WMH will be a holding company, and immediately after the consummation of the business combination, its principal asset will be its ownership interests and managing member interest in WMH. We do not believe that the Up-C organizational structure will give rise to any significant business or strategic benefit or detriment.
Closing of the Business Combination
Subject to the terms and conditions of the merger agreement, the closing will take place at 10:00 a.m., New York time, on the date which is three (3) business days after the date on which all of the conditions described below under the subsection entitled “The Business Combination – The Merger Agreement – Conditions to the Closing of the Business Combination,” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Silver Spike and WMH may mutually agree.
Consideration
The merger consideration (the “merger consideration”) to be paid to the WMH equity holders at the closing of the business combination pursuant to the merger agreement will have a value of $1.31 billion and will be paid in a mix of cash and equity consideration.
The Cash Consideration
The cash consideration payable to WMH Class A equity holders will be calculated as follows:
(i)	the amount of cash available to be released from Silver Spike’s trust account (after giving effect to all payments to be made as a result of the completion of any redemptions), plus
(ii)	the net amount of proceeds actually received by Silver Spike pursuant to the PIPE subscription financing, plus

(iii)	the sum of all cash and cash equivalents (as defined in the merger agreement) of WMH on the date of closing ((i), (ii) and (iii), collectively, the “available cash”), minus
(iv)	$125,000,000 delivered to the balance sheet of WMH as primary capital, including to pay transaction expenses.
The Minimum Cash Condition
WMH’s obligations to complete the business combination are contingent upon available cash being greater than or equal to $300,000,000 (the “minimum cash condition”). Under the merger agreement, if Silver Spike fails to meet the minimum cash condition, WMH may waive such minimum cash condition.
The Equity Consideration
The remainder of the merger consideration payable to the WMH equity holders, after the payment of the cash consideration, will be in the form of the equity consideration. The equity consideration will be comprised of, (x) in the case of certain WMH equity holders, post-merger Class A units and an equivalent number of shares of Class V common stock (together with the post-merger Class A units, the “paired interests”), which collectively are exchangeable on a one-for-one basis for shares of Class A common stock and (y) in the case of certain WMH equity holders, post-merger Class P units, which, upon vesting, are also exchangeable into shares of Class A common stock at a variable exchange ratio that accounts for the participation threshold of the exchanged post-merger Class P units. The value of the equity consideration, at $10 per paired interest, equals the difference between (x) $1.31 billion and (y) the cash consideration payable to WMH equity holders.
Material Adverse Effect
Under the merger agreement, certain representations and warranties of WMH are qualified in whole or in part by a “material adverse effect” standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the merger agreement, a “material adverse effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, a material and adverse effect, individually or in the aggregate, on the business, results of operations, financial condition, assets or liabilities of WMH and its subsidiaries, taken as a whole; provided, however, that no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either alone or in combination, will be deemed to constitute, or be taken into account in determining whether a “material adverse effect” has occurred or would reasonably be expected to occur in respect of WMH and its subsidiaries: (i) the taking by WMH or any of its subsidiaries of any reasonable action, taken or omitted to be taken after the date of the merger agreement that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, guidelines or recommendations by any governmental authority in each case in connection with or in response to COVID-19, including the CARES Act (collectively, the “COVID-19 measures”), including the establishment of any policy, procedure or protocol; (ii) any change in applicable laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof to the extent that such change does not have a materially disproportionate impact on WMH and its subsidiaries, taken as a whole, as compared to other participants in the same industry; (iii) any change in interest rates or economic, financial or market conditions generally to the extent that such change does not have a materially disproportionate impact on WMH and its subsidiaries, taken as a whole, as compared to other participants in the same industry; (iv) the announcement or the execution of the merger agreement, the pendency or consummation of the merger or the performance of the merger agreement (or the obligations thereunder); provided that clause (iv) will not prevent a determination that a breach of any representation and warranty set forth in the merger agreement which addresses the consequences of the execution and performance of the merger agreement or the consummation of the merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect; (v) any change generally affecting any of the industries or markets in which WMH or any of its subsidiaries operates to the extent that such change does not have a materially disproportionate impact on WMH and its subsidiaries, taken as a whole, as compared to other participants in the same industry; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event to the extent that such event does not have a materially disproportionate impact on WMH and its subsidiaries, taken as a whole, as compared to other participants in the same industry; (vii) the compliance with the express terms of the merger agreement or (viii) in and of itself, the failure of WMH and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of the merger agreement; provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect.
Under the merger agreement, certain representations and warranties of Silver Spike are qualified in whole or in part by a “material adverse effect” standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the merger agreement, a “Silver Spike material adverse effect” means (a) a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or operations of Silver Spike, taken as a whole, or (b) any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Silver Spike to consummate the transactions contemplated by the merger agreement.
Conditions to Closing of the Business Combination
Conditions to Obligations of the Silver Spike Parties and WMH to Consummate the Business Combination
The obligations of the Silver Spike parties and WMH to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by applicable law) in writing by all of such parties:
•	all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or been terminated;
•
the shares of Class A common stock contemplated to be listed pursuant to the merger agreement must have been listed on Nasdaq and shall be eligible for continued listing on Nasdaq immediately following the closing (as if it were a new initial listing by an issuer that had never been listed prior to closing);

•	there must not be in force any applicable law or governmental order enjoining, prohibiting, making illegal or preventing the consummation of the business combination;
•	the approval of the Transaction Proposals (other than the Adjournment Proposal) by Silver Spike’s shareholders pursuant to this proxy statement/prospectus must have been obtained;
•	the approval of the WMH equity holders holding Class A units of WMH (the “WMH voting members”) must have been obtained;
•
the registration statement must have become effective in accordance with the Securities Act, no stop order has been issued by the SEC with respect to the registration statement and no action seeking such stop order has been threatened or initiated;

•
Silver Spike must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after Silver Spike’s shareholders have exercised their right to redeem their shares in connection with the closing; and

•	the domestication must have been consummated.
Conditions to Obligations of the Silver Spike Parties to Consummate the Business Combination
The obligations of the Silver Spike parties to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Silver Spike parties:
•
the representations and warranties of WMH set forth in the merger agreement (without giving effect to any materiality or “material adverse effect” or similar qualification therein), other than representations and warranties related to corporate organization of WMH and its subsidiaries, due authorization to enter the merger agreement and related documentation, capitalization of WMH and its subsidiaries, brokers’ fees and no occurrence of a material adverse effect, must be true and correct as of the date of the merger agreement and as of the closing date, as if made anew at and as of such time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;
•
the representations and warranties of WMH set forth in the merger agreement related to no occurrence of a material adverse effect must have been true and correct as of the date of the merger agreement and as of the closing, as if made anew at and as of that time;

•
the representations and warranties of WMH set forth in the merger agreement related to corporate organization of WMH and its subsidiaries, due authorization to enter the merger agreement and related documentation, capitalization of WMH and its subsidiaries and brokers’ fees (without giving effect to any materiality or “material adverse effect” or similar qualifications therein), must have been true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of the closing, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty must have been true and correct in all respects except for de minimis inaccuracies as of such earlier date);

•	each of the covenants of WMH to be performed as of or prior to the date of closing must have been performed in all material respects;
•	from the date of the merger agreement there must have not occurred a material adverse effect;
•
Silver Spike must have received (i) the amended and restated registration rights agreement, the amended operating agreement, the tax receivable agreement and the exchange agreement, in each case executed by WMH, post-merger WMH equity holders or the holder representative, as applicable and (ii) a certificate signed by an authorized officer of WMH, dated as of the date of the closing, certifying that the preceding five bullets above have been satisfied; and

•
if the closing has not occurred prior to February 16, 2021, WMH must have delivered to Silver Spike the audited financial statements of WMH and its subsidiaries as of and for the year ended December 31, 2020, prepared in accordance with GAAP and Regulation S-X and audited by WMH’s independent auditor.

Conditions to Obligations of WMH to Consummate the Business Combination
The obligation of WMH to consummate the business combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by WMH:
•
each of the representations and warranties of the Silver Spike parties set forth in the merger agreement (without giving effect to any materiality or “Silver Spike material adverse effect” or similar qualifications therein), other than the representations and warranties set forth in the merger agreement related to the corporate organization of the Silver Spike parties, due authorization to enter the merger agreement and related documentation, capitalization of the Silver Spike parties, brokers’ fees and no occurrence of a material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of closing, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Silver Spike material adverse effect;

•
the representations and warranties of the Silver Spike parties set forth in the merger agreement related to no occurrence of a Silver Spike material adverse effect representation have been true and correct as of the date of the merger agreement and as of the closing date, as if made anew at and as of that time;

•
each of the representations and warranties of the Silver Spike parties set forth in the merger agreement related to corporate organization of the Silver Spike parties, due authorization to enter the merger agreement and related documentation, capitalization of the Silver Spike parties and brokers’ fees (without giving effect to any materiality or “Silver Spike material adverse effect” or similar qualifications therein), must have been true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of closing date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date);
•	each of the covenants of the Silver Spike parties to be performed as of or prior to the closing must have been performed in all material respects;
•	from the date of the merger agreement there must not have been a Silver Spike material adverse effect;
•
WMH must have received (i) the amended and restated registration rights agreement, the amended operating agreement, the tax receivable agreement and the exchange agreement, in each case executed by New WMH and (ii) a certificate signed by an officer of New WMH, dated the date of closing, certifying that the conditions described in the preceding five bullets above have been fulfilled; and

•	The available cash must be greater than or equal to $300,000,000.
Representations and Warranties
Under the merger agreement, the Silver Spike parties made customary representations and warranties relating to: corporate organization; due authorization; no conflict; litigation and proceedings; governmental authorities and consents; capitalization; undisclosed liabilities; Silver Spike SEC documents and controls; Nasdaq listing; registration statement and proxy statement; brokers’ fees; trust account; compliance with laws and permits; absence of certain changes; employees and employee benefits plans; properties; contracts; affiliate transactions; taxes; PIPE investment; independent investigation; and no additional representations and warranties and no outside reliance.
Under the merger agreement, WMH made customary representations and warranties relating to: corporate organization of WMH; subsidiaries; due authorization; no conflict; governmental authorizations and consents; capitalization; financial statements; undisclosed liabilities; litigation and proceedings; compliance with laws and permits; contracts and no defaults; company benefit plans; labor matters; taxes; brokers’ fees; insurance; real property and assets; environmental matters; absence of changes; affiliate transactions; intellectual property; data privacy and security; customers and vendors; certain business practices and anti-corruption; registration statement and proxy statement; and no additional representations and warranties and no outside reliance.
Covenants of the Parties
Covenants of WMH
WMH made certain covenants under the merger agreement, including, among others, the following, subject to certain exceptions and limitations:
•
From the date of the merger agreement until the earlier of the closing date, WMH will, and will cause its subsidiaries to, except as expressly required by the merger agreement, as consented to by Silver Spike in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by law, use commercially reasonable efforts to operate its business only in the ordinary course of business, as defined in the merger agreement, including using reasonable best efforts to (x) preserve the business of WMH, (y) maintain the services of its officers (including Chris Beals) and (z) maintain the existing business relationships of WMH. Without limiting the generality of the foregoing, except as set forth on the Schedules, as required by law (including any COVID-19 measures) or as consented to by Silver Spike in writing, from the date of the merger agreement until the closing date, WMH will not, and WMH will cause its subsidiaries not to:

○	change, amend or propose to amend the certificate of formation, operating agreement or other organizational documents of WMH or any of its subsidiaries;
○
directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any equity interests of WMH, including any common units or incentive units or the equity interests of any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such equity interests, or any rights, warrants or options to acquire, any such equity interests or any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units;

○	make or declare any dividend or distribution (whether in the form of cash or other property) that would cause WMH to incur any indebtedness;
○
other than in the ordinary course of business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any significant contract or (ii) materially amend, extend or renew any significant contract;

○
except as required by the terms of the benefit plans of WMH in effect on the date of the merger agreement and as made available to the Silver Spike parties (the “WMH benefit plans”), (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former director, officer, employee or individual independent contractor of WMH or any of its subsidiaries (each a “service provider”) other than severance granted in the ordinary course of business to service providers, (ii) increase the compensation or benefits provided to any current or former service provider (other than increases in base compensation of not more than 15% to any individual employee in the ordinary course of business (and any corresponding increases to bonus compensation to the extent such bonus compensation reflected as a percentage of base compensation)), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former service provider other than grants to newly hired employees, (iv) establish, adopt, enter into, amend or terminate any WMH benefit plan or labor contract or (v) (x) hire any employees with an annual cash compensation of over $400,000 other than to (A) fill vacancies arising due to terminations of employment of employees or (B) fill an open position listed on the Schedules or (y) terminate the employment of any employees other than for cause or in the ordinary course of business in accordance with past practices;

○	acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other person;
○
(i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for indebtedness of over $5,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of WMH or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other person other than another direct or indirect wholly owned subsidiary of WMH, (iii) cancel or forgive any debts or other amounts owed to WMH or any of its subsidiaries or (iv) commit to do any of the foregoing;

○
make any payment to (a) a WMH equity holder, (b) a former or current director, officer, manager, indirect or direct equityholder, optionholder or member of WMH or any of its subsidiaries or (c) any affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act of 1934), of any person described in the foregoing clauses (a) or (b), in each case, other than WMH or any of its subsidiaries, other than (i) compensation to employees and service providers of WMH or any of its subsidiaries in the ordinary course of business in accordance with the merger agreement or (ii) distributions and dividends allowed pursuant to the merger agreement;

○
(i) make or change any material tax election, (ii) take or fail to take any action that would result in WMH or its subsidiaries (other than the subsidiaries listed on the Schedules) being treated as other than a partnership or disregarded entity for U.S. federal income tax purposes, (iii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment, (iv) adopt or change any material tax accounting method, (v) settle or compromise any material tax liability, (vi) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law), (vii) file any amended material tax return, (viii) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes, (ix) settle or consent to any claim or assessment relating to any material amount of taxes or (x) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a tax return of not more than seven months obtained in the ordinary course of business);
○
except for non-exclusive licenses granted in the ordinary course of business, assign, transfer, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any lien (other than a permitted lien, as defined in the merger agreement) on, or otherwise fail to take any action necessary to maintain, enforce or protect any intellectual property owned (or purported to be owned) by WMH or any of its subsidiaries (“owned intellectual property”);

○
(i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened action that would reasonably be expected to (A) result in any material restriction on WMH or any of its subsidiaries, (B) result in a payment of greater than $400,000 individually or $1,000,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the ordinary course of business, waive, release or assign any claims or rights of WMH and any of its subsidiaries;

○
sell, lease, license, sublicense, exchange, mortgage, pledge, create any liens (other than permitted liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any liens (other than permitted liens) on or dispose of, any tangible or intangible assets, properties, securities, or interests of WMH or any of its subsidiaries that are worth more than $1,000,000 (individually or in the aggregate) other than non-exclusive licenses of owned intellectual property granted in the ordinary course of business;

○
merge or consolidate itself or any of its subsidiaries with any person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, WMH or any of its subsidiaries;

○
make any change in financial accounting methods, principles or practices of WMH and its subsidiaries, except insofar as may have been required by a change in GAAP or law or to obtain compliance with U.S. Public Company Accounting Oversight Board auditing standards;

○
permit any insurance policies listed on the Schedules to be canceled or terminated without using commercially reasonable efforts to prevent such cancellation or termination, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

○
change, in any material respect, (i) the cash management practices of WMH and its subsidiaries or (ii) the policies, practices and procedures of WMH and its subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible accounts;

○
make any commitments for capital expenditures or incur any liabilities by WMH or any of its subsidiaries in respect of capital expenditures, in either case that individually exceed $1,000,000 or in the aggregate exceed $10,000,000;

○
materially amend, modify or terminate any material permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a governmental authority (“permits”), other than routine renewals, or fail to maintain or timely obtain any permit that is material to the ongoing operations of WMH and its subsidiaries; or

○	enter into any agreement to do any prohibited action listed above.
•
WMH will take all actions necessary to cause the affiliate transactions as set forth in the Schedules to be terminated without any further force and effect, and there will be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the closing. Prior to the closing, WMH will deliver to Silver Spike written evidence reasonably satisfactory to Silver Spike of such termination.

•
WMH will take all actions necessary or advisable to obtain the approval of the WMH equity holders as promptly as practicable, and in any event within three (3) business days, following the date that Silver Spike receives, and notifies WMH of Silver Spike’s receipt of, SEC approval and effectiveness of the registration statement or proxy statement/prospectus. Promptly following receipt of the approval of the WMH equity holders, WMH will deliver a copy of the applicable written consents to Silver Spike.

Covenants of Silver Spike
Silver Spike made certain covenants under the merger agreement, including, among others, the following, subject to certain exceptions and limitations:
•
From the date of the merger agreement until the closing date, except as set forth in the Schedules, as contemplated by the merger agreement, as required by law or as consented to by WMH in writing, Silver Spike will not, and Silver Spike will cause the other Silver Spike parties not to:

○
change, amend or propose to amend (i) the existing organizational documents or the certificate of incorporation, bylaws or other organizational documents of any Silver Spike party or (ii) the trust agreement or any other agreement related to the trust agreement;

○
adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of capital stock of any Silver Spike party, other than (i) in connection with the exercise of any warrants outstanding on the date of the merger agreement, (ii) any redemption made in connection with the redemption rights of the Silver Spike shareholders, (iii) in connection with any private placement of securities conducted by Silver Spike after the date of the merger agreement or (iv) as otherwise required by the existing organizational documents in order to consummate the transactions contemplated hereby;

○
merge or consolidate itself with any person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Silver Spike (other than pursuant to the merger agreement);

○
(i) make or change any material tax election, (ii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment, (iii) adopt or change any material tax accounting method, (iv) settle or compromise any material tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law), (vi) file any amended material tax return, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes, (viii) settle or consent to any claim or assessment relating to taxes or (ix) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a tax return of not more than seven months obtained in the ordinary course of business); or

○	enter into any agreement to do any prohibited action listed above.
•
For a period of five (5) years after the closing and to the extent consistent with all applicable laws, New WMH will make or cause to be made available to the holder representative all books, records and documents of WMH and each of its subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary solely for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any action involving any WMH equity holder (other than any action against New WMH or any of its affiliates, including WMH and its subsidiaries, that relates to the subject matter of the merger agreement), or (b) preparing and delivering any accounting or other statement provided for under the merger agreement; provided, however, that access to such books, records, documents and employees will (i) be conducted in a manner reasonably calculated to minimize disruptions with the normal operation of WMH and its subsidiaries and the reasonable out-of-pocket expenses of WMH and its subsidiaries incurred in connection therewith will be paid by the holder representative and (ii) be permitted only to the extent it does not violate any obligation of confidentiality or jeopardize attorney-client privilege.

•
From the date of the merger agreement through the closing, Silver Spike will ensure that Silver Spike remains listed as a public company, and that its Class A ordinary shares remain listed, on Nasdaq. Silver Spike shall use reasonable best efforts to ensure that the New WMH is listed as a public company, and that shares of Class A common stock are listed on Nasdaq as of the effective time.

•
Unless otherwise approved in writing by WMH, Silver Spike will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the subscription agreements in any manner other than to reflect any permitted assignments or transfers of the subscription agreements by the applicable subscription investors pursuant to the subscription agreements. Silver Spike will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the subscription agreements on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the subscription agreements to cause the subscription investors to pay to (or as directed by) Silver Spike the applicable purchase price under each subscription investor’s applicable subscription agreement in accordance with its terms.

•
On the date of the merger agreement, Silver Spike will file with the SEC the extension proxy statement, for the purposes of (i) soliciting proxies from Silver Spike’s shareholders to obtain the requisite approval for the amendment of the existing organizational documents to extend the outside date for consummating an initial business combination to a date to be mutually agreed upon by WMH and Silver Spike (but no earlier than the termination date, as defined by the merger agreement, to be voted on at a meeting of the holders of ordinary shares to be called and held for such purpose, and (ii) providing Silver Spike’s shareholders with the opportunity to redeem their ordinary shares at the extension meeting in connection with such proxy solicitation in accordance with the existing organizational documents.

•
Unless otherwise approved in writing by WMH, Silver Spike will cause the extension proxy statement to be sent to the Silver Spike shareholders as soon as practicable following its approval by the SEC, for the purposes of holding the extension meeting as soon as practicable thereafter and soliciting the approval of Silver Spike’s shareholders in connection with the extension proposal.

•
Silver Spike will ensure that the extension proxy statement does not, as of the date on which it is distributed to the holders of ordinary shares, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Silver Spike will include in the extension proxy statement the recommendation of its board of directors that the holders of ordinary shares vote in favor of the amendment of the existing organizational documents to extend the outside date for consummating such an initial business combination to a date no earlier than the termination date, and will act in good faith and use reasonable best efforts to obtain approval of the extension proposal by the Silver Spike shareholders.

•
Prior to the closing, the board of directors of Silver Spike, or an appropriate committee thereof, will adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of shares of Class A common stock pursuant to the merger agreement by any officer or director of WMH who is expected to become a “covered person” of Silver Spike for purposes of Section 16 of the Exchange Act (“Section 16”) will be exempt acquisitions for purposes of Section 16.

Joint Covenants
•
The Silver Spike parties agree that all rights held by each present and former director and officer of WMH and any of its subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at, or after the effective time, provided in the respective certificate of formation, operating agreement or other organizational documents of WMH or such subsidiary in effect on the date of the merger agreement will survive the business combination and will continue in full force and effect. Without limiting the foregoing, New WMH will cause WMH and each of its subsidiaries (i) to maintain for a period of not less than six (6) years from the effective time provisions in its certificate of formation, operating agreement and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of WMH’s and its subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the certificate of formation, operating agreement and other organizational documents of WMH or such subsidiary, as applicable, in each case, as of the date of the merger agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law.
•
WMH will cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the effective time. If any claim is asserted or made within such six (6) year period, the provisions of the joint indemnification and insurance covenant of the merger agreement will be continued in respect of such claim until the final disposition thereof.

•
Notwithstanding anything contained in the merger agreement to the contrary, the joint indemnification and insurance covenant of the merger agreement will survive the consummation of the business combination indefinitely and will be binding, jointly and severally, on all successors and assigns of New WMH and WMH. In the event that New WMH or WMH or any of their respective successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of New WMH or WMH, as the case may be, will succeed to the obligations set forth in the joint indemnification and insurance covenant of the merger agreement.

•
New WMH will maintain customary D&O insurance on behalf of any person who is or was a director or officer of New WMH (at any time, including prior to the date hereof) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not New WMH would have the power to indemnify such person against such liability under the provisions of the proposed organizational documents or Section 145 of the DGCL or any other provision of law.

•
As promptly as reasonably practicable after the date of the merger agreement, Silver Spike and WMH will prepare, and Silver Spike will file with the SEC, (i) a proxy statement/prospectus in connection with the business combination to be filed as part of the registration statement and sent to the Silver Spike shareholders relating to the Silver Spike extraordinary general meeting for the purposes of the approval of the Transaction Proposals and (ii) the registration statement, in which the proxy statement will be included as a prospectus. Silver Spike and WMH will use commercially reasonable efforts to cooperate, and cause their respective subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the proxy statement/prospectus and the registration statement. Silver Spike will use its commercially reasonable efforts to cause the proxy statement/prospectus and the registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the registration statement effective as long as is necessary to consummate the business combination.

•
Silver Spike will as promptly as practicable notify WMH of any correspondence with the SEC relating to the proxy statement/prospectus, the receipt of any oral or written comments from the SEC relating to the proxy statement/prospectus, and any request by the SEC for any amendment to the proxy statement/prospectus or for additional information. Silver Spike will cooperate and provide WMH with a reasonable opportunity to review and comment on the proxy statement/prospectus (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by WMH in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the parties will provide each other with copies of all such filings made and correspondence with the SEC. Silver Spike will use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the business combination, and each of WMH and the holder representative will promptly furnish all information concerning WMH as may be reasonably requested in connection with any such action. Each of Silver Spike, WMH and the holder representative will use reasonable best efforts to promptly furnish to each other party all information concerning itself, its subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the proxy statement/prospectus, the registration statement or any other statement, filing, notice or application made by or on behalf of Silver Spike, WMH and the holder representative or their respective subsidiaries, as applicable, to the SEC or Nasdaq in connection with the business combination (including any amendment or supplement to the proxy statement/prospectus or the registration statement) (collectively, the “offer documents”). Silver Spike will advise WMH and the holder representative, promptly after Silver Spike receives notice thereof, of the time when the registration statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the ordinary shares or Class A common stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the proxy statement/prospectus, the registration statement or the other offer documents or for additional information.
•
Without limiting the generality of the bullet immediately above, WMH and the holder representative will promptly furnish to Silver Spike for inclusion in the proxy statement/prospectus and the registration statement, (i) with respect to the audited consolidated balance sheets and statements of operations, members’ equity and cash flows of WMH and its subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports (the “audited financial statements”), and consents to use such financial statements and reports, (ii) unaudited financial statements of WMH and its subsidiaries as of and for the nine months ended September 30, 2020 and September 30, 2019 prepared in accordance with GAAP and Regulation S-X and reviewed by WMH’s independent auditor in accordance with U.S. Public Company Accounting Oversight Board Auditing Standard 4105 and (iii) if the registration statement has not been declared effective prior to February 16, 2021, audited financial statements of WMH and its subsidiaries as of and for the year ended December 31, 2020, prepared in accordance with GAAP and Regulation S-X and audited by WMH’s independent auditor (the “2020 audited financial statements”).

•
Each of Silver Spike, WMH and the holder representative will use commercially reasonable efforts to ensure that none of the information related to it or any of its affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (i) either proxy statement/prospectus will, as of the date it is first mailed to the Silver Spike shareholders, or at the time of the Silver Spike shareholders’ extraordinary general meeting, or (ii) the registration statement will, at the time the registration statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the effective time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

•
If, at any time prior to the effective time, any information relating to Silver Spike, WMH or any of their respective subsidiaries, affiliates, directors or officers, as applicable, or the WMH equity holders is discovered by any of Silver Spike or WMH and is required to be set forth in an amendment or supplement to either proxy statement/prospectus or the registration statement, so that such proxy statement/prospectus or the registration statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly notify the other parties and an appropriate amendment or supplement describing such information will, subject to the terms of the merger agreement, be promptly filed by Silver Spike with the SEC and, to the extent required by law, disseminated to the Silver Spike shareholders.

•
Silver Spike will take, in accordance with applicable law, Nasdaq rules, and the existing organizational documents, all action necessary to call, hold and convene the extraordinary general meeting of Silver Spike shareholders to consider and vote upon the Transaction Proposals and to provide the shareholders with the opportunity to effect a Silver Spike share redemption in connection therewith as promptly as reasonably practicable after the date that the registration statement is declared effective under the Securities Act. Silver Spike will, through the board of directors of Silver Spike, recommend to its shareholders (including in the proxy statement/prospectus) and solicit approval of (i) the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, including the business combination, (ii) the domestication, (iii) in connection with the domestication, the amendment of the existing organizational documents and approval of the proposed organizational documents, (iv) the issuance of (A) Class V common stock and Class A common stock in connection with the business combination and (B) Class A common stock issuable in connection with the PIPE subscription financing, (v) the adoption of the equity incentive plan (as defined below) and the purchase plan (as defined below), (vi) the election of the directors constituting the board of directors of New WMH, (vii) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the proxy statement, the registration statement or correspondence related thereto, (viii) the adoption and approval of any other proposals as reasonably agreed by Silver Spike, WMH and the holder representative to be necessary or appropriate in connection with the business combination and (ix) adjournment of the extraordinary general meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.
•
Notwithstanding anything to the contrary contained in the merger agreement, once the extraordinary general meeting to consider and vote upon the Transaction Proposals has been called and noticed, Silver Spike will not postpone or adjourn the extraordinary general meeting without the consent of WMH, other than (i) for the absence of a quorum, in which event Silver Spike will postpone the meeting up to three (3) times for up to ten (10) business days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Silver Spike has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the Silver Spike shareholders prior to the extraordinary general meeting, or (iii) a one-time postponement of up to ten (10) business days to solicit additional proxies from Silver Spike shareholders to the extent Silver Spike has determined that such postponement is reasonably necessary to obtain the approval of the Transaction Proposals.

•
The parties will take all necessary action to cause the board of directors of New WMH as of immediately following the closing to consist of six (6) directors, of whom Scott Gordon will be designated by Silver Spike and Christopher Beals, Justin Hartfield, Douglas Francis, Tony Aquila and Fiona Tan will be designated by WMH. In addition, there will be three vacancies on New WMH’s board directors upon the closing, which such vacancies will be filled by an affirmative vote of a majority of New WMH’s board directors. Each of such WMH designees will meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the board of directors of Silver Spike, and a number of the WMH designees shall qualify as independent directors as determined by the board of directors of Silver Spike such that a majority of the directors as of immediately following the closing will qualify as independent directors. The WMH designees and the individuals designated by Silver Spike will be assigned to classes of the board of directors of New WMH as set forth on the Schedules.

•
Upon satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the trustee (which notice Silver Spike will provide to the trustee in accordance with the terms of the trust agreement), in accordance with, subject to and pursuant to the trust agreement and the existing organizational documents, (a) at the closing, (i) Silver Spike will cause the documents, opinions and notices required to be delivered to the trustee pursuant to the trust agreement to be so delivered, and (ii) will cause the trustee to (A) pay as and when due all amounts payable for Silver Spike share redemptions and (B) pay all amounts then available in the trust account in accordance with the merger agreement and the trust agreement, including the payment of $125,000,000 to WMH and (b) thereafter, the trust account will terminate, except as otherwise provided therein.

•
Silver Spike and WMH will mutually agree upon and issue a press release announcing the effectiveness of the merger agreement. Silver Spike and WMH will cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of the merger agreement (but in any event within four (4) business days thereafter), Silver Spike will file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of the merger agreement as of its effective date. Prior to closing, Silver Spike and WMH will mutually agree upon and prepare the closing press release announcing the consummation of the transactions contemplated by the merger agreement. Concurrently with or promptly after the closing, Silver Spike will issue such closing press release. Silver Spike and WMH will cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the closing, Silver Spike will prepare a draft Form 8-K announcing the closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by WMH and its accountant. Concurrently with the closing, or as soon as practicable (but in any event within four (4) business days) thereafter, New WMH will file such 8-K with the SEC.
•
Prior to the effectiveness of the registration statement, Silver Spike will approve, and subject to approval of the shareholders of Silver Spike, adopt, (a) an equity incentive plan that provides for grant of awards to employees and other service providers of New WMH and its subsidiaries, with a total pool of awards of Class A ordinary shares not exceeding eleven percent (11%) of the aggregate number of the sum of (i) Class A ordinary shares outstanding at closing and (ii) securities convertible into Class A ordinary shares, with an annual “evergreen” increase of not more than five percent (5%) of the Class A ordinary shares outstanding as of the day prior to such increase, in the form set forth as an annex to the merger agreement (the “equity incentive plan”) and (b) an employee stock purchase plan, that provides for grant of purchase rights with respect to Class A ordinary shares to employees of New WMH and its subsidiaries, with a total pool of shares of Class A ordinary shares not exceeding one and a half percent (1.5%) of the aggregate number of the sum of (i) Class A ordinary shares outstanding at closing and (ii) securities convertible into Class A ordinary shares, with an annual “evergreen” increase of one percent (1%) of the Class A ordinary shares outstanding as of the day prior to such increase, in the form set forth as an annex to the merger agreement (the “purchase plan”).

•
During the time period from the date of the merger agreement until the closing date, none of Silver Spike or Merger Sub, on the one hand, or WMH and its subsidiaries, on the other hand, will, nor will they authorize or permit their respective representatives to, directly or indirectly (i) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with any person concerning, or which would reasonably be expected to lead to, an acquisition transaction, as defined in the merger agreement, (ii) in the case of Silver Spike, fail to include the recommendation of the board of directors in (or remove from) the registration statement, (iii) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other party, the approval of such party’s governing body of the merger agreement and/or any of the transactions contemplated thereby, or, in the case of Silver Spike, the recommendation of the board of directors. WMH will promptly, and in any event within twenty-four (24) hours of the date of the merger agreement, terminate access of any third person (other than the Silver Spike parties and/or any of their affiliates or representatives) to any data room (virtual or actual) containing any of WMH’s (or any subsidiary of WMH’s) confidential information immediately cease and cause to be terminated, and will cause their and their respective subsidiaries’ representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any persons with respect to any acquisition transaction and will promptly request the return of any confidential information provided to any person in connection with a prospective acquisition transaction and, in connection therewith, will, if the applicable confidentiality or non-disclosure agreement so allows, demand that all such persons provide prompt written certification of the return or destruction of all such information. Promptly upon receipt of an unsolicited proposal regarding an acquisition transaction, each of the Silver Spike parties and WMH will notify the other party thereof, which notice will include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the parties may respond to any unsolicited proposal regarding an acquisition transaction only by indicating that such party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such party or any of its subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an acquisition transaction.

Fees and Expenses
Subject to certain exceptions set forth below, each party to the merger agreement will bear its own expenses in connection with the merger agreement and the transactions contemplated therein whether or not such transactions are consummated, including all fees of its legal counsel, financial advisers and accountants.
All the costs incurred in connection with obtaining the consents of governmental authorities and the expiration or termination of all applicable waiting periods under applicable antitrust laws, including HSR Act filing fees and any filing fees in connection with any other antitrust law, and any fees associated with obtaining approval for listing the Class A Common Stock issued pursuant to the merger agreement on Nasdaq, will be paid 50% by WMH and 50% by Silver Spike.

At the closing, New WMH will pay or cause to be paid to the holder representative (to an account designated in writing by WMH at least two (2) business days prior to the closing date), $500,000 for the payment of expenses incurred by it in performing its duties in accordance with the terms of the merger agreement (the “holder representative amount”), which will be maintained by the holder representative in a segregated account. The holder representative will not be paid any fee for services to be rendered under the merger agreement but will be reimbursed on demand for reasonable out-of-pocket expenses incurred in the performance of the holder representative’s duties (including the reasonable fees and expenses of counsel) under the merger agreement from the holder representative amount. Upon the determination of the holder representative that retaining any portion of the holder representative amount is no longer necessary, the holder representative will deliver any then-remaining portion of the holder representative amount to the exchange agent (as defined by the merger agreement), which will distribute such payment to the WMH equity holders in accordance with the exchange agent agreement, which instructions will be in accordance with the allocation schedule, as set forth in the merger agreement. The holder representative will hold, invest, reinvest and disburse the holder representative amount in trust for all of the holders, and the holder representative amount will not be used for any other purpose and will not be available to New WMH or any of its subsidiaries to satisfy any claims under the merger agreement.
Survival of Representations, Warranties and Covenants
None of the representations, warranties, covenants and agreements in the merger agreement or in any instrument, document or certificate delivered pursuant to the merger agreement will survive the effective time, except for (i) those covenants or agreements contained therein which by their terms expressly apply in whole or in part after the effective time and then only to such extent such covenants and agreements have been fully performed and (ii) any claim based upon fraud (as defined by the merger agreement).
Termination
The merger agreement may be terminated and the transactions contemplated thereby may be abandoned prior to the closing:
•	by the written consent of WMH and Silver Spike;
•
by written notice to WMH from Silver Spike, if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of WMH set forth in the merger agreement, such that any condition to closing of the Silver Spike parties related to the accuracy of such representations and warranties or performance of such covenants would not be satisfied at the closing (a “terminating WMH breach”), except that, if such terminating WMH breach is curable by WMH, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Silver Spike provides written notice of such violation or breach and the termination date) after receipt by WMH of notice from Silver Spike of such breach, but only as long as WMH continues to use its reasonable best efforts to cure such terminating WMH breach, such termination will not be effective, and such termination will become effective only if the terminating WMH breach is not cured within such cure period; (ii) the closing has not occurred on or before June 10, 2021; provided, that if the closing has not occurred by such date as a result of a government shutdown (as defined by the merger agreement) or the 2020 audited financial statements not having been delivered to Silver Spike sufficiently in advance of such date, either Silver Spike or WMH may, upon notice to the other, extend the termination date to July 10, 2021; (iii) the consummation of the business combination is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable governmental order; or (iv) Nasdaq rejects the listing of the Class A common stock to be issued pursuant to the merger agreement, and such rejection is final and non-appealable; provided, that the right to terminate the merger agreement under subsection (ii) of this bullet will not be available if any of the Silver Spike parties is in breach of the merger agreement and such breach is the primary cause of the failure of any condition to closing of WMH, related to the accuracy of its representations and warranties or performance of its covenants, to be satisfied as of the termination date;

•
by written notice to Silver Spike from WMH, if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Silver Spike parties set forth in the merger agreement, such that any condition to closing of WMH related to the accuracy of such representations and warranties or performance of such covenants would not be satisfied at the closing (a “terminating Silver Spike breach”), except that, if any such terminating Silver Spike breach is curable by Silver Spike, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Silver Spike provides written notice of such violation or breach and the termination date) after receipt by Silver Spike of notice from WMH of such breach, but only as long as Silver Spike continues to exercise such reasonable best efforts to cure such terminating Silver Spike breach, such termination will not be effective, and such termination will become effective only if the terminating Silver Spike breach is not cured within such cure period; (ii) the closing has not occurred on or before the termination date; (iii) the consummation of the business combination is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable governmental order; or (iv) Nasdaq rejects the listing of the Class A common stock to be issued pursuant to the merger agreement, and such rejection is final and non-appealable; provided, that the right to terminate the merger agreement under subsection (ii) of this bullet will not be available if WMH is in breach of the merger agreement and such breach is the primary cause of the failure of the conditions to closing of the Silver Spike parties, related to the accuracy of their representations and warranties or performance of their covenants, to be satisfied as of the termination date;
•
by written notice from either WMH or Silver Spike to the other party if the approval of Silver Spike’s shareholders is not obtained upon a vote duly taken thereon at the extraordinary general meeting (subject to any permitted adjournment or postponement of the extraordinary general meeting).

Amendments
The merger agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties to the merger agreement.
Trust Account Waiver
WMH has agreed that it will not have any right, title, interest or claim of any kind in or to any monies in Silver Spike’s trust account held for its shareholders, and has agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom); provided, however, that the foregoing will not amend, limit, alter, change, supersede or otherwise modify the right of WMH or the holder representative to (i) bring any action or actions for specific performance, injunctive and/or other equitable relief or (ii) bring or seek a claim for damages against Silver Spike, or any of its successors or assigns, for any breach of the merger agreement (but such claim shall not be against the trust account or any funds distributed from the trust account to holders of Silver Spike ordinary shares in accordance with Silver Spike’s existing organizational documents and the trust agreement).
Litigation Relating to the Merger
Beginning on January 27, 2021, purported shareholders of Silver Spike filed or threatened to file lawsuits in connection with the merger, including two actions filed in the Supreme Court of the State of New York, captioned, Brait v. Silver Spike Acquisition Corp., et al., Index No. 650629/2021 (N.Y. Sup. Ct.), and Stout v. Silver Spike Acquisition Corp., et al., No. 650686/2021 (N.Y. Sup. Ct.). The operative complaints in the Brait and Stout actions allege that this proxy/prospectus omits material information related to the business combination, and asserts claims for breach of fiduciary duty against certain of Silver Spike’s current officers and directors and for aiding and abetting breach of fiduciary duty against Silver Spike. The Stout complaint also asserts aiding and abetting claims against WMH and Merger Sub. Plaintiffs seek injunctive relief to enjoin the merger and to require defendants to issue supplemental disclosures as outlined in the complaints or, in the event the transaction is consummated in the absence of such supplemental disclosures, an order rescinding the transaction and awarding rescissory damages. Plaintiffs also seek an award of attorneys’ fees and costs. Silver Spike has received similar demands from other purported shareholders of Silver Spike, including one that attached a draft complaint, styled Fusco v. Silver Spike Acquisition Corp., et al., asserting similar fiduciary duty claims as in the Brait and Stout actions, as well as separate claims for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934; the draft complaint seeks an injunction of the proposed merger, pending dissemination of supplemental disclosures, unspecified damages and attorneys’ fees and costs. The defendants believe that the claims made in these lawsuits are without merit.
There can be no assurances that additional complaints or demands will not be filed or made with respect to the merger. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither Silver Spike nor WMH will necessarily announce them.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the merger agreement or in connection with the business combination, which we refer to as the “Related

Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements are either attached as annexes to this proxy statement/prospectus or have previously been filed with the SEC on Silver Spike’s (i) Current Report on Form 8-K, dated as of December 10, 2020, or (ii) Current Report on Form 8-K filed with the SEC on December 16, 2020. Shareholders and other interested parties are urged to reach such Related Agreements in their entirety.
Voting and Support Agreements
Concurrently with the execution of the merger agreement, certain WMH Class A equity holders entered into a voting and support agreement in favor of Silver Spike and WMH and their respective successors.
In the voting and support agreements, the WMH support members agreed to vote all of their units in WMH in favor of the merger agreement and related transactions and to take certain other actions in support of the merger agreement and related transactions. The voting and support agreements also prevent the WMH support members from transferring their voting rights with respect to their units in WMH or otherwise transferring their units in WMH prior to the meeting of WMH’s members to approve the merger agreement and related transactions, except for certain permitted transfers. The WMH support members also each agreed, with certain exceptions, to a lock-up for a period of 180 days after the closing with respect to any securities of New WMH or WMH that they receive as merger consideration under the merger agreement.
The foregoing description of the voting and support agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the voting and support agreements, the form of which, is filed as Exhibit 10.4 hereto and is incorporated herein by reference.
Sponsor Letter Agreement
Concurrently with the execution of the merger agreement, our sponsor entered into the sponsor letter agreement with Silver Spike and WMH pursuant to which our sponsor agreed to vote all of its Class B ordinary shares in favor of the business combination and related transactions and to take certain other actions in support of the merger agreement and related transactions. Our sponsor also agreed that, in the event that the sum of (i) the amount of cash available to be released from the trust account of Silver Spike (after giving effect to all payments made as a result of the completion of all Silver Spike share redemptions) and (ii) the net amount of proceeds actually received by Silver Spike pursuant to the PIPE subscription financing is less than $350,000,000, then 15% of our sponsor’s ordinary shares will be deemed to be “deferred sponsor shares,” and a corresponding number of post-merger WMH units held by New WMH will be deemed to be “deferred company units.” Our sponsor agreed that it will not transfer and, subject to the achievement of certain milestones, may be required to forfeit, any such deferred sponsor shares (in which case a corresponding number of deferred company units will be forfeited), subject to the terms of the sponsor letter agreement. Our sponsor also waived certain anti-dilution protection to which it would otherwise be entitled in connection with the PIPE subscription financing.
The foregoing description of the Sponsor Letter Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Letter Agreement, a copy of which is filed as Exhibit 10.5 hereto and is incorporated herein by reference.
Exchange Agreement
New WMH, WMH and the post-merger WMH equity holders will enter into an exchange agreement at the time of the business combination under which the post-merger WMH equity holders (or certain permitted transferees thereof) will have the right from time to time at and after 180 days following the business combination (subject to the terms of the exchange agreement) to exchange their post-merger Class A units (together with an equal number of shares of Class V common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, and to exchange their vested post-merger Class P units for shares of our Class A common stock with a value equal to the value of such post-merger Class P units less their participation threshold, or, in each case, at New WMH’s election, the cash equivalent of such shares of Class A common stock. By default, each exchange will take the form of a redemption by WMH of the post-merger WMH units in exchange for Class A common stock or cash, as applicable, unless New WMH elects to effect such exchange directly with the applicable post-merger WMH equity holder. The shares of Class V common stock surrendered in any exchange will be immediately cancelled.

The exchange agreement will provide that, as a general matter, a post-merger WMH equity holder will not have the right to exchange post-merger WMH units if New WMH determines that such exchange would be prohibited by law or regulation or would violate other agreements with New WMH and its subsidiaries to which the post-merger WMH equity holder may be subject, including the amended operating agreement and the exchange agreement. Additionally, the exchange agreement contains restrictions on redemptions and exchanges intended to prevent WMH from being treated as a “publicly traded partnership” for U.S. federal income tax purposes. These restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. New WMH may impose additional restrictions on exchanges that it determines to be necessary or advisable so that WMH is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
The foregoing description of the exchange agreement is not complete and is qualified in its entirety by reference to the exchange agreement, which is filed as Exhibit 10.3 to this proxy statement/prospectus and is incorporated herein by reference.
Amended and Restated Registration Rights Agreement
Currently, our sponsor has the benefit of registration rights with respect to our securities that it holds pursuant to a registration rights agreement entered into in connection with our initial public offering.
In connection with closing of the business combination, our sponsor and certain post-merger WMH equity holders (the “other investors”) will enter into an amended and restated registration rights agreement. As a result, our sponsor and the other investors will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three such demand registrations for our sponsor and three such demand registrations for the other investors thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10.0 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25.0 million but in excess of $10.0 million in any 12-month period.
In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us subsequent to the consummation of the business combination.
We have also agreed to file within 45 days of closing of the business combination a resale shelf registration statement covering the resale of all registrable securities.
Finally, pursuant to the subscription agreements with the subscription investors, we have agreed that we will use our reasonable best efforts to
•	file within 15 business days after the closing of the business combination a registration statement with the SEC for a secondary offering of shares of our common stock;
•
cause such registration statement to be declared effective promptly thereafter, but in no event later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies Silver Spike that it will “review” the registration statement) after closing and (ii) the 5th business day after the date Silver Spike is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, as the case may be; and

•
maintain the effectiveness of such registration statement until the earliest of (A) the fifth anniversary of the closing, (B) the date on which the subscription investors cease to hold any shares of common stock issued pursuant to the subscription agreements, or (C) on the first date on which the subscription investors can sell all of their shares issues pursuant to the subscription agreements (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the manner of sale or amount of such securities that may be sold. Silver Spike will bear the cost of registering these securities.

The foregoing description of the registration rights to be in effect is not a complete description thereof and is qualified in its entirety by reference to the full text of the amended and restated registration rights agreement and the subscription agreements, which are filed as Exhibits 10.6 and 10.2 to this proxy statement/prospectus and incorporated herein by reference.

Tax Receivable Agreement
As discussed above, acquisitions by New WMH of common units for cash in the business combination and future taxable redemptions or exchanges of post-merger Class A units for shares of Class A common stock or cash pursuant to the exchange agreement are expected to result in favorable tax attributes for New WMH.
Upon the completion of the business combination, New WMH, the holder representative and the WMH Class A equity holders will enter into the tax receivable agreement, pursuant to which New WMH generally will be required to pay to the WMH Class A equity holders, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that New WMH actually realizes as a result of (i) increases to the tax basis of WMH’s assets resulting from New WMH’s acquisition of common units for cash in the business combination and future redemptions or exchanges of post-merger Class A units for shares of Class A common stock or cash, (ii) tax benefits related to imputed interest or (iii) tax attributes resulting from payments made under the tax receivable agreement. The payment obligations under the tax receivable agreement are New WMH’s obligations and not obligations of WMH.
We expect that the payments New WMH will be required to make under the tax receivable agreement will be substantial. Assuming no material changes in relevant tax law, that no Silver Spike shareholders exercise redemption rights with respect to their public shares, that there are no future redemptions or exchanges of post-merger Class A units and that New WMH earns sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, the tax savings associated with acquisitions of common units in the business combination would aggregate to approximately $157.1 million over 15 years from the date of the completion of the business combination. Under this scenario, New WMH would be required to pay to the WMH Class A equity holders approximately 85% of such amount, or $133.5 million, over the 15-year period from the date of the completion of the business combination. The actual amounts New WMH will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that New WMH will be deemed to realize, and the tax receivable agreement payments made by New WMH, will be calculated based in part on the market value of the Class A common stock at the time of each redemption or exchange under the exchange agreement and the prevailing applicable tax rates applicable to New WMH over the life of the tax receivable agreement and will depend on New WMH generating sufficient taxable income to realize the tax benefits that are subject to the tax receivable agreement. Payments under the tax receivable agreement are not conditioned on the WMH Class A equity holders’ continued ownership of New WMH.
Payments under the tax receivable agreement will be based on the tax reporting positions New WMH determines, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the tax receivable agreement, and a court could sustain such challenge. The parties to the tax receivable agreement will not reimburse New WMH for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the tax receivable agreement will be netted against future payments otherwise to be made under the tax receivable agreement, if any, after the determination of such excess.
In addition, the tax receivable agreement provides that if (1) New WMH breaches any of its material obligations under the tax receivable agreement (including in the event that New WMH is more than three months late making a payment that is due under the tax receivable agreement, except in the case of certain liquidity exceptions), (2) New WMH is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, New WMH elects an early termination of the tax receivable agreement, New WMH’s obligations under the tax receivable agreement (with respect to all post-merger Class A units, whether or not such units have been exchanged or redeemed before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that New WMH would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreement. The tax receivable agreement also provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, (A) New WMH’s obligations under the tax receivable agreement with respect to post-merger Class A units that have been exchanged or redeemed prior to or in connection with such change of control transaction would accelerate and become payable in a lump sum as described above and (B) with respect to post-merger Class A units that have not been exchanged as of such change of control transaction, New WMH’s or its successor’s obligations under the tax receivable agreement would be based on certain assumptions, including that New WMH or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the tax receivable agreement. As a result, upon any acceleration of New WMH’s obligations under the tax receivable agreement (including upon a change of control), New WMH could be required to make payments under the tax receivable agreement that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the tax receivable agreement may also result in situations where the WMH Class A equity holders have interests that differ from or are in addition to those of the Class A stockholders.
Finally, because New WMH is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement depends on the ability of WMH to make distributions to it. To the extent that New WMH is unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact New WMH’s results of operations and could also affect its liquidity in periods in which such payments are made.
The foregoing description of the tax receivable agreement is not complete and is qualified in its entirety by reference to the tax receivable agreement, which is filed as Exhibit 10.1 and attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference.
PIPE Subscription Agreements
In connection with the execution of the merger agreement, we entered into subscription agreements with certain subscription investors pursuant to which we have agreed to issue and sell to the subscription investors, in the aggregate, $325,000,000 of Silver Spike’s Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) at a purchase price of $10.00 per share. The closing of the PIPE subscription financing will occur immediately prior to the closing, and is subject to customary closing conditions, including the satisfaction or waiver of the conditions set forth in the merger agreement. Such subscription investors were granted registration rights as described above under the heading “— Amended and Restated Registration Rights Agreement” above.
The foregoing description of the subscription agreements is not complete and is qualified in its entirety by reference to the subscription agreements, which is filed as Exhibit 10.2 to this proxy statement/prospectus and is incorporated herein by reference.
Amended Operating Agreement
Concurrently with the closing, the WMH current operating agreement will be further amended and restated in its entirety to become the amended operating agreement.
Rights of the Units
Pursuant to the amended operating agreement, the post-merger WMH units will be entitled to share in the profits and losses of WMH and to receive distributions as and if declared by the managing member of WMH and will have no voting rights. The amended operating agreement generally establishes the rights and vesting conditions of the LTIP Units and the post-merger Class P units, which are treated as profits interests in WMH, and may be offered to directors, employees, officers, consultants or other service. LTIP Units and post-merger Class P units have all the rights, privileges, preferences, and obligations as are specifically provided for in the amended operating agreement, and as may otherwise be generally applicable to all classes of Units, however, LTIP Units and post-merger Class P units are not entitled to vote on any matter subject to a vote of the members, except as otherwise required by law.
Management
New WMH, as the managing member of WMH, will have the sole vote on all matters that require a vote of members under the amended operating agreement or applicable law. The business, property and affairs of WMH will be managed solely by the managing member, and the managing member cannot be removed or replaced except by the incumbent managing member.
Distributions
New WMH, as managing member of WMH may, in its sole discretion, authorize distributions to the WMH members (to the extent of available cash, as defined in the amended operating agreement). Subject to provisions in the amended operating agreement governing tax distributions and the treatment of post-merger Class P units and LTIP Units (as defined in the amended operating agreement), all such distributions will be made pro rata in accordance each member’s number of post-merger WMH units.

The holders of post-merger WMH units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of WMH. Net profits and net losses of WMH will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of post-merger WMH units. The amended operating agreement will provide for pro rata cash distributions to the holders of post-merger WMH units for purposes of funding their tax obligations in respect of the taxable income of WMH that is allocated to them. Generally, these tax distributions will be computed based on WMH’s estimate of the net taxable income of WMH allocable to each holder of post-merger WMH units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of California or New York, New York (taking into account the non-deductibility of certain expenses, the character of our income, and the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code). As a result of (i) potential differences in the amount of net taxable income allocable to New WMH and the other post-merger WMH unit holders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating WMH’s distribution obligations, New WMH may receive tax distributions significantly in excess of its tax liabilities and obligations to make payments under the tax receivable agreement.
Upon the liquidation or winding up of WMH, subject to the treatment of post-merger Class P units and LTIP Units (as defined in the amended operating agreement) and tax distributions, all net proceeds thereof will be distributed in accordance with each member’s number of post-merger WMH units.
Transfer Restrictions
The amended operating agreement will contain restrictions on transfers of units and will require the prior consent of the managing member for such transfers, except in specified cases, including (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of post-merger WMH units for shares of Class A common stock or cash pursuant to the exchange agreement.
The foregoing description of the WMH current operating agreement is not complete and is qualified in its entirety by reference to the WMH current operating agreement, which is filed as Exhibit 10.7 and attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference.
Background of the Business Combination
Background of the Business Combination
Silver Spike is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The transactions contemplated by the merger agreement and related agreements, including the business combination and PIPE subscription financing, are a result of an extensive search for a potential transaction utilizing the global network and investing, operating and transaction experience of Silver Spike’s management team and board of directors.
On August 12, 2019, Silver Spike consummated its IPO of 25,000,000 units. Each unit consists of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $250,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of our IPO and the sale of the units, we consummated a private placement of 7,000,000 warrants at a price of $1.00 per warrant, issued to our sponsor, generating total proceeds of $7,000,000. A total of $250,000,000 was placed in a trust account established for the benefit of our public shareholders.
Prior to the consummation of the IPO, neither Silver Spike, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Silver Spike.
As described in the prospectus for the IPO, Silver Spike’s business strategy was to identify and complete our initial business combination with a target operating in the cannabis and related health and wellness industries that is compliant with all applicable laws and regulations within the jurisdictions in which it is located or operates. Silver Spike identified certain general, non-exclusive criteria and guidelines that it believed were important in evaluating prospective targets for our initial business combination.

Silver Spike broadly focused on target businesses that we believe (i) exhibit institutional-level operations and financial controls, (ii) have durable competitive advantages that are differentiated in their sector, (iii) are fundamentally sound with consistent operational performance and free cash flow generation, (iv) are at an inflection point, such as requiring additional capital to achieve a growth strategy, (v) have the potential to further improve their performance under our ownership, (vi) would benefit from capital markets access, (vii) exhibit unrecognized value and desirable returns on capital and (viii) have a stellar management team with a proven track record.
After the IPO, Silver Spike commenced an active search for prospective business combination candidates. Silver Spike contacted, and was contacted by, a number of individuals and entities with respect to business combination opportunities. During this search process, Silver Spike reviewed, and entered into preliminary discussions with respect to, a number of acquisition opportunities other than WMH.
During that process, Silver Spike’s management:
•
developed an initial list of potential business combination candidates; potential business combination candidates were primarily identified through Silver Spike’s general industry knowledge and network;

•	considered and conducted analyses of approximately sixty-five (65) potential business combination candidates, primarily in the cannabis and related health and wellness industries;
•
engaged in preliminary, high-level discussions of illustrative transaction structure to effect an initial business combination with ten (10) potential business combination candidates or their representatives; and

•	engaged in meaningful and detailed discussions, due diligence, and negotiations with six (6) potential business combination candidates or their representatives, one of which was WMH.
Silver Spike did not pursue further a potential transaction with the other potential business combination targets with which it engaged in discussions for a variety of factors, including the impact of the COVID-19 crisis on the target companies, weaknesses in projected financial performance, inability to reach an agreement on valuation, structuring challenges, a potential target’s failure to satisfy the 80% test included in Silver Spike’s memorandum and articles of association (which requires any business acquired by Silver Spike to have a fair market value equal to at least 80% of the balance of the funds in the trust account) and mutual decisions to pursue potential alternative transactions.
On March 19, 2020, Scott Gordon, the Chairman and Chief Executive Officer of Silver Spike, and William Healy, President and member of the board of directors of Silver Spike, had an initial introductory meeting with the management of WMH. On April 2, 2020, Silver Spike and Ghost Management Group, LLC, a subsidiary of WMH, executed a nondisclosure agreement and, over the next three weeks, the two management teams held three additional meetings during which they discussed their respective perspectives on the cannabis industries and WMH’s operational performance and growth strategy. Following this series of meetings Mr. Gordon noted to WMH that Silver Spike would be interested in engaging in discussions regarding a transaction if and when WMH would consider such a transaction. WMH indicated that their business was focused on other initiatives at the time but noted that it would be prudent to stay in touch as their situation could change.
In late August, WMH reached out to Silver Spike to explore engaging in potential business combination discussions.
On August 24, 2020, Silver Spike and Ghost Management Group, LLC executed a mutual nondisclosure agreement in connection with Silver Spike’s consideration of a possible business combination involving WMH. Following execution of the mutual nondisclosure agreement, on August 25, 2020, Silver Spike and WMH held an in-depth business, operational, and strategic update. On August 31, 2020, WMH and Gibson, Dunn & Crutcher (“Gibson Dunn”), legal counsel to WMH, held an introductory call with Silver Spike and Silver Spike’s legal counsel, Davis Polk & Wardwell LLP (“Davis Polk”) to discuss certain due diligence matters. The following week, on September 2, 2020, Chris Beals, CEO of WMH, and Mr. Gordon held a meeting at Silver Spike’s offices in New York, New York. At the conclusion of the meeting, Mr. Beals informed Mr. Gordon that WMH was considering strategic options, including a potential merger with a special purpose acquisition company, and had retained Rothschild & Co. (“Rothschild”) to advise them. Mr. Beals also indicated that WMH would like to continue to engage in discussions with Silver Spike regarding a potential business combination. Mr. Gordon reiterated Silver Spike’s interest in exploring a potential business combination with WMH, subject to further due diligence.

On September 5, 2020, Silver Spike was granted access to the WMH virtual data room and began conducting commercial and financial due diligence. Between September 9, 2020 and September 17, 2020, Silver Spike and WMH held three in-depth meetings covering business, financial, and regulatory matters as well an in-depth review of historical and projected financial performance, a five-year strategic plan, and various technology and product demos and roadmaps. On September 21, 2020, Silver Spike and WMH held a call during which WMH reviewed WMH’s vision for a path to finding a potential business combination partner and requested that Silver Spike provide a written indication of interest. Silver Spike and WMH established a projected timeline of the process to consummate the potential business combination. In response to this call, and after extensive internal debate among Silver Spike’s management team and further consultation with the board of directors, Silver Spike delivered to WMH a non-binding indication of interest to acquire WMH, which included the following core terms:
•	an enterprise value of WMH equal to approximately $1,400,000,000 (on a debt and cash free basis);
•	consideration to WMH’s equityholders of $1,310,000,000;
•	financing consisting of $250,000,000 of equity capital from Silver Spike’s trust account;
•
certain conditions to the consummation of the business combination, including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances;

•	satisfactory completion of Silver Spike’s ongoing due diligence; and
•	negotiation of an acceptable acquisition agreement and other transaction documents.
Following the receipt of the non-binding indication of interest, WMH requested a discussion with Silver Spike to review and discuss the details of the non-binding indication of interest letter and to engage in additional negotiations with the goal of coming to an agreement on a non-binding letter of intent in the coming weeks.
On September 28, 2020, after further internal deliberations between Silver Spike’s management team and its board of directors, and after additional discussions with WMH, Silver Spike delivered an updated non-binding indication of interest letter to WMH. The updated indication of interest letter contemplated substantially the same financial terms as the original non-binding indication of interest, but also provided that the parties would agree to a period of mutual exclusivity during which they would continue diligence and engage in discussions and negotiations to determine whether they would be able to reach agreement on the terms of a definitive agreement. Over the next several weeks, Silver Spike, WMH, and their advisors held several calls to further discuss and negotiate a non-binding letter of intent that was agreeable to both parties.
On October 1, 2020, Silver Spike, WMH and their respective financial advisors held a general follow-up due diligence call. On October 6, 2020, Silver Spike visited Rothschild’s offices in Los Angeles, California for a half day of presentations by WMH, Silver Spike, and the financial advisors for both firms. The topics presented on and discussed at this meeting included business, operational, financial and strategy review of WMH. In addition, the parties at this meeting engaged in a discussion of the September 28th non-binding letter of intent. The financial advisors of Silver Spike and WMH also discussed developments and recent trends in capital markets. After the meeting, a dinner was held between Silver Spike and WMH senior management.
On October 9, 2020, Arden Lee, the Chief Financial Officer of WMH, sent Mr. Gordon and Mr. Healy a revised draft of the non-binding letter of intent. The revised letter of intent accepted the financial terms from the September 28th letter of intent and also proposed that the parties would obtain additional capital from private investors in connection with the potential business combination via a private placement, that WMH’s obligation to complete the transaction would be subject to a minimum cash condition of $200 million and that a portion of the Sponsor’s founder shares would be subject to vesting provisions based on the available cash as of closing. Silver Spike reviewed and discussed the revised non-binding letter of intent with Davis Polk in detail.
Over the next three weeks, numerous formal and informal calls were held between Silver Spike, WMH and their respective financial and legal advisors, to discuss legal, structuring, financial and commercial matters. Over this time, significant progress was made both on key due diligence items and also the terms of the non-binding letter of intent.
On October 29, 2020, Silver Spike held a meeting of the board of directors of Silver Spike at which Silver Spike’s management team provided an update to the board of directors on Silver Spike’s due diligence of WMH and reviewed the proposed non-binding letter of intent to combine with WMH. The board of directors of Silver Spike then engaged in extensive discussions and deliberations with Silver Spike management covering operational, financial and regulatory due diligence completed to date as well as a thorough review of the proposed non-binding letter of intent. At the end of this meeting, the board of directors of Silver Spike approved the submission of a non-binding letter of intent to WMH including the following core terms:
•	an enterprise value of WMH equal to approximately $1,400,000,000 (on a debt and cash free basis);
•	financing consisting of (i) $250,000,000 of equity capital from Silver Spike’s trust account and (ii) a PIPE financing to be no less than $100,000,000;
•	mutual exclusivity provisions, subject to automatic extensions, pending certain milestones;
•
certain conditions to the consummation of the business combination including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances and a minimum cash condition of $300,000,000;

•	satisfactory completion of Silver Spike’s ongoing due diligence; and
•	negotiation of an acceptable acquisition agreement and other transaction documents.
On the evening of October 29, 2020, Silver Spike and WMH executed this non-binding letter of intent (the “October 29 LOI”).
In the following weeks, Silver Spike executed an engagement letter with Stifel Nicolaus & Company (“Stifel”), pursuant to which Stifel was engaged as Silver Spike’s financial advisor and financing agent to provide certain financial advisory and investment banking services in connection with the business combination and the PIPE financing. Silver Spike also executed an engagement letter with Piper Sandler & Co. (“Piper”), pursuant to which Piper was engaged as Silver Spike’s financial advisor and financing agent to provide certain financial advisors and investment banking services in connection with the business combination and the PIPE subscription financing.
During the first week of November, Stifel, Piper and Rothschild worked with the WMH and Silver Spike to put together an investor presentation to present to potential investors in the PIPE subscription financing. The investor presentation outlined the proposed business combination and included information regarding WMH, which was refined through several rounds of review and comments amongst Silver Spike’s management team, WMH’s management team and their respective advisors.
Between October 29, 2020 and November 9, 2020, Davis Polk prepared a first draft of the merger agreement reflecting the terms agreed to in the October 29 LOI, which draft Silver Spike reviewed and discussed with Davis Polk in detail.
On November 9, 2020, following the roadshow preparation for the PIPE subscription financing, Stifel, Piper, Rothschild and Silver Spike began marketing an investment in the PIPE subscription financing to a limited number of potential investors with whom they had pre-existing relationships. By the end of November, after ample positive feedback and interest from potential subscription investors, a significant book of demand for the PIPE subscription financing began to form. In early December, with the PIPE subscription financing book significantly oversubscribed, WMH, Silver Spike and their respective financial and capital markets advisors decided to increase the proposed size of the PIPE subscription financing from $100,000,000 to $325,000,000.
On November 10, 2020, Davis Polk sent Cooley LLP, counsel to WMH (“Cooley”), the first draft of the merger agreement.
On November 22, 2020, Cooley sent Davis Polk their markup of the first draft of the merger agreement, which Silver Spike reviewed and discussed with Davis Polk.
On November 30, 2020, Davis Polk provided Cooley with a revised draft of the merger agreement.
Between December 1, 2020 and December 9, 2020, representatives of each of Silver Spike, WMH, Davis Polk and Cooley met telephonically and exchanged numerous emails to finalize the remaining open items related to the merger agreement and various other agreements contemplated therein. Following these discussions, representatives from Davis Polk and Cooley exchanged revised drafts of the merger agreement and such other agreements, which reflected the outcome of their discussions.

On December 9, 2020, the board of directors of Silver Spike held a telephonic meeting at which all senior management and the board of Silver Spike were in attendance. Also in attendance were representatives of Stifel, Piper, Davis Polk and Maples LLP (“Maples”), Cayman counsel to Silver Spike. Prior to the meeting, summaries of the significant transaction documents were distributed to the directors in substantially final form. Mr. Gordon updated Silver Spike’s board of directors on Silver Spike’s final due diligence findings and the terms of the proposed business combination, including the resolution of the final outstanding items. Representatives of Stifel and Piper then led a discussion designed to aid the board of directors in its evaluation of the proposed transaction, including market perspectives and valuation perspectives with respect to WMH and how the valuation reflected in the transaction compared to similar public companies in the technology and cannabis industries. The market perspectives consisted of a macroeconomic summary, including a discussion of the capital markets and mergers and acquisitions markets, in addition to recent developments in the technology and cannabis industry. The board of directors also discussed the fact that the PIPE subscription financing had been successful at the valuation implied by the transaction indicated support for the reasonableness of the consideration being paid. A representative of Maples reviewed with the board of directors the fiduciary duties that applied to their consideration of the proposed business combination. A representative of Davis Polk then discussed with the board of directors the proposed terms of the merger agreement, the subscription agreements and the other transaction documents to be entered into in connection with the proposed transaction. The board of directors then engaged in extensive discussions and deliberations with Silver Spike management and advisors. Among other things, the board of directors asked questions pertaining to legal due diligence, valuation comparables, feedback from subscription investors, risks, timing and process to closing. Following these discussions and deliberations, Silver Spike’s three independent directors held an executive session to further discuss the merits of the proposed transaction. Upon rejoining the broader board of directors meeting, the three independent directors engaged in an additional questions and answers session mainly expanding on a few key legal and financial due diligence points. The board then unanimously determined that the proposed business combination is in the best interests of Silver Spike and its shareholders and adopted resolutions (i) approving the business combination, the merger agreement and the consummation of the transactions contemplated thereby and (ii) recommending that the transaction be submitted to Silver Spike’s shareholders for approval.
In the early morning hours of December 10, 2020, following the approval of the business combination by the board of directors of Silver Spike and the WMH board of managers, Silver Spike, Merger Sub, WMH and, solely in its capacity as the holder representative, Ghost Media Group, LLC, executed the merger agreement. Concurrently with the execution of the merger agreement, (i) Silver Spike and our sponsor entered into the sponsor letter agreement, (ii) Silver Spike and the subscription investors entered into the subscription agreements, and (iii) Silver Spike and certain WMH equity holders entered into the voting and support agreements.
On the morning of December 10, 2020, prior to the commencement of trading of the shares of Silver Spike Class A common stock (Ticker: SSPK) on the Nasdaq, Silver Spike and WMH issued a joint press release regarding the business combination.
On December 10, 2020, Silver Spike filed a preliminary proxy statement with the SEC, seeking shareholder approval of the extension proposal.
Since December 10, 2020, Silver Spike and WMH, along with their respective counsel, have worked jointly on the preparation of this proxy statement/prospectus.
After waiting the requisite period of time and having not received comments from the SEC, Silver Spike filed its definitive proxy statement with the SEC with respect to the extension proposal on December 21, 2020.
Additionally, on January 13, 2021, Silver Spike held the extension meeting. At the extension meeting, Silver Spike’s shareholder approved, among other matters, an amendment to Silver Spike’s amended and restated memorandum and articles of association to extend the date by which Silver Spike has to consummate a business combination from February 12, 2021 to July 10, 2021. The purpose of the amendment to Silver Spike’s amended and restated memorandum and articles of association is to allow Silver Spike more time to complete the business combination. 1,425 Class A ordinary shares were redeemed in connection with the vote to approve the extension.
Silver Spike and WMH have continued and expect to continue regular discussions regarding the execution and timing of the business combination and to take actions and exercise their respective rights under the merger agreement to facilitate the completion of the business combination.

Silver Spike’s Board of Directors’ Reasons for Approval of the Business Combination
Silver Spike’s board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, Silver Spike’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Silver Spike’s board of directors may have given different weight to different factors. Silver Spike’s reasons for the board of directors’ approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, Silver Spike’s board of directors reviewed the results of due diligence conducted by Silver Spike’s management, together with its advisors, which included, among other things:
•	extensive meetings (both in-person and telephonic) with WMH’s management team regarding operations and forecasts;
•	research on the cannabis industry, including historical growth trends and market share information as well as end-market size and growth projections;
•	review of WMH’s material contracts and financial, tax, legal, accounting and intellectual property due diligence;
•	consultation with Silver Spike’s management and legal and financial advisors;
•	review of current and forecasted industry and market conditions;
•	financial and valuation analysis of WMH and the business combination and financial projections prepared by WMH’s management team;
•	WMH’s audited and unaudited financial statements; and
•	reports related to tax and legal diligence prepared by external advisors.
In the prospectus for Silver Spike’s IPO, we identified general, non-exclusive criteria and guidelines that we believed would be important in evaluating prospective target businesses. Silver Spike indicated its intention to acquire companies that it believes possess the following characteristics:
•	exhibit institutional-level operations and financial controls;
•	have durable competitive advantages that are differentiated in the sector;
•	are fundamentally sound with consistent operational performance and free cash flow generation;
•	are at an inflection point, such as requiring additional capital to achieve a growth strategy;
•	have the potential to further improve their performance under our ownership;
•	may benefit from capital markets access; and
•	exhibit unrecognized value and desirable returns on capital.
In considering the business combination, Silver Spike’s board of directors concluded that WMH met all of the above criteria.
In particular, the board of directors considered the following positive factors, although not weighted or in any order of significance:
•	Leading Tech Platform. We see WMH as a leading tech platform addressing a large and growing (yet nascent), highly-regulated, fragmented end market.
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High-Value User Engagements. WMH is the largest two-sided marketplace in cannabis with the most valuable user engagements. WMH’s clients have increased spend over time, driving attractive unit economics, and WMH’s marketplace his continued to grow throughout the pandemic.

•	Business-in-a-Box SaaS Solution: WMH is the only fully-integrated Business-in-a-Box SaaS solution specific to the cannabis vertical.

•	Powerful Data: WMH possesses unique and growing data assets powering insights into an opaque and rapidly-involving industry.
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High-Growth Model: WMH has a high growth, high margin financial model with strong cash flow generation. WMH has multiple built-in growth levers with step-function GMV monetization potential, with a growing number of users, number of clients, and revenue per user and client.

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Significant Market Opportunity. The addressable market for cannabis products and services is substantial, with U.S. retail sales of cannabis in 2020 of approximately $20 billion. The U.S. cannabis market is expected to double over the next five years.

•
Proven Existing Management Team. WMH has an experienced management team with a proven track record of operational excellence. We are confident in the management team’s deep industry knowledge and strategic vision and believe that the Silver Spike and WMH teams will form a collaborative and effective long-term partnership that is positioned to create and enhance stockholder value going forward.

•
Compelling Financial Metrics and Valuation. The proposed enterprise value of approximately $1,400,000,000 implies an enterprise value to next twelve months’ total revenue multiple (“EV/Revenue”) of 6.8x (based on WMH’s projections), which compares favorably with the corresponding trading multiple for certain companies that may be deemed comparable to WMH in certain respects, including vertical SaaS, online marketplace and ecommerce enablement platform companies, for which we observed median EV/Revenue multiples of 17.6x, 14.6x and 18.1x, respectively.

•
Strong Sponsorship. Following the closing, Silver Spike will have long-term blue chip shareholders and a permanent capital and public platform suitable for its long-term success, providing stability to all stakeholders.

•	Significant Equity Investment. $325,000,000 of private capital has been committed by the subscription investors, which indicates strong support for the transaction from public market investors.
•
Terms of the Merger Agreement. Our board of directors reviewed the financial and other terms and conditions of the merger agreement and determined that they were reasonable and were the product of arm’s-length negotiations among the parties.

•
Shareholder Approval. Our board of directors considered the fact that in connection with the business combination our shareholders have the option to (i) remain shareholders of Silver Spike, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the trust account.

•
Independent Director Role. Our board of directors is comprised of a majority of independent directors who are not affiliated with our sponsor and its affiliates. In connection with the business combination, our independent directors took an active role in evaluating the proposed terms of the business combination, including the merger agreement and the related agreements. Our independent directors evaluated and unanimously approved, as members of our board of directors, the merger agreement and the related agreements and the transactions contemplated thereby.

•
Other Alternatives. Our board of directors’ belief is that the business combination represents the best potential business combination for Silver Spike based upon the process utilized to evaluate and assess other potential acquisition targets, and our board of directors’ and management’s belief that such processes had not presented a better alternative.

In the course of its deliberations, our board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including, among others, the following:
•	The risks associated with the cannabis industry in general, including the development, effects and enforcement of laws and regulations with respect to the cannabis industry.
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The risks associated with the U.S. Attorney’s Office for the Eastern District of California matter described in see the section captioned “Risk Factors − Risks Related to WMH’s Business and Industry − We are currently subject to an ongoing inquiry by the U.S. Attorney’s Office for the Eastern District of California, the results of which could result in material liability and have an adverse effect on our business”.

•	The risks associated with macroeconomic uncertainty and the effects it could have on WMH’s revenues.

•	The risks associated with WMH’s ability to maintain and grow its two sided digital network, including its ability to acquire and retain paying customers.
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The risk that Silver Spike does not obtain the pipe subscription financing or otherwise retain sufficient cash in the trust account or find replacement cash to meet the requirements of the merger agreement.

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The risk that the business combination might not be consummated in a timely manner or that the closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Silver Spike’s shareholders.

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The fact that Silver Spike did not obtain an opinion from any independent investment banking or accounting firm that the price Silver Spike is paying to acquire WMH is fair to Silver Spike or its shareholders from a financial point of view.

•	The risk that WMH might not able to protect its trade secrets or maintain its trademarks, patents and other intellectual property consistent with historical practice.
•	The risk that key employees of WMH might not remain with WMH following the closing.
•	The possibility of litigation challenging the business combination.
•	The challenge of attracting and retaining senior management personnel.
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The significant fees and expenses associated with completing the business combination and related transactions and the substantial time and effort of management required to complete the business combination.

•	The other risks described in the section entitled “Risk Factors.”
After considering the foregoing potentially negative and potentially positive reasons, our board of directors concluded, in its business judgment, that the potentially positive reasons relating to the business combination outweighed the potentially negative reasons. In connection with its deliberations, our board of directors did not consider the fairness of the consideration to be paid by Silver Spike in the business combination to any person other than Silver Spike.
Extension Meeting
On December 10, 2020, Silver Spike filed a preliminary proxy statement with the SEC, seeking shareholder approval of the extension proposal.
After waiting the requisite period of time and having not received comments from the SEC, Silver Spike filed its definitive proxy statement with the SEC with respect to the extension proposal on December 21, 2020.
On January 13, 2021, Silver Spike held the extension meeting. At the extension meeting, Silver Spike’s shareholder approved, among other matters, an amendment to Silver Spike’s amended and restated memorandum and articles of association to extend the date by which Silver Spike has to consummate a business combination from February 12, 2021 to July 10, 2021. The purpose of the amendment to Silver Spike’s amended and restated memorandum and articles of association is to allow Silver Spike more time to complete the business combination. 1,425 Class A ordinary shares were redeemed in connection with the vote to approve the extension.

Certain Projected Financial Information
Certain WMH Forecasts
WMH does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the sale process, certain financial forecasts for fiscal years 2020 through 2023 were prepared by WMH’s management and made available to Silver Spike (the “WMH projections”).
Projected Revenue is based on a variety of regulatory and operational assumptions, including available retail licenses across the U.S. and Canada, number of paying clients, and monthly revenue per paying client. Projected Gross Margin and Adjusted EBITDA are driven by web hosting, internet service, and credit card processing expenses, sales and marketing expenses, product development expenses, and other general and administrative expenses.
The WMH projections were provided by management of Silver Spike to our board of directors in connection with its evaluation of the business combination.
The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to WMH’s business, all of which are difficult to predict and many of which are beyond WMH’s and Silver Spike’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections beginning on pages 56 and 2 of this proxy statement/prospectus, respectively.
The financial projections were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of WMH’s management, the financial projections were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of WMH. The WMH projections were prepared by WMH’s management. None of WMH’s independent registered accounting firm, Silver Spike’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the WMH projections is provided in this proxy statement/prospectus because the projections were made available to Silver Spike and our board of directors in connection with their review of the business combination. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Silver Spike, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE WMH PROJECTIONS, SILVER SPIKE UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS,

INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
WMH projections
($ in millions)	2020E	2021E	2022E	2023E
Revenue	160	205	300	440
Gross Margin(1)	153	192	278	405
Adjusted EBITDA(2)	35	50	80	130
(1)	Gross Margin is determined based on GAAP gross profit.
(2)
Adjusted EBITDA is calculated as EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations (including stock-based compensation expenses).

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-GAAP financial measures as used in the above may not be comparable to similarly titled amounts used by other companies or persons, because they may not calculate these non-GAAP measures in the same manner.
The foregoing WMH projections were based on the following assumptions:
Revenue
•	Continued capture of new license issuance within existing markets
•	No revenue contribution in fiscal year 2021 or 2022 from new U.S. states that have legalized recreational or medicinal use of Cannabis
•	Fiscal year 2021 growth reflects the removal of Canada-based retail operator clients who failed to provide valid license information during the second half of fiscal year 2020
Gross Margin
•	Gross margin rate contraction from:
•	Increased server utilization from data initiatives
•	Expansion of WM Retail
•	Expansion of performance-based advertisements
EBITDA
•	Increased costs of sales from accelerated investments in sales & marketing
•	Growth in product development operating expenses in-line with revenue growth rate
•	General and administrative leverage over time
Satisfaction of 80% Test
It is a requirement under our existing organizational documents and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination.
As of the date of the execution of the merger agreement, the balance of the funds in the trust account was approximately $254,174,397.47 (excluding the deferred underwriting amount) and 80% thereof represents approximately $203,339,517.98. In reaching its conclusion that the business combination meets the 80% asset test, the board of directors looked at the enterprise value of WMH of approximately $1,400,000,000 (calculated on a debt and cash free basis). In determining whether the enterprise value described above represents the fair market value of

WMH, our board of directors considered all of the factors described above in this section and the fact that the purchase price for WMH was the result of an arm’s-length negotiation. As a result, our board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside financial advisor as to whether the 80% asset test has been met.
Interests of Certain Persons in the Business Combination
When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the business combination, our shareholders should be aware that our sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders that they approve the business combination. Our shareholders should take these interests into account in deciding whether to approve the business combination. These interests include:
•	the fact that certain of our directors and officers are principals of our sponsor;
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the fact that 6,250,000 founder shares held by our sponsor, for which it paid approximately $25,000, will convert on a one-for-one basis, into 6,250,000 shares of Class A common stock upon the closing (assuming (x) no public shares are redeemed by public shareholders in connection with the business combination and (y) no additional Class A ordinary shares, or securities convertible into or exchangeable for Class A ordinary shares are issued by us in connection with or in relation to the consummation of the business combination), and such shares, if unrestricted and freely tradable would be valued at approximately $113,125,000, based on the closing price of our Class A ordinary shares on the Nasdaq on March 30, 2021;

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the fact that our sponsor holds 7,000,000 private placement warrants purchased in a private placement that closed simultaneously with the consummation of the IPO that would expire worthless if a business combination is not consummated by July 10, 2021;

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the fact that in connection with the business combination, we entered into the subscription agreements with the subscription investors, which include a special purpose vehicle managed by an affiliate of our sponsor and in which our independent directors are investors, which provide for the purchase by the subscription investors of an aggregate of 32,500,000 Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication), for an aggregate purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the closing;

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the fact that our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if Silver Spike fails to complete an initial business combination, including the business combination, by July 10, 2021;

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the fact that if the trust account is liquidated, including in the event Silver Spike is unable to complete an initial business combination by July 10, 2021, our sponsor has agreed that it will be liable to Silver Spike if and to the extent any claims by a third party (other than Silver Spike’s independent auditors) for services rendered or products sold to Silver Spike, or a prospective target business with which Silver Spike has discussed entering into a transaction agreement, reduce the amounts in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•	the fact that one or more directors of Silver Spike will be a director of New WMH;
•	the continued indemnification of Silver Spike’s current directors and officers and the continuation of Silver Spike’s directors’ and officers’ liability insurance after the business combination;

•
the fact that our sponsor, officers, directors and their respective affiliates will not be reimbursed for any out-of-pocket expenses from any amounts held in the trust account if an initial business combination is not consummated by July 10, 2021.

Total Shares of New WMH to be Issued in the Business Combination
Assuming there are no redemptions of our public shares and that no additional shares are issued prior to completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Silver Spike by our public shareholders, our subscription investors, the post-merger WMH equity holders and our sponsor, officers and directors will be as follows:
•	The public shareholders would own 24,998,575 shares of Class A common stock, representing 16.7% of New WMH’s total outstanding shares of common stock;
•	The subscription investors would own 32,500,000 shares of Class A common stock, representing 21.7% of New WMH’s total outstanding shares of common stock;
•	Our sponsor and affiliates of our sponsor (including the SPV) would own 9,750,000 shares of Class A common stock, representing 6.5% of New WMH’s total outstanding shares of common stock;
•
Our officers and directors (including directors nominated for election at the general meeting) would own 70,518,800 shares of Class A common stock, representing 47.1% of New WMH’s total outstanding shares of common stock;

•	Justin Hartfield and Douglas Francis would own 57,493,627 shares of Class A common stock, representing 38.4% of New WMH’s total outstanding shares of common stock;
•
The WMH Class A equity holders would own 65,984,049 shares of Class A common stock, representing 44.1% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class A units are converted or exchanged into shares of Class A common stock); and

•
The WMH Class B equity holders would own 20,015,951 shares of Class A common stock, representing 13.4% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class P Units are converted into shares of Class A common stock).

The preceding description of the ownership of Silver Spike’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof.
The ownership percentages set forth above do not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter. If the actual facts are different than these assumptions, the percentage ownership retained by Silver Spike’s existing shareholders in New WMH following the business combination will be different. For example, if we assume that all 12,500,000 public warrants and 7,000,000 private placement warrants were exercisable and exercised following completion of the business combination and related transactions, then the ownership of Silver Spike by our public shareholders, our subscription investors, the post-merger WMH equity holders and our sponsor, officers and directors will be as follows:
•	The public shareholders would own 37,498,575 shares of Class A common stock, representing 22.2% of New WMH’s total outstanding shares of common stock;
•	The subscription investors would own 32,500,000 shares of Class A common stock, representing 19.2% of New WMH’s total outstanding shares of common stock;
•	Our sponsor and affiliates of our sponsor (including the SPV) would own 16,750,000 shares of Class A common stock, representing 9.9% of New WMH’s total outstanding shares of common stock;
•
Our officers and directors (including directors nominated for election at the general meeting) would own 70,518,800 shares of Class A common stock, representing 41.7% of New WMH’s total outstanding shares of common stock;

•	Justin Hartfield and Douglas Francis would own 57,493,627 shares of Class A common stock, representing 34.0% of New WMH’s total outstanding shares of common stock;

•
The WMH Class A equity holders would own 65,984,049 shares of Class A common stock, representing 39.0% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class A units are converted or exchanged into shares of Class A common stock); and

•
The WMH Class B equity holders would own 20,015,951 shares of Class A common stock, representing 11.8% of New WMH’s total outstanding shares of common stock (assuming all post-merger Class P Units are converted into shares of Class A common stock).

The preceding description of the ownership of Silver Spike’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof.
You should read “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the business combination.
Sources		Uses
(in millions)
Cash in trust	$250(1)	Cash consideration	$450
PIPE subscription financing	$325	Equity consideration	$860
Additional equity	$860	Cash to balance sheet (incl. transaction fees)	$125
Total Sources	$1,435	Total Uses	$1,435
(1)	Does not include interest earned on cash in trust.
Board of Directors of New WMH Following the Business Combination
Upon the closing, assuming the election of each of the director nominees and re-nominees, the board of directors of New WMH will consist of the following six (6) directors: Scott Gordon, Christopher Beals, Justin Hartfield, Douglas Francis, Tony Aquila and Fiona Tan. See “Proposal No. 10 – The Director Election Proposal.” In addition, there will be three vacancies on New WMH’s board directors upon the closing, which such vacancies will be filled by an affirmative vote of a majority of New WMH’s board directors.
Information about the current Silver Spike directors and executive officers can be found in the section entitled “Where You Can Find Additional Information; Incorporation by Reference – Silver Spike SEC Filings.”
Redemption Rights
Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of December 31, 2020 of $254,187,706, the estimated per share redemption price would have been approximately $10.17. Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Silver Spike, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Silver Spike. There will be no redemption rights with respect to our warrants. Our sponsor, the holder of our Class B ordinary shares issued in a private placement prior to the IPO, has entered into the sponsor IPO letter agreement with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination. Permitted transferees of our sponsor will be subject to the same obligations.

Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of income taxes payable) in connection with the liquidation of the trust account or if we subsequently complete a different initial business combination on or prior to July 10, 2021, and such shares are tendered for redemption in connection with such different initial business combination.
We will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination.
If you exercise your redemption rights, your public shares will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Silver Spike following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
Appraisal Rights
There are no appraisal rights available to our shareholders in connection with the business combination.

THE DOMESTICATION
Overview
As discussed in this proxy statement/prospectus, Silver Spike is asking its shareholders to approve the Domestication Proposal. The board of directors recommends that shareholders approve a change of Silver Spike’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware. To effect the domestication, Silver Spike will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Silver Spike will be domesticated and continue as a Delaware corporation. The domestication will become effective prior to the completion of the business combination. On the effective date of the domestication, each of Silver Spike’s currently issued and outstanding ordinary shares will automatically convert into one share of Class A common stock, in accordance with the terms of the proposed charter. Similarly, all of Silver Spike’s outstanding warrants will become warrants to acquire shares of Class A common stock, and no other changes will be made to the terms of any outstanding warrants as a result of the domestication.
The Domestication Proposal, if approved, will approve a change of Silver Spike’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Silver Spike is currently governed by the Cayman Islands Companies Act, upon domestication, New WMH will be governed by the DGCL. We urge shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, Silver Spike will also ask its shareholders to approve the Organizational Documents Proposals, which, if approved, will replace the existing organizational documents with the proposed organizational documents. The proposed organizational documents differ in certain material respects from the existing organizational documents, and we urge shareholders to carefully consult the information provided in the Organizational Documents Proposals, the existing organizational documents, attached hereto as Annex H, and the proposed organizational documents of New WMH, forms of which are attached hereto as Annexes B and C.
Reasons for Domestication
Our board of directors believes that there are significant advantages to New WMH that will arise as a result of a change of domicile to Delaware prior to the completion of the business combination. Further, our board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Silver Spike and its shareholders.
As explained in more detail below, our reasons for the domestication can be summarized as follows:
•
Taxes. The primary reason for the domestication is to enable Silver Spike to avoid certain tax inefficiencies that would result if Silver Spike were to conduct an operating business in the United States as a foreign corporation following the business combination.

•
Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours. Based on publicly available data, over half of publicly-traded corporations in the United States and approximately two thirds of all Fortune 500 companies are incorporated in Delaware.

•
Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to New WMH, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New WMH’s shareholders from possible abuses by directors and officers. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to New WMH’s corporate legal affairs.
•
Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. New WMH’s incorporation in Delaware may make New WMH more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws − especially those relating to director indemnification (as discussed below) − draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New WMH to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New WMH to compete more effectively with other public companies in attracting and retaining new directors.
Anticipated Accounting Treatment of the Domestication
There will be no material accounting effect or change in the carrying amount of the consolidated assets and liabilities of Silver Spike as a result of domestication. The business, capitalization, assets and liabilities and financial statements of New WMH immediately following the domestication will be the same as those of Silver Spike immediately prior to the domestication.

GENERAL MEETING OF SILVER SPIKE SHAREHOLDERS
General
Silver Spike is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the general meeting to be held on    , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about    , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the general meeting.
Date, Time and Place
The general meeting will be held at    , local time, on    , 2021, at the offices of Silver Spike, at 660 Madison Avenue, Suite 1600, New York, New York 10065, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Transaction Proposals.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the general meeting if you owned ordinary shares at the close of business on    , 2021, which is the record date for the general meeting. You are entitled to one vote for each ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 24,998,575 Class A ordinary shares of Silver Spike outstanding and 6,250,000 Class B ordinary shares of Silver Spike outstanding.
Vote of the Holders of Founder Shares of Silver Spike
In connection with the IPO, the holders of our founder shares agreed to vote any ordinary shares owned by them in favor of any shareholder approvals sought by Silver Spike in connection with the business combination.
The holders of our founder shares have agreed to waive their redemption rights with respect to their founder shares and public shares they may have acquired after our IPO in connection with the completion of the business combination. The founder shares have no redemption rights upon Silver Spike’s liquidation and will be worthless if no business combination is effected by us by July 10, 2021.
Concurrently with the merger agreement, we entered into the sponsor letter agreement with our sponsor and WMH, pursuant to which our sponsor agreed to waive the anti-dilution protection to which it would otherwise be entitled in connection with the PIPE subscription financing.
Quorum and Required Vote for Proposals for the General Meeting
A quorum of Silver Spike shareholders is necessary to hold a valid meeting. A quorum will be present at the general meeting if a majority of the issued shares entitled to vote at the general meeting is represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals.
The Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Pursuant to our existing organizational documents, until the closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The election of each director nominee or re-nominee, as applicable, must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding Class B ordinary shares as of the record date that are present and vote at the general meeting. Approval of the Organizational Documents Proposals and the Domestication Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of at least two-thirds of the shareholders who attend and vote at the general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals. A shareholder’s failure to vote by proxy or to vote in person at the general meeting will not be counted towards the number of ordinary shares required to validly establish a quorum, and if a valid quorum is otherwise established, will have no effect on the outcome of any vote on any of the Transaction Proposals.
The closing is conditioned on the approval of the Transaction Proposals (other than the Adjournment Proposal) at the general meeting.
Recommendation to Silver Spike Shareholders
After careful consideration, Silver Spike’s board of directors recommends that Silver Spike’s shareholders vote “FOR” each Transaction Proposal being submitted to a vote of Silver Spike’s shareholders at the general meeting.
For a more complete description of Silver Spike’s reasons for the approval of the business combination and the recommendation of Silver Spike’s board of directors, see the section entitled “The Business Combination – Silver Spike’s Board of Directors’ Reasons for Approval of the Business Combination.”
When you consider the recommendation of the board of directors to vote in favor of approval of these Transaction Proposals, you should keep in mind that our sponsor and certain of our directors and officers have interests have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. Please see the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination.”
Voting Your Shares
Each Class A ordinary share that you own in your name entitles you to one vote on each of the Transaction Proposals for the general meeting, except for the Director Election Proposal. Each Class B ordinary share that you own in your name entitles you to one vote on each of the Transaction Proposals for the general meeting, including the Director Election Proposal. Your one or more proxy cards show the number of ordinary shares that you own. There are several ways to vote your ordinary shares:
•
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by the board of directors. The board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Domestication Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal.

•
You can attend the general meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your ordinary shares.

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the general meeting or at such meeting by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify Silver Spike’s secretary, in writing, before the general meeting that you have revoked your proxy; or
•	you may attend the general meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the General Meeting
The general meeting has been called to consider only the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Under Cayman Islands law, other than procedural matters incident to the conduct of the general meeting, no other matters may be considered at the general meeting if they are not included in the notice of the general meeting.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call D.F. King, our proxy solicitor, at (212) 269-5550 (banks and brokerage firms, please call collect: (877) 478-5045 or email at SSPK@dfking.com.
Redemption Rights
Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of December 31, 2020 of $254,187,706, the estimated per share redemption price would have been approximately $10.17. Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Silver Spike, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Silver Spike. There will be no redemption rights with respect to our warrants. Our sponsor, the holder of our Class B ordinary shares issued in a private placement prior to the IPO, has entered into the sponsor IPO letter agreement with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination. Permitted transferees of our sponsor will be subject to the same obligations.
In order to exercise your redemption rights, you must:
•
if you hold your public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
prior to    , local time, on     , 2021 (two (2) business days before the general meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street, 30th floor, New York, New York 10004, or by email at mzinkind@continentalstock.com; and

•
deliver your public shares electronically through DTCC to the transfer agent at least two (2) business days before the general meeting. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

We will pay the redemption price to public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares. You may make such request by contacting the transfer agent at the email or address listed above.

Holders of outstanding units of Silver Spike must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTCC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Prior to exercising redemption rights, shareholders should review the market price of our Class A ordinary shares as they may receive higher proceeds from the sale of their Class A ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Silver Spike cannot assure you that you will be able to sell your Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A ordinary shares when you wish to sell your shares.
If you exercise your redemption rights, your public shares will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Silver Spike following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the business combination is not approved and we do not consummate an initial business combination by July 10, 2021, we will be required to liquidate and dissolve our trust account by returning the then-remaining funds in such account to the public shareholders and our warrants will expire worthless.
Appraisal Rights
Appraisal rights are not available to holders of ordinary shares in connection with the business combination.
Proxy Solicitation Costs
Silver Spike and WMH are soliciting proxies on behalf of the board of directors of Silver Spike. This solicitation is being made by mail but also may be made by telephone or in person. Silver Spike, WMH and Silver Spike’s directors, officers and employees may also solicit proxies in person. Silver Spike and WMH will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Silver Spike will bear the cost of the solicitation.
Silver Spike has hired D.F. King & Co., Inc. to assist in the proxy solicitation process. Silver Spike will pay that firm a fee of $25,000, plus disbursements. Silver Spike will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Silver Spike will reimburse them for their reasonable expenses.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
In the opinion of Davis Polk & Wardwell LLP, the following are the material U.S. federal income tax consequences of (i) the ownership and disposition of Class A ordinary shares and warrants following the initial business combination in the event that the Domestication Proposal is not approved and the domestication does not occur, (ii) the domestication, (iii) an exercise of redemption rights generally applicable to holders of Silver Spike Class A ordinary shares or warrants or shares of Class A common stock or New WMH warrants and (iv) the ownership and disposition of Class A common stock following the domestication and the business combination. This section applies only to beneficial owners that hold their Class A ordinary shares and warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of such beneficial owner’s circumstances or status, including:
•	our sponsor;
•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers that are subject to the mark-to-market tax accounting rules;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	expatriates or former long-term residents of the United States;
•	“controlled foreign corporations,” PFICs, and corporations that accumulate earnings to avoid U.S. federal income tax;
•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);
•	persons that actually or constructively own 10 percent or more of Silver Spike shares, by vote or value;
•	persons that acquired our securities as compensation;
•	persons that hold our securities as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction; or
•	U.S. Holders whose functional currency is not the U.S. dollar.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations, special tax accounting rules under Section 451(b) of the Code, described herein. This discussion does not address alternative minimum tax considerations or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the domestication, an exercise of redemption rights or the business combination. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
As used herein, the term “U.S. Holder” means a beneficial owner of Class A ordinary shares or warrants or shares of Class A common stock or New WMH warrants, as the case may be, who or that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
As used herein, the term “Non-U.S. Holder” means a beneficial owner of Class A ordinary shares or warrants or shares of Class A common stock or New WMH warrants that is for U.S. federal income tax purposes: (i) a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates), (ii) a foreign corporation or (iii) an estate or trust that is not a U.S. Holder, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.
If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds Class A ordinary shares or warrants or shares of Class A common stock or New WMH warrants, the tax treatment of such partnership, and of a person treated as a partner of such partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Class A ordinary shares or warrants or shares of Class A common stock or New WMH warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the domestication, an exercise of redemption rights and the business combination to them.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF SILVER SPIKE SHARES OR WARRANTS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur
U.S. Holders
Taxation of Distributions
Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Class A ordinary shares to the extent the distribution is paid out of Silver Spike’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A ordinary shares.
With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below) only if the Class A ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met.
U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Class A ordinary shares.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Class A ordinary shares or warrants (including on Silver Spike’s dissolution and liquidation if we do not consummate an initial business combination within the required time period). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such

Class A ordinary shares or warrants exceeds one year at the time of such disposition. It is unclear, however, whether certain redemption rights described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A ordinary shares or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A ordinary shares or warrants generally will equal the U.S. Holder’s acquisition cost reduced (in the case of Class A ordinary shares) by any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “—Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s basis in a Class A ordinary share acquired pursuant to the exercise of a warrant. The deduction of capital losses is subject to certain limitations.
Redemption of Class A Ordinary Shares
Subject to the PFIC rules discussed below, in the event that a U.S. Holder’s Class A ordinary shares are redeemed (including pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal) or if Silver Spike purchases a U.S. Holder’s Class A ordinary shares in an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A ordinary shares under Section 302 of the Code. If the redemption or purchase by us qualifies as a sale of Class A ordinary shares, the U.S. Holder will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” above. If the redemption or purchase by Silver Spike does not qualify as a sale of Class A ordinary shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described above under “Taxation of Distributions.” Whether a redemption or purchase by Silver Spike qualifies for sale treatment will depend largely on the total number of Class A ordinary shares treated as held by the U.S. Holder (including any Class A ordinary shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all of Silver Spike shares outstanding both before and after such redemption or purchase. The redemption or purchase by Silver Spike of Class A ordinary shares generally will be treated as a sale of the Class A ordinary shares (rather than as a corporate distribution) if such redemption or purchase (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Silver Spike or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (collectively, the “302 tests”). These tests are explained more fully below.
In determining whether any of the 302 tests is satisfied, a U.S. Holder takes into account not only Silver Spike shares actually owned by the U.S. Holder, but also Silver Spike shares that are constructively owned by such U.S. Holder under the relevant rules. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A ordinary shares which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of Silver Spike outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of Class A ordinary shares must, among other requirements, be less than 80 percent of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of Silver Spike shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of Silver Spike shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other Silver Spike shares. The redemption of Class A ordinary shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Silver Spike. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Silver Spike will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the 302 tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “Taxation of Distributions” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Silver Spike shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by such U.S. Holder.
Exercise or Lapse of a Warrant
Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A ordinary share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in a Class A ordinary share received upon exercise of the warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A ordinary shares received generally would equal the U.S. Holder’s tax basis in the warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A ordinary shares would include the holding period of the warrants.
It is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Class A ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of Class A ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from Silver Spike if, for example, the adjustment increases the warrant holders’ proportionate interest in Silver Spike’s assets or earnings and profits (e.g., through an increase in the number of Class A ordinary shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Class A ordinary shares which is taxable to the U.S. Holders of such Class A ordinary shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from Silver Spike equal to the fair market value of the increase in the interest. For certain information reporting purposes, Silver Spike is required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which Silver Spike may rely on prior to the issuance of final Treasury regulations, specify how the date and amount of constructive distributions are determined.
Passive Foreign Investment Company Rules
A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
Because Silver Spike is a blank check company, with no current active business, Silver Spike believes that it is likely that it has been a PFIC for the previous taxable year, (ii) will be a PFIC for the current year (which would end with the domestication) if the domestication occurs, and (iii) will be a PFIC for the current year if the domestication does not occur.
Although Silver Spike’s PFIC status is determined annually, an initial determination that Silver Spike is a PFIC will generally apply for subsequent years to a U.S. Holder who held Class A ordinary shares or warrants while Silver Spike was a PFIC, whether or not Silver Spike meets the test for PFIC status in those subsequent years. If Silver Spike is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A ordinary shares or warrants and, in the case of Class A ordinary shares, the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election or “mark-to-market” election for Silver Spike’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A ordinary shares, in each case as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A ordinary shares or warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A ordinary shares). Under these rules:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A ordinary shares or warrants;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Silver Spike’s first taxable year in which Silver Spike is a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

A U.S. Holder will avoid the PFIC tax consequences described above in respect of Class A ordinary shares (but not Silver Spike warrants) by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Silver Spike’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Silver Spike’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
It is not entirely clear how various aspects of the PFIC rules apply to the warrants. However, a U.S. Holder may not make a QEF election with respect to its warrants to acquire Class A ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Silver Spike was a PFIC at any time during the U.S. Holder’s holding period of such warrants, proposed Treasury regulations would provide that any gain generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired Class A ordinary shares (or has previously made a QEF election with respect to Class A ordinary shares), the QEF election will apply to the newly acquired Class A ordinary shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Class A ordinary shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under the purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Class A ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.
U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election (and a purging election, if applicable) by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from Silver Spike. There is no assurance that Silver Spike will timely provide such required information.
If a U.S. Holder has made a QEF election with respect to its Class A ordinary shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for Silver Spike’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Class A ordinary shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if Silver Spike is a PFIC for any taxable year, a U.S. Holder of Class A ordinary shares that has made a QEF election will be currently taxed on its pro rata share of Silver Spike’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Silver Spike is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to Class A ordinary shares for such a taxable year.
If the Class A ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) Class A ordinary shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A ordinary shares at the end of such year over its adjusted basis in its Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A ordinary shares over the fair market value of its Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Class A ordinary shares under their particular circumstances.
If Silver Spike is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Silver Spike receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that Silver Spike will have timely knowledge of the status of any such lower-tier PFIC. In addition, Silver Spike may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance Silver Spike will be able to cause the lower-tier PFIC to provide any required information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Class A ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to Silver Spike securities under their particular circumstances.
Tax Reporting
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to Silver Spike. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in Silver Spike constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders are urged to consult their tax advisers regarding the foreign financial asset and other reporting obligations and their application to an investment in Class A ordinary shares and warrants.
Non-U.S. Holders
Dividends (including constructive distributions and amounts paid to a U.S. Holder in connection with a redemption that is treated as a distribution, as discussed under “— U.S. Holders − Redemption of Class A Ordinary Shares” above) paid or deemed paid to a Non-U.S. Holder in respect of Class A ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Class A ordinary shares or warrants (including a redemption treated as a sale or exchange transaction as discussed above) unless such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States).
Dividends (including constructive distributions) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders − Exercise or Lapse of a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of Class A ordinary shares and warrants.
Information Reporting and Backup Withholding
Dividend payments with respect to Class A ordinary shares and proceeds from the sale, exchange or redemption of Class A ordinary shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
The Domestication
Effects of the Domestication
Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is defined to include a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the domestication, Silver Spike will change its jurisdiction of incorporation from the Cayman Islands to Delaware and will change its name to New WMH. The domestication should qualify as an F Reorganization for U.S. federal income tax purposes. However, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The remainder of this disclosure assumes that the domestication qualifies as an F Reorganization.
Except as provided below under “— Section 367” and “— PFIC Considerations”:
•	U.S. Holders generally will not recognize taxable gain or loss as a result the domestication for U.S. federal income tax purposes,
•
the tax basis of a share of Class A common stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Silver Spike share or warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and

•
the holding period for a share of Class A common stock or a warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Silver Spike share or warrant surrendered in exchange therefor.

Because the domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders and Non-U.S. Holders exercising such redemption rights will (if the domestication occurs) be subject to the potential tax consequences of the domestication. All U.S. Holders considering exercising redemption rights are urged to consult with their tax advisors with respect to the potential tax consequences of the domestication and an exercise of redemption rights to them.
Section 367
Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Silver Spike at the time of the domestication. Because the domestication will occur prior to the redemption of holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the domestication.
U.S. Holders of Silver Spike that Own More Than 10% of Class A Ordinary Shares
A U.S. Holder who on the date of the domestication is a 10% shareholder must include in income as a dividend the “all earnings and profits amount” attributable to the Class A ordinary shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder is a 10% shareholder, and complex attribution rules apply in determining whether a U.S. Holder owns 10% or more (by vote or value) of Silver Spike’s Class A ordinary shares.
A 10% shareholder’s all earnings and profits amount with respect to its Class A ordinary shares is the net positive earnings and profits of Silver Spike (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a 10% shareholder should be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Class A ordinary shares. If Silver Spike’s cumulative earnings and profits through the date of the domestication are not greater than zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its Class A ordinary shares. However, if Silver Spike’s earnings and profits are greater than zero through the date of the domestication, depending upon the period in which a U.S. Holder held its Class A ordinary shares, such U.S. Shareholder could be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the domestication. The determination of Silver Spike’s earnings and profits is complex and may be impacted by numerous factors.
U.S. Holders of Silver Spike that Own Less Than 10% of Class A Ordinary Shares
A U.S. Holder who on the date of the domestication actually and constructively owns Class A ordinary shares with a fair market value of $50,000 or more but who is not a 10% shareholder will recognize gain (but not loss) with respect to the deemed receipt of shares of Class A common stock in the domestication unless such holder elects to recognize the “all earnings and profits” amount as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to the deemed receipt of shares of Class A common stock in the domestication. Any such gain should be equal to the excess of the fair market value of the share of Class A common stock received over the U.S. Holder’s adjusted basis in the Class A ordinary shares deemed to be surrendered in exchange therefor. Such gain should be capital gain, and should be long-term capital gain if the U.S. Holder held the Class A ordinary shares for longer than one year. Long-term capital gains of non-corporate taxpayers are generally subject to tax at preferential rates under current law.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the domestication is a Section 367(b) exchange; (ii) a complete description of the domestication; (iii) a description of any stock, securities, or other consideration transferred or received in the domestication; (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Silver Spike establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Class A ordinary shares and (B) a representation that the U.S. Holder has notified New WMH that such U.S. Holder is making the election; and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the domestication and the U.S. Holder must send notice to New WMH of the election no later than the date such tax return is filed. There is no assurance that Silver Spike will timely provide the required information for making this election.
If Silver Spike’s cumulative earnings and profits are not greater than zero through the date of the domestication, a U.S. Holder who makes this election should generally not have an income inclusion under Section 367(b) of the Code provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. If Silver Spike had positive earnings and profits through the date of the domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.
U.S. Holders that Own Class A Ordinary Shares with a Fair Market Value Less Than $50,000
Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the domestication owns (or is considered to own) Class A ordinary shares with a fair market value less than $50,000 and is not a 10% shareholder should not be required to recognize any gain or loss under Section 367 of the Code in connection with the domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(B) IN THE CASE OF THE DOMESTICATION.
Tax Consequences for U.S. Holders of Silver Spike Warrants
Subject to the considerations described above relating to Section 367(b) and below relating to PFIC considerations, a U.S. Holder of Silver Spike warrants should not recognize gain or loss for U.S. federal income tax purposes with respect to the exchange of Silver Spike warrants for New WMH warrants in the domestication.
PFIC Considerations
As discussed under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − U.S. Holders − Passive Foreign Investment Company Rules” above, Silver Spike believes that it likely met the PFIC tests for its most recent taxable year, which ended on December 31, 2020, and, if the domestication occurs, will be considered a PFIC for its current taxable year which will end as a result of the domestication. In addition to the discussion under the heading “— Section 367,” above, the domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
Even if the domestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of Silver Spike securities for New WMH securities in the domestication if Silver Spike were classified as a PFIC at any time during such U.S. Holder’s holding period in the Silver Spike securities unless such U.S. Holder made a timely and effective QEF election for Silver Spike’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A ordinary shares, or made a QEF election along with a purging election, or made a mark-to-market election (a U.S. Holder that has not made such a QEF or mark-to-market election, a “Non-Electing Shareholder” and any U.S. Holder that has made such a QEF election (or QEF election along with a purging election, or mark-to-market election), an “Electing Shareholder”). Any such gain would be treated as an “excess distribution” made in the year of the domestication and subject to the special tax and interest charge rules discussed above under “— Consequences of Silver Spike’s PFIC Status.” In addition, such regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of Code requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— Section 367.” The proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) should not apply to an Electing Shareholder with respect to its Class A ordinary shares for which a timely QEF election (or a QEF election along with a purging election, or mark-to-market election) is made. An Electing Shareholder may, however, be subject to the rules discussed above under the section entitled “— Section 367.” The application of the PFIC rules to the warrants is unclear. A proposed regulation issued under the PFIC rules generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled make a QEF election with respect to the option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of Silver Spike warrants for New WMH warrants pursuant to the domestication.
The rules dealing with PFICs and with the QEF election, purging election and mark-to-market election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Class A ordinary shares or warrants should consult its own tax advisor concerning the application of the PFIC rules to such Class A ordinary shares or warrants under such U.S. Holder’s particular circumstances.
Tax Consequences of a Redemption of Class A common stock
If the Domestication Proposal is approved and the domestication is consummated, Silver Spike will become New WMH prior to any redemption of equity held by holders that elect to redeem their equity interests in Silver Spike in connection with the vote regarding the Business Combination Proposal. Accordingly, at the time of any such redemption, such holders will hold shares of Class A common stock. The treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the common stock under the 302 tests discussed under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − U.S. Holders − Redemption of Class A Ordinary Shares” above. Whether a redemption by New WMH meets one of the 302 tests will, in turn, depend largely on the total number of New WMH shares treated as held by the holder (including any shares constructively owned by the holder as a result of owning warrants) relative to all New WMH shares outstanding both before and after such redemption or purchase.
If the redemption or purchase by New WMH qualifies as a sale of Class A ordinary shares, the U.S. Holder will be treated as described under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − U.S. Holders − Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” above (other than with respect to the consequences described under “— Passive Foreign Investment Company Rules”) and Non-U.S. Holders will be treated as described under “Tax Consequences of the Ownership and Disposition of Class A Common Stock and New WMH Warrants Post-Domestication − Non-U.S. Holders − Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and New WMH Warrants” below. If the redemption or purchase by Silver Spike does not qualify as a sale of Class A ordinary shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to U.S. Holders described above under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − U.S. Holders − Taxation of Distributions” (other than with respect to the consequences described under “— Passive Foreign Investment Company Rules”) and the tax consequences to Non-U.S. Holders described below under “Tax Consequences of the Ownership and Disposition of Class A Common Stock and New WMH Warrants Post-Domestication − Non-U.S. Holders − Taxation of Distributions on Class A Common Stock.”
Because the satisfaction of the 302 tests described above is dependent on matters of fact, the withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of their shares. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Each holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its Class A common stock.
See “— Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − U.S. Holders − Redemption of Class A Ordinary Shares” and “— Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − Non-U.S. Holders” above for a discussion of the consequences of a redemption of Class A ordinary shares in the event that the domestication does not occur.

Tax Consequences of the Ownership and Disposition of Class A Common Stock and New WMH Warrants Post- Domestication
U.S. Holders
Taxation of Distributions on Class A Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Class A common stock to the extent the distribution is paid out of New WMH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates but will be eligible (subject to applicable requirements and limitations) for the dividends-received deduction.
Distributions in excess of current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its stock (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such stock as described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and New WMH Warrants.”
With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and New WMH Warrants” below), subject to applicable requirements and limitations.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and New WMH Warrants
A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Class A common stock or New WMH warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for Class A common stock or warrants so disposed of exceeds one year at the time of disposition. It is unclear, however, whether the redemption rights with respect to the Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to tax at preferential rates under current law. The deductibility of capital losses is subject to limitations.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock or warrants so disposed of.
Exercise or Lapse of a New WMH Warrant
Except with respect to the application of the PFIC rules, the tax consequences of the exercise or lapse of a New WMH warrant will generally be the same as the tax consequences of the exercise or lapse of a Silver Spike warrant, as discussed above under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − U.S. Holders − Exercise or Lapse of a Warrant.”
Possible Constructive Distributions
The terms of each New WMH warrant provide for an adjustment to the number of shares of Class A common stock for which the New WMH warrant may be exercised or to the exercise price of a New WMH warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of Securities − Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New WMH warrants would, however, be treated as receiving a constructive distribution from New WMH if, for example, the adjustment increases the warrant holders’ proportionate interest in New WMH’s assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of Class A common stock which is taxable to the U.S. Holders of such stock as described under “Taxation of Distributions on Class A common stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the New WMH warrants received a cash distribution from New WMH equal to the fair market value of such increased interest.

Non-U.S. Holders
Taxation of Distributions on Class A Common Stock
Any cash distribution (or a constructive distribution) New WMH makes to a Non-U.S. Holder of New WMH securities, to the extent paid out of New WMH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a Non-U.S. Holder in respect of Class A common stock (or New WMH warrants) that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution New WMH projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and New WMH Warrants” below.
Dividends (including constructive dividends) New WMH pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to the foregoing U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and New WMH Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Class A common stock or New WMH warrants unless:
•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States;
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
New WMH is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (i) the Class A common stock and New WMH warrants have ceased to be regularly traded on an established securities market or (ii) the Non-U.S. Holder has owned, actually or constructively, more than five percent (5%) of such securities, as applicable, at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the security disposed of.

Unless an applicable tax treaty provides otherwise, any gain described in the first or third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in addition, a Non-U.S. Holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments). Any gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S.-source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).
Information Reporting and Backup Withholding
Dividend payments with respect to shares of Class A common stock and proceeds from the sale, exchange or redemption of shares of Class A common stock or New WMH warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A Non-U.S. Holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of common stock or warrants of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of common stock or warrants. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their shares of Class A common stock or New WMH warrants.

PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL
Overview
Our shareholders are being asked to approve and adopt the merger agreement and the transactions contemplated thereby.
For a summary of the merger agreement and the business combination, including the background of the business combination, Silver Spike’s board of directors’ reasons for the business combination and related matters, see “The Business Combination” beginning on page 107. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the merger agreement in its entirety before voting on this Business Combination Proposal.
Organizational Structure Following the Business Combination
In connection with the business combination, Silver Spike will become the managing member and owner of units in WMH in what is commonly referred to as an umbrella partnership-C (or “Up-C”) corporation structure. This organizational structure is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current WMH equity holders to retain their equity ownership in WMH, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger WMH units. Those investors who, prior to the business combination, held Class A ordinary shares or Class B ordinary shares of Silver Spike will, by contrast, hold their equity ownership in New WMH, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. We believe that the WMH equity holders generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes and that the Up-C structure provides potential future tax benefits for both New WMH and the WMH equity holders when holders ultimately exchange their post-merger WMH units for shares of Class A common stock or cash under the exchange agreement. We do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment to us. See the sections entitled “Risk Factors - Risks Related to Silver Spike and the Business Combination” and “Risk Factors - Risks Related to Domestication” for additional information on our organizational structure, including the tax receivable agreement.
Vote Required for Approval
The Business Combination Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on the Business Combination Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on the Business Combination Proposal.
Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that the transactions contemplated by the agreement and plan of merger, dated as of December 10, 2020 (as amended or modified from time to time, the “merger agreement”), by and among Silver Spike Acquisition Corp., a Cayman Islands exempted company (“Silver Spike”), Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike (“Merger Sub”), WM Holding Company, LLC, a Delaware limited liability company (“WMH”), and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the initial holder representative (the “holder representative”), pursuant to which Merger Sub will be merged with and into WMH, whereupon the separate limited liability company existence of Merger Sub will cease and WMH will be the surviving company and continue in existence as a subsidiary of New WMH, on the terms and subject to the conditions set forth therein be confirmed, ratified, adopted and approved in all respects.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 – THE NASDAQ PROPOSAL
Overview
For purposes of complying with the Nasdaq Stock Market Listing Rules 5635(a), (b) and (d), our shareholders are being asked to approve the issuance of an aggregate of (i) 32,500,000 shares of Class A common stock to the subscription investors pursuant to the subscription agreements and (ii) 65,984,049 shares of Class V common stock to post-merger WMH equity holders pursuant to the merger agreement.
Under the Nasdaq Stock Market Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under the Nasdaq Stock Market Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although The Nasdaq Stock Market has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), The Nasdaq Stock Market has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under the Nasdaq Stock Market Listing Rule 5635(d), shareholder approval is required prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or “Substantial Shareholders” of a company, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, at a price less than a price that is the lesser of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “minimum price”).
For a summary of the subscription agreements, please see “The Business Combination – Related Agreements – PIPE Subscription Agreements” beginning on page 125. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information regarding the subscription agreements. You are urged to read carefully the form of subscription agreement in its entirety before voting on this Nasdaq Proposal.
Pursuant to the subscription agreements and the merger agreement, we will issue subscription shares to the subscription investors and shares of Class V common stock to post-merger WMH equity holders that will exceed 20% of the voting power outstanding before such issuance. As a result, Silver Spike is required to obtain shareholder approval of such issuances pursuant to the Nasdaq Stock Market Listing Rule 5635(a). In addition, the issuance of the Class A common stock of New WMH to the subscription investors and the issuance of the shares of Class V common stock to post-merger WMH equity holders could collectively be deemed to result in a change of control of Silver Spike. As a result, Silver Spike is required to obtain shareholder approval of such issuances pursuant to the Nasdaq Stock Market Listing Rule 5635(b). Subscription investors will purchase our shares of Class A common stock at $10.00 per share and post-merger WMH equity holders will receive Paired Interests based on an implied value of $10.00 per Paired Interest, in each case which will be below the minimum price, and thus, Silver Spike will be required to obtain shareholder approval of such issuances pursuant to the Nasdaq Stock Market Listing Rule 5635(d).
Vote Required for Approval
The Nasdaq Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of not less than a majority of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Nasdaq Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (the “Nasdaq”), the issuance by Silver Spike of (i) 32,500,000 shares of Class A common stock to the subscription investors pursuant to the subscription agreements and (ii) up to 65,984,049 shares of Class V common stock to certain equity holders of WM Holding Company, LLC, in each case in a private placement, the proceeds of which will be used to finance the business combination and related transactions and the costs and expenses incurred in connection therewith approved in all respects.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 3 – THE DOMESTICATION PROPOSAL
Overview
General
Silver Spike is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of Silver Spike under the applicable laws of the Cayman Islands and the State of Delaware as described under “The Domestication,” beginning on page 140.
The domestication will be effected by the filing of a Certificate of Corporate Domestication and the Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register Silver Spike with the Registrar of Companies of the Cayman Islands. In connection with the domestication, all outstanding securities of Silver Spike will convert to outstanding securities of the continuing Delaware corporation. The domestication will be effectuated prior to, but conditioned upon, the closing. The proposed charter, which will become effective upon the domestication, is attached to this proxy statement/prospectus as Annex B.
At the effective time of the domestication, which will be the effective time of the business combination, the separate existence of Silver Spike will cease as a Cayman Islands exempted company and will become and continue as a Delaware corporation. The existing organizational documents will be replaced by the proposed organizational documents and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and you will become a stockholder of New WMH with all rights as such governed by Delaware law.
Change of Silver Spike’s Corporate Name
In connection with the domestication, which will be effectuated prior to, but conditioned upon, the closing of the business combination, the corporate name of Silver Spike will change to “WM Technology, Inc.”
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Silver Spike as a result of the domestication. The business, capitalization, assets and liabilities and financial statements of New WMH immediately following the domestication will be the same as those of Silver Spike immediately prior to the domestication.
Vote Required for Approval
The Domestication Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of at least two-thirds of the shareholders who attend and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Domestication Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on the Domestication Proposal.
Full Text of the Resolution
“RESOLVED, as a special resolution that Silver Spike Acquisition Corp. be deregistered in the Cayman Islands pursuant to Article 47 of the amended and restated articles and memorandum of association of Silver Spike (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

ORGANIZATIONAL DOCUMENTS PROPOSALS
In connection with the domestication, Silver Spike’s shareholders are being asked to consider and vote upon a proposal to replace the existing organizational documents of Silver Spike under the Cayman Islands Companies Act with the proposed organizational documents of New WMH under the DGCL, which differ materially from the existing organizational documents in the following respects:
	Existing Organizational Documents	Proposed Organizational Documents
Corporate Name (Organizational Documents Proposal A)	The existing organizational documents provide the name of the company is “Silver Spike Acquisition Corp.” See paragraph 1 of the existing organizational documents.	The proposed organizational documents provide the new name of the corporation to be “WM Technology, Inc.” See Article 1 of the proposed charter.

Exclusive Forum (Organizational Documents Proposal A)	The existing organizational documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The proposed organizational documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article 12 of the proposed charter.

Perpetual Existence (Organizational Documents Proposal A)
The existing organizational documents provide that if we do not consummate a business combination (as defined in our existing organizational documents) by July 10, 2021, Silver Spike will cease all operations except for the purposes of winding-up, liquidation and dissolution and shall redeem the shares issued in its initial public offering and liquidate its trust account.

See Article 49.6 of the existing organizational documents.

The proposed organizational documents do not contain a provision with regard to the cessation of operations if we do not consummate a business combination by July 10, 2021 and New WMH’s existence will be perpetual.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal A)
The existing organizational documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of the existing organizational documents.
The proposed organizational documents do not include provisions related to our status as a blank check company prior to the consummation of a business combination.

Waiver of Corporate Opportunities (Organizational Documents Proposal A)	The existing organizational documents do not provide an explicit waiver of corporate opportunities for Silver Spike or its directors.	The proposed organizational documents provide an explicit waiver of corporate opportunities for New WMH and its directors, subject to certain exceptions. See Article 14 of the proposed charter.

Classified Board of Directors (Organizational Documents Proposal B)
The existing organizational documents provide that the board of directors will be divided into two classes, with each class generally serving for a term of two years and only one class of directors being elected in each year.

See Article 27 of the existing organizational documents.

The proposed organizational documents provide that the board of directors of New WMH will be divided into three classes, with each class generally serving for a term of three years and only one class of directors being elected in each year.

See Article 7.2 of the proposed charter and Section 3.02 of the proposed bylaws.

	Existing Organizational Documents	Proposed Organizational Documents
Removal for Cause (Organizational Documents Proposal C)
The existing organizational documents provide that any director may be removed from office (i) if prior to the consummation of a business combination, by an ordinary resolution of the holders of the Class B ordinary shares and (ii) if following the consummation of a business combination, by an ordinary resolution of the holders of ordinary shares.

See Article 29 of the existing organizational documents.

The proposed charter provides that, except for Preferred Stock Directors (as defined in our proposed organizational documents), any director may be removed from office at any time, but only for cause by the affirmative vote of the holders of a majority of the total voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

See Section 7.4 of the proposed charter.

Ability of Stockholder to Call a Special Meeting (Organizational Documents Proposal D)
The existing organizational documents provide that the board of directors shall, on a shareholder’s request, proceed to convene an extraordinary general meeting of Silver Spike, provided that the requesting shareholders hold not less than 30% in par value of the issued shares entitled to vote at a general meeting.

See Article 20.3 and 20.4 of the existing organizational documents.
The proposed organizational documents do not permit the stockholders of New WMH to call a special meeting. See Article 8.2 of the proposed charter and Section 2.03 of the proposed bylaws.

Action by Written Consent (Organizational Documents Proposal E)
The existing organizational documents provide that a resolution in writing signed by all the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 22.3 of the existing organizational documents.

The proposed organizational documents provide that, subject to the rights of the holders of shares of Class V common stock, any action required or permitted to be taken by New WMH’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

See Article 8.1 of the proposed charter and Section 2.13 of the proposed bylaws.

Authorized Shares (Organizational Documents Proposal F)
Our existing organizational documents authorize the issuance of up to 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share.

See paragraph 5 of the existing organizational documents.

The proposed charter authorizes the issuance of 1,500,000,000 shares of Class A common stock, 500,000,000 shares of Class V common stock and 75,000,000 shares of preferred stock, par value $0.0001 per share.

See Article 4 of the proposed charter.

Full Text of Resolution
“RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of Silver Spike Acquisition Corp. (“Silver Spike”) currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation and proposed new bylaws of Silver Spike (following its domestication), substantially in the form attached to the proxy statement/prospectus as Annex B and Annex C, respectively, with such principal changes as described in Organizational Documents Proposals A-F.

PROPOSAL NO. 4 – ORGANIZATIONAL DOCUMENTS PROPOSAL A
Overview
Silver Spike’s shareholders are being asked to approve Organizational Documents Proposal A, which would, upon the effective time of the domestication, (i) change our name from “Silver Spike Acquisition Corp.” to “WM Technology, Inc.”, (ii) adopt Delaware as the exclusive forum for certain stockholder litigation, (iii) make New WMH’s corporate existence perpetual, (iv) remove certain provisions related to our status as a blank check company that will no longer be applicable to us upon consummation of the business combination and (v) grant an explicit waiver regarding corporate opportunities to New WMH and its directors, subject to certain exceptions.
Our board of directors believes that changing the corporate name is desirable to reflect the business combination with WMH and to clearly identify New WMH as the publicly traded entity. In addition, adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist us in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.
Our proposed charter does not include provisions related to a blank check company (including those related to operation of the trust account, winding up our operations should we not complete an initial business combination by a specified date, and other such blank check-specific provisions as are present in the existing organizational documents) because following the consummation of the business combination, New WMH will not be a blank check company. The proposed organizational documents do not contain the requirement to dissolve New WMH allowing it to continue as a corporate entity with perpetual existence following the business combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for Surviving Pubco following the business combination.
Our board of directors believes that granting the explicit waiver regarding corporate opportunities is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of New WMH and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of New WMH. Our board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on New WMH’s board of directors if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to New WMH and its affiliates).
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal A must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal A. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal A.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Silver Spike Acquisition Corp. (“Silver Spike”) to (i) change our name from “Silver Spike Acquisition Corp.” to “WM Technology, Inc.” (Silver Spike post-domestication, “New WMH”), (ii) adopt Delaware as the exclusive forum for certain stockholder litigation, (iii) make New WMH’s corporate existence perpetual, (iv) remove certain provisions related to our status as a blank check company that will no longer be applicable to us upon consummation of the business combination and (v) grant an explicit waiver regarding corporate opportunities to New WMH and its directors, subject to certain exceptions.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL A.

PROPOSAL NO. 5 – ORGANIZATIONAL DOCUMENTS PROPOSAL B
Overview
Silver Spike’s shareholders are being asked to approve Organizational Documents Proposal B, pursuant to which our board of directors will be divided into three classes following the business combination, with each class generally serving for a term of three years and with only one class of directors being elected in each year.
Upon the domestication, our board of directors will be divided into three classes. At each annual general meeting of shareholders thereafter, we will nominate one class of directors for election to serve for a three-year term and, in each case, until their successors are elected and qualified or until their earlier death, disqualification, resignation or removal. As a result, only one class may be elected in any given year, which may make it more difficult for a shareholder or group of shareholders to gain control of our board of directors.
Our board of directors believes that a classified board of directors will (i) increase board continuity and the likelihood that experienced board members with familiarity of New WMH’s business operations would serve on the board of directors at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of New WMH’s board of directors.
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal B must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal B. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal B.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Silver Spike Acquisition Corp. to divide the board of directors into three classes following the business combination, with each class generally serving for a term of three years and with only one class of directors being elected in each year.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL B.

PROPOSAL NO. 6 – ORGANIZATIONAL DOCUMENTS PROPOSAL C
Overview
Silver Spike’s shareholders are being asked to approve Organizational Documents Proposal C, pursuant to which, upon the domestication, our directors, except for Preferred Stock Directors, may only be removed for cause (as defined in the proposed charter).
Our proposed organizational documents provide for a classified board of directors (other than Preferred Stock Directors), such that only a specified portion of the directors is to be elected each year. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. Our proposed organizational documents specify that, subject to any limitations imposed by applicable law, except for Preferred Stock Directors, any director may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of New WMH entitled to vote generally in the election of directors, voting together as a single class. Our board of directors believes that such a standard will, in conjunction with the classified nature of New WMH’s board of directors, (i) increase board continuity and the likelihood that experienced board members with familiarity of our business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of New WMH’s board of directors.
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal C must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal C. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal C.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Silver Spike Acquisition Corp. to provide that the directors, except for Preferred Stock Directors (as defined in the proposed certificate of incorporation of New WMH upon the effective time of the domestication substantially in the form attached to this proxy statement/prospectus as Annex B (the “proposed charter”)), may only be removed for cause (as defined in the proposed charter).”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL C.

PROPOSAL NO. 7 – ORGANIZATIONAL DOCUMENTS PROPOSAL D
Overview
Silver Spike’s shareholders are being asked to approve Organizational Documents Proposal D, which, upon the domestication, removes the ability of shareholders to call a special meeting.
Our existing organizational documents provide that the board of directors shall, on a shareholder’s request, proceed to convene an extraordinary general meeting of Silver Spike, provided that the requesting shareholder holds not less than 30% in par value of the issued shares entitled to vote at a general meeting. If Organizational Documents Proposal D is approved, shareholders will not have the ability to call a special meeting and all special meetings or annual general meetings must be called by the board of directors.
Limiting shareholders’ ability to call a special meeting limits the opportunities for minority shareholders to remove directors, amend organizational documents or take other actions without the board of directors’ consent or to call a special meeting to otherwise advance minority shareholders’ agenda. Removing the ability of shareholders to call a meeting of shareholders is intended to avoid the expense and distraction of management caused by holding meetings in addition to the annual meeting unless the board of directors (or a class or series of preferred stock, if any) determines that such expense and distraction is warranted.
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal D must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal D. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal D.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Silver Spike Acquisition Corp. to remove the ability of shareholders to call a special meeting.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL D.

PROPOSAL NO. 8 – ORGANIZATIONAL DOCUMENTS PROPOSAL E
Overview
Silver Spike’s shareholders are being asked to approve Organizational Documents Proposal E, which, upon the domestication, removes the ability of shareholders to act by written consent in lieu of a meeting.
Our existing organizational documents currently provide that ordinary resolutions and special resolutions may be passed by unanimous written consent of Silver Spike’s shareholders. If Organizational Documents Proposal E is approved, subject to the rights of the holders of Class V Common Stock (as defined in our proposed charter), shareholders will not have the ability to act by written consent and all actions required or permitted to be taken by the shareholders of New WMH must be effected at a duly convened special meeting or annual general meeting.
New WMH’s shareholders will have the ability to propose items of business (subject to the restrictions set forth in the proposed charter) at duly convened shareholder meetings; this Organizational Documents Proposal E does not foreclose that right, but does limit shareholders’ ability to take such and other actions by written consent. Eliminating the right of shareholders to act by written consent limits the circumstances under which shareholders can act on their own initiative to remove directors, or alter or amend New WMH’s organizational documents outside of a duly called extraordinary or annual meeting of the shareholders of New WMH. Further, our board of directors believes continuing to limit shareholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to shareholder proposals, which time and effort could distract our directors and management from other important business.
In addition, the elimination of the shareholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this Organizational Documents Proposal E is not in response to any effort of which we aware to obtain control of Silver Spike. Further, the board of directors does not believe that the effects of the elimination of shareholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Silver Spike. Inclusion of these provisions in the proposed organizational documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect shareholders from the use of abusive and coercive takeover tactics.
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal E must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal E. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal F.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Silver Spike Acquisition Corp. to remove the ability of shareholders to act by written consent in lieu of a meeting.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL E.

PROPOSAL NO. 9 – ORGANIZATIONAL DOCUMENTS PROPOSAL F
Overview
Silver Spike’s shareholders are being asked to approve Organizational Documents Proposal F to authorize the change in the authorized capital stock of Silver Spike from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share to (ii) 1,500,000,000 shares of Class A common stock, 500,000,000 shares of Class V common stock and 75,000,000 shares of preferred stock, par value $0.0001 per share.
As of the date of this proxy statement/prospectus, there are (i) 31,248,575 ordinary shares issued and outstanding, of which 24,998,575 are Class A ordinary shares and 6,250,000 are Class B ordinary shares, (ii) no shares of Silver Spike’s preferred stock issued and outstanding, and (3) 19,500,000 warrants issued and outstanding.
In connection with the business combination and the PIPE subscription financing, the Company will issue (i) up to 65,985,474 shares of the Class V common stock to the post-merger WMH equity holders and (ii) 32,500,000 shares of Class A common stock to the subscription investors. In order to ensure that New WMH has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the proposed charter change the authorized capital stock of Silver Spike from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share to (ii) 1,500,000,000 shares of Class A common stock, 500,000,000 shares of Class V common stock and 75,000,000 shares of preferred stock, par value $0.0001 per share.
This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.
Vote Required for Approval
Organizational Documents Proposal F must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal F. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal F.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company to authorize the change in the authorized capital stock of Silver Spike from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share to (ii) 1,500,000,000 shares of Class A common stock, 500,000,000 shares of Class V common stock and 75,000,000 shares of preferred stock, par value $0.0001 per share.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL F.

PROPOSAL NO. 10 – DIRECTOR ELECTION PROPOSAL
Overview
Our board of directors has (i) re-nominated our current director Scott Gordon; and (ii) nominated Douglas Francis, Justin Hartfield, Chris Beals, Tony Aquila and Fiona Tan, to serve as new directors until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation or removal. In addition, there will be three vacancies on New WMH’s board directors upon the closing, which such vacancies will be filled by an affirmative vote of a majority of New WMH’s board directors. Each of the re-nominated and nominated individuals meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the board of directors of Silver Spike. The Nominating and Corporate Governance Committee has determined that each of Scott Gordon, Douglas Francis, Justin Hartfield and Tony Aquila qualify as independent directors such that if each of the re-nominated and nominated individuals are elected to the board, a majority of the directors as of immediately following the closing will qualify as independent directors. At the effective time of the domestication, the board of directors will be divided into three classes, with only one class of directors being elected in each year. Each class of directors will generally serve for a three-year term. In addition, if each of the re-nominated and nominated individuals are elected to the board, the classes of the board of directors will be composed as follows: Class I – Mr. Aquila, Ms. Tan and one board vacancy; Class II – Mr. Beals and two board vacancies; Class III – Messrs. Hartfield, Francis and Gordon. Silver Spike’s holders of Class B ordinary shares are being asked to re-elect current director of Silver Spike Scott Gordon and to elect Messrs. Douglas Francis, Justin Hartfield, Chris Beals, Tony Aquila and Ms. Tan to our board of directors.
For more information on the experience of each of the director nominees, please see the section entitled “Management After the Business Combination” of this proxy statement/prospectus.
Nominees for Election to the Board of Directors
Douglas Francis, Justin Hartfield, Chris Beals, Tony Aquila and Fiona Tan.
Directors Continuing in Office
Scott Gordon.
Interests of Silver Spike’s Directors and Officers in the Director Election Proposal
When you consider the recommendation of the board of directors of Silver Spike in favor of approval of the Director Election Proposal, you should keep in mind that certain of Silver Spike’s directors and officers may have interests that are different from, or in addition to, your interests as a shareholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination— Interests of Certain Persons in the Business Combination” for a further discussion.
Vote Required for Approval
Pursuant to our existing organizational documents, until the closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The election of each director nominee must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding Class B ordinary shares that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Director Election Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the election of the director nominees.

Full Text of the Resolution
“RESOLVED, as an ordinary resolution of the holders of the Class B ordinary shares of Silver Spike Acquisition Corp. (“Silver Spike”), that the persons named below be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of Silver Spike (following the domestication) until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation or removal.”
Name of Director	Class of Director
Tony Aquila	Class I
Fiona Tan	Class I
Vacancy	Class I
Christopher Beals	Class II
Vacancy	Class II
Vacancy	Class II
Douglas Francis	Class III
Justin Hartfield	Class III
Scott Gordon	Class III
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES

PROPOSAL NO. 11 – THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
Prior to consummation of the business combination, the board of directors of Silver Spike is expected to approve and adopt, subject to the approval of our shareholders, the WM Technology, Inc. 2021 Equity Incentive Plan (the “equity incentive plan”), effective as of and contingent on the closing. If the equity incentive plan is approved by our shareholders, New WMH will be authorized to grant equity and cash incentive awards to eligible service providers. A copy of the equity incentive plan is attached to this proxy statement/prospectus as Annex F.
Purpose of the Equity Incentive Plan
The purpose of the equity incentive plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards thereunder. We believe that the equity-based awards to be issued under the equity incentive plan will motivate award recipients to offer their maximum effort to New WMH and help focus them on the creation of long-term value consistent with the interests of our stockholders. Silver Spike believes that grants of incentive awards are necessary to enable New WMH to attract and retain top talent.
Summary of the Equity Incentive Plan
This section summarizes certain principal features of the equity incentive plan. The summary is qualified in its entirety by reference to the complete text of the equity incentive plan.
Eligibility. New WMH’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards under the equity incentive plan. Following the closing, New WMH is expected to have approximately 433 employees, seven non-employee directors and 34 consultants who may be eligible to receive awards under the equity incentive plan.
Award Types. The equity incentive plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants.
Share Reserve. The number of shares of common stock initially reserved for issuance under the equity incentive plan is the amount of shares of common stock equal to 11% of the sum of (i) the number of shares of our common stock outstanding as of the consummation of the business combination and (ii) the number of shares of our common stock underlying securities convertible into our common stock. The number of shares of common stock reserved for issuance under the equity incentive plan will automatically increase on January 1 of each year, for a period of ten years, from January 1, 2022 continuing through January 1, 2031, by 5% of the total number of shares of New WMH capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the board of directors of New WMH. The maximum number of shares that may be issued pursuant to the exercise of ISOs under the equity incentive plan is equal to 300% of the number of shares of common stock initially reserved under the equity incentive plan. Shares issued under the equity incentive plan may be authorized but unissued or reacquired shares. Shares subject to stock awards granted under the equity incentive plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the equity incentive plan. Additionally, shares issued pursuant to stock awards under the equity incentive plan that are repurchased or forfeited, as well as shares that are reacquired as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under the equity incentive plan.
Plan Administration. The board of directors of New WMH, or a duly authorized committee thereof, will have the authority to administer the equity incentive plan. The board of directors of New WMH may also delegate to one or more officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the equity incentive plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the equity incentive plan. The plan administrator has the power to modify outstanding awards under the equity incentive plan. Subject to the terms of the equity incentive plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the equity incentive plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the equity incentive plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the equity incentive plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the equity incentive plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or New WMH’s insider trading policy. If an optionholder’s service relationship ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. Options generally terminate immediately upon the termination of an optionholder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all stock plans maintained by New WMH may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New WMH’s total combined voting power or that of any of New WMH’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.
Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, New WMH may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under his or her restricted stock award that have not vested as of the date the participant terminates service.
Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the equity incentive plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the equity incentive plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.
Performance Awards. The equity incentive plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of common stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by New WMH achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under New WMH’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.
Post-Merger WMH Units. The equity incentive plan permits the grant of awards in the form of any class of limited liability company interests in WMH, the entity through which WMH conducts its business and an entity that is treated as a partnership for U.S. federal income tax purposes. Awards of post-merger WMH units will be valued by reference to, or otherwise determined by reference to or based on, shares of common stock. Post-merger WMH units awarded under the equity incentive plan may be convertible, exchangeable or redeemable for other limited liability company interests in WMH or shares of common stock, or may be valued by reference to the book value, fair market value or performance of WMH. Awards of post-merger WMH units may be intended to qualify as “profits interests” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43, with respect to any participant who is rendering services to or for the benefit of WMH, including its subsidiaries. Awards of post-merger WMH units may be granted either alone or in addition to other awards granted under the equity incentive plan. The board of directors of New WMH will determine (i) the eligible participants to whom, and the time or times at which, awards of post-merger WMH units will be made; (ii) the number of post-merger WMH units to be awarded; (iii) the price, if any, to be paid by the participant for the acquisition of such post-merger WMH units (which may be less than the fair market value of the post-merger WMH unit; (iv) and the restrictions and conditions applicable to such award of post-merger WMH units, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the board of directors of New WMH at the time of grant, in its sole discretion. The board of directors of New WMH may allow awards of post-merger WMH units to be held through a limited partnership, or similar “look-through” entity, and the board of directors of New WMH may require such limited partnership or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the terms of the equity incentive plan. The provisions of the grant of post-merger WMH units need not be the same with respect to each participant. The award agreement or other award documentation in respect of an award of post-merger WMH units may provide that the recipient of post-merger WMH units will be entitled to receive, currently or on a deferred or contingent basis, dividends or dividend equivalents with respect to the number of shares of common stock underlying the award or other distributions from WMH prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the board of directors of New WMH, in its sole discretion, and the board of directors of New WMH may provide that such amounts (if any) will be deemed to have been reinvested in additional shares of common stock or post-merger WMH units.
Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid by New WMH to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by New WMH to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board of directors of New WMH during such annual period, $1,000,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.
Changes to Capital Structure. In the event there is a specified type of change in New WMH’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made to (i) the class(es) and maximum number of shares of common stock subject to the equity incentive plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.
Corporate Transactions. The following applies to stock awards under the equity incentive plan in the event of a corporate transaction, as defined in the equity incentive plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with New WMH or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the equity incentive plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New WMH with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate for no consideration if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by New WMH with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate for no consideration if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by New WMH with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.
Change in Control. In the event of a change in control, as defined under the equity incentive plan, awards granted under the equity incentive plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Plan Amendment or Termination. The board of directors of New WMH will have the authority to amend, suspend, or terminate the equity incentive plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the board of directors of Silver Spike adopts the equity incentive plan.
Certain U.S. Federal Income Tax Aspects of Awards Under the Equity Incentive Plan
This is a brief summary of the federal income tax aspects of awards that may be made under the equity incentive plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the equity incentive plan depend upon the type of award.
Incentive Stock Options. The recipient of an ISO generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of New WMH common stock from exercised ISOs are disposed of, by sale or otherwise. If the ISO recipient does not sell or dispose of the shares of New WMH common stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of New WMH common stock as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. New WMH will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.
Nonstatutory Stock Options. The recipient of an NSO generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of NSOs when the options are exercised. The excess of the fair market value of the common stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. New WMH will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.
Post-Merger WMH Units. Post-merger WMH unit recipients generally are not expected to recognize taxable income at the time of the grant of post-merger WMH units or the vesting of those units, provided that (i) the post-merger WMH units qualify as “profits interests” within the meaning of the Code and related IRS guidance; (ii) the recipient does not dispose of the post-merger WMH units within two years of issuance; and (iii) certain other requirements are met. Recipients generally would make the election provided for under Section 83(b) of the Code, recognizing zero income at the time of grant. As a holder of post-merger WMH units, however, a recipient will be required to report on his or her income tax return his or her allocable share of WMH’s income, gains, losses, deductions and credits in accordance with the amended operating agreement, regardless of whether the WMH actually makes a distribution of cash to the recipient. Distributions of money by WMH to the recipient, will generally be taxable to the recipient to the extent that such distributions exceed the recipient’s tax basis in WMH. Any such gain generally will be capital gain, but a portion may be treated as ordinary income, depending on the assets of WMH at that time. Generally, no deduction will be available to New WMH upon the grant, vesting or disposition of the post-merger WMH units.

Other Awards. Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. New WMH will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.
Equity Incentive Plan Benefits
Grants of awards under the equity incentive plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the equity incentive plan.
Interests of Silver Spike’s Directors and Officers in the Equity Incentive Plan Proposal
When you consider the recommendation of the board of directors of Silver Spike in favor of approval of the equity incentive plan, you should keep in mind that certain of Silver Spike’s directors and officers may have interests in the equity incentive plan that are different from, or in addition to, your interests as a shareholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination— Interests of Certain Persons in the Business Combination” for a further discussion.
Vote Required for Approval
The Equity Incentive Plan Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.
Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that the WM Technology, Inc. 2021 Equity Incentive Plan in the form attached to the proxy statement/prospectus dated    , 2021 be adopted and approved in all respects.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 12 – THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
Prior to consummation of the business combination, the board of directors of Silver Spike is expected to approve and adopt, subject to approval of Silver Spike’s shareholders, the WM Technology, Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), effective as of and contingent on the closing. If the Employee Stock Purchase Plan is approved by Silver Spike’s shareholders, New WMH will be authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of shares of common stock at a discount and in an amount determined in accordance with the Employee Stock Purchase Plan’s terms. A copy of the Employee Stock Purchase Plan is attached to this proxy statement/prospectus as Annex G.
Purpose of the Employee Stock Purchase Plan
The purpose of the Employee Stock Purchase Plan is to provide eligible employees with an opportunity to increase their proprietary interest in the success of New WMH by purchasing common stock from New WMH on favorable terms and to pay for such purchases through payroll deductions. We believe by providing eligible employees with an opportunity to increase their proprietary interest in the success of New WMH, the Employee Stock Purchase Plan will motivate recipients to offer their maximum effort to New WMH and help focus them on the creation of long-term value consistent with the interests of our stockholders.
Summary of the Employee Stock Purchase Plan
This section summarizes certain principal features of the Employee Stock Purchase Plan. The summary is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan.
Overview. The Employee Stock Purchase Plan includes a component that is intended to qualify as an employee stock purchase plan under Section 423 of the Code (the “423 component”) and also authorizes the grant of purchase rights under a component that is not intended to meet the requirements of Section 423 of the Code (the “non-423 component”).
Share Reserve. Following the consummation of the business combination, the Employee Stock Purchase Plan authorizes the issuance of the amount of shares of common stock equal to 1.5% of (i) the number of shares of our common stock outstanding as of the consummation of the business combination and (ii) the number of shares of our common stock underlying securities convertible into our common stock. Such shares may be issued under purchase rights granted to New WMH’s employees or to employees of any of New WMH’s designated affiliates. The number of shares of common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2022 through January 1, 2031, by the lesser of (i) 1% of the total number of shares of New WMH capital stock outstanding on December 31 of the preceding calendar year, and (ii) the number of shares equal to 200% of the initial share reserve; provided, that prior to the date of any such increase, the board of directors of New WMH may determine that such increase will be less than the amount set forth in clauses (i) and (ii). If purchase rights granted under the Employee Stock Purchase Plan terminate without having been exercised, the shares of common stock not purchased under such purchase rights will again become available for issuance under the Employee Stock Purchase Plan.
Plan Administration. The board of directors of New WMH, or a duly authorized committee thereof, will have the authority to administer the Employee Stock Purchase Plan. The Employee Stock Purchase Plan is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of common stock on specified dates during such offerings. Under the Employee Stock Purchase Plan, the plan administrator may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of common stock will be purchased for employees participating in the offering. An offering under the Employee Stock Purchase Plan may be terminated under certain circumstances.
Payroll Deductions. Generally, all regular employees, including executive officers, employed by New WMH or by any of New WMH’s designated affiliates, will be eligible to participate in the Employee Stock Purchase Plan and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the Employee Stock Purchase Plan) for the purchase of common stock under the Employee Stock Purchase Plan. Unless otherwise determined by the plan administrator, common stock will be purchased for the accounts of employees participating in the Employee Stock Purchase Plan at a price per share equal to not less than the lesser of (i) 85% of the fair market value of a share of common stock on the first trading date of an offering or (ii) 85% of the fair market value of a share of common stock on the date of purchase.
Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the Employee Stock Purchase Plan, as determined by the plan administrator, including: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment for a period of time (not to exceed two years). No employee may purchase shares under the 423 component of the Employee Stock Purchase Plan at a rate in excess of $25,000 worth of common stock based on the fair market value per share of common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the 423 component of the Employee Stock Purchase Plan if immediately after such rights are granted, such employee has voting power over 5% or more of New WMH capital stock measured by vote or value pursuant to Section 424(d) of the Code.
Changes to Capital Structure. In the event that there occurs a change in New WMH’s capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transactions, the plan administrator will make appropriate adjustments to (i) the class(es) and maximum number of shares reserved under the Employee Stock Purchase Plan, (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class(es) and maximum number of shares and purchase price applicable to all outstanding offerings and purchase rights and (iv) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions. In the event of a corporate transaction, as defined in the Employee Stock Purchase Plan, any then-outstanding rights to purchase shares under the Employee Stock Purchase Plan may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.
Employee Stock Purchase Plan Amendment or Termination. The board of directors of New WMH will have the authority to amend or terminate the Employee Stock Purchase Plan, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. New WMH must obtain stockholder approval of any amendment to the Employee Stock Purchase Plan to the extent required by applicable law or listing rules.
Certain Federal Income Tax Consequences of Participating in the Employee Stock Purchase Plan
The following brief summary of the effect of U.S. federal income taxation upon the participant and New WMH with respect to the shares purchased under the Employee Stock Purchase Plan does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.
The 423 component of the Employee Stock Purchase Plan, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Employee Stock Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. New WMH generally will not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.
If a purchase right is granted under the non-423 component of the Employee Stock Purchase Plan, then to the extent a participant is subject to U.S. federal income tax, the participant will recognize ordinary income, in the year of purchase, in an amount equal to the excess of the fair market value of the shares on the purchase date over the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares, after such basis adjustment, will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date. New WMH may be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant.
Employee Stock Purchase Plan Benefits
Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the Employee Stock Purchase Plan, and awards under the Employee Stock Purchase Plan are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the Employee Stock Purchase Plan.
Interests of Silver Spike’s Directors and Officers in the Employee Stock Purchase Plan Proposal
When you consider the recommendation of the board of directors of Silver Spike in favor of approval of the Employee Stock Purchase Plan, you should keep in mind that certain of Silver Spike’s directors and officers may have interests in the Employee Stock Purchase Plan that are different from, or in addition to, your interests as a shareholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination— Interests of Certain Persons in the Business Combination” for a further discussion.
Vote Required for Approval
The Employee Stock Purchase Plan Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on the Employee Stock Purchase Plan Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on the Employee Stock Purchase Plan Proposal.
Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that the WM Technology, Inc. Employee Stock Purchase Plan in the form attached to the proxy statement/prospectus dated    , 2021 be adopted and approved in all respects.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 13 – THE ADJOURNMENT PROPOSAL
Overview
Our shareholders are being asked to approve a proposal that will grant our board of directors authority to adjourn the general meeting to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the general meeting to approve one or more proposals at the general meeting.
If the Adjournment Proposal is not approved by Silver Spike’s shareholders, the board of directors may not be able to adjourn the general meeting to a later date in the event that there are insufficient votes to approve one or more proposals at the general meeting.
Vote Required for Approval
The Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of not less than a majority of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Adjournment Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the vote on the Adjournment Proposal.
Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that it is determined by Silver Spike that more time is necessary or appropriate to approve one or more proposals at the General Meeting be approved and adopted in all respects.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Silver Spike and WMH, adjusted to give effect to the business combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical balance sheet of Silver Spike and the historical balance sheet of WMH on a pro forma basis as if the business combination and related transactions, summarized below, had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combine the historical statements of operations of Silver Spike and historical statements of operations of WMH for such periods on a pro forma basis as if the business combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:
•	the business combination;
•	the domestication; and
•
the issuance and sale of 32,500,000 shares of Class A common stock of New WMH for a purchase price of $10.00 per share and an aggregate purchase price of $325.0 million in the PIPE subscription financing pursuant to the subscription agreements.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•	the accompanying notes to the unaudited pro forma condensed combined financial statements;
•	the historical audited financial statements of Silver Spike as of and for the year ended December 31, 2020 and the related notes, found elsewhere in this proxy statement/prospectus;
•	the historical audited financial statements of WMH as of and for the year ended December 31, 2020 and the related notes, found elsewhere in this proxy statement/prospectus;
•
other information relating to Silver Spike and WMH contained in this proxy statement/prospectus, including the merger agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination.”

Pursuant to the existing organizational documents, Silver Spike is providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount Silver Spike will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Silver Spike will pay to the underwriters.
Notwithstanding the legal form of the business combination pursuant to the merger agreement, the business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Silver Spike is treated as the acquired company and WMH is treated as the acquirer for financial statement reporting purposes. WMH has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Post-merger WMH Class A equity holders, through their ownership of the Class V common stock, will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 50% of the voting interest in each scenario;

•	WMH’s directors will represent the majority of the new board of directors of the combined company;
•	WMH’s senior management will be the senior management of the combined company; and
•	WMH is the larger entity based on historical operating activity and has the larger employee base.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:
•
Assuming No Redemptions — This presentation assumes that no Silver Spike shareholders exercise redemption rights with respect to their public shares. This scenario assumes that there are 25,000,000 public shares (i.e., all of the public shares outstanding as of December 31, 2020).

•
Assuming Maximum Redemptions — This presentation assumes that all of Silver Spike’s public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 25,000,000 public shares are redeemed for a redemption payment of approximately $10.17 per Class A ordinary share, based on $254,187,706 in the trust account and 25,000,000 public shares outstanding as of December 31, 2020. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Silver Spike, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Silver Spike. Furthermore, Silver Spike will only proceed with the business combination if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination.

Description of the Business Combination
On December 10, 2020, Silver Spike entered into the merger agreement with WMH, Merger Sub and the Holder Representative, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into WMH with WMH being the surviving entity and a subsidiary of New WMH.
This business combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current WMH equity holders to retain their equity ownership in WMH, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger WMH units and provides potential future tax benefits for both New WMH and the post-merger WMH equity holders when they ultimately exchange their pass-through interests for shares of Class A common stock. New WMH will be a holding company, and immediately after the consummation of the business combination, its principal asset will be its ownership interests and managing member interest in WMH. We do not believe that the Up-C organizational structure will give rise to any significant business or strategic benefit or detriment.
The merger consideration to be paid to the WMH equity holders at the closing of the business combination pursuant to the merger agreement will have a value of $1.31 billion and will be paid in a mix of cash and equity consideration. At the closing, New WMH will become the managing member of WMH and will own approximately 42.6% of the economic interest in WMH in the no redemption scenario and 25.9% of the economic interest in WMH in the maximum redemption scenario.
The Cash Consideration
The cash consideration payable to WMH Class A equity holders will be calculated as follows:
(i)	the amount of cash available to be released from Silver Spike’s trust account (after giving effect to all payments to be made as a result of the completion of any redemptions), plus
(ii)	the net amount of proceeds actually received by Silver Spike pursuant to the PIPE subscription financing, plus
(iii)	the sum of all cash and cash equivalents (as defined in the merger agreement) of WMH on the date of closing ((i), (ii) and (iii), collectively, the “available cash”), minus
(iv)	$125,000,000 delivered to the balance sheet of WMH as primary capital, including to pay transaction expenses.
The Equity Consideration
The remainder of the merger consideration payable to the WMH equity holders, after the payment of the cash consideration, will be in the form of the equity consideration. The equity consideration will be comprised of, (x) in the case of certain WMH equity holders, post-merger Class A units and an equivalent number of shares of Class V common stock (together with the post-merger Class A units, the “paired interests”), which collectively are exchangeable on a one-for-one basis for shares of Class A common stock and (y) in the case of certain WMH equity holders, post-merger Class P units, which, upon vesting, are also exchangeable into shares of Class A common stock at a variable exchange ratio that accounts for the participation threshold of the exchanged post-merger Class P units. The value of the equity consideration, at $10 per paired interest, equals the difference between (x) $1.31 billion and (y) the cash consideration payable to WMH equity holders.
The following summarizes the pro forma shares of common stock of New WMH outstanding following the business combination under the two redemption scenarios:
	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Silver Spike public shareholders - Class A(1)	25,000,000	19.3%	—	0.0%
Holders of founder shares - Class A(2)	6,250,000	4.8%	6,250,000	4.8%
Subscription investors - Class A	32,500,000	25.1%	32,500,000	25.1%
WMH equity holders - Class V(3)	65,984,049	50.9%	90,984,049	70.1%
Pro Forma Common Stock	129,734,049	100.0%	129,734,049	100.0%
(1)
Silver Spike public shareholders represent the public shares outstanding as of December 31, 2020. On January 13, 2021, 1,425 Class A ordinary shares were redeemed in connection with the vote to approve the extension.

(2)
The maximum redemption scenario includes 937,500 of Class A common stock, which, pursuant to the sponsor letter agreement, our sponsor has agreed not to transfer, and, subject to the achievement of certain milestones, may be required to forfeit.

(3)
Shares of Class V common stock entitle its holder to one vote per share but not any rights to dividends or distributions. Each post-merger WMH Class A equity holder will receive one share of Class V common stock for each post-merger Class A unit to be held by such holder following the business combination.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Silver Spike following the completion of the business combination. The unaudited pro forma adjustments represent Silver Spike management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands)
			Assuming No Redemptions			Assuming Maximum Redemptions
	WMH (Historical)	Silver Spike (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Assets
Cash	$19,919	$313	254,188	(a)	$115,300	254,188	(a)	$111,112
			(8,750)	(b)		(8,750)	(b)
			(25,370)	(c)		(25,370)	(c)
			325,000	(d)		325,000	(d)
			(450,000)	(k)		(254,188)	(l)
						(200,000)	(m)
Accounts receivable	9,428				9,428			9,428
Prepaid expenses and other current assets	4,820	31	(2,174)	(c)	2,677	(2,174)	(c)	2,677
Total current assets	34,167	344	92,894		127,405	88,706		123,217
Marketable securities held in Trust Account	—	254,188	(254,188)	(a)	—	(254,188)	(a)	—
Property and equipment, net	7,387				7,387			7,387
Goodwill	3,961				3,961			3,961
Intangible assets, net	4,504				4,504			4,504
Deferred tax asset			157,104	(i)	157,104	69,824	(i)	69,824
Other assets	3,874				3,874			3,874
Total assets	$53,893	$254,532	$(4,190)		$304,235	$(95,658)		$212,767

Liabilities
Accounts payable and accrued expenses	$12,651	$3,153	$(3,865)	(c)	$11,939	$(3,865)	(c)	$11,939
Deferred revenue	5,264				5,264			5,264
Deferred rent	5,129				5,129			5,129
Notes payable to members, current portion	205				205			205
Total current liabilities	23,249	3,153	(3,865)		22,537	(3,865)		22,537
Other long-term liabilities	1,373				1,373			1,373
Long-term payable under Tax Receivable Agreement			133,538	(i)	133,538	59,350	(i)	59,350
Deferred underwriting fee payable		8,750	(8,750)	(b)	—	(8,750)	(b)	—
Total liabilities	24,622	11,903	120,923		157,448	46,735		83,260

Commitments and contingencies
Class A ordinary shares subject to possible redemptions		237,628	(237,628)	(e)	—	(237,628)	(e)	—
Stockholders' equity/ Members' equity
Preference shares
Ordinary shares
Class A		—	2	(e)	—	2	(e)	—
			(2)	(f)		(2)	(l)
Class B		1	(1)	(f)	—	(1)	(f)	—
Common stock
Class A			3	(d)	6	3	(d)	4
			3	(f)		1	(f)

			Assuming No Redemptions			Assuming Maximum Redemptions
	WMH (Historical)	Silver Spike (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Class V			7	(h)	7	9	(h)	9
Members' units	19,409		(19,409)	(k)	—	(19,409)	(m)	—
Additional paid in capital		4,983	(23,679)	(c)	57,744	(23,679)	(c)	26,755
			324,997	(d)		324,997	(d)
			237,626	(e)		237,626	(e)
			17	(g)		17	(g)
			(7)	(h)		(9)	(h)
			23,566	(i)		10,474	(i)
			12,048	(j)		12,048	(j)
			(450,000)	(k)		(254,186)	(l)
			(71,807)	(k)		(200,000)	(m)
						(85,516)	(m)
Retained earnings	9,862	17	(17)	(g)	4,733	(17)	(g)	6,744
			(12,048)	(j)		(12,048)	(j)
			6,919	(k)		8,930	(m)
Total stockholders' equity attributable to common shareholders / members' equity	29,271	5,001	28,218		62,490	(760)		33,512
Noncontrolling interests			84,297	(k)	84,297	95,995	(m)	95,995
Total stockholders' equity/ members' equity	29,271	5,001	112,515		146,787	95,235		129,507
Total liabilities and stockholders' equity/ members' equity	$53,893	$254,532	$(4,190)		$304,235	$(95,658)		$212,767

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
			Assuming No Redemptions			Assuming Maximum Redemptions
	WMH (Historical)	Silver Spike (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenues, net	$161,791	$—			$161,791			$161,791
Operating expenses
Cost of revenues	7,630	—			7,630			7,630
Sales and marketing	30,716	—			30,716			30,716
Product development	27,142	—			27,142			27,142
General and administrative	51,127	3,864	(240)	(bb)	64,228	(240)	(bb)	64,228
			(2,571)	(cc)		(2,571)	(cc)
			12,048	(dd)		12,048	(dd)
Depreciation and amortization	3,978	—			3,978			3,978
Total operating expenses	120,593	3,864	9,237		133,694	9,237		133,694
Income (Loss) from operations	41,198	(3,864)	(9,237)		28,097	(9,237)		28,097

Other income (expense):
Interest earned on marketable securities held in Trust Account	—	2,258	(2,258)	(aa)	—	(2,258)	(aa)	—
Unrealized gain on marketable securities held in Trust Account	—	5	(5)	(aa)	—	(5)	(aa)	—
Interest expense	(2)	—			(2)			(2)
Other expense, net	(2,366)	—			(2,366)			(2,366)
Total other income (expense)	(2,368)	2,263	(2,263)		(2,368)	(2,263)		(2,368)
Income (Loss) before provision for income taxes	38,830	(1,601)	(11,500)		25,729	(11,500)		25,729
Provision for income taxes	—	—	3,065	(ee)	3,065	1,863	(ee)	1,863
Net income (loss)	38,830	(1,601)	(14,565)		22,664	(13,363)		23,866
Net income (loss) attributable to noncontrolling interests	—	—	14,776	(ff)	14,776	19,071	(ff)	19,071
Net income (loss) attributable to common shareholders	$38,830	$(1,601)	$(29,341)		$7,888	$(32,434)		$4,795

Basic weighted average shares outstanding - Class A					63,750,000			37,812,500
Basic net income per share - Class A					$0.12			$0.13

Diluted weighted average shares outstanding - Class A					70,826,177			44,888,677
Diluted net income per share - Class A					$0.11			$0.11

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.	Basis of Presentation
The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Silver Spike is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of WMH issuing stock for the net assets of Silver Spike, accompanied by a recapitalization. The net assets of Silver Spike are stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the business combination as if it had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives pro forma effect to the business combination as if it had been consummated on January 1, 2020.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•	Silver Spike’s audited balance sheet as of December 31, 2020 and the related notes, found elsewhere in this proxy statement/prospectus; and
•	WMH’s audited balance sheet as of December 31, 2020 and the related notes, found elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•	Silver Spike’s audited statement of operations for the year ended December 31, 2020 and the related notes, found elsewhere in this proxy statement/prospectus; and
•	WMH’s audited statement of operations for the year ended December 31, 2020 and the related notes, found elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Silver Spike and WMH.
2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the business combination and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
Silver Spike and WMH have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:
a	Reflects the reclassification of marketable securities held in trust account that becomes available following the business combination.
b	Reflects the settlement of $8.75 million in deferred underwriting fees.
c
Represents preliminary estimated transaction costs incurred by Silver Spike and WMH of approximately $26.3 million for legal, financial advisory and other professional fees incurred in consummating the business combination. Of this amount:

•	$0.9 million was capitalized within Prepaid expenses and other current assets and paid by WMH as of December 31, 2020.
•	$1.3 was capitalized within Prepaid expenses and other current assets and accrued within Accounts payable and accrued expenses by WMH as of December 31, 2020.
•	$2.6 million was accrued by Silver Spike in Accounts payable and accrued expenses as of December 31, 2020 and recognized in expense during the year ended December 31, 2020.
•	$25.4 million was reflected as a reduction of cash, which represents the estimated transaction costs of $26.3 million less the $0.9 million previously paid by WMH.
•
$23.7 million was reflected as a decrease in additional paid-in capital, which represents the estimated transaction costs of $26.3 million less the $2.6 million previously recognized in expense by Silver Spike. The $2.6 million previously recognized in expense by Silver Spike was reclassified to additional paid-in capital in Note 2(g) of this unaudited pro forma condensed combined financial information.

d
Reflects the proceeds of $325.0 million from the issuance and sale of 32,500,000 shares of Class A common stock of New WMH at $10.00 per share in the PIPE subscription financing pursuant to the terms of the subscription agreements.

e	Reflects the reclassification of $237.6 million of Class A ordinary shares subject to possible redemption to permanent equity.
f	Reflects the conversion of Class A ordinary shares and Class B ordinary shares, on a one-for-one basis, into shares of Class A common stock upon the domestication.
g	Reflects the elimination of Silver Spike historical retained earnings.
h
Reflects the issuance of shares of Class V common stock of New WMH to post-merger WMH equity holders in connection with the closing of the business combination. The shares of Class V common stock, par value $0.0001, entitle their holder to one vote per share but not any right to dividends or distributions. 65,984,049 shares of Class V common stock are issued in the No Redemptions scenario and 90,984,049 shares of Class V common stock are issued in the Maximum Redemption scenario.

i
Reflects pursuant to the terms of the tax receivable agreement (1) the estimated deferred tax asset related to the tax basis step-up on the exchange of common units for cash in the business combination, and (2) the tax receivable agreement liability for amounts payable to post-merger WMH equity holders for tax benefits received by New WMH on the step-up. The adjustment to deferred tax asset was calculated based on the estimated tax basis step-up multiplied by an estimated effective tax rate of 27.98%. The adjustment to long-term payable under Tax Receivable Agreement is 85% of the estimated tax benefit, in accordance with the terms of the tax receivable agreement. The remaining difference between the deferred tax asset and tax receivable agreement liability is reflected as additional paid-in capital.

j
Represents approximately $12.0 million of share-based expense associated with vested WMH Class B units, which expense will be recorded upon the closing of the business combination. The cost expensed through retained earnings is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note (dd) below.

k
Represents the pro forma adjustment to the No Redemptions scenario to: (1) reflect the payment of the cash consideration of $450.0 million to the WMH equity holders, and (2) to present the post-merger WMH units as noncontrolling interest upon the reorganization of the post-combination company into an Up-C structure. The noncontrolling interest adjustment reflects the allocation of New WMH’s total stockholders’ equity to the holders of post-merger units approximate 57.4% economic interest in New WMH, assuming no redemptions, as follows:

	Total Stockholders’ Equity (100%)	Noncontrolling Interest (57.4%)	Common Stockholders’ Equity (42.6%)
Historical WMH members’ equity	$29,271	$16,810	$12,461
Historical Silver Spike total stockholders’ equity	5,001	2,872	2,129
Class A common stock issued in the PIPE subscription financing . . . . .	325,000	186,644	138,356
Reclass of redeemable public shares to permanent equity	237,628	136,467	101,161
Payment of transaction costs	(23,679)	(13,599)	(10,080)
Equity adjustment related to deferred tax asset and Tax Receivable Agreement liability	23,566	13,534	10,032
Payment of aggregate cash consideration	(450,000)	(258,431)	(191,569)
	$146,787	$84,297	$62,490
The adjustment to noncontrolling interest was record ed with an offset: (1) to eliminate the WMH equity holders’ units balance of WMH of $19.4 million; 2) to retained earnings for $6.9 million, representing the portion of the share-based expense in Note (j) allocated to noncontrolling interests; and (3) to additional paid-in capital for the residual amount of $71.8 million.
l
Represents the redemption of the maximum number of 25,000,000 Class A ordinary shares for $254.2 million allocated to shares of Class A ordinary shares and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.17 per share (based on the marketable securities held in the trust account as of December 31, 2020 of $254.2 million).

m
Represents the pro forma adjustment to the Maximum Redemptions scenario to: (1) reflect the payment of the cash consideration of $200.0 million to the WMH equity holders, and (2) to present the post-merger WMH units as noncontrolling interest upon the reorganization of the post-combination company into an Up-C structure. The noncontrolling interest adjustment reflects the allocation of the post-combination company’s total stockholders’ equity to the holders of post-merger WMH units approximate 74.1% economic interest in New WMH, assuming maximum redemptions, as follows:

	Total Stockholders’ Equity (100%)	Noncontrolling Interest (74.1%)	Common Stockholders’ Equity (25.9%)
Historical WMH members’ deficit . . . . . . . .	$29,271	$21,697	$7,574
Historical Silver Spike total stockholders’ equity	5,001	3,707	1,294
Class A common stock issued in the PIPE subscription financing . . . . .	325,000	240,901	84,099
Reclass of redeemable public shares to permanent equity	237,628	176,138	61,490
Redemption of maximum public shares	(254,188)	(188,413)	(65,775)
Payment of transaction costs	(23,679)	(17,552)	(6,127)
Equity adjustment related to deferred tax asset and Tax Receivable Agreement liability	10,474	7,764	2,710
Payment of aggregate cash consideration	(200,000)	(148,247)	(51,753)
	$129,507	$95,995	$33,512

The adjustment to noncontrolling interest was recorded with an offset: 1) to eliminate WMH equity holders’ units balance of WMH of $19.4 million; 2) to retained earnings for $8.9 million, representing the portion of the share-based expense in Note (j) allocated to noncontrolling interests; and 3) to additional paid-in capital for the residual amount of $85.5 million.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:
aa	Represents pro forma adjustment to eliminate interest income and unrealized gains on marketable securities related to the trust account.
bb
Represents pro forma adjustment to eliminate historical expenses related to Silver Spike’s office space, administrative and support services paid to the sponsor, which will terminate upon consummation of the business combination.

cc	Reflects pro forma adjustment to eliminate transaction costs expensed by Silver Spike during the year ended December 31, 2020, which will be capitalized as part of the business combination.
dd
Represents approximately $12.0 million of share-based expense associated with vested WMH Class B units, which expense will be recorded upon the closing of the business combination. These costs are reflected as incurred on January 1, 2020, the date the business combination occurred for purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

ee	Represents the pro forma adjustment for income taxes, applying an estimated statutory tax rate of 27.98% for the year ended December 31, 2020.
ff
Represents the pro forma adjustment to allocate net income to the noncontrolling interests. As the provision for income taxes was all attributable to common shareholders, the allocation of net income to the noncontrolling interests was determined using Income before provision for income taxes, as follows:

	Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
Income before provision for income taxes	$25,729	$25,729
Economic interest held by noncontrolling interest holders	57.4%	74.1%
Net income attributable to noncontrolling interests	$14,776	$19,071
3.	Earnings per Share
Represents the net income per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the PIPE subscription financing, assuming the shares were outstanding since January 1, 2020. As the business combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the PIPE subscription financing have been outstanding for the entire periods presented. When assuming the maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2020 (in thousands, except share and per share data):
	Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions

Pro forma net income attributable to common shareholders (in thousands)	$7,888	$4,795
Pro forma weighted average shares outstanding, basic - Class A	63,750,000	37,812,500
Pro forma net income per share, basic - Class A(1)	$0.12	$0.13

Pro forma net income attributable to common shareholders (in thousands)	$7,888	$4,795
Pro forma weighted average shares outstanding, diluted - Class A	70,826,177	44,888,677
Pro forma net income per share, diluted - Class A(1)	$0.11	$0.11

Pro forma weighted average shares calculation, basis and diluted - Class A
Silver Spike public shareholders - Class A(2)	25,000,000	—
Holders of founder shares - Class A(3)	6,250,000	5,312,500
Subscription investors - Class A	32,500,000	32,500,000
Pro forma weighted-average shares outstanding, basic	63,750,000	37,812,500
Silver Spike public and private placement warrants(4)	7,076,177	7,076,177
Pro forma weighted-average shares outstanding, diluted	70,826,177	44,888,677
(1)
Shares of Class V common stock will not share in the earnings or losses of the combined company and are therefore not participating securities. As such, separate calculations of basic and diluted net income per share for Class V common stock under the two-class method has not been presented.

(2)
Silver Spike public shareholders represent the public shares outstanding as of December 31, 2020. On January 13, 2021, 1,425 Class A ordinary shares were redeemed in connection with the vote to approve the extension.

(3)
The pro forma basic and diluted shares of the holders of founder shares exclude 937,500 shares of Class A common stock in the maximum redemption scenario, which, pursuant to the sponsor letter agreement, our sponsor has agreed not to transfer and, subject to the achievement of certain milestones, may be required to forfeit. These shares are considered contingently issuable shares for which the milestones have not yet been achieved.

(4)	The dilutive effect of the Silver Spike public and private warrants was determined using the treasury stock method, assuming a $18.05 share price (as of March 29, 2021).

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication
Silver Spike is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and Silver Spike’s existing organizational documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the existing organizational documents will differ in certain material respects from the proposed organizational documents of New WMH. As a result, when you become a stockholder of New WMH, your rights will differ in some regards as compared to when you were a shareholder of Silver Spike before the domestication.
Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of Silver Spike and New WMH according to applicable law and/or the existing organizational documents of Silver Spike and proposed organizational documents New WMH. You also should review the existing organizational documents of Silver Spike and the proposed organizational documents of New WMH attached hereto as Annexes B, C and H to this proxy statement/prospectus, as well as the DGCL and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Silver Spike and New WMH.
	Cayman Islands	Delaware
Stockholder/Shareholder Approval of Business Combinations
Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Stockholder/Shareholder Votes for Routine Matters
Under the Cayman Islands Companies Act, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

	Cayman Islands	Delaware
Appraisal Rights	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

Stockholder/Shareholder Lawsuits
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Proposal No. 4 – Organizational Documents Proposal A).

Fiduciary Duties of Directors
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Directors must exercise a duty of care and duty of loyalty and good faith to a corporation and its stockholders.

	Cayman Islands	Delaware
Indemnification of Directors and Officers	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud, dishonesty or willful default or to protect from the consequences of committing a crime.	A corporation is generally permitted to indemnify its directors and officers acting in good faith.

Limited Liability of Directors	Liability of directors may be limited, except with regard to their actual fraud or willful default.
Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

BUSINESS OF SILVER SPIKE
Silver Spike is a blank check company incorporated on June 7, 2019 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Silver Spike has not engaged in any operations nor generated any revenue to date. Based on its business activities, Silver Spike is a “shell company” as defined under the Exchange Act because Silver Spike has no operations and nominal assets consisting almost entirely of cash. For additional information, see the information set forth under the caption “Item 1. Business” in Silver Spike’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein and attached as Annex I to this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SILVER SPIKE
Incorporated by reference herein is the information set forth under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Silver Spike’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein and attached as Annex I to this proxy statement/prospectus.
Additionally, on January 13, 2021, Silver Spike held the extension meeting. At the extension meeting, Silver Spike’s shareholder approved, among other matters, an amendment to Silver Spike's amended and restated memorandum and articles of association to extend the date by which Silver Spike has to consummate a business combination from February 12, 2021 to July 10, 2021. The purpose of the amendment to Silver Spike's amended and restated memorandum and articles of association is to allow Silver Spike more time to complete the business combination. 1,425 Class A ordinary shares were redeemed in connection with the vote to approve the extension.
Between March 17, 2021 and March 19, 2021, Silver Spike entered into four engagement letters with BTIG, LLC, Canaccord Genuity LLC, JMP Securities LLC and Truist Securities, Inc. to act in capital markets advisory and similar roles, which includes advising with respect to strategic and capital markets matters. These firms will be entitled to a one-time cash payment in the aggregate amount of $2,100,000 upon closing of the business combination.

BUSINESS OF WMH
For purposes of this subsection only, “WMH,” “the Company,” “we,” “us” or “our” refer to WM Holding Company, LLC and its subsidiaries, unless the context otherwise requires.
Our Mission
We are on a mission to power a transparent and inclusive cannabis economy in the United States and globally. We were founded in 2008 with a strong belief in the power of cannabis and the importance of enabling safe, legal access to cannabis for consumers worldwide. Since then, we have worked tirelessly to be the most comprehensive platform for consumers on cannabis; to build the software solutions that power businesses compliantly in the space; to advocate for legalization, social equity, and licensing in many jurisdictions; and to facilitate further learning through partnering with subject matter experts on providing detailed, accurate information about the plant. Now in our second decade, we believe WMH has been a driving force behind a great deal of the cannabis-related legislative change seen in the past decade.
Our Company
WMH was founded in 2008, and operates a leading listings marketplace with one of the most comprehensive SaaS subscription offering sold to retailers and brands in the U.S. state-legal and Canadian cannabis markets. WMH also provides information on the cannabis plant and the industry and advocates for legalization. The state-legal cannabis industry in the United States has grown consistently in recent years and is expected to double over the next five years (according to Arcview Market Research/BDS Analytics13 and Gallup) as the majority of U.S. adults now support having legal access to medical and/or adult-use cannabis. Despite these expectations of growth, the regulated cannabis market in the United States is still nascent and fragmented, with significant challenges facing both consumers seeking to understand cannabis and the cannabis industry and businesses seeking to compliantly manage their operations. Cannabis users within the United States represent less than 12% of the adult population as of December 31, 2019, with those consuming at least one time a month representing an even smaller percentage, according to the National Survey on Drug Use and Health estimates. At the same time, there are only approximately 8,300 retail licenses across U.S. and Canadian markets with medical and/or adult-use regulations in place, which is an effective retail density of approximately one retail license per 45,000 residents across these markets in the aggregate, based on data available from individual governmental cannabis license databases, U.S. Census Bureau estimates and Statistics Canada for both licenses and population.
In addition to these nascent consumer and business dynamics, cannabis itself is a highly complex, highly regulated and non-shelf stable consumer good spanning hundreds of strains and a growing set of form factors available for consumption across flower, pre-rolls, vapes, edibles, tinctures, and concentrates. Despite these complexities, consumers seeking information regarding cannabis still expect the same ease of discovery and price comparison across multiple channels, and transparency of information from cannabis businesses that they expect from other retailers or brands. These consumer expectations, coupled with the unique attributes of cannabis as a nascent and highly regulated consumer product, create significant challenges for retailers and brands who serve cannabis users. Retailers and brands must meet these consumer expectations and provide omni-channel engagement opportunities (to a narrow segment of the population) with the same level of (i) service, (ii) richness of product information, (iii) ability to compare prices, and (iv) ease of product and brand discovery that consumers would receive when researching other consumer product categories. At the same time, these businesses must comply with a rapidly evolving legal and regulatory landscape that differs by state and across cities and counties within each state, creating challenges in the ability to scale in a capital-efficient way.
WMH addresses the challenges facing both consumers seeking to understand cannabis products and businesses seeking brand awareness in a legally compliant fashion with our Weedmaps platform and WM Business SaaS solution. Over the past 12 years, we have grown our Weedmaps marketplace to become the premier destination for cannabis consumers to discover and browse information regarding cannabis and cannabis products, with 10 million MAUs on the demand-side and nearly 4,000 paying business clients on the supply-side of our marketplace as of December 31, 2020. The Weedmaps marketplace provides consumers with information regarding cannabis retailers and brands, as well as the strain, pricing, and other information regarding locally available cannabis products, through our website and mobile apps, permitting product discovery and reservation of products for pickup by consumers or delivery to consumers by participating retailers. Consumers do not purchase cannabis products using Weedmaps, and all confirmation of product availability, final order entry, order fulfillment, and processing of payments is handled directly between the consumer and our client outside of the Weedmaps marketplace. We provide consumers with discovery channels to improve their knowledge of the local market for cannabis products, whether they are looking by strain, price, effects or form factors.
[13]	Arcview Market Research/BDS Analytics - The State of Legal Cannabis Markets, 8th Edition report.

Given the lack of uniform industry product information, this is only made possible by the ingestion and normalization of data from a variety of sources, including quantified consumer feedback. Our weedmaps.com site also has educational content including news articles, information about cannabis strains, a number of “how-to” guides, policy white-papers and research to allow consumers to educate themselves on cannabis and its history, uses and legal status. While consumers can discover cannabis products, brands, and retailers on our site, we neither sell (or fulfill purchases of) cannabis products, nor do we process payments for cannabis transactions across our marketplace or SaaS solutions.

Over the last three years, we have developed and launched several SaaS solutions for our retailer clients. These solutions now comprise an integrated platform for retailers, which we call “WM Business”. WM Business provides a comprehensive set of tools to enable cannabis businesses to provide their goods and services compliantly, with what we refer to as “business-in-a-box” functionality. Our “business-in-a-box” solution helps cannabis retailers to improve their workflows and regulatory compliance in the course of serving cannabis consumers. We offer this functionality through a packaged software solution that includes (based on availability within any given market and state-level regulations) (i) a listing page with product menu on weedmaps.com, our iOS Weedmaps mobile application and our Android Weedmaps mobile application, which allows clients to disclose their license information, hours of operation, contact information, discount policies, and other information that may be required under applicable state law, (ii) the ability to receive online reservations of products for pickup by consumers or delivery to consumers (either on weedmaps.com, on a white labeled WM Store site or third-party sites through our orders and menu embed product), thereby allowing inventory forecasting and helping retailers ensure sufficient staff are present to confirm product availability in the event of a surge, as well as complete orders and process payments, (both of which only occur outside the Weedmaps marketplace), (iii) logistics software such as driver apps and fleet-tracking tools to permit legal compliance with state delivery regulations, (iv) retail point-of-sale, or POS, solutions to manage inventory and track-and-trace compliance reporting, (v) analytics dashboards, (vi) access to our online wholesale exchange marketplace to browse brand catalogs and efficiently identify brands to obtain inventory from (and review license information and certificates of analysis, among other compliance features), and (vii) application program interface, or API, integrations to streamline workflows, thereby helping eliminate human error in recordkeeping and promoting compliance through accuracy. We also offer a growing set of offerings for brands to reach consumers and retailers as well as manage their brand catalog information.

weedmaps
Acquire and re-engage with users
Promote the business and offerings
Enable order-ahead for pick-up or delivery
Compliant delivery / fulfillment
Enable off-platform online store / menu embed
Run compliant on-site operations
Restock with top-selling products
Analyze user traffic data
wmh
wm dashboard
wm ads
wm deals
wm orders
wm dispatch
wm store
wm retail
wm exchange

14
Our WM Business solution is sold as a value-priced monthly subscription package, and is not based on the retailer’s revenues, profits, or volume of sales to consumers. We also offer several upsell and add-on products that allow businesses to have more prominent placement on the Weedmaps marketplace through featured listings, display ads, keyword search ads or promoted deal offerings. We sell our offerings in the United States and Canada, and we have a limited number of non-monetized listings in several international countries including Austria, Germany, the Netherlands, Spain, and Switzerland. As of December 31, 2020, we actively operate in 23 U.S. states and territories that have adult-use and/or medical-use regulations in place.
We have a history of growth since our inception in 2008. From fiscal year 2014 through 2020, we grew our revenue at a compound annual growth rate, or CAGR, of 35% and expanded our gross margin rate from 92% to 95%. For the year ended December 31, 2020, we generated $162 million of revenue, which represented 12% growth over the prior year period and 40% growth over that same period when adjusting the prior year to eliminate revenue associated with non-licensed operators in California that we removed from our Weedmaps marketplace at the end of fiscal year 2019. For the year ended December 31, 2020, we generated net income of $39 million and EBITDA of $43 million.

While the cannabis industry is still in the early innings of what could be decades of growth, we have established a leading position and a recognized brand given our 12-year operating history. Over the coming years, we plan on expanding our solutions and service offerings.

Our End-Markets
Cannabis is a large and growing industry spanning multiple countries across several continents. As of the date of this filing, four countries and, in the United States, 14 states, four territories, and the District of Columbia have legalized cannabis for adult use. In addition, more than 50 countries, and 36 U.S. states, states have legalized the medicinal use of cannabis. In December 2020, the United Nations Commission on Narcotic Drugs voted to remove cannabis from its current Schedule IV classification under the 1961 Single Convention on Narcotic Drugs, following the World Health Organization’s recommendation in 2019 to ease barriers to cannabis for medical use and research. In 2019, the global legal cannabis industry reached $14.8 billion in sales, representing 45% growth over 2018, which was 2.5 times higher than the 18% growth rate in 2018. According to Arcview Market Research/BDS Analytics, global cannabis sales are expected to grow at a CAGR of 21% from 2019 to 2025, reaching nearly $47 billion in 2025.15 The following maps and chart outline the current global cannabis regulatory framework and where WMH currently has a presence.

[15]	Arcview Market Research/BDS Analytics - The State of Legal Cannabis Markets, 8th Edition report.

Our primary end-market today is the United States, which is the largest cannabis market in the world. Licensed retail sales of cannabis in the United States grew to $12.4 billion in 2019, up from $3.3 billion in 2014, and are expected to grow at a CAGR of 18% through 2025, reaching nearly $34 billion sales, based on the “Arcview Market Research/BDS Analytics – The State of Legal Cannabis Markets, 8th Edition” report. Notably, all five states’ ballot initiatives for medical or adult use legalization in the November 2020 election passed. According to an October 2020 Gallup poll, 68% of U.S. adults support the legalization of cannabis in the United States, which is higher than at any point in the past five decades. We expect additional states, as well as additional countries, to legalize cannabis for adult and/or medical use.

Challenges in Our End-Markets
Despite cannabis being a large and growing sector in the U.S., we believe that cannabis is unlike many other consumer goods and retail categories for a number of reasons:
•
Cannabis as a regulated industry is still in a nascent stage of development. As such, the industry lacks foundational components such as a master product catalog with standardized stock-keeping units/SKUs, normalized inventory data, consistent retail layouts, price transparency across products within markets, or other common product characteristic data. The lack of these foundational components creates challenges for consumers seeking to understand the local cannabis market as well as retailers and brands seeking brand awareness.

•
Cannabis users are less than 12% of the population today without a “typical” user profile. The National Survey on Drug Use and Health estimated that, as of 2019, less than 12% of the U.S. adult population consumed cannabis monthly. These users are hard to target as they are statistically distributed relatively evenly across age, gender, income levels based on our consumer survey work and do not fit a narrow user profile or segment. The impact of these dynamics on traditional channels create pain-points for retailers and brands seeking to cost-effectively target cannabis consumers in compliance with audience restriction requirements under applicable law while balancing the need to preserve brand equity by ensuring the messaging is not viewed by non-cannabis consumers who still stigmatize the cannabis industry, thereby limiting future potential conversion opportunities for such consumer that could arise as cannabis continues to gain mainstream acceptance.

•
Regulations governing cannabis are complex and vary state-by-state and by city and county within states. Cannabis regulations have been governed at the state as well as city / county level resulting in disparate regulatory frameworks and “closed-border” systems that prohibit interstate commerce. Those state and local laws, regulations, and ordinances are generally materially divergent with respect to many technical aspects of operating a legal cannabis business. Additionally, several states allow local governments an unusual degree of latitude to not only set licensing limits, but also to implement their own taxes and additional regulatory requirements. The net effect of this complex regulatory framework is that the cannabis industry within the U.S. is highly fragmented, and the disparate regulatory frameworks render it difficult to standardize products or business operations across different jurisdictions. Cannabis as a product is regulated more like hazardous waste material as opposed to a consumer good, given incredibly stringent policies governing pesticide limits and track-and-trace compliance, among other restrictions governing the production, distribution and sale of cannabis products. The penalties for non-compliance with these laws and regulations can often be costly, with permanent loss of licensed operations being a common penalty for material violations. Given this context, software that supports and enables businesses to be compliant and helps businesses identify non-compliance is an important tool to help mitigate the serious risks of non-compliance.
•
Cannabis has wide variance in characteristics that make it complex to make an informed purchase decision. Cannabis products have wide ranges of use-cases, flavors, and clinical effects on different users, many of which are not well-understood today given the nascency of legalized cannabis usage and limited academic research. This makes gathering information regarding cannabis products more complex than many other consumer good verticals.

•
Cannabis is a perishable good with a lack of product homogeneity. Cannabis flower and concentrate generally has limited shelf-stability and loses potency, flavor, and odor over time, creating additional challenges for retailers, who are required in certain states to report on changes in inventory weights to comply with state-level track-and-trace requirements. This, combined with the seasonality of cannabis cultivation and harvest, means that retailer and brand inventory have a wider degree of variance heterogeneity than is seen in many other consumer goods, such as alcohol.

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Brands are only in the early innings of establishing a consumer presence. Very few brands have been able to establish a national or regional awareness or following given state-level restrictions and federal enforcement priorities prohibiting interstate commerce. Brands also often face restrictions and are almost always restricted from selling direct to consumers, creating challenges in winning consumer loyalty and brand affinity. There are limited data sources for brands to be able to quantitatively demonstrate their reach or affinity with cannabis consumers to retailers.

Our Solution
Our solutions are designed to address these challenges facing cannabis consumers and businesses. The Weedmaps listings marketplace allows cannabis users to search for and browse cannabis products from retailers and brands, and ultimately reserve products from certain local retailers, in a manner similar to other technology platforms with breadth and depth of product, brand, and retailer selection (although confirmation of orders and processing of payments only occur outside the Weedmaps marketplace through third-party service providers directly by our clients). With the development of our WM Business SaaS solution, we offer an end-to-end platform for licensed cannabis retailers to comply with state law. We sell a monthly subscription offering as well as upsell and add-on offerings to licensed retailer clients, which include both dispensaries and delivery services. We also sell similar solutions to brand clients and other client segments such as doctors, though our revenue from these clients was less than 10% of our total revenue for the year ended December 31, 2020. We recently migrated all of our business clients from our Standard Listings subscription (which provided access to several of our SaaS solutions at no additional charge for clients with paid listings services) to our new WM Business subscription offering, which was completed by January 1, 2021. Our current solutions include:
•	WM Business subscription offering. Our WM Business monthly subscription package consists of the following solutions, the availability of which depends on the client’s market:
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WM Pages. Listing page with product menu, which allows clients to disclose their license information, hours of operation, contact information, discount policies, and other information that may be required under applicable state law.

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WM Orders. Transmission of requests for reservation of products for pick-up by consumers or delivery to consumers, allowing retailers to confirm product availability (and to complete orders and process payments - both of which only occur outside the Weedmaps marketplace). Weedmaps serves as a passive portal, passing a consumer’s inquiry to the dispensary. After a dispensary receives the order request from the consumer, the dispensary and the consumer can continue to communicate, adjust items in the request, and handle any stock issues, prior to and while the dispensary processes and fulfills the order.

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WM Dispatch. Logistics and fulfillment software and driver apps, which provide tools that can be used for legally compliant delivery and tracking of product reserved online through WM Orders and real-time routing and tracking of delivery fleet.

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WM Retail. Retail POS system, which provides inventory management and track-and-trace compliance reporting functionality along with built-in integrations with the listing page product menu and digital product reservation functionality to stream-line workflows. Our retail POS system is available in only a limited number of markets today, including Oklahoma, Michigan, and Missouri, though we have plans to continue expanding into additional states. We also support API integrations with third-party POS providers to make our Weedmaps marketplace more attractive for retailers who have not yet adopted our retail POS solution, including retailers in markets where our POS is not available, to replicate the labor efficiencies of the built-in listing menu and order integrations that come with our retail POS solution.

○	WM Dashboard. Insights dashboard, which provides data and analytics on user engagement and traffic trends to a client’s listing page.
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WM Store. Orders and menu embed, which allows retailers to import their Weedmaps listing menu or product reservation functionality to their own white-labeled WM Store site or separately owned third party sites in a labor-efficient way to manage their online presence, inventory, and compliance workflows both on weedmaps.com and their separately branded sites. While WM Store permits consumers to reserve products, confirmation of product availability, final order entry, order fulfillment and processing of payments all take place outside of the Weedmaps marketplace.

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WM Exchange. Access to our wholesale online exchange, which allows retailers to browse brand catalogs and identify brands to obtain inventory from and brands to manage their customer relationships and wholesale operations. WM Exchange also facilitates the sharing of license information and certificates of analysis between wholesale buyers and sellers, and offers other compliance features including invoice and transportation manifest generation and recordkeeping. Our wholesale exchange is currently available in California, Oklahoma, Michigan, Maryland, Missouri, and Maine, though we have plans to continue expanding into additional states.

•	Additional offerings for subscription clients. We offer several add-on and upsell solutions only to paying subscription clients, including:
○	Featured listings on our weedmaps.com marketplace; and
○	Promoted deals, which allows retailers to showcase discounts (as is required by applicable law in some jurisdictions) and promotions on products to assist price-conscious consumers.
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Additional advertising products. We also provide several a la carte advertising solutions including banner ads and promotion tile cards on our Weedmaps marketplace, as well as banner ads that can be tied to keyword searches. These products provide clients with targeted ad solutions in highly visible slots across our digital surfaces.

Our Competitive Strengths
Since our founding in 2008, we have grown to become a leading provider of technology solutions to the cannabis industry by leveraging our competitive strengths, including:
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Long History as a Technology Leader Serving the Cannabis Industry. Founded in 2008, we have a long history and established relationships with cannabis businesses and consumers, particularly in California and other more established cannabis markets. This has given us several competitive strengths, such as scale, attractive operating margins, and local insights into emerging consumer and business trends across many markets. Our policy and government relations expertise allows us to anticipate and react quickly to changes in cannabis regulations and informs all aspects of our business, including our product ideation, development and go-to-market strategies.

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Largest Two-Sided Platform for Cannabis Businesses and Consumers. We have approximately ten million MAUs who drove over sixty-three million user engagements (which we define as valuable user actions on the Weedmaps marketplace) as of December 31, 2020. We estimate that we have approximately

54% share of all licensed cannabis retailers across the U.S. markets we serve as paying clients on the platform. In December 2020, our users spent on average over seven minutes per session on our platform, which is higher than the eCommerce industry average. As of December 31, 2020, our Weedmaps mobile app has received 4.9 and 4.7 ratings (in each case, out of a 5.0 scale) on the Apple App Store and Google Play Store, respectively. As we continue to increase the number of users on our platform, we generate more engagements and more easily persuade our business clients to consolidate their service providers by switching to our value-priced WM Business bundled solution. As we continue to increase the number of businesses on our marketplace, we become a more compelling platform for users. As more businesses and users join the platform, we gain a richer trove of industry data to perform market research and assist in product development and improvement. The result is a self-reinforcing, mutually beneficial, two-sided network effect, which we believe is difficult to replicate.
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The Only Fully-Integrated Business-in-a-Box SaaS Solution Specific to the Cannabis Industry. Our WM Business solution enables licensed cannabis clients to comply with state law through integrated software solutions ranging from live menus, logistics and fulfillment, POS, and inventory management, and data and analytics. We believe we offer the only comprehensive software platform that allows cannabis retailers to reach their target audience, quickly and cost effectively, addressing a wide range of needs, with compliance front-of-mind. Our platform features self-service administrative functionality that enables clients to manage their listings page, including adding images, adjusting their menus, editing product information and responding to reviews as well as analyzing traffic trends.

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Unique and Growing Data Asset. Given our established presence, scale, and the breadth of product offerings that provide us with a high volume of retail-level information and user insights, we have a growing and unique data asset. Currently, the cannabis industry has few reliable sources of data. Our data gives us insights on local market trends and the shape of the consumer journey from exploration and discovery to point of direct interaction with retailers across multiple retailers, brands and products. As our network of clients and consumers continues to grow, our data set will become deeper and richer, increasing its value and our potential monetization opportunities.

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Ability to Innovate Rapidly and Launch New Products Efficiently at Scale. We have an agile product innovation and deployment process. Our sales team frequently engages with our paid clients about the WMH products they use, as well as their business objectives and performance. We constantly strive to generate product ideas through this deep engagement with our clients, as well as empirical research. During the initial development phases, we test a proposed offering with relevant areas of the WMH business such as sales, government relations and compliance, legal, marketing, and technology, and use the resulting cross-functional input to develop a clear business rationale and explicit articulation of the goals, client problems that need to be solved, compliance features that need to be incorporated, and potential product-market fit prior to the investment of developer time and company resources. We leverage reusable microservices architecture and modular technology that can be redeployed across multiple new offerings for quicker development cycles. This streamlined approach yields smaller initiatives requiring less investment, enabling us to deliver cost-effective product innovation at a rapid pace. For example, we were able to develop our WM Store product in approximately two months using a core team of only two engineers. When we then launch these initiatives and innovations, we are well-positioned to roll them out to a ready-made and already scaled market—the clients and users on our platform.

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Capital-Efficient Business Model with Strong Cashflow Generation. We operate a cloud-based platform, and unlike other cannabis-related businesses, we require minimal physical footprint and are not directly exposed to fluctuations in product input costs. We do not require real estate or other significant capital outlays to enter new markets. Our offerings can be efficiently customized to new markets to facilitate expansion, which provides significant flexibility to scale and enter new markets with minimal investment. The capital-efficiency of our business model is evidenced by our robust margin profile and high level of EBITDA converting to free cash flow while achieving our growth. From 2014 to 2020, we grew revenue at a CAGR of 35%. Over that period of time, we have expanded our gross margin rate from 92% to 95%. For 2020, our net income was $39 million and EBITDA was $43 million. See the section captioned “Summary Consolidated Financial Data—Other Financial Data” for information on how we define and calculate Adjusted EBITDA.

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Operationally-Focused Management Team with Deep Experience. Our executive leadership team has over 100 years of cumulative professional experience spanning the technology, consumer, retail, legal and financial services industries, with a track record of operational execution and driving growth. Our Chief Executive Officer, Christopher Beals, established our government relations, legal and compliance functions, built-out the senior leadership team, and developed (and led the execution of) our “business-in-a-box” strategy. We believe our deep knowledge of our end-markets and broad-based operational expertise spanning several industry sectors provides a key competitive advantage in executing against our growth strategy.

Our Growth Strategy
With our leading share of cannabis consumers and businesses, we believe we are well-positioned to capitalize on underlying growth across our end-markets by executing against our strategy as follows:
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Grow Our Two-Sided Marketplace. We intend to continue growing the number of consumers on our platform through original content that educates, entertains, facilitates discovery of new products, increases awareness of our platform and encourages repeat usage. As we grow our users and user engagements, we can convince more businesses to increase adoption of our WM Business services through our WM Business subscription offering and additional offerings.

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Expand Our Existing Markets and Enter New Markets. We have a significant opportunity to grow our client base both within existing markets that are continuing to grow and new markets as they become open to regulated cannabis. Although we are increasingly becoming a more nationally-recognized brand, we are monetizing our platform in only 23 U.S. states and territories, as well Canada, as of December 31, 2020. Based on our internal research, we believe the minimum level of acceptable retail density to have a healthy and functioning licensed market is a minimum of one licensed retailer per 10,000 residents. As seen below, many of the U.S. states where we operate today are still under-penetrated with low levels of licensed retail density.

We believe that there are tremendous growth opportunities for WMH within our existing markets as retail licenses continue to be issued, and states move towards, and beyond, the one retail license per 10,000 people ratio. There are approximately 8,300 existing retail licenses across the United States and Canadian markets that we monetize, of which 46.5% are paying clients on our platform. Assuming no cap on the number of licenses issued or other restrictions on the number of licenses issued, if these same markets were to issue enough licenses to match a ratio of one license per 10,000 residents, approximately 12,000 new retail licenses would be issued. This may require continued liberalization of license restrictions across cities and counties within certain of our states where we do business today. With the momentum of state legalization, including a sweep of ballot initiatives in five states during the most recent election, we believe that legalization by additional states and eventually the U.S. government is inevitable. Assuming no cap on the number of licenses issued or other restrictions on the number of licenses issued, if the entire United States and Canada reached a minimum level of density of one license per 10,000 residents, we believe the total universe of retail licenses would reach approximately 36,500, which is over 4.5 times the current count of retail licenses in the United States and Canada as seen below. This represents a significant growth opportunity for us as every new retail license issued is an opportunity to onboard a new client onto our platform and increase their monthly spend as they leverage more of our services, solutions and upsell / add-on products.

•	Expand our WM Business SaaS solution and grow Gross Merchandise Value (“GMV”). We intend to continue expanding the functionality of our SaaS solutions through additional offerings of premium analytics, Customer Relationship Management, or CRM, and loyalty tools, among other solutions, which we intend to monetize through additional higher priced tiers within our subscription offering. We will continue to expand the availability of our POS and wholesale exchange offerings across additional states. We also are continuously improving the base-level functionality across our WM Business solutions. We believe these initiatives will result in a more engaged client who utilizes more WMH services across our platform and is more ripe for monetization opportunities over time. While we do not believe GMV is a driver of our revenue currently, GMV could represent significant monetization potential over time to the extent U.S. federal regulations allow us to monetize our clients’ currently off-platform transaction activity through take-rates or payment fees, which we do not engage in today. In any particular period, we determine our total annualized run-rate GMV by adding the dollar amounts associated with all estimated transactions originating from users engaging with a retailer on the Weedmaps marketplace or tracked via our WM Business solutions for the final calendar month of the given period and then multiplying that amount by a factor of 12.

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Pursue Strategic Acquisitions. We take a measured approach to acquisition-related growth, preferring to selectively make strategic software acquisitions, such as our prior POS subsidiary, that complement our existing offerings. We intend to continue selectively pursuing opportunities to invest in and acquire technology offerings that allow us to accelerate our growth.

Competition
Our direct competitors for individual components of our platform include cannabis-focused, two-sided networks like Leafly (for retailer listing pages), Dutchie and Jane Technologies (for menu embed and orders functionality), Leaflink (for B2B sales) and a variety of cannabis-focused point-of-sale providers. In addition, for our retail listing pages, our platform may also compete with current or potential products and solutions offered by internet search engines and advertising networks like Google, Yelp, various other newspaper, television and media companies, as well as outdoor billboard advertising. We believe that the principal competitive factors in our market include the scale of our network, comprehensiveness of offerings, ease of adoption and use, and ability to facilitate compliance with the complex, disparate regulations applicable to businesses operating in the cannabis industry, breadth and trustworthiness of information available to consumers, and brand. We believe we compete favorably based on these factors.
For additional information about the risks to our business related to competition, see the section captioned “Risk Factors—Risks Related to WMH’s Business and Industry—We currently face intense competition in the market, and we expect competition to further intensify as the cannabis industry continues to evolve.”

Sales and Marketing
Sales
Our sales team is primarily based out of our Irvine, California headquarters. Members of our sales team are knowledgeable about the products and add-ons that we offer, such as our Deals platform or WM Orders, and assist new and existing clients with our platform.
We generate many leads for new listing pages through the applicable state cannabis regulators’ lists of licensees. Other leads are created from inbound requests by applicants for cannabis licenses to begin establishing their business’ presence on our platform pending an expected cannabis license.
Marketing
We believe the quality and strength of our platform is our most valuable marketing asset, with over 70% of all consumer traffic coming to Weedmaps through non-paid channels, and the vast majority of business sales leads being inbound or driven through outbound sales calls. Our marketing strategy, across both consumers and businesses, consists of user acquisition, brand marketing, communications and field marketing.
Our consumer marketing efforts focus on driving awareness of the platform, acquiring new users who may be interested in the platform and increasing engagement of existing users. To augment the engagement of our platform, we employ a series of lifecycle marketing, social media and SEO tactics that have increased our direct & organic traffic. Though many traditional paid marketing channels (such as broadcast television or Google search and display ads) are not available to platforms in the cannabis industry, we have been able to build a reliable network of online tactics that allow us to accelerate the growth of our consumer base at very competitive customer acquisition costs. Additionally, we seek key broad consumer opportunities to cement our place in consumers’ minds as the premier cannabis marketplace such as the recent sponsorship of the Mike Tyson vs. Roy Jones, Jr. pay-per-view fight, one of the top 10 most purchased combat sports events of all time.
Our business marketing focus is to drive awareness of the breadth of our software offering among cannabis retailers and brands, given how nascent some of our newer offerings are. We do so through direct physical and digital marketing, working with local cannabis business associations, and through lifecycle marketing with existing clients. Given the strength of our brand, we have seen strength in performance of our tactics in what is a crowded market, easing the acquisition or upsell process for our sales team.
Social Impact
To support the growth of an inclusive cannabis industry, we participate in policy panels and organize educational sessions to educate attendees about the importance of social equity programs and other policy initiatives that are designed to ensure the ability of people of color and those impacted by the war on drugs to participate in the legal cannabis markets that are opening (i.e. social equity licensing programs). Additionally, our policy team has drafted white papers and mock legislative provisions that are designed to support the enactment of social equity licensing programs and advocates for state and local governments to enact social equity licensing programs. We have also established a program, WM Teal, which stands for “Together for Equity Access and Legislation”, through which we provide free software, advertising, educational materials and training programs to applicants or licenses under social equity licensing programs.
Research and Development
Our product development efforts focus on adding new features and solutions to our platform, as well as increasing the functionality and enhancing the ease of use of our platform. While we expect research and development expenses to increase as we continue to increase the functionality of our platform, we expect our research and development expenses to remain the same percentage of total revenues.
Intellectual Property
Our intellectual property and proprietary rights are valuable assets that are important to our business. In our efforts to safeguard our copyrights, trade secrets, trademarks and other intellectual property rights worldwide, we rely on a combination of federal, state, common law and international rights in the jurisdictions in which we operate.

We have an ongoing trademark and service mark registration program pursuant to which we register our brand names, taglines and logos in the United States, Canada, the European Union and other jurisdictions to the extent we determine they are appropriate and cost-effective.
As of December 31, 2020, we have been issued trademark registrations in the United States, Canada, and the European Union. We have also been issued an international trademark registration with designation in Australia and the European Union for “Weedmaps.” As of December 31, 2020, we have pending trademark applications in the United States covering: “Weedmaps Museum of Weed” and “WMMW”, as well as a pending trademark application in the United States covering "Weedmaps" for delivery platform services. We also have pending trademark applications in Canada covering “Weedmaps” and our wm verified logo.
In addition to our numerous trademark applications and registrations, we have been issued copyright registrations in the United States for our weedmaps.com website, “Grow One,” and two versions of our Lab API documentation. Further, we own several domain names, including: weedmaps.com, marijuana.com, cannabis.com, wmpolicy.com, themuseumofweed.com, wm-retail.com, wmforbusiness.com and WM.store. Our trademarks and domain names are material to our business and brand identity.
We also rely on non-disclosure agreements, invention assignment agreements, intellectual property assignment agreements, or license agreements with employees, independent contractors, consumers, software providers and other third parties, which protect and limit access to and use of our proprietary intellectual property.
Though we rely, in part, upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees, as well as the functionality and frequent enhancements to our platform are larger contributors to our success in the marketplace.
Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see the section entitled “Risk Factors—Risks Related to WMH’s Business and Industry.”
Facilities
Our corporate headquarters is located in Irvine, California, pursuant to an operating lease that expires in 2025. We are building out a second headquarter space in Los Angeles, California, pursuant to an operating lease that expires in 2031. We lease space in Los Angeles, California for event activations and promotional opportunities and lease or license additional offices in Denver, Colorado, New York, New York; Ontario, Canada; and Barcelona, Spain.
We believe that our current facilities are adequate to meet our ongoing needs. However, from time to time we may evaluate additional or substitute office spaces. We believe that we will be able to obtain additional facilities, as needed, on commercially reasonable terms. Additionally, we continue to evaluate our work from home and remote work policies as we seek to grow.
People Operations and Human Capital Resources
As of December 31, 2020, we had 412 full-time employees and 1 part-time employee, including 161 in engineering, product and design, 170 in sales and marketing, and 82 in general and administrative and professional services. Of these employees, 400 are located in the United States, 11 are located in Canada, and two are located in Spain.
We believe that being able to attract and retain top talent is both a strategic advantage for WMH and necessary to realize our mission of powering a transparent and inclusive global cannabis economy. Our position as a leading technology provider to the cannabis industry helps us attract high caliber employees who are technologically skilled and also passionate about our mission and products. We devote substantial resources to this task. Our dedicated, best-in-class Talent Acquisition team is focused on finding and attracting diverse and capable talent, and our People & Culture team is set on building a world class employer of choice for that talent once they get here. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.
Government Regulation
Numerous countries and territories have moved in recent years to regulate and tax cannabis, particularly medical cannabis. Most of these jurisdictions present complex regulatory regimes that require licensed operators to comply with substantial reporting, testing, packaging, distribution, and security requirements.

United States and Territories
Notwithstanding the trend toward further state legalization, the U.S. government continues to categorize cannabis as an illegal Schedule I controlled substance, and accordingly the cultivation, processing, distribution, sale, advertisement of sale and possession by our customers violate federal law, as discussed further in the sections captioned “Risk Factors—Risks Related to WMH’s Business and Industry” and “Risk Factors—Risks Related to the Cannabis Industry.”
While the Obama and Trump administrations have had different stated policies, including the latter’s less friendly position on the industry, the U.S. federal government has not prioritized the enforcement of the CSA’s prohibition on cannabis against cannabis companies complying with the state law and their vendors for over five years.
Since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. Federal courts have held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws.
President Biden’s presidential campaign position on cannabis falls short of full legalization. According to the Biden campaign website, Biden “will decriminalize cannabis use and automatically expunge prior convictions, support the legalization of cannabis for medical purposes, leave decisions regarding legalization for recreational use up to the states, and reschedule cannabis as a CSA schedule II drug so researchers can study its positive and negative impacts.”
Although the U.S. Attorney General could issue policy guidance to federal prosecutors that they should not interfere with cannabis businesses operating in compliance with states’ laws, any such guidance would not have the force of law, and could not be enforced by the courts. The President alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to CSA schedule II would ease certain research restrictions, it would not make the state medical or adult-use programs completely federally legal. While industry observers are hopeful that changes in Congress and the Senate, along with a Biden presidency, will increase the chances of banking reform, it is not a certainty. A number of bills would affect the legal status of cannabis banking. The Secure and Fair Enforcement (“SAFE”) Banking Act, would allow financial institutions to legally provide services to state-licensed and compliant cannabis operators, and has passed the House of Representatives but not the Senate. The SAFE Banking Act is expected to be reintroduced into the 117th Congress. In addition to the SAFE Banking Act, a number of other bills expected to be introduced or reintroduced into the 117th Congress could affect the legal status of cannabis in the United States, though whether any of them will become law is uncertain. Recently, Senators Cory Booker (D-NJ), Ron Wyden (D-OR) and Chuck Schumer (D-NY) issued a joint statement regarding comprehensive cannabis reform legislation they will be introducing in the form of a new bill in 2021. Senator Schumer specifically stated that he wants to end the federal government’s prohibition targeting marijuana and “repair the damage done to communities by the War on Drugs” through this new bill. In addition to the new bill, some previously introduced bills, or at least provisions from those bills, are expected to be reintroduced this year. For example: the Marijuana Opportunity, Reinvestment and Expungement (“MORE”) Act, which would remove cannabis entirely from the list of scheduled substances under the Controlled Substances Act and eliminate criminal penalties for manufacturing, distributing, or possessing cannabis, and among other measures would also establish certain measures for social and criminal justice and impose a federal tax on cannabis products.
Some of our retail clients sell products with CBD derived from hemp with and without THC from non-hemp cannabis. Until recently, hemp and hemp’s extracts (except mature stalks, fiber produced from the stalks, oil or cake made from the seeds and any other compound, manufacture, salt derivative, mixture or preparation of such parts) were illegal Schedule I controlled substances under the CSA. The Agricultural Act of 2014, Pub. L. 113-79 (the “2014 Farm Bill”) authorized states to establish industrial hemp research programs. The majority of states established programs purportedly in compliance with the 2014 Farm Bill. Many industry participants and even states interpreted the law to include “research” into the commercialization of, and commercial markets for, CBD from hemp, including products containing CBD.
In December 2018, the U.S. government changed hemp’s legal status. The Agriculture Improvement Act of 2018, Pub. L. 115-334 (the “2018 Farm Bill”), removed hemp and extracts of hemp, including CBD, from the CSA schedules. Accordingly, the production, sale and possession of hemp or extracts of hemp, including certain CBD products, no longer violate the CSA. The states have implemented a patchwork of different laws on hemp and its extracts, including CBD. Additionally, the FDA claims that the Food, Drugs & Cosmetics Act significantly limits the legality of hemp-derived CBD products.
We have been neither a defendant in a criminal action nor the subject of a civil or regulatory enforcement proceeding, prosecuted by a U.S. governmental authority based on our provision of products and solutions to the cannabis industry. In addition, we believe that Section 230 provides immunity from civil and state criminal liability to internet service provider intermediaries in the United States, such as us, for content provided on their platforms that they did not create or develop. We do not create or develop the information that appears on our clients’ listing pages and other advertising placements, although our moderation teams may take down a client’s information if it breaches our listing restrictions or admonish consumers who post reviews that violate our community terms of use (which, for example, prohibit profanity and racism). We do author and edit certain original content that appears in other sections of our site, such as WM News, WM Learn and WM Policy. All of these sections are general news and information, and none of these sections are advertisements for, or listing pages of, cannabis businesses. For additional information about Section 230, see the sections captioned “Business—Overview” and “Risk Factors—Risks Related to WMH’s Business and Industry.” Our clients are subject to licensing and related requirements under applicable laws and regulations, and our own compliance policies, and some of our clients currently and in the future may not be in compliance with all such requirements. Currently, we require all cannabis retailers on Weedmaps to display a valid, unexpired state-issued license number on their listing. We have a dedicated Trust and Safety team that reviews license information, both on submission and on an ongoing basis, to ensure validity and accuracy. For certain Weedmaps products or services, we may request additional verification and documentation. Additionally, we require contractual representations and warranties from our clients that they are complying with state law. If, despite our policies to verify state-licensure, unlicensed or noncompliant businesses are able to access our products, it could subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation.
Canada
Medical cannabis has been legal in Canada since 1999 through various regulatory regimes. On October 17, 2018, the Cannabis Act (Canada) came into force. The Cannabis Act governs both the medical and the regulated adult-use markets in Canada. Prior to October 17, 2018, legal access to and use of medical cannabis in Canada was regulated under the Controlled Drugs and Substances Act and the associated Access to Cannabis for Medical Purposes Regulations, or ACMPR. Under the Cannabis Act, holders of licenses to cultivate and/or process cannabis are also permitted to supply cannabis under their existing licenses obtained pursuant to the ACMPR to the regulated adult-use market.
The distribution and sale of cannabis for adult use is regulated separately by each provincial and territorial government, and as such, regulatory regimes vary from jurisdiction to jurisdiction. In each of the provinces and territories, except for Saskatchewan, a provincial distributor is responsible for purchasing cannabis from producers and selling products to its regulated retail distribution channels. In addition, in each province and territory, other than Saskatchewan and Manitoba, the provincial distributor is solely responsible for online sales. With respect to retail sales of cannabis, other than online sales, the provincial and territorial regulations in Prince Edward Island, Nova Scotia, New Brunswick, Quebec, and the Northwest Territories allow only for government-run cannabis stores, while the provincial and territorial regulations in Ontario, Manitoba, Saskatchewan, Alberta and Yukon leave the retail sale of cannabis, other than online sales, to the private sector. In Newfoundland, British Columbia and Nunavut, provincial and territorial regulations allow for a hybrid model in which both public and private stores can operate.
The regulations promulgated under the Cannabis Act, or the Cannabis Regulations, provide more detail on the medical and adult-use regulatory regimes for cannabis, including regarding licensing, security clearances and physical security requirements, product practices, outdoor growing, security, packaging and labelling, cannabis-containing compounds, document retention requirements, reporting and disclosure requirements, the new access to cannabis for medical purposes regime and industrial hemp regulations (both of which are substantially similar to the medical cannabis and industrial hemp regulatory regimes that existed prior to the Cannabis Act coming into force). Under the Cannabis Act and the Cannabis Regulations, Health Canada has been granted the authority to issue a wide range of licenses, including licenses for standard cultivation, micro-cultivation, industrial hemp cultivation and nursery cultivation, licenses for standard processing and micro- processing, and sales licenses.

The Cannabis Act prohibits all cannabis promotion unless specifically authorized thereunder. Under Subsection 17(1) of the Cannabis Act, it is prohibited to promote cannabis or a cannabis accessory or any service related to cannabis, including (a) by communicating information about its price or distribution; (b) by doing so in a manner that there are reasonable grounds to believe could be appealing to young persons; (c) by means of a testimonial or endorsement, however displayed or communicated; (d) by means of the depiction of a person, character or animal, whether real or fictional; or (e) by presenting it or any of its brand elements in a manner that associates it or the brand element with, or evokes a positive or negative emotion about or image of, a way of life such as one that includes glamour, recreation, excitement, vitality, risk or daring.
Authorized promotions under the Cannabis Act include those by licensed businesses and others, limited to informational content or brand preference promotion. Informational promotion is promotion that contains factual information to the consumer about cannabis, cannabis accessories, and services related to cannabis, including their availability and price. Brand-preference promotion is promotion of cannabis, cannabis accessories, and services related to cannabis based on their brand characteristics. Businesses that are authorized to produce, sell or distribute cannabis under the Act may promote cannabis by means of an informational promotion or brand preference promotion so long as the person responsible for the promotion, if a telecommunication, has taken reasonable steps to ensure that the promotion cannot be accessed by a young person.
As discussed elsewhere in this prospectus, we believe that Section 230 provides immunity from civil and state criminal liability to internet service provider intermediaries in the United States, such as us, for content provided on their platforms that they did not create or develop. While Article 19.17.2 of the United States–Mexico–Canada Agreement (“USMCA”), which became effective on July 1, 2020, contains language which is similar to Section 230(c)(1) of the Communications Decency Act, there is currently no statutory equivalent to Section 230 in Canada. While the case law in Canada on this point is not extensive, however, we believe that courts in Canada have tended to exclude digital platforms in Canada, such as us, from aiding-and-abetting liability for publishing third-party content on their platforms where the platform providers act as “mere conduits” for the content. For additional information, see the section captioned “Risk Factors—Risks Related to WMH’s Business and Industry.” We do not create or develop the information that appears in our clients’ listing pages and other advertising placements, although our moderation teams may take down a client’s information if it breaches our listing restrictions or admonish consumers who post reviews that violate our community terms of use (which, for example, prohibit profanity and racism). We do author and edit certain original content that appears in other sections of our site, such as WM News, WM Learn and WM Policy. All of these sections are general news and information, and none of these sections are advertisements for, or listing pages of, cannabis businesses. Currently, we require all cannabis retailers on Weedmaps to display a valid, unexpired state-issued license number on their listing. We have a dedicated Trust and Safety team that reviews license information, both on submission and on an ongoing basis, to ensure validity and accuracy. For certain Weedmaps products or services, we may request additional verification and documentation. If, despite our policies to verify state-licensure, unlicensed or noncompliant businesses are able to access our products, it could subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation.
We have not been a defendant in a criminal action, nor have we been the subject of a civil or regulatory enforcement proceeding, prosecuted by a Canadian governmental authority based on our provision of products and solutions to the cannabis industry.
Rest of the World
Legalized cannabis is expanding in other parts of the world with countries adopting varying degrees of legalization or decriminalization. We do not yet regard these countries as viable marketplaces for our products, though we have ongoing tests of a small number of listings in several markets where that product is legally permissible.
Legal Matters
In September 2019, we received a grand jury subpoena from the U.S. Attorney’s Office for the Eastern District of California, requiring the production of a broad range of documents related to our business, personnel, finances and operations, including documents related to our dealings with various companies in the cannabis industry. We are fully cooperating with the inquiry.
Based on our discussions with the U.S. Attorney’s Office since we received the subpoena, we believe the primary focus of their investigation is on our relationships in 2019 with cannabis retailers in California who may not have been properly licensed under state law at the time they were advertising on the WMH platform. In August 2019, prior to receiving the subpoena, and following collaborative discussions with the California Bureau of Cannabis Control, we announced that we would remove from the platform any remaining California retailers who failed to provide us with information demonstrating a valid cannabis license. That was accomplished by the end of 2019. We currently require that all operational cannabis retailers on the platform provide license information.
As of December 31, 2020, the U.S. Attorney’s Office investigation has not been resolved. In our dialogue with the U.S. Attorney’s Office, we have had productive discussions about a potential resolution, but no agreement has been reached. Following an initial production of documents in November 2019, further productions responsive to the subpoena have been postponed pending discussions about resolving the matter.
The recent election of Joe Biden will likely result in a change in leadership at the U.S. Attorney’s Office for the Eastern District of California, which may delay any resolution of this investigation. In addition, the Department of Justice in a Biden administration may have different priorities relating to companies that serve the cannabis industry, and may issue new guidance on the exercise of prosecutorial discretion in such cases.
Additionally, from time to time, we are involved in legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of legal proceedings and claims cannot be predicted with certainty, to our knowledge we are not currently party to any legal proceedings which, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. We also pursue litigation to protect our legal rights and additional litigation may be necessary in the future to enforce our intellectual property and our contractual rights, to protect our confidential information or to determine the validity and scope of the proprietary rights of others.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WMH
The following discussion and analysis of WMH’s financial condition and results of operations should be read in conjunction with WMH’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. WMH’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
For purposes of this subsection only, “WMH,” “the Company,” “we,” “us” or “our” refer to WM Holding Company, LLC and its subsidiaries, unless the context otherwise requires.
Overview
WMH was founded in 2008, and operates a leading listings marketplace with one of the most comprehensive SaaS subscription offerings sold to retailers and brands in the U.S. state-legal and Canadian cannabis markets. WMH also provides information on the cannabis plant and the industry and advocates for legalization. We address the challenges facing both consumers seeking to understand cannabis products and businesses who serve cannabis users in a legally compliant fashion with our Weedmaps platform and WM Business SaaS solution. Over the past 12 years, we have grown our Weedmaps listings marketplace to become the premier destination for cannabis consumers to discover and choose the cannabis they would like to purchase from our retailer clients, with over 10 million MAUs on the demand-side and nearly 4,000 paying business clients on the supply-side of our marketplace as of December 31, 2020. These paying clients include retailers, brands and other client types (such as doctors). Further, these clients, who can choose to purchase multiple listings solutions for each business, had purchased approximately 7,600 listing pages as of December 2020 (of the 16,500 listing pages on the marketplace). The Weedmaps marketplace provides consumers with information regarding cannabis retailers and brands, as well as the strain, pricing, and other information regarding locally available cannabis products, through our website and mobile apps, permitting product discovery and order-ahead for pickup or delivery by participating retailers. We provide consumers with discovery channels to improve their knowledge of the local market for cannabis products, whether they are looking by strain, price, effects or form factors. Our weedmaps.com site also has educational content including news articles, information about cannabis strains, a number of “how-to” guides, policy white-papers and research to allow consumers to educate themselves on cannabis and its history, uses and legal status. While consumers can discover cannabis products, brands, and retailers on our site, we neither sell (or fulfill purchases of) cannabis products, nor do we process payments for cannabis transactions across our marketplace or SaaS solutions.
Over the last three years, we have developed and launched several SaaS solutions for our retailer clients. These solutions now comprise an integrated platform for retailers, which we call “WM Business”. WM Business provides a comprehensive set of tools to enable cannabis businesses to provide their goods and services compliantly, with what we refer to as “business-in-a-box” functionality. Our “business-in-a-box” solution helps cannabis retailers to improve their workflows and regulatory compliance in the course of serving cannabis consumers. We offer this functionality through a packaged software solution that includes (based on availability within any given market and state-level regulations) (i) a listing page with product menu on weedmaps.com, our iOS Weedmaps mobile application and our Android Weedmaps mobile application, which allows clients to disclose their license information, hours of operation, contact information, discount policies, and other information that may be required under applicable state law, (ii) the ability to receive online reservations of products for pickup by consumers or delivery to consumers (either on weedmaps.com, on a white labeled WM Store site or third-party sites through our orders and menu embed product), thereby allowing inventory forecasting and helping retailers ensure sufficient staff are present to confirm product availability (and complete orders and process payments – both of which only occur outside the Weedmaps marketplace) in the event of a surge, (iii) logistics software such as driver apps and fleet-tracking tools to permit legal compliance with state delivery regulations, (iv) retail point-of-sale, or POS, solutions to manage inventory and track-and-trace compliance reporting, (v) analytics dashboards, (vi) access to our online wholesale exchange marketplace to browse brand catalogs and efficiently identify brands to obtain inventory from (and review license information and certificates of analysis, among other compliance features), and (vii) application program interface, or API, integrations to streamline workflows, thereby helping eliminate human error in recordkeeping and promoting compliance through accuracy. We also offer a growing set of offerings for brands to reach consumers and retailers as well as manage their brand catalog information.

Our WM Business solution is sold as a value-priced monthly subscription package. We also offer several upsell and add-on products that allow businesses to have more prominent placement on the Weedmaps marketplace either through featured listings, display ads or promoted deal offerings. We sell our offerings in the United States and Canada, and we have a limited number of non-monetized listings in several international countries including Austria, Germany, the Netherlands, Spain, and Switzerland. As of December 31, 2020, we actively operated in 23 U.S. states and territories that have adult-use and/or medical-use regulations in place.
As we continue to expand the presence and increase the number of consumers on our Weedmaps listings marketplace and broaden our SaaS offerings, we generate more value for our business clients. As we continue to expand the presence and increase the number of cannabis businesses listed on weedmaps.com, we become a more compelling marketplace for consumers. To capitalize on the growth opportunities of our two-sided marketplace and SaaS solutions, we plan to continue making investments in raising brand awareness, increasing penetration within existing markets and expanding to new markets, as well as continuing to develop and monetize new software solutions to extend the functionality of our platform, deepening the consumer experience with our platform, and providing a high level of support to our business clients.
Our Business Model
Our solutions are designed to address these challenges facing cannabis consumers and businesses. The Weedmaps listings marketplace allows cannabis users to search for and browse cannabis products from retailers and brands, and ultimately reserve products from local retailers, in a manner similar to technology platforms in other consumer goods verticals with a breadth and depth of product, brand, and retailer selection, although confirmation of orders and processing of payments may only occur outside the Weedmaps marketplace. With the development of our WM Business SaaS solution, we offer an end-to-end platform for licensed cannabis retailers to comply with state law applicable to the products these businesses are selling. The success of our business model is driven by our ability to increase the number of consumers engaging with our Weedmaps marketplace as well as our ability to attract new clients, retain existing clients and increase our sales to both new and existing clients in the local markets in which we operate through growing user engagements and offering compelling software solutions.
We operate a cloud-based platform, and unlike other cannabis-related businesses, we require minimal physical footprint and are not exposed to fluctuations in product input costs. We do not require real estate or other significant capital outlays to enter new markets. Our offerings can be efficiently customized to new markets to facilitate expansion, which provides significant flexibility to scale and enter new markets with minimal investment. The capital-efficiency of our business model is evidenced by our robust growth, margins and cash flow while achieving our growth. From 2014 to 2020, we grew revenue at a CAGR of 35% and expanded gross margin from 92% to 95%. For the year ended December 31, 2020, we generated $162 million revenue, which represented 12% growth over the prior year and 40% growth over that same period when adjusting the prior year to eliminate revenue associated with non-licensed operators in California that we removed from the Weedmaps marketplace at the end of fiscal year 2019. For the year ended December 31, 2020, we generated net income of $39 million and EBITDA of $43 million. For further information about how we calculate EBITDA, limitations of its use and a reconciliation of EBITDA to net income, see the section captioned “—Key Operating and Financial Metrics—EBITDA and Adjusted EBITDA.”

How We Seed and Scale Markets
Our efforts to attract and retain clients are tailored to the dynamics of individual jurisdictions and markets. We typically develop each new target market in the following stages:
•
Identify. Leveraging our policy and government relations expertise, we identify jurisdictions that are likely to liberalize the market for cannabis. We select new markets within those jurisdictions based on several criteria, including population size, existing cannabis retailer density, potential licenses to be granted within the market and proximity to existing markets.

•
Seed. Before launching a market in any jurisdiction, we typically engage in market and brand awareness campaigns, typically out-of-home, or OOH, and digital advertising, targeted at both potential clients and consumers. We obtain license application or license information from the relevant regulatory agencies and create individual basic listings for each business location in the market. We do not monetize these free basic listings, which include basic contact information and reviews to attract cannabis businesses to our platform but lack functionality such as product menus, which we include only as part of our subscription offering in most markets. At launch, consumers can read and write reviews about any business on our platform. We also identify jurisdiction-specific regulatory approvals which would be needed for individual solutions within the WM Business suite and analyze state-specific regulations that would need to be incorporated into WM Business suite solutions.

•
Grow. After launch, we focus on attracting clients and consumers to our platform. These efforts include offering clients free trial periods to the WM Business subscription solution, demonstrating the attractive return on spend of the listing presence on the Weedmaps marketplace as well as the value of the software solutions in creating operating efficiencies while enabling compliance functionality. We also continue hosting market and brand awareness campaigns, planning and executing engaging local events for the community, while deploying our inside and field sales force. Through these activities, we help increase the frequency of use of our marketplace driving a network effect, whereby the breadth and depth of consumer engagement expands and this expansion draws an increasing number of businesses to use additional features of our platform. This in turn further increases the richness of available information and thus attracts new and existing clients and consumers to use our platform.

•
Scale. At scale, our platform reaches a critical mass of clients and consumers, and we begin an active sales effort to other local cannabis businesses that aren’t on the platform. Our sales efforts are increasingly consultative as we work to educate businesses about the value of our offerings and dynamics in their local market so that they can optimize their compliance. In more mature markets, the mix of our advertising spend shifts from market and brand awareness towards digital performance marketing. In markets that have attained this level of development, we have achieved economies of scale and operating cost leverage and are able to drive higher levels of engagement within the WM Business solutions.

How We Monetize Our Platform
We currently monetize our platform through the following offerings:
•
Monthly subscription offering. Through December 31, 2020, we offered standard listing subscription clients access to a listing page on weedmaps.com in addition to free access to our SaaS solutions, including WM Orders, WM Dispatch, WM Exchange, WM Retail and WM Store, along with our API integrations with third-party POS systems. These standard listing clients were also then required to pay a $5.00 technology services fee per delivery order submitted which we imposed beginning in September 2019 (regardless of whether the proposed order was canceled or completed). Standard listing clients did not have access to WM Dashboard, which was only available to clients who purchased our featured listings upsell solution.

As of January 1, 2021, we migrated all standard listing subscription clients to our new WM Business subscription package. Under this new subscription package, all retailers continue to receive access to a standard listing page and SaaS solutions. In addition, we began including access to WM Dashboard and eliminated the technology services fee on delivery orders as part of the transition to the new WM Business subscription package. Since January 1, 2021, the number of reservations for pick-up or delivery submitted through our WM Orders or WM Store features has had no impact on our revenue.
We have taken a pricing increase concurrent with this transition to reflect the additional value embedded within the WM Business subscription package associated with access to the full SaaS solution set that we offer in a particular jurisdiction, including WM Dashboard and potentially including the compliance and management tools included in our WM Dispatch software solution to help facilitate compliant delivery orders. Our monthly price for the WM Business subscription is generally $495 per month for dispensaries and $395 per month for delivery businesses.
We do not expect a material impact to revenue from the elimination of the technology services fee on delivery orders as these fees were less than 5% of our revenue for the year ending December 31, 2020 and we expect them to be partially offset by the pricing increase associated with the new WM Business subscription package.
•	Additional offerings. We also offer several add-on and upsell solutions to our paying subscription clients, including:
○	Nearby listings, which allow clients to increase presence in adjacent regions next to their home region to the extent permitted by their license.
○	Promoted deals, which allows retailers to showcase discounts and promotions on products to assist price-conscious consumers.
○	Display advertising, which provides clients with targeted ad solutions in highly visible slots across our digital surfaces.
○
Featured listings, which allow clients to drive additional traffic through prominent placement on our Weedmaps marketplace. These featured listings provide our clients with prominent visibility on our geo-targeted map page views and our homepage within a given market, which drives higher levels of engagement as consumers more easily navigate to a featured listing client’s listing page. We have a fixed inventory of featured listings that we sell in each of our markets and currently price these listings using a competitive bid-auction process, reflecting local market demand. Clients who win the auction are entitled to their featured listing at the fixed price by which they won the auction for a 60-day period, independent of the user engagements we generate to the client’s listing page during that period. As an individual market increases in client density relative to consumer demand, we have the ability to cleave markets, which increases the inventory of available advertising placements that we can monetize.

Featured listings revenue contributed 76% of our total revenue for the year ended December 31, 2020. While we have had great success in using our featured listings bid-auction to grow our monthly revenue per client, we believe there is an opportunity to increase pricing further in selected markets by transitioning towards a performance-based pricing model where we sell featured listings inventory on a cost-per-impression or cost-per-click basis. For example, the implied cost-per-click across our featured listings inventory was $0.49 in December 2020, which is significantly lower than other digital marketing platforms servicing less specialized end-markets without requiring the level of user targeting that our platform provides. Further, during the last six months of fiscal 2020, our platform had an average click-through-rate in excess of 10% for our dispensary and delivery featured listings inventory which is significantly higher than other less specialized digital marketing platforms. We recently launched a self-serve bidding engine in select regions within Michigan and Colorado, allowing clients to purchase featured listings on a cost-per-click basis based on a target budget. We will look to expand these performance-based pricing tests in additional markets over time.
We have seen significant growth in our monthly revenue per client over time. We have generally seen that the longer clients stay on the Weedmaps marketplace and leverage our WM Business solutions, the more they spend with us. We have also experienced rising levels of spend by our more recent client cohorts as seen in the below chart, which is dated as of December 31, 2020, where our more recent 2018 and 2019 client cohorts are spending at higher levels in the first three months on the platform vs. our 2016 and 2017 client cohorts.

We believe these dynamics are driven by (i) increasing retail density as license issuance continues within the markets we serve, creating more new potential clients and increased competition among clients we serve, and (ii) more client engagement across our WM Business solution set, leading to an enhanced awareness of the return on investment that our clients receive from spend on our platform.
We sell our offerings in the United States and Canada, and we have a limited number of non-monetized listings in several international countries including Austria, Germany, the Netherlands, Spain, and Switzerland. As of December 31, 2020, we actively operate in 23 U.S. states and territories that have adult-use and/or medical-use regulations in place.
Key Operating and Financial Metrics
We monitor the following key financial and operational metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
	2018	2019	2020
	(dollars in thousands, except for revenue by customer)
Revenue	$101,402	$144,232	$161,791
Net Income	$12,679	$(375)	$38,830
EBITDA(1)	$15,448	$6,232	$42,808
Adjusted EBITDA(1)	$17,123	$13,828	$42,808
Monthly revenue per paying client(2)	$2,526	$2,888	$3,609
Paying client(3)	4,024	4,644	3,786
MAUs (in thousands)(4)	4,684	8,009	10,000
(1)
For further information about how we calculate EBITDA and Adjusted EBITDA as well as limitations of its use and a reconciliation of EBITDA and Adjusted EBITDA to net income, see “—EBITDA and Adjusted EBITDA.”

(2)
Monthly revenue per client is defined as monthly revenue for the last month of any particular period divided by the number of paying clients in that last month of a particular period. The calculation of monthly revenue includes revenue from any clients that cease to be paying clients during the applicable month.

(3)	Paying clients are defined as the number of paying clients billed during the last month of a particular period (and for which services were provided).
(4)
MAUs are defined as the number of unique users opening our Weedmaps mobile app or accessing our Weedmaps.com website over the course of a calendar month. Monthly active users in this table is for the last month in the period

Revenue
We generate revenue from the sale of monthly subscriptions and our additional offerings as described previously. Our monthly subscription offering is sold based on a fixed price per month with the pricing based on the type of client. These subscriptions generally have one-month terms that automatically renew unless notice of cancellation is provided in advance. Our additional offerings range in price and terms. For clients that pay us in advance for subscription and other services, we record deferred revenue and recognize revenue over the applicable term of services provided.
EBITDA and Adjusted EBITDA
To provide investors with additional information regarding our financial results, we have disclosed in the table above EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net income before interest, taxes, depreciation and amortization in the case of EBITDA and further adjusted to exclude loss from discontinued operations, and other unusual and/or infrequent costs in the case of Adjusted EBITDA. Below we have provided a reconciliation of net income (the most directly comparable GAAP financial measure) to EBITDA and from EBITDA to Adjusted EBITDA.
We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management and board of managers to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of managers.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and both EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to us.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.
A reconciliation of net income to non-GAAP EBITDA and Adjusted EBITDA is as follows:
	Year Ended December 31,
	2018	2019	2020
	(in thousands)
Net income (loss)	$12,679	$(375)	$38,830
Interest expenses & taxes	620	1,445	—
Depreciation and amortization expenses	2,149	5,162	3,978
EBITDA	$15,448	$6,232	$42,808
Loss from discontinued operations	1,675	—	—
Financing fees	—	3,394	—
Reduction in force	—	4,202	—
Adjusted EBITDA	$17,123	$13,828	$42,808
Monthly Revenue Per Paying Client
Monthly revenue per paying client measures how much clients, as of the period of measurement, are willing to pay us for our subscription and additional offerings and the efficiency of the bid-auction process for our featured listings placements. We calculate this metric by dividing total monthly revenue for the last month of any particular period by the number of paying clients in that last month of a particular period. The calculation of total monthly revenue includes revenue from any clients that cease to be paying clients during the applicable month. We have consistently grown our monthly revenue per paying client, reflecting the increased functionality we have provided over time with our WM Business software solutions and the increased retailer density within the markets we serve.

Paying Clients
We define paying clients as the number of clients billed during the last month of a particular period (and for which services were provided). Our paying clients include both individual cannabis businesses as well as retail sites or businesses within a larger organization that have independent relationships with us, many of whom are owned by holding companies where decision-making is decentralized such that purchasing decisions are made, and relationships with us are located, at a lower organizational level. In addition, any client may choose to purchase multiple listing solutions for each of their retail sites or businesses. While we have historically seen consistent growth in the number of our paying clients, we saw a decline starting in late 2017 through the first half of 2018 that we believe was driven by the uncertainty around legalization of adult-use cannabis by California on January 2, 2018. The first half of 2018 was a transition period within the state of California during which only temporary licenses were granted to local retailers and the status and scope of permanent licenses was uncertain. During such time, we experienced a decline in paying clients, which moderated in the second half of 2018 when we saw our results in California to begin to return to more typical patterns. On December 31, 2019, we discontinued our service to California-based clients who failed to provide valid licensing information, in accordance with our prior announcement in August 2019 to support only licensed cannabis retail operators and their partners on our platform. As a result, we experienced a high level of client churn in January as a result of the elimination of these non-licensed operators. In June 2020, we initiated a similar effort in Canada to discontinue services to Canada-based retail operators clients who failed to provide valid license information, which drove a decline in paying clients beginning in September 2020. This reset of Canada was completed on November 30, 2020.
MAUs
We define MAUs as the number of unique users opening our Weedmaps mobile app or accessing our Weedmaps.com website over the course of a calendar month. In any particular period, we determine our number of MAUs by counting the total number of users who have engaged with the weedmaps.com site during the final calendar month of the given period. We view the number of MAUs as a key indicator of our growth, the breadth and reach of our weedmaps.com site, the value proposition and consumer awareness of our brand, the continued use of our sites by our users and their level of interest in the cannabis industry.
As our business has grown, our MAUs increased each year from 2018 through 2020. This increase is due to a number of factors including, but not limited to, our continued expansion into new markets, further investments in our existing markets, increase in marketing spend, including web advertising, and the general increased awareness of our platform as the cannabis industry has grown and jurisdictions experience continued legalization of cannabis for medical and/or adult use. We also believe we were increasingly efficient with our marketing spend and, therefore, have been able to acquire users at lower costs. However, as our platform has grown organically, our MAU growth rates have at times naturally slowed and we may experience similarly slower growth rates in the future, even if we continue to add MAUs on an absolute basis. While it is not possible to identify all drivers of a change in any given period, an increase or decrease in digital marketing spend as well as significant market shifts including the removal of non-licensed operators in certain markets can have outsized impacts on MAU growth. We cannot determine what, if any, impact the pandemic had on our MAU growth in 2020.
Since the beginning of the pandemic, we have grown our MAUs from 7.4 million in February 2020 to 10.0 million in December 2020. While we believe, like other industries, the pandemic accelerated existing trends towards consumer adoption of online platforms, we cannot be certain to what impact, if any, the end of the pandemic will have on our MAUs or MAU growth.
We believe as we increase MAUs, we increase the value of our bundled SaaS solutions to business customers. We intend to disclose MAUs on a quarterly basis (based on the last month of the applicable quarter) going forward in connection with our quarterly reporting and filings.
Factors Affecting Our Performance
Growth of Our Two-Sided Weedmaps Listings Marketplace
We have historically grown through and intend to focus on continuing to grow through the expansion of our two-sided listings marketplace, which occurs through growth of the number and type of businesses and consumers that we attract to our platform. We believe that expansion of the number and types of cannabis businesses that choose to list on our platform will continue to make our platform more compelling for consumers and drive traffic and consumer engagement, which in turn will make our platform more valuable to cannabis businesses.

Growth and Retention of Our Paying Clients
Our revenue grows primarily through acquiring and retaining paying clients and increasing the revenue per paying client over time. We have a history of attracting new paying clients and increasing their annual spend with us over time, primarily due to the value they receive once they are onboarded and able to take advantage of the benefits of participating in our two-sided marketplace and leveraging our software solutions. Our monthly net dollar retention, which is defined as total revenue for clients in a given month who were paying clients in the immediately preceding month, has averaged at 100% for the eleven months between February 1 and December 31, 2020 (we exclude January 2020 given the high level of client churn that we experienced as a result of our decision to remove non-licensed operators in California at the end of 2019). In the fourth quarter of 2020, our net dollar retention averaged 92%, as we removed our paid Canada-based retail operator clients who failed to provide valid license information beginning in September 2020 (following the earlier removal of such Canada-based clients who were receiving free listing subscriptions), which resulted in a decrease in our overall net dollar retention for the period from February 2020 to December 2020. For fiscal years 2018-2019, our monthly net dollar retention averaged 98%.
Regulation and Maturation of Cannabis Markets
We believe that we will have significant opportunities for greater growth as more jurisdictions legalize cannabis for medical and/or adult use and the regulatory environment continues to develop. Thirty-six2 U.S. states, the District of Columbia, Puerto Rico, and several U.S. territories have legalized some form of whole-plant cannabis cultivation, sales, and use for certain medical purposes. Fourteen3 of those states and the District of Columbia have also legalized cannabis use by adults for non-medical or adult-use purposes, and several other states are at various stages of similar legalization measures. We intend to explore new expansion opportunities as additional jurisdictions legalize cannabis for medical or adult use and leverage our business model informed by our 12-year operating history to enter new markets.
We also have a significant opportunity to monetize transactions originating from users engaging with a retailer on the Weedmaps marketplace or tracked via one of our WM Business solutions. Given U.S. federal prohibitions on plant-touching businesses and our current policy not to participate in the chain of commerce associated with the sale of cannabis products, we do not charge take-rates or payment fees for transactions originating from users who engage with a retailer on the Weedmaps platform or tracked via one of our WM Business solutions. A change in U.S. federal regulations could result in our ability to engage in such monetization efforts without adverse consequences to our business.
Our long-term growth depends on our ability to successfully capitalize on new and existing cannabis markets. Each market must reach a critical mass of both cannabis businesses and consumers for listing subscriptions, advertising placements and other solutions to have meaningful appeal to potential clients. As regulated markets mature and as we incur expenses to attract paying clients and convert non-paying clients to paying clients, we may generate losses in new markets for an extended period.
Furthermore, we compete with cannabis-focused and general two-sided marketplaces, internet search engines, and various other newspaper, television and media companies and other software providers. We expect competition to intensify in the future as the regulatory regime for cannabis becomes more settled and the legal market for cannabis becomes more accepted, which may encourage new participants to enter the market, including established companies with substantially greater financial, technical and other resources than existing market participants. Our current and future competitors may also enjoy other competitive advantages, such as greater name recognition, more offerings and larger marketing budgets.
Brand Recognition and Reputation
We believe that maintaining and enhancing our brand identity and our reputation is critical to maintaining and growing our relationships with clients and consumers and to our ability to attract new clients and consumers. Historically, a substantial majority of our marketing spending was on OOH advertising on billboards, buses and other non-digital outlets. Starting in 2019, consistent with the overall shift in perceptions regarding cannabis, a number of demand-side digital advertising platforms allowed us to advertise online. We also invested in growing our internal digital performance advertising team. We believe there is an opportunity to improve market efficiency through digital
[2]	Source: https://www.ncsl.org/research/health/state-medical-marijuana-laws.aspx
[3]	Source: https://www.ncsl.org/research/health/state-medical-marijuana-laws.aspx channels and expect to shift our marketing spending accordingly. Over the longer term, we expect to shift and accelerate our marketing spend to additional online and traditional channels, such as broadcast television or radio, as they become available to us.
Negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, clients or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Given our high visibility and relatively long operating history compared to many of our competitors, we may be more susceptible to the risk of negative publicity. Damage to our reputation and loss of brand equity may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful.
We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. If our brand promotion activities are not successful, our operating results and growth may be adversely impacted.
Investments in Growth
We intend to continue to make focused investments to grow our revenue and scale operations to support that growth. Given our long operating history in the United States and the strength of our network, often businesses will initially list on our platform without targeted sales or marketing efforts by us. However, we plan to accelerate our investments in marketing to maintain and increase our brand awareness through both online and offline channels. We also plan to invest in expanding our business listings thereby enhancing our client and consumer experience, and improving the depth and quality of information provided on our platform. We also intend to continue to invest in several areas to continue enhancing the functionality of our WM Business offering. We expect significant near-term investments to enhance our data assets, build new CRM and loyalty functionality, evolve our current listings and software offerings to our brand clients, among other areas. We anticipate undertaking such investments in order to be positioned to capitalize on the rapidly expanding cannabis market. As operating expenses and capital expenditures fluctuate over time, we may accordingly experience short-term, negative impacts to our operating results and cash flows.
Components of Our Results of Operations
Revenue
We generate revenue from the sale of our subscription offerings, which consist of access to our Weedmaps listing marketplace and SaaS solutions, as well as our additional offerings, which include featured listings placements, nearby listings, deal promotions and display advertising products. Our subscriptions generally have one-month terms that automatically renew unless notice of cancellation is provided in advance. We have a fixed inventory of featured listing and display advertising in each market, and price is generally determined through a competitive auction process that reflects local market demand, though we are testing a more dynamic, performance-based pricing model for these solutions across several markets. The Company also has generated revenue in the past on online delivery orders placed through weedmaps.com, though this revenue was discontinued effective January 1, 2021, when we migrated clients to our new WM Business subscription offering. For clients that pay us in advance for listing and placement subscriptions services the Company records deferred revenue and recognizes revenue over the applicable subscription term.
Cost of Revenue
Cost of revenue primarily consists of web hosting, internet service, and credit card processing costs. Cost of sales is primarily driven by increases in revenue leading to increases in credit card processing and web hosting cost. We expect our cost of revenue to continue to increase on an absolute basis and remain relatively flat as a percentage of revenue as we scale our business.
Selling and Marketing Expenses
Selling and marketing expenses consist of salaries, benefits, travel expense and incentive compensation for our sales and marketing employees. In addition, sales and marketing expenses include business acquisition marketing, events cost, and branding and advertising costs. We expect our sales and marketing expenses to increase on an absolute basis as we enter new markets. Over the longer term, we expect sales and marketing expense to increase in a manner consistent with revenue growth, however, we may experience fluctuations in some periods as we enter and develop new markets or have large one-time marketing projects.

Product Development Expenses
Product development costs consist of salaries and benefits for employees, including engineering and technical teams who are responsible for building new products, as well as maintaining and improving existing products. Product development costs that do not meet the criteria for capitalization are expensed as incurred. The majority of our new software development costs have historically been expensed. We believe that continued investment in our platform is important for our growth and expect our product development expenses will increase in a manner consistent with revenue growth as our operations grow.
General and Administrative Expenses
General and administrative expenses consist primarily of payroll and related benefit costs for our employees involved in general corporate functions including our senior leadership team as well as costs associated with the use by these functions of software and facilities and equipment, such as rent, insurance, and other occupancy expenses. General and administrative expenses also include professional and outside services related to legal and other consulting services. General and administrative expenses are primarily driven by increases in headcount required to support business growth and meeting our obligations as a public company. We expect general and administrative expenses to decline as a percentage of revenue as we scale our business and leverage investments in these areas.
Depreciation and Amortization Expenses
Depreciation and amortization expenses primarily consist of depreciation on computer equipment, furniture and fixtures, leasehold improvements, and amortization of purchased intangibles. We expect depreciation and amortization expenses to increase on an absolute basis for the foreseeable future as we scale our business.
Other Expense, Net
Other expense, net consists primarily of political contributions, interest expense, legal settlements, financing fees and other tax related expenses.
Results of Operations
The following tables set forth our results of operations for the periods presented and express the relationship of certain line items as a percentage of net sales for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.
	Years Ended December 31,
	2018	2019	2020
	(in thousands, except unit and per unit)
Revenue	$101,402	$144,232	$161,791
Cost of revenue	6,304	7,074	7,630
Gross profit	95,098	137,158	154,161
Operating expenses:
Sales and marketing expenses	17,799	39,746	30,716
Product development expenses	20,034	29,497	27,142
General and administrative expenses	38,935	56,466	51,127
Depreciation and amortization expenses	2.149	5.162	3.978
Total operating, expenses	78,917	130,871	112,963
Other expense, net	(1.827)	(5,341)	(2,368)
Net Income before tax	14,354	946	38,830
Provision for inoome taxes	—	1.321	—
Income (loss) from continuing operations	14,354	(375)	38,830
Loss from discontinued operations	(1,675)	—	—
Net income (loss)	$12,679	$(375)	$38,830

	Years Ended December 31,
	2018	2019	2020
Revenue	100%	100%	100%
Cost of revenue	6%	5%	5%
Gross profit	94%	95%	95%
Operating expenses:
Sales and marketing expenses	18%	28%	19%
Product development expenses	20%	20%	17%
General and administrative expenses	38%	39%	32%
Depreciation and amortization expenses	2%	4%	2%
Total operating expenses	78%	91%	70%
Other expense, net	-2%	-4%	-1%
Net Income before tax	14%	1%	24%
Provision for income taxes	0%	1%	0%
Income (loss) from continuing operations	14%	0%	24%
Loss from discontinued operations	-2%	0%	0%
Net income (loss)	13%	0%	24%
Comparison of Years Ended December 31, 2020 and 2019
Revenue
	Years Ended December 31,		Change
	2019	2020	($)	(%)
	(dollars in thousands)
Revenue	$144,232	$161,791	$17,559	12
Total revenue increased by $17.6 million, or 12% for the year ended December 31, 2020 compared to the same period in 2019. The increase was driven by a 25% increase in the monthly revenue per paying client, which was partially offset by a 18% decrease in total paying clients as a result of factors described below. Our growth in monthly revenue per paying client reflects continued growth in the average price paid for our featured listings, more client engagement driven by the increased functionality across our WM Business suite of solutions, and the removal of California-based clients who had lower monthly spend than our average client base. On December 31, 2019, we discontinued our services to California-based retail operator clients who failed to provide valid license information as a result of our previously-announced intent to transition to supporting only licensed operators within the state. As a result, we removed a significant number of paying clients who generated approximately $28.5 million in fiscal 2019. When adjusting the prior year to remove revenue associated with these non-licensed clients, our revenue for fiscal year 2020 increased by $46.1 million, or 40%, compared to fiscal 2019. The impact on revenue by the removal of the aforementioned clients was partially offset by increase in total paying clients in non-California U.S. markets and Canada.
During the second half of fiscal 2020, we discontinued our services to Canada-based retail operator clients who failed to provide valid license information, similar to the transition we implemented in California at the end of fiscal 2019 (beginning with clients receiving free listing subscriptions in June 2020 and continuing with paid listings starting in September 2020). As a result, we removed a significant number of paying clients who generated approximately $31.4 million in fiscal 2020.
Further, beginning in the first quarter of fiscal 2020, WMH experienced a significant increase in demand from retailers, including storefronts and delivery services, for its technology solutions (such as clients using WM Orders functionality to enable reservation of products by consumers for curbside pickup), which resulted in increased revenue as WMH experienced increased delivery orders submitted through the platform. In fiscal 2020, standard listing clients were required to pay a $5.00 technology services fee on all delivery orders submitted. As a result, the revenue associated with the technology services fee averaged approximately 2.9x more per month from the beginning of March 2020 through December 2020 when compared with the average in January 2020 and February 2020. Total revenue associated with the technology services fee represented less than 5% of WMH’s fiscal 2020 revenue. However, as we eliminated the technology services fee on January 1, 2021, and given the pricing model of WMH’s other products, it is not possible to quantify any other impact of the pandemic on revenue.

Cost of Revenue
	Years Ended December 31,		Change
	2019	2020	($)	(%)
	(dollars in thousands)
Cost of revenues	$7,074	$7,630	$556	8
Gross margin	95%	95%
Cost of revenue increased by $0.6 million, or 8%, for the year ended December 31, 2020, compared to the same period in 2019. Credit card processing fees increased by $0.6 million as revenue increased and more clients opted to use credit cards as a form of payment.
Sales and Marketing Expenses
	Years Ended December 31,		Change
	2019	2020	($)	(%)
	(dollars in thousands)
Sales and marketing expenses	$39,746	$30,716	(9,030)	(23)
Percentage of revenue	28%	19%
Sales and marketing expenses decreased by $9.0 million, or 23%, for the year ended December 31, 2020, compared to the same period in 2019. Branding and advertising cost, which consisted mostly of out-of-home advertising, decreased by $6.3 million as the Company concentrated more on online advertising for fiscal year 2020 due to the current COVID-19 pandemic. Event related cost decreased by $3.6 million due to cost incurred in 2019 related to the Weedmaps Museum of Weed while there was minimal cost incurred related to events in 2020 due to the COVID-19 pandemic. There was also a decrease of $0.5 million and $0.1 million in travel related expenses and marketing consulting fees, respectively, due to less marketing projects as a result of the COVID-19 pandemic. The decrease in marketing spend was offset by an increase in personnel-related cost of $1.5 million, mostly due to an increase in sales incentive plan compensation due to higher revenues. The increase in personnel-related cost was partially offset by a reduction in force in October 2019 resulting in a 25 percent headcount decrease across the Company.
Product Development Expenses
	Years Ended December 31,		Change
	2019	2020	($)	(%)
	(dollars in thousands)
Product development expenses	$29,497	$27,142	$(2,355)	(8)
Percentage of revenue	20%	17%
Product development expenses decreased by $2.3 million, or 8%, for the year ended December 31, 2020, compared to the same period in 2019. The decrease is due to a decrease of $1.7 million in personnel-related cost as a result of a reduction in force in October 2019, resulting in an overall headcount decrease for the company of 25 percent. There was also a decrease in cost relate to third-party development services of $0.4 million. The reduction in headcount and third-party development services were to drive operating efficiencies and increase our liquidity position at the time. Travel related expenses also decreased by $0.2 million due to the COVID-19 pandemic.
General and Administrative Expenses
	Years Ended December 31,		Change
	2019	2020	($)	(%)
	(dollars in thousands)
General and administrative expenses	$56,466	$51,127	$(5,339)	(9)
Percentage of revenue	39%	32%
General and administrative expenses decreased by $5.3 million, or 9%, for the year ended December 31, 2020, compared to the same period in 2019. Personnel-related cost decreased by $7.5 million due to a reduction in force implemented in October 2019, resulting in an overall headcount decrease for the company of 25 percent. The reduction in headcount was to drive operating efficiencies and increase our liquidity position at the time. Facility and travel related costs also decreased by $3.3 million due to a combination of the reduced headcount and the stay at home orders put into effect by the Company in March 2020. Professional services decreased by $2.3 million as a result of the decrease in legal and lobbying expenses. The decrease was partially offset by an increase in rent expense of $5.6 million due to a new office lease that commenced in March 2020 together with an increase software cost of $0.9 million as we entered into new software service agreements to effectively operate the business. The Company also recorded additional bad debt expense of $1.3 million during the year.
Depreciation and Amortization expense
	Years Ended December 31,		Change
	2019	2020	($)	(%)
	(dollars in thousands)
Depreciation and amortization expenses	$5,162	$3,978	$(1,184)	(23)
Percentage of revenue	4%	2%
Depreciation and amortization expenses decreased by $1.2 million, or 23%, for the year ended December 31, 2020, compared to the same period in 2019. The decrease is due to accelerated amortization of $2.5 million related to intangible assets of the Museum of Weed recorded in fiscal year 2019, which was partially offset by additional depreciation of $1.3 million recorded in fiscal year 2020 related capitalized software development cost for the Company’s point of sale system that launched in October 2019.
Other Expense, net
	Years Ended December 31,		Change
	2019	2020	($)	(%)
	(dollars in thousands)
Other Expense	$(5,341)	$(2,368)	$2,973	(56)
Percentage of revenue	-4%	-1%
Other expenses decreased by $3.0 million, or 56%, for the year ended December 31, 2020, compared to the same period in 2019. Financing related cost decreased by $2.7 million as a result several equity and debt transactions that we were evaluating in 2019 but ultimately decided not to pursue. Other tax and interest related expenses also decreased by $0.8 million as 2019 included tax expenses related to revenue generated by the Company’s foreign subsidiary in Canada. Political contributions also decreased by $0.2 million period over period. The decrease was partially offset by loss from foreign currency exchange of $0.7 million related to revenue generated by the Company’s foreign subsidiary in Canada.
Comparison of Year Ended December 31, 2018 and 2019
Revenue
	Years Ended December 31,		Change
	2018	2019	($)	(%)
	(dollars in thousands)
Revenue	$101,402	$144,232	$42,830	42
Total revenue increased by $42.8 million, or 42% in 2019 compared to 2018. The increase was driven by a 15% increase in total paying clients and a 14% increase in the monthly revenue per paying client. Our growth in total paying clients reflected our continued expansion in U.S. states outside of California as well as Canada. Our growth in monthly revenue per paying client reflects continued growth in the average price paid for our featured listings as well as more client engagement driven by the increased functionality across our WM Business suite of solutions.

Cost of Revenue
	Years Ended December 31,		Change
	2018	2019	($)	(%)
	(dollars in thousands)
Cost of revenues	$6,304	$7,074	$770	12
Gross margin	94%	95%
Cost of revenue increased by $0.8 million, or 12%, in 2019 compared to 2018. Credit card processing fees increased by $1.2 million as revenue increased and more clients opted to use credit cards as a form of payment. The increase was partially offset by a decrease of $0.5 million in web hosting and internet services cost as the Company was able to more efficiently manage these expenses.
Sales and Marketing Expenses
	Years Ended December 31,		Change
	2018	2019	($)	(%)
	(dollars in thousands)
Sales and marketing expenses	$17,799	$39,746	$21,947	123
Percentage of revenue	18%	28%
Sales and marketing expenses increased by $22.0 million, or 123%, in 2019 compared to 2018. Personnel-related cost increased by $8.0 million due to an increase in headcount, accrual of compensation cost related to the reduction in force, and an increase in sales incentive plan compensation due to higher revenues. Branding and advertising expense, that mostly consisted of out of home advertising, increased by $5.9 million and online advertising increased by $4.4 million as more advertising options became available in the cannabis industry and the Company continued to invest in marketing spend. Event cost also increased by $3.5 million, mostly related to the Weedmaps Museum of Weed and sponsorships for other events.
Product Development Expenses
	Years Ended December 31,		Change
	2018	2019	($)	(%)
	(dollars in thousands)
Product development expenses	$20,034	$29,497	$9,463	47
Percentage of revenue	20%	20%
Product development expenses increased by $9.5 million, or 47%, in 2019 compared to 2018. This increase was primarily due to an increase in personnel-related cost of $10.1 million as headcount increased, including an accrual for compensation cost related to the reduction in force, partially offset by a decrease in outside development services of $0.7 million. Increase in headcount was driven by development of new products and features.
General and Administrative Expenses
	Years Ended December 31,		Change
	2018	2019	($)	(%)
	(dollars in thousands)
General and administrative expenses	$38,935	$56,466	$17,531	45
Percentage of revenue	38%	39%
General and administrative expenses increased by $17.5 million, or 45%, in 2019 compared to 2018. The increase is primarily due to an increase in personnel-related cost of $10.2 million reflecting an increase in headcount and employee benefits cost, including an accrual for compensation cost related to the reduction in force in October 2019. The headcount increases also resulted in an increase in facility cost of $0.9 million. Professional and outside services cost increased by $2.9 million, mostly related to lobbying and legal fees. Rent expense increased by $1.5 million due to leasing of additional office space and software cost increased by $2.0 million as we signed up for additional software solutions as well as an increase in licensing due to increased headcount.
Depreciation and Amortization expense
	Years Ended December 31,		Change
	2018	2019	($)	(%)
	(dollars in thousands)
Depreciation and amortization expenses	$2,149	$5,162	$3,013	140
Percentage of revenue	2%	4%
Depreciation and amortization expenses increased by $3.0 million, or 140%, in 2019 compared to 2018, mostly due to $2.5 million of accelerated depreciation related to assets capitalized for Weedmaps Museum of Weed in fiscal year 2019. The remaining increase was due to increase in headcount and leased office space in 2019.
Other expense, net
	Years Ended December 31,		Change
	2018	2019	($)	(%)
	(dollars in thousands)
Other Expense	$(1,827)	$(5,341)	$(3,514)	192
Percentage of revenue	-2%	-4%
Other expense increased by $3.5 million, or 192%, in 2019 compared to 2018, mostly due to an increase in financing fees of $3.3 million related to several equity and debt transactions that we were evaluating but ultimately decided not to pursue, an increase in tax expenses of $0.5 million related to revenue generated by the Company’s foreign subsidiary in Canada along with an increase of $0.2 million in political contribution, partially offset by a decrease in interest expense of $0.5 million due to the repayment and closure of the Company’s secured line of credit in April 2019.
Seasonality
Our rapid growth and recent changes in legislation have historically offset seasonal trends in our business. While seasonality has not had a significant impact on our results in the past, our clients may experience seasonality in their businesses which in turn can impact the revenue generated from them. Our business may become more seasonal in the future and historical patterns in our business may not be a reliable indicator of future performance.
Liquidity and Capital Resources
The following tables show our cash, accounts receivable and working capital as of the dates indicated:
	Years Ended December 31,
	2018	2019	2020
	(in thousands)
Cash	$25,771	$4,968	$19,919
Accounts receivable, net	1,357	3,929	9,428
Working capital	10,569	(9,970)	10,917
As of December 31, 2020, the majority of our cash was held for general corporate purposes. We also intend to increase our capital expenditures to support the growth in our business and operations. We expect to fund our near-term capital expenditures from cash provided by operating activities. We believe that our existing cash and cash generated from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could exhaust our available financial resources sooner than we currently expect. We may seek to raise additional funds at any time through equity, equity-linked or debt financing arrangements. Our future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section captioned “Risk Factors.” We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all.
Sources of Liquidity
Since our inception, we have financed our operations and capital expenditures primarily through cash flows generated by operations, a secured revolving line of credit agreement, and the private sales of equity securities. Since inception and through the end of fiscal 2018, we raised a total of $22.6 million from the sale of equity securities, net of costs and expenses associated with such financings.
To the extent existing cash and investments and cash from operations are not sufficient to fund future activities, we may need to raise additional funds. We may seek to raise additional funds through equity, equity-linked or debt financings. If we raise additional funds through the incurrence of indebtedness, such indebtedness may have rights that are senior to holders of our equity securities and could contain covenants that restrict operations. Any additional equity financing may be dilutive to stockholders. Although we are not currently a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, complementary businesses, services or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity financing, incur indebtedness, or use cash resources. We have no present understandings, commitments or agreements to enter into any such acquisitions.
Historical Cash Flows
	Years Ended December 31,
	2018	2019	2020
	(in thousands)
Net cash provided by operating activities	$17,689	$6,295	$38,620
Net cash used in investing activities	(2,124)	(5,129)	(1,311)
Net cash provided by (used in) financing activities	3,244	(21,969)	(22,358)
Net Cash Provided by Operating Activities
Cash from operating activities consists primarily of net income adjusted for certain non-cash items, including depreciation and amortization, non-cash interest expense, and the effect of changes in working capital and other activities.
Net cash from operating activities during 2020 was $38.6 million, which resulted from net income of $38.8 million, together with a net cash outflow of $4.2 million from changes in operating assets and liabilities, and non-cash charges of $4.0 million, consisting of depreciation and amortization. The net cash outflows from changes in operating assets and liabilities were primarily due to an increase in accounts receivable of $5.5 million, an increase in prepaid expenses and other current asset of $3.1 million and a decrease in accounts payable and accrued expenses of $1.0 million. These changes were partially offset by an increase in deferred revenue of $0.9 million, an increase in deferred rent of $3.7 million and an increase in other assets of $0.7 million. The changes in operating assets and liabilities are mostly due to fluctuations in timing of cash receipts and payments.
Net cash from operating activities during 2019 was $6.3 million, which resulted from net loss of $0.4 million, together with a net cash inflow of $1.5 million from changes in operating assets and liabilities, and non-cash charges of $5.2 million, consisting of depreciation and amortization expense. The net cash inflows from changes in operating assets and liabilities were primarily due to an increase in accounts payable and accrued liabilities of $7.4 million, an increase in deferred rent of $0.5 million, together with an increase in deferred revenue of $0.2 million. These changes were partially offset by an increase in accounts receivable of $2.6 million and an increase in prepaid expense and other assets of $4.0 million. The changes in operating assets and liabilities are mostly due to fluctuations in timing of cash receipts and payments.
Net cash from operating activities during 2018 was $17.7 million, which resulted from net income of $12.7 million, together with a net cash inflow of $2.8 million from changes in operating assets and liabilities, and non-cash charges of $2.2 million, mainly consisting of depreciation and amortization expense. The net cash inflows from changes in operating assets and liabilities were primarily due to an increase in accounts payable and accrued liabilities of $1.6 million, an increase in deferred revenue of $0.7 million, together with a decrease in prepaid expenses and other assets of $0.9 million. These changes were partially offset by an increase in accounts receivable of $0.4 million. The changes in operating assets and liabilities are mostly due to fluctuations in timing of cash receipts and payments.
Net Cash Used in Investing Activities
Our primary investing activities have consisted of purchases of property and equipment.
Net cash used in investing activities was $1.3 million in 2020, which resulted from purchases of property and equipment. These expenses decreased compared to the same period in 2019 due to no large marketing projects that required significant capital expenditures.
Net cash used in investing activities was $5.1 million in 2019, which resulted from purchases of assets related to Weedmaps Museum of Weed as well as other property and equipment and capitalized software development costs related to development of our POS solution. These expenses increased compared to 2018 due to one-time capital expenditures related to the Weedmaps Museum of Weed.
Net cash used in investing activities was $2.1 million in 2018, which resulted from purchases of property and equipment and leasehold improvements and capitalized software development costs related to development of our POS solution. These expenses decreased in 2018 compared to 2017 due to a reduction in leasehold improvements.
Net Cash (Used in) Provided by Financing Activities
Financing activities consist primarily of borrowings, sale of Class A units, repayments related to the existing line of credit and notes payable, distribution to members, and the repurchase of Class B units.
Net cash used in financing activities was $22.4 million in 2020, which was the result of $22.0 million in distribution payments to members and $0.4 million for the repurchase of Class B units.
Net cash used in financing activities was $22.0 million in 2019, which was attributable to $15.4 million in distribution payments to members, $5.0 million repayment of the secured line of credit, and $1.6 million for the repurchase of Class B units.
Net cash provided by financing activities was $3.2 million in 2018, which was attributable to $17.6 million related to the sale of Class A units and an additional $1.7 million borrowed on the line of credit, offset by $11.4 million distribution payments to members, $2.3 million repayment of notes payable to members, $1.7 million for the repurchase of Class B units, and repayment of other notes payable of $0.7 million.
Off Balance Sheet Arrangements
We did not have any off-balance sheet arrangements in any of the periods presented in this prospectus, except for operating leases as discussed below.
Contractual Obligations
As of December 31, 2020, we leased various office facilities, including our corporate headquarters in Irvine, California under operating lease agreements that expire from 2020 to 2031. We recognize rent expense on a straight-line basis over the lease periods. We do not have any debt or material capital lease obligations and most of our property, equipment and software have been purchased with cash. Our future minimum payments under non-cancelable operating leases for office facilities are as follows as of December 31, 2020:
	Payments Due by Period
	Total	Les Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Operating lease obligations	$72,696	$8,225	$19,503	$15,236	$29,732
The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding.

We expect that the payments New WMH will be required to make under the tax receivable agreement will be substantial, and such payments are not reflected in the table above. Assuming no material changes in relevant tax law, that no Silver Spike shareholders exercise redemption rights with respect to their public shares, that there are no future redemptions or exchanges of post-merger Class A units and that New WMH earns sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, the tax savings associated with acquisitions of common units in the business combination would aggregate to approximately $157.1 million over 15 years from the date of the completion of the business combination. Under this scenario, New WMH would be required to pay to the WMH Class A equity holders approximately 85% of such amount, or $133.5 million, over the 15-year period from the date of the completion of the business combination. The actual amounts New WMH will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that New WMH will be deemed to realize, and the tax receivable agreement payments made by New WMH, will be calculated based in part on the market value of the Class A common stock at the time of each redemption or exchange under the exchange agreement and the prevailing applicable tax rates applicable to New WMH over the life of the tax receivable agreement and will depend on New WMH generating sufficient taxable income to realize the tax benefits that are subject to the tax receivable agreement. Payments under the tax receivable agreement are not conditioned on the WMH Class A equity holders’ continued ownership of New WMH.
Critical Accounting Policies
Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
We believe that the assumptions and estimates associated with revenue recognition, website and internal-use software development costs, income taxes and equity-based compensation have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus.
Revenue Recognition
Our revenues are derived primarily from monthly subscriptions and additional offerings for access to our Weedmaps platform and our WM Business SaaS solution. We recognize revenue when the fundamental criteria for revenue recognition are met. We recognize revenue by applying the following steps: the contract with the customer is identified; the performance obligations in the contract are identified; the transaction price is determined; the transaction price is allocated to the performance obligations in the contract; and revenue is recognized when (or as) we satisfy these performance obligations in an amount that reflects the consideration it expects to be entitled to in exchange for those services. Revenue is recognized over-time over the subscription period, generally a one-month period as the products are provided. We may also provide services to our customers that are recognized at a point in time. For example, prior to January 1, 2021, technology services fees relating to product reservation orders submitted were recognized when an order for delivery was submitted.
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription offerings, as described above, and is recognized as the revenue recognition criteria are met. We generally invoice customers and receive payment on an upfront basis.
Website and Internal-Use Software Development Costs
We have historically capitalized certain costs related to the development of our POS solution. In accordance with authoritative guidance, we began to capitalize these costs to develop certain software when preliminary development efforts were successfully completed, management has authorized and committed project funding, and it was probable that the project would be completed and the software would be used as intended. Such costs are amortized when placed in service, on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three years. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded in product development expenses on our consolidated statements of operations. Costs incurred for enhancements that were expected to result in additional features or functionality are capitalized and expensed over the estimated useful life of the enhancements, generally three years. No cost related to the development of software applications have been capitalized for the year ended December 31, 2020.

Income Taxes
WMH is a limited liability company that is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a result, it is not liable for U.S. federal or state and local income taxes in most jurisdictions in which it operates, and the income, expenses, gains and losses are reported on the returns of the members of WMH. It is subject to state and local income tax in certain jurisdictions in which it is not treated like a partnership, where it pays an immaterial amount of taxes. WMH’s foreign subsidiaries are subject to their jurisdiction’s income tax laws, and WMH will record income tax expense based on revenue generated in those jurisdictions. Accordingly, a provision for income taxes of $1.3 million was recorded in fiscal year 2019, related to revenue generated by WMH’s wholly owned subsidiary in Canada and is reflected in the accompanying consolidated statements of income.
We do not believe we have any uncertain income tax positions that are more likely than not to materially affect our consolidated financial statements. Our federal and state income tax returns remain open to agency examination for the standard statutory length of time after filing.
Quantitative and Qualitative Disclosures about Market Risk
We have operations both within the United States and in foreign jurisdictions, and we are exposed to market risks in the ordinary course of our business, including the effects of foreign currency fluctuations, interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.
Interest Rate Fluctuation Risk
We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2020, we did not have any cash equivalents.
The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.
Inflation
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.
Emerging Growth Company Status
Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Section 107 of the JOBS Act provides that any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have elected to use this extended transition period under the JOBS Act.
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this prospectus for additional information regarding recent accounting pronouncements.

MARKET, INDUSTRY, OTHER DATA AND CERTAIN KEY METRICS
This proxy statement/prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our products. Some market data and statistical information contained in this proxy statement/prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed below, our internal research and knowledge of our market. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.”
Unless otherwise expressly stated, we obtained industry, business, market and other data from the reports, publications and other materials and sources listed below. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.
The sources of certain statistical data, estimates and forecasts contained in this prospectus include the following independent industry publications or reports:
•	“Arcview Market Research / BDS Analytics – The State of Legal Cannabis Markets, 8th Edition”
The numbers of MAUs and client accounts presented in this proxy statement/prospectus are based on internal company data, and we use these numbers in managing our business. We believe that these numbers are reasonable estimates, and we take measures to improve their accuracy, such as eliminating known fictitious or “bot” accounts. We define paying clients as the number of clients billed during the last month of a particular period (and for which services were provided). Our paying clients include both individual cannabis businesses as well as retail sites or businesses within a larger organization that have independent relationships with us, many of whom are owned by holding companies where decision-making is decentralized such that purchasing decisions are made, and relationships with us are located, at a lower organizational level. In addition, any client may choose to purchase multiple listing solutions for each of their retail sites or businesses. In addition, our MAUs are based on unique email addresses, so it is possible for a single individual with multiple email addresses to open multiple accounts and use them to open our Weedmaps mobile app or access our Weedmaps.com website. We regularly review and may adjust our processes for calculating these metrics to improve their accuracy, and therefore it is possible that in future periods our reported metrics could change as a result of these adjustments. See the section titled “Risk Factors—Risks Related to WMH’s Business and Industry—We track certain performance metrics with internal tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.”

MANAGEMENT AFTER THE BUSINESS COMBINATION
Executive Officers and Directors
The following table sets forth the names, ages and positions (as of February 28, 2021) of the persons who are expected to serve as directors and executive officers of New WMH following the consummation of the business combination and assuming the election of the nominees at the general meeting:
Name	Age	Position
Executive Officers
Christopher Beals	41	Chief Executive Officer and Director
Brian Camire	41	General Counsel
Justin Dean	44	Chief Technology Officer and Chief Information Officer
Juanjo Feijoo	35	Chief Marketing Officer
Steven Jung	43	President and Chief Operating Officer
Arden Lee	45	Chief Financial Officer

Non-Employee Directors
Tony Aquila	56	Director
Douglas Francis	43	Founder and Director
Scott Gordon	58	Director
Justin Hartfield	37	Founder and Director
Fiona Tan	50	Director
Executive Officers
Christopher Beals. Upon consummation of the business combination, Mr. Beals will serve as New WMH’s Chief Executive Officer and as a member of the board of directors of New WMH. Mr. Beals has served as WMH’s Chief Executive Officer since March 2019 and as a member of its board of managers since October 2015. Mr. Beals previously served as WMH’s General Counsel from September 2015, and WMH’s President from February 2016 to March 2019. Mr. Beals previously served as Senior Vice President of Colbeck Capital Management from December 2014 to August 2015 and Senior Corporate Counsel & Data Privacy Officer at T-Systems International GmbH from February 2013 to December 2014. He also previously worked as an associate at Davis Polk & Wardwell LLP and Covington & Burling LLP. Mr. Beals holds a B.S. in Systems Engineering and a B.A. in Economics from the University of Pennsylvania and a J.D. from the University of Pennsylvania Law School.
Mr. Beals is qualified to serve on the board of directors of New WMH based on his substantial business, leadership and management experience as WMH’s Chief Executive Officer.
Brian Camire. Upon consummation of the business combination, Mr. Camire will serve as New WMH’s General Counsel. Mr. Camire has served as WMH’s General Counsel since May 2019. Prior to joining WMH, Mr. Camire served as Associate General Counsel of Snap Inc. from May 2016 until April 2019 and as Corporate Counsel from March 2015 to May 2016. From January 2011 to February 2015, Mr. Camire worked as an associate attorney at Cooley LLP. Mr. Camire holds a B.A. in Mathematics from Northwestern University and a J.D. from the University of Michigan Law School.
Justin Dean. Upon consummation of the business combination, Mr. Dean will serve as New WMH’s Chief Technology Officer and Chief Information Officer. Mr. Dean has served as WMH’s Chief Technology Officer since December 2019 and Chief Information Officer since November 2018. He previously served as the Senior Vice President of Technology and Head of Infrastructure and Platform at Ticketmaster from February 2015 to November 2018, Vice President of Global Infrastructure and Head of Technical Operations at Shopzilla (formerly Bizrate) from January 2007 to February 2015 and Vice President of Information Technology at B3 Corp from 2002 to 2007. Mr. Dean started his career in technology while serving as a Network Systems Engineer in the U.S. Marine Corps from October 1995 to October 1999 and then went on to serve in senior technical architecture roles at National Realty Trust and Compuware (assigned to Sempra Energy).
Juanjo Feijoo. Upon consummation of the business combination, Mr. Feijoo will serve as New WMH’s Chief Marketing Officer. Mr. Feijoo has served as WMH’s Chief Marketing Officer since May 2019. Previously, Mr. Feijoo served as Senior Director of Customer Engagement for Creative Cloud at Adobe, a publicly-held global technology company, from 2017 to 2019. Prior to that, from 2015 to 2017, Mr. Feijoo served various roles at Maplebear inc (d/b/a Instacart), a private company, including Vice President of Central Operations & Marketing. Prior that, from 2008 to 2015, Mr. Feijoo held several roles at Google, Inc, a publicly-held global technology company, including Head of Consumer Experience, Consumer Operations. Mr. Feijoo holds a B.S. in International Business Management from Oxford Brookes University.
Steven Jung. Upon consummation of the business combination, Mr. Jung will serve as New WMH’s President and Chief Operating Officer. Mr. Jung has served as WMH’s President since April 2020 and Chief Operating Officer since September 2017 and previously served as WMH Vice President of Business Operations from May 2017. Previously, Mr. Jung served as the Head of Business Operations at LendUp from 2014 to 2017, as Head of Industry, Sales at Twitter from 2012 to 2014, as Associate Director at Encore Capital Group from 2009 to 2012, and as a Management Consultant at L3 from 2005 to 2007. Mr. Jung began his career in operations leadership as a captain in the U.S. Army, where he served from 2000 to 2005. Mr. Jung holds a B.S. in Economics from the U.S. Military Academy at West Point and an M.B.A. from Columbia Business School.
Arden Lee. Upon consummation of the business combination, Mr. Lee will serve as New WMH’s Chief Financial Officer. Mr. Lee has served as WMH’s Chief Financial Officer since February 2019. Prior to joining WMH, Mr. Lee was the Vice President of Global Business Planning at Nike, Inc. from December 2016 to July 2018 and previously worked at Goldman Sachs & Co. from April 2007 to November 2016, most recently holding the position of Managing Director of Investment Banking. Mr. Lee also previously served as Vice President, Investment Banking at Citigroup, Inc. and Vice President, Mergers and Acquisitions at Deutsche Bank Securities. He holds an A.B. in Economics from Princeton University.
Board of Directors
Tony Aquila. Upon consummation of the business combination, Mr. Aquila will serve as a member of the board of directors of New WMH. In June 2019, Mr. Aquila founded AFV Partners, an affirmative low-leverage capital vehicle that invests in long-term mission critical software, data and technology businesses and serves as its Chairman and CEO since its founding. In 2005, Mr. Aquila founded Solera Holdings Inc., and led it as Chairman and CEO to a $1 billion initial public offering in 2007, and in the following years sourced and executed over 50 acquisitions significantly expanding Solera’s total addressable market. Mr. Aquila oversaw Solera’s $6.5 billion transaction from a public-to-private business in 2016. Mr. Aquila currently serves as the Chairman for Aircraft Performance Group, LLC, a global provider of mission critical flight operations software, since January 2020, RocketRoute Limited, global aviation services company, since March 2020, APG Avionics LLC, an aviation data and software company for the general aviation market, since September 2020 and Canoo Inc., a mobility technology company, since December 2020. From November 2018 to July 2020, Mr. Aquila served as the Global Chairman of Sportradar Group, a sports data and content company.
Mr. Aquila is qualified to serve on the board of directors of New WMH based on his business experience as a founder, inventor, chief executive officer and director of publicly-listed companies and his investing experience.
Douglas Francis. Upon consummation of the business combination, Mr. Francis will serve as a member of the board of directors of New WMH. Mr. Francis is a co-founder of WMH, and has served as chairman of WMH’s board of managers since March 2019 and as a member of WMH’s board of managers prior to that. Mr. Francis previously served as WMH’s Chief Executive Officer from February 2016 until March 2019 and as WMH’s President from January 2009 to February 2016. Mr. Francis has served in management positions in each of WMH’s current subsidiaries. Mr. Francis holds a B.S. in Business Administration and Management from Chapman University.
Mr. Francis is qualified to serve on the board of directors of New WMH based on his perspective, experience and institutional knowledge as WMH’s co-founder and his long tenure as WMH’s President and Chief Executive Officer.
Scott Gordon. Upon consummation of the business combination, Mr. Gordon will serve as a member of the board of directors of New WMH. Mr. Gordon has been the Chairman of Silver Spike’s board of directors and has served as its Chief Executive Officer since its inception. Since 2016, Mr. Gordon has been the co-founder and Chairman of Egg Rock Holdings, parent company of the Papa & Barkley family of cannabis products with related subsidiary assets in manufacturing, processing, and logistics. Egg Rock Holdings also is the parent company of Papa & Barkley Essentials, a hemp-derived CBD business based in Colorado. From 2016 to 2018, Mr. Gordon was also President of Fintech Advisory Inc., investment manager for a multibillion dollar family office fund focused on long-term and opportunistic investments in emerging markets. From late 2013 to 2016, Mr. Gordon served as a Portfolio Manager at Taconic Capital Advisors, a multi-strategy investment firm. Prior to joining Taconic, Mr. Gordon was a Partner and Portfolio Manager at Caxton Associates from 2009 to 2012. He was also a Senior Managing Director and Head of Emerging Markets at Marathon Asset Management from 2007 to 2009. Earlier in his career, Mr. Gordon held leadership positions at Bank of America and ING Capital. Mr. Gordon was a founding member of the Emerging Markets business at JP Morgan where he worked upon graduating from Bowdoin College in 1983.
Mr. Gordon is qualified to serve on the board of directors of New WMH based on his experience in emerging markets and in the cannabis sector.
Justin Hartfield. Upon consummation of the business combination, Mr. Hartfield will serve as a member of the board of directors of New WMH. Mr. Hartfield is a co-founder of WMH, and has served as a member of WMH’s board of managers since inception and served as WMH’s chairman of the board from February 2016 to March 2019. Previously, Mr. Hartfield served as WMH’s Chief Executive Officer until February 2016. Mr. Hartfield holds a B.S. in Computer and Information Sciences and Supportive Services from the University of California, Irvine.
Mr. Hartfield is qualified to serve on the board of directors of New WMH based on his perspective, experience and institutional knowledge as WMH’s co-founder and his long tenure as WMH’s President and Chief Executive Officer.
Fiona Tan. Upon consummation of the business combination, Ms. Tan will serve as a member of the board of directors of New WMH. Since September 2020, Ms. Tan has served as Global Head of Customer and Supplier Technology for Wayfair LLC. Prior to that Ms. Tan held various leadership positions at Walmart Inc., including Head of Technology, Walmart US from March 2019 to September 2020, Senior Vice President, Engineering, Customer Technology, WalmartLabs from January 2017 to March 2019 and Vice President, Engineering, International Markets, WalmartLabs Strategy, and Operations from April 2014 to January 2017. Prior to that Ms. Tan was Vice President, Engineering for Ariba, Inc. Ms. Tan also previously worked for 16 years at TIBCO Software, Inc., as well as for Oracle Corporation. Ms. Tan holds an M.S. in Computer Science from Stanford University and a B.S. in Computer Science and Engineering from the Massachusetts Institute of Technology.
Ms. Tan is qualified to serve on the board of directors of New WMH based on her business experience and technology industry expertise.
Board Composition
New WMH’s business and affairs will be organized under the direction of the board of directors of New WMH. We anticipate that the board of directors of New WMH will consist of six members upon the consummation of the business combination. In addition, there will be three vacancies on New WMH’s board directors upon the closing, which such vacancies will be filled by an affirmative vote of a majority of New WMH’s board directors. We will determine the Chairman of the board of directors of New WMH prior to the consummation of the business combination. The primary responsibilities of the board of directors of New WMH will be to provide oversight, strategic guidance, counseling and direction to New WMH’s management. The board of directors of New WMH will meet on a regular basis and additionally as required.
In accordance with the terms of the proposed charter, which will be effective upon the consummation of the business combination, the board of directors of New WMH will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to the Director Election Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
The board of directors of New WMH will be divided into the following classes:
•
Class I, which WMH and Silver Spike anticipate will consist of Mr. Aquila, Ms. Tan and one vacancy, whose terms will expire at New WMH’s first annual meeting of stockholders to be held after the business combination;

•
Class II, which WMH and Silver Spike anticipate will consist of Mr. Beals and two vacancies, whose terms will expire at New WMH’s second annual meeting of stockholders to be held after the business combination; and

•
Class III, which WMH and Silver Spike anticipate will consist of Messrs. Francis, Gordon, and Hartfield, whose terms will expire at New WMH’s third annual meeting of stockholders to be held after the business combination.

Director Independence
Upon the consummation of the business combination, the board of directors of New WMH is expected to determine that each of the directors on the board of directors of New WMH other than Mr. Beals and Mr. Francis will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the board of directors of New WMH will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New WMH will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.
Board Committees
Effective upon the consummation of the business combination, the board of directors of New WMH will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors of New WMH will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. New WMH intends to comply with future requirements to the extent they will be applicable to New WMH. Following the consummation of the business combination, copies of the charters for each committee will be available on the investor relations portion of New WMH’s website.
Audit Committee
New WMH’s audit committee will consist of Messrs. Aquila, Gordon and    . The board of directors of New WMH has determined that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board of directors of New WMH examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
We will name a chair of the audit committee prior to the consummation of the business combination. The board of directors of New WMH determined that Mr. Gordon qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the board of directors of New WMH considered Mr. Gordon’s formal education and previous experience in financial roles. Both New WMH’s independent registered public accounting firm and management periodically will meet privately with New WMH’s audit committee.
The functions of this committee will include, among other things:
•	approve the hiring, discharging and compensation of New WMH’s independent auditors;
•	oversee the work of New WMH’s independent auditors;
•	approve engagements of the independent auditors to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent auditors;
•	review New WMH’s financial statements and review New WMH’s critical accounting policies and estimates;
•	review the adequacy and effectiveness of New WMH’s internal controls; and
•	review and discuss with management and the independent auditors the results of New WMH’s annual audit, New WMH’s quarterly financial statements and New WMH’s publicly filed reports.
Compensation Committee
New WMH’s compensation committee will consist of Messrs. Gordon and Francis. We will name a chair of the compensation committee prior to the consummation of the business combination. The board of directors of New

WMH has determined that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq.
The functions of the committee will include, among other things:
•	review and recommend policies relating to compensation and benefits of New WMH’s officers and employees;
•	review and approve corporate goals and objectives relevant to compensation of New WMH’s chief executive officer and other senior officers;
•	evaluate the performance of New WMH’s officers in light of established goals and objectives;
•	recommend compensation of New WMH’s officers based on its evaluations; and
•	administer the issuance of stock options and other awards under New WMH’s stock plans.
Nominating and Governance Committee
New WMH’s nominating and corporate governance committee will consist of Mr. Hartfield and Ms. Tan. We will name a chair of the nominating and corporate governance committee prior to the consummation of the business combination. The board of directors of New WMH has determined that each of the members of New WMH’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq.
The functions of this committee include, among other things:
•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;
•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;
•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors; and
•	review and make recommendations with regard to New WMH’s corporate governance guidelines.
Non-Employee Director Compensation
The board of directors of New WMH expects to review director compensation periodically to ensure that director compensation remains competitive such that New WMH is able to recruit and retain qualified directors. Following the consummation of the business combination, WMH intends to develop a board of directors’ compensation program that is designed to align compensation with New WMH’s business objectives and the creation of stockholder value, while enabling New WMH to attract, retain, incentivize and reward directors who contribute to the long-term success of New WMH.
Code of Business Conduct and Ethics
The board of directors of New WMH will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of New WMH’s employees, executive officers and directors. The Code of Conduct will be available on New WMH’s website at    . Information contained on or accessible through New WMH’s website is not a part of this proxy statement/consent solicitation statement/prospectus, and the inclusion of New WMH’s website address in this proxy statement/consent solicitation statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the board of directors of New WMH will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New WMH expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.
Compensation Committee Interlocks and Insider Participation
None of the intended members of New WMH’s compensation committee has ever been an executive officer or employee of New WMH. None of New WMH’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the board of directors of New WMH or compensation committee.

Limitation of Liability and Indemnification
The proposed charter, which will be effective upon consummation of the business combination, eliminates New WMH’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New WMH’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The proposed charter requires New WMH to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. New WMH plans to maintain a directors’ and officers’ insurance policy pursuant to which New WMH’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the proposed charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, New WMH will enter into separate indemnification agreements with New WMH’s directors and officers. These agreements, among other things, require New WMH to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New WMH’s directors or officers or any other company or enterprise to which the person provides services at New WMH’s request.
We believe these provisions in the proposed charter are necessary to attract and retain qualified persons as directors and officers for New WMH following the completion of the business combination.

EXECUTIVE COMPENSATION
Silver Spike
The following disclosure concerns the compensation of Silver Spike’s officers and directors for the fiscal year ended December 31, 2020 (i.e., pre-business combination).
None of our executive officers or directors have received any cash compensation for services rendered to us. Our executive officers and directors and any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company.
WMH
This discussion may contain forward-looking statements that are based on WMH’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion. All unit counts in this section are shown on a pre-business combination basis.
WMH’s named executive officers, including its principal executive officer and the next two most highly compensated executive officers, as of December 31, 2020, were:
•	Christopher Beals, WMH’s Chief Executive Officer and manager;
•	Justin Dean, WMH’s Chief Technology Officer and Chief Information Officer; and
•	Steven Jung, WMH’s President and Chief Operating Officer.
2020 Summary Compensation Table
The following table provides information regarding the compensation earned by or paid to WMH’s named executive officers with respect to December 31, 2020.
Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Christopher Beals Chief Executive Officer	600,000	—	—	—	—	600,000
Justin Dean Chief Technology Officer and Chief Information Officer	475,000	190,000	718,119	—	25,144	1,408,263
Steven Jung President and Chief Operating Officer	550,962	—	697,200	—	30,409	1,278,570
(1)	The amounts represent performance-based, discretionary bonuses.
(2)
Amounts reflect the grant date fair value of equity awards granted in 2020, in accordance with ASC 718. For information regarding assumptions underlying the value of equity awards, see Note 8 to our financial statements included elsewhere in this proxy statement/prospectus.

(3)
The amounts represent (a) the value of a company gift, (b) group term life insurance premiums, (c) with respect to Mr. Dean, $24,604 for a housing allowance and (d) with respect to Mr. Jung, $ 29,869 for parental leave benefits.[7]

Narrative Disclosure to Summary Compensation Table
For 2020, the compensation programs for WMH’s named executive officers consisted of base salary and incentive compensation delivered in the form of Plan Units.
7 Note to Draft: To confirm there is not a basis for excluding the life insurance premiums (if they are a broad-based benefit) and parental leave benefits (depending on what they consist of).

Base Salary
Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.
Cash Bonus
WMH does not have a formal arrangement with its named executive officers providing for annual cash bonus awards. However, WMH has at times provided cash bonuses to certain members of its executive team on an ad hoc basis as deemed appropriate, in the form of spot bonuses or for achievement of certain milestones.
Equity-Based Incentive Awards
WMH’s equity award program is the primary vehicle for offering long-term incentives to its executives. WMH believes that equity awards provide its executives with a strong link to long-term performance, create an ownership culture and help to align the interests of WMH’s executives and members. To date, WMH has used profits interests for this purpose. WMH believes that its equity awards are an important retention tool for its executive officers, as well as for its other employees. WMH awards equity awards broadly to its employees, including to its non-executive employees.
Prior to the business combination, all of the equity awards WMH has granted were made pursuant to the 2018 Plan. The terms of WMH’s equity plans are described under the section titled “—Employee Benefit Plans” below.
Benefits and Perquisites
WMH provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified Section 401(k) plan. WMH does not maintain any executive-specific benefit or executive perquisite programs.
Retirement Plans
WMH maintains a tax-qualified retirement plan that provides its employees, including its named executive officers, who satisfy certain eligibility requirements with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month following the date they complete three months of employment and participants are able to defer, either on a pre-tax basis or on an after-tax (Roth) basis through contributions to the 401(k) plan, up to 90% of their eligible compensation, but within the limits prescribed by the Code. All participants’ interests in their deferrals are 100% vested when contributed. Under the 401(k) plan, WMH makes matching contributions of 100% of each participant’s elective deferrals of the first 1% of such participant’s eligible compensation plus 50% of each participant’s elective deferrals of the next 2% to 6% of such participant’s eligible compensation, up to a maximum matching contribution of 3.5% of eligible compensation.
Executive Employment Arrangements
Christopher Beals
Mr. Beals previously entered into an offer letter with Ghost Management Group, LLC, dated July 31, 2015. Mr. Beals’s current annual base salary is $600,000. If Mr. Beals’s employment is terminated by WMH other than for cause, Mr. Beals will be eligible to receive continued payment of his base salary for a period of three months, a prorated bonus for any partial year of employment for the year in which employment termination occurs, and company-paid premiums for COBRA continuation coverage for up to six months. Mr. Beals also is eligible to participate in the employee benefit plans generally available to WMH’s employees and maintained by WMH.
Justin Dean
Mr. Dean previously entered into an offer letter with Ghost Management Group, LLC, dated October 3, 2018. Pursuant to a subsequent change of employment status form, Mr. Dean’s current annual base salary is $475,000. Mr. Dean also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.

Steven Jung
Mr. Jung previously entered into an offer letter with Ghost Management Group, LLC, dated May 17, 2017. Pursuant to a subsequent change of employment status form, Mr. Jung’s current annual base salary is $600,000. Mr. Jung also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Outstanding Equity Awards at December 31, 2020
The following table presents estimated information regarding outstanding equity awards held by WMH’s named executive officers as of December 31, 2020. As described in the section entitled “The Business Combination Agreement—General; Structure of the Mergers—Conversion of Securities” in the Business Combination Proposal above, the number of WMH’s Plan Units that are outstanding at the effective time will be adjusted to reflect the business combination.
	Equity Awards
Name	Vesting Commencement Date	Number of Units that Have Not Vested	Number of Units that Have Vested	Market Value of Shares that Have Not Vested
Christopher Beals	8/17/2015	—	53,333(1)	—
Justin Dean	11/05/2018	1,500(2)(3)	1,500(2)	—(4)
	12/08/2020	2,000(2)(5)	—	—(4)
Steven Jung	06/19/2017	544(2)(3)	3,810(2)	—(4)
	05/01/2018	1,500(2)(3)	2,500(2)	—(4)
	04/06/2020	3,500(2)(6)	500(2)	—(4)
(1)	Represents Class A-3 units.
(2)	Represents Class B units.
(3)
Twenty-five percent of the units subject to this equity award will vest on the one-year anniversary of the vesting commencement date, and thereafter the remaining seventy-five percent of the units will vest equally on a quarterly pro-rata basis over the next three years, provided that such named executive officer is employed by or otherwise providing services to Ghost Management Group, LLC, or one of its designated affiliates as of each such vesting date and that notice of termination of such employment or services has not been provided on or prior to such vesting date.

(4)
The Class A-3 units and Class B units represent profits interests in WM Holding Company, LLC. No value is realized as a result of vesting of these units and consistent with FASB ASC Topic 718, the grant date fair value of Class A-3 and Class B units is $0.

(5)
12.5% of the units subject to this equity award will vest on the six-month anniversary of the vesting commencement date, and thereafter the remaining 87.5% of the units will vest equally on a quarterly pro-rata basis over the next four years, provided that such named executive officer is employed by or otherwise providing services to Ghost Management Group, LLC, or one of its designated affiliates as of each such vesting date and that notice of termination of such employment or services has not been provided on or prior to such vesting date.

(6)
The units subject to this equity award will vest equally on a quarterly pro-rata basis over four years, provided that such named executive officer is employed by or otherwise providing services to Ghost Management Group, LLC, or one of its designated affiliates as of each such vesting date and that notice of termination of such employment or services has not been provided on or prior to such vesting date.

Employee Benefit Plans
Third Amended and Restated Equity Incentive Plan
WMH’s Third Amended and Restated Equity Incentive Plan (the “2018 Plan”), was adopted by the board of managers of WMH and approved by its members in August 2018. The 2018 Plan was subsequently amended by the WMH board of managers on December 10, 2020. The 2018 Plan permits the grant of WMH’s Class B units and Class A-3 units (the “Plan Units”), to WMH and its subsidiaries’ and affiliates’ employees, consultants, advisors, and independent contractors. The 2018 Plan will be terminated prior to the completion of the business combination, and thereafter WMH will not grant any additional awards under the 2018 Plan. However, the 2018 Plan generally will continue to govern the terms and conditions of the outstanding awards previously granted under the 2018 Plan, as adjusted for the business combination.
Authorized Shares. As of December 31, 2020, the maximum aggregate number of Plan Units authorized for issuance under the 2018 Plan was 274,822, none of which were available for grant following the same date. Plan

Units granted under the 2018 Plan that, under certain circumstances, are cancelled, repurchased, or redeemed by WMH will become available for future grant under the 2018 Plan while the 2018 Plan remains in effect. As of December 31, 2020, 274,816 Plan Units were outstanding under the 2018 Plan.
Plan Administration. The 2018 Plan is administered by WMH’s board of managers or one or more of WMH’s or its subsidiaries’ officers appointed by WMH’s board of managers. Subject to the provisions of the 2018 Plan, the administrator has the power to determine the terms of each award, such as the number and class of Plan Units and vesting schedule of awards. The administrator is authorized, in a nondiscriminatory manner, to interpret the 2018 Plan and the award agreements entered into under the 2018 Plan, prescribe rules relating to the 2018 Plan, and make all other determinations necessary or advisable for administering the 2018 Plan.
Plan Units. Plan Units to be granted under the 2018 Plan may be subject to various restrictions, including restrictions on transferability and forfeiture provisions, as determined by the administrator and consistent with the 2018 Plan terms. Subject to the terms of the 2018 Plan, the administrator will determine the number of Plan Units granted and other terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. Plan Units that have not vested are subject to WMH’s right of repurchase or forfeiture. The economic and other rights associated with Plan Units granted under the 2018 Plan are governed by the WMH current operating agreement, as may be amended and in effect from time to time.
Non-Transferability of Awards. The Plan Units are subject to certain transferability restrictions and requirements governed by the terms of the WMH current operating agreement.
Certain Adjustments. The outstanding Plan Units may be subject to adjustment, exchange, replacement or, to the extent then unvested, cancellation for no consideration by WMH’s board of managers at its discretion so as to fairly and equitably and/or proportionately reflect any unit splits, reverse splits, dividends or distributions, recapitalizations, reclassifications, or other relevant changes in WMH’s capitalization or corporate structure, as well as certain other adjustments as may be specified in the WMH current operating agreement.
Amendment, Termination. WMH’s board of managers has the authority to amend, suspend or terminate all or any part of the 2018 Plan in its sole discretion, subject to the terms of the WMH current operating agreement. The 2018 Plan will be terminated prior to the completion of the business combination, and thereafter WMH will not grant any additional awards under the 2018 Plan. However, the 2018 Plan generally will continue to govern the terms and conditions of the outstanding awards previously granted under the 2018 Plan, as adjusted for the business combination.
Director Compensation
WMH currently has no formal arrangements under which directors receive compensation for their service on WMH’s board of managers or its committees. WMH’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. In 2020, Doug Francis received $50,000 in the form of guaranteed payments as compensation for his services as Chairman of the board of managers of WMH during the month of January 2020. Other than such guaranteed payments, in 2020 no director who will be a director of New WMH received cash retainers, equity or other compensation for service on WMH’s board of managers.
Following the consummation of the business combination, New WMH intends to develop a board of directors’ compensation program that is designed to align compensation with New WMH’s business objectives and the creation of stockholder value, while enabling New WMH to attract, retain, incentivize and reward directors who contribute to the long-term success of New WMH.
New WMH Executive Officer and Director Compensation Following the Business Combination
Following the consummation of the business combination, WMH intends to develop an executive compensation program that is designed to align compensation with New WMH’s business objectives and the creation of stockholder value, while enabling New WMH to attract, retain, incentivize and reward individuals who contribute to the long-term success of New WMH. Decisions on the executive compensation program will be made by the board of directors of New WMH and specifically through a Compensation Committee that the board of directors of New WMH expects to establish.

Executive Compensation
The policies of New WMH with respect to the compensation of its executive officers and following the business combination will be administered by the board of directors of WMH in consultation with the Compensation Committee that the board of directors of New WMH expects to establish. We expect that the compensation policies followed by New WMH will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of New WMH and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
In addition to the guidance provided by its Compensation Committee, the board of directors of WMH may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.
Director Compensation
It is anticipated that the Compensation Committee of the board of directors of New WMH will determine the annual compensation to be paid to the members of the board of directors of New WMH upon completion of the business combination.
Emerging Growth Company Status
As an emerging growth company, WMH will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of WMH’s chief executive officer to the median of the annual total compensation of all of WMH’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Silver Spike regarding (i) the actual beneficial ownership of our ordinary shares at March 30, 2021 (prior to the business combination and the related transactions) and (ii) the expected beneficial ownership of shares of common stock of New WMH immediately following the consummation of the business combination and related transactions, assuming that no public shares of Silver Spike are redeemed, and alternatively that public shares are redeemed, in each case, by:
•
each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares (pre-business combination) or the beneficial owner of more than 5% of New WMH’s common stock (post-business combination);

•	each of our executive officers and directors;
•	each person who will become an executive officer or director of WMH post-business combination; and
•	all executive officers and directors as a group pre-business combination and post-business combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The expected beneficial ownership of New WMH’s common stock immediately following consummation of the business combination and the related agreements, assuming no public shares of Silver Spike are deemed, has been determined based upon the assumptions described in the last paragraph of the section entitled “Certain Defined Terms.” In addition, each post-merger WMH Class A equity holder will receive one share of Class V common stock for each post-merger Class A unit to be held by such holder following the business combination.
The expected beneficial ownership of New WMH’s common stock immediately following consummation of the business combination and the related transactions, assuming the maximum number of public shares are redeemed, has been determined based upon the following assumptions: (i) public shareholders have exercised their redemption rights with respect to 24,998,575 public shares (i.e., all outstanding public shares) and (ii) the assumptions described in the last paragraph of the section entitled “Certain Defined Terms” (other than (iv), (v) and (x)(i) thereof).
Prior to the consummation of the IPO, our sponsor purchased 7,187,500 Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. On September 23, 2019, in connection with the expiration of the underwriter’s over-allotment option granted in the IPO, our sponsor surrendered 937,500 founder shares. As a result, our sponsor now owns 6,250,000 founder shares. Currently, our sponsor, the sole holder of the founder shares, owns approximately 20% of the outstanding ordinary shares entitled to vote and has agreed to vote any voting ordinary shares owned by it in favor of the Transaction Proposals. In addition, because of its ownership block, our sponsor may be able to effectively influence the outcome of all other matters requiring approval by the Silver Spike shareholders, including amendments to the existing organizational documents and approval of significant corporate transactions.

Our sponsor and our executive officers and directors are deemed to be our “promoters” as such term is defined under the federal securities laws.
			After Business Combination and Related Transactions
	Prior to Business Combination and Related Transactions		Assuming No Redemption				Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares	Number of Shares of Class A Common Stock Beneficially Owned	%	Number of Post-Merger Shares of Class V Common Stocks Beneficially Owned(2)%	Percentage of Total Voting Power(3)	Number of Shares of Class A Common Stock Beneficially Owned	%	Number of Post-Merger Shares of Class V Common Stock Beneficially Owned(2)%	Percentage of Total Voting Power(3)
Anthony A. Yoseloff(4)	1,900,000	6.1%	1,900,000		—	1.5%	1,900,000		—	1.8%
Polar Asset Management Partners, Inc.(5)	2,573,000	8.2%	2,573,000		—	2.0%	2,573,000		—	2.5%
5% Stockholders, Directors and Named Executive Officers of Silver Spike
Silver Spike Sponsor, LLC(6)	6,250,000	20.0%	9,750,000(9)		—	7.5%	9,750,000(9)		—	9.3%
Alger Associates, Inc.(7)	4,310,772	13.8%	4,310,772		—	3.3%	4,310,772		—	4.1%
Bloom Tree Partners. LLC(12)	1,682,937	5.4%	1,682,937		—	1.3%	1,682,937		—	1.6%
Scott Gordon	—	—	—		—	—	—		—	—
William Healy	—	—	—		—	—	—		—	—
Gregory Gentile	—	—	—		—	—	—		—	—
Orrin Devinsky	—	—	—		—	—	—		—	—
Richard Goldman	—	—	—		—	—	—		—	—
Kenneth Landis	—	—	—		—	—	—		—	—
All directors and executive officers of Silver Spike as a group pre-business combination (six individuals)	—	—	—		—	—	—		—	—

5% Stockholders, Directors and Named Executive Officers of New WMH Post-Business Combination:(8)
Silver Spike Sponsor, LLC(6)	6,250,000	20.00%	9,750,000(9)		—	7.5%	9,750,000(9)		—	9.3%
Christopher Beals	—	—	—		6,165,236	4.8%	—		6,165,236	5.9%
Justin Dean	—	—	—		—	—	—		—	—
Steven Jung	—	—	—		—	—	—		—	—
Tony Aquila(13)	—	—	5,000,000		—	3.9%	5,000,000		—	4.8%
Douglas Francis(10)	—	—	—		27,926,451	21.5%	—		27,926,451	26.7%
Justin Hartfield(11)	—	—	—		29,567,176	22.8%	—		29,567,176	28.2%
Scott Gordon	—	—	—		—	—	—		—	—
Fiona Tan	—	—	—		—	—	—		—	—
All directors and named executive officers of New WMH as a group post-business combination (8 individuals):	—	—	5,000,000		63,658,863	52.9%	5,000,000		63,658,863	65.6%
*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 660 Madison Ave., Suite 1600, New York, New York 10065, United States of America.
(2)
Upon the completion of the business combination, holders of Class A common stock and Class V common stock will be entitled to one vote for each share of Class A common stock or Class V common stock, as the case may be, held by them. Each share of Class V common stock is coupled with a post-merger Class A unit, and subject to the terms of the exchange agreement, post-merger Class A units (together with an equal number of shares of Class V common stock) are initially exchangeable for shares of Class A common stock on a one-for-one basis from time to time at and after 180 days following the closing of the business combination.

(3)
Represents percentage of voting power of the holders of Class A common stock and Class V common stock of the WMH voting together as a single class. See the section entitled “Description of Securities – Authorized and Outstanding Stock – Class V Common Stock.”

(4)
Includes 357,960 Class A ordinary shares held by Davidson Kempner Partners (“DKP”); 755,630 Class A ordinary shares held by Davidson Kempner Institutional Partners, L.P. (“DKIP”) and 786,410 Class A ordinary shares held by Davidson Kempner International, Ltd. (“DKIL”). Davidson Kempner

Capital Management LP (“DKCM”) acts as investment advisor to each of DKP, DKIP and DKIL either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. Mr. Anthony Yoseloff, though DKCM, is responsible for the voting and investment decisions related to the Class A ordinary shares held by DKP, DKIP and DKIL. The address of Mr. Yoseloff is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.
(5)
Includes shares held by Polar Multi-Strategy Master Fund and certain managed accounts, for which Polar Asset Management Partners, Inc. serves as the investment advisor and has sole voting and dispositive power. The address of Polar Asset Management Partners, Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(6)
Our executive officers are the three managers of our sponsor’s board of managers. Any action by our sponsor with respect to our company or the founders shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of our sponsor’s managers, none of the managers of our sponsor is deemed to be a beneficial owner of our sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of our executive officers is deemed to have or share beneficial ownership of the founders shares held by our sponsor.

(7)
Includes Class A ordinary shares beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC (“FAM”), a registered investment adviser. FAM is a 100% owned subsidiary of Alger Group Holdings, LLC (“AGH”), a holding company. AGH is a 100% owned subsidiary of Alger Associates, Inc., a holding company. The business address of Alger Associates, Inc. is 360 Park Avenue South, New York, NY 10010.

(8)
Other than Mr. Gordon and Mr. Aquila, the business address of each of the persons to be directors or named executive officers of New WMH post-business combination is 41 Discovery, Irvine, California 92618.

(9)
Includes 6,250,000 shares of Class A common stock held by Silver Spike Sponsor, LLC and 3,500,000 shares of Class A common stock held by Silver Spike Opportunities I, LLC (the “SPV”) upon the completion of the business combination pursuant to the PIPE subscription financing. Silver Spike Sponsor, LLC and Silver Spike Capital, LLC, the manager of the SPV, are both controlled by Silver Spike Holdings, LP. Accordingly, Silver Spike Holdings, LP may be deemed to be a beneficial owner of the shares held by Silver Spike Sponsor, LLC and the shares held by the SPV.

(10)
Includes 17,907,763 post-merger Class A units held by Mr. Francis, 8,538,173 post-merger Class A units held by Ghost Media Group, LLC and 1,480,515 post-merger Class A units held by WM Founders Legacy I, LLC. Ghost Media Group, LLC is controlled by Messrs. Francis and Hartfield and WM Founders Legacy I, LLC is controlled by Mr. Francis. Accordingly, Mr. Francis may be deemed to be a beneficial owner of the post-merger Class A units held by Ghost Media Group, LLC and WM Founders Legacy I, LLC.

(11)
Includes 19,445,249 post-merger Class A units held by Mr. Hartfield, 8,538,173 post-merger Class A units held by Ghost Media Group, LLC and 1,538,754 post-merger Class A units held by WM Founders Legacy II, LLC. Ghost Media Group, LLC is controlled by Messrs. Hartfield and Francis and WM Founders Legacy II, LLC is controlled by Mr. Hartfield. Accordingly, Mr. Hartfield may be deemed to be a beneficial owner of the shares held by Ghost Media Group, LLC and WM Founders Legacy II, LLC.

(12)
Includes Class A ordinary shares beneficially owned by Bloom Tree Partners, LLC, for which Alok Agrawal may be considered a control person. Ths business address of Bloom Tree Partners, LLC and Mr. Agrawal is c/o Bloom Tree Partners, LLC, 101 Park Avenue, 48th Floor, New York, New York 10178.

(13)
Includes 5,000,000 shares in the aggregate of Class A Common Stock held by AFV Partners SPV-5 LLC (“AFV 5”), AFV Partners SPV-6 LLC (“AFV 6”) and a controlled affiliated entity of Tony Aquila upon the completion of the business combination pursuant to the PIPE subscription financing. Mr. Aquila is the Chairman and CEO of AFV Partners LLC, which exercises ultimate voting and investment power with respect to the shares held by AFV 5 and AFV 6. Furthermore, Mr. Aquila will personally hold a portion of the Class A Common Stock and will be the sole member with ultimate voting and investment power with respect to the shares held by the controlled entity to be formed to hold the Class A Common Stock. As such, Mr. Aquila may be deemed to be a beneficial owner of the shares held by AFV 5, AFV 6 and the controlled affiliated entity. The business address of the reporting person is 2126 Hamilton Road Suite 260, Argyle, TX 76226.

CERTAIN SILVER SPIKE RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Incorporated by reference herein is the information set forth under the caption “Certain Relationships and Related Transactions” in Silver Spike’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein and attached as Annex I to this proxy statement/prospectus. For additional information, see the information set forth under the caption “Item 13. Certain Relationships and Related Transactions, and Director Independence” in Silver Spike’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein and attached as Annex I to this proxy statement/prospectus.

CERTAIN WMH RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2018, to which WMH has been a party in which the amount involved exceeded $120,000 and in which any of WMH’s executive officers, directors, managers, promoters, beneficial holders of more than 5% of WMH’s membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section captioned “Executive Compensation.”
Third Amended and Restated Operating Company Agreement of WM Holding Company, LLC
WMH is party to the WMH current operating agreement. The WMH current operating agreement will be amended and restated upon the business combination. Messrs. Francis and Hartfield together indirectly own a majority of the Class A units of WMH. For a description of the amended operating agreement see the section titled “The Business Combination Proposal — Related Agreements — Amended Operating Agreement.”
Certain Employment Relationships
Certain immediate family members of Douglas Francis, WMH’s former chief executive officer and a current member of WMH’s board of managers, provide services to WMH for compensation, as described below:
•
Russell Francis was formerly employed as one of WMH’s UI/UX developers. Mr. R. Francis, who is a brother of Mr. Francis, earned $183,600, $198,606 and $15,300 in compensation in 2018, 2019 and 2020, respectively.

•
Troy Francis formerly provided services to WMH as an independent contractor. Mr. T. Francis, who is a brother of Mr. Francis, earned $120,000, $151,320 and $4,602 in compensation in 2018, 2019 and 2020, respectively.

•
Kathleen Joosten is employed as a corporate attorney in WMH’s legal department. Ms. Joosten, who is the sister-in-law of Mr. Francis, earned $145,000, $163,462 and $167,427 in compensation in 2018, 2019 and 2020, respectively, and received a grant of 800 Class B units in 2018.

Len Townsend, who is Justin Hartfield’s father-in-law, formerly provided services to WMH as an independent contractor. Mr. Townsend earned $240,000 in compensation in each of 2018 and 2019, and no compensation in 2020.
Certain Other Enterprises
WCC MGMT, LLC is a business of which each of Messrs. Francis and Hartfield indirectly own a minority interest. WCC MGMT, LLC uses WMH’s listing products and has participated in other brand promotion opportunities. WCC MGMT, LLC paid WMH a total of $572,510, $98,495 and $536,750 in 2018, 2019 and 2020, respectively, for such products and services. Mr. Beals indirectly owned a minority interest in WCC MGMT, LLC, but relinquished his indirect interest in April 2019.
DICA Distribution, LLC is a company of which Mr. Francis indirectly owned 47.5%, Mr. Hartfield indirectly owned 47.5% and Mr. Beals indirectly owned 5% of the equity interests. DICA Distribution, LLC leased premises pursuant to a lease, in connection with which WMH issued a guaranty in favor of the landlord. The value of the underlying lease was $502,272 and $171,505 in 2018, and 2019, respectively. In April 2019, Mr. Beals relinquished his indirect interest in DICA Distribution, LLC. In May 2019, DICA Distribution, LLC merged with and into WCC MGMT, LLC and the WMH guaranty was released by the landlord.
Searchcore Payments
In August 2012, Searchcore, Inc., or Searchcore, purchased all of the equity ownership that Messrs. Francis and Hartfield held in Searchcore for an installment note in the amount of $1.6 million payable to each of Messrs. Francis and Hartfield. Pursuant to certain reorganization transactions, the notes were ultimately assigned to Weedmaps Media, LLC, one of WMH’s wholly owned subsidiaries.
Pursuant to a note payable to Mr. Hartfield and that certain Global Securities Purchase, Consulting, and Resignation Agreement dated as of July 31, 2012, by and among Searchcore, Weedmaps Media, Inc. and Justin Hartfield, WMH paid Mr. Hartfield $1.1 million, $0 and $0 in 2018, 2019 and 2020, respectively. $205,324 of obligations remain outstanding to Mr. Hartfield pursuant to such arrangements. All obligations to Mr. Francis under these arrangements have been paid in full.

Other Transactions
WMH has entered into employment and other agreements with certain of its executive officers. For a description of agreements with WMH’s named executive officers, see the section captioned “Executive Compensation—Executive Employment Arrangements” and “—Outstanding Equity Awards at December 31, 2020.”
WMH has granted equity awards to certain of its executive officers. For a description of equity awards granted to WMH’s named executive officers, see “Executive Compensation.”
New WMH will enter into indemnification agreements with its directors and executive officers. For a description of these agreements, see the section captioned “Management After the Business Combination—Limitation of Liability and Indemnification.”
Related Party Transaction Policy
The transactions described below were consummated prior to WMH’s adoption of a formal, written related-party transaction policy. However, WMH believes that the terms obtained or consideration that WMH paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
Post-Business Combination Arrangements
In connection with the business combination, certain agreements were entered into or will be entered into pursuant to the merger agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the business combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•	amended operating agreement (see the section titled “The Business Combination Proposal — Related Agreements — Amended Operating Agreement”);
•	exchange agreement (see the section titled “The Business Combination Proposal — Related Agreements — Exchange Agreement”);
•	tax receivable agreement (see the section titled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement”);
•	voting and support agreements (see the section titled “The Business Combination Proposal — Related Agreements — Voting and Support Agreements”);
•	sponsor letter agreement (see the section titled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”);
•	subscription agreements (see the section titled “The Business Combination Proposal — Related Agreements — PIPE Subscription Agreement”);
•	amended and restated registration rights agreement (see the section titled “The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement”); and
•	employee agreement of Christopher Beals (see the section titled “Executive Compensation of WMH — Executive Employment Arrangements”).

DESCRIPTION OF SECURITIES
The following description of New WMH’s capital stock reflects New WMH’s capital stock as it will exist upon completion of the domestication and business combination. Subject to the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal and the Organizational Documents Proposals, New WMH’s capital stock will be governed by the proposed charter and proposed bylaws and the DGCL. This description is a summary and is not complete. We urge you to read in their entirety New WMH’s proposed organizational documents, which, subject to the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal and the Organizational Documents Proposals, will be in effect as of the effective time of the domestication and are incorporated herein by reference and, in the case of the certificate of incorporation, the form of which is included as Annex B to this proxy statement/prospectus. The following summary should be read in conjunction with the section entitled “Comparison of Corporate Governance and Shareholder Rights.”
Authorized and Outstanding Stock
The proposed charter authorizes the issuance of 2,075,000,000 shares of capital stock, consisting of (x) 1,500,000,000 shares of Class A common stock, par value $0.0001 per share, (y) 500,000,000 shares of Class V common stock, par value $0.0001 per share and 75,000,000 shares of New WMH’s preferred stock, par value $0.0001 per share. All issued and outstanding shares of capital stock of New WMH following the business combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the general meeting, there were (1) 31,248,575 ordinary shares outstanding, of which 24,998,575 were public shares, held of record by approximately     holders, 6,250,000 were Class B ordinary shares, held by our sponsor, (2) no shares of Silver Spike’s preferred stock outstanding, and (3) 12,500,000 public warrants outstanding held of record by approximately     holders. Such numbers do not include DTCC participants or beneficial owners holding shares through nominee names.
Class A Common Stock
Upon completion of the business combination, there will be 149,748,575 shares of Class A common stock outstanding, assuming no public shares are redeemed in connection with the business combination and based upon certain other assumptions as described in the last paragraph of the section entitled “Certain Defined Terms.” All shares of Class A common stock are fully paid and non-assessable. In connection with the business combination, the founder shares held by our sponsor will be converted into shares of Class A common stock of New WMH.
Voting Rights
Each holder of the shares of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of the shares of Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding shares of Class A common stock will be entitled to vote separately upon any amendment to the proposed charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is disproportionately adverse as compared to the Class V common stock.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors of New WMH out of funds legally available therefor.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of New WMH’s affairs, the holders of the shares of Class A common stock are entitled to share ratably in all assets remaining after payment of New WMH’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Class A common stock, then outstanding, if any.

Preemptive or Other Rights
The holders of shares of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Class A common stock. The rights, preferences and privileges of holders of shares of Class A common stock will be subject to those of the holders of any shares of the preferred stock New WMH may issue in the future.
Class V Common Stock
Upon completion of the business combination, there will be approximately 65,984,049 shares of Class V common stock outstanding, with WMH holding any shares of Class V common stock in treasury that are not issued to post-merger WMH equity holders, assuming no public shares are redeemed in connection with the business combination and based upon certain other assumptions, excluding assumption (x)(iv), as described in the last paragraph of the section entitled “Certain Defined Terms.” All shares of Class V common stock to be issued in connection with the business combination will be fully paid and non-assessable.
Voting Rights
Each holder of the shares of Class V common stock is entitled to one vote for each share of Class V common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of shares of Class V common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding shares of Class V common stock will be entitled to vote separately upon any amendment to the proposed charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is disproportionately adverse as compared to the Class A common stock.
Dividend Rights
The holders of the Class V common stock will not participate in any dividends declared by the board of directors of New WMH.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of New WMH’s affairs, the holders of Class V common stock are not entitled to receive any assets of New WMH.
Preemptive or Other Rights
The holders of shares of Class V common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V common stock.
Issuance and Retirement of Class V Common Stock
In the event that any outstanding share of Class V common stock ceases to be held directly or indirectly by a holder of post-merger WMH units, such share will automatically be transferred to New WMH for no consideration and thereupon will be retired. New WMH will not issue additional shares of Class V common stock after the adoption of the proposed charter other than in connection with the valid issuance or transfer of post-merger WMH units in accordance with the governing documents of WMH.
Preferred Stock
No shares of preferred stock will be issued or outstanding immediately after the completion of the business combination. The proposed charter will authorize the board of directors of New WMH to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock. Shares of preferred stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of preferred stock from time to time adopted by the board of directors pursuant to authority so to do which is expressly vested in the board of directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of New WMH without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock of New WMH by restricting dividends on the shares of Class A common stock, diluting the voting power of the shares of Class A common stock and the shares of Class V common stock or subordinating the liquidation rights of the shares of Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the shares of Class A common stock. At present, we have no plans to issue any preferred stock.
Warrants
Public Shareholders’ Warrants
Upon the closing, each whole public warrant will entitle the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days after the closing, provided that New WMH has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or New WMH permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the warrant agreement). A warrant holder may exercise its public warrants only for a whole number of shares of Class A common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. Accordingly, unless a registered holder purchases at least two units, such registered holder will not be able to receive or trade a whole public warrant. The public warrants will expire five years after the closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
New WMH will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to New WMH satisfying its obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and New WMH will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the shares of Class A common stock underlying such unit.
New WMH has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing, New WMH will use its reasonable best efforts to file with the SEC and have an effective registration statement for covering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the public warrants, and New WMH will use its reasonable best efforts to cause the same to become effective within sixty (60) business days after the closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the shares of Class A common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New WMH may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New WMH so elects, New WMH will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, New WMH may redeem the public warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per public warrant;
•	upon not less than thirty (30) days’ prior written notice of redemption to each public warrant holder; and
•
if, and only if, the reported last sales price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date New WMH sends the notice of redemption to the public warrant holders.

If and when the public warrants become redeemable by New WMH, New WMH may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and New WMH issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 public warrant exercise price after the redemption notice is issued.
If New WMH calls the public warrants for redemption as described above, New WMH’s management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require any holders to exercise their public warrants on a “cashless basis,” New WMH’s management will consider, among other factors, New WMH’s cash position, the number of public warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of New WMH’s public warrants. If New WMH’s management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If New WMH’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a public warrant redemption. If New WMH calls its public warrants for redemption and New WMH’s management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other public warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a public warrant may notify New WMH in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of Class A common stock issued and outstanding immediately after giving effect to such exercise.
If the number of issued and outstanding shares of Class A common stock is increased by a capitalization or share dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A common stock. A rights offering to holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A common stock equal to the product of  (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (2) one minus the quotient of (x) the price per shares of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if New WMH, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the shares of Class A common stock on account of such shares of Class A common stock (or other securities into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with the business combination, (d) to satisfy the redemption rights of the holders shares of Class A common stock in connection with a shareholder vote to amend the existing organizational documents (i) to modify the substance or timing of New WMH’s obligation to redeem 100% of its public shares if New WMH does not complete the business combination within 18 months from the closing of the public shares offering or (ii) with respect to any other provision relating to shareholders’ rights or pre- business combination activity, or (e) in connection with the redemption of New WMH’s public shares upon New WMH’s failure to complete the business combination, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of issued and outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of the shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of Silver Spike with or into another corporation (other than a consolidation or merger in which Silver Spike is the continuing corporation and that does not result in any reclassification or reorganization of Silver Spike’s issued and outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Silver Spike as an entirety or substantially as an entirety in connection with which Silver Spike is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the public warrant.
The public warrants are issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Silver Spike. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the public warrants. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Silver Spike, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A common stock and any voting rights until they exercise their public warrants and receive shares of Class A common stock. After the issuance of the shares of Class A common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of shares of Class A common stock.
No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade.
Private Placement Warrants
The private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of an initial business combination, including the business combination, subject to certain exceptions and they will not be redeemable by Silver Spike so long as they are held by our sponsor or its permitted transferees. Our sponsor, as well as its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and will have certain registration rights related to such private placement warrants. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our sponsor or its permitted transferees, the private placement warrants will be redeemable by Silver Spike and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Dividends
Silver Spike has not paid any cash dividends on the ordinary shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon Silver Spike’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of Silver Spike’s board of directors at such time.
Upon completion of the business combination, New WMH will be a holding company with no material assets other than its interest in WMH.
The amended operating agreement will provide that pro rata cash distributions be made to holders of post-merger WMH units (including New WMH) at certain assumed tax rates, which we refer to as “tax distributions.” See the section entitled “The Business Combination Proposal—Related Agreements—Amended Operating Agreement.” New WMH may receive tax distributions significantly in excess of its tax liabilities and obligations to make payments under the tax receivable agreement. New WMH will determine in its sole discretion the appropriate uses for any excess cash so accumulated, which may include, among other uses, dividends, the payment of obligations under the tax receivable agreement and the payment of other expenses. New WMH will have no obligation to distribute such excess cash (or other available cash other than any declared dividend) to the Class A stockholders. New WMH will be a holding company and its only material asset after completion of the business combination will be its interest in WMH, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the tax receivable agreement or pay dividends.
Any financing arrangements that we enter into in the future may include restrictive covenants that limit New WMH’s ability to pay dividends. In addition, WMH is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of WMH (with certain exceptions) exceed the fair value of its assets. Subsidiaries of WMH are generally subject to similar legal limitations on their ability to make distributions to WMH.
Transfer Agent and Warrant Agent
The transfer agent for ordinary shares and warrant agent for warrants is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and Proposed Bylaws
Upon the completion of the domestication, New WMH will be, as a corporation incorporated under the laws of the State of Delaware, subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•	A stockholder who owns fifteen percent or more of New WMH’s outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than ten percent of New WMH’s assets.
However, the above provisions of Section 203 do not apply if:
•	New WMH’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of New WMH’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by New WMH’s board of directors and authorized at a meeting of New WMH’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The proposed organizational documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New WMH’s board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of New WMH’s board of directors or taking other corporate actions, including effecting changes in our management. For instance, New WMH’s proposed charter will not provide for cumulative voting in the election of directors and will provide for a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the New WMH board of directors. New WMH’s board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and New WMH’s advance notice provisions in the proposed bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to New WMH’s board of directors or to propose matters to be acted upon at a stockholders’ meeting.
New WMH’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of New WMH by means of a proxy contest, tender offer, merger or otherwise.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of Silver Spike for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares or warrants of Silver Spike for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of ordinary shares of Silver Spike then outstanding; or
•	the average weekly reported trading volume of Silver Spike Class A ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, (i) our sponsor will be able to sell its founder shares (or shares of Class A common stock into which such founders shares will convert in connection with the domestication) and private placement warrants (or warrants of New WMH into which they will convert in connection with the domestication), as applicable and (ii) our subscription investors will be able to sell their subscription shares, in each case pursuant to Rule 144 without registration one year after we have completed our initial business combination.
We anticipate that following the consummation of the business combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities
Registration Rights
See the section entitled “The Business Combination – Related Agreements – Amended and Restated Registration Rights Agreement.”

APPRAISAL RIGHTS
Neither Silver Spike shareholders nor Silver Spike warrant holders have appraisal rights in connection with the domestication under Cayman Islands law or under the DGCL.

STOCKHOLDER NOMINATIONS AND PROPOSALS
The disclosure set forth below describes the procedures for stockholder nominations and proposals pursuant to the proposed organizational documents of New WMH. The following summary is qualified in its entirety by reference to the complete text of the proposed bylaws, a copy of which is attached as Annex C to this proxy statement/prospectus.
Annual Meeting of Stockholders Notice Requirements
Nominations of persons for election to the board of directors of New WMH or the proposal of other business to be transacted by stockholders may only be made at a meeting properly called for such purpose and only (i) by or at the direction of the board of directors or any committee thereof or (ii) by a stockholder who (A) was a stockholder of record of New WMH when the notice is delivered to the secretary and at the time of the meeting, (B) is entitled to vote for the election of directors or such business, as applicable, at the meeting and (C) complies with the notice and other provisions of the proposed bylaws. Persons nominated for election to the board of directors of New WMH by stockholders in accordance with the applicable sections of the proposed bylaws are referred to as “Stockholder Nominees.” A stockholder nominating persons for election to the board of directors is referred to as the “Nominating Stockholder.”
New WMH’s proposed bylaws provide that, for nominations or business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the secretary of New WMH and, in the case of proposed business, any such proposed business must constitute a proper matter for stockholder action. To be timely, the notice must be delivered personally or mailed to, and received at, the principal executive offices of New WMH, addressed to the secretary, by no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if (i) the annual meeting of stockholders is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the prior year’s annual meeting of stockholders or (ii) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (A) no earlier than one hundred and twenty (120) days before such annual meeting and (B) no later than the later of ninety (90) days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure. In no event will an adjournment, postponement or deferral of any annual meeting of stockholders, or announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
Special Meeting of Stockholders Notice Requirements
If the election of directors is included as business to be brought before a special meeting in New WMH’s notice of meeting, then nominations of persons for election to the board of directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving notice of such nomination and at the time of the special meeting (who will be entitled to vote at the meeting). For nominations to be properly brought by a stockholder before a special meeting of stockholders, the stockholder must have given timely notice thereof in writing to the secretary of New WMH. Such notice, to be timely, must be delivered to or mailed, and received at, the principal executive offices of New WMH, addressed to the secretary, by no earlier than one hundred and twenty (120) days before and no later than the later of ninety (90) days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or public disclosure.
Additional Stockholder Notice Requirements
Any stockholder’s notice to the secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (A) a representation to New WMH that each Nominating Stockholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (B) all information regarding each Stockholder Nominee or Stockholder Associated Person (as defined in the proposed bylaws), in each case, that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act; (C) the written consent of each Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by certain sections of the proposed bylaws; (D) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder,

Stockholder Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant; (E) Stockholder Information (as defined below) with respect to any stock or other interests of New WMH held by members of the Nominating Stockholder’s or its Stockholder Associated Person’s immediate family sharing the same household; (F) a representation to New WMH as to whether each Nominating Stockholder intends (x) to deliver a proxy statement and form of proxy to holders of at least the percentage of New WMH’s outstanding capital stock required to approve the nomination or (y) otherwise to solicit proxies from stockholders in support of such nomination; (G) all other information that would be required to be filed with the SEC if the Nominating Stockholders and Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and (H) a representation and covenant for the benefit of New WMH that the Nominating Stockholders shall provide any other information reasonably requested by New WMH; and (ii) as to any other business that the stockholder proposes to bring before the meeting, (A) Stockholder Information with respect to any stock or other interests of New WMH held by members of the stockholder’s proposing business (the “Proponent”) or Stockholder Associated Person’s immediate family sharing the same household; (B) a representation to New WMH that each Proponent is a holder of record of stock of New WMH entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such stockholder business; (C) a brief description of the business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the meeting; (D) any material interest of each Proponent and any Stockholder Associated Person in such business; (C) a representation to New WMH as to whether the Proponent intends (x) to deliver a proxy statement and form of proxy to holders of at least the percentage of New WMH’s outstanding capital stock required to approve or adopt such business or (y) otherwise to solicit proxies from the stockholders in support of such business; (E) all other information that would be required to be filed with the SEC if the Proponent or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and (F) a representation and covenant for the benefit of New WMH that the Proponents shall provide any other information reasonably requested by New WMH.
In addition, any stockholder’s notice to the secretary must include the following information: (i) the name and record address of each Proponent, as they appear on New WMH’s books; (ii) the name and address of any Stockholder Associated Person; (iii) as to each Proponent and any Stockholder Associated Person, (A) the class or series and number of shares of stock directly or indirectly held of record and beneficially by the Proponent or Stockholder Associated Person, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement or understanding, direct or indirect, with respect to such business between or among the Proponent, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of New WMH or with a value derived in whole or in part from the value or decrease in value of any class or series of stock of New WMH, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of New WMH or otherwise (a “Derivative”), (E) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the Proponent or Stockholder Associated Person has a right to vote any shares of stock of New WMH, (F) any rights to dividends on the stock of New WMH owned beneficially by the Proponent or Stockholder Associated Person that are separated or separable from the underlying stock of New WMH, (G) any proportionate interest in stock of New WMH or Derivatives held, directly or indirectly, by a general or limited partnership in which the Proponent or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that the Proponent or Stockholder Associated Person is entitled to based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice (the information specified above in (i) to (iii) is referred to herein as “Stockholder Information”).

The Proponents shall also provide any other information reasonably requested by New WMH within ten (10) business days after such request. In addition, the Proponent shall further update and supplement the information provided to New WMH in the notice of business or upon New WMH’s request as needed, so that such information shall be true and correct as of the record date for the meeting and as of the date that is the later of five (5) business days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at, the principal executive offices of New WMH, addressed to the secretary, by no later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than two (2) business days before the date for the meeting (in the case of the update and supplement required to be made as of five (5) business days before the meeting or any adjournment or postponement thereof).
Director Nominee Eligibility Requirements
To be eligible to be a nominee for election or reelection as a director, a person must deliver (in accordance with the time periods prescribed for delivery of notice by the board of directors) to the secretary at the principal executive offices of New WMH, a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a director on any issue or question (a “Voting Commitment”) that has not been disclosed to New WMH or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a director under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than New WMH with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of New WMH that are applicable to directors.
General
The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought or a nomination was not made, as the case may be, in accordance with the foregoing procedures prescribed by the proposed bylaws, and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted and the defective nomination shall be disregarded, as the case may be. If the stockholder (or a qualified representative of the stockholder) does not appear at the applicable stockholder meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by New WMH. To be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with Silver Spike’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Silver Spike Acquisition Corp., 660 Madison Avenue, Suite 1600, New York, NY 10065. Following the business combination, such communications should be sent to the same address. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Davis Polk & Wardwell LLP have passed upon the validity of the securities of New WMH offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Silver Spike as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in shareholders’ equity and cash flows for year ended December 31, 2020 and for the period from June 7, 2019 (inception) through December 31, 2019, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Silver Spike to continue as a going concern), and have been included in this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of WM Holding Company, LLC as of December 31, 2020 and 2019 and for each of the years in periods ended December 31, 2020, 2019, and 2018 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to the industry in which WMH operates, have been included in this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
ENFORCEABILITY OF CIVIL LIABILITY
Silver Spike is a Cayman Islands exempted company. If Silver Spike does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the domestication, you may have difficulty serving legal process within the United States upon Silver Spike. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Silver Spike in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Silver Spike may be served with process in the United States with respect to actions against Silver Spike arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Silver Spike’s securities by serving Silver Spike’s U.S. agent irrevocably appointed for that purpose.

HOUSEHOLDING INFORMATION
Unless Silver Spike has received contrary instructions, Silver Spike may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of Silver Spike’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. We will promptly provide separate copies upon written or oral request. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Silver Spike’s disclosure documents, the shareholders should follow these instructions:
•
If the shares are registered in the name of the shareholder, the shareholder should contact Silver Spike at its offices at 660 Madison Avenue, Suite 1600, New York, NY 10065 to inform Silver Spike of his or her request; or

•	If a bank, broker or other nominee holds the share, the shareholder should contact the bank, broker or other nominee directly.
WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE
The SEC allows Silver Spike to incorporate by reference information in this document. This means that Silver Spike can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.
We are incorporating by reference Silver Spike’s filings listed below and any additional documents that Silver Spike may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the general meeting, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto.
Silver Spike SEC Filings
Set forth below is a list of the documents Silver Spike previously filed with the SEC under the Exchange Act that are included as annexes to this proxy statement/prospectus:
•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 9, 2021 (included as Annex I to the proxy statement/prospectus); and
•
The description of Silver Spike’s Class A ordinary shares contained in Silver Spike’s Form 8-A filed on August 7, 2019, including any amendments or reports filed for the purpose of updating the description (included as Annex J to the proxy statement/prospectus).

Silver Spike has supplied all information contained in this document relating to Silver Spike, as well as all pro forma financial information. WMH has supplied all information contained in this document relating to WMH. Information provided by Silver Spike or WMH does not constitute any representation, estimate or projection of any other party. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
You can read Silver Spike’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Transaction Proposals to be presented at the general meeting, you should contact Silver Spike’s proxy solicitation agent at the following address and telephone number:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Telephone: (212) 269-5550
(banks and brokers call collect at (877) 478-5045
Email: SSPK@dfking.com
If you are a Silver Spike shareholder and would like to request documents, please do so by    , 2021, in order to receive them before the general meeting. If you request any documents from Silver Spike, Silver Spike will mail them to you by first class mail, or another equally prompt means.
This document is a proxy statement/prospectus of Silver Spike for the general meeting. Silver Spike has not authorized anyone to give any information or make any representation about the business combination, Silver Spike or WMH that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members
WM Holding Company, LLC
Irvine, California
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of WM Holding Company, LLC and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, members’ equity, and cash flows for each of the years ended December 31, 2020, 2019 and 2018, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years ended December 31, 2020, 2019, and 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
The Company is an organization that provides online directory services to legalized cannabis companies. As discussed in Note 1, the Company operates in an industry where laws and regulations vary significantly by jurisdiction. Currently, several states permit medicinal or recreational use of cannabis; however, the use of cannabis is prohibited on a federal level in the United States. If any of the states that permit use of cannabis were to change their laws or the federal government was to actively enforce such prohibition, the Company’s business could be adversely affected.
/s/ Baker Tilly US, LLP
We have served as the Company’s auditor since 2014.
Irvine, California
March 9, 2021

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2020 and 2019
	2019	2020
ASSETS
Current Assets
Cash	$4,967,954	$19,918,914
Accounts receivable	3,929,321	9,428,166
Prepaid expenses and other current assets	1,783,783	4,819,968
Total current assets	10,681,058	34,167,048
Property and Equipment, net	9,155,525	7,387,420
Goodwill	3,961,122	3,961,122
Intangible Assets, net	5,402,956	4,504,408
Other Assets	4,553,009	3,874,155
Total assets	$33,753,670	$53,894,153
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	14,886,301	12,651,130
Deferred revenue	4,328,635	5,264,373
Deferred rent	1,435,691	5,128,755
Notes payable to members, current portion	—	205,324
Total current liabilities	20,650,627	23,249,582
Other long-term liabilities
Notes payable to members, non-current portion	205,324	—
Other long-term liabilities	98,964	1,373,836
Total liabilities	20,954,915	24,623,418
Commitments and contingencies (Note 10)
Members’ equity
Class A-1 Units - no par value; 821,769 units authorized, issued and outstanding at December 31, 2020 and 2019	3,306,922	2,543,998
Class A-2 Units - no par value; 34,264 units authorized, 24,058 issued and outstanding at December 31, 2020 and 2019	17,108,743	16,864,901
Class A-3 Units/Class B Units - no par value; 274,822 units authorized, 53,333 Class A-3 units and 221,483 Class B units issued and outstanding at December 31, 2020, 274,667 units authorized, 53,333 Class A-3 units and 210,744 Class B units issued and outstanding at December 31, 2019	—	—
Retained earnings/accumulated deficit	(7,616,910)	9,861,836
Total members’ equity	12,798,755	29,270,735
Total liabilities and members’ equity	$33,753,670	$53,894,153

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2020, 2019 and 2018
	2018	2019	2020
REVENUES, net	$101,402,007	$144,231,479	$161,790,762
OPERATING EXPENSES
Cost of revenues	6,304,059	7,073,728	7,629,965
Sales and marketing	17,798,973	39,745,946	30,716,015
Product development	20,033,481	29,496,687	27,142,129
General and administrative	38,934,680	56,465,609	51,127,116
Depreciation and amortization	2,148,628	5,162,595	3,977,805
Total operating expenses	85,219,821	137,944,565	120,593,030
INCOME FROM OPERATIONS	16,182,186	6,286,914	41,197,732
OTHER EXPENSE
Interest expense	(621,462)	(124,220)	(2,116)
Other expense, net	(1,206,475)	(5,217,334)	(2,365,623)
Total other expense	(1,827,937)	(5,341,554)	(2,367,739)
INCOME FROM CONTINUING OPERATIONS	14,354,249	945,360	38,829,993
LOSS FROM DISCONTINUED OPERATIONS	(1,674,738)	—	—
INCOME BEFORE PROVISION FOR INCOME TAXES	12,679,511	945,360	38,829,993
Provision from income taxes	—	1,321,045	—
NET INCOME (LOSS)	$12,679,511	$(375,685)	$38,829,993
EARNINGS (LOSS) PER UNIT
Basic and diluted earnings (loss) per Class A-1, A-2 and A-3 units from continuing operations	$16.95	$(0.42)	$43.18
Basic and diluted loss per Class A-1, A-2 and A-3 units from discontinued operations	$(1.98)	$—	$—
Basic and diluted earnings (loss) per Class A-1, A-2 and A-3 units	$14.97	$(0.42)	$43.18
Basic and diluted weighted-average number of units outstanding	847,024	899,160	899,160

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
For the years ended December 31, 2020, 2019 and 2018
	Class A-1 Units	Class A-2 Units	Class A-3/B Units	Retained earnings	Total Member's Equity
BALANCE – December 31, 2017	4,546,847	—	—	8,891,183	13,438,030
Sale of Class A Units	—	17,553,601	—	—	17,553,601
Distributions	(524,894)	(66,840)	—	(10,832,926)	(11,424,660)
Repurchase of Class B Units	—	—	—	(1,694,407)	(1,694,407)
Deemed distribution on divestiture of controlled entities	—	—	—	(428,417)	(428,417)
Net income	—	—	—	12,679,511	12,679,511
BALANCE – December 31, 2018	4,021,953	17,486,761	—	8,614,944	30,123,658
Distributions	(715,031)	(378,018)	—	(14,289,441)	(15,382,490)
Repurchase of Class B Units	—	—	—	(1,566,728)	(1,566,728)
Net income	—	—	—	(375,685)	(375,685)
BALANCE – December 31, 2019	3,306,922	17,108,743	—	(7,616,910)	12,798,755
Distributions	(762,924)	(243,842)		(20,944,766)	(21,951,532)
Repurchase of Class B Units				(406,481)	(406,481)
Net income				38,829,993	38,829,993
BALANCE – December 31, 2020	$2,543,998	$16,864,901	$—	$9,861,836	$29,270,735

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2020, 2019 and 2018
	2018	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$12,679,511	$(375,685)	$38,829,993
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,148,628	5,162,595	3,977,805
Accretion of debt discounts	59,079	—	—
Changes in operating assets and liabilities:
Accounts receivable	(432,095)	(2,572,107)	(5,498,845)
Prepaid expenses and other current assets	871,245	(610,758)	(3,036,185)
Other assets	65,948	(3,344,195)	678,854
Accounts payable and accrued expenses	1,651,975	7,373,723	(960,299)
Deferred rent	6,269	496,065	3,693,064
Deferred revenue	721,378	165,488	935,738
Assets and liabilities held for sale	(82,507)	—	—
Net cash provided by operating activities	17,689,431	6,295,126	38,620,125
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,124,408)	(5,129,470)	(1,311,152)
Net cash used in investing activities	(2,124,408)	(5,129,470)	(1,311,152)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds (repayments) from secured line of credit	1,748,038	(5,019,814)	—
Sale of Class A Units	17,553,601	—	—
Distributions to members	(11,424,660)	(15,382,490)	(21,951,532)
Repurchase of Class B Units	(1,694,407)	(1,566,728)	(406,481)
Principal payments on notes payable to members	(2,243,611)	—	—
Principal payments on notes payable	(695,000)	—	—
Net cash provided by (used in) financing activities	3,243,961	(21,969,032)	(22,358,013)
Net increase (decrease) in cash	18,808,984	(20,803,376)	14,950,960
CASH – beginning of year	6,962,346	25,771,330	4,967,954
CASH – end of year	$25,771,330	$4,967,954	$19,918,914
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$579,793	$157,407	$2,115
Cash paid for income taxes	$—	$117,848	$1,335,998
Deemed distribution on divestiture of controlled entities	$428,417	$—	$—

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
1.	Business and organization
WM Holding Company, LLC, a Delaware limited liability company, and its subsidiaries (the “Company”), is a technology and software infrastructure provider to retailers and brands in the U.S. state-legal and Canadian cannabis markets. The Company also provides information on the cannabis plant and the industry and advocates for legalization. The Weedmaps marketplace provides consumers with information regarding cannabis retailers and brands, as well as the strain, pricing, and other information regarding locally available cannabis products, through the Company’s website and mobile apps, permitting product discovery and online reservation of products for pickup by consumers or delivery to consumers by participating retailers. The Company sells its offerings in the United States and Canada, and the Company has a limited number of non-monetized listings in several international countries including Austria, Germany, the Netherlands, Spain, and Switzerland. Through December 31, 2020, the Company offered standard listing subscription clients access to a listing page on weedmaps.com in addition to free access to its SaaS solutions, including WM Orders, WM Dispatch, WM Exchange, WM Retail and WM Store, along with its API integrations with third-party point-of-sale (“POS”) systems. For access to the orders functionality, beginning in September 2019, standard listing clients were also then required to pay a fixed services fee per delivery order submitted which we imposed regardless of whether the proposed order was canceled or completed. As of January 1, 2021, the Company migrated all standard listing subscription clients to our new WM Business subscription package. Under this new subscription package, all retailers continue to receive access to a standard listing page and SaaS solutions. In addition, the Company began including access to WM Dashboard and eliminated the technology services fee on delivery orders as part of the transition to the new WM Business subscription package. The Company operates in the United States, Canada, and other foreign jurisdictions where medical and/or adult use cannabis is legal under state or applicable national law. The Company is headquartered in Irvine, California.
2.  Summary of significant accounting policies
The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity. Management believes that these accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.
Principles of Consolidation
The consolidated financial statements include the accounts of WM Holding Company, LLC and its subsidiaries, GMG Holdco, Inc., Weedmaps Media, LLC (“Weedmaps”), Ghost Management Group, LLC, WM Canada Holdings, Inc., WM Enterprise, LLC, WM Marketplace, LLC, Weedmaps Spain, S.L.U., WM Retail, LLC, Grow One Software (Canada), Inc., Discovery Opco, LLC, Weedmaps Germany GmbH, WM Teal, LLC, WM Museum, LLC, Weedmaps Artist Management, LLC, Ghost Gaming Holdings, LLC, WMBP Investment, LLC, and WMG Pharma GmbH. All significant intercompany balance and transactions have been eliminated upon consolidation.
Discontinued Operations
Effective April 30, 2018, the Company sold 100% of the equity interests in WMG Pharma GmbH to an entity owned by its founders for $13,490 and on May 31, 2018, the Company divested its equity interests in Ghost Gaming Holdings, LLC, Weedmaps Artist Management, LLC, and WMBP Investment, LLC (collectively, “Divested Entities”) to certain of its members. The fair value based on a valuation report for the Divested Entities was $1,495,000. No gain or loss was recorded due to the related party nature of the divestiture; instead the divestiture was recorded as a deemed distribution in member’s equity. The activities of the Divested Entities were included in the consolidated financial statements through the date of the divestiture.
As a result of the Company’s decision to divest its interest in Divested Entities, the Company has reclassified and presented all related historical financial information as it relates to the Divested Entities as “discontinued

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
2.  Summary of significant accounting policies(continued)
operations” in the accompanying consolidated statements of operations as of and for the year ended December 31, 2018. In addition, all related activities have been excluded from footnote disclosures unless specifically referenced. These reclassifications have no effect on previously reported net income.
Foreign Currency
Assets and liabilities denominated in a foreign currency are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Revenue and expense accounts are translated at the average exchange rates during the periods. The impact of exchange rate fluctuations from translation of assets and liabilities is insignificant for the years ended December 31, 2020, 2019 and 2018.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant estimates made by management include, among others, the valuation of accounts receivable, the useful lives of long-lived assets, income taxes, website and internal-use software development costs, valuation of goodwill and other intangible assets, revenue recognition, stock-based compensation, and the recognition and disclosure of contingent liabilities.
Risks and Uncertainties
The Company operates in a relatively new industry where laws and regulations vary significantly by jurisdiction. Currently, several states permit medical or recreational use of cannabis; however, the use of cannabis is prohibited on a federal level in the United States. If any of the states that permit use of cannabis were to change their laws or the federal government was to actively enforce such prohibition, the Company’s business could be adversely affected.
In addition, the Company’s ability to grow and meet its operating objectives depends largely on the continued legalization of cannabis on a widespread basis. There can be no assurance that such legalization will occur on a timely basis, or at all.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2020, 2019 and 2018, the Company did not have any cash equivalents.
Accounts Receivable
Accounts receivable is recorded at the invoiced amount and does not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The allowance for doubtful accounts is reviewed monthly and past due balances are reviewed individually for collectability. Account balances are written off against the allowance when it is determined that it is probable that the receivable will not be recovered. As of December 31, 2020, and 2019, the Company recorded an allowance for bad debt of $857,382 and $913,715, respectively.
Property and Equipment
Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. Leasehold improvements are amortized over the lesser of the related lease term or their estimated useful life. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Costs related to website and internal-use

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
2.  Summary of significant accounting policies(continued)
software are primarily related to the Company’s website. The Company capitalizes its costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding and it is probable that the project will be completed, and the software will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset.
Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the upgrades. Upon sale or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is included in the Company’s results from operations.
Goodwill
Goodwill is the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed.
For impairment purposes, the Company assesses qualitative factors to determine if it is necessary to perform the two-step quantitative goodwill impairment test. The Company assesses qualitative factors to determine if its sole reporting unit’s fair value is more likely than not to exceed its carrying value, including goodwill. In the event the Company determines that it is more likely than not that its reporting unit’s fair value is less than its carrying amount, quantitative testing is performed comparing recorded values to estimated fair values. Quantitative testing compares the fair value of the reporting unit to its book value, including goodwill. If the book value exceeds the fair value, then the Company would calculate the potential impairment loss by comparing the implied fair value of goodwill with the book value. If the implied fair value of goodwill is less than the book value, then an impairment charge would be recorded. For the years ended December 31, 2020 and 2019, there were no impairment of goodwill. The Company has elected not to amortize goodwill.
Intangible Assets
The Company’s intangible assets consist of trade and domain names, and software technology which are amortized using the straight-line method over 5 to 15 years.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their estimated fair value. For the years ended December 31, 2020 and 2019, there were no such impairments.
Revenue Recognition
The Company’s revenues are derived primarily from monthly subscriptions and additional offerings for access to the Company’s Weedmaps platform and our SaaS solutions. The Company recognizes revenue when the fundamental criteria for revenue recognition are met. The Company recognizes revenue by applying the following steps: the contract with the customer is identified; the performance obligations in the contract are identified; the transaction price is determined; the transaction price is allocated to the performance obligations in the contract; and revenue is recognized when (or as) the Company satisfies these performance obligations in an amount that reflects the consideration it expects to be entitled to in exchange for those services.
Substantially all of the Company’s revenue is generated by providing standard listing subscription services and other paid listing subscriptions services, including featured listings, promoted deals, nearby listings and other display advertising to its customers. These arrangements are recognized over-time, generally during a month-to-month

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
2.  Summary of significant accounting policies(continued)
subscription period as the products are provided. The Company may also provide services to its customers, including access to the Company’s orders functionality, which are recognized at a point in time, typically when an order for delivery or pickup is submitted. The Company rarely needs to allocate the transaction price to separate performance obligations. In the rare case that allocation of the transaction price is needed, the Company recognizes revenue in proportion to the standalone selling prices of the underlying services at contract inception.
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription offerings, as described above, and is recognized as the revenue recognition criteria are met. The prior year deferred revenue balance of $4.3 million was fully recognized in fiscal year 2020, and the current year deferred revenue balance of $5.3 million is expected to be recognized in 2021, which is expected to be within the next year. The Company generally invoices customers and receives payment on an upfront basis and payments do not include significant financing components or variable consideration and there are generally no rights of return or refunds after the subscription period has passed.
The following table summarizes the Company’s disaggregated net revenue information for the years ended December 31, 2020, 2019 and 2018:
	2018	2019	2020
Revenues recognized over time(1)	$101,402,007	$143,489,929	$155,362,875
Revenues recognized at a point in time(2)	—	741,550	6,427,887
Total revenues	$101,402,007	$144,231,479	$161,790,762
(1)	Revenues from listing subscription services, featured listings and other advertising products.
(2)	Revenues from use of orders functionality.
The following table summarizes the Company’s U.S. and foreign revenues for the years ended December 31, 2020, 2019 and 2018:
	2018	2019	2020
U.S. revenues	$100,670,847	$132,076,823	$130,373,022
Foreign revenues	731,160	12,154,656	31,417,740
Total revenues	$101,402,007	$144,231,479	$161,790,762
All foreign revenues were generated in Canada.
Income Taxes
Other than for the Company’s foreign subsidiaries that are subject to their jurisdictions’ income tax laws, the remaining subsidiaries, as well as the holding entity, are not subject to income tax, with the members of the Company including their respective share of the Company’s profits and losses in their individual income tax returns. For the year ended December 31, 2019, the Company recorded a provision for income taxes of approximately $1.3 million, related to estimated taxable income from operations of WM Canada Holdings, Inc., in the accompanying statement of operations. No provision for income taxes was recorded for the year ended December 31, 2020 and 2018.
The components of income (loss) before income taxes for the years ended December 31, 2020, 2019 and 2018 were as follows:
	2018	2019	2020
United States	$12,010,276	$(4,152,308)	$38,877,652
Foreign	669,235	5,097,668	(47,659)
Net income (loss) before provision for income taxes	$12,679,511	$945,360	$38,829,993

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
2.  Summary of significant accounting policies(continued)
While electing Limited Liability Company status, the Company does not believe it has any uncertain income tax positions that are more likely that not to materially affect its consolidated financial statements. The Company’s federal and state income tax returns remain open to agency examination for the standard statutory length of time after filing.
Concentrations of Credit Risk
The Company’s financial instruments are potentially subject to concentrations of credit risk. The Company places its cash with high quality credit institutions. From time to time, the Company maintains cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit. Management believes that the risk of loss is not significant and has not experienced any losses in such accounts.
Fair Value Measurements
At December 31, 2020 and 2019, the Company did not have any assets or liabilities measured at fair value on a recurring or nonrecurring basis.
Cost of Revenue
The Company’s cost of revenue primarily consists of web hosting, internet service costs, and credit card processing costs.
Product Development Costs
Product development costs includes salaries and benefits for employees, including engineering and technical teams who are responsible for building new products, as well as improving existing products. Product development costs that do not meet the criteria for capitalization are expensed as incurred.
Advertising
The Company expenses the cost of all advertising in the period incurred. Advertising expense totaled $10.6 million, $20.6 million, and $6.6 million, for the years ended December 31, 2020, 2019 and 2018, respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations.
Other expense, net
The company records interest expense, financing fees, political contributions, legal settlements, gain (loss) on currency exchange, and other tax related expenses in other expenses in the accompanying statement of operations. Total political contributions for the year ended December 31, 2020, 2019 and 2018 was $773,370, $915,250, and $795,275, respectively. The Company expenses the cost of all political contributions in the period incurred. Financing fees totaled $807,474, $3,540,636, and $286,228 for the years ended December 31, 2020, 2019 and 2018, respectively. The large increase in financing fees in 2019 related to legal and other consulting fees the Company incurred while working on multiple financing projects. The Company also incurred $610,539 in sales tax paid by one of the Company’s Canadian subsidiaries in 2019 due to certain sales taxes not collected from customers in the foreign jurisdiction and ultimately paid by the Company. No such cost was incurred in 2020 and 2018. The Company also recorded a gain (loss) from currency exchange of ($729,505), ($34,705) and $7,455 for fiscal years ended December 31, 2020, 2019 and 2018 related to revenue generated in Canada.
Stock-Based Compensation
The Company measures all employee stock-based compensation awards on the date of grant using the Black-Scholes-Merton valuation model and allocates the related expense over the requisite service period. When awards include a performance condition that impacts the vesting for exercisability of the award, the Company records

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
2.  Summary of significant accounting policies(continued)
compensation cost when it becomes probable that the performance condition will be met and the service is provided. The expected volatility is based on the historical volatility and implied volatilities for comparable companies, the expected life of the award is based on the simplified method.
The Company accounts for nonemployee stock-based transactions using the fair value of the consideration received (i.e., the value of the goods or services) or the fair value of the equity instruments issued, whichever is more reliably measurable.
Segment Reporting
The Company and its subsidiaries operate in one business segment.
Earnings Per Unit
Earnings per unit amounts are computed independently for earnings per unit from continuing operations, loss per unit from discontinued operations and net earnings per unit. As a result, the sum of per unit amounts from continuing operations and discontinued operations may not equal the total per unit amounts for net earnings.
All Class A Units, including Class A-1, Class A-2, and Class A-3 Units, have been included in the calculations for earnings per unit as of December 31, 2020, 2019 and 2018 primarily due to their voting and distribution rights. Since Class B Units had no voting, distribution, or dividend rights and were subject to exercise limitations, such units have been excluded from the calculations for earnings per unit as of December 31, 2020, 2019 and 2018. No other dilutive instruments were outstanding as of December 31, 2020, 2019, and 2018. See Note 8 for further discussion.
Recent Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations. The new guidance is effective for private companies for annual periods beginning after December 15, 2020, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. The Company has multiple long-term operating leases and is currently in the process of evaluating the impact of the new accounting guidance on its consolidated balance sheets, consolidated statement of income and cash flows.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. The Company used the modified retrospective method of adoption, which would require the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings on January 1, 2019. Comparative prior year periods would not be adjusted. The new accounting standard was applied to all contracts at the date of initial application. There was no cumulative effect of applying the new revenue standard to contracts executed in prior periods. As such, the adoption of the new accounting standard had no impact on the balance sheet and statement of operations in the current or prior periods.
In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair value of the reporting unit and the carrying value of the reporting unit. The ASU also clarifies the treatment of the

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
2.  Summary of significant accounting policies(continued)
income tax effect of tax deductible goodwill when measuring goodwill impairment loss. The guidance is effective for reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.
3.	Property and equipment
Property and equipment consists of the following as of December 31, 2020 and 2019:
	2019	2020
Computer equipment	$6,585,289	$7,117,299
Capitalized software	5,122,650	5,122,650
Furniture and fixtures	1,213,132	1,285,880
Leasehold improvements	1,892,172	2,598,566
	14,813,243	16,124,395
Less: accumulated depreciation and amortization	(5,657,718)	(8,736,975)
	$9,155,525	$7,387,420
Depreciation and amortization expense for the years ended December 31, 2020, 2019 and 2018 amounted to $3,079,257, $1,776,983, and $1,266,508, respectively.
At December 31, 2020 and 2019, the Company held $78,921, and $174,361 of property and equipment, net at its foreign locations, respectively.
4.	Intangible assets
Intangible assets consisted of the following as of December 31, 2020 and 2019:
	2019	2020
Trade and domain names	$ 7,255,381	$ 7,255,381
Software technology	3,468,534	3,468,534
	10,723,915	10,723,915
Less: accumulated amortization	(5,320,959)	(6,219,507)
Total intangible assets	$ 5,402,956	$ 4,504,408
Amortization expense for the years ended December 31, 2020, 2019 and 2018 amounted to $898,548, $3,385,613, and $882,120, respectively. Included in amortization in 2019, is accelerated amortization of $2,479,029 related to intangible assets that the Company initially determined had a useful life of three years. All these intangible assets related to a marketing project that the Company determined will not continue past the end of the fiscal year 2019 and therefore all amortization related to these assets were accelerated and all cost and accumulated amortization written off.
5.	Discontinued operations
As a result of the Company’s decision to divest its interest in Divested Entities, the results of operations relating to the Divested Entities have been reclassified to discontinued operations in the consolidated statements of operations for all periods presented.
Revenue and net loss related to discontinued operations for the years ended December 31, 2020, 2019 and 2018 are as follows:
	2018	2019	2020
Revenue	$85,907	$—	$ —
Net Loss	$(1,674,738)	$—	$—

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
Cash flow from discontinued operations for the year ended December 31, 2020, 2019 and 2018 are as follows:
	2018	2019	2020
Net cash used in operating activities	$(1,670,873)	$—	$—
Net cash provided by (used in) investing activities	355,536	$—	—
Net cash provided by financing activities	$1,268,121	$—	$—
6.	Notes payable to members
The Company assumed four notes payable to the two majority members in connection with the purchase of Weedmaps in 2012. Of the four notes assumed with the purchase, three notes were paid off in full in prior periods. As of December 31, 2020 and 2019, the principal balance of the remaining note totaled $205,324, which bears no interest, and is due in June 2021.
7.  Members’ equity
The Company has authorized the following number of Units which have been designated as follows:
•	Class A-1 Units - 821,769 authorized, issued and outstanding at December 31, 2020, 2019 and 2018;
•	Class A-2 Units - 34,264 authorized; 24,058 Class A-2 Units issued and outstanding as of December 31, 2020, 2019, and 2018;
•
Class A-3 Units / Class B Units - Class B Units or Class A-3 Units can be issued interchangeably, as determined by the Company’s Board of Managers. 274,822 Units authorized; 53,333 Class A-3 Units and 221,483 Class B Units issued and outstanding as of December 31, 2020. 274,667 Units authorized; 53,333 Class A-3 Units and 210,744 Class B Units issued and outstanding as of December 31, 2019. 274,667 Units authorized; 53,333 Class A-3 Units and 192,038 Class B Units issued and outstanding as of December 31, 2018.

As of December 31, 2018, 821,769 Class A-1 Units were authorized, issued and outstanding. On August 15, 2018, the Company’s operating agreement was amended to authorize the subclasses of Class A Units above, and the existing Class A Units prior to such date were designated as Class A-1 Units.
In 2014, the Company adopted the 2014 WM Holding Company Equity Incentive Plan (the “Original Equity Plan”) to allow for the issuance of Class B Units to employees, consultants, and other service providers. The Original Equity Plan was amended and restated in October 2015 and May 2018 to, among other things, increase the number of Units available for issuance under the Original Equity Plan, as amended. On August 15, 2018, the Company entered into the Third Amended and Restated Equity Incentive Plan, which allows the Company to grant profits interest in the form of both Class B Units and Class A-3 Units and further increases the Units available for issuance under the Original Equity Plan, as amended. The Third Amended and Restated Equity Incentive Plan was further revised in 2020 to increase the number of Units available for issuance.
The Class A Units are voting and all profits, losses and distributions are allocated in accordance with the terms set forth in the operating agreement of WM Holding Company, LLC.
On various dates throughout 2018, starting on August 15, 2018, the Company issued and sold 24,058 newly designated Class A-2 Units to a group of third-party investors for a total consideration of $17.6 million.
The Class B Units are nonvoting, do not receive an income allocation or distributions, but will share in the sale proceeds in the event of a change of control transaction or be converted to common stock in the event of an initial public offering (a “Triggering Event”). Once vested, the Class A-3 and Class B Units do not expire and holders are not required to be employed by the Company at the time of a Triggering Event to share in the proceeds of a transaction.
Such Class A-3 and Class B Units are treated as profits interests under the Internal Revenue Code and are therefore subject to distribution hurdles before they participate in distributions from Triggering Events.

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
7.  Members’ equity (continued)
The following presents issuances of Class A-3 and Class B Units during the years ended December 31, 2020, 2019 and 2018:
Outstanding at December 31, 2017	252,241
Granted	44,125
Repurchase	(12,391)
Cancellations	(38,604)
Outstanding at December 31, 2018	245,371
Granted	25,990
Cancellations	(7,284)
Outstanding at December 31, 2019	264,077
Granted	14,250
Repurchase	(1,900)
Cancellations	(1,611)
Outstanding at December 31, 2020	274,816
Vested as of December 31, 2019	207,398
Vested as of December 31, 2020	234,114
The following presents a summary of unvested Class A-3 and Class B Units during the years ended December 31, 2020, 2019 and 2018:
		Weighted - Average
	Units	Grant Date Fair Value	Remaining Years to Vest	Remaining Unrecognized
Nonvested, December 31, 2018	62,024	$236.37	3.09	$12,215,953
Granted	25,990	531.80
Vested	(24,051)	231.74
Cancelled	(7,284)	238.87
Nonvested, December 31, 2019	56,679	$373.47	2.65	$18,682,331
Granted	14,250	724.28
Vested	(28,616)	359.45
Cancelled	(1,611)	450.83
Nonvested, December 31, 2020	40,702	$518.13	2.38	$ 22,474,033
The Company has accounted for the issuance of Class A-3 and Class B Units in accordance with ASC 718, Stock Based Compensation. The Company considers the limitation on the exercisability of the Class A-3 and Class B Units to be a performance condition and, therefore, records compensation cost when it becomes probable that the performance condition will be met. As of December 31, 2020, and 2019, no compensation cost has been recorded in connection with the issuance of the Class A-3 and Class B Units as management did not believe that achievement of the performance condition was probable.
The Company measures all employee stock-based compensation awards on the date of grant using the Black-Scholes-Merton valuation model and allocates the related expense over the requisite service period (generally the vesting period of the equity award) which is typically four years. When awards include a performance condition

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
7.  Members’ equity (continued)
that impacts the vesting or exercisability of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the service is provided. The expected volatility is based on the historical volatility and implied volatilities for comparable companies, the expected life of the award is based on the simplified method.
The fair value of Class A-3 and B-Units granted were estimated on their respective grant dates using the Black-Scholes-Merton option pricing model and the following assumptions for the years ended December 31, 2020, 2019 and 2018:
	2018	2019	2020
Volatility	70%	70%	50% - 70%
Risk - free interest rate	2.65% - 2.90%	1.68% - 2.49%	0.21% - 0.29%
Dividend yield	0.00%	0.00%	0.00%
Expected life of option (in years)	4 years	4 years	4 years
Weighted - average fair value of common stock	$305.35	$531.80	$724.28
The total cumulative amount of compensation cost that would have been recognized had all performance conditions been met is $12.0 million as of December 31, 2020. As a limited liability company, each member’s liability is limited to the capital invested. Should the Company consummate the business combination with Silver Spike Acquisition Corp. and become a publicly traded entity, the limitations on the exercisability of the Class A-3 an B units will be removed and all performance obligations would have been met, resulting in the recognition of all cumulative compensation cost. The Company has an unlimited life subject to consents to dissolve the Company by a majority of the Company’s members.
8.	Commitments and contingencies
Operating Leases
The Company leases space in Irvine, California; Los Angeles, California; Denver, Colorado; New York, New York; Ontario, Canada; and Barcelona, Spain. Minimum lease obligations under noncancelable operating leases, which expire at various dates through the year ended 2031, are as follows:
Years ending December 31,
2021	8,225,436
2022	9,605,487
2023	9,897,648
2024	9,405,482
2025 and beyond	35,561,951
$72,696,004
Rent expense for the years ended December 31, 2020, 2019 and 2018 amounted to $11.1 million, $5.6 million, and $4.1 million, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.
Litigation
During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.
In September 2019, the Company received a grand jury subpoena prepared by the United States Attorney’s Office for the Eastern District of California. The subpoena demanded certain categories of information from the Company, some of which the Company has already provided. Management believes that the outcome of such inquiry will not have a material adverse impact of the Company’s financial position, results of operations, or cash flow.

WM HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020, 2019 and 2018
9.	Subsequent events
The Company evaluated events subsequent to December 31, 2020 for their potential impact on the consolidated financial statements and disclosures through March 9, 2021, the date the consolidated financial statements were available to be issued.
With respect to the ongoing and evolving coronavirus (COVID-19) outbreak, which was designated as a pandemic by the World Health Organization on March 11, 2020, the outbreak has caused substantial disruption in international and U.S. economies and markets. The outbreak has potential to have an adverse impact on the manufacturing, distribution, logistics, and technology industries and, if repercussions of the outbreak are prolonged, could have a significant adverse impact on the cannabis industry and the Company, which could be material. The Company’s management cannot at this point estimate the impact of the outbreak on its business and no provision for this outbreak are reflected in the accompanying financial statements.
On December 10, 2020, the Company announced an agreement for a business combination with Silver Spike Acquisition Corp., a publicly traded special purpose acquisition company, that would result in the Company becoming a publicly traded entity following the close of the transaction. The estimated gross proceeds of the transaction are $575 million made up of $250 million of cash held-in-trust by Silver Spike Acquisition Corp. and an additional $325 million of fully committed common stock from a private investment in public equity. The transaction is estimated to close in the second quarter of fiscal year 2021.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

SILVER SPIKE ACQUISITION CORP.,

SILVER SPIKE MERGER SUB LLC,

WM HOLDING COMPANY, LLC,

and

solely in its capacity as the Holder Representative,

GHOST MEDIA GROUP, LLC

dated as of December 10, 2020

A-ii

A-iii

ANNEXES
Annex A – Form of Surviving Pubco Certificate of Incorporation
Annex B – Form of Surviving Pubco Bylaws
Annex C – Form of Amended and Restated Registration Rights Agreement
Annex D – Form of Certificate of Merger
Annex E – Form of Surviving Company A&R LLCA
Annex F – Form of Tax Receivable Agreement
Annex G – Form of Exchange Agreement
Annex H – Incentive Equity Plan
Annex I – Purchase Plan
SCHEDULES
Schedule 1.01 - Company Members
Schedule 4.06(a)(i) – Registration Rights Agreement Signatories
Schedule 4.06(a)(ii) – Surviving Company A&R LLCA Signatories
Schedule 9.07 - Surviving Pubco Board
A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2020, is entered into by and among Silver Spike Acquisition Corp., a Cayman Islands exempted company (“Silver Spike”), Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct Subsidiary of Silver Spike (“Merger Sub”), WM Holding Company, LLC, a Delaware limited liability company (the “Company”), and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the initial Holder Representative (as defined below) hereunder. Silver Spike, Merger Sub, the Company and the Holder Representative are referred to herein as the “Parties”.
RECITALS
WHEREAS, Silver Spike is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, prior to the Closing (as defined below), upon the terms and subject to the conditions of this Agreement, Silver Spike will domesticate as a Delaware corporation (“Surviving Pubco”) in accordance with the DGCL (as defined below) and the Cayman Islands Companies Law (as defined below) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Silver Spike will file a certificate of incorporation (the “Surviving Pubco Certificate of Incorporation”) with the Secretary of State of Delaware substantially in the form attached as Annex A hereto and adopt bylaws substantially in the form attached as Annex B hereto which provide, among other things, that Surviving Pubco will have two classes of common stock: Surviving Pubco Class A Common Stock and Surviving Pubco Class V Common Stock (each, as defined below);
WHEREAS, following the Domestication, upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate limited liability company existence of Merger Sub shall cease and the Company shall be the surviving company and continue its existence under the LLC Act (as defined below);
WHEREAS, at the Effective Time, the limited liability company agreement of the Surviving Company (as defined below) will be amended and restated to, among other things, make the Surviving Pubco the managing member thereof;
WHEREAS, the respective boards of directors or equivalent governing bodies of each of the Silver Spike Parties and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement (including, as applicable, the Domestication, the Merger and the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Merger) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the LLC Act, as applicable;
WHEREAS, prior to the Merger, Silver Spike will provide an opportunity to its shareholders to have their issued and outstanding Silver Spike Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of Silver Spike, dated August 7, 2019, as the same may be amended from time to time (the “Silver Spike Governing Document”), in connection with the transactions contemplated by this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Silver Spike’s willingness to enter into this Agreement, certain of the Company Members have entered into a Voting and Support Agreement with Silver Spike (the “Voting and Support Agreements”);
WHEREAS, following the date that Silver Spike receives, and notifies the Company of Silver Spike’s receipt of, SEC approval and effectiveness of the Registration Statement or Proxy Statement, the Company will obtain the approval of this Agreement by the Company Voting Members in a form mutually agreeable to Silver Spike and the Company (the “Company Voting Member Approval”), and deliver a copy of the Company Voting Member Approval to Silver Spike;
WHEREAS, concurrently with the execution and delivery of this Agreement, Silver Spike and the Sponsor (as defined below) have entered into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”);

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Silver Spike will cause the Registration Rights Agreement, dated August 7, 2019, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement attached as Annex C hereto (the “Amended and Restated Registration Rights Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the PIPE Investors (as defined below) and Silver Spike have entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have agreed to purchase an aggregate of 32,500,000 shares of Surviving Pubco Class A Common Stock at a price per share equal to $10 at the Closing immediately prior to the Effective Time, (the “PIPE Financing” and such aggregate amount, the “PIPE Financing Amount”); and
WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative will serve as a representative of the Holders.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Silver Spike Parties, the Company and the Holder Representative agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:
“2020 Audited Financial Statements” has the meaning specified in Section 9.05(c).
“Accounting Referee” has the meaning specified in Section 9.04(c).
“Acquired Surviving Company Units” has the meaning specified in Section 4.02.
“Acquisition Transaction” has the meaning specified in Section 9.11.
“Action” means any claim, action, suit, investigation, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.
“Affiliate Transactions” has the meaning specified in Section 5.20(c)(iii).
“Aggregate Cash Consideration” means (i) Available Cash minus (ii) Primary Capital.
“Aggregate Class A Equity Consideration” means (i) a number of Surviving Company Class A Membership Units issuable to holders of Common Units in the Merger equal to (A) the quotient of the Class A Net Value divided by $10, minus (B) the quotient of the Aggregate Cash Consideration divided by $10, and (ii) an equal number of shares of Surviving Pubco Class V Common Stock, in each case issuable to holders of Class A Units in connection with the Merger.
“Aggregate Class A-3 Equity Consideration” means (i) the Net Class A-3 Units and (ii) an equal number of shares of Surviving Pubco Class V Common Stock, in each case issuable to holders of Class A-3 Units in connection with the Merger.
“Aggregate Class B Equity Consideration” means a number of Surviving Company Class P Membership Units issuable to holders of Class B Units in the Merger equal to the product of (i) the quotient of (A) the number of Surviving Company Class A Membership Units that comprise the Aggregate Class A Equity Consideration plus the Aggregate Class A-3 Equity Consideration, divided by (B) the Class A Percentage, multiplied by (ii) the difference between (A) one minus (B) the Class A Percentage, which Surviving Company Class P Membership Units shall be subject to Participation Thresholds (as defined in the Surviving Company A&R LLCA) so that each holder of Class B Units receives Class P Units equal in value to the amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by such Holder of Class B Units in respect of that holder’s Class B Units in a Hypothetical Liquidation.
“Aggregate Equity Consideration” means the sum of (i) the Aggregate Class A Equity Consideration, plus (ii) the Aggregate Class A-3 Equity Consideration, plus (iii) the Aggregate Class B Equity Consideration.
“Agreement” has the meaning specified in the preamble hereto.
“Allocation Statement” has the meaning specified in Section 4.04.
“Amended and Restated Registration Rights Agreement” has the meaning specified in the recitals hereto.
“Ancillary Agreements” means the Voting and Support Agreements, the Sponsor Letter Agreement, the Amended and Restated Registration Rights Agreement, the Letters of Transmittal, the Surviving Company A&R LLCA, the Tax Receivable Agreement, the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws and the other agreements, instruments and documents expressly contemplated hereby.
“Announcement 8-K” has the meaning specified in Section 9.09.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, UK Bribery Act and all other applicable anti-corruption laws.
“Anti-Money Laundering Laws” has the meaning specified in Section 5.24(h).
“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Approved Stock Exchange” means the Nasdaq Stock Market (“Nasdaq”) or any other national securities exchange that may be agreed upon by the Parties.
“Audited Financial Statements” has the meaning specified in Section 5.07(a).
“Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all Silver Spike Share Redemptions), plus (ii) the net amount of proceeds actually received by Silver Spike pursuant to the Equity Financing, plus (iii) the Cash and Cash Equivalents.
“Business Combination” has the meaning given to such term in the Silver Spike Governing Document.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California or Wilmington, Delaware are authorized or required by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit of the Company and its Subsidiaries) of the Company and its Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date, in each case, calculated in accordance with the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Audited Financial Statements, and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of 12:01 a.m. Pacific Time on the Closing Date.
“Cayman Islands Companies Law” means the Companies Law (2020 Revision) of the Cayman Islands.
“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Law.
“Certificate of Merger” has the meaning specified in Section 3.01(b).

“Class A Net Value” means the amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by all the Holders of Common Units in a Hypothetical Liquidation in respect of their Common Units.
“Class A Percentage” means the quotient of (i) the sum of (A) all Common Units plus (B) Net Class A-3 Hypothetical Common Units divided by (ii) the sum of (A) all Common Units plus (B) Net Class A-3 Hypothetical Common Units plus (C) all Class B Units, as determined immediately prior to the Effective Time.
“Class A Proportionate Interest” means, with respect to the Class A Units (other than Class A-3 Units) held by a Holder, a percentage equal to the quotient of (i) the amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by such Holder in a Hypothetical Liquidation in respect of such Holder’s Common Units divided by (ii) the aggregate amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by all the Holders of Common Units in respect of their Common Units in a Hypothetical Liquidation.
“Class A Units” means the units of the Company designated as Class A-1 Units, Class A-2 Units and Class A-3 Units, each as defined in the Company Operating Agreement.
“Class A-3 Proportionate Interest” means, with respect to the Class A-3 Units held by a Holder, a percentage equal to the quotient of (i) the amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by such Holder in a Hypothetical Liquidation in respect of such Holder’s Class A-3 Units divided by (ii) the aggregate amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by all the Holders of Class A-3 Units in respect of their Class A-3 Units in a Hypothetical Liquidation.
“Class A-3 Units” means the units of the Company designated as Class A-3 Units as defined in the Company Operating Agreement.
“Class B Proportionate Interest” means, with respect to the Class B Units held by a Holder, the number of Surviving Company Class P Units equal to the product of (i) the quotient of (A) the Class B Units held by such Holder divided by (B) all outstanding Class B Units, multiplied by (ii) the Aggregate Class B Equity Consideration, which Surviving Company Class P Membership Units shall be subject to Participation Thresholds (as defined in the Surviving Company A&R LLCA) so that each holder of Class B Units receives Class P Units equal in value to the amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by such Holder of Class B Units in respect of that Holder’s Class B Units in a Hypothetical Liquidation.
“Class B Units” means the units of the Company designated as Class B Units as defined in the Company Operating Agreement.
“Closing” has the meaning specified in Section 3.03.
“Closing Cash Payment” means (i) Aggregate Cash Consideration, minus (ii) the Holder Representative Amount.
“Closing Date” has the meaning specified in Section 3.03.
“Closing Press Release” has the meaning specified in Section 9.09.
“Closing Statement” has the meaning specified in Section 4.03.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” means the units of the Company denominated as Class A-1 Units and Class A-2 Units, each as defined in the Company Operating Agreement.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 5.12.
“Company Board” means the board of managers of the Company.
“Company Cure Period” has the meaning specified in Section 11.01(b)(i).
“Company Designees” has the meaning specified in Section 9.07.

“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to Silver Spike concurrently with the execution and delivery of this Agreement.
“Company IT Systems” means computers, Software, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, the Company or any of its Subsidiaries.
“Company Operating Agreement” means the Third Amended and Restated Operating Agreement of the Company dated as of August 15, 2018, by and among the Company and each of the Members (as defined therein).
“Company Members” means the parties listed on Schedule 1.01.
“Company Permits” has the meaning specified in Section 5.10(b).
“Company PII” means all Personally Identifiable Information that is Processed by or on behalf of the Company or its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s or its Subsidiaries’ products, services or operations.
“Company Privacy Policies” means all current and, to the extent applicable, prior public or internal policies, procedures and representations of the Company or its Subsidiaries to the extent relating to data security or the Processing of Personally Identifiable Information, including the Data Protection Program.
“Company Voting Member Approval” has the meaning specified in the recitals hereto.
“Company Voting Members” means Company Members holding Class A Units.
“Company Waiving Parties” has the meaning specified in Section 13.16(b).
“Completion 8-K” has the meaning specified in Section 9.09.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of August 24, 2020, by and between Silver Spike and Ghost Management Group, LLC.
“Contracts” means any contract, agreement, subcontract, lease, sublease, conditional sales contract, purchase or service order, license, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in each case in connection with or in response to COVID-19, including the CARES Act.
“COVID-19 Response Measures” means any reasonable action, taken or omitted to be taken after the date of this Agreement that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures”, including the establishment of any policy, procedure or protocol.
“Damages” means all fines, losses, damages, liabilities, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).
“Data Protection Program” has the meaning specified in Section 5.22(a).
“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement, which shall not exceed the amount set forth in Section 6.11 of the Silver Spike Disclosure Schedule.
“DGCL” means the Delaware General Corporation Law.
“Domestication” has the meaning specified in the recitals hereto.
“Domestication Effective Time” has the meaning specified in Section 2.01.
“Effective Time” has the meaning specified in Section 3.03.

“Employment Laws” has the meaning specified in Section 5.13(b).
“Enterprise Value” means $1,310,000,000.00.
“Entrepreneur Growth” has the meaning specified in Section 7.06.
“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment, including those related to the use, generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials, each as in effect on and as interpreted as of the date of this Agreement.
“Equity Financing” means the PIPE Financing and any additional private placement offering of shares of Surviving Pubco common stock and any additional private placement of capital stock of Silver Spike completed at or prior to the Closing to raise proceeds in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any working capital loans).
“ERISA” has the meaning specified in Section 5.12.
“Exchange Act” has the meaning specified in Section 6.08.
“Exchange Agent” has the meaning specified in Section 4.05.
“Exchange Agent Agreement” means an exchange agent agreement in customary form to be entered into between the Surviving Pubco and the Exchange Agent.
“Exchange Agreement” has the meaning specified in Section 4.06(a)(iv).
“Exchange Agreement Joinder” has the meaning specified in Section 4.05(b).
“Extension Meeting” has the meaning specified in Section 8.05(a).
“Extension Proxy Statement” has the meaning specified in Section 8.05(a).
“Final Allocation Schedule” has the meaning specified in Section 9.04(c).
“Financial Statements” has the meaning specified in Section 5.07(a).
“Flow-Through Tax Item” has the meaning specified in Section 9.04(e).
“Fraud” means actual and intentional common law fraud committed by a party hereto with respect to the making of the representations and warranties set forth in Article V or Article VI, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.
“Funding Amount” has the meaning specified in Section 4.05(a).
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court, arbitral body or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.
“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”
“Government Shutdown” means any shutdown of or material interruption to, prior to the Termination Date, the Governmental Authorities providing, approving or reviewing the applicable consents, authorizations, orders and approvals of (or filings or registrations with) relating to the transactions contemplated hereby, in each case that relates to the ongoing COVID-19 pandemic.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Holder Representative” has the meaning specified in Section 12.01.
“Holder Representative Amount” means $500,000.
“Holders” means all Persons who hold one or more Class A Units or Class B Units immediately prior to the Effective Time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hypothetical Liquidation” means a Company Sale (as defined in the Company Operating Agreement) for the Enterprise Value and the disposition of the Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) resulting therefrom.
“Incentive Units” means the units of the Company denominated as Class A-3 Units and Class B Units, each as defined in the Company Operating Agreement.
“Indebtedness” has the meaning specified in Section 5.07(f).
“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including all: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, trade names, service names, brand names, corporate names, logos and any and all other indications of origin, including all goodwill associated therewith, (iii) copyrights, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (iv) Internet domain names and social media identifiers and accounts, (v) trade secrets, know-how (including manufacturing and production processes and research and development information), confidential information, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) Software, (vii) databases and data collections, (viii) all registrations of and applications (whether provisional, pending or final) to register the foregoing, and all common law rights thereto, and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“Interim Financial Statements” has the meaning specified in Section 5.07(a).
“Interim Period” has the meaning specified in Section 7.01.
“International Plan” means any Company Benefit Plan that is not a US Plan.
“Issued Surviving Company Units” means the number of Acquired Surviving Company Units minus the number of Purchased Surviving Company Units.
“IPO” means the initial public offering of Silver Spike pursuant to the Prospectus.
“Key Employee” means Chris Beals.
“Labor Contract” has the meaning specified in Section 5.11(a)(iii).
“Law” means each provision of any statute, civil, criminal or common law, ordinance, rule, regulation, legislation, ordinance, order, code, treaty, ruling, directive, determination or decision, in each case, of any Governmental Authority or Governmental Order.
“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.
“Letter of Transmittal” means the letter of transmittal in a form mutually agreeable to Silver Spike and the Company.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, claim, restriction or other lien of any kind.
“LLCA Counterpart” has the meaning specified in Section 4.05(b).
“LLC Act” means the Limited Liability Company Act of the State of Delaware.
“Majority Holders” has the meaning specified in Section 12.01.
“Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, a material and adverse effect, individually or in the aggregate, on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur in respect of the Company and its Subsidiaries: (i) the taking by the Company or any of its Subsidiaries of any COVID-19 Response Measures; (ii) any change in applicable Laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (iii) any change in interest rates or economic, financial or market conditions generally to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (iv) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder); provided that this clause (iv) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect; (v) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event to the extent that such event does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (vii) the compliance with the express terms of this Agreement or (viii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of this Agreement; provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect.
“Merger” has the meaning specified in Section 3.01(b).
“Merger Consideration” means the Aggregate Cash Consideration and the Aggregate Equity Consideration.
“Merger Sub” has the meaning specified in the preamble hereto.
“Merger Tax Treatment” has the meaning specified in Section 9.04(a).
“Minimum Cash” means $300,000,000.
“Nasdaq” has the meaning specified in the definition of Approved Stock Exchange.
“Net Class A-3 Hypothetical Common Units” means the quotient of (i) the product of (A) the amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by all the Holders of the Class A-3 Units in a Hypothetical Liquidation in respect of their Class A-3 Units, multiplied by (B) the number of Common Units immediately prior to the Effective Time, divided by (ii) the Class A Net Value.

“Net Class A-3 Units” means a number of Surviving Company Class A Membership Units issuable to holders of Class A-3 Units in the Merger equal to the quotient of (i) the amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by all the Holders of the Class A-3 Units in a Hypothetical Liquidation in respect of their Class A-3 Units, divided by (ii) $10.
“Offer Documents” has the meaning specified in Section 9.05(b).
“Open Source Software” means Software that (a) is distributed as free Software, open source Software, copyleft Software or similar licensing or distribution models, or (b) requires as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge. “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) the Apache Software Foundation License, (b) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (c) The Artistic License (e.g., PERL), (d) the Mozilla Public License, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), (g) the Sun Industry Standards License (SISL), (h) Affero General Public License (AGPL), (i) Common Development and Distribution License (CDDL) or (j) any license or distribution agreement or arrangement now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.
“Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company and its Subsidiaries (as applicable), consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law) and, in the case of an action taken by the Company or its Subsidiaries, a COVID-19 Response Measure taken to reasonably preserve the health and safety of current employees and independent contractors of the Company or any of its Subsidiaries who are natural persons.
“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.
“Parties” has the meaning specified in the preamble hereto.
“PCAOB” means the U.S. Public Company Accounting Oversight Board.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) pledges or deposits incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which adequate reserves have been made in accordance with GAAP, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses and (vi) Liens described on Section 1.01 of the Company Disclosure Schedule.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personally Identifiable Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used, directly or indirectly, to identify, contact or locate the individual, (ii) “personal data” as that or similar term is defined under any applicable Law and (iii) other information, the Processing of which is regulated by an applicable Law in relation to data protection or data privacy. Personally Identifiable Information includes (A) personal identifiers, such as name, address, telephone number, Social Security Number, date of birth, driver’s license number, identification number issued by a Governmental

Authority, Taxpayer Identification Number and passport number, (B) online identifiers, e-mail addresses social media handles, Internet or Software-based usernames, Internet protocol addresses, cookie identifiers, device identifiers, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (D) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion or philosophy, political affiliation or sexual orientation, (E) biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation or characteristic and (F) individual medical or health information, including protected health information governed by the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.
“PIPE Financing” has the meaning specified in the recitals hereto.
“PIPE Subscription Agreements” has the meaning specified in the recitals hereto.
“PIPE Investors” means those Persons who are participating in the PIPE Financing pursuant to a PIPE Subscription Agreement entered into with Silver Spike as of the date hereof.
“Pre-Closing Flow-Through Tax Return” has the meaning specified in Section 9.04(e).
“Pre-Closing Silver Spike Holders” means the shareholders of Silver Spike at any time prior to the Effective Time.
“Primary Capital” means $125,000,000.
“Privacy Requirements” means any and all (a) Company Privacy Policies, (b) Contracts involving the Processing of Personally Identifiable Information, (c) applicable Laws that apply to the security, privacy or Processing of Personally Identifiable Information or other data, (d) industry self-regulatory principles applicable to the protection or Processing of Personally Identifiable Information to which the Company purports to adhere and (e) binding guidance issued by any Governmental Authority that pertains to any of the applicable Laws or principles outlined in the foregoing clauses (c) or (d).
“Process” or “Processing” means, with respect to any data or Personally Identifiable Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personally Identifiable Information.
“Proposed Allocation Schedule” has the meaning specified in Section 9.04(c).
“Prospectus” has the meaning specified in Section 7.04.
“Proxy Statement” has the meaning specified in Section 9.05(a).
“Purchase Plan” has the meaning specified in Section 9.10.
“Purchased Surviving Company Units” means the number of Surviving Company Membership Units equal to the quotient of the Aggregate Cash Consideration divided by ten dollars ($10).
“Real Property Leases” has the meaning specified in Section 5.11(a)(iv).
“Registered Intellectual Property” has the meaning specified in Section 5.21.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Silver Spike under the Securities Act with respect to the Surviving Pubco Class A Common Stock to be issued pursuant to this Agreement.
“Related Party” has the meaning specified in Section 5.20(c)(i).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.
“Sanctions” has the meaning specified in Section 5.24(g).

“SEC” means the U.S. Securities and Exchange Commission.
“SEC Documents” has the meaning specified in Section 6.08.
“Section 16” has the meaning specified in Section 8.06.
“Security Incident” means any incident involving (i) information security breaches, intrusions, failures of the Company IT Systems or (ii) unauthorized access, theft, extraction, Processing, transfer, loss, disclosure, corruption, destruction or encryption of Company PII or other data held, in whatever form, by or on behalf of the Company or its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including without limitation viruses, Trojan horses, worms, malware and ransomware), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.
“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.
“Significant Contract” has the meaning specified in Section 5.11.
“Signing Press Release” has the meaning specified in Section 9.09.
“Silver Spike” has the meaning specified in the preamble hereto.
“Silver Spike Board Recommendation” has the meaning specified in Section 6.02(c).
“Silver Spike Class A Ordinary Shares” means Class A ordinary shares, par value $0.00001 per share, of Silver Spike.
“Silver Spike Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Silver Spike.
“Silver Spike Class B Ordinary Shares Conversion” has the meaning set forth in Section 2.03(b).
“Silver Spike Common Warrant” means a right to acquire Silver Spike Ordinary Shares that was included in the units sold as part of Silver Spike’s initial public offering.
“Silver Spike Cure Period” has the meaning specified in Section 11.01(c)(i).
“Silver Spike Disclosure Schedule” means the confidential disclosure schedule delivered by Silver Spike to the Company concurrently with the execution and delivery of this Agreement.
“Silver Spike Extraordinary General Meeting” has the meaning specified in Section 9.06.
“Silver Spike Extension Approval” has the meaning specified in Section 8.05(b).
“Silver Spike Financials” has the meaning specified in Section 6.08(b).
“Silver Spike Governing Document” has the meaning specified in the recitals hereto.
“Silver Spike Material Adverse Effect” means (a) a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or operations of Silver Spike, taken as a whole, or (b) any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Silver Spike to consummate the transactions contemplated by this Agreement.
“Silver Spike Material Contract” has the meaning specified in Section 6.17.
“Silver Spike Ordinary Shares” means Silver Spike Class A Ordinary Shares and Silver Spike Class B Ordinary Shares.
“Silver Spike Parties” means Silver Spike and Merger Sub.
“Silver Spike Share Redemption” means the election of an eligible (as determined in accordance with the Silver Spike Governing Document) Pre-Closing Silver Spike Holder to exercise its Silver Spike Shareholder Redemption Right in connection with the consummation of the transactions contemplated by this Agreement.
“Silver Spike Sponsor Warrant” means a right to acquire Silver Spike Ordinary Shares that was issued to Sponsor in a private placement.

“Silver Spike Shareholder Approval” means the approval of the Transaction Proposals (other than clause (vii) thereof)), in each case, by a two-thirds vote of votes cast by the holders of Silver Spike Ordinary Shares at the Silver Spike Extraordinary General Meeting, or such lesser standard as may be applicable to a specific Transaction Proposal, in accordance with the Proxy Statement and the Silver Spike Governing Document.
“Silver Spike Shareholder Redemption Right” means the right to elect an IPO Redemption, as such term is defined in Section 49.5 of the Silver Spike Governing Document.
“Silver Spike Waiving Parties” has the meaning specified in Section 13.16(a).
“Silver Spike Warrants” means Silver Spike Common Warrants and Silver Spike Sponsor Warrants.
“Software” means any (a) computer, mobile, or device programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Sponsor” means Silver Spike Sponsor, LLC, a Delaware limited liability company.
“Sponsor Letter Agreement” has the meaning specified in the recitals hereto.
“Subsidiary” means, with respect to a specified Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such specified Person.
“Surviving Company” has the meaning specified in Section 3.01(b).
“Surviving Company A&R LLCA” has the meaning specified in Section 3.04.
“Surviving Company Class A Membership Units” means the “Class A Units” of the Surviving Company, as defined in the Surviving Company A&R LLCA.
“Surviving Company Class P Membership Units” means the “Class P Units” of the Surviving Company, as defined in the Surviving Company A&R LLCA.
“Surviving Company Membership Units” means the Surviving Company Class A Membership Units and the Surviving Company Class P Membership Units.
“Surviving Provisions” has the meaning specified in Section 11.02.
“Surviving Pubco” has the meaning specified in the recitals hereto.
“Surviving Pubco Board” has the meaning specified in Section 9.07.
“Surviving Pubco Bylaws” has the meaning specified in Section 2.02.
“Surviving Pubco Certificate of Incorporation” has the meaning specified in the recitals hereto.
“Surviving Pubco Class A Common Stock” means the Class A Shares of the Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.
“Surviving Pubco Class A Common Warrant” has the meaning specified in Section 2.03(c).
“Surviving Pubco Class V Common Stock” means the Class V Shares of the Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.
“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.

“Tax Positions” has the meaning specified in Section 9.04(d).
“Tax Proceedings” has the meaning specified in Section 9.04(h).
“Tax Receivable Agreement” has the meaning specified in Section 4.06(a)(iii).
“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.
“Terminating Company Breach” has the meaning specified in Section 11.01(b)(i).
“Terminating Silver Spike Breach” has the meaning specified in Section 11.01(c)(i).
“Termination Date” has the meaning specified in Section 11.01(b)(ii).
“Top 15 Customers” has the meaning specified in Section 5.23.
“Top 15 Vendors” has the meaning specified in Section 5.23.
“Transaction Proposals” has the meaning specified in Section 9.06(a).
“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Trust Account” means the account established by Silver Spike for the benefit of its public shareholders pursuant to the Trust Agreement.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of August 7, 2019, by and between Silver Spike and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company.
“US Plan” means any Company Benefit Plan that covers Service Providers located primarily within the United States.
“Voting and Support Agreement” has the meaning specified in the recitals hereto.
“WARN” has the meaning specified in Section 5.13(b).
Section 1.02 Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section”, “Annex” and “Appendix” refer to the specified Article, Section, Annex or Appendix of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (vii) the word “or” shall be disjunctive but not exclusive and (viii) references to anything having been “provided”, “made available” or “delivered” (or any other similar references) to any of the Silver Spike Parties means the relevant item has been posted in the electronic data site maintained by or on behalf of the Company in a location accessible to the Silver Spike Parties no later than 8:00 p.m. on the day immediately prior to the date hereof.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the Silver Spike Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the Silver Spike Disclosure Schedule, respectively.
(c) Unless the context of this Agreement otherwise requires, references to any Law shall include all regulations and rules promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d) References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any Party.
(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York.
(g) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)  The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.
(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(j) All monetary figures used herein shall be in United States dollars unless otherwise specified.
Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of  (a) in the case of the Company, Chris Beals and Arden Lee, and (b) in the case of Silver Spike, Scott Gordon and Greg Gentile.
ARTICLE 2
Domestication
Section 2.01 Domestication. Subject to receipt of the Silver Spike Shareholder Approval, prior to the Effective Time, Silver Spike shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Certificate of Incorporation of Silver Spike in substantially the form attached as Annex A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Silver Spike and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).
Section 2.02 Bylaws of Silver Spike. Silver Spike shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of Silver Spike shall be substantially in the form attached as Annex B hereto (the “Surviving Pubco Bylaws”).

Section 2.03 Effects of the Domestication on the Capital Stock of Silver Spike. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the Silver Spike Parties or any holder of Silver Spike Ordinary Shares or Silver Spike Warrants:
(a) each then issued and outstanding Silver Spike Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class A Common Stock;
(b) each then issued and outstanding Silver Spike Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class A Common Stock (the “Silver Spike Class B Ordinary Shares Conversion”);
(c) each then issued and outstanding Silver Spike Common Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving Pubco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Silver Spike Common Warrant (a “Surviving Pubco Class A Common Warrant”);
(d) each then issued and outstanding Silver Spike Sponsor Warrant will convert automatically, on a one-for-one basis, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Silver Spike Sponsor Warrant, into a Surviving Pubco Class A Common Warrant; and
(e) a series of Surviving Pubco Class V Common Stock shall be authorized, each share of which will have voting rights equal to a share of Surviving Pubco Class A Common Stock but which shall have no entitlement to earnings or distributions of the Surviving Pubco.
ARTICLE 3
MERGER; CLOSING
Section 3.01 Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving company (the “Merger”). The Merger shall be evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex D hereto (the “Certificate of Merger”).
(b) Upon consummation of the Merger at the Effective Time, the separate limited liability company existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (the “Surviving Company”), shall continue its limited liability company existence under the LLC Act.
Section 3.02 Effects of the Merger. From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the LLC Act.
Section 3.03 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, commencing at 10:00 a.m. (New York time) on the date which is three (3) Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Silver Spike and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 10 of this Agreement, the Silver Spike Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the LLC Act on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Silver Spike and the Company in writing and specified in the Certificate of Merger, but in any event immediately following the Domestication Effective Time (the “Effective Time”).
Section 3.04 Certificate of Formation and Limited Liability Agreement of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of formation of the Company shall become the certificate of formation of the Surviving Company, and shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein and under the LLC Act. The Parties shall take all actions necessary so that the limited liability company agreement of the Surviving Company shall be amended and restated substantially in the form attached as Annex E hereto (the “Surviving Company A&R LLCA”), and the Surviving Company A&R LLCA shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein and under the LLC Act.
Section 3.05 Managers and Officers of the Surviving Company. At the Effective Time, the Surviving Pubco shall be the sole manager of, and the managing member of, the Surviving Company (and all members of the board of managers of the Company immediately prior to the Effective Time shall be removed as of the Effective Time). The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Surviving Company A&R LLCA until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.
ARTICLE 4
EFFECTS OF THE MERGER ON THE CAPITAL STOCK; CLOSING DELIVERIES; ADJUSTMENT
Section 4.01 Conversion of Units.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Silver Spike Parties, the Company or any holder of Common Units or Incentive Units, each Common Unit and Incentive Unit that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive a proportionate share of the Merger Consideration, as determined pursuant to this Section 4.01. As of the Effective Time, all such Common Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Common Units and Incentive Units shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.01.
(b) Each Holder of a Class A Unit (other than Class A-3 Units, which are subject to Section 4.01(c)) shall be entitled to receive its Class A Proportionate Interest of each of (i) the Closing Cash Payment, (ii) the Aggregate Class A Equity Consideration, and (iii) any portion of the Holder Representative Amount to which Holders are entitled pursuant to Section 4.07.
(c) Each Holder of a Class A-3 Unit shall be entitled to receive its Class A-3 Proportionate Interest of the Aggregate Class A-3 Equity Consideration.
(d) Each Holder of a Class B Unit shall be entitled to receive its Class B Proportionate Interest of the Aggregate Class B Equity Consideration. The Surviving Company Class P Membership Units issuable to holders of Class B Units in the Merger shall be subject to the same terms and conditions, including the applicable vesting schedule, as applied to the corresponding Class B Unit immediately prior to the Effective Time.
For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the amount of value that each Holder shall be entitled to receive in exchange for its Class A Units or Class B Units is intended to be equal to the amount of Distributable Company Sale Proceeds (as defined in the Company Operating Agreement) that would be received by such Holder in a Hypothetical Liquidation.
Section 4.02 Merger Sub Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Silver Spike Parties or the Company, the limited liability company interests of Merger Sub shall be converted into a number of Surviving Company Class A Membership Units equal to the number of shares of Surviving Pubco Class A Common Stock outstanding (after giving effect to (i) the Silver Spike Share Redemption, (ii) the PIPE Financing, and (iii) the Silver Spike Class B Ordinary Shares Conversion) (the “Acquired Surviving Company Units”) at the Effective Time divided by the number of outstanding limited liability company interests of Merger Sub, and the Surviving Pubco shall be admitted as a member of the Surviving Company.
Section 4.03 Consideration Calculation. No later than 12 p.m. New York City time on the fourth (4th) Business Day prior to the Closing Date, the Holder Representative will deliver to Silver Spike its good faith calculation of Cash and Cash Equivalents. No later than 12 p.m. New York City time on the third (3rd) Business Day prior to the Closing Date, Silver Spike will deliver to the Holder Representative a statement setting forth Silver Spike’s good faith calculation of Available Cash, Aggregate Cash Consideration, Closing Cash Payment and Aggregate Equity Consideration (the “Closing Statement”). Following delivery of the Closing Statement, (x) Silver Spike will provide the Company, its accountants and other representatives with a reasonable opportunity to review the Closing Statement and Silver Spike shall consider in good faith the Company’s, its accountants’ and its other representatives’

reasonable comments thereto (or to any component thereof) and (y) the Company will provide Silver Spike, its accountants and other representatives with a reasonable opportunity to review the calculation of Cash and Cash Equivalents and shall consider in good faith the Company’s, its accountants’ and its other representatives’ reasonable comments thereto.
Section 4.04 Allocation Statement. Not less than two (2) Business Days prior to the Closing, following the delivery of the Closing Statement, the Company shall deliver to Silver Spike an allocation statement (the “Allocation Statement”) setting forth (i) each Holder’s Class A Proportionate Interest, Class A-3 Proportionate Interest and Class B Proportionate Interest (including the Participation Thresholds, as defined in the Surviving Company A&R LLCA), and (ii) the allocation of the Merger Consideration among the Holders. Notwithstanding anything to the contrary in this Agreement, the Silver Spike Parties and, following the Closing, the Surviving Pubco, the Surviving Company and its Subsidiaries, shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Holder shall be entitled to any amount in excess of the amounts to be paid to such Holder in accordance with this Agreement and the Allocation Statement.
Section 4.05 Payment; Letter of Transmittal.
(a) Immediately prior to or at the Effective Time, Silver Spike shall deposit, or cause to be deposited, with an exchange agent (the “Exchange Agent”) as mutually agreed by Silver Spike and the Company (i) evidence of Surviving Company Membership Units (and/or certificates representing such Surviving Company Membership Units, at Silver Spike’s election) representing the number of Surviving Company Membership Units sufficient to deliver the Aggregate Equity Consideration, (ii) evidence of shares of Surviving Pubco Class V Common Stock (and/or certificates representing such shares of Surviving Pubco Class V Common Stock, at Silver Spike’s election) representing the number of shares of Surviving Pubco Class V Common Stock sufficient to deliver the Aggregate Equity Consideration and (iii) cash in an amount sufficient to pay the Aggregate Cash Consideration (collectively, the “Funding Amount”).
(b) Within ten (10) Business Days following the initial filing of the Registration Statement, the Company or the Exchange Agent shall mail or otherwise deliver to each Holder a Letter of Transmittal, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Common Units or Incentive Units shall pass, only upon delivery of the Letter of Transmittal, a counterpart signature to the Surviving Company A&R LLCA (“LLCA Counterpart”) and a joinder to the Exchange Agreement (“Exchange Agreement Joinder”) to the Exchange Agent but in no event prior to the Effective Time. No Holder shall be entitled to receive any portion of the Closing Cash Payment or the Aggregate Equity Consideration unless such Holder has delivered a Letter of Transmittal, LLCA Counterpart and Exchange Agreement Joinder to Silver Spike. Each Holder that has not delivered a Letter of Transmittal, LLCA Counterpart and Exchange Agreement Joinder to Silver Spike at or prior to the Effective Time, upon delivery of a Letter of Transmittal, LLCA Counterpart and Exchange Agreement Joinder to the Exchange Agent after the Effective Time, shall be entitled to receive from the Exchange Agent such portion of the Closing Cash Payment and Aggregate Equity Consideration to which such Holder is entitled pursuant to Section 4.01. With respect to any Holder of Common Units or Incentive Units that delivers a Letter of Transmittal, LLCA Counterpart and Exchange Agreement Joinder to Silver Spike at or prior to the Effective Time, Silver Spike shall instruct the Exchange Agent to pay such Holder the portion of the Closing Cash Payment and Aggregate Equity Consideration to which such Holder is entitled pursuant to Section 4.01 at or promptly after the Closing. From and after the Effective Time, all previous Holders of Common Units and Incentive Units shall cease to have any rights as Holders other than the right to receive the portion of the Closing Cash Payment and Aggregate Equity Consideration to which such Holder is entitled pursuant to Section 4.01 upon the delivery of a Letter of Transmittal, LLCA Counterpart and Exchange Agreement Joinder, without interest. From and after the Effective Time, there shall be no further registration of transfers of Common Units or Incentive Units on the transfer books of the Surviving Company.
(c) Notwithstanding anything to the contrary contained herein, no fraction of a Surviving Company Membership Unit or share of Surviving Pubco Class V Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Surviving Company Membership Unit or share of Surviving Pubco Class V Common Stock (after aggregating all Surviving Company Membership Units and shares of Surviving Pubco Class V Common Stock to which such Person otherwise would be entitled) shall instead have the number of Surviving Company

Membership Units and shares of Surviving Pubco Class V Common Stock issued to such Person rounded up or down to the nearest whole Surviving Company Membership Unit and share of Surviving Pubco Class V Common Stock (with 0.5 of a unit and share or greater rounded up), as applicable.
Section 4.06 Closing Deliverables.
(a) At or prior to the Closing, the Company shall deliver or cause to be delivered:
(i) the Amended and Restated Registration Rights Agreement, duly executed by the Company Members set forth on Schedule 4.06(a)(i);
(ii) the Surviving Company A&R LLCA, duly executed by the Company Members set forth on Schedule 4.06(a)(ii);
(iii) the Tax Receivable Agreement in the form attached hereto as Annex F (the “Tax Receivable Agreement”), duly executed by the Surviving Company, Holder Representative and the Company Voting Members;
(iv) the Exchange Agreement in the form attached hereto as Annex G (the “Exchange Agreement”), duly executed by the Company; and
(v) a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.
(b) At or prior to the Closing, the Surviving Pubco shall deliver or cause to be delivered:
(i) the Amended and Restated Registration Rights Agreement, duly executed by Sponsor and the Surviving Pubco;
(ii) the Surviving Company A&R LLCA, duly executed by the Surviving Pubco;
(iii) the Tax Receivable Agreement, duly executed by the Surviving Pubco;
(iv) the Exchange Agreement, duly executed by the Surviving Pubco; and
(v) a certificate signed by an officer of the Surviving Pubco, dated the Closing Date, certifying that the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.
Section 4.07 Holder Representative Amount. At the Closing, Surviving Pubco shall pay or cause to be paid to the Holder Representative (to an account designated in writing by the Company at least two (2) Business Days prior to the Closing Date), the Holder Representative Amount for the payment of expenses incurred by it in performing its duties in accordance with the terms of this Agreement. The Holder Representative Amount shall be maintained by the Holder Representative in a segregated account. The Holder Representative shall not be paid any fee for services to be rendered hereunder but shall be reimbursed on demand for reasonable out-of-pocket expenses incurred in the performance of the Holder Representative’s duties (including the reasonable fees and expenses of counsel) under this Agreement from the Holder Representative Amount. Upon the determination of the Holder Representative that retaining any portion of the Holder Representative Amount is no longer necessary, the Holder Representative shall deliver any then-remaining portion of the Holder Representative Amount to the Exchange Agent, which shall distribute such payment to the Holders in accordance with the Exchange Agent Agreement, which instructions shall be in accordance with the Allocation Statement. The Holder Representative shall hold, invest, reinvest and disburse the Holder Representative Amount in trust for all of the Holders, and the Holder Representative Amount shall not be used for any other purpose and shall not be available to the Surviving Pubco or any of its Subsidiaries to satisfy any claims hereunder.
Section 4.08 Exchange Agent. The Exchange Agent shall invest any cash included in the Funding Amount as directed by, prior to the Closing, Silver Spike and, after, the Closing, the Surviving Pubco; provided, however, that no such investment or loss thereon shall affect the amounts payable to the Holders pursuant to this Article 4. Any interest or other income resulting from such investments shall be paid to the Surviving Pubco, upon demand. Promptly following the earlier of (i) the date on which the entire Funding Amount has been disbursed and (ii) the date which is twelve (12) months after the Effective Time, the Surviving Pubco shall instruct the Exchange Agent to deliver to the Surviving Pubco any remaining portion of the Funding Amount, Letters of Transmittal, and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to the Surviving Pubco (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such Holder may have the right to receive pursuant to this Article 4 without any interest thereon.
Section 4.09 No Liability; Withholding.
(a) None of Silver Spike, the Surviving Pubco, the Surviving Company or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(b) Each of Silver Spike, the Surviving Pubco, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The parties to this Agreement acknowledge that no withholding is required under applicable U.S. federal income Tax Law as in effect as of the Effective Time (other than with respect to compensatory payments or any deduction or withholding required by reason of the failure by any Holder to timely provide a duly executed and properly completed IRS Form W-9) with respect to any amounts payable pursuant to this this Agreement.
(c) If a Holder is unable to provide a duly executed and properly completed IRS Form W-9, then (i) such Holder shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case that is reasonably acceptable to Silver Spike, setting forth the liabilities of the Company allocated to the Common Units or Incentive Units sold or deemed to be sold pursuant to this Agreement under Section 752 of the Code.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding section of the Company Disclosure Schedule, the Company represents and warrants to the Silver Spike Parties as of the date hereof and as of the Closing Date as follows:
Section 5.01 Corporate Organization of the Company.
(a) The Company has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b) A true and complete copy of the certificate of formation, certified by the Secretary of State of the State of Delaware, and a true and correct copy of the operating agreement of the Company have been made available by the Company to Silver Spike and each is in full force and effect and the Company is not in violation of any of the provisions thereof.
(c) The Company is duly licensed or qualified and, where applicable, in good standing as a foreign corporation in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Subsidiaries.
(a) The Subsidiaries of the Company are set forth on Section 5.02 of Company Disclosure Schedule. The Subsidiaries have been duly incorporated, formed or organized and are validly existing and in good standing, where applicable, under the Laws of their respective jurisdiction of incorporation, formation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be have a Material Adverse Effect.
(b) True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to Silver Spike, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.
Section 5.03 Due Authorization.
(a) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 5.05) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and, except for the approval of this Agreement by Company Voting Members holding more than sixty-six percent (66%) of the outstanding Class A Units no other limited liability company action on the part of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is (or will be) a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company is a party, when executed and delivered by the Company, will be duly and validly executed and delivered by the Company, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The Company Board has, by duly adopted resolutions, (i) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (ii) determined that this Agreement, the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Holders, (iii) directed that the adoption of this Agreement be submitted for Company Voting Member Approval and (iv) resolved to recommend that the Company Voting Members approve this Agreement, the Merger and the transactions contemplated by this Agreement.
Section 5.04 No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, operating agreement or other organizational documents of the Company or any of its Subsidiaries, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any Significant Contract, or (c) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) and (c) above, to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 5.05 Governmental Authorizations; Consents. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act or foreign Antitrust Laws, (b) the filing of the Certificate of Merger in accordance with the LLC Act and (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 5.06 Capitalization. (a) All of the issued and outstanding Common Units and Incentive Units have been duly authorized and validly issued in accordance with all Laws, including all applicable federal securities Laws, and the organizational documents of the Company, and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Common Units or Incentive Units). Section 5.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Common Units and Incentive Units of the Company that are authorized, issued or outstanding and the holders of such equity interests and with respect to the Incentive Units, the date of grant, threshold or hurdle value and vesting schedule for each outstanding Incentive Unit. Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, there are no other authorized, issued or outstanding equity interests of the Company.
(b) Set forth on Section 5.06(b) of the Company Disclosure Schedule is (i) the capitalization of each direct and indirect Subsidiary of the Company, including the number of equity interests authorized, issued and outstanding (including the holder of any such equity interests) for each such Subsidiary and (ii) the name of each other corporation, limited liability company, trust, partnership, joint venture or other entity in which the Company or any of its Subsidiaries owns equity interests and the amount and percentage of such interests. The outstanding equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c) Other than as set forth on Section 5.06(a) of the Company Disclosure Schedule or Section 5.06(b) of the Company Disclosure Schedule, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for any equity interests of the Company or any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or a Subsidiary of the Company to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any equity interests in or debt securities of, the Company or a Subsidiary of the Company or obligating the Company or a Subsidiary of the Company to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities, and (ii) no equity equivalents, equity appreciation rights, stock options, restricted stock or restricted stock units, phantom equity ownership interests, profits interests or similar rights in the Company or any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of any Subsidiary of the Company may vote. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company or any Subsidiary of the Company. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding equity interests of the Company or any Subsidiary of the Company.
Section 5.07 Financial Statements.
(a) Attached as Section 5.07(a) of the Company Disclosure Schedule are (i) the audited consolidated balance sheets and statements of operations, members’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations, members’ equity and cash flows of the Company and its Subsidiaries as of and for the nine months ended September 30, 2020 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, and changes in members’ equity and cash flow of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied throughout the period indicated (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items required by GAAP and for normal and recurring year-end adjustments that are not material).
(b) The systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.
(c) Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.
(d) Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.
(e) The Interim Financial Statements have been prepared in accordance with Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105. The Audited Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.
(f) As of the date hereof, the Company and its Subsidiaries do not have any (i) indebtedness, whether or not contingent, for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument (collectively, “Indebtedness”).
Section 5.08 Undisclosed Liabilities. There is no material liability, debt or obligation of the Company or any of its Subsidiaries, except for liabilities, debts and obligations (a) as (and to the extent) reflected or reserved for on the balance sheet of the Company as of December 31, 2019 included in the Audited Financial Statements, (b) that have arisen since December 31, 2019 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract, infringement or violation of Law) or (c) incurred in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has applied for or received any loan under the Paycheck Protection Program under the CARES Act.
Section 5.09 Litigation and Proceedings. Since January 1, 2018 there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its

Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any Governmental Order.
Section 5.10 Compliance with Laws; Permits.
(a) The Company, its Subsidiaries, and each of the Company’s and its Subsidiaries’ officers, directors and employees are, and since January 1, 2017 have been, in compliance with all applicable Laws, including the Controlled Substances Act and the Food, Drug & Cosmetic Act, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2017, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law, including the Controlled Substances Act, or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any Law to which it is subject, and (iii) none of the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.
(b) The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2017, in compliance with all material Company Permits applicable to the Company or such Subsidiary and no condition exists that with notice or lapse of time or both would constitute a default under such Company Permits, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 5.10(b) of the Company Disclosure Schedule contains a complete list of all material Company Permits.
(c) The Company and each of its Subsidiaries has implemented, maintains, and complies in all material respects with internal compliance programs designed to detect and prevent violations of any applicable Laws specific to the cannabis industry.
Section 5.11 Contracts; No Defaults.
(a) Section 5.11(a) of the Company Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (xiv) below to which the Company or any of its Subsidiaries is a party or by which it is bound (each Contract required to be listed on Section 5.11(a) of the Company Disclosure Schedule, a “Significant Contract”):
(i) any Contract with a Top 15 Vendor or Top 15 Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);
(ii) each employment Contract with any employee of the Company or one of its Subsidiaries that provides for annual base compensation in excess of  $150,000;
(iii) each collective bargaining Contract (a “Labor Contract”);
(iv) any Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, occupies or otherwise uses any real property (the “Real Property Leases”);

(v) (A) any Contract under which the Company or any of its Subsidiaries has granted to a third party any license or covenant not to sue with respect to any Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any license or covenant not to sue from a third party with respect to any Intellectual Property, other than licenses of Software that are commercially available to the public generally, with annual license, maintenance, support and other fees less than $200,000;
(vi) any Contract that (A)(1) contains a covenant not to compete in any line of business or solicit persons for employment (other than non-disclosure agreements, confidentiality agreements entered into in the Ordinary Course of Business), (2) grants exclusive or preferential rights or “most favored nations” status to any person, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $800,000 in the aggregate, in each case that is applicable to the Company or any of its Subsidiaries or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners;
(vii) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for money borrowed (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than Contracts involving immaterial advances made to an employee of the Company or any of its Subsidiaries in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $300,000;
(viii) any Contract with any Governmental Authority;
(ix) each Contract with a Related Party (other than Company Benefit Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business;
(x) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(xi) any Contract establishing any joint venture, strategic alliance, partnership or other collaboration;
(xii) any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary); and
(xiii) any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries.
(b) True and correct copies of each Significant Contract have been delivered to or made available to Silver Spike. Each Significant Contract is in full force and effect and represent the legal, valid and binding obligations of the parties thereto and is enforceable in accordance with their terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in breach of or in default under any Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any Significant Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.
Section 5.12 Company Benefit Plans.
(a) Section 5.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan and specifies whether such plan is a US Plan or an International Plan. A “Company Benefit Plan” means any “employee benefit plan,” as defined in

Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee compensation and benefit contracts, plans, policies, programs, or arrangements, and each other equity or equity-based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement medical or life insurance, health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement (other than offer letters for at-will employment without an obligation for severance or guaranteed bonus or similar payment), in each case whether written or unwritten (i) that is maintained, sponsored, or contributed to (or required to be contributed to) by the Company or any of its Affiliates for the benefit of any current or former Service Provider or (ii) under which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability. As of the date hereof, neither the Company nor any of its Subsidiaries has made any plan or commitment to establish or contribute to any new Company Benefit Plan or modify any existing Company Benefit Plan.
(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Silver Spike copies of, if applicable, (i) such Company Benefit Plan (or, if oral, a written summary thereof) and any trust or funding agreement related thereto, (ii) the most recent summary plan description (if applicable), (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable) including all schedules thereto, financial statements and any related actuarial reports, (iv) all material correspondence or other communications received from any Governmental Authority regarding such Company Benefit Plan, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, and (vi) if such Company Benefit Plan is an International Plan, documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents provided in clauses (i) through (v).
(c) Each Company Benefit Plan has been established, maintained, and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA, the Code, and the Patient Protection and Affordable Care Act (as amended). All contributions and other payments required by and due under the terms of each Company Benefit Plan have been timely made. All forms, reports, or returns required to be filed with the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to each Company Benefit Plan have been filed. Each Company Benefit Plan can be terminated or otherwise discontinued within a reasonable period of time following the Effective Time in accordance with its terms, without material liability to Silver Spike, the Company or its Subsidiaries or any Affiliate of the foregoing (subject to applicable Laws).
(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred to cause, or that could reasonably be expected to cause, the disqualification of any Company Benefit Plan that is intended to be so qualified and no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Benefit Plan.
(e) None of the Company, any of its Subsidiaries, or any trade or business (whether or not incorporated) that is treated as a “single employer” together with, or under “common control” or part of a “controlled group” with, any of the foregoing (within the meaning of Section 414(b), (c), (m), or (o) of the Code) sponsors, maintains, contributes to (or is obligated to contribute to), or has any liability in respect of, or at any time in the six (6) years preceding the date hereof has sponsored, maintained, contributed to (or was obligated to contribute to), or had any liability in respect of, (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) a “multiple employer plan” (as described in Section 210 of ERISA). No Company Benefit Plan provides any post-termination or retiree life insurance, health insurance, or other employee welfare benefits to any Person, except as may be required by COBRA or similar applicable state or local Law.
(f) There are, and since January 1, 2017, there have been, (i) no pending or, to the knowledge of the Company, threatened Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan, and (ii) no audits, material inquiries, or proceedings pending or, to the knowledge of the Company, threatened by the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to any Company Benefit Plan.
(g) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented and operated in all material respects in compliance with Section 409A of the Code. There is no agreement, plan, arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any Person for excise Taxes, penalties or interest pursuant to Section 4999 of the Code or additional Taxes, penalties or interest pursuant to Section 409A of the Code.
(h) Each International Plan (i) has been maintained in compliance in all material respects with its terms and applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Closing Date, the Surviving Company, Silver Spike and its Affiliates will receive the full benefit of any funds, accruals and reserves under the International Plans.
(i) Except as disclosed on Section 5.12(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due to any current or former Service Provider, (ii) result in any forgiveness of indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits except as required under Section 411(d)(3) of the Code, or require the funding of any Company Benefit Plan, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
Section 5.13 Labor Matters.
(a) Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all current employees of the Company and its Subsidiaries as of the date hereof, which includes the following information with respect to each such employee: (i) the employee’s name, (ii) the position held by the employee (and whether part- or full-time), (iii) the employee’s principal location of employment and the name of the applicable employer entity, (iv) the employee’s base salary, target bonus and 2019 bonus paid, (v) the employee’s date of hire (and service period for the purpose of employee-related entitlements if not tied to date of hire), (vi) the employee’s accrued PTO/vacation balance as of November 30, 2020, (vii) the employee’s leave status (and, if on leave, the nature of the leave and the expected return date), and (viii) exempt or non-exempt status under the Fair Labor Standards Act (for Company employees located in the United States). Section 5.13(a) of the Company Disclosure Schedule separately sets forth, for each individual independent contractor currently engaged by the Company or any of its Subsidiaries, such contractor’s name, a description of the nature of his/her services and rate of compensation.
(b) Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby. Since January 1, 2017, (i) the Company and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), (ii) there have been no pending or, to the knowledge of the Company, threatened complaints against the Company or its Subsidiaries regarding unfair labor practices before the National Labor Relations Board or any other Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened (and the Company does not otherwise reasonably anticipate), strike, labor dispute, slowdown, work stoppage or other labor stoppage or disruption with respect to the Company or any of its Subsidiaries, (iv) there have been no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to the Employment Laws and (v) neither the Company nor any of its Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar Law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off required by WARN, or (y) incurred any liability or obligation under WARN that remains unsatisfied. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee currently self-employed or employed by another employer, or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages. Neither the Company nor any of its Subsidiaries has any “joint employer” liability with respect to any use of service providers, including any independent contractors or other Persons employed by a third-party employment agency or similar provider. Since January 1, 2017: (x) no current or former Service Provider has, to the knowledge of the Company, made allegations of sexual harassment against (A) any officer or director of the Company or its Subsidiaries or (B) any Company employee who, directly or indirectly, supervises at least ten (10) Service Providers, and (y) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment or sexual misconduct by a Service Provider.
Section 5.14 Taxes.
(a) Except as disclosed on Section 5.14(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is, and has at all times since its respective date of formation been, treated as a partnership or disregarded entity for U.S. federal income tax purposes.
(b) All material federal, state, local and foreign income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.
(c) The Company and its Subsidiaries have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.
(d) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.
(e) All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.
(f) None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.
(g) Neither the Company nor any of its Subsidiaries has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Company or such Subsidiary has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.
(h) Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.
(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) as set forth in the Company’s operating agreement, (ii) any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes or (iii) any such agreement solely among the Company and its Subsidiaries.
(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(k) Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).
(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the ordinary course of business; or (v) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).
(m) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(n) Neither the Company nor any of its Subsidiaries has elected to have the provisions of the Bipartisan Budget Act of 2015 apply to taxable periods of the Company or any of its Subsidiaries before January 1, 2018.
(o) Neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.
Section 5.15 Brokers’ Fees. Section 5.15 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.
Section 5.16 Insurance. Section 5.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereto, have been made available to Silver Spike. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, (c) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2017 and (e) there are no claims by the Company nor any of its Subsidiaries pending under any of the insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have any material self-insurance programs. There is no fact, condition, situation or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any material premium increase with respect to, or material alteration of coverage under, any insurance policy. The insurance policies are with reputable insurance carriers and provide coverage to the Company and its Subsidiaries against all risk of the businesses of the Company and its Subsidiaries as are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).
Section 5.17 Real Property; Assets.
(a) Neither the Company nor any of its Subsidiaries owns any real property.
(b) Section 5.17 of the Company Disclosure Schedule sets forth a complete and accurate list of Leased Real Property. The Leased Real Property constitutes all of the real property occupied or operated by the Company and its Subsidiaries in connection with their business.
(c) Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of each of the parties thereto and is in full force and effect. The Company and its Subsidiaries have valid leasehold interests in, and enjoy undisturbed possession under, all Leased Real Property. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto.
(d) Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for the Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.
(e) There are no pending or, to the knowledge of the Company, threatened Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in relation to such Action or proceeding.
(f) Except for Permitted Liens, the Company and each of its Subsidiaries have good and valid title to the material tangible assets of the Company and such Subsidiary. The assets of the Company and its Subsidiaries to be acquired by Silver Spike pursuant to this Agreement constitute all material tangible assets used or held for use by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated.
Section 5.18 Environmental Matters.
(a) The Company and its Subsidiaries are, and at all times since January 1, 2017 have been, in compliance with all Environmental Laws in all material respects, and there are no existing facts or circumstances which would reasonably be expected to prevent such compliance in the future and all Permits held by the Company pursuant to applicable Environmental Laws are in full force and effect and no appeal or any other Action is pending to revoke or modify any such Permit;
(b) no notice of violation, demand, request for information, citation, summons or order has been received by the Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
(c) neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws;

(d) copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the Leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to Silver Spike.
Section 5.19 Absence of Changes.
(a) Since December 31, 2019 through the date hereof, there has not been any Material Adverse Effect.
(b) Since December 31, 2019, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business and (ii) have not taken any action (or failed to take any action) that would violate Section 7.01 if such action had been taken (or failed to be taken) after the date of this Agreement.
Section 5.20 Affiliate Transactions. Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries), no (a) Holder, (b) former or current director, officer, manager, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).
Section 5.21 Intellectual Property.
(a) Section 5.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all registrations and applications for registration included in the Owned Intellectual Property as of the date of this Agreement (the “Registered Intellectual Property”), including as to each such item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number and (iv) the applicable application, registration or issue date. Each item of Registered Intellectual Property is solely and exclusively owned by either the Company or one of its Subsidiaries, free and clear of any Liens (other than Permitted Liens). Each item of Registered Intellectual Property (A) has not been abandoned, canceled or adjudged invalid or unenforceable in whole or in part, (B) has been maintained effective by all requisite filings, renewals and payments and (C) is subsisting and in full force and effect and, to the Company’s knowledge, valid and enforceable.
(b) The Company and its Subsidiaries solely and exclusively own all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property, and their rights under all Licensed Intellectual Property, free and clear of all Liens (other than any Permitted Liens).
(c) The Company and its Subsidiaries use commercially reasonable efforts to maintain, enforce and protect the confidentiality of all trade secrets owned by the Company and its Subsidiaries, including maintaining policies requiring all employees, consultants and independent contractors to agree to maintain the confidentiality of such trade secrets. There has been no disclosure by the Company or any of its Subsidiaries of any material trade secrets or confidential information owned by the Company other than under written confidentiality agreements.
(d) The Company and its Subsidiaries own or have a valid and enforceable right to use any and all material Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the loss, alteration, encumbrance, termination, or impairment of any Owned Intellectual Property or any material Licensed Intellectual Property.
(e) Since January 1, 2017, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, nor are any of them infringing, misappropriating or otherwise violating, any third party’s Intellectual Property rights. No Action is pending or, to the knowledge of the Company, since January 1, 2017, has been threatened against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or material Licensed Intellectual Property. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property.
(f) All current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have transferred all of their rights and interest in such Intellectual Property to the Company or one of its Subsidiaries pursuant to written agreements containing assignment language and acknowledge the Company’s or its Subsidiaries’ ownership of all such Intellectual Property. No such employee, independent contractor or consultant has asserted any right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.
(g) Section 5.21(g) of the Company Disclosure Schedule contains a true and complete list of all Open Source Software, used by or on behalf of the Company or any of its Subsidiaries in any way, and describes the manner in which such Open Source Software is used. Such description shall include (i) the name of the Open Source Software component, (ii) the name of the applicable open source license, (iii) version number and provenance, (iv) identification of which, if any, of the Company’s product or service in which such Open Source Software is incorporated or linked to, and (v) whether such Open Source Software component has been modified. The Company and its Subsidiaries and the operation of their businesses, including the use and distribution of products and services by or on behalf of the Company and its Subsidiaries and all use by the Company or any of its Subsidiaries of any Open Source Software, are in compliance with the terms and conditions of all licenses for the Open Source Software. None of the Software included in the Owned Intellectual Property or otherwise distributed by the Company contains any Software that is licensed under any terms or conditions that require that any Software included in the Owned Intellectual Property be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.
(h) The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than to current and former employees, independent contractors and consultants who contributed to the development of Software for the Company and who are bound by written confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any Owned Intellectual Property to any Person. The Software distributed by the Company is routinely scanned with industry-standard tools and to the Company’s knowledge there are no viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any such Software.
(i) The Company IT Systems operate and perform in a manner that, in all material respects, permits the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Systems, and all information and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, interruption, modification or corruption, and such measures include commercially reasonable security protocol technologies. Since January 1, 2017, there has been no material security breach or unauthorized access to the Company IT Systems or any material unauthorized access, use, disclosure, modification, corruption, or encryption of any data or information, or any Personally Identifiable Information, stored therein.

Section 5.22 Data Privacy and Security.
(a) The Company and its Subsidiaries have developed, implemented and maintained a written data protection, data privacy and cybersecurity program (the “Data Protection Program”) that is in material compliance with all Privacy Requirements. The Company and its Subsidiaries have not experienced any material Security Incident. Since January 1, 2017, no Person has brought, or threatened in writing to bring, any Action against the Company or any of its Subsidiaries in relation to any actual or alleged Security Incident or violation or breach of any Privacy Requirement.
(b) Since January 1, 2017, the Company and its Subsidiaries have at all times complied in all material respects with all Privacy Requirements with respect to the Processing of Personally Identifiable Information and other data. The Company and its Subsidiaries are not and since January 1, 2017, have not been subject to a Governmental Order of, or have received a notice from, a Governmental Authority regarding actual or alleged non-compliance with or violation of any Privacy Requirement. The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company PII, to train such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are under written obligations of confidentiality with respect to such Company PII.
(c) To the knowledge of the Company, each of the Company’s and its Subsidiaries’ third-party data suppliers, vendors, and partners that Process any Company PII or other Personally Identifiable Information on behalf of the Company or its Subsidiaries are in compliance in all material respects with the Privacy Requirements and there have been no unauthorized or illegal Processing, or other breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) by any such supplier, vendor or other partner of any Privacy Requirements. No circumstances have arisen in which the Privacy Requirements would require or recommend the Company or its Subsidiaries to notify any Governmental Authority of any Security Incident.
(d) The consummation of transactions contemplated by this Agreement will not breach any Privacy Requirement.
Section 5.23 Customers and Vendors. Section 5.23 of the Company Disclosure Schedule sets forth a complete and accurate list of  (a) the fifteen (15) most significant customers of the Company, together with its Subsidiaries, as measured by revenues received by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2019 (the “Top 15 Customers”), and the amount of revenues received from such customers for such period and (b) the fifteen (15) most significant vendors of the Company, together with its Subsidiaries, as measured by amounts paid by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2019 (the “Top 15 Vendors”), and the amount of consideration paid to such suppliers for such period. Since December 31, 2019, no Top 15 Customer or Top 15 Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or oral notice from any of the Top 15 Customers or Top 15 Vendors stating the intention of such Person to do so.
Section 5.24 Certain Business Practices; Anti-Corruption.
(a) The Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws.
(b) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of cases (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.
(c) The Company and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.
(d) The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.
(e) None of the Company’s nor any of its Subsidiaries’ respective beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official or a close family member of a Government Official.
(f) No Governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.
(g) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).
(h) The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
Section 5.25 Registration Statement and Proxy Statement. On the date the Proxy Statement is first mailed to Silver Spike Shareholders, and at the time of the Silver Spike Extraordinary General Meeting, none of the information furnished by or on behalf of the Company or the Holder Representative in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 5.26 No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to any Silver Spike Party. Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to any Silver Spike Party or any other Person (including information in the “data site” maintained by or on behalf of the Company or provided in any formal or informal management presentation) except for the representations and warranties made by the Company to the Silver Spike Parties in this Article 5 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than those expressly given by the Company in this Article 5 and as may be provided in the Ancillary Agreements. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 6 or the Ancillary Agreements, none of the Silver Spike Parties or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding any of the Silver Spike Parties or the transactions contemplated hereunder or thereunder, including in respect of the Silver Spike Parties, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article 6 or the Ancillary Agreements. The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article 6 or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.26 shall limit the Silver Spike Parties’ remedies in the event of Fraud.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE SILVER SPIKE PARTIES
Except as set forth in the corresponding section of the Silver Spike Disclosure Schedule or in any publicly available SEC Document filed by Silver Spike before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature), the Silver Spike Parties represent and warrant to the Company as of the date hereof and as of the Closing as follows:
Section 6.01 Corporate Organization.
(a) Each of the Silver Spike Parties has been duly incorporated, organized or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and has the corporate or limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b) A true and complete copy of the certificate of incorporation or certificate of formation, as applicable, of each Silver Spike Party, each certified by the Secretary of State of the State of Delaware or the Registrar of Companies in the Cayman Islands, as applicable, and a true and correct copy of the bylaws or operating agreement, as applicable, of each Silver Spike Party, have been made available by Silver Spike to the Company and each is in full force and effect and each of the Silver Spike Parties is not in violation of any of the provisions thereof.
(c) Each of the Silver Spike Parties is duly licensed or qualified and, where applicable, in good standing as a foreign corporation or other entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Silver Spike Material Adverse Effect.
Section 6.02 Due Authorization.
(a) Each of the Silver Spike Parties has all requisite corporate or limited liability power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Silver Spike Party is or will be a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which a Silver Spike Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors, board of managers or managing member, as applicable, of each Silver Spike Party, and no other corporate action or limited liability company action, as applicable on the part of any Silver

Spike Party is necessary to authorize this Agreement or the Ancillary Agreements to which such Silver Spike Party is (or will be) a party (other than (x) the Silver Spike Shareholder Approval, the adoption of this Agreement by Silver Spike in its capacity as the sole member of Merger Sub, which adoption will occur immediately following the execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of the Silver Spike Parties and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of the Silver Spike Parties, enforceable against each of the Silver Spike Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which a Silver Spike Party will be a party, when executed and delivered by such Silver Spike Party, will be duly and validly executed and delivered by such Silver Spike Party, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of such Silver Spike Party, enforceable against such Silver Spike Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The Silver Spike Shareholder Approval is the only vote of any of Silver Spike’s capital stock necessary in connection with the entry into this Agreement by the Silver Spike Parties, and the consummation of the transactions contemplated hereby, including the Closing.
(c) At a meeting duly called and held, the governing body of each of the Silver Spike Parties have unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the Pre-Closing Silver Spike Holders approval of the transactions contemplated by this Agreement (the “Silver Spike Board Recommendation”).
Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any Silver Spike Party will be a party by the Silver Spike Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, bylaws or other organizational documents of any Silver Spike Party or any Subsidiary of any Silver Spike Party, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which any Silver Spike Party or any Subsidiary of any Silver Spike Party is a party or by which any Silver Spike Party or any Subsidiary of any Silver Spike Party is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any material Contract, or (c) result in the creation of any Lien upon any of the properties or assets of any Silver Spike Party or any Subsidiary of any Silver Spike Party or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of each of the foregoing would not reasonably be expected to have a Silver Spike Material Adverse Effect.
Section 6.04 Litigation and Proceedings. There are no Actions (other than investigations), or, to the knowledge of Silver Spike, investigations, pending before or by any Governmental Authority or, to the knowledge of Silver Spike, threatened, against any Silver Spike Party that would reasonably be expected to have, individually or in the aggregate, a Silver Spike Material Adverse Effect or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon any Silver Spike Party.
Section 6.05 Governmental Authorities; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of any Silver Spike Party with respect to any Silver Spike Party’s execution or delivery of this Agreement or any Ancillary Agreement to which a Silver Spike Party is a party or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Silver Spike Parties, taken as a whole or (c) approval for listing the Surviving Pubco Class A Common Stock issued pursuant to this Agreement on Nasdaq.
Section 6.06 Silver Spike Capitalization.
(a) The authorized capital stock of Silver Spike consists of  (i) 200,000,000 Silver Spike Class A Ordinary Shares, of which 25,000,000 Silver Spike Class A Ordinary Shares are issued and outstanding as of the date hereof, (ii) 20,000,000 Silver Spike Class B Ordinary Shares, of which 6,250,000 Silver Spike Class B Ordinary Shares are issued and outstanding as of the date hereof, and (iii) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date hereof. As of the date hereof, there are issued and outstanding Silver Spike Warrants in respect of 19,500,000 Silver Spike Class A Ordinary Shares, which will entitle the holders thereof to purchase the Surviving Pubco’s Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Silver Spike Class A Ordinary Shares and Silver Spike Class B Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such equity interests).
(b) Except for the Silver Spike Warrants, there are no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the Silver Spike Ordinary Shares or the equity interests of Silver Spike, or any other Contracts to which Silver Spike is a party or by which Silver Spike is bound obligating Silver Spike to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, other equity interests in or debt securities of, Silver Spike to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities. Other than the Silver Spike Shareholder Redemption Right, there are no outstanding contractual obligations of Silver Spike to repurchase, redeem or otherwise acquire any securities or equity interests of Silver Spike.
(c) Merger Sub is wholly-owned by Silver Spike, and Merger Sub holds no equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.
(d) The Surviving Pubco Class V Common Stock to be issued to certain of the Holder pursuant to this Agreement, and any Surviving Pubco Class A Common Stock issuable to Holders pursuant to the Exchange Agreement, will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to such Holders with good and valid title, free and clear of any Liens other than Liens arising out of, under or in connection with applicable federal, state and local securities Laws and any restrictions set forth in the Surviving Pubco Certificate of Incorporation and the Surviving Company A&R LLCA.
Section 6.07 Undisclosed Liabilities.
(a) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(b) There is no material liability, debt or obligation of any Silver Spike Party, except for liabilities, debts and obligations (i) reflected or reserved for on Silver Spike’s balance sheet for the fiscal year ended December 31, 2019 as reported on Form 10-K or disclosed in the notes thereto, (ii) that have arisen since December 31, 2019 in the ordinary course of the operation of business of Silver Spike or (iii) incurred in connection with the transactions contemplated by this Agreement.

Section 6.08 Silver Spike SEC Documents; Controls.
(a) Since August 7, 2019, Silver Spike has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the means the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules and documents incorporated by reference therein), complied in all materials respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to Silver Spike’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of Silver Spike or the SEC Documents has been received by Silver Spike.
(b) The financial statements of Silver Spike included in the SEC Documents, including all notes and schedules thereto (the “Silver Spike Financials”), complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of Silver Spike, as of their respective dates, and the results of operations and cash flows of Silver Spike, for the periods presented therein.
(c) Silver Spike has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq). Silver Spike’s disclosure controls and procedures are designed to provide reasonable assurance regarding the reliability of Silver Spike’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and reasonably designed to ensure that material information relating to Silver Spike is accumulated and communicated to Silver Spike’s management as appropriate. Since Silver Spike’s formation, there have been no significant deficiencies or material weakness in Silver Spike’s internal control over financial reporting (whether or not remediated) and no change in Silver Spike’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, Silver Spike’s internal control over financial reporting.
Section 6.09 Listing. The issued and outstanding Silver Spike Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date hereof, there is no Action pending, or to the knowledge of Silver Spike, threatened against Silver Spike by Nasdaq or the SEC with respect to any intention by such entity to deregister any Silver Spike Ordinary Shares or prohibit or terminate the listing of any Silver Spike Ordinary Shares on Nasdaq.
Section 6.10 Registration Statement and Proxy Statement. At the Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to Silver Spike Shareholders, and at the time of the Silver Spike Extraordinary General Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Silver Spike makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to Silver Spike by or on behalf of the Company or the Holder Representative specifically for inclusion in the Registration Statement or the Proxy Statement.

Section 6.11 Brokers’ Fees. Except fees described on Section 6.11 of the Silver Spike Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Silver Spike or any of its Affiliates.
Section 6.12 Trust Account. As of the date of this Agreement, Silver Spike has (and, assuming no holders of Silver Spike Ordinary Shares exercise the Silver Spike Shareholder Redemption Right, will have immediately prior to the Closing) at least $254,115,791 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Silver Spike and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of Silver Spike Ordinary Shares who shall have exercised their Silver Spike Shareholder Redemption Right, (y) the Deferred Underwriting Amount and (z) any other amounts set forth on Section 6.11 of the Silver Spike Disclosure Schedule) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem Silver Spike Ordinary Shares pursuant to the Silver Spike Shareholder Redemption Right. Silver Spike has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Silver Spike, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of Silver Spike, threatened with respect to the Trust Account.
Section 6.13 Compliance with Laws; Permits.
(a) Each of the Silver Spike Parties and each of the Silver Spike Parties’ officers, directors and employees are, and since its respective date of formation have been, in compliance with all applicable Laws in all material respects, including the Controlled Substances Act and Food, Drug & Cosmetic Act, except as would not reasonable be expected to have a Silver Spike Material Adverse Effect. Since each Silver Spike Party’s respective date of formation, (i) none of the Silver Spike Parties has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law, including the Controlled Substances Act, or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of each of the Silver Spike Parties, no claims have been filed against any of the Silver Spike Parties with any Governmental Authority alleging any material failure by any of the Silver Spike Parties to comply with any Law or which it is subject, and (iii) none of the Silver Spike Parties have made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.
Section 6.14 Absence of Certain Changes. Since its respective formation through the date of this Agreement, neither of the Silver Spike Parties has (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a Silver Spike Material Adverse Effect. Except as set forth in Silver Spike’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2020 through the date of this Agreement, there has not been any action taken or agreed upon by Silver Spike or any of its Subsidiaries that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of the Company.
Section 6.15 Employees and Employee Benefits Plans. Neither of the Silver Spike Parties (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Silver Spike; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by Silver Spike’s officers and directors in connection with activities on Silver Spike’s behalf in an aggregate amount not in excess of the amount of cash held by Silver Spike outside of the Trust Account, Silver Spike has no unsatisfied material liability with respect to any officer or director.
Section 6.16 Properties. Silver Spike does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). Silver Spike does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.
Section 6.17 Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which any of the Silver Spike Parties are a party or by which any of its properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by Silver Spike on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of any of the Silver Spike Parties as its business is currently conducted, any acquisition of material property by the Silver Spike Parties, or restricts in any material respect the ability of the Silver Spike Parties from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “Silver Spike Material Contract”). All Silver Spike Material Contracts have been made available to the Company.
Section 6.18 Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of Silver Spike Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between Silver Spike, on the one hand, and any related party of Silver Spike, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Silver Spike Ordinary Shares or, to the knowledge of Silver Spike, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to Silver Spike, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of Silver Spike, Sponsor, any beneficial owner of five percent (5%) or more of the Silver Spike Ordinary Shares or, to the knowledge of Silver Spike, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that Silver Spike or uses, owns or leases (other than through any equity interest in Silver Spike) or (ii) any customer, vendor or other material business relation of Silver Spike or Sponsor.
Section 6.19 Taxes.
(a) Silver Spike is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes, and Merger Sub is, and has at all times since its date of formation been, treated as a disregarded entity for U.S. federal income Tax purposes.
(b) All federal, state, local and foreign income and other material Tax Returns required to be filed by the Silver Spike Parties (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.
(c) The Silver Spike Parties have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Silver Spike Parties, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.
(d) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Silver Spike Parties.
(e) All material amounts of Taxes required to be withheld by the Silver Spike Parties have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.
(f) None of the Silver Spike Parties has received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for Taxes of the Silver Spike Parties, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from any of the Silver Spike Parties, and none of the Silver Spike Parties has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.
(g) None of the Silver Spike Parties has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where such Silver Spike Party has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.
(h) None of the Silver Spike Parties has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. None of the Silver Spike Parties has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.
(i) None of the Silver Spike Parties is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes.
(j) None of the Silver Spike Parties has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(k) None of the Silver Spike Parties has ever been a member of an Affiliated Group. None of the Silver Spike Parties has liability for the Taxes of any other Person (other than a Silver Spike Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).
(l) None of the Silver Spike Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (1) any change in method of accounting for a taxable period ending on or prior to the Closing; (2) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (3) any installment sale or open transaction disposition made on or prior to the Closing; (4) any prepaid amount received on or prior to the Closing outside the ordinary course of business; or (5) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).
(m) None of the Silver Spike Parties has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(n) None of the Silver Spike Parties has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.
Section 6.20 PIPE Investment.
(a) Silver Spike has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by Silver Spike with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of Silver Spike, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Silver Spike. Each PIPE Subscription Agreement is a legal, valid and binding obligation of Silver Spike and, to the knowledge of Silver Spike, each PIPE Investor, and none of the execution, delivery or performance of obligations under such PIPE Subscription Agreement by Silver Spike or, to the knowledge of Silver Spike, each PIPE Investor, violates any Laws. There are no other agreements, side letters, or arrangements between Silver Spike and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Silver Spike the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, Silver Spike does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to Silver Spike, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Silver Spike under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, Silver Spike has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to Silver Spike the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreements on the terms therein.
(b) No fees, consideration or other discounts are payable or have been agreed by Silver Spike or any of its Subsidiaries (including, from and after the Closing, the Surviving Company and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the PIPE Subscription Agreements.
Section 6.21 Independent Investigation. Silver Spike and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and Silver Spike acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. Silver Spike acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or of the Company or Company Members set forth in the Ancillary Agreements; and (b) none of the Company, its Affiliates nor their respective representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements.
Section 6.22 No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 6, and the representations and warranties as may be provided in the Ancillary Agreements, none of the Silver Spike Parties nor any other Person acting on their respective behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby. None of the Silver Spike Parties has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Silver Spike Parties or otherwise, other than those representations and warranties expressly made in this Article 6 or as may be provided in the Ancillary Agreements. Notwithstanding anything contained in this Agreement to the contrary, each of the Silver Spike Parties acknowledges and agrees that neither the Company nor any other Person is making any representations or warranties whatsoever, oral or written, express or implied, at law or in equity, other than those expressly given by the Company in Article 5 or as may be provided in the Ancillary Agreements. Each of the Silver Spike Parties hereby expressly disclaims any representations or warranties other than those expressly given by the Company in Article 5 or as may be provided in the Ancillary Agreements. Each of the Silver Spike Parties acknowledges and agrees that, except for the representations and warranties contained in Article 5 or as may be provided in the Ancillary Agreements, none of the Company or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 5 or as may be provided in the Ancillary Agreements. The Silver Spike Parties are not relying on any representations or warranties other than those representations or warranties set forth in Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.22 shall limit the Silver Spike Parties’ remedies in the event of Fraud.

ARTICLE 7
COVENANTS OF THE COMPANY
Section 7.01 Conduct of Business. From the date of this Agreement until the Closing Date (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as consented to by Silver Spike in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by Law, use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, including using reasonable best efforts to (x) preserve the business of the Company, (y) maintain the services of its officers and Key Employees and (z) maintain the existing business relationships of the Company. Without limiting the generality of the foregoing, except as set forth on Section 7.01 of the Company Disclosure Schedule, as required by Law (including any COVID-19 Measures) or as consented to by Silver Spike in writing, during the Interim Period, the Company shall not, and the Company shall cause its Subsidiaries not to:
(a) change, amend or propose to amend the certificate of formation, operating agreement or other organizational documents of the Company or any of its Subsidiaries;
(b) directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any equity interests of the Company, including any Common Units or Incentive Units or the equity interests of any of its Subsidiaries, any securities convertible into or exercisable or exchangeable for any such equity interests, or any rights, warrants or options to acquire, any such equity interests or any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units;
(c) make or declare any dividend or distribution (whether in the form of cash or other property) that would cause the Company to incur any Indebtedness;
(d) other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract or (ii) materially amend, extend or renew any Significant Contract;
(e) except as required by the terms of the Company Benefit Plans in effect on the date hereof and as made available to the Silver Spike Parties, (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider other than severance granted in the Ordinary Course of Business to Service Providers, (ii) increase the compensation or benefits provided to any current or former Service Provider (other than increases in base compensation of not more than 15% to any individual employee in the Ordinary Course of Business (and any corresponding increases to bonus compensation to the extent such bonus compensation reflected as a percentage of base compensation)), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider other than grants to newly hired employees, (iv) establish, adopt, enter into, amend, or terminate any Company Benefit Plan or Labor Contract or (v) (x) hire any employees with an annual base compensation of over $400,000 other than to (A) fill vacancies arising due to terminations of employment of employees following the date hereof or (B) fill an open position listed on Section 7.01(e) of the Company Disclosure Schedule or (y) terminate the employment of any employees other than for cause or in the Ordinary Course of Business in accordance with past practices;
(f) acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;
(g) (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness of over $5,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company, (iii) cancel or forgive any debts or other amounts owed to the Company or any of its Subsidiaries or (iv) commit to do any of the foregoing;

(h) make any payment to a Related Party, other than (i) compensation to employees and service providers of the Company or any of its Subsidiaries in the Ordinary Course of Business in accordance with Section 7.01(e) or (ii) distributions and dividends allowed pursuant to Section 7.01(c);
(i) (i) make or change any material Tax election, (ii) take or fail to take any action that would result in the Company or its Subsidiaries (other than the Subsidiaries listed on Section 5.14(a) of the Company Disclosure Schedule) being treated as other than a partnership or disregarded entity for U.S. federal income tax purposes, (iii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (iv) adopt or change any material Tax accounting method, (v) settle or compromise any material Tax liability, (vi) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (vii) file any amended material Tax Return, (viii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (ix) settle or consent to any claim or assessment relating to any material amount of Taxes or (x) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business);
(j) except for non-exclusive licenses granted in the Ordinary Course of Business, assign, transfer, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Owned Intellectual Property;
(k) (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $400,000 individually or $1,000,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;
(l) sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries that are worth more than $1,000,000 (individually or in the aggregate) other than non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business;
(m) merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the Company or any of its Subsidiaries;
(n) make any change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law or to obtain compliance with PCAOB auditing standards;
(o) permit any insurance policies listed in Section 5.16 of the Company Disclosure Schedule to be canceled or terminated without using commercially reasonable efforts to prevent such cancellation or termination, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;
(p) change, in any material respect, (i) the cash management practices of the Company and its Subsidiaries or (ii) the policies, practices and procedures of the Company and its Subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible accounts;
(q) make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditures, in either case that individually exceed $1,000,000 or in the aggregate exceed $10,000,000;

(r) materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries; or
(s) enter into any agreement to do any action prohibited under this Section 7.01.
Nothing contained in this Section 7.01 shall give to Silver Spike, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of Silver Spike and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
Section 7.02 Inspection. The Company shall, and shall cause its Subsidiaries to, afford to Silver Spike and its officers, employees, accountants, counsel, financing sources and other representatives reasonable access during the Interim Period, during normal business hours, to all of their respective properties, books and records (including, but not limited to, Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, customers, vendors and other business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that no investigation pursuant to this Section 7.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Silver Spike Parties and, provided, further, that any investigation pursuant to this Section 7.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Silver Spike Parties during normal business hours under the supervision of appropriate personnel of the Company or Silver Spike.
Section 7.03 Termination of Certain Agreements. The Company shall take all actions necessary to cause the Affiliate Transactions, other than those set forth on Section 7.03 of the Company Disclosure Schedule to be terminated without any further force and effect, and there shall be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the Closing. Prior to the Closing, the Company shall deliver to Silver Spike written evidence reasonably satisfactory to Silver Spike of such termination.
Section 7.04 Trust Account Waiver. The Company acknowledges that Silver Spike is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 7, 2019 (the “Prospectus”), substantially all of Silver Spike’s assets consist of the cash proceeds of Silver Spike’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Silver Spike, certain of its public shareholders and the underwriters of Silver Spike’s initial public offering. The Company acknowledges that it has been advised by Silver Spike that, except with respect to interest earned on the funds held in the Trust Account that may be released to Silver Spike to pay its income and franchise Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Silver Spike completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if Silver Spike fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement and the Silver Spike Governing Document, to Silver Spike to permit Silver Spike to pay the costs and expenses of its dissolution, and then to Silver Spike’s public shareholders. For and in consideration of Silver Spike entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Silver Spike or any other Person; provided, however, that nothing in this Section 7.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company or the Holder Representative to (i) bring any action or actions for specific performance, injunctive and/or other equitable relief or (ii) bring or seek a claim for Damages against Silver Spike, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of Silver Spike Ordinary Shares in accordance with the Silver Spike Governing Document and the Trust Agreement).
Section 7.05 Company Voting Member Approval. The Company shall take all actions necessary or advisable to obtain the Company Voting Member Approval as promptly as practicable, and in any event within three

(3) Business Days, following the date that Silver Spike receives, and notifies the Company of Silver Spike’s receipt of, SEC approval and effectiveness of the Registration Statement or Proxy Statement. Promptly following receipt of the Company Voting Member Approval, the Company shall deliver a copy of the applicable written consents to Silver Spike.
Section 7.06 Release and Recordation of Release of Security Interest. Prior to Closing, the Company shall pay all amounts owed (if any remaining) under the Loan and Security Agreement between Ghost Management Group, LLC and Entrepreneur Growth Capital LLC (“Entrepreneur Growth”) dated June 30, 2015, as such agreement may have been amended, restated, supplemented or otherwise modified, and the Company shall take all actions necessary to obtain and record documentation confirming the release of the security interest held by Entrepreneur Growth.
ARTICLE 8
COVENANTS OF SILVER SPIKE
Section 8.01 Conduct of Business. During the Interim Period, except as set forth on Section 8.01 of the Silver Spike Disclosure Schedule, as contemplated by this Agreement, as required by Law or as consented to by the Company in writing, Silver Spike shall not, and Silver Spike shall cause the other Silver Spike Parties not to:
(a) change, amend or propose to amend (i) the Silver Spike Governing Document or the certificate of incorporation, bylaws, memorandum and articles of association or other organizational documents of any Silver Spike Party or (ii) the Trust Agreement or any other agreement related to the Trust Agreement;
(b) adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of capital stock of any Silver Spike Party, other than (i) in connection with the exercise of any Silver Spike Warrants outstanding on the date hereof, (ii) any redemption made in connection with the Silver Spike Shareholder Redemption Right, (iii) in connection with any private placement of securities conducted by Silver Spike after the date hereof, or (iv) as otherwise required by the Silver Spike Governing Document in order to consummate the transactions contemplated hereby;
(c) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Silver Spike (other than the Merger);
(d) enter into any agreement to do any action prohibited under this Section 8.01; or
(e) (i) make or change any material Tax election, (ii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (iii) adopt or change any material Tax accounting method, (iv) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (vi) file any amended material Tax Return, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (viii) settle or consent to any claim or assessment relating to Taxes or (ix) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business).
Section 8.02 Post-Closing Access; Preservation of Records. For a period of five (5) years after the Closing and to the extent consistent with all applicable Laws, the Surviving Pubco will make or cause to be made available to the Holder Representative all books, records and documents of the Company and each of its Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary solely for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action involving any Holder (other than any Action against the Surviving Pubco or any of its Affiliates, including the Company and its Subsidiaries, that relates to the subject matter hereof), or (b) preparing and delivering any accounting or other statement provided for under this Agreement; provided, however, that access to such books, records, documents and employees shall (i) be conducted in a manner reasonably calculated to minimize disruptions with the normal operation of the Company and its Subsidiaries and the reasonable out-of-pocket expenses of the Company and its Subsidiaries incurred in connection therewith will be paid by the Holder Representative and (ii) be permitted only to the extent it does not violate any obligation of confidentiality or jeopardize attorney-client privilege.

Section 8.03 Nasdaq Listing. From the date hereof through the Closing, Silver Spike shall ensure that Silver Spike remains listed as a public company, and that Silver Spike Ordinary Shares remain listed, on Nasdaq. Silver Spike shall use reasonable best efforts to ensure that the Surviving Pubco is listed as a public company, and that shares of Surviving Pubco Class A Common Stock are listed on Nasdaq, as of the Effective Time.
Section 8.04 PIPE Subscription Agreements. Unless otherwise approved in writing by the Company, Silver Spike shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreements in any manner other than to reflect any permitted assignments or transfers of the PIPE Subscription Agreements by the applicable PIPE Investors pursuant to the PIPE Subscription Agreements. Silver Spike shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Silver Spike the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.
Section 8.05 Extension Proxy Statement.
(a) On the date of this Agreement, Silver Spike shall file with the SEC a proxy statement of Silver Spike (as such filing is amended or supplemented, the “Extension Proxy Statement”), for the purposes of (i) soliciting proxies from Silver Spike Shareholders to obtain the requisite approval for the amendment of the Silver Spike Governing Document to extend the outside date for consummating a Business Combination to a date to be mutually agreed upon by the Company and Silver Spike (but no earlier than the Termination Date), to be voted on at a meeting of the holders of Silver Spike Ordinary Shares to be called and held for such purpose, and (ii) providing Silver Spike Shareholders with the opportunity to redeem their Silver Spike Ordinary Shares in connection with such proxy solicitation in accordance with the Silver Spike Governing Document (the “Extension Meeting”).
(b) Unless otherwise approved in writing by the Company, Silver Spike will cause the Extension Proxy Statement to be sent to the Silver Spike Shareholders as soon as practicable following its approval by the SEC, for the purposes of holding the Extension Meeting as soon as practicable thereafter and soliciting the approval of Silver Spike Shareholders in connection therewith (approval of such matter by the Silver Spike Shareholders at the Extension Meeting or any postponement or adjournment thereof shall be referred to as the “Silver Spike Extension Approval”).
(c) Silver Spike shall ensure that the Extension Proxy Statement does not, as of the date on which it is distributed to the holders of Silver Spike Ordinary Shares, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Silver Spike shall include in the Extension Proxy Statement the recommendation of its board of directors that the holders of Silver Spike Ordinary Shares vote in favor of the amendment of the Silver Spike Governing Document to extend the outside date for consummating such a Business Combination to a date no earlier than the Termination Date, and shall act in good faith and use reasonable best efforts to obtain the Silver Spike Extension Approval.
Section 8.06 Section 16 of the Exchange Act. Prior to the Closing, the Silver Spike board of directors, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of the Surviving Pubco Class A Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Silver Spike for purposes of Section 16 of the Exchange Act (“Section 16”) shall be exempt acquisitions for purposes of Section 16.
ARTICLE 9
JOINT COVENANTS
Section 9.01 [Reserved]
Section 9.02 Efforts to Consummate. (a) Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 10, (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, and (z) obtaining approval for listing the Surviving Pubco Class A Common Stock issued pursuant to this Agreement on Nasdaq). All the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, and any fees associated with obtaining approval for listing the Surviving Pubco Class A Common Stock issued pursuant to this Agreement on Nasdaq, shall be paid 50% by the Company and 50% by Silver Spike. Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (and in any event, with respect to filings required under the HSR Act, within ten (10) Business Days). The Parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.
(b)  Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Law and (B) obtaining approval for listing the Surviving Pubco Class A Common Stock issued pursuant to this Agreement on Nasdaq.
(c) Each Party shall, in connection with the Agreement and the transactions contemplated hereby, to the extent permitted by applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other parties hereto of) any material substantive communications from or with any Governmental Authority or NASDAQ, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority or NASDAQ, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority or NASDAQ unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority or NASDAQ, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority or NASDAQ and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority or NASDAQ; provided, that materials required to be provided pursuant to this Section may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.
Section 9.03 Indemnification and Insurance.
(a) Each of the Silver Spike Parties agree that all rights held by each present and former director and officer of the Company and any of its Subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, provided in the respective certificate of formation, operating agreement or other organizational documents of the Company or such Subsidiary in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect. Without limiting the foregoing, the Surviving Pubco shall cause the Company and each of its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of formation, operating agreement and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of formation, operating agreement and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b) The Company shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6) year period, the provisions of this Section 9.03 shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.03 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Pubco and the Surviving Company. In the event that the Surviving Pubco or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Pubco or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 9.03.
(d) The Surviving Pubco shall maintain customary D&O insurance on behalf of any Person who is or was a director or officer of the Surviving Pubco (at any time, including prior to the date hereof) against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Surviving Pubco would have the power to indemnify such Person against such liability under the provisions of the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws or Section 145 of the DGCL or any other provision of Law.
Section 9.04 Tax Matters.
(a) The Parties intend that for U.S. federal (and, as applicable, state and local) income Tax purposes: (i) the Domestication be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Surviving Company is a continuation of the Company and (iii) the receipt by the Surviving Pubco of the Acquired Surviving Company Units in the Merger be treated as (A) the receipt of the Issued Surviving Company Units in exchange for the Surviving Pubco’s contribution of the Primary Capital to the Surviving Company in a contribution governed by Section 721 of the Code, and (B) the purchase of the Purchased Surviving Company Units in exchange for the Surviving Pubco’s payment to the applicable Holders of the Aggregate Cash Consideration, certain rights under the Tax Receivable Agreement, and the Surviving Pubco Class V Common Stock, which purchase is a taxable transaction under Section 741 of the Code and gives rise to an adjustment to the Surviving Pubco’s tax basis in the direct and indirect assets of the Surviving Company pursuant to Section 743(b) of the Code (clauses (i) through (iii), the “ Intended Tax Treatment”). The Parties hereto agree to use the interim closing method under Section 706 of the Code and the Treasury Regulations promulgated thereunder to allocate income, gain, loss, deduction or any other items of the Company between the Surviving Pubco and the Holders for the taxable period that includes the Closing Date. Each of the Parties shall use commercially reasonable efforts not to take an action that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment.
(b) The Parties agree and shall cause the Company, the Surviving Company and each Subsidiary of the Company that is classified as a partnership for U.S. federal income tax purposes to have in effect for the tax period that includes the Closing Date a valid election pursuant to Section 754 of the Code.
(c) Within 60 days after the Closing, the Surviving Pubco shall deliver to the Holder Representative a written allocation statement allocating the Aggregate Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the taxable sale of the Purchased Surviving Company Units among the assets of the Surviving Company and its Subsidiaries that are classified as entities that are disregarded as separate from the Surviving Company for U.S. federal income Tax purposes (the “Proposed Allocation Schedule”). The Proposed Allocation Schedule shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743, 751(a) and 755 of the Code and the Treasury Regulations thereunder. Such Proposed Allocation Schedule shall become final and binding (the “Final Allocation Schedule”) 60 days after receipt by the Holder Representative, unless the Holder Representative provides written notice of its objection to the Proposed Allocation Schedule, specifying those items as to which the Holder Representative disagrees with the calculation. The Parties shall use their reasonable best efforts for a period of 30 days to resolve any disagreements with respect to the Proposed Allocation Schedule. If the Parties are unable to resolve such disagreements, determination of the Final Allocation Schedule shall be made by an independent accounting firm of nationally recognized standing reasonably satisfactory to

Surviving Pubco and the Holder Representative (which shall not have any material relationship with Surviving Pubco, the Company or any of their respective Affiliates) (the “Accounting Referee”) within 45 days of receipt of written submissions from each of the Surviving Pubco and Holder Representative regarding its position with respect to the disputed items. The Accounting Referee will make a final, conclusive and binding determination based on the written submissions supplied by the parties and pursuant to applicable Law. Each of the Surviving Pubco and the Holder Representative shall be responsible for and pay one-half of any and all fees and expenses of the Accounting Referee incurred pursuant to this paragraph. Within 30 days following the Closing, the Surviving Pubco shall deliver Section 743 notification to the Company in accordance with Treasury Regulation Section 1.743-1(k)(2). The Parties (i) agree that the value allocated to the Surviving Pubco Class V Common Stock shall be the par value of such Surviving Pubco Class V Common Stock and (ii) shall report consistently with such determination for U.S. federal (and applicable state and local) income Tax purposes.
(d) Except as required by a “determination” within the meaning of Section 1313 of the Code, the Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Allocation Schedule and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication with any Governmental Authority or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Authority to any portion of the Tax Positions; (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (5) use their respective commercially reasonable best efforts to defend the Tax Positions in any Tax Proceeding.
(e) The Surviving Pubco shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns for the Surviving Company, the Company and its Subsidiaries required to be filed after the Closing. With respect to any Tax Returns of the Surviving Company, the Company or their Subsidiaries that are of the type used to report the income, loss, gain, deduction and other Tax attributes from the operation of a partnership or other pass-through entity and that are of the type that could reflect items of income, loss, gain, deduction or other Tax attributes required to be included on a Tax Return of a Holder, and which Tax Return of the Surviving Company, the Company or any of its Subsidiaries relates to a taxable period (or portion thereof) ending on or before the Closing Date (whether or not such items are actually reflected thereon) (each such Tax Return, a “Pre-Closing Flow-Through Tax Return” and each such item a “Pre-Closing Flow-Through Tax Item”), (i) such Tax Returns shall be prepared consistent with past practice, except as otherwise required by applicable Law, (ii) the Surviving Pubco shall submit such Tax Return to the Holder Representative no later than thirty (30) days prior to filing any such Tax Return for its review, (iii) the Surviving Pubco shall make any changes to such Tax Returns reasonably requested by the Holder Representative to the extent such comments relate to Pre-Closing Flow-Through Tax Items and (iv) no such Pre-Closing Flow-Through Tax Return shall be filed without the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be granted twenty (20) days after a Pre-Closing Flow-Through Tax Return is provided to the Holder Representative if the Holder Representative does not provide comments by such time). All other Tax Returns shall be prepared consistent with the provisions of the Surviving Company A&R LLCA.
(f) After the Closing, without the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), the Surviving Pubco shall not (and shall neither cause nor permit the Surviving Company and its Subsidiaries to) take any of the following actions: (w) file (except in accordance with Section 9.04(d)), amend, re-file or otherwise modify any Pre-Closing Flow-Through Tax Return, (x) enter into an agreement to extend the statute of limitations with respect to any Pre-Closing Flow-Through Tax Return, (y) except for making the elections contemplated in Section 9.04(b) and Section 9.04(h), make, change, or revoke any Tax election affecting a Pre-Closing Flow-Through Tax Return or Pre-Closing Flow-Through Tax Item, or (z) initiate any discussion, voluntary disclosure or examination with any Governmental Authority regarding Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Items.
(g) All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Pubco and paid when due. The Surviving Pubco shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by applicable Law, the Holders will join in the execution of any such Tax Return or documentation.

(h) After the Closing, each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any audit, examination, claim or other similar proceeding (a “Tax Proceeding”) with respect to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. The Holder Representative shall have exclusive authority to control any Tax Proceeding pertaining to any Pre-Closing Flow-Through Tax Return for any taxable period ending on or before the Closing Date, provided that (i) the Surviving Pubco shall have the right to participate in any such Tax Proceeding, and (ii) the Holder Representative shall not settle any such Tax Proceeding without the prior written consent of the Surviving Pubco, which consent shall not be unreasonably withheld, conditioned or delayed. The Surviving Pubco shall have the exclusive authority to control any other Tax Proceeding relating to the Surviving Company, the Company and its Subsidiaries; provided that (i) Holder Representative shall have the right to participate, at its own cost, in any audits or examinations related to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items, and (ii) the Surviving Pubco shall not settle any such Tax Proceeding that could reasonably be expected to affect a Pre-Closing Flow-Through Tax Return or Pre-Closing Flow-Through Tax Item without the prior written consent of Holder Representative, which consent shall not unreasonably be withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, to the extent that Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, apply to the Surviving Company, the Company or its Subsidiaries, unless otherwise agreed in writing by Silver Spike, the Surviving Company or the Company shall make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment by the Company for any taxable year that begins on or before the Closing Date, and the parties hereto shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.
(i) The Surviving Pubco and the Holders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of Tax Returns, the preparation of schedules described in Section 9.04(c) and any audit or other proceeding with respect to Taxes or Tax Returns of the Surviving Pubco, the Surviving Company, the Company or its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(j) Prior to the Closing, each Holder shall have delivered to Silver Spike a properly signed IRS Form W-9.
Section 9.05 Proxy Statement; Registration Statement.
(a) As promptly as reasonably practicable after the date of this Agreement, Silver Spike and the Company shall prepare, and Silver Spike shall file with the SEC, (i) a preliminary proxy statement in connection with the Merger to be filed as part of the Registration Statement and sent to the Pre-Closing Silver Spike Holders relating to the Silver Spike Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. Silver Spike and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement. Silver Spike shall use its commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.
(b) Silver Spike shall as promptly as practicable notify the Company of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information. Silver Spike shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Silver Spike shall use commercially reasonable efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Merger, and each of the Company and the Holder Representative shall promptly furnish all information concerning the Company as may be reasonably requested in connection with any such action. Each of Silver Spike, the Company and the Holder Representative shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Silver Spike, the Company and the Holder Representative or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Merger (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”). Silver Spike will advise the Company and the Holder Representative, promptly after Silver Spike receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Silver Spike Ordinary Shares or the Surviving Pubco Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information.
(c) Without limiting the generality of Section 9.05(b), the Company and the Holder Representative shall promptly furnish to Silver Spike for inclusion in the Proxy Statement and the Registration Statement, (i) with respect to the Audited Financial Statements, auditor’s reports and consents to use such financial statements and reports, (ii) unaudited financial statements of the Company and its Subsidiaries as of and for the nine months ended September 30, 2020 and September 30, 2019 prepared in accordance with GAAP and Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105 and (iii) if the Registration Statement has not been declared effective prior to February 16, 2021, audited financial statements of the Company and its Subsidiaries as of and for the year ended December 31, 2020, prepared in accordance with GAAP and Regulation S-X and audited by the Company’s independent auditor (the “2020 Audited Financial Statements”).
(d) Each of Silver Spike, the Company and the Holder Representative shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (i) either Proxy Statement will, as of the date it is first mailed to the Pre-Closing Silver Spike Holders, or at the time of the Silver Spike Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
(e) If, at any time prior to the Effective Time, any information relating to Silver Spike, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Holders is discovered by any of Silver Spike or the Company and is required to be set forth in an amendment or supplement to either Proxy Statement or the Registration Statement, so that such Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 9.05, be promptly filed by Silver Spike with the SEC and, to the extent required by Law, disseminated to the Pre-Closing Silver Spike Holders.
Section 9.06 Silver Spike Shareholder Approval.
(a) Silver Spike shall take, in accordance with applicable Law, Nasdaq rules, and the Silver Spike Governing Document, all action necessary to call, hold, and convene an extraordinary general meeting of holders of Silver Spike Ordinary Shares (including any permitted adjournment or postponement, the “Silver Spike Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the Silver Spike Shareholders with the opportunity to effect a Silver Spike Share Redemption in connection therewith as promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act. Silver Spike shall, through the Silver Spike board of directors, recommend to the Silver Spike Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the Domestication, (iii) in connection with the Domestication, the amendment of the Silver Spike Governing Document and approval of the Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws, (iv) the issuance of (A) Surviving Pubco Class V Common Stock and Surviving Pubco Class A Common Stock in connection with the Merger and (B) the Surviving Pubco Class A Common Stock issuable in connection with the PIPE Financing, (v) the adoption of the Incentive Equity Plan and the Purchase Plan, (vi) the election of the directors constituting the Surviving Pubco Board, (vii) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (viii) the adoption and approval of any other proposals as reasonably agreed by Silver Spike, the Company and the Holder Representative to be necessary or appropriate in connection with the Merger and (ix) adjournment of the Silver Spike Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix), together, the “Transaction Proposals”).
(b) Notwithstanding anything to the contrary contained in this Agreement, once the Silver Spike Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, Silver Spike will not postpone or adjourn the Silver Spike Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event Silver Spike shall postpone the meeting up to three (3) times for up to ten (10) Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Silver Spike has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Silver Spike Ordinary Shares prior to the Silver Spike Extraordinary General Meeting, or (iii) a one-time postponement of up to ten (10) Business Days to solicit additional proxies from holders of Silver Spike Ordinary Shares to the extent Silver Spike has determined that such postponement is reasonably necessary to obtain the approval of the Transaction Proposals.
Section 9.07 Surviving Pubco Board of Directors. The Parties shall take all necessary action to cause the Board of Directors of the Surviving Pubco (the “Surviving Pubco Board”) as of immediately following the Closing to consist of seven (7) directors, of whom two (2) individuals shall be designated by Silver Spike (one of which must be selected from a list of prospective independent directors that is mutually agreed upon by Silver Spike and the Company and the other of which shall be Scott Gordon), and of whom five (5) individuals shall be designated by the Company no later than fourteen (14) days prior to the effectiveness of the Registration Statement (the “Company Designees”). Each Company Designee shall meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Board of Directors of Silver Spike, and a number of Company Designees shall qualify as independent directors as determined by the Board of Directors of Silver Spike such that a majority of the directors as of immediately following the Closing shall qualify as independent directors. The Company Designees and the individuals designated by Silver Spike shall be assigned to classes of the Surviving Pubco Board as set forth on Schedule 9.07.
Section 9.08 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Silver Spike shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Silver Spike Governing Document, (a) at the Closing, (i) Silver Spike shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for Silver Spike Share Redemptions and (B) pay all amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, including the payment of the amount of Primary Capital to the Surviving Company and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 9.09 Form 8-K Filings. Silver Spike and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement (the “Signing Press Release”). Silver Spike and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), Silver Spike shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this

Agreement as of its effective date (the “Announcement 8-K”). Prior to Closing, Silver Spike and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, Silver Spike shall issue the Closing Press Release. Silver Spike and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, Silver Spike shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, the Surviving Pubco shall file the Completion 8-K with the SEC.
Section 9.10 Incentive Equity Plan and Purchase Plan. Prior to the effectiveness of the Registration Statement, Silver Spike shall approve, and subject to approval of the Silver Spike Shareholders, adopt, (a) an incentive equity plan that provides for grant of awards to employees and other service providers of the Surviving Pubco and its Subsidiaries, with a total pool of awards of Silver Spike Class A Ordinary Shares not exceeding eleven percent (11)% of the aggregate number of the sum of (i) shares of Silver Spike Class A Ordinary Shares outstanding at Closing and (ii) securities convertible into Silver Spike Class A Ordinary Shares, with an annual “evergreen” increase of not more than five percent (5%) of the shares of Silver Spike Class A Ordinary Shares outstanding as of the day prior to such increase, in the form set forth as Annex H (the “Incentive Equity Plan”) and (b) an employee stock purchase plan, that provides for grant of purchase rights with respect to Silver Spike Class A Ordinary Shares to employees of the Surviving Pubco and its Subsidiaries, with a total pool of shares of Silver Spike Class A Ordinary Shares not exceeding one and a half percent (1.5%) of the aggregate number of the sum of (i) shares of Silver Spike Class A Ordinary Shares outstanding at Closing and (ii) securities convertible into Silver Spike Class A Ordinary Shares, with an annual “evergreen” increase of one percent (1%) of the shares of Silver Spike Class A Ordinary Shares outstanding as of the day prior to such increase, in the form set forth as Annex I (the “Purchase Plan”).
Section 9.11 No Shop. During the Interim Period, none of Silver Spike or Merger Sub, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they authorize or permit their respective Representatives to, directly or indirectly (a) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (b) in the case of Silver Spike, fail to include the Silver Spike Board Recommendation in (or remove from) the Registration Statement, or (c) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement and/or any of the transactions contemplated hereby, or, in the case of Silver Spike, the Silver Spike Board Recommendation. The Company shall promptly, and in any event within twenty-four (24) hours of the date of this Agreement, terminate access of any third Person (other than the Silver Spike Parties and/or any of their Affiliates or representatives) to any data room (virtual or actual) containing any of the Company’s (or any Subsidiary of the Company’s) confidential information immediately cease and cause to be terminated, and shall cause their and their respective Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons with respect to any Acquisition Transaction and shall promptly request the return of any confidential information provided to any Person in connection with a prospective Acquisition Transaction and, in connection therewith, shall, if the applicable confidentiality or non-disclosure agreement so allows, demand that all such Persons provide prompt written certification of the return or destruction of all such information. Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, each of the Silver Spike Parties and the Company shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction. For the purposes hereof, “Acquisition Transaction” means, with respect to the Company, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than the transactions contemplated hereby and sales of inventory in the Ordinary Course of Business) involving the sale, lease, exchange or other disposition of properties or assets or equity interests of the Company and with respect to Silver Spike, any transaction (other than the transactions contemplated hereby)

involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving Silver Spike (or any Affiliate or Subsidiary of Silver Spike) and any party other than the Company or the Company Members.
Section 9.12 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of  (a) any Action or investigation that would have been required to be disclosed under Section 5.09 if the Company had knowledge of it as of the date hereof or 6.04 if the Silver Spike Parties had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 10.02 or Section 10.03 not to be satisfied at any time from the date of this Agreement to the Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; (d) any regulatory notice, report or results of inspection from a Governmental Authority in respect of the transactions contemplated by this Agreement; and (e) any information or knowledge obtained by the Company that could reasonably be expected to materially affect the Company’s current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.
ARTICLE 10
CONDITIONS TO OBLIGATIONS
Section 10.01 Conditions to Obligations of the Silver Spike Parties and the Company. The obligations of the Silver Spike Parties and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by applicable Law) in writing by all of such parties:
(a) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
(b) Nasdaq Listing Requirements. The shares of Surviving Pubco Class A Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on Nasdaq and shall be eligible for continued listing on Nasdaq immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).
(c) Applicable Law. There shall not be in force any applicable Law or Governmental Order enjoining, prohibiting, making illegal, or preventing the consummation of the Merger.
(d) Silver Spike Shareholder Approval. The Silver Spike Shareholder Approval shall have been obtained.
(e) Company Voting Member Approval. The Company Voting Member Approval shall have been obtained.
(f) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.
(g) Net Tangible Assets. Silver Spike shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Silver Spike Share Redemption.
(h) Domestication. The Domestication shall have been consummated.
Section 10.02 Conditions to Obligations of the Silver Spike Parties. The obligations of the Silver Spike Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Silver Spike Parties:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01 (Corporate Organization of the Company (Due Incorporation)), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization), Section 5.06 (Capitalization), Section 5.15 (Brokers Fees), and Section 5.19(a) (Absence of Changes (No Material

Adverse Effect)), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii) The representations and warranties of the Company contained in Section 5.19(a) (Absence of Changes (No Material Adverse Effect)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.
(iii) Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company (Due Incorporation)), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization), Section 5.06 (Capitalization), and Section 5.15 (Brokers’ Fees) (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date).
(b) Covenants. Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) No Material Adverse Effect. From the date of this Agreement there shall not have occurred a Material Adverse Effect.
(d) Closing Deliverables. Silver Spike shall have received the deliverables set forth in Section 4.06(a).
(e) Financial Statements. If the Closing has not occurred prior to February 16, 2021, the Company shall have delivered to Silver Spike the 2020 Audited Financial Statements.
Section 10.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Silver Spike Parties in this Agreement (without giving effect to any materiality or “Silver Spike Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (Silver Spike Capitalization), Section 6.11 (Brokers Fees), and Section 6.14(b) (Absence of Changes (No Silver Spike Material Adverse Effect)), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Silver Spike Material Adverse Effect.
(ii) The representations and warranties of the Silver Spike Parties contained in Section 6.14(b) (Absence of Changes (No Silver Spike Material Adverse Effect)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.
(iii) Each of the representations and warranties of the Silver Spike Parties contained in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (Silver Spike Capitalization), and Section 6.11 (Brokers Fees) (without giving effect to any materiality or “Silver Spike Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date).

(b) Covenants. Each of the covenants of the Silver Spike Parties to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) No Silver Spike Material Adverse Effect. From the date of this Agreement there shall not have occurred a Silver Spike Material Adverse Effect.
(d) Closing Deliverables. The Company shall have received the deliverables set forth in Section 4.06(b).
(e) Minimum Cash. Available Cash shall be greater than or equal to Minimum Cash.
Section 10.04 Satisfaction of Conditions. All conditions to the obligations of the Company and the Silver Spike Parties to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.
ARTICLE 11
TERMINATION/EFFECTIVENESS
Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:
(a) by written consent of the Company and Silver Spike;
(b) by written notice to the Company from Silver Spike, if:
(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Silver Spike provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Silver Spike of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;
(ii) the Closing has not occurred on or before June 10, 2021 (the “Termination Date”); provided, that if the Closing has not occurred by such date as a result of a Government Shutdown or the 2020 Audited Financial Statements not having been delivered to Silver Spike sufficiently in advance of such date, either Silver Spike or the Company may, upon notice to the other, extend the Termination Date to July 10, 2021.
(iii) the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or
(iv) Nasdaq rejects the listing of the Surviving Pubco Class A Common Stock to be issued pursuant to this Agreement, and such rejection is final and non-appealable;
provided, that the right to terminate this Agreement under subsection (ii) of this Section 11.01(b) shall not be available if any of the Silver Spike Parties is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 10.03(a) or Section 10.03(b) to be satisfied as of the Termination Date;
(c) by written notice to Silver Spike from the Company, if:
(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Silver Spike Parties set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Silver Spike Breach”), except that, if any such Terminating Silver Spike Breach is curable by Silver Spike, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Silver Spike provides written notice of such violation or breach and the Termination Date) after receipt by Silver Spike of notice from the Company of such breach, but only as long as Silver Spike continues to exercise such reasonable best efforts to cure such Terminating Silver Spike Breach (the “Silver Spike Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Silver Spike Breach is not cured within the Silver Spike Cure Period;

(ii) the Closing has not occurred on or before the Termination Date;
(iii) the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or
(iv) Nasdaq rejects the listing of the Surviving Pubco Class A Common Stock to be issued pursuant to this Agreement, and such rejection is final and non-appealable;
provided, that the right to terminate this Agreement under subsection (ii) of this Section 11.01(c) shall not be available if the Company is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 10.02(a) or Section 10.02(b) to be satisfied as of the Termination Date;
(d) by written notice from either the Company or Silver Spike to the other party if  the Silver Spike Shareholder Approval is not obtained upon a vote duly taken thereon at the Silver Spike Extraordinary General Meeting (subject to any permitted adjournment or postponement of the Silver Spike Extraordinary General Meeting).
Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the any of the Parties for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Sections 7.04, 11.02, 13.05, 13.06, 13.07, 13.08, 13.12, 13.14, and Article 12 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.
ARTICLE 12
HOLDER REPRESENTATIVE
Section 12.01 Designation and Replacement of Holder Representative. The parties hereto have agreed that it is desirable to designate a representative to act on behalf of the Holders (the “Holder Representative”). The Parties have designated Ghost Media Group, LLC as the initial Holder Representative, and approval of this Agreement by the Holders shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Class A Units immediately prior to the Effective Time (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.
Section 12.02 Authority and Rights of the Holder Representative; Limitations on Liability.
(a) The Holder Representative shall have full power and authority on behalf of the Holders:
(i) to act on behalf of each of them in the absolute discretion of Holder Representative, including with the power to execute and deliver any amendment or waiver respect to (or to terminate) this Agreement or any Ancillary Agreement;
(ii) to assert, and to agree to resolution of, any claim or dispute under this Agreement or any Ancillary Agreement, and to take any and all actions (including, for the avoidance of doubt, executing and delivering any notices or documents, incurring any costs and expenses on behalf of the Holders, making any and all determinations, negotiating, compromising, settling, exercising, or refraining from exercising any remedies available to the Holders, and signing any releases, agreements, or other documents, in each case with respect to any such claim or dispute) that may be required or permitted by this Agreement or any Ancillary Agreement.
(iii) to engage and employ advisors, consultants, agents, representatives, accountants, legal counsel, and other professionals and incur such out-of-pocket fees, costs, and expenses as the Holder Representative deems necessary or prudent in connection with the performance of its duties under this Agreement and any Ancillary Agreement;

(iv) to make and receive notices and other communications pursuant to this Agreement and any Ancillary Agreement and service of process in any Action arising out of or related to this Agreement and any Ancillary Agreement;
(v) (A) to cause or authorize amounts to be paid from the Holder Representative Amount to satisfy the obligations of the Holders in accordance with this Agreement and (B) to distribute any of the Holder Representative Amount to the Holders at such time as the Holder Representative determines, in its sole discretion, such amounts are no longer required to be held in satisfaction of the Holders or Holder Representative’s obligations hereunder; and
(vi) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 12.02.
(b) The Silver Spike Parties and the Surviving Pubco will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by the Holder Representative, and on any other action taken or purported to be taken on behalf of any Holder by the Holder Representative, as being fully binding upon such Person. Any decision or action by the Holder Representative hereunder, including any agreement between the Holder Representative and any Silver Spike Party or the Surviving Pubco relating to the defense, payment, or settlement of any claims hereunder, will constitute a decision or action of all Holders and will be final, binding and conclusive upon each such Person. No Holder will have the right to object to, dissent from, protest or otherwise contest the same. The Silver Spike Parties and the Surviving Pubco will be entitled to rely upon any document or other paper delivered by the Holder’s Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Holder’s Representative, and the Silver Spike Parties and the Surviving Pubco will not be liable to any Holder or the Company or any of its Subsidiaries for any action taken or omitted to be taken by the Silver Spike Parties or the Surviving Pubco in such reliance.
(c) The provisions of this Section 12.02 will be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Holder, and any references in this Agreement to a Holder will mean and include the successors to the Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
(d) The Holders will indemnify and hold harmless the Holder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Holder Representative in connection with any action, suit, or proceeding to which the Holder Representative is made a party by reason of the fact it is or was acting as the Holder Representative pursuant to the terms of this Agreement and any expenses incurred by the Holder Representative in connection with the performance of its duties hereunder.
(e) The Holder Representative will be entitled to the payment by the Holders of all expenses incurred as the Holder Representative.
(f) The Holder Representative will not have, by reason of this Agreement, a fiduciary relationship in respect of any Holder, except in respect of amounts received hereunder on behalf of such Holder. The Holder Representative will not be liable to any Holder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Holder’s Representative will not be relieved of any liability imposed by Law for willful misconduct. The Holder Representative will not be liable to the Holders for any apportionment or distribution of payments made by the Holder’s Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Holder to whom payment was due, but not made, will be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. Neither the Holder Representative nor any agent employed by it will incur any liability to any Holder by virtue of the failure or refusal of the Holder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.
(g) All of the rights, indemnities, immunities, and powers granted to the Holder Representative under this Agreement will survive the Closing.

ARTICLE 13
MISCELLANEOUS
Section 13.01 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent until such covenants and agreements have been fully performed and (ii) any claim based upon Fraud.
Section 13.02 Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party.
Section 13.03 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:
(i) If to any Silver Spike Party, to:

Silver Spike Acquisition Corp. 660 Madison Avenue
Suite 1600
New York, New York, 10065
Attention:	Greg Gentile
Email:	notices@silverspikecap.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell, LLP 450 Lexington Avenue New York, NY 10017
Attention:	Derek Dostal Lee Hochbaum
Email:	derek.dostal@davispolk.com lee.hochbaum@davispolk.com

(ii) If to the Company, to:

WM Holding Company, LLC
41 Discovery
Irvine, CA 92618
Attention:	Brian Camire
Email:	bcamire@weedmaps.com

with copies (which shall not constitute notice) to:

Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111
Attention:	Eric Jensen Garth Osterman
Email:	ejensen@cooley.com gosterman@cooley.com

(iii) If to the Holder Representative, to:

Ghost Media Group, LLC
49 Discovery, Suite 200
Irvine, California 92618
Attention:	Douglas Francis Justin Hartfield
E-mail:	doug@weedmaps.com justin@weedmaps.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 3161 Michelson Drive Irvine, CA 92612
Attention:	Matthew Dubeck John Williams III
E-mail:	mdubeck@gibsondunn.com jwilliams@gibsondunn.com
or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 13.03.
Section 13.04 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that each Silver Spike Party may assign this Agreement and its rights hereunder without the prior written consent of the Company to any Affiliate of such Silver Spike Party; provided, further, that no such assignment shall relieve such Silver Spike Party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 13.05 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.03, (b) from and after the Effective Time, the Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article 3, Article 4, and this Section 13.05 and (c) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 13.05 and Section 13.14.
Section 13.06 Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
Section 13.07 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 13.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.
Section 13.09 Entire Agreement. This Agreement, the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 13.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto.
Section 13.11 Publicity. Except (a) communications consistent with the final form of joint press release announcing the transactions contemplated by this Agreement and the investor presentation given to investors in connection with the announcement of the transactions contemplated by this Agreement or (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Silver Spike Parties, on the one hand, and the Company and the Holder Representative, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other.
Section 13.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 13.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.14 Enforcement.
(a) The Parties agree that irreparable damage for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Law, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement.
(b) Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.14(b) shall not be required to provide any bond or other security in connection with any such injunction.
Section 13.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Silver Spike under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 13.15, nothing in this Section 13.15 shall limit (a) any liabilities or obligations against any party to an Ancillary Agreement in respect thereof or (b) any Party’s remedies in the event of Fraud.
Section 13.16 Legal Representation.
(a) Silver Spike hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries), and each of their respective successors and assigns (all such parties, the “Silver Spike Waiving Parties”), that Cooley LLP may represent the Surviving Company and its Subsidiaries or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company and its Subsidiaries or other Silver Spike Waiving Parties, and each of Silver Spike and the Company on behalf of itself and the Silver Spike Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Silver Spike and the Company acknowledge that the foregoing provision applies whether or not Cooley LLP provides legal services to the Surviving Company or any of its Subsidiaries after the Closing Date.
(b) Silver Spike hereby agrees on behalf of the Silver Spike Waiving Parties that Gibson, Dunn & Crutcher LLP may represent the Surviving Company and its Subsidiaries or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company and its Subsidiaries or other Silver Spike Waiving Parties, and each of Silver Spike and the Company on behalf of itself and the Silver Spike Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Silver Spike and the Company acknowledge that the foregoing provision applies whether or not Gibson, Dunn & Crutcher LLP provides legal services to the Surviving Company or any of its Subsidiaries after the Closing Date.
(c) The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Davis Polk & Wardwell LLP may represent Silver Spike or any of its respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Surviving Company and its Subsidiaries), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of Silver Spike or other Company Waiving Parties, and each of Silver Spike and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Davis Polk & Wardwell LLP provides legal services to Silver Spike after the Closing Date.
[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.
SILVER SPIKE ACQUISITION CORP.

By:	/s/ Greg Gentile
	Name:	Greg Gentile
	Title:	Chief Financial Officer

SILVER SPIKE MERGER SUB LLC

By:	/s/ Greg Gentile
	Name:	Greg Gentile
	Title:	Secretary
[Signature Page to Agreement and Plan of Merger]

WM HOLDING COMPANY, LLC

By:	/s/ Chris Beals
	Name:	Chris Beals
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

GHOST MEDIA GROUP, LLC,
solely in its capacity as the Holder Representative

By:	/s/ Douglas Francis
	Name:	Douglas Francis
	Title:	Manager

By:	/s/ Justin Hartfield
	Name:	Justin Hartfield
	Title:	Manager
[Signature Page to Agreement and Plan of Merger]

Annex B
FORM OF

CERTIFICATE OF INCORPORATION

of

WM TECHNOLOGY, INC.
1. Name. The name of the Corporation is WM Technology, Inc. (the “Corporation”).
2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is c/o [Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808] and the name of its registered agent at such address is the Corporation Service Company.
3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”).
4. Number of Shares.
4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,075,000,000 shares, consisting of: (i) 2,000,000,000 shares of common stock, divided into (a) 1,500,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”) and (b) 500,000,000 shares of Class V common stock, with the par value of $0.0001 per share (the “Class V Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 75,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).1
4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:
(i)  in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding shares of Class V Common Stock, together with the corresponding Class A LLC Units, pursuant to the Exchange Agreement (y) the exchange of all Class A LLC Units issuable to holders of Class P LLC Units upon conversion pursuant to the Exchange Agreement (assuming for this purpose that the Participation Threshold of each Class P LLC Unit is zero at the time of conversion) and (z) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;
(ii) in the case of Class V Common Stock, the number of shares of Class V Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights, including upon conversion of LTIP LLC Units pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC, for Class V Common Stock.
5. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:
5.1 Common Stock.
(i) Voting Rights.
(1) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class V Common Stock will be entitled to one vote for each share
[1]	Note to Draft: To confirm authorized shares.

of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.
(2) (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class V Common Stock and (b) the holders of the outstanding shares of Class V Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination constitutes a “Termination Transaction” permitted by Section [3.07] of the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC.
(3) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).
(ii) Dividends; Stock Splits or Combinations.
(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.
(2) Except as provided in Section 5.1(ii)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class V Common Stock.
(3) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A LLC Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.
(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class V Common Stock to exchange their shares of Class V Common Stock, together with the corresponding Class A LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class V Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
6. Class V Common Stock.
6.1 Retirement of Class V Shares. No holder of Class V Common Stock may transfer shares of Class V Common Stock to any person unless such holder transfers a corresponding number of Class A LLC Units to the same person in accordance with the provisions of the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC, as such agreement may be amended from time to time in accordance with the terms thereof. If any outstanding share of Class V Common Stock ceases to be held by a holder of the corresponding Class A LLC Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation for no consideration and retired.
6.2 Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with (i) the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding Paired Interests, pursuant to the Exchange Agreement and (ii) the exchange of Class A LLC Units issuable to holders of Class P LLC Units upon conversion pursuant to the Exchange Agreement (assuming for this purpose that the Participation Threshold of each Class P LLC Unit is zero at the time of conversion). The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests or Class P LLC Units will, upon issuance, be validly issued, fully paid and non-assessable.
6.3 Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of LLC Units of their right under the Exchange Agreement to exchange Paired Interests or Class P LLC Units for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests or Class P LLC Units being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.
6.4 Preemptive Rights. To the extent Class A LLC Units are issued pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class V Common Stock (subject to adjustment as set forth herein) shall be issued to the same Person to which such Class A LLC Units are issued at par.

7. Board of Directors.
7.1 Number of Directors.
(i) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, be nine (9) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.
(ii) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.
7.2 Staggered Board. The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the adoption of this Certificate of Incorporation; Class II Directors shall initially serve until the second annual meeting of stockholders following the adoption of this Certificate of Incorporation; and Class III Directors shall initially serve until the third annual meeting of stockholders following the adoption of this Certificate of Incorporation. Each Director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. As of the date of this Certificate of Incorporation, (i) the Class I Directors are [_] and [_], the Class II Directors are [_] and [_] and (iii) the Class III Directors are [_], [_] and [_]. In the event of any change in the number of directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.
7.3 Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.4 Removal of Directors. Subject to any limitations imposed by applicable law, except for Preferred Stock Directors, any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
8. Meetings of Stockholders.
8.1 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Class V Common Stock, voting separately as a class, may be effected by the consent in writing of the holders of a majority of the total voting power of the Class V Common Stock entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of holders of Class V Common Stock.
8.2 Meetings of Stockholders. (i) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.
(ii)  Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The ability of holders of Common Stock to call a special meeting of the stockholders is hereby specifically denied.
(iii)  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
8.3 No Cumulative Voting; Election of Directors by Written Ballot. There shall be no cumulative voting in the election of directors. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.
9. Indemnification.
9.1 Limited Liability. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.
9.2 Right to Indemnification.
9.3 To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) Directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article 9 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director under this Article 9 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
9.4 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the General Corporation Law.

9.5 Nonexclusivity of Rights. The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.
10. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
11. Adoption, Amendment and Repeal of Certificate. Subject to Article 5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Sections 7.2, 7.3 and 7.4 of Article 7, Sections 8.1 and 8.2 of Article 8 or Article 9, 10, 12 or 13 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 and 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.
12. Forum for Adjudication of Disputes.
12.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Corporation or any current or former director, officer or other employee of the Company arising out of or pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
12.2 If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

12.3 Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
12.4 Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.
13. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
14. Corporate Opportunity. To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
15. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:
(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).
(b) “Board” is defined in Section 5.1(ii)(1).
(c) “By-laws” is defined in Section 7.1.
(d) “Certificate of Incorporation” is defined in the recitals.
(e) “Class A Common Stock” is defined in Section 4.1.
(f) “Class A LLC Unit” means a unit of WM Holding Company, LLC designated as a Class A Unit pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company.
(g) “Class P LLC Unit” means a unit of WM Holding Company, LLC designated as a Class P Unit pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company.
(h) “Class V Common Stock” is defined in Section 4.1.
(i) “Common Stock” is defined in Section 4.1.
(j) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
(k) “Corporation” means WM Technology, Inc.

(l) “Director” is defined in Section 7.1.
(m) “Enforcement Action” is defined in Section 12.2.
(n) “Exchange Agreement” means the Exchange Agreement, dated as of [•], by and among [•], a Delaware corporation, WM Holding Company, LLC and the holders from time to time party hereto.
(o) “Foreign Action” is defined in Section 12.2.
(p) “Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC” means the Fourth Amended and Restated Operating Agreement, dated as of [•], by and among the Corporation, the Post-Acquisition LLC Members and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
(q) “General Corporation Law” is defined in the recitals.
(r) “LLC Unit” means a nonvoting interest unit of WM Holding Company, LLC.
(s) “LTIP LLC Unit” means a unit of WM Holding Company, LLC designated as a LTIP Unit pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company.
(t) “Paired Interest” means one Class A LLC Unit together with one share of Class V Common Stock, subject to adjustment pursuant to Article [•] of the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC.
(u) “Participation Threshold” shall have the meaning ascribed to it in the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC.
(v) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
(w) “Post-Acquisition LLC Members” means [•]2.
(x) “Preferred Stock” is defined in Section 4.1.
(y) “Preferred Stock Directors” is defined in Section 7.1.
(z) “Stock Adjustment” is defined in Section 5.1(ii)(3).
(aa) “WM Holding Company, LLC” means WM Holding Company, LLC, a Delaware limited liability company or any successor thereto.
[Remainder of page intentionally left blank.]
[2]	Note to Draft: To confirm.

IN WITNESS WHEREOF, this Certificate of Incorporation of WM Technology, Inc. has been duly executed by the officer below this [•] day of [•].
By:
Name:
Title:
[Signature Page to Certificate of Incorporation]

Annex C
FORM OF

BY-LAWS

of

[•]

(A Delaware Corporation)

C-i

C-ii

ARTICLE 1
DEFINITIONS
As used in these By-laws, unless the context otherwise requires, the term:
“Assistant Secretary” means an Assistant Secretary of the Corporation.
“Assistant Treasurer” means an Assistant Treasurer of the Corporation.
“Board” means the Board of Directors of the Corporation.
“By-laws” means the By-laws of the Corporation, as amended and restated.
“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and restated.
“Chairman” means the Chairman of the Board and includes any Executive Chairman.
“Chief Executive Officer” means the Chief Executive Officer of the Corporation.
“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Corporation” means [•].
“Derivative” is defined in Section 2.02(d)(iii).
“Directors” means the directors of the Corporation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, and the rules and regulations promulgated thereunder.
“Executive Chairman” means the Executive Chairman of the Board.
“General Corporation Law” means the General Corporation Law of the State of Delaware, as amended.
“law” means any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).
“Lead Independent Director” is defined in Section 3.17.
“Nominating Stockholder” is defined in Section 3.03(b).
“Notice of Business” is defined in Section 2.02(c).
“Notice of Nomination” is defined in Section 3.03(c).
“Notice Record Date” is defined in Section 2.04(a).
“Office of the Corporation” means the executive office of the Corporation, anything in Section 131 of the General Corporation Law to the contrary notwithstanding.
“President” means the President of the Corporation.
“Proponent” is defined in Section 2.02(d)(i).
“Public Disclosure” is defined in Section 2.02(i).
“SEC” means the Securities and Exchange Commission.
“Secretary” means the Secretary of the Corporation.
“Stockholder Associated Person” is defined in Section 2.02(j).
“Stockholder Business” is defined in Section 2.02(b).

“Stockholder Information” is defined in Section 2.02(d)(iii).
“Stockholder Nominees” is defined in Section 3.03(b).
“Stockholders” means the stockholders of the Corporation.
“Treasurer” means the Treasurer of the Corporation.
“Vice President” means a Vice President of the Corporation.
“Voting Commitment” is defined in Section 3.04.
“Voting Record Date” is defined in Section 2.04(a).
ARTICLE 2
STOCKHOLDERS
Section 2.01. Place of Meetings. Meetings of Stockholders may be held within or without the State of Delaware, at such place or solely by means of remote communication or otherwise, as may be designated by the Board from time to time. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law.
Section 2.02. Annual Meetings; Stockholder Proposals.
(a) A meeting of Stockholders for the election of Directors and other business shall be held annually at such date and time as may be designated by the Board from time to time. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.
(b) At an annual meeting of the Stockholders, only business (other than business relating to the nomination or election of Directors, which is governed by Section 3.03) that has been properly brought before the Stockholder meeting in accordance with the procedures set forth in this Section 2.02 shall be conducted. To be properly brought before a meeting of Stockholders, such business must be brought before the meeting (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 2.02 is delivered to the Secretary and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice and other provisions of this Section 2.02. Subject to Section 2.02(k), and except with respect to nominations or elections of Directors, which are governed by Section 3.03, Section 2.02(b)(ii) is the exclusive means by which a Stockholder may bring business before a meeting of Stockholders; provided that if Rule 14a-8 of the Exchange Act (or any successor rule) is applicable, a Stockholder may not bring business before any meeting if the Stockholder fails to meet the requirements of such rule. Any business brought before a meeting in accordance with Section 2.02(b)(ii) is referred to as “Stockholder Business.”
(c) Subject to Section 2.02(k), at any annual meeting of Stockholders, all proposals of Stockholder Business must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Business”) and must otherwise be a proper matter for Stockholder action. To be timely, the Notice of Business must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (i) the annual meeting of Stockholders is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the prior year’s annual meeting of Stockholders or (ii) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (A) no earlier than one hundred and twenty (120) days before such annual meeting and (B) no later than the later of ninety (90) days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of a Stockholder meeting commence a new time period (or extend any time period) for the giving of the Notice of Business.
(d) The Notice of Business must set forth:
(i) the name and record address of each Stockholder proposing Stockholder Business (the “Proponent”), as they appear on the Corporation’s books;

(ii) the name and address of any Stockholder Associated Person;
(iii) as to each Proponent and any Stockholder Associated Person, (A) the class or series and number of shares of stock directly or indirectly held of record and beneficially by the Proponent or Stockholder Associated Person, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement or understanding, direct or indirect, with respect to such Stockholder Business between or among the Proponent, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation or with a value derived in whole or in part from the value or decrease in value of any class or series of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative”), (E) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the Proponent or Stockholder Associated Person has a right to vote any shares of stock of the Corporation, (F) any rights to dividends on the stock of the Corporation owned beneficially by the Proponent or Stockholder Associated Person that are separated or separable from the underlying stock of the Corporation, (G) any proportionate interest in stock of the Corporation or Derivatives held, directly or indirectly, by a general or limited partnership in which the Proponent or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that the Proponent or Stockholder Associated Person is entitled to based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice. The information specified in Section 2.02(d)(i) to (iii) is referred to herein as “Stockholder Information”;
(iv) Stockholder Information with respect to any stock or other interests of the Corporation held by members of the Proponent’s or Stockholder Associated Person’s immediate family sharing the same household;
(v) a representation to the Corporation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such Stockholder Business;
(vi) a brief description of the Stockholder Business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the By-laws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business at the meeting;
(vii) any material interest of each Proponent and any Stockholder Associated Person in such Stockholder Business;
(viii) a representation to the Corporation as to whether the Proponent intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (B) otherwise to solicit proxies from the Stockholders in support of such Stockholder Business;
(ix) all other information that would be required to be filed with the SEC if the Proponents or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and
(x) a representation and covenant for the benefit of the Corporation that the Proponents shall provide any other information reasonably requested by the Corporation.
(e) The Proponents shall also provide any other information reasonably requested by the Corporation within ten (10) business days after such request.

(f) In addition, the Proponent shall further update and supplement the information provided to the Corporation in the Notice of Business or upon the Corporation’s request pursuant to Section 2.02(e) as needed, so that such information shall be true and correct as of the record date for the meeting and as of the date that is the later of five (5) business days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than two (2) business days before the date for the meeting (in the case of the update and supplement required to be made as of five (5) business days before the meeting or any adjournment or postponement thereof).
(g) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.02, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(h) If the Proponent (or a qualified representative of the Proponent) does not appear at the meeting of Stockholders to present the Stockholder Business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.02, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.
(i) “Public Disclosure” of any date or other information means disclosure thereof by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
(j) “Stockholder Associated Person” means, with respect to any Stockholder, (i) any other beneficial owner of stock of the Corporation that is owned by such Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder or such beneficial owner.
(k) The notice requirements of this Section 2.02 shall be deemed satisfied with respect to Stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Further, nothing in this Section 2.02 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.
Section 2.03. Special Meetings. Special meetings of the Stockholders may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the Stockholders shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of Stockholders shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the Board shall have exclusive authority to determine the business included in such notice. The Chairman, the Chief Executive Officer or the Board may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them.
Section 2.04. Record Date.
(a) For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date (the “Notice Record Date”), which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than sixty (60) or less than ten (10) days before the date of such meeting. The Notice Record Date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such Notice Record Date, that a later date on or before the date of the meeting shall be the date for making such determination (the “Voting Record Date”). For the purposes of determining the Stockholders entitled to express consent to corporate action in writing without a meeting, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than ten (10) days after the date on which the record date was fixed by the Board. For the purposes of determining the Stockholders entitled to (i) receive payment of any dividend or other distribution or allotment of any rights, (ii) exercise any rights in respect of any change, conversion or exchange of stock or (iii) take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than sixty (60) days prior to such action.
(b) If no such record date is fixed:
(i) the record date for determining Stockholders entitled to notice of, and to vote at, a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;
(ii) the record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting (unless otherwise provided in the Certificate of Incorporation), when no prior action by the Board is required by applicable law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law; and when prior action by the Board is required by applicable law, the record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board takes such prior action; and
(iii) when a determination of Stockholders of record entitled to notice of, or to vote at, any meeting of Stockholders has been made as provided in this Section 2.04, such determination shall apply to any adjournment thereof, unless the Board fixes a new Voting Record Date for the adjourned meeting, in which case the Board shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for the adjourned meeting.
Section 2.05. Notice of Meetings of Stockholders. Whenever, under the provisions of applicable law, the Certificate of Incorporation or these By-laws, Stockholders are required or permitted to take any action at a meeting, notice shall be given stating the place, if any, date and hour of the meeting; the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting; the Voting Record Date, if such date is different from the Notice Record Date; and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by these By-laws or applicable law, notice of any meeting shall be given, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Stockholder entitled to vote at such meeting as of the Notice Record Date. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, and directed to the Stockholder at his or her address as it appears on the records of the Corporation. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.05 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Any business that might have been transacted at the meeting as originally called may be transacted at the adjourned meeting. If, however, the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting. If, after the adjournment, a new Voting Record Date is fixed for the adjourned meeting, the Board shall fix a new Notice Record Date in accordance with Section 2.04(b)(iii) hereof and shall give notice of such adjourned meeting to each Stockholder entitled to vote at such meeting as of the Notice Record Date.
Section 2.06. Waivers of Notice. Whenever the giving of any notice to Stockholders is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, given by the person entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Any Stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.
Section 2.07. List of Stockholders. The Secretary shall prepare and make available, at least ten (10) days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. Such list may be examined by any Stockholder, the Stockholder’s agent or attorney, at the Stockholder’s expense, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable law. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any Stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection as provided by applicable law. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.
Section 2.08. Quorum of Stockholders; Adjournment. Except as otherwise provided by these By-laws, at each meeting of Stockholders, the presence in person or by proxy of the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting, except that, where a separate vote by a class or series of classes of shares is required, a quorum shall consist of no less than a majority of the voting power of all outstanding shares of stock of such class or series of classes, as applicable. In the absence of a quorum, the holders of a majority in voting power of the shares of stock present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting, may adjourn such meeting to another time and place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of Directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
Section 2.09. Voting; Proxies. Unless otherwise provided by the General Corporation Law or in the Certificate of Incorporation, every Stockholder entitled to vote at any meeting of Stockholders shall be entitled to one vote for each share of stock held by such Stockholder which has voting power upon the matter in question. At any meeting of Stockholders, all matters other than the election of Directors, except as otherwise provided by the Certificate of Incorporation, these By-laws or any applicable law, shall be decided by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, a plurality of the votes cast shall be sufficient to elect Directors. Each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such Stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new proxy bearing a later date.
Section 2.10. Voting Procedures and Inspectors at Meetings of Stockholders. The Board, in advance of any meeting of Stockholders, shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.
Section 2.11. Conduct of Meetings; Adjournment. The Board may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate. At each meeting of Stockholders, the Chairman or, in the absence of the Chairman, the Chief Executive Officer or, in the absence of the Chairman, and the Chief Executive Officer, the President or, if there is no Chairman, Chief Executive Officer or President, or if they are absent, a Vice President and, in the case that more than one Vice President shall be present, that Vice President designated by the Board (or in the absence of any such designation, the most senior Vice President present), shall preside over the meeting. Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn and reconvene the meeting from time to time, to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof and (e) limitations on the time allotted to questions or comments by participants. The person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, he or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary or, in his or her absence, one of the Assistant Secretaries, shall act as secretary of the meeting. If none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board and, if the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting. To the extent permitted by applicable law, meetings of stockholders may be conducted by remote communications, including by webcast.
Section 2.12. Order of Business. The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting.
Section 2.13. Written Consent of Stockholders Without a Meeting. If, and only if, the Certificate of Incorporation expressly permits action to be taken at any annual or special meeting of Stockholders without a meeting, without prior notice and without a vote, then a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Delaware, the Office of the Corporation or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of Stockholders are recorded. Every written consent shall bear the date of signature of each Stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 2.13, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those Stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE 3
DIRECTORS
Section 3.01. General Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these By-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.
Section 3.02. Classes of Directors; Term of Office. Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, following the adoption of these Bylaws, the Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of Stockholders following the adoption of these Bylaws, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the second annual meeting of Stockholders following the adoption of these Bylaws, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the third annual meeting of Stockholders following the adoption of these Bylaws, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual meeting of Stockholders, Directors shall be elected for a full term of three years to succeed the Directors of the class whose terms expire at such annual meeting.
Section 3.03. Nominations of Directors. Notwithstanding the foregoing provisions of this Section 3.02, each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.
(a) Subject to Section 3.03(k), only persons who are nominated in accordance with the procedures set forth in this Section 3.03 are eligible for election as Directors.
(b) Nominations of persons for election to the Board may only be made at a meeting properly called for the election of Directors and only (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 3.03 is delivered to the Secretary and at the time of the meeting, (B) is entitled to vote for the election of Directors at the meeting and (C) complies with the notice and other provisions of this Section 3.03. Subject to Section 3.03(k), Section 3.03(b)(ii) is the exclusive means by which a Stockholder may nominate a person for election to the Board. Persons nominated in accordance with Section 3.03(b)(ii) are referred to as “Stockholder Nominees.” A Stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder.”
(c) Subject to Section 3.03(k), all nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”). To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the Office of the Corporation, addressed to the attention of the Secretary, by the following dates:
(i) in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders, no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (A) the annual meeting of Stockholders is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the prior year’s annual meeting of Stockholders or (B) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (1) no earlier than one hundred and twenty (120) days before such annual meeting and (2) no later than the later of ninety (90) days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure; and
(ii) in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders, no earlier than one hundred and twenty (120) days before and no later than the later of ninety (90) days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or Public Disclosure.

(d) Notwithstanding anything to the contrary, if the number of Directors to be elected to the Board at a meeting of Stockholders is increased and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the Office of the Corporation, addressed to the attention of the Secretary, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Corporation.
(e) In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual or special meeting commence a new time period (or extend any time period) for the giving of the Notice of Nomination.
(f) The Notice of Nomination shall set forth:
(i) the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person;
(ii) a representation to the Corporation that each Nominating Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;
(iii) all information regarding each Stockholder Nominee and Stockholder Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act, the written consent of each Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by Section 3.04;
(iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant;
(v) Stockholder Information with respect to any stock or other interests of the Corporation held by members of the Nominating Stockholder’s or its Stockholder Associated Person’s immediate family sharing the same household;
(vi) a representation to the Corporation as to whether each Nominating Stockholder intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or (B) otherwise to solicit proxies from Stockholders in support of such nomination;
(vii) all other information that would be required to be filed with the SEC if the Nominating Stockholders and Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and
(viii) a representation and covenant for the benefit of the Corporation that the Nominating Stockholders shall provide any other information reasonably requested by the Corporation.
(g) The Nominating Stockholders shall also provide any other information reasonably requested by the Corporation within ten (10) business days after such request.
(h) In addition, the Nominating Stockholders shall further update and supplement the information provided to the Corporation in the Notice of Nomination or upon the Corporation’s request pursuant to Section 3.03(g) as needed, so that such information shall be true and correct as of the record date for the meeting and as of the date that is five (5) business days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than two (2) business days before the date for the meeting (in the case of the update and supplement required to be made as of five (5) business days before the meeting or any adjournment or postponement thereof).
(i) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that the nomination was not made in accordance with the procedures set forth in this Section 3.03, and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.
(j) If the Stockholder (or a qualified representative of the Stockholder) does not appear at the applicable Stockholder meeting to nominate the Stockholder Nominees, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.03, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.
(k) Nothing in this Section 3.03 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.
Section 3.04. Nominee and Director Qualifications. Unless the Board determines otherwise, to be eligible to be a nominee for election or reelection as a Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice by the Board) to the Secretary at the Office of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a Director under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Corporation that are applicable to Directors.
Section 3.05. Resignation. Any Director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. If no such specification is made, the resignation shall be deemed effective at the time of delivery of the resignation to the Corporation. When one or more Directors shall resign from the Board, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.
Section 3.06. Compensation. Each Director, in consideration of his or her service as such, shall be entitled to receive from the Corporation such amount per annum or such fees (payable in cash or equity) for attendance at Directors’ meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in connection with the performance of his or her duties. Each Director who shall serve as a member of any committee of Directors in consideration of serving as such shall be entitled to such additional amount per annum or such fees for attendance at committee meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in the performance of his or her duties. Nothing contained in this Section 3.06 shall preclude any Director from serving the Corporation or its subsidiaries in any other capacity and receiving proper compensation therefor.
Section 3.07. Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places within or without the State of Delaware as may be determined from time to time by the Board or its Chairman.
Section 3.08. Special Meetings. Special meetings of the Board may be held at such times and at such places within or without the State of Delaware as may be determined by the Chairman, or the Chief Executive Officer on at least twenty-four (24) hours’ notice to each Director given by one of the means specified in Section 3.11 hereof other than by mail, or on at least three (3) days’ notice if given by mail.
Section 3.09. Telephone Meetings. Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by a Director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.
Section 3.10. Adjourned Meetings. A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least twenty-four (24) hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three (3) days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.
Section 3.11. Notice Procedure. Subject to Section 3.08 and 3.12 hereof, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these By-laws, such notice shall be deemed given effectively if given in person or by telephone, mail or electronic mail addressed to such Director at such Director’s address or email address, as applicable, as it appears on the records of the Corporation, facsimile or by other means of electronic transmission.
Section 3.12. Waiver of Notice. Whenever the giving of any notice to Directors is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, in writing signed by the Director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or committee meeting need be specified in any waiver of notice.
Section 3.13. Organization. At each meeting of the Board, the Chairman or, in the absence of the Chairman, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer or, in the absence of the Chairman, the Chief Executive Officer, another Director selected by the Board shall preside. The Secretary shall act as secretary at each meeting of the Board. If the Secretary is absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
Section 3.14. Quorum of Directors. The presence in person of a majority of the total members of the Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.
Section 3.15. Action by Majority Vote. Except as otherwise expressly required by these By-laws, or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board; provided that to the extent one or more Directors recuses himself or herself from an act, the act of a majority of the remaining Directors present shall be the act of the Board.

Section 3.16. Action Without Meeting. Unless otherwise restricted by these By-laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.
Section 3.17. Chairman and Lead Independent Director. The Chairman, if appointed and when present, shall preside at all meetings of the Stockholders and the Board. The Chairman shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairman, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board as lead independent director to serve until replaced by the Board (“Lead Independent Director”). The Lead Independent Director will perform such other duties as may be established or delegated by the Board.
ARTICLE 4
COMMITTEES OF THE BOARD
The Board may, by resolution, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may, by resolution, adopt charters for one or more of such committees. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, and to the extent provided in the resolution of the Board designating such committee or the charter for such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. The Board may remove any Director from any committee at any time, with or without cause. Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article 3.
ARTICLE 5
OFFICERS
Section 5.01. Positions; Election. The Board may from time to time elect officers of the Corporation, which may include a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and any other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such officers and to prescribe their respective terms of office, authorities and duties. Any number of offices may be held by the same person. Should the Corporation or any of its Subsidiaries enter into any management services or similar agreement with another entity (each as may be amended, supplemented, restated or replaced from time to time), the officers of the Corporation may be the officers or employees of such entity to the extent permitted by applicable law.
Section 5.02. Term of Office. Each officer of the Corporation shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until such officer’s successor is elected and qualifies or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time with or without cause by the Board or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board or, in the case of appointed officers, by any elected officer upon whom such power of appointment shall have been conferred by the Board. The election or appointment of an officer shall not of itself create contract rights.
Section 5.03. Chief Executive Officer. The Chief Executive Officer shall have general supervision over, and direction of, the business and affairs of the Corporation, subject, however, to the control of the Board and of any duly authorized committee of the Board. The Chief Executive Officer shall preside at all meetings of the Stockholders and at all meetings of the Board at which the Chairman and, with respect to meetings of the Board, the Lead Independent Director (if there be one), are not present. The Chief Executive Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed and, in general, the Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer of a corporation and such other duties as may be determined from time to time by the Board.
Section 5.04. President. The President shall have duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) or the Board and subject to the control of the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) and the Board in each case. The President shall preside at all meetings of the Stockholders at which the Chairman, and the Chief Executive Officer are not present. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.
Section 5.05. Vice Presidents. Vice Presidents shall have the duties incident to the office of Vice President and any other duties that may from time to time be assigned to the Vice President by the Chief Executive Officer, the President or the Board. A Vice President shall preside at all meetings of the Stockholders at which the Chairman, the Chief Executive Officer and the President are not present. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.
Section 5.06. Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board or the Chief Executive Officer, or if no Chief Executive officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
Section 5.07. Secretary. The Secretary shall attend all meetings of the Board and of the Stockholders, record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose and perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary or an Assistant Secretary shall have authority to affix the same on any instrument that may require it, and when so affixed, the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the Executive Chairman, Chief Executive Officer, President or any Vice President. The

Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board, the Chief Executive Officer or the President.
Section 5.08. Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation, have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same, render to the Chief Executive Officer, the President or the Board, whenever the Chief Executive Officer, the President or the Board shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation, disburse the funds of the Corporation as ordered by the Board and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board, the Chief Executive Officer or the President.
Section 5.09. Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board, the Chief Executive Officer or the President.
ARTICLE 6
GENERAL PROVISIONS
Section 6.01. Certificates Representing Shares. The shares of stock of the Corporation may be represented by certificates or all of such shares shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. If shares are represented by certificates (if any), such certificates shall be in the form approved by the Board. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chief Executive Officer, the President or any Vice President, the Chief Financial Officer and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.
Section 6.02. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.
Section 6.03. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
Section 6.04. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.
Section 6.05. Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.
Section 6.06. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board.

Section 6.07. Amendments. These By-laws may be altered, amended or repealed in accordance with the Certificate of Incorporation and the General Corporation Law.
Section 6.08. Conflict with Applicable Law or Certificate of Incorporation. These By-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these By-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.
ARTICLE 7
INDEMNIFICATION
Section 7.01. Directors and Executive Officers. The Corporation shall indemnify its Directors and executive officers (for the purposes of this Article 7, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Exchange Act) to the extent not prohibited by the General Corporation Law or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its Directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any Director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under Section 7.04.
Section 7.02. Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify its other officers, employees and other agents as set forth in the General Corporation Law or any other applicable law. The Board shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board shall determine.
Section 7.03. Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director or executive officer, of the Corporation, or is or was serving at the request of the Corporation as a Director or executive officer of another Corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any Director or executive officer in connection with such proceeding provided, however, that if the General Corporation Law requires, an advancement of expenses incurred by a Director or executive officer in his or her capacity as a Director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to Section 7.05, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of Directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or such Directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.
Section 7.04. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a Director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law or any other applicable law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a Director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the Director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Corporation.
Section 7.05. Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its Directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the General Corporation Law, or by any other applicable law.
Section 7.06. Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a Director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 7.07. Insurance. To the fullest extent permitted by the General Corporation Law or any other applicable law, the Corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.
Section 7.08. Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.
Section 7.09. Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each Director and executive officer to the full extent under any other applicable law.
Section 7.10. Certain Definitions. For the purposes of this Article 7, the following definitions shall apply:
(a) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(b) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c) The term the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.
(d) References to a “Director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another Corporation, partnership, joint venture, trust or other enterprise.
(e) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this section.

Annex D
CONFIDENTIAL
FORM OF
FOURTH AMENDED AND RESTATED
OPERATING AGREEMENT
OF
WM HOLDING COMPANY, LLC
a Delaware limited liability company
Dated as of [•], 2021
THE LIMITED LIABILITY COMPANY UNITS OF WM HOLDING COMPANY, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED OPERATING AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS FOURTH AMENDED AND RESTATED OPERATING AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

D-i

D-ii

FOURTH AMENDED AND RESTATED
OPERATING AGREEMENT OF
WM HOLDING COMPANY, LLC
THIS FOURTH AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of WM Holding Company, LLC (the “Company”), is made as of [•], 2021 (the “Effective Date”) by and among Silver Spike Acquisition Corp., a Delaware corporation, as the Managing Member, and the Members set forth on Schedule I hereto and each other person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act.
RECITALS
WHEREAS, the Company was formed as a limited liability company pursuant to the Act upon the filing of the Certificate in the office of the Secretary of State of the State of Delaware on September 4, 2014;
WHEREAS, the Company entered into that certain Restructuring Agreement, dated November 1, 2014 (the “Original Agreement”), by and between the Company and certain of the Members, which was amended by that certain First Amendment to the Operating Agreement of WM Holding Company, LLC, entered into by the Company and certain of the Members;
WHEREAS, the Original Agreement was amended and restated in its entirety by that certain Amended and Restated Limited Liability Company Operating Agreement of WM Holding Company, LLC, effective as of October 30, 2015, as amended by that certain Amendment No. 1, dated as of March 22, 2016, and effective as of October 30, 2015, and that certain Amendment No. 2, effective as of March 23, 2017 (collectively, the “First A&R Operating Agreement”);
WHEREAS, the First A&R Operating Agreement was amended and restated in its entirety by that certain Second Amended and Restated Operating Agreement of WM Holding Company, LLC, effective as of May 7, 2018 (the “Second A&R Operating Agreement”);
WHEREAS, the Second A&R Operating Agreement was amended and restated in its entirety by that certain Third Amended and Restated Operating Agreement of WM Holding Company, LLC, effective as of August 15, 2018 (the “Existing Agreement”);
WHEREAS, concurrently with the effectiveness of this Agreement, in accordance with the Agreement and Plan of Merger, dated as of December 10, 2020 (the “Merger Agreement”), by and among Silver Spike Acquisition Corp. (the “Parent”), Silver Spike Merger Sub LLC (the “Merger Sub”), the Company and Ghost Media Group, LLC, solely in its capacity as the Holder Representative, Merger Sub has merged with and into the Company (the “Merger”), with the Company being the entity surviving the Merger;
WHEREAS, pursuant to the Merger, (i) each of the Class A-1 Units, Class A-2 Units and Class A-3 Units (as each is defined in the Existing Agreement) outstanding prior to the effectiveness of this Agreement were cancelled and certain of the holders thereof received the number of Class A Units set forth opposite such Member’s name on Schedule I hereto and (ii) each of the Class B Units (as defined in the Existing Agreement) outstanding prior to the effectiveness of this Agreement were cancelled and the holders thereof received the number of Class P Units set forth opposite such Member’s name on Schedule I hereto, in each case, in accordance with Section 4.01 of the Merger Agreement; and
WHEREAS, pursuant to the Merger Agreement, (i) the Members have agreed to amend and restate the Existing Agreement in its entirety as set forth herein and (ii) Silver Spike Acquisition Corp., by its execution and delivery of this Agreement, is hereby admitted to the Company as a Member and is hereby substituted as Managing Member, and in such capacity shall have the rights and obligations as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Managing Member hereby agree to amend and restate the Existing Agreement to read in its entirety as follows:
ARTICLE I
DEFINITIONS
1.01 Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):
“Act” means, the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as it may be amended from time to time.
“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Assignee” has the meaning set forth in Section 8.05.
“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, without limitation, the tax imposed under Section 1411 of the Code on net investment income) for a Fiscal Year prescribed for an individual or corporate resident in California or New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code or any similar state or local law), as determined in good faith by the Managing Member. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Members.
“Available Cash” means, as of a particular date, the amount of cash on hand which the Managing Member, in its reasonable discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Managing Member, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.
“Board” means the Board of Directors of the Managing Member.
“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.03 hereof.
“Capital Contribution’’ means, with respect to any Member, the aggregate amount of money contributed to the Company and the initial Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to Article V.
“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Managing Member in its reasonable discretion, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Company assets to a Member as consideration for an interest in the Company; (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member, (e) the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (f) on the Effective Date in connection with the closing of the transactions contemplated by the Merger Agreement, or (g) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), (d) (other than the issuance of LTIP Units) and (f) above shall be made only if such adjustments are deemed necessary or appropriate by the Managing Member in its reasonable discretion to reflect the relative economic interests of the Members; and provided further, if any noncompensatory option is outstanding, Carrying Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. The Carrying Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this sentence to the extent that the Managing Member reasonably determines that an adjustment pursuant to the first sentence of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this sentence.
“Certificate” means the Certificate of Formation of the Company as filed in the office of the Secretary of State of the State of Delaware on September 4, 2014, as amended.
“Class” means the classes of Units into which the limited liability company interests in the Company may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. As of the date of this Agreement the only Classes are the Class A Units and Class P Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class of limited liability company interests in the Company. For the avoidance of doubt, to the extent that the Managing Member holds limited liability company interests of any Class, the Managing Member shall not be deemed to hold a separate Class of such interests from any other Member because it is the Managing Member.
“Class A Common Stock” means the Class A common stock of the Managing Member, par value [•] per share.
“Class A Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units then owned by such Member by the aggregate number of Class A Units then owned by all Members; provided that Unvested Units shall not be taken into account in determining such quotient.
“Class A/LTIP Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units and LTIP Units then owned by such Member by the aggregate number of Class A Units and LTIP Units then owned by all Members; provided that Unvested Units shall not be taken into account in determining such quotient.
“Class A Units” means the Units of limited liability company interest in the Company designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.
“Class A Unit Capital Account Amount” means, from time to time, the Capital Account a Member would have if such Member held a single Class A Unit.

“Class P Units” means the Units of limited liability company interest in the Company designated as the “Class P Units” herein and having the rights pertaining thereto as are set forth in this Agreement.
“Class P Unit Agreement” means a Class P Unit Agreement between the Company and a Management Member as in effect from time to time.
“Class V Common Stock” has the meaning set forth in the Managing Member Charter.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” has the meaning set forth in the preamble of this Agreement.
“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Competing Activity” means (a) any type of business activity or operation which relates, directly or indirectly, or is otherwise competitive with, any of the businesses of the Company or any Affiliate of the Company, as such businesses may be conducted (or contemplated to be conducted) from time to time (including, for the avoidance of doubt) any promotional, service provider or any other type of remuneration-providing (whether monetary, in-kind or otherwise) relationship with any entity, business, company, enterprise, joint venture or other business which relates, directly or indirectly, or is otherwise competitive with, any of the businesses of the Company or any Affiliate of the Company, as such businesses may be conducted (or contemplated to be conducted) from time to time); (b) the direct or indirect ownership, receipt or holding of any Equity Interest, debt securities or other financial interest in any entity, business, company, enterprise, joint venture or other business which relates, directly or indirectly, or is otherwise competitive with, any of the businesses of the Company or any Affiliate of the Company, as such businesses may be conducted (or contemplated to be conducted) from time to time; or (c) engagement in any activity which has the general effect of being materially detrimental to the business, profitability or prospects of the Company or any Affiliate of the Company. Notwithstanding the foregoing, “Competing Activity,” as such term is applied to any Management Member, shall not include any activity disclosed to the Managing Member by such Management Member and preapproved in writing by the Managing Member in the Managing Member’s sole and absolute discretion.
“Contingencies” has the meaning set forth in Section 9.03(a).
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Covered Transaction” means any liquidation, dissolution or winding up of the Company (whether occurring through one transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption or Transfer of Units.
“Designated Individual” has the meaning set forth in Section 5.08.
“Disability” means the inability of a Person to exercise his or her rights or fulfill his or her obligations to the Company or its Affiliates on account of medically determinable physical or mental illness or incapacity for a period of one-hundred eighty (180) consecutive days or any one-hundred eight (180) days in any twelve (12)-month period, as determined by the Managing Member.
“Disabling Event” means the Managing Member ceasing to be the Managing Member of the Company.
“Earnout Company Units” has the meaning set forth in the Sponsor Letter Agreement. The Earnout Company Units issued and outstanding as of the Closing Date (as defined in the Merger Agreement) are held by the Managing Member, designated as such as set forth in Schedule I attached hereto.
“Effective Date” has the meaning set forth in the preamble of this Agreement.
“Eligible Class P Unit” means a Class P Unit, the Participation Threshold of which is zero (taking into account any adjustments described in clauses (i) and (ii) of Section 7.05(e)).

“Encumbrance” means ay mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.
“Equitized LTIP Series” means an LTIP Series composed of Equitized LTIP Series Units.
“Equitized LTIP Series Units” has the meaning set forth in Section 5.03(b).
“Equity Interests” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.
“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among the Company, Managing Member, the other Members of the Company from time to time party thereto, and the other parties thereto, as amended from time to time.
“Exchange Transaction” means an exchange of (i) Class A Units and Class V Common Stock, or (ii) Class P Units that are Vested Units which are exchanged for Class A Units, in each case for shares of Class A Common Stock of the Managing Member pursuant to, and in accordance with, the Exchange Agreement (including pursuant to a Direct Exchange (as defined in the Exchange Agreement)).
“Existing Agreement” has the meaning set forth in the recitals of this Agreement.
“Family Group” means, with respect to a Person who is an individual, (a) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (b) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.
“First A&R Operating Agreement” has the meaning set forth in the Recitals of this Agreement.
“Fiscal Year” means, unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 11.12, any twelve-month period commencing on January 1 and ending on December 31.
“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.
“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination of such Person.
“Income Amount” has the meaning set forth in Section 4.01(c)(ii).
“Indemnitee” means (a) the Managing Member, (b) any additional or substitute Managing Member, (c) any Person who is or was a Partnership Representative, officer or director of the Managing Member or any additional or substitute Managing Member, (d) any Person that is required to be indemnified by the Managing Member as an “indemnitee” in accordance with the certificate of incorporation and/or bylaws of the Managing Member as in effect from time to time, (e) any officer or director of the Managing Member or any additional or substitute Managing Member who is or was serving at the request of the Managing Member or any additional or substitute Managing Member as an officer, director, employee, member, Member, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Officer, (g) any other Person the Managing Member in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (h) any former officer or Manager of the Company pursuant to Section 9.02 of the Merger Agreement and (i) any heir, executor or administrator with respect to Persons named in clauses (a) through (h).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.
“Liquidation Agent” has the meaning set forth in Section 9.03.
“LTIP Series Sub-Account” has the meaning set forth in Section 5.03(b).
“LTIP Unit” means a Unit which is designated as an LTIP Unit in the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued, having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule II hereto or in this Agreement in respect of the holder, as well as the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued. LTIP Units that are issued on the same date shall be designated as one or more separate series of LTIP Units (each such series, an “LTIP Series” and any LTIP Unit in respect of a given series, an “LTIP Series Unit”).
“LTIP Unit Member” means any Person that holds LTIP Units or Class A Units resulting from a conversion of LTIP Units.
“Malfeasance” has the meaning set forth in the applicable Service Provider’s individual agreement (including any employment agreement, offer letter, severance agreement or equity award agreement) and, if no individual agreement exists, it shall mean (a) any act of fraud, embezzlement, theft, dishonesty, or any misappropriation of any amount of money or other assets or property of the Company or any Affiliate of the Company, or of a customer or Service Provider of the same; (b) any willful failure to perform or negligence in the performance of one’s duties or responsibilities to the Company or any Affiliate of the Company; (c) any act that brings the Company or any Affiliate of the Company into public disrepute in a manner that could material damage its business, or any other act which could have a material and adverse effect upon the business, interests or reputation of the Company or any Affiliate of the Company; (d) any conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (e) any breach of any agreement with the Company or any Affiliate of the Company or any violation of any policy of the Company or any Affiliate of the Company in effect from time to time, or acting against the interest of such entities, including soliciting any present, former or future Service Provider of such entities; or (f) misuse of any confidential, secret, privileged or non-public information relating to the Company’s or of its Affiliates’ businesses. The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company or any Affiliate of the Company may consider Malfeasance for purposes hereof or limit in any way the exercise of remedies for malfeasance under any applicable employment, consulting or service agreement.
“Management Member” has the meaning set forth in Section 7.05(a).
“Managing Member” means [•]1, a corporation incorporated under the laws of the State of Delaware, or any successor Managing Member admitted to the Company in accordance with the terms of this Agreement, in its capacity as the managing member of the Company.
“Managing Member Charter” means the certificate of incorporation (or equivalent organizational document) as filed with the secretary of state (or equivalent governmental body or department) of the state in which the Managing Member is incorporated or formed, as applicable, as in effect and amended from time to time.
“Mark-to-Market Gain” means gain recognized for Capital Account purposes upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value.
“Member” means, at any time, each person listed as a Member (including the Managing Member) on the books and records of the Company, in each case for so long as he, she or it remains a Member of the Company as provided hereunder.
[1]	Note to Draft: To insert the name of the Surviving Pubco.

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.704-2(b)(3)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Member’s Required Tax Distribution” has the meaning set forth in Section 4.01(c)(i).
“Merger” has the meaning set forth in the recitals of this Agreement.
“Merger Agreement” has the meaning set forth in the recitals of this Agreement.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Officer” means each Person designated as an officer of the Company by the Managing Member pursuant to and in accordance with the provisions of Section 3.04, subject to any resolutions of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.
“Original Agreement” has the meaning set forth in the recitals of this Agreement.
“Original Members” means the Members of the Company as of immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger.
“Original Member Representative” means Ghost Media Group, LLC or such other Person as may be appointed from time to time by holders of a majority of Units held by Original Members who hold Units at the time of determination.
“Participating Employee Unit” means any Class P Unit that is both (i) an Eligible Class P Unit and (ii) a Vested Unit.
“Participating Unit” means, with respect to any Distribution (or other allocation of proceeds) pursuant to Section 4.01(a) or Section 4.02 hereof, any Unit, other than (a) LTIP Units and (b) any Class P Unit that is not a Participating Employee Unit.
“Partnership Representative” has means any Person acting as “tax matters partner” or the “partnership representative” pursuant to Section 5.08.
“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.
“Primary Indemnification” has the meaning set forth in Section 10.02(a).
“Proceeding” has the meaning set forth in Section 10.02(a).
“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 5.05 shall be determined by applying rules analogous to those set forth in this definition of “Profits” and “Losses”); (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); (f) to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss and (g) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.
“Revised Partnership Audit Provisions” means Code Sections 6221 through 6241, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.
“Second A&R Operating Agreement” has the meaning set forth in the Recitals of this Agreement.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Service Provider” means any Member (in his, her or its individual capacity) or other Person, who at the time in question, is employed by or providing services to the Managing Member, the Company or any of their respective Subsidiaries.
“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.
“Sponsor Letter Agreement” means that certain Sponsor Letter Agreement, dated December 10, 2020, by and between the Managing Member and the Company.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Tax Advances” has the meaning set forth in Section 5.07.
“Tax Amount” has the meaning set forth in Section 4.01(c)(ii).
“Tax Distributions” has the meaning set forth in Section 4.01(c)(ii).

“Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each taxable year.
“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among the Company, Managing Member and the other parties from time to time party thereto, as amended from time to time.
“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Managing Member, or (e) a direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company, other than a Transfer effected in accordance with Section 3.07(a) or Section 3.07(b).
“Third A&R Operating Agreement” has the meaning set forth in the Recitals of this Agreement.
“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security or the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Unit, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The term “Transferred” shall have a meaning correlative to the foregoing.
“Transferee” means any Person that is a permitted transferee of a Member’s interest in the Company, or part thereof.
“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Units” means the Class A Units, Class P Units, and any other Class of Units that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.
“Unvested LTIP Units” has the meaning set forth in Section 2 of Schedule II hereto.
“Unvested Units” means those Units listed as unvested Units in the books and records of the Company, as the same may be amended from time to time in accordance with this Agreement.
“Vested LTIP Units” has the meaning set forth in Section 2 of Schedule II hereto.
“Vested Units” means those Units listed as vested Units in the books and records of the Company, as the same may be amended from time to time in accordance with this Agreement.
“Vesting Agreement” has the meaning set forth in Schedule II.
ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS
2.01 Formation. The Company was formed as a limited liability company under the provisions of the Act by the filing of the Certificate on September 4, 2014. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member in its sole discretion deems it advisable, the operation of the Company as a limited liability company, or entity in which the Members have limited liability, in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution, delivery and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Members.
2.02 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of “[•]” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member in its sole discretion may select from time to time. Subject to the Act, the Managing Member in its sole discretion may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.
2.03 Term. The term of the Company commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Company in accordance with Article IX. The existence of the Company shall continue until cancellation of the Certificate in the manner required by the Act.
2.04 Offices. The Company may have offices at such places either within or outside the State of Delaware as the Managing Member from time to time may select in its sole discretion. As of the date hereof, the principal place of business and office of the Company is located at 41 Discovery, Irvine, CA 92618.
2.05 Agent for Service of Process; Existence and Good Standing; Foreign Qualification.
(a) The registered office of the Company in the State of Delaware shall be located at c/o Registered Agent Solutions, Inc., 1679 S. Dupont Highway, Suite 100, Dover, Delaware 19901. The name of the registered agent of the Company for service of process on the Company in the State of Delaware at such address shall be Registered Agent Solutions, Inc.
(b) The Managing Member in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members. The Managing Member in its sole discretion may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company to do business in any jurisdiction other than the State of Delaware.
2.06 Business Purpose. The Company was formed for the object and purpose of, and the nature and character of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.
2.07 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets and other property contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.06.
2.08 Members; Reclassification; Admission of New Members. Each of the Persons listed on Schedule I hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution this Agreement, are admitted as Members of the Company. The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.07 with respect to substitute Members, a Person may be admitted from time to time as a new Member with the written consent of the Managing Member in its sole discretion. Each new Member shall execute and deliver to the Managing Member an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new Managing Member or substitute Managing Member may be admitted to the Company solely in accordance with Section 8.06 or Section 9.02(e) hereof.
2.09 Resignation. No Member shall have the right to resign as a member of the Company other than following the Transfer of all Units owned by such Member in accordance with Article VIII.
2.10 Representations of Members. Each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units that:
(a) Organization; Authority
(i) To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken.
(ii) It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).
(b) Non-Contravention. Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.
(c) Due Inquiry. It has had, prior to the execution and delivery of this Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.
(d) Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.
(e) Transfer Restrictions. It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.
(f) Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).
ARTICLE III
MANAGEMENT
3.01 Managing Member
(a) The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company.
(b) Without limiting the foregoing provisions of this Section 3.01, the Managing Member shall have the general power to manage or cause the management of the Company (which may be delegated to Officers of the Company), including, without limitation, the following powers:
(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Company;
(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Company;
(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;
(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;
(v) to engage attorneys, consultants and accountants for the Company;
(vi) to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account; and
(vii) to do all such other acts as shall be authorized in this Agreement or by the Members in writing from time to time.
3.02 Compensation. The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member.
3.03 Expenses. The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member and (ii) all other expenses allocable to the Company or otherwise incurred by the Managing Member in connection with operating the Company’s business (including expenses allocated to the Managing Member by its Affiliates). To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, compensation and meeting costs of any board of directors or similar body of the Managing Member, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing Member to perform services for the Company, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of the Managing Member or any obligations of the Managing Member under the Tax Receivable Agreement. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 10.02.
3.04 Officers. Subject to the direction and oversight of the Managing Member, the day-to-day administration of the business of the Company may be carried out by persons who may be designated as officers by the Managing Member, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman,” “executive vice president” or “vice president,” and as and to the extent authorized by the Managing Member in its sole discretion. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or officer of the Company may be suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member. The Managing Member shall not cease to be a Managing Member of the Company as a result of the delegation of any duties hereunder. No officer of the Company, in its capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.
3.05 Authority of Members. No Member (other than the Managing Member), in its capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. Except as expressly provided herein, no Member (other than the Managing Member) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. The conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Company may from time to time appoint one or more Members as officers or employ one or more Members as employees, and such Members, in their capacity as officers or employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member.
3.06 [Action by Written Consent or Ratification. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if all Members whose consent or ratification is required consent thereto or provide a consent or ratification in writing. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.]
3.07 [Restrictions on Termination Transactions. The Managing Member shall not engage in, or cause or permit, a Termination Transaction, unless either (x) the Termination Transaction has been approved by Members holding a majority of the Class A Units held by all Members (excluding the Managing Member and any Members controlled by the Managing Member) or (y) the following conditions are satisfied:
(a) in connection with any such Termination Transaction, (i) each holder of Class A Units and Class P Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Class A Unit or Class P Unit an amount of cash, securities or other property equal to the product of (x) the number of shares of Class A Common Stock into which a Class A Unit or Class P

Unit is then exchangeable pursuant to the Exchange Agreement and (y) the greatest amount of cash, securities or other property paid to a holder of one share of Class A Common Stock in consideration of one share of Class A Common Stock pursuant to the terms of such Termination Transaction; provided, that the condition set forth in this Section 3.07(a)(i) shall be deemed to have been satisfied if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding shares of Class A Common Stock, and each holder of Class A Units or Class P Units (other than the Managing Member and its wholly owned subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Class A Units or Class P Units would have received had such Class A Units or Class P Units been exchanged for shares of Class A Common Stock in an Exchange Transaction immediately prior to the expiration of such purchase, tender or exchange offer, such holder of Class A Units or Class P Units had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated (the fair market value, at the time of the Termination Transaction, of the amount specified herein with respect to each Class A Unit or Class P Unit is referred to as the “Transaction Consideration”); and (ii) the Company receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Class A Units and Class P Units (including the Managing Member and its wholly owned Subsidiaries unless waived by the Managing Member) for U.S. federal income tax purposes (except to the extent of cash, marketable securities or other property received); or
(b) all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (x) the Company or (y) another limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (ii) the Surviving Company is classified as a partnership for U.S. Federal income tax purposes; (iii) the Members (other than entities controlled by the Managing Member) that held Class A Units and Class P Units immediately prior to the consummation of such Termination Transaction own a percentage interest of the Surviving Company based on the proportion of the relative fair market value of the net assets of the Company to the other net assets of the Surviving Company immediately prior to the consummation of such transaction; (iv) the rights of such Members with respect to the Surviving Company are at least as favorable as those of Members holding Class A Units and Class P Units (including any rights under the Tax Receivable Agreement, unless such Termination Transaction constitutes a “Change of Control” for purposes of the Tax Receivable Agreement or otherwise results in payments of cash to the TRA Parties (as defined in the Tax Receivable Agreement) equivalent to (and in lieu of) the payments that would be required to be made to such TRA Parties if such Termination Transaction did constitute a “Change of Control” for such purposes) immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (v) below) and as those applicable to any other Members (not including the Managing Member); and (v) such rights include the right, to the same extent provided to holders of Class A Units and Class P Units pursuant to the Exchange Agreement, to exchange their interests in the Surviving Company for: (1) a number of such publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the Transaction Consideration, subject to antidilution adjustments comparable to those set forth in Section 2.2 of the Exchange Agreement (the “Successor Shares Amount”); and/or (2) cash in an amount equal to the fair market value of the Successor Shares Amount at the time of such exchange, determined in a manner consistent with the definition of “Cash Exchange Payment” as set forth in the Exchange Agreement.
(c) In connection with any Termination Transaction permitted by Section 3.07(b) hereof, the relative fair market values shall be reasonably determined by the Managing Member as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Members than the relative values reflected in the terms of such transaction.

ARTICLE IV
DISTRIBUTIONS
4.01 Distributions
(a) Operating Distributions. The Managing Member, in its sole discretion, may authorize distributions (to the extent of Available Cash) by the Company to the Members at any time and from time to time. Subject to Section 4.01(b) with respect to Class P Units and to Section 4.01(c) with respect to Tax Distributions, all Distributions by the Company other than those made in connection with dissolution of the Company pursuant to Section 4.02, shall be made or allocated to holders of Participating Units and LTIP Units pro rata based on the number of Participating Units and/or LTIP Units held by each such holder; provided that any distributions in respect of Unvested LTIP Units shall be held back and shall be payable at the same time as the underlying LTIP Units become Vested LTIP Units, and if such LTIP Units are forfeited, the former holder of such LTIP Units shall have no right to receive such distributions. For the avoidance of doubt, if a Distribution in respect of an Unvested LTIP Unit is held back pursuant to this Section 4.01(a), the LTIP Series Sub-Account in respect of such Unvested LTIP Unit shall be treated as reduced pursuant to and for purposes of applying Section 5.03(b).
(b) Class P Units. For the avoidance of doubt, if the amount to be distributed pursuant to Section 4.01(a) and Section 4.02 with respect to any particular Distribution would cause the amount of any outstanding Class P Unit’s Participation Threshold to be reduced to zero, then such Class P Unit shall constitute an Eligible Class P Unit for purposes of Section 4.01 and Section 4.02 only after the portion of the amount to be distributed in such Distribution that would cause such Class P Unit’s Participation Threshold to be reduced to (but not below) zero has first been distributed to the holders of outstanding Participating Units (taking into account outstanding Class P Units that have lesser Participation Thresholds (determined immediately prior to such Distribution)). For the avoidance of doubt, if any Class P Unit is an Unvested Unit as of the date of any Distribution, such Unvested Unit shall not participate in such Distribution (but such Distribution may reduce the Participation Threshold of such Unvested Unit).
(c) Tax Distributions (i) With respect to each Member the Company shall calculate the excess of (x)(A) the Income Amount allocated or allocable to such Member for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the taxable year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any Distributions made to such Member pursuant to Section 4.01(a) and Section 4.02, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the taxable year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Member’s Required Tax Distribution”); provided, however, that the Managing Member may make adjustments in its reasonable discretion to reflect transactions occurring during the taxable year. For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member, the net taxable income of the Company allocated or allocable to such Member for such Tax Estimation Period (excluding any compensation paid to a Member outside of this Agreement). For purposes of computing the Tax Amount, the net taxable income shall be determined without regard to any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code.
(ii) At least five (5) days before the quarterly due date for payment by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Company shall distribute (to the extent of Available Cash) to the Members pro rata based upon the number of Units held by each such Member, an aggregate amount of cash sufficient to provide each such Member with a distribution at least equal to such other Member’s Required Tax Distribution (provided that notwithstanding the foregoing, the Members shall only receive distributions in respect of their Class P Units or LTIP Units to the extent of their Member’s Required Tax Distribution for such period in respect of such Class P Units or LTIP Units (i.e., which may not result in a pro rata distribution in respect of the Class P Units or the LTIP Units, as applicable), and shall not receive any amount in excess of such amount in respect of their Class P Units or LTIP Units, as applicable) (with amounts distributed pursuant to this Section 4.01(c), “Tax Distributions”). Any Tax Distributions shall be treated in all respects as advances against future distributions pursuant to Section 4.01(a) and Section 4.02; provided that, any Tax Distributions made with respect to Class P Units or LTIP Units which subsequently convert into Class A Units pursuant to Section 5.03(b) shall be treated in all respects as advances against any such future distributions made with respect to such Class A Units.

(iii) Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction, although any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Covered Transaction shall continue to be required to be paid prior to any Distributions being made under Section 4.01(a) and Section 4.02.
4.02 Liquidation Distribution. Subject to Section 4.01(b) with respect to Class P Units and Section 4.01(c) with respect to Tax Distributions, all Distributions by the Company, and all proceeds (whether received by the Company or directly by the Members) in connection with dissolution of the Company shall be made or allocated among the holders of Participating Units and Vested LTIP Units pro rata based on the number of Participating Units and Vested LTIP Units held by each such holder.
4.03 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Managing Member shall not make a distribution to any Member if such distribution would (i) violate Section 18-607 of the Act or other applicable Law, or (ii) in the case of LTIP Units, to the extent such distribution or payment would cause the balance of a Member’s LTIP Series Sub-Account in respect of such LTIP Series Units to be less than zero.
4.04 Earnout Company Units. Notwithstanding anything in this Article IV to the contrary, for all purposes of this Article IV, any distributions that would be made to the Managing Member pursuant to this Article IV in respect of the Class A Units held by the Managing Member that are Earnout Company Units and that have not satisfied the earnout criteria applicable to the shares of Class A Common Stock set forth in the Sponsor Letter Agreement at the time such distribution is made shall be held back and recorded by the Company and such amounts shall either be (i) released to the Managing Member at such time (if any) as such Earnout Company Units satisfy the earnout criteria set forth in the Sponsor Letter Agreement or (ii) released to the Company at such time as such Earnout Company Units are forfeited to the Company in accordance with the Sponsor Letter Agreement.
4.05 Use of Distribution Funds. The Managing Member shall use distributions received from the Company for payment of taxes, obligations under the Tax Receivable Agreement, liabilities or expenses, to loan funds to the Company in accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes as determined in the sole discretion of the Managing Member; provided that the Managing Member may not use such distributions to acquire any Units, except as otherwise provided in Section 7.04.
ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS
5.01 Initial Capital Contributions. The Members have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Company has issued to the Members the number of Class A Units as specified in the books and records of the Company.
5.02 No Additional Capital Contributions. No Member shall be required to make additional Capital Contributions to the Company without the consent of such Member or permitted to make additional capital contributions to the Company without the consent of the Managing Member, which may be granted or withheld in its sole discretion.
5.03 Capital Accounts.
(a) A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 5.03. The Company may adjust the Capital Accounts of its Members to reflect revaluations of the property of any Subsidiary of the Company that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Member pursuant to Section 5.04, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.
(b) A separate sub-account (an “LTIP Series Sub-Account”) shall be established and maintained for each Member in respect of each LTIP Series Unit held by such Member. The balance of each LTIP Series Sub-Account shall initially be zero and shall be adjusted as provided in the previous paragraph as if the LTIP Series Sub-Account was a Capital Account and the Member only held the LTIP Series Units of such LTIP Series held by such Member. If at any time the aggregate LTIP Series Sub-Accounts of an LTIP Series equal the product of the number of LTIP Series Units in such LTIP Series and the Class A Unit Capital Account Amount (as determined at such time), the LTIP Series Units of such LTIP Series shall be converted automatically into (i) a separate sub-class of LTIP Series Units (“Equitized LTIP Series Units”), if such LTIP Series Units are Unvested LTIP Units, or (ii) Class A Units, if such LTIP Series Units are Vested LTIP Units. LTIP Series Sub-Accounts shall continue to be maintained for Equitized LTIP Series Units. If an Equitized LTIP Series Unit becomes a Vested LTIP Unit, such Equitized LTIP Series Unit shall be converted automatically into a Class A Unit once the aggregate LTIP Series Sub-Accounts for the Equitized LTIP Series to which such Equitized LTIP Series Unit belongs equal the product of the number of the LTIP Units in such Equitized LTIP Series and the Class A Unit Capital Account Amount (as determined at such time). Upon the automatic conversion of a Vested LTIP Unit into a Class A Unit pursuant to this Section 5.03, the Managing Member shall issue one share of Class V Common Stock per each such converted Class A Unit to the holder thereof.
5.04 Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IX if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Members in accordance with Section 9.03, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. For purposes of this Article V, (i) no Profits or Losses or items thereof will be allocated in respect of any LTIP Unit pursuant to this Section 5.04 in excess of the amount allocated to a Class A Unit under this Section 5.04, and (ii) each Unvested Unit shall be treated as a Vested Unit. Notwithstanding the foregoing, the Managing Member shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.
5.05 Special Allocations. Notwithstanding any other provision in this Article V:
(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(b) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.
(d) LTIP Unit Gain Allocation. Prior to making any allocations pursuant to Section 5.04 for an applicable period, gain recognized on the sale of all or substantially all of the Company’s assets and any Mark-to-Market Gain shall be allocated to the Capital Accounts and LTIP Series Sub-Accounts of the Members in a manner such that, to the extent possible, each LTIP Series converts to Equitized LTIP Series Units or Class A Units pursuant to Section 5.03(b), subject to the following principles as interpreted and applied by the Managing Member in good faith:
(i) To the extent such gain is insufficient to cause all LTIP Units to convert to Equitized LTIP Series Units or Class A Units, gain shall be allocated with respect to each LTIP Series (other than any Equitized LTIP Series) based on the order in which each such LTIP Series was issued beginning with the LTIP Series that has been outstanding the longest.
(ii) The provisions of this Agreement, including this Section, are intended to ensure that holders of LTIP Units receive “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 and 2001-43, 2001-2 C.B. 191. In this regard, it is the intention of the parties to this Agreement that any allocation of gain to an LTIP Series Unit (other than an Equitized LTIP Series Unit) be limited to gain that is economically accrued after the date such LTIP Series Unit is issued (“Available Gains”). If the Managing Member subsequently determines that an allocation of gain other than Available Gains was made to an LTIP Unit (other than an Equitized LTIP Series Unit) or that its determination of the aggregate value of the Capital Accounts was otherwise incorrect, it may adjust the values of the aggregate Capital Accounts or other values (and make correlative changes to the allocations previously made and to the Capital Accounts of the Members) or distributions made pursuant to this Agreement to ensure that the intended treatment applies; provided that such adjustments shall be made, to the maximum extent possible, in a manner that does not adversely affect any Member holding Class A Units, with respect to such Units.
(e) Equitized LTIP Series Unit Loss Allocation. If the Equitized LTIP Series Sub-Account with respect to an Equitized LTIP Series Unit exceeds the Class A Unit Capital Account Amount, or would exceed the Class A Unit Capital Account Amount after giving effect to the allocations specified under Section 5.05(d) (for example, as a result of a distribution being made in respect of Class A Units under Section 4.01), a priority allocation of Losses (or items thereof) or other adjusting allocations shall be made to such Equitized LTIP Series Sub-Account in an amount necessary to eliminate such excess or, if there are insufficient Losses (or items thereof) to do so, to reduce such excess to the maximum extent possible.
(f) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members holding Class A Units, Class P Units and Equitized LTIP Series Units in accordance with their respective Class A Percentage Interest. For the purpose of determining the Class A Percentage Interest in the foregoing sentence, all Equitized LTIP Series Units and Class P Units shall be treated as Class A Units.
(g) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
(h) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(i) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(a), 5.05(b) or 5.05(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(i), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 5.05(a), 5.05(b) or 5.05(c) had not occurred.
(j) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized. The forfeiture allocations described in Proposed Regulations Section 1.704-1(b)(4)(xii)(C) (2005), and the allocations to which they relate, shall be treated as Issuance Items.
(k) Forfeiture Allocation. In the event that the Units of any Member are forfeited, then for the fiscal year of such forfeiture or other period (as determined by the Managing Member):
(i) items of income, gain, loss, and deduction shall be excluded from the calculation of Profits and Losses and shall be specially allocated to the Member whose Units have been forfeited so as to cause such Member’s Capital Account to equal such Member’s distribution entitlements under Section 4.1 after giving effect to the adjustment in the Member’s Class A/LTIP Percentage Interest resulting from the applicable forfeiture;
(ii) the Managing Member may elect to apply another allocation or Capital Account adjustment method to a Unit forfeiture as it reasonably deems appropriate in lieu of the method set forth in this Section 5.05(k).
5.06 Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Managing Member and permitted by the Code and Treasury Regulations, provided that the prior written consent of Original Member Representative (and its successors or assigns) shall be required for use of any method other than the traditional method (without curative allocations) described in Treasury Regulation Section 1.704-3(b)) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the Managing Member shall make such allocations for tax purposes as it determines in its reasonable discretion, subject to, for so long as the Original Members collectively own at least 10% of the Units, the prior written consent, not to be unreasonably withheld, conditioned or delayed, of the Original Member Representative (and its successors or assigns), to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.
5.07 Tax Advances. If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the Revised Partnership Audit Provisions, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. For all purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is equal to the Tax

Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Company’s failure to withhold or make a tax payment on behalf of such Member which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or distributions or other payments to such Member. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 5.08), in each case as reasonably determined by the Managing Member. For the avoidance of doubt, any taxes, penalties, and interest payable under the Revised Partnership Audit Provisions by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Managing Member.
5.08 Partnership Representative.
(a) The Original Member Representative is hereby designated as the Company’s “tax matters partner” for U.S. federal income tax purposes under Section 6231(a)(7) of the Code, as in effect for taxable years of the Company beginning on or before December 31, 2017, and as the Company’s “partnership representative” as that term is defined in the Revised Partnership Audit Provisions for taxable years of the Company beginning after December 31, 2017 and ending prior to January 1, 2021. The Managing Member is hereby designated as the “partnership representative” as that term is defined in Revised Partnership Audit Provisions for taxable years of the Company beginning on or after January 1, 2021. In addition, the Managing Member is hereby authorized to designate or remove any other Person selected by the Managing Member as the Partnership Representative. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.
(b) Subject to this Section 5.08, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.
(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members (a “Specified Audit”). The Partnership Representative shall (i) keep the Original Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) or (ii) taking any material action under the Revised Partnership Audit Provisions that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members, in the case of clauses (i) and (ii).
(d) All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in the final sentence of this Section 5.08(d)), and the Company shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 5.08 absent (i) willful breach of any provision of this Section 5.08 or (ii) bad faith, fraud, gross negligence or willful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.
(e) The Company, the Partnership Representative, and the Members expressly agree to be bound by the terms of Section 9.04 of the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 9.04 of the Merger Agreement and this Agreement, Section 9.04 of the Merger Agreement shall control.
5.09 Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 11.12 or otherwise in accordance with this Agreement, Sections 5.03, 5.04 and 5.05 may also, so long as any such amendment does not materially change the relative economic interests of the Members, be amended at any time by the Managing Member if necessary, in the opinion of tax counsel to the Company, to comply with such regulations or any applicable Law.
5.10 Survival. Sections 5.07 and 5.08 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE VI
BOOKS AND RECORDS; REPORTS
6.01 Books and Records
(a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company in accordance with GAAP.
(b) Except as limited by Section 6.01(c), each Member shall have the right to receive, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:
(i) a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and
(ii) promptly after their becoming available, copies of the Company’s U.S. federal income tax returns for the three most recent years.
(c) The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its sole discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, each Member (other than the Managing Member) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than the Managing Member).
(d) The Managing Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any tax elections. At the Company’s expense, the Managing Member, within 75 days of the close of the Fiscal Year, shall use commercially reasonable efforts to furnish to each Member that was a Member during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for federal, state and local income tax reporting purposes. The Company shall use commercially reasonable efforts to provide to each Person that was a Member during the Fiscal Year (a) by May 15th, August 15th and November 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (b) by February 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns, provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Member.
(e) The Managing Member shall make the following elections on the appropriate tax returns and shall not rescind them without the prior written consent of the Original Member Representative (provided that the election described in clause (ii) below cannot be rescinded without the prior written consent of the all the Members):
(i) to adopt an appropriate federal income tax method of accounting and to keep the Company’s books and records on such income-tax method;
(ii) to have in effect (and to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes to have in effect) an election, pursuant to Section 754 of the Code (and any similar election for state or local tax purposes), to adjust the tax basis of Company properties, for the taxable year of the Company that includes the Effective Date and each subsequent taxable year in which an Exchange Transaction occurs; and
(iii) any other available election that the Managing Member deems appropriate; provided that, for so long as the Original Members collectively own at least 10% of the Units, the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have a disproportionate (as compared to the Managing Member) and adverse effect on the Original Members, and not make such election without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
No Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.
ARTICLE VII
COMPANY UNITS
7.01 Units.
(a) Limited liability company interests in the Company shall be represented by Units. At the execution of this Agreement, the Units are comprised of three Classes:
(i) “Class A Units”. Immediately after giving effect to the transactions contemplated by the Merger Agreement, each Member holds the number of Class A Units set forth opposite such Member’s name on Exhibit A attached hereto.
(ii) “Class P Units”. Class P Units shall consist of those Class P Units currently outstanding and those Class P Units to be issued from time to time under Section 7.05 and the applicable Class P Unit Agreements relating to such Class P Units. Class P Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in such Class P Unit Agreements and in this Agreement for Class P Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. Notwithstanding anything to the contrary contained herein or in such Class P Unit Agreements, the Class P Units shall not be entitled to vote on any matter subject to a vote of the Members, except as otherwise required by law.
(iii) “LTIP Units.” LTIP Units shall consist of those Units to be issued under Schedule II hereto and the applicable Vesting Agreements relating to such LTIP Units. LTIP Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in such Vesting Agreements and in this Agreement (including Schedule II hereto) for LTIP Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. Notwithstanding anything to the contrary contained herein (including Schedule II hereto) or in such Vesting Agreements, the LTIP Units shall not be entitled to vote on any matter subject to a vote of the Members, except as otherwise required by law.
(b) Subject to Section 7.04, the Managing Member in its sole discretion may establish and issue, from time to time in accordance with such procedures as the Managing Member shall determine from time to time, additional Units, in one or more classes or series of Units, or other Company securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, classes and series of Units or other Company securities), as shall be determined by the Managing Member without the approval of any Member or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Company distributions; (iii) the rights of such Units upon dissolution and winding up of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Class A Percentage Interest and Class A/LTIP Percentage Interest, as applicable, as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Notwithstanding any other provision of this Agreement, the Managing Member in its sole discretion, without the approval of any Member or any other Person, is authorized (i) to issue Units or other Company securities of any newly established class or any existing class to Members or other Persons who may acquire an interest in the Company; (ii) to amend this Agreement to reflect the creation of any such new class, the issuance of Units or other Company securities of such class, and the admission of any Person as a Member which has received Units or other Company securities; and (iii) to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units, Class P Units, LTIP Units, and Units of any other class or series that may be established in accordance with this Agreement. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement.
(c) Notwithstanding anything to the contrary in this Agreement, the Managing Member shall not cause or permit the Company to issue, or authorize the issuance of, any Units unless the Managing Member has a sufficient number of Class A Common Stock authorized, available and reserved for issuance upon an exchange of such newly issued Units for Class A Common Stock pursuant to an Exchange Transaction.
7.02 Register. The books and records of the Company shall be the definitive record of ownership of each Unit and all relevant information with respect to each Member. Unless the Managing Member in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company.
7.03 Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.
7.04 Issuances, Repurchases and Redemptions, Recapitalizations.
(a) Issuances by the Managing Member
(i) Subject to Section 7.04(a)(ii) and the Exchange Agreement, if, at any time after the Closing Date, the Managing Member sells or issues shares of Class A Common Stock or any other Equity Interests of the Managing Member (other than Class V Common Stock), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Units (if the Managing Member issues Class A Common Stock), or an equal number of such other Equity Interests of the Company corresponding to the Equity Interests issued by the Managing Member (if the Managing Member issues Equity Interests other than Class A Common Stock), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company, the net proceeds or other property received by the Managing Member, if any, for such Class A Common Stock or other Equity Interest.
(ii) Notwithstanding anything to the contrary contained in Section 7.04(a)(i) or Section 7.04(a)(iii), this Section 7.04(a) shall not apply to (x) the issuance and distribution to holders of Class A Common Stock or other Equity Interests of the Managing Member of rights to purchase Equity Interests of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Interests of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Interests of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).
(iii) In the event any outstanding Equity Interest of the Managing Member is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Interests of the Managing Member are issued (including as a result of the exercise of warrants of the Managing Member), (x) the corresponding Equity Interest outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Units or equivalent Equity Interests of the

Company shall be issued to the Managing Member as required by the first sentence of Section 7.04(a)(i), and (z) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.
(b) New Company Equity Interests. Except pursuant to the Exchange Agreement, (x) the Company may not issue any additional Class A Units or Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock of the Managing Member (or relevant Equity Interest of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Interests of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Company and contributes the net proceeds therefrom to the Company.
(c) Repurchases and Redemptions.
(i) Subject to Section 7.05, neither the Managing Member nor any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of Class A Units for the same price per security, if any, or (B) any other Equity Interests of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Interests of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary for the same price per security, if any.
(ii) Subject to Section 7.06, the Company may not redeem, repurchase or otherwise acquire (x) any Class A Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Interests of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Interests of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary.
(d) Equity Subdivisions and Combinations.
(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Interests of the Company and the Managing Member.
(ii) the Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Interest of the Managing

Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Interests of the Company and the Managing Member.
(e) General Authority. For the avoidance of doubt, but subject to Section 7.01, Section 7.02, Section 7.04 and Section 7.05, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Units as the Managing Member determines is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Units owned by the Members, directly or indirectly, and the number of outstanding shares of Class A Common Stock, and (ii) the number of outstanding shares of Class V Common Stock held by any Member other than the Managing Member and the number of Class A Units held by such Member disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Interests that are convertible into or exercisable or exchangeable for shares of Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion, exercise or exchange).
7.05 Class P Units.
(a) From time to time, the Managing Member shall have the power and discretion to approve the issuance of Class P Units to any director, employee, officer, consultant or other service provider of the Managing Member, the Company or any Subsidiary of the Company (each such person, a “Management Member”). The Managing Member shall have power and discretion to approve which directors, employees, officers, consultants or other service providers shall be offered and issued such Class P Units, the number of Class P Units to be offered and issued to each Management Member and the purchase price and other terms and conditions with respect thereto.
(b) The provisions of this Section 7.05 are designed to provide incentives to directors, employees, officers, consultants or other service providers of the Company or its Subsidiaries. This Section 7.05, together with the other terms of this Agreement and the Class P Unit Agreements relating to Class P Units, are intended to be a compensatory benefit plan within the meaning of Rule 701 of the Securities Act, and, unless and until the Company’s Equity Interests are publicly traded, the issuance of Class P Units are, to the extent permitted by applicable federal securities laws, intended to qualify for the exemption from registration under Rule 701 of the Securities Act.
(c) On the date hereof, the Managing Member will establish and document in the books and records of the Company the current Participation Threshold (as defined below) amount, and, if applicable, vesting schedule, with respect to Class P units that are outstanding on the Effective Date.
(d) On the date of each future grant of Class P Units to a Management Member, the Managing Member will establish (and document in the applicable Class P Unit Agreement) an initial “Participation Threshold” amount with respect to each such Class P Unit granted on such date. The Participation Threshold with respect to each Class P Unit will be at least equal to the amount a Class A Unit would receive on the date of issuance of such Class P Unit in a hypothetical liquidation of the Company on the date of issuance of such Class P Unit in which the Company sold its assets for their Fair Market Value, satisfied its liabilities (excluding any nonrecourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the holders of Units in liquidation of the Company. The determination by the Managing Member of each Participation Threshold (as reasonably determined by the Managing Member based on the public trading price of Class A Common Stock) shall be final, conclusive and binding on all Members. Each Class P Unit is intended to be a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and is issued with the intention that under current interpretations of the Code the recipient will not realize income upon the issuance of the Class P Unit, and that neither the Company nor any Member is entitled to any deduction either immediately or through depreciation or amortization as a result of the issuance of such Class P Unit.

(e) Each Class P Unit’s Participation Threshold shall be adjusted after the grant of such Class P Unit as follows:
(i) In the event of any Distribution pursuant to Section 4.01(a) or Section 4.02, the Participation Threshold of each Class P Unit outstanding at the time of such Distribution shall be reduced (but not below zero) by the amount distributable to the holder of a single Class A Unit in connection with such Distribution (determined pursuant to Section 4.01(a) or Section 4.02 of this Agreement and taking into account all Class P Units that are entitled to participate in such Distribution as contemplated by Section 4.01); and
(ii) If the Company at any time subdivides (by any Unit split, Unit dividend or otherwise) its outstanding Units into a greater number of Units, the Participation Threshold of each Class P Unit in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse Unit split or otherwise) its outstanding Units into a smaller number of Units, the Participation Threshold of each Class P Unit in effect immediately prior to such combination shall be proportionately increased.
(f) In connection with any approved issuance of Class P Units to a Management Member hereunder, such Management Member shall, if it has not already done so, execute a counterpart to this Agreement (or a joinder to this Agreement in a form acceptable to the Company), accepting and agreeing to be bound by all terms and conditions hereof, and shall enter into such other documents and instruments to effect such purchase (including, without limitation, a Class P Unit Agreement) as are required by the Managing Member and in connection therewith, be admitted as a member of the Company, if not already a Member.
(g) If the Managing Member so determines, the Class P Units issued to any Management Member shall become vested in accordance with the vesting schedule determined by the Managing Member in connection with the issuance of such Class P Units (and reflected in the relevant Class P Unit Agreement), which may be time-based or performance-based. Notwithstanding any other provision in this Section 7.05, each recipient of a Class P Unit hereby agrees that such recipient shall make a valid and timely election in respect of such Unit, upon receipt thereof, pursuant to Section 83(b) of the Code and promptly provide evidence of such election to the Company.
(h) By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company, including the Class P Units and LTIP Units. For purposes of making such Safe Harbor election, the Partnership Representative is hereby designated as the “member who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Partnership Representative constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the IRS Notice. The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the IRS Notice, including, without limitation, the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each “Safe Harbor Partnership Interest” issued by the Company in a manner consistent with the requirements of the IRS Notice. A Member’s obligations to comply with the requirements of this Section 7.05(h), shall survive such Member’s ceasing to be a member of the Company and/or the dissolution, liquidation, winding up and termination of the Company, and, for purposes of this Section 7.05(h), the Company shall be treated as continuing in existence.
7.06 Triggering Events for Management Members.
(a) Upon the occurrence of any of the following events (each, a “Triggering Event”) with respect to a Management Member, the Company shall have the option to purchase all or a portion of such Management Member’s (the “Affected Member”) Class P Units (the “Affected Units”) on the date that the Triggering Event occurred at the price and on the terms set forth in this Section 7.06:
(i) the attachment of, execution against, levy upon or seizure of the Management Member’s Units (other than an attachment solely for jurisdictional purposes) unless (and for only so long as) counsel of the Company determines that such Management Member is in good faith contesting such attachment, execution, levy or other seizure;

(ii) (A) an assignment by the Management Member for the benefit of creditors, which assignment includes such Management Member’s Units, or (B) a petition for bankruptcy by or on behalf of the Management Member;
(iii) the death or Disability of the Management Member;
(iv) if the Management Member is a legal entity, the winding up an dissolution of such Management Member or the merger or reorganization of such Management Member as a result of which such Management Member does not survive as an entity or the Persons indirectly or directly controlling such Management Member immediately prior to such merger or reorganization no longer control such Management Member;
(v) the possession by any Person of the Management Member’s Units or of a claim to, lien on, interest in or encumbrance upon such Management Member’s Units, other than a Person that acquired such Units, claim, lien, interest or encumbrance upon the Managing Member’s prior written consent in accordance with the conditions hereof;
(vi) the termination of the Management Member’s employment or services to the Managing Member, the Company or any Subsidiary of the Company for Malfeasance;
(vii) the Transfer or attempted Transfer (whether voluntary or involuntary) of Units in violation of this Agreement or any other applicable agreement; and
(viii) the Management Member engages in Competing Activity.
Within ten (10) calendar days after the occurrence of any of the above Triggering Events, the Affected Member (or the Affected Member’s representative) shall provide a written communication setting forth the details of such event (the “Triggering Event Communication”) to the Managing Member. Failure of the Affected Member (or the Affected Member’s representative) to provide such Triggering Event Communication shall in no way prevent the Company from exercising its rights or relieve such Affected Member (the Affected Member’s representative) from satisfying its obligations under this Agreement. Notwithstanding anything to contrary in this Section 7.06, (x) the Class P Unit Agreement with respect to certain Class P Units can provide an alternative definition of Triggering Event for purposes of this Agreement, in which case the definition of Triggering Event in the Class P Unit Agreement shall control, and (y) in the event of a Triggering Event set forth in Section 7.06(a)(vi) or Section 7.06(a)(viii), the Affected Units shall, at the Company’s option, be automatically forfeited by the Affected Member rather than repurchased for the Triggering Event Purchase Price.
(b) If an Affected Member has Transferred all or any portion of his or her Class P Units to a Transferee, this Section 7.06 shall also apply, mutatis mutandis, to such Transferee as though such Transferee was the Management Member referenced in such Section. This Section 7.06 shall be binding upon each Management Member and his or her heirs, executor, administrator, guardian or other legal representative (collectively, his or her “representative”), and his or her Transferees.
(c) Upon the occurrence of a Triggering Event, the Company shall have the option, exercisable at the sole discretion of the Managing Member, to purchase all or any of the Affected Units held by the Affected Member at the price determined in accordance with this Section 7.06 (the “Triggering Event Purchase Price”). The Company may exercise its right to purchase (the “Call Option”) the Affected Units by providing written notice (the “Call Option Exercise Notice”) to the Affected Member at any time following occurrence of the Triggering Event. Upon the occurrence of a Triggering Event, the Affected Member shall forfeit any Class P Units which have not vested pursuant to the terms of the applicable Class P Unit Agreement.
(d) In the event the Company provides the Call Option Exercise Notice within thirty (30) calendar days after receipt of the Triggering Event Communication, the Triggering Event Purchase Price shall be calculated as follows:
(i) If the Triggering Event is any event set forth in Section 7.06(a)(i) through (v) or Section 7.06(a)(vii), the Triggering Event Purchase Price shall equal the fair market value of the Affected Units that a willing buyer would pay to a willing seller in an arm’s length transaction, as determined by the Managing Member (the “Fair Market Value”), on the date that the Triggering Event occurred with respect to each Affected Unit that is a Vested Unit.

(ii) If the Triggering Event is an event set forth in Section 7.06(a)(vi) or Section 7.06(a)(viii) and the Company does not exercise its option under Section 7.06(a) to cause the Affected Units to be automatically forfeited, the Triggering Event Purchase Price shall equal ten percent (10%) of the Fair Market Value on the date the Triggering Event occurred with respect to each Affected Unit that is a Vested Unit.
(e) In the event the Company provides the Call Option Exercise Notice following the thirtieth (30th) calendar day after receipt of the Triggering Event Communication, the Triggering Event Purchase Price shall be calculated as follows:
(i) If the Triggering Event is any event set forth in Section 7.06(a)(i) through (v) or Section 7.06(a)(vii), the Triggering Event Purchase Price shall equal the Fair Market Value on the date that the Call Option Exercise Notice was issued with respect to each Affected Unit that is a Vested Unit.
(ii) If the Triggering Event is an event set forth in Section 7.06(a)(vi) or Section 7.06(a)(viii), the Triggering Event Purchase Price shall equal ten percent (10%) of the Fair Market Value on the date the Call Option Exercise Notice was issued with respect to each Affected Unit that is a Vested Unit.
ARTICLE VIII
TRANSFER RESTRICTIONS
8.01 Member Transfers
(a) Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this Article VIII, no Member or Assignee thereof may Transfer all or any portion of its Units or other interest in the Company (or beneficial interest therein) without the prior consent of the Managing Member, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the Managing Member may require) as are determined by the Managing Member, in each case in the Managing Member’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the Managing Member, in its sole discretion. Any such determination in the Managing Member’s sole discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. If a Member transfers all or a portion of its Class A Units to a transferee in compliance with this Agreement, the Member shall surrender a number of shares of Class V Common Stock to the Managing Member equal to the number of transferred Class A Units, such shares of Class V Common Stock will be immediately cancelled, and the Managing Member shall issue the same number of shares of Class V Common Stock to such transferee upon its admittance to the Company as a Class A Member.
(b) Notwithstanding anything otherwise to the contrary in this Section 8.01, without the consent of the Managing Member or any other Person, each Member that is a Member holding at least 5% of the Class A Percentage Interest may Transfer all or any portion of its Class A Units in a Transfer that complies with Section 8.04, unless the Managing Member timely and reasonably objects in accordance with Section 8.04, so long as such transfer does not increase the number of Members of the Company.
(c) Notwithstanding anything otherwise to the contrary in this Section 8.01, each Member may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided that in the case of any Member other than a Member holding at least 5% of the Class A Percentage Interest, that such Exchange Transactions shall be effected in compliance with reasonable policies that the Managing Member may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of the Exchange Agreement, the provisions of the Exchange Agreement shall apply in lieu thereof to any Exchange Transaction to the extent of such conflict.
(d) Notwithstanding anything otherwise to the contrary in this Section 8.01, (i) an individual Member may Transfer all or any portion of his or her Units without consideration to any member of his or her Family Group or (ii) any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member), but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of Managing Member or the Company, in each case, in a Transfer that complies with Section 8.04 and (iii) the Managing Member may implement other policies and procedures to permit the Transfer of Units by the other Members for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the Managing Member.
8.02 Mandatory Exchanges. The Managing Member may in its sole discretion at any time and from time to time, without the consent of any Member or other Person, cause to be Transferred to the Managing Member in an Exchange Transaction any and all Units, except for Units held by any Member holding at least 5% of the Class A Percentage Interest. Any such determinations by the Managing Member need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated.
8.03 Encumbrances. No Member or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Member unless the Managing Member consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in the Managing Member’s sole discretion. Consent of the Managing Member shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.
8.04 Further Restrictions.
(a) Units issued from time to time after the date of this Agreement, including Units issued under equity incentive plans of the Company or the Managing Member (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between the Managing Member and the applicable Member and reflected in the books and records of the Company. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the Units owned by any one or more Members at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.
(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit (other than in accordance with the Exchange Agreement) be made by any Member or Assignee if the Managing Member determines that:
(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;
(ii) except pursuant to an Exchange Transaction, such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;
(iii) such Transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the Managing Member to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;
(iv) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion; provided that no such legal and/or tax opinions shall be required for a Transfer by a Member holding at least 5% of the Class A Percentage Interest; or

(v) the Managing Member shall reasonably determine that such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.
All determinations with respect to this Section 8.04 shall be made by the Managing Member in its sole discretion; provided, however, that all such determinations with respect to a Member holding at least 5% of the Class A Percentage Interest shall be made by the Managing Member exercising its reasonable discretion.
(c) In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall reasonably determine that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3), provided that, for such purpose, the Company and the Managing Member shall assume that each Original Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)) unless otherwise required by applicable Law), the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.
(d) Transfers of Units (other than pursuant to an Exchange Transaction) that are otherwise permitted by this Article VIII may only be made on the first day of a fiscal quarter of the Company, unless the Managing Member otherwise agrees.
(e) [Units that are Unvested Units, LTIP Units, or Class P Units may not be Transferred (other than pursuant to an Exchange Transaction) without the Managing Member’s prior written consent, which may be given or withheld in its sole discretion.]
(f) To the fullest extent permitted by law, any Transfer in violation of this Article VIII shall be deemed null and void ab initio and of no effect.
8.05 Rights of Assignees. Subject to Section 8.04(b), the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 8.07.
8.06 Admissions, Resignations and Removals
(a) No Person may be admitted to the Company as an additional Managing Member or substitute Managing Member without the prior written consent of each incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent Managing Member, in each case in the sole discretion of each incumbent Managing Member. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned).
(b) No Member will be removed or entitled to resign from being a Member of the Company except in accordance with Section 8.08 hereof. Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 8.06 is hereby authorized to, and shall, continue the Company without dissolution.
(c) Except as otherwise provided in Article IX or the Act, no admission, substitution, resignation or removal of a Member will cause the dissolution of the Company. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

8.07 Admission of Assignees as Substitute Members. An Assignee will become a substitute Member only if and when each of the following conditions is satisfied:
(a) the Managing Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in each case in the Managing Member’s sole discretion;
(b) if required by the Managing Member, the Managing Member receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Member) that are in a form satisfactory to the Managing Member (as determined in its sole discretion);
(c) if required by the Managing Member, the Managing Member receives an opinion of counsel satisfactory to the Managing Member to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and
(d) if required by the Managing Member, the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Company).
8.08 Resignation and Removal of Members. Subject to Section 8.05, if a Member (other than the Managing Member) ceases to hold any Units then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a member of the Company, and shall be deemed to have resigned from the Company.
8.09 Withholding. In the event any transfer is permitted pursuant to this Artilce VIII, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.
8.10 Allocations in Respect of Transferred Units. With regard to the Managing Member’s acquisition of the Acquired Surviving Company Units (as defined in the Merger Agreement), Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any taxable year there is any other change in any Member’s Units in the Company, the Managing Member shall consult in good faith with the Original Member Representative and the tax advisors to the Company and allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member (with the prior written consent of the Original Member Representative, not to be unreasonably withheld, conditioned or delayed); provided that, the Original Member Representative shall not have the consent right described in this Section 8.10 in the event that the Original Members collectively own less than 10% of the Units.
ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION
9.01 No Dissolution. Except as required by the Act, the Company shall not be dissolved by the admission of additional Members or resignation of Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.
9.02 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:
(a) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement;

(b) any event which makes it unlawful for the business of the Company to be carried on by the Members;
(c) the written consent of all Members;
(d) at any time there are no Members, unless the Company is continued in accordance with the Act;
(e) the Incapacity, withdrawal or resignation of the Managing Member or the occurrence of a Disabling Event with respect to the Managing Member; provided that the Company will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(e) if: (i) at the time of the occurrence of such event there is at least one other Managing Member of the Company who is hereby authorized to, and elects to, carry on the business of the Company; or (ii) all remaining Members consent to or ratify the continuation of the business of the Company and the appointment of another Managing Member of the Company, effective as of the event that caused the Managing Member to cease to be a Managing Member of the Company, within 120 days following the occurrence of any such event, which consent shall be deemed (and if requested each Member shall provide a written consent or ratification) to have been given for all Members if the holders of more than 50% of the Vested Units then outstanding agree in writing to so continue the business of the Company; or
(f) the determination of the Managing Member in its reasonable discretion; provided that in the event of a dissolution pursuant to this clause (f), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 9.03 below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than [90]% of the Units of such Class consent in writing to a treatment other than as described above.
9.03 Distribution upon Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Managing Member, or any other Person designated by the Managing Member (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Managing Member determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:
(a) First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Company (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and
(b) The balance, if any, to the Members in accordance with Section 4.02.
9.04 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.
9.05 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.
9.06 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance during the existence of the Company, upon dissolution or termination of the Company or otherwise, except to the extent required by the Act.
9.07 Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5.07, 10.01, 10.02, 11.09 and 11.10 shall survive the termination of the Company.
ARTICLE X
LIABILITY AND INDEMNIFICATION
10.01 Liability of Members
(a) No Member and no Affiliate, manager, member, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company, except to the extent required by the Act.
(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (including without limitation, the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member or Managing Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.
(c) To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including without limitation, the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including without limitation, the Managing Member).
(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such Person as to matters the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.
(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, such Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, such Managing Member shall act under such express standard and shall not be subject to any other or different standards.
10.02 Indemnification.
(a) Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Company or any Member for any act or omission in relation to the Company or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member, and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (e) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Company. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Company or any Indemnitee.
(b) Advancement of Expenses. To the fullest extent permitted by law, the Company shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent.
(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 10.02 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Company, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.
(d) Insurance. (i) To the fullest extent permitted by law, the Company may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.
(ii) In the event of any payment by the Company under this Section 10.02, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Company, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(iii) The Company shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.
(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Company and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.
For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.
This Section 10.02 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).
ARTICLE XI
MISCELLANEOUS
11.01 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a)	If to the Company, to:
WM Holding Company, LLC
c/o [•]
41 Discovery,
Irvine, California 92618
Attention: Chief Financial Officer
(b)	If to any Member other than the Managing Member, to such Member at the address of such Member as set forth on Exhibit A

(c)	If to the Managing Member, to:
[•]
41 Discovery,
Irvine, California 92618
Attention: Chief Financial Officer
11.03 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.
11.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.
11.05 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.
Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.
11.06 Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.
11.07 Further Assurances. Each Member shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
11.08 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including, without limitation, the Existing Agreement).
11.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.
11.10 Submission to Jurisdiction; Waiver of Jury Trial.
(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 11.02. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 11.10; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.
(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.
(c)  EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.
(d)  EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.
11.11 Expenses. Except as otherwise specified in this Agreement, the Company shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Members and the Company in connection with the preparation, negotiation, and operation of this Agreement.
11.12 Amendments and Waivers
(a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the Managing Member in its sole discretion without the approval of any other Member or other Person so long as such amendment is executed and delivered to the Company by the Original Member Representative; provided that no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company, may materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units); provided further, that notwithstanding the foregoing, the Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement, including Schedule I, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of equity interest in the Company pursuant to Section 7.01 hereof; (2) the admission, substitution, or withdrawal of Members in accordance with this Agreement, pursuant to Section 8.07 hereof; (3) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (5) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company including a change in the dates on which distributions are to be made by the Company. If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
(c) The Managing Member may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a Company interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all Company interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), 1.704-1(b)(2)(iv)(b)(1) and any other related amendments.
(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.
11.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02 hereof); provided, however, that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 11.10 and shall be entitled to enforce its rights thereunder.
11.14 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
11.15 Power of Attorney. Each Member, by its execution hereof, hereby makes, constitutes and appoints the Managing Member as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all amendments to the Certificate required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the Company to become or to continue as a limited liability company or entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including, without limitation, the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.

11.16 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 11.12, the Managing Member in its sole discretion may, or may cause the Company to, without the approval of any Member or other Person, enter into separate subscription, letter or other agreements with individual Members that have become or will become Members after the date hereof with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such future Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member in its sole discretion may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement, the Tax Receivable Agreement, the Exchange Agreement and any other separate agreement described in this Section 11.16 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.
11.17 Partnership Status. The Members intend to treat the Company as a partnership for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made.
11.18 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.
Managing Member:
[•]
By:
Name:
Title:

OTHER MEMBERS:
[•]
[Signature page – Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC]

SCHEDULE I

SCHEDULE II
1.
Designation. A class of Units in the Company designated as “LTIP Units” is hereby established. LTIP Units are intended to qualify as “profits interests” in the Company. The number of LTIP Units that may be issued by the Company shall not be limited.

2.
Vesting. LTIP Units may, in the sole discretion of the Managing Member, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the Managing Member from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any stock incentive plan pursuant to which the LTIP Units are issued, if applicable. LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested LTIP Units;” all other LTIP Units are referred to as “Unvested LTIP Units.”

3.
Forfeiture or Transfer of Unvested LTIP Units. Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement resulting in either the forfeiture of any LTIP Units or the repurchase thereof by the Company at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Company, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the relevant Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited; provided that with respect to any distribution declared with a record date prior to the effective date of such forfeiture, such forfeited LTIP Units shall be included in calculating the applicable holder’s Class A/LTIP Percentage Interest in accordance with Article IV of this Agreement.

4.
Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation provisions set forth in the Vesting Agreement, apply to the LTIP Unit.

5.
Adjustments. If an LTIP Unit Adjustment Event (as defined below) occurs, then the Managing Member shall make a corresponding adjustment to the LTIP Units to maintain the same correspondence between Class A Units and LTIP Units as existed prior to such LTIP Unit Adjustment Event. The following shall be “LTIP Unit Adjustment Events:” (A) the Company makes a distribution on all outstanding Class A Units in Units, (B) the Company subdivides the outstanding Class A Units into a greater number of Units or combines the outstanding Class A Units into a smaller number of Units, or (C) the Company issues any Units in exchange for its outstanding Class A Units by way of a reclassification or recapitalization. If more than one LTIP Unit Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every LTIP Unit Adjustment Event as if all LTIP Unit Adjustment Events occurred simultaneously. If the Company takes an action affecting the Class A Units other than actions specifically described above as LTIP Unit Adjustment Events and in the opinion of the Managing Member such action would require an adjustment to the LTIP Units to maintain the correspondence between Class A Units and LTIP Units as it existed prior to such action, the Managing Member shall make such adjustment to the LTIP Units, to the extent permitted by law and by the terms of any Vesting Agreement or stock incentive plan pursuant to which the LTIP Units have been issued, in such manner and at such time as the Managing Member, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence. If an adjustment is made to the LTIP Units as herein provided, the Company shall promptly file in the books and records of the Company an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing such certificate, the Company shall mail or otherwise provide notice to each holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

6.
Members’ Rights to Transfer. Subject to the terms of the relevant Vesting Agreement or other document pursuant to which LTIP Units are granted, a LTIP Unit Member may not transfer all or any portion of his or her LTIP Units.

7.	Allocations and Distributions.
7.1.	All distributions shall be made to holders of LTIP Units in accordance with the provisions of Article IV of this Agreement.
7.2.
All allocations, including allocations of Profit and Loss of the Company, special allocations and allocations upon final liquidation, shall be made to holders of LTIP Units in accordance with Article IV of this Agreement.

Annex E
TAX RECEIVABLE AGREEMENT

among

[ ]

and

THE PERSONS NAMED HEREIN

Dated as of [ ]

E-i

TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [ ], is hereby entered into by and among [ ], a Delaware corporation (the “Corporate Taxpayer”), and each of the other persons from time to time party hereto (the “TRA Parties”).
RECITALS
WHEREAS, the TRA Parties directly [or indirectly] hold limited liability company units (the “Units”) in WM Holding Company, LLC, a Delaware limited liability company (“OpCo”), which is classified as a partnership for United States federal income tax purposes;
WHEREAS, the Corporate Taxpayer, OpCo, Silver Spike Merger Sub LLC, a Delaware limited liability company (“Opco Merger Sub”), and other parties thereto entered into that certain Agreement and Plan of Merger, dated [ ] (as further amended or modified in whole or in part from time to time in accordance with such Agreement, the “Merger Agreement”), pursuant to which, among other things, Opco Merger Sub merged with and into OpCo with OpCo surviving (the “Merger”) and the Corporate Taxpayer acquired certain Units in (i) a contribution governed by Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) in a taxable transaction under Section 741 of the Code (the “Purchase”);
WHEREAS, following the Merger, the Corporate Taxpayer is the managing member of OpCo, and holds and will hold, directly and/or indirectly, Units;
WHEREAS, following the Merger, the Units held by the TRA Parties, together with Class V common stock of the Corporate Taxpayer, may be exchanged for Class A common stock of the Corporate Taxpayer (the “Class A Shares”) constituting the Stock Exchange Payment or, alternatively, at the election of the Corporate Taxpayer, the Cash Exchange Payment (an “Exchange”), pursuant to the provisions of the LLC Agreement (as defined below) and the Exchange Agreement, dated as of [ ], among the Corporate Taxpayer, OpCo, and the holders of Units from time to time party thereto, as amended from time to time (the “Exchange Agreement”);
WHEREAS, OpCo and each of its direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes currently have and will have in effect an election under Section 754 of the Code for the Taxable Year (as defined below) that includes the Closing Date and each subsequent Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) of Units by the Corporate Taxpayer from the TRA Parties for Class A Shares or other consideration occurs;
WHEREAS, as a result of the Purchase and Exchanges, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Basis Adjustments (as defined below) and deductions attributable to any payment (including amounts attributable to Imputed Interest (as defined below)) made under this Agreement (collectively, the “Tax Attributes”);
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer;
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes, which shall not be less than zero, of (i) the Corporate Taxpayer and (ii) without duplication, OpCo and its Subsidiaries, but only with respect to Taxes imposed on OpCo and its Subsidiaries and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent, provided, that, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.
“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer or Subsidiaries or OpCo and its Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:
(i) any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Purchase Basis Adjustments relating to the interests in OpCo exchanged by such TRA Party in the Purchase;
(ii) any Exchange Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to a TRA Party in an amount equal to the total Exchange Basis Adjustments relating to the Units Exchanged by such TRA Party; and
(iii) any deduction to the Corporate Taxpayer or its Subsidiaries, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).
“Basis Adjustment” means a Purchase Basis Adjustment or an Exchange Basis Adjustment.
A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
“Board” means the Board of Directors of the Corporate Taxpayer.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California or Wilmington, Delaware are authorized or required by Law to close.
“Cash Exchange Payment” has the meaning set forth in the Exchange Agreement.
“Change of Control” means the occurrence of any of the following events:
(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a group of Persons in which one or more of the Permitted Investors or Affiliates of Permitted Investors directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or
(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the Closing Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or
(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.
Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.
“Closing Date” means the date of the consummation of the transactions contemplated by the Merger Agreement.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporate Taxpayer Return” means the United States federal and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.
“Default Rate” means the LIBOR plus 500 basis points.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Rate” means the LIBOR plus 150 basis points.
“Exchange” is defined in the Recitals of this Agreement.
“Exchange Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, comparable sections of state, local, and foreign Tax laws, as a result of an Exchange and the payments made pursuant to this Agreement. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest, and the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.
“Exchange Date” means the date of any Exchange.
“Exchange Notice” shall have the meaning set forth in the LLC Agreement.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo and its Subsidiaries, but only with respect to Taxes imposed on OpCo and its Subsidiaries and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent, in each case determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability, but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.
“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.
“IRS” means the United States Internal Revenue Service.
“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. Notwithstanding the foregoing sentence: (i) if the Corporate Taxpayer reasonably determines, in good faith consultation with the TRA Party Representative, on or prior to the relevant date of determination that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Corporate Taxpayer reasonably determines, in good faith consultation with the TRA Party Representative, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits; and (ii) if the Corporate Taxpayer has determined a substitute or successor rate in accordance with the foregoing, the Corporate Taxpayer may reasonably determine, in good faith consultation with the TRA Party Representative, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines, in good faith consultation with the TRA Party, is needed to make such substitute or successor rate comparable to the relevant London interbank offered rate for U.S. dollar deposits, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. In the event that the TRA Party Representative disagrees with any determination by the Corporate Taxpayer set forth in this paragraph, and such disagreement is not resolved within thirty (30) days of submission by the TRA Party Representative of notice of such disagreement to the Corporate Taxpayer, such disagreement shall be deemed a “Reconciliation Dispute,” and shall be subject to the Reconciliation Procedures set forth in Section 7.9 hereof.
“LLC Agreement” means, with respect to OpCo, the Fourth Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as amended from time to time.
“Market Value” shall mean on any date, (a) if the Class A Shares trade on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (b) if the Class A Shares are not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the “Appraiser FMV” (as defined in the Exchange Agreement) on such date of one (1) Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.
“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) or distribution in respect of one or more Units (a) that occurs prior to an Exchange of such Units, and (b) to which Section 743(b) or 734(b) of the Code applies.
“Purchase Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, comparable sections of state and local tax laws, as a result of the Purchase and the payments made pursuant to this Agreement in respect of the Purchase. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.
“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the Purchase or an Exchange, as relevant. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.
“Schedule” means any of the following: (a) a Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule.
“Stock Exchange Payment” has the meaning set forth in the Exchange Agreement.
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of OpCo that is treated as a C corporation for United States federal income tax purposes.
“Tax Attributes” has the meaning set forth in the Recitals.
“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).
“Tax Benefit Schedule” has the meaning set forth in Section 2.2(a).
“Tax Return” means any return, declaration, report, or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.
“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, and any interest, penalties, or additions related to such amounts or imposed in respect thereof under applicable law.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.
“TRA Party Representative” means, initially, Ghost Media Group, LLC, or, if Ghost Media Group, LLC becomes unable to perform the TRA Party Representative’s responsibilities hereunder or resigns from such position, either (x) a replacement TRA Party Representative selected by Ghost Media Group, LLC, or (y) if Ghost Media Group, LLC has not selected a replacement TRA Party Representative at or prior to the time of such inability or resignation, that TRA Party or committee of TRA Parties determined by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all TRA Parties had fully Exchanged their Units for Class A Shares or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (a) the Corporate Taxpayer will have taxable income sufficient to fully utilize deductions arising from the Tax Attributes (other than any items addressed in clause (b)) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, deductions and other Tax items arising from Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available (b) any loss carryovers generated by deductions arising from Tax Attributes that are available as of the date of such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date thereof or, if there is no such scheduled expiration date, the tenth anniversary of the generation of such loss carryover, (c) the United States federal, state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law as of the Early Termination Date, (d) any non-amortizable, non-depreciable Reference Assets (other than any Subsidiary Stock) will be disposed of on the fifteenth anniversary of the Purchase or Exchange which gave rise to the applicable Basis Adjustment and any short-term investments will be disposed of 12 months following the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), (e) any Subsidiary Stock will never be disposed of and (f) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit is Exchanged in a fully taxable transaction for the Market Value of the Class A Shares that would be transferred if the Exchange occurred on the Early Termination Date.
Term	Section
Agreement	Recitals
Amended Schedule	Section 2.3(b)
Class A Shares	Recitals
Code	Recitals
Corporate Taxpayer	Recitals
Early Termination Effective Date	Section 4.2
Early Termination Notice	Section 4.2
Early Termination Schedule	Section 4.2

Term	Section
Early Termination Payment	Section 4.3(b)
Basis Schedule	Section 2.1
Expert	Section 7.9
Joinder Requirement	Section 7.6(a)
Liquidity Exceptions	Section 4.1(b)
Mandatory Assignment	Section 7.6(c)
Material Objection Notice	Section 4.2
Merger Agreement	Recitals
Objection Notice	Section 2.3(a)
Reconciliation Dispute	Section 7.9
Reconciliation Procedures	Section 2.3(a)
Senior Obligations	Section 5.1
Tax Benefit Payment	Section 3.1(b)
Tax Benefit Schedule	Section 2.2
TRA Party	Recitals
Units	Recitals
ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT
Section 2.1 Basis Adjustment. Within one hundred twenty (120) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for the Taxable Year that includes the Closing Date and each Taxable Year in which an Exchange has been effected, the Corporate Taxpayer shall deliver to each TRA Party who received (or is deemed to receive) cash or Class A Shares in such Taxable Year pursuant to the Purchase or an Exchange, as applicable, a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the actual Tax basis and the Non-Stepped Up Tax Basis of the Reference Assets as of the Closing Date and each applicable Exchange Date, (b) the Exchange Basis Adjustment with respect to the Reference Assets Attributable to such TRA Party as a result of the Exchanges effected in such Taxable Year and prior Taxable Years by such TRA Party, calculated in the aggregate, (c) the Purchase Basis Adjustment Attributable to such TRA Party for the Taxable Year of the Closing, (d) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (e) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. Each Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
Section 2.2 Tax Benefit Schedule.
(a) Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall provide to each TRA Party who has received (or is deemed to receive) cash or Class A Shares pursuant to the Purchase or an Exchange, as applicable, a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment, if any, any Realized Tax Benefit and any Realized Tax Detriment, as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Units acquired in the Purchase or Exchange. Carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local and foreign income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.

If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) (A) all Tax Benefit Payments in respect of the Purchase (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable TRA Parties for the sale of interests in OpCo at the Closing that has the effect of creating Purchase Basis Adjustments, and (B) all Tax Benefit Payments in respect of an Exchange are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable TRA Party for such Exchange that has the effect of creating Exchange Basis Adjustments, in each case, to Reference Assets for the Corporate Taxpayer in the year of payment, (ii) as a result, such additional Basis Adjustments will be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, and (iii) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law and (iv) the liability for U.S. federal income Taxes of the Corporate Taxpayer and the amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes as determined for purposes of calculating the Actual Tax Liability and the Hypothetical Tax Liability shall include, without duplication, such liability for Taxes and such taxable income that is economically borne by or allocated to the Corporate Taxpayer as a result of the provisions of Sections 5.07 and 5.08 of the LLC Agreement; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability subject to the adjustments and assumptions set forth in the definitions thereof and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.3(b).
Section 2.3 Procedures, Amendments.
(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for the preparation of the Schedule, (y) indicate which accounting firm, if any, assisted with the preparation of the Schedule, and (z) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the relevant accounting firm that prepared the applicable Schedule, if applicable, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that each Tax Benefit Schedule or Early Termination Schedule delivered to a TRA Party, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation), the Hypothetical Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of an objection to such Schedule (“Objection Notice”) or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).
(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party within thirty (30) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing the United States federal income tax return of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.
ARTICLE III
TAX BENEFIT PAYMENTS
Section 3.1 Payments.
(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments. Notwithstanding anything herein to the contrary, at the election of a TRA Party (specified in the Exchange Notice with respect to an applicable Exchange, or by providing written notice to the Corporate Taxpayer at the Closing with respect to the Purchase), the aggregate Tax Benefit Payments in respect of such Purchase or Exchange (other than amounts accounted for as interest under the Code) shall not exceed, as specified by a TRA Party, 50% of the fair market value of the Class A Shares, or cash received in the relevant Purchase or Exchange. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.4, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment).
(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) but instead shall be treated as additional consideration for the acquisition of Units in the applicable Purchase or Exchange, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts); provided that if there is no such excess (or a deficit exists) no TRA Party shall be required to make payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Purchase or Exchange, on a Unit by Unit basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Closing Date, all Tax Benefit Payments, whether paid with respect to the Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (a), (c) and (d), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”
Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will result in the payments specified in Section 3.1 being made to the TRA Parties and will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments; Coordination of Benefits With Other Tax Receivable Agreements.
(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer with respect to the Basis Adjustments or Imputed Interest, as such terms are defined in this Agreement, is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.
(b) If for any reason (including as contemplated by Section 3.3(a)) the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.
(c) Any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement (“Other Tax Receivable Obligations”). The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.
Section 3.4 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.
ARTICLE IV
TERMINATION
Section 4.1 Early Termination and Breach of Agreement.
(a) The Corporate Taxpayer may, with the prior written consent of the TRA Disinterested Majority, terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties; provided further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains unpaid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.
(b) In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or (2)(A) the Corporate Taxpayer commences any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) days, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) the Early

Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer (x) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (y) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clauses (x) and (y) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment, and provided further that if the Liquidity Exceptions apply and the Corporate Taxpayer declares or pays any dividend of cash to its shareholders while any Tax Benefit Payment is due and payable and remains unpaid, then the Liquidity Exceptions shall no longer apply.
(c) In the event of a Change of Control, the Corporate Taxpayer shall provide written notice of such Change of Control to the TRA Parties in accordance with the procedures set forth in Section 2.7 of the Exchange Agreement and the TRA Party Representative shall have the option, upon written notice to the Corporate Taxpayer, to cause acceleration of all unpaid payment obligations with respect to Units that have been Exchanged prior to or in connection with such Change of Control, which shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication, (1) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Change of Control. In the event of a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions (a), (b), (c), substituting in each case and in the lead-in to such definition, the terms “date of a Change of Control” for an “Early Termination Date.” Any Exchanges with respect to which a payment has been made under this Section 4.1(c) shall be excluded in calculating any future Tax Benefit Payments, or Early Termination Payments, and this Agreement shall have no further application to such Exchanges.
Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1(a) above, the Corporate Taxpayer shall deliver to each TRA Party a notice (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such thirtieth calendar day, the TRA Party Representative (a) provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.
(a) Within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.
(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied and (ii) for each Taxable Year, the Tax Benefit Payment is paid on the due date, assuming an extension, of the U.S. federal income tax return of the Corporate Taxpayer and (iii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Units as of the Early Termination Effective Date.
ARTICLE V
SUBORDINATION AND LATE PAYMENTS
Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations and Section 5.2 shall apply to such payment. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create or assume any Senior Obligations after the date hereof, the Corporate Taxpayer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.
Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.
ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION
Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this Agreement, the Merger Agreement or the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to participate in or provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) required to be provided by or on behalf of the Corporate Taxpayer under this Agreement that is final and binding on the parties unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.
Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.
ARTICLE VII
MISCELLANEOUS
Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to the Corporate Taxpayer, to:
[ ]
Telephone:
Email:
with a copy (which shall not constitute notice to the Corporate Taxpayer) to:
[ ]
Telephone:
Email:
If to the TRA Parties, to the address and other contact information set forth in the records of OpCo from time to time.
Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.
Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Exhibits and Schedules to this Agreement), the Merger Agreement (together with the Ancillary Agreements) the LLC Agreement, and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 7.6 Successors; Assignment; Amendments; Waivers.
(a) Each TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer (the “Joinder Requirement”), agreeing to become a TRA Party for all purposes of this Agreement; provided, however, that to the extent any TRA Party sells, exchanges, distributes, or otherwise transfers Units to any Person (other than the Corporate Taxpayer or the OpCo) in accordance with the terms of the Exchange Agreement and/or LLC Agreement, such TRA Party shall have the option to assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units; provided, further, that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the Exchange Agreement and/or LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units and such transferee may not enforce the provisions of this Agreement. Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with an Exchange has no rights under this Agreement other than to enforce its right to receive a Tax Benefit Payment pursuant to this Agreement. The Corporate Taxpayer may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.
(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer (as determined by the TRA Disinterested Majority) and by the TRA Party Representative and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (or, in the case of a waiver by all TRA Parties, signed by the TRA Party Representative); provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange).
(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).
Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Waiver of Jury Trial, Jurisdiction.
(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(b) Subject to Section 7.9, each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this Section 7.8 and such parties agree not to plead or claim the same.
Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters (x) governed by Sections 2.3 and 4.2 or (y) described in the definition of “LIBOR” within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.
Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested by the Corporate Taxpayer in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law.
Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.
(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign Tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.
(b) If any Person the income of which is included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated or consolidated group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of state, local or foreign Tax law, such Person, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Stepped Up Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Stepped Up Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.
Section 7.12 Confidentiality.
(a) Each TRA Party and each of their assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known, (ii) the disclosure of information to the extent necessary for the TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that was in the possession of, or becomes available to, the TRA Party from a source other than the Corporate Taxpayer, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any governmental or taxing authority or to prosecute or defend any action, proceeding or audit by any governmental or taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.
(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.
Section 7.14 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.
Section 7.15 TRA Party Representative.
(a) Without further action of any of the Corporate Taxpayer, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement.
(b) If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.15(b), it may do so at any time and from time to time in its sole discretion).
(c) The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this

Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.
(d) Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.
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IN WITNESS WHEREOF, the Corporate Taxpayer, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.
Corporate Taxpayer:

[ ]

By:
Name:
Title:

TRA Party Representative:

[ ]

By:
Name:
Title:
[Signature Page – Tax Receivable Agreement]

TRA Parties:

By:
Name:
Title:
[Signature Page – Tax Receivable Agreement]
By:
Name:
[Signature Page – Tax Receivable Agreement]
By:
Name:
[Signature Page – Tax Receivable Agreement]
By:
Name:

Annex F
WM TECHNOLOGY, INC.
2021 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors: [DATE]
Approved by the Stockholders: [DATE]

F-i

1. General.
(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2. Shares Subject to the Plan.
(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [    ] shares of Common Stock (equal to eleven percent (11%) of the sum of (i) the number of shares of Common Stock outstanding as of the consummation of the transactions contemplated by the Merger Agreement and (ii) the number of shares of Common Stock underlying securities convertible into Common Stock). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the total number of shares of the Company’s capital stock outstanding on December 31 of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [   ] shares (equal to three hundred percent (300%) of the total number of shares of Common Stock initially reserved for issuance under Section 2(a)).
(c) Share Reserve Operation.
(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. Eligibility and Limitations.
(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b) Specific Award Limitations.
(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.
(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.
4. Options and Stock Appreciation Rights.
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i) by cash or check, bank draft or money order payable to the Company;
(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or
(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5. Awards Other Than Options and Stock Appreciation Rights.
(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i) Form of Award.
(1) RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2) RSUs: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii) Consideration.
(1) RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.
(2) RSU: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6. OpCo Units.
(a) General. Awards may be granted under the Plan in the form of any class of limited liability company interests in WM OpCo, the entity through which the Company conducts its business and an entity that has elected to be treated as a partnership for federal income tax purposes (“OpCo Units”) established pursuant to the OpCo LLC Agreement. Awards of OpCo Units shall be valued by reference to, or otherwise determined by reference to or based on, shares of Common Stock. OpCo Units awarded under the Plan may be (1) convertible, exchangeable or redeemable for other limited liability company interests in WM OpCo (including OpCo Units of a different class or series) or shares of Common Stock, or (2) valued by reference to the book value, fair value or performance of WM OpCo. Awards of OpCo Units may be intended to qualify as “profits interests” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43, with respect to a Participant in the Plan who is rendering services to or for the benefit of WM OpCo, including its subsidiaries.
(b) Share Calculations. For purposes of calculating the number of shares of Common Stock underlying an award of OpCo Units relative to the total number of shares of Common Stock available for issuance under the Plan, the Committee shall establish in good faith the maximum number of shares of Common Stock to which a Participant receiving such award of OpCo Units may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Common Stock underlying such awards of OpCo Units shall be reduced accordingly by the Committee, and the number of shares of Common Stock shall be increased by one share of Common Stock for each share so reduced. Awards of OpCo Units may be granted either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible Participants to whom, and the time or times at which, awards of OpCo Units shall be made; the number of OpCo Units to be awarded; the price, if any, to be paid by the Participant for the acquisition of such OpCo Units (which may be less than the fair value of the OpCo Unit); and the restrictions and conditions applicable to such award of OpCo Units. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant, in its sole discretion. The Committee may allow awards of OpCo Units to be held through a limited partnership, or similar “look-through” entity, and the Committee may require such limited partnership or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the provisions of this Section 6. The provisions of the grant of OpCo Units need not be the same with respect to each Participant.
(c) Dividends and Distributions. The Award Agreement or other award documentation in respect of an award of OpCo Units may provide that the recipient of OpCo Units shall be entitled to receive, currently or on a deferred or contingent basis, dividends or dividend equivalents with respect to the number of shares of Common Stock underlying the award or other distributions from WM OpCo prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Common Stock or OpCo Units.
7. Adjustments Upon Changes in Common Stock; Other Corporate Events.
(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments in a matter that it deems equitable in its sole discretion, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate for no consideration if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.
(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate for no consideration if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
8. Administration.
(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii) To settle all controversies regarding the Plan and Awards granted under it.
(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii) To submit any amendment to the Plan for stockholder approval.
(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.
(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee (or a subcommittee thereof) that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee (or a subcommittee) meeting such requirements to the extent necessary for such exemption to remain available.
(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee with respect to the Plan or any Awards granted under it (including any Award Agreements) will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
9. Tax Withholding
(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agree to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
10. Miscellaneous.
(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals by will be made in accordance with the requirements of Section 409A.
(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o) CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
11. Covenants of the Company.
(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
12. Additional Rules for Awards Subject to Section 409A.
(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such

Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited

Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless the earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
13. Severability.
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
14. Termination of the Plan.
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
15. Definitions.
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d) “Applicable Law” means shall mean any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, OpCo Units, a Performance Award or any Other Award).
(f) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.
(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h)  “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of (or attempted commission of), or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) such Participant’s gross or willful misconduct; or (v) such Participant’s conviction of, or plea of nolo contendere to, a felony or crime of moral turpitude. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board;

provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant that is specifically intended to apply to an Award granted under the Plan shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.
(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l) “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m) “Common Stock” means the Class A common stock of the Company.
(n) “Company” means WM Technology, Inc., a Delaware corporation.
(o) “Compensation Committee” means the Compensation Committee of the Board.
(p) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service (unless otherwise determined by the Board in its sole discretion); provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service (unless otherwise determined by the Board in its sole discretion). To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(s) “Director” means a member of the Board.
(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v) “Effective Date” means [  ].
(w) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(x) “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(y) “Entity” means a corporation, partnership, limited liability company or other entity.
(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(aa) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(bb) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(cc) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(dd) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ee) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(ff) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(a) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December [__], 2020, by and among Silver Spike Acquisition Corp. (“Silver Spike”), a Cayman Islands exempted company, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike, WM Holding Company, LLC, a Delaware limited liability company, and Ghost Media Group, LLC, a Nevada limited liability company.
(gg) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(hh) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, (ii) the terms of any Non-Exempt Severance Agreement.
(ii) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(jj) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(kk) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(ll) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm) “OpCo LLC Agreement” means the Fifth Amended and Restated Operating Agreement of WM Holding Company, LLC, as amended or amended and restated from time to time.
(nn) “OpCo Unit” means an Award granted under Section 6 of the Plan.
(oo) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(pp) “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(qq) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(rr) “Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).
(ss) “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(tt) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(uu) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(vv) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(ww) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any measure of performance selected by the Board.
(xx) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(yy) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(zz) “Plan” means this WM Technology, Inc. 2021 Equity Incentive Plan, as amended from time to time.
(aaa) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(bbb) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(ccc) “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.
(ddd) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(eee) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(fff) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ggg) “RSU Award Agreement” means a written agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(hhh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(iii) “Rule 405” means Rule 405 promulgated under the Securities Act.
(jjj) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(kkk) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(lll) “Securities Act” means the Securities Act of 1933, as amended.
(mmm) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(nnn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(ooo) “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(ppp) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(qqq) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(rrr) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(sss) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(ttt) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.
(uuu) “WM OpCo” means WM Holding Company, LLC, a Delaware limited liability company.

Annex G
WM Technology, Inc.
2021 Employee Stock Purchase Plan
Adopted by the Board of Directors: [DATE]
Approved by the Stockholders: [DATE]
1. General; Purpose.
(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.
(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.
(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2. Administration.
(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii) To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v) To suspend or terminate the Plan at any time as provided in Section 12.
(vi) To amend the Plan at any time as provided in Section 12.
(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.
(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the

Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d) All determinations, interpretations and constructions made by the Board will not be subject to review by any person and will be final, binding and conclusive on all persons.
3. Shares of Common Stock Subject to the Plan.
(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [   ] shares of Common Stock (equal to one and one-half percent (1.5%) of the sum of (i) the number of shares of Common Stock outstanding as of the consummation of the transactions contemplated by the Merger Agreement and (ii) the number of shares of Common Stock underlying securities convertible into Common Stock) (the “Initial Share Reserve”), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (x) one percent (1.0%) of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year, and (y) [   ] shares of Common Stock (equal to two hundred percent (200%) of the Initial Share Reserve). Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.
(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4. Grant of Purchase Rights; Offering.
(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5. Eligibility.
(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation or the Affiliate, as applicable, is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component.
(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6. Purchase Rights; Purchase Price.
(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.
(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:
(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7. Participation; Withdrawal; Termination.
(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first practicable payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to a Purchase Date.
(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c) Unless otherwise required by applicable law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual as soon as practicable all of his or her accumulated but unused Contributions.
(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f) Unless otherwise specified in the Offering or required by applicable law, the Company will have no obligation to pay interest on Contributions.
8. Exercise of Purchase Rights.
(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by applicable law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest.
(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 6 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.
9. Covenants of the Company.
The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10. Designation of Beneficiary.
(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions without interest (unless the payment of interest is otherwise required by applicable law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11. Adjustments upon Changes in Common Stock; Corporate Transactions.
(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12. Amendment, Termination or Suspension of the Plan.
(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements.
(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component.
Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13. Tax Qualification; Tax Withholding.
(a) Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the

Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception or compliant with Section 409A of the Code and any ambiguities will be construed and interpreted in accordance with such intent.
(b) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(c) The Participant will make adequate provision to satisfy the Tax-Related Items withholding obligations, if any, of the Company and/or the applicable Designated Company which arise with respect to Participant’s participation in the Plan or upon the disposition of the shares of the Common Stock. The Company and/or the Designated Company may, but will not be obligated to, withhold from the Participant’s compensation or any other payments due the Participant the amount necessary to meet such withholding obligations, withholding a sufficient whole number of shares of Common Stock issued following exercise having an aggregate value sufficient to pay the Tax-Related Items or withhold from the proceeds of the sale of shares of Common Stock, either through a voluntary sale or a mandatory sale arranged by the Company or any other method of withholding that the Company and/or the Designated Company deems appropriate. The Company and/or the Designated Company will have the right to take such other action as may be necessary in the opinion of the Company or a Designated Company to satisfy withholding and/or reporting obligations for such Tax-Related Items. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
14. Effective Date of Plan.
The Plan will become effective on [   ]. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15. Miscellaneous Provisions.
(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company, a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflict of laws rules.
16. Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b) “Affiliate” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest or that is directly or indirectly controlled by, controls, or is under common control with the Company, in all cases, as determined by the Board, whether now or hereafter existing.
(c) “Board” means the Board of Directors of the Company.
(d) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h) “Common Stock” means the Class A common stock of the Company.
(i) “Company” means WM Technology, Inc., a Delaware corporation.
(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.
(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l) “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.
(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(n) “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.
(o) “Director” means a member of the Board.
(p) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(q) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(r) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(t) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and in a manner that complies with Sections 409A of the Code.
(u) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 10, 2020, by and among Silver Spike Acquisition Corp. (“Silver Spike”), a Cayman Islands exempted company, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike, WM Holding Company, LLC, a Delaware limited liability company, and Ghost Media Group, LLC, a Nevada limited liability company.
(v) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(w) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(x) “Offering Date” means a date selected by the Board for an Offering to commence.
(y) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(z) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(aa) “Plan” means this WM Technology, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(bb) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(cc) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(dd) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(ee) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(ff) “Securities Act” means the Securities Act of 1933, as amended.
(gg) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(hh) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Annex H
THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SILVER SPIKE ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 07 AUGUST 2019)

THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
SILVER SPIKE ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 07 AUGUST 2019)
1	The name of the Company is Silver Spike Acquisition Corp.
2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4	The liability of each Member is limited to the amount unpaid on such Member’s shares.
5
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 Preference Shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
SILVER SPIKE ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 07 AUGUST 2019)
1	Interpretation
1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:
“Articles”	means these articles of association of the Company.
“Audit Committee”	means the audit committee of the Company formed pursuant to the Articles, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”
means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into a Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“clearing house”
a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Designated Stock Exchange”	means any U.S. national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”
means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with the initial Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“IPO”	means the Company’s initial public offering of securities.
“IPO Redemption”	has the meaning given to it in Article 49.5.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”
means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) sold in the IPO at a price equal to US$10.00 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Price”	has the meaning given to it in Article 49.5.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Silver Spike Sponsor LLC, a Delaware limited liability company.
“Statute”	means the Companies Law (2018 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Fund”
means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor or underwriter.
1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;
(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares
3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.
3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.
4	Register of Members
4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date
5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares
6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.
6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares
7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares
8.1
Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)
Class B Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Class B Shares will represent 20 per cent of the Company’s issued Shares after the IPO; and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.
8.2
Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described at Articles 8.1(a), 8.1(b) and 8.1(c) above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	Treasury Shares
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10	Variation of Rights of Shares
10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13	Lien on Shares
13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any

Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.
13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares
14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares
15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.
15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares
16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
17	Class B Share Conversion
17.1
The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article, the Appointment and Removal of Directors Article, and the Business Combination Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) on the first business day following the closing of a Business Combination.
17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities convertible or exercisable for Class A Shares, are issued or deemed issued in excess of the amounts issued in the IPO and related to the closing of a Business Combination, the ratio at which Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such adjustment) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares and Class B Shares issue upon completion of the IPO plus the number of Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination (net of redemptions pursuant to Article 49 hereof), excluding any Class A Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, affiliates of the Sponsor, or any of the officers of the Company or Directors.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital
18.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles (subject to Article 29.4);
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
19	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20	General Meetings
20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year (beginning in 2020) at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6
If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
20.8
Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

21	Notice of General Meetings
21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings
22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.
22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.
22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23	Votes of Members
23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies
24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members
25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).
26	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27	Directors
27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
27.2
The Directors shall be divided into two classes: Class I and Class II. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I or Class II Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting and the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual general meeting after their election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by a majority of the Class A and Class B Shares (or, prior to the closing of a Business Combination, holders of the Class B Shares). All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors
28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors
29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
29.4
Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director
The office of a Director shall be vacated if:
(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors
31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.
31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33	Directors’ Interests
33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35	Delegation of Directors’ Powers
35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman of the board of Directors, chief executive officer, president, chief operating officer, chief financial officer, vice-presidents, secretary, assistant secretary, treasurer or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37	Remuneration of Directors
37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid by the Company to any Director prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal
38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve
39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41	Books of Account
41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices
43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.

43.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.
43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up
44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance
45.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.
45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49	Business Combination
49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of any Business Combination, the Company shall either:
(a)	submit such Business Combination to its Members for approval; or
(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Fund (net of taxes payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of any Business Combination.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the SEC.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate a Business Combination, provided that the Company shall not consummate any Business Combination unless the Company has net tangible assets of at least US$5,000,001 upon such consummation, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, a Business Combination.

49.5
Any Member holding Public Shares who is not a Founder, officer of the Company or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 (the “Redemption Limitation”).

49.6	In the event that:
(a)
the Company does not consummate a Business Combination by 18 months from the consummation of the IPO, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest (less up to US$100,000 of interest to pay dissolution expenses, and which interest shall be net of taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members' rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law; and

(b)
if any amendment is made to this Article (i) that would modify the substance or timing of the Company’s obligation to (x) provide for the redemption of the Public Shares in connection with a Business Combination or (y) redeem 100 per cent of the Public Shares if the Company has not consummated an initial Business Combination within 18 months from the consummation of the IPO or (ii) with respect to any other provision relating to Members’ rights or pre-initial Business combination Activity, including any amendment to Article 49.10 or 49.11, each holder of Public Shares who is not a Founder, officer of the Company or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.7
A holder of Public Shares shall be entitled to receive distributions from the Trust Fund only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Fund pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

49.8
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to (i) receive funds from the Trust Fund or (ii) vote as a class with Public Shares (a) on any Business Combination or (b) to approve an amendment to the Articles to (x) extend the 18 month limits in this Article 49 or (y) amend this Article 49.8.

49.9
A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.10
In the event the Company’s units are listed on the Nasdaq Capital Market, the Company’s initial Business Combination must be with one or more operating businesses or assets with an aggregate fair market value of at least 80 per cent of the assets held in the Trust Fund (excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Company’s signing a definitive agreement in connection with the Business Combination. An initial Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.
49.11
In the event the Company enters into a Business Combination with a target business in the cannabis industry, the Directors must determine that such target business is compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate. The Company will not invest in, or consummate a Business Combination with, a target business that the Directors determine has been operating, or whose business plan is to operate, in violation of U.S. federal laws, including the U.S. Controlled Substances Act.

49.12
The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or executive officers of the Company. In the event the Company seeks to complete an initial Business Combination with a target that is affiliated with the Sponsor, executive officers or Directors, the Company, or a committee of independent Directors, will obtain an opinion from an independent investment banking firm, or from an independent accounting firm, that such initial Business Combination is fair to the Company from a financial point of view.

Annex I
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2020
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from       to      .
Commission File Number 001-39021
SILVER SPIKE ACQUISITION CORP.
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
660 Madison Ave., Suite 1600 New York, NY	10065
(Address of Principal Executive Offices)	Zip Code
Registrant’s telephone number, including area code: +1 212-905-4923
Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A ordinary shares, par value $0.0001 per share	SSPK	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one Class A ordinary share at an exercise price of $11.50	SSPKW	The Nasdaq Stock Market LLC
Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant	SSPKU	The Nasdaq Stock Market LLC
Securities registered pursuant to Section 12(g) of the Act:
None
Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐ No ☒
Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes  ☐ No ☒
Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days Yes ☒ No  ☐
Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files).Yes ☒ No  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☒ No  ☐
As of June 30, 2020 (the last business day of the registrant’s second fiscal quarter), the aggregate market value of the Class A ordinary shares outstanding, other than shares held by persons who may be deemed affiliates of the registrant, computed by reference to the closing sales price for the Class A ordinary shares on June 30, 2020, as reported on the Nasdaq, was $253,250,000.
As of March 6, 2021, 24,998,575 Class A ordinary shares, par value $0.0001 per share, and 6,250,000 Class B ordinary shares, par value $0.0001 per share, were issued and outstanding, respectively.
DOCUMENTS INCORPORATED BY REFERENCE
None

SILVER SPIKE ACQUISITION CORP.
ANNUAL REPORT ON FORM 10-K
I-i

CERTAIN TERMS
Unless otherwise stated in this Annual Report on Form 10-K (this “Annual Report”), references to:
“we,” “us,” “our,” “company” or “our company” are to Silver Spike Acquisition Corp., a Cayman Islands exempted company;
“amended and restated memorandum and articles of association” are to our Amended and Restated Memorandum and Articles of Association;
“Class A ordinary shares” are to our Class A ordinary shares, par value $0.0001 per share;
“Class B ordinary shares” are to our Class B ordinary shares, par value $0.0001 per share;
“Companies Act” are to the Companies Act (2020 Revision) of the Cayman Islands as the same may be amended from time to time;
“directors” are to our current directors
“founders shares” are to our Class B ordinary shares initially purchased by our sponsor in a private placement prior to our initial public offering and the Class A ordinary shares that will be issued upon the automatic conversion of the Class B ordinary shares at the time of our initial business combination (for the avoidance of doubt, such Class A ordinary shares will not be “public shares”);
“initial shareholders” are to our sponsor and other holders of our founders shares prior to our initial public offering;
“letter agreement” refers to the letter agreement entered into between us and our initial shareholders, directors and officers on August 7, 2019;
“management” or our “management team” are to our officers and directors;
“ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares;
“private placement warrants” are to the warrants issued to our sponsor in a private placement simultaneously with the closing of our initial public offering;
“public shares” are to our Class A ordinary shares sold as part of the units in our initial public offering (whether they were purchased in our initial public offering or thereafter in the open market);
“public shareholders” are to the holders of our public shares, including our sponsor, officers and directors to the extent our sponsor, officers or directors purchase public shares, provided their status as a “public shareholder” shall only exist with respect to such public shares;
“Silver Spike Capital” are to Silver Spike Capital, LLC, a Delaware limited liability company;
“sponsor” are to Silver Spike Sponsor, LLC, a Delaware limited liability company;
“warrants” are to our redeemable warrants sold as part of the units in our initial public offering (whether they were purchased in the initial public offering or thereafter in the open market) and the private placement warrants; and
“$,” “US$” and “U.S. dollar” each refer to the United States dollar.
I-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY
Some statements contained in this Annual Report are forward-looking in nature. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Annual Report may include, for example, statements about (1) the occurrence of any event, change or other circumstances that could result in the failure to consummate the business combination; (2) the outcome of any legal proceedings that may be instituted against Silver Spike, Merger Sub and WM regarding the business combination; (3) the inability to complete the business combination due to the failure to obtain approval of the stockholders of Silver Spike, to obtain financing to complete the business combination or to satisfy other conditions to closing in the definitive agreements with respect to the business combination; (4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (5) the ability to meet and maintain Nasdaq’s listing standards following the consummation of the business combination; (6) the risk that the business combination disrupts current plans and operations of WMH as a result of the announcement and consummation of the business combination; (7) costs related to the business combination; (8) changes in applicable laws or regulations; (9) the possibility that WMH or New WMH may be adversely affected by other economic, business, and/or competitive factors; (10) the risk that we may not be able to raise financing in the future; (11) the risk that we may not be able to retain or recruit necessary officers, key employees or directors following the business combination; (12) the risk that our public securities will be illiquid; (13) the risk that we will not be able to obtain the required approval for domestication; (14) the risks related to the changes in shareholders’ rights as a result of domestication; (15) the risk that shareholders may experience adverse tax consequences with respect to their shares at the effective time of domestication; (16) the risk that operating under the laws of the State of Delaware will affect the conduct of our business; and (17) other risks and uncertainties indicated from time to time in filings made with the SEC, including those risk factors described in this Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The forward-looking statements contained in this Annual Report are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
I-iii

PART I
Item 1.	Business
Introduction
We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this Annual Report as our initial business combination.
Our sponsor is an affiliate of Silver Spike Capital. Silver Spike Capital is an asset management firm focused on the burgeoning cannabis and related health & wellness industries. Silver Spike Capital was formed in 2019 with an executive team consisting of seasoned investment professionals, many of whom have extensive experience in emerging and frontier markets as well as cannabis industry investors and entrepreneurs with proven track records. With this team, Silver Spike Capital is positioning to become the leading institutional-quality asset manager in this nascent, fragmented sector.
Company History
In June 2019, our sponsor purchased an aggregate of 7,187,500 Class B ordinary shares (our “founder shares”) for an aggregate purchase price of  $25,000, or approximately $0.0001 per share. Our Class B ordinary shares will automatically convert into Class A ordinary shares, on a one-for-one basis, upon the completion of a business combination. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the issued and outstanding ordinary shares upon completion of the initial public offering (the “IPO”).
On August 12, 2019, we completed our IPO of 25,000,000 units at a price of $10.00 per unit (the “units”), generating gross proceeds of  $250,000,000. Each unit consists of one of the Company’s shares of Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of  $11.50 per share, subject to certain adjustments.
Substantially concurrently with the completion of the IPO, our sponsor purchased an aggregate of 7,000,000 warrants (the “private placement warrants”) at a price of $1.00 per warrant, or $7,000,000 in the aggregate. A total of $250,000,000, comprised of $245,000,000 of the proceeds from the IPO, including $8,750,000 of the underwriters’ deferred discount, and $5,000,000 of the proceeds of the sale of the Private Placement Warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.
On September 25, 2019, we announced that, commencing September 30, 2019, holders of the 25,000,000 units sold in the IPO may elect to separately trade the Class A ordinary shares and the warrants included in the units. Those units not separated continued to trade on the Nasdaq under the symbol “SSPKU” and the Class A ordinary shares and warrants that were separated trade under the symbols “SSPK” and “SSPKW,” respectively.
On January 13, 2021, we held an Extraordinary General Meeting in Lieu of an Annual General Meeting (the “Extraordinary General Meeting”) at which holders of 20,374,378 Class A ordinary shares and Class B ordinary shares, or 65% of the ordinary shares outstanding and entitled to vote as of the record date of December 18, 2020, were represented in person or by proxy. At the Extraordinary General Meeting, (1) the shareholders approved an amendment to the Amended and Restated Memorandum and Articles of Association to extend the date by which, if we have not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, the we must (i) cease all operations except for the purpose of winding up, (ii) redeem all of the Class A ordinary shares included as part of the units sold in the IPO that was consummated on August 19, 2019 and (iii) liquidate and dissolve, from February 12, 2021 to July 10, 2021 and (2) the holders of Class B ordinary shares approved the re-appointment of Scott Gordon and William Healy as Class 1 directors, with each such director to serve until the second annual general meeting following the Extraordinary General Meeting and, in each case, until his successor is appointed and qualified.

Business Combination
Merger Agreement
On December 10, 2020, we entered into an agreement and plan of merger, dated as of December 10, 2020 (as amended or modified from time to time, the “Merger Agreement”), by and among Silver Spike, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike (“Merger Sub”), WM Holding Company, LLC, a Delaware limited liability company (“WMH”), and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the initial holder representative (the “holder representative”), pursuant to which Merger Sub will be merged with and into WMH, whereupon the separate limited liability company existence of Merger Sub will cease and WMH will be the surviving company and continue in existence as a subsidiary of Silver Spike (“New WMH”), on the terms and subject to the conditions set forth therein.
WMH operates a leading listings marketplace and one of the most comprehensive software-as-a-service subscription offering sold to retailers and brands in the U.S. state legal and Canadian cannabis markets.
The merger consideration (the “merger consideration”) received by holders of the limited liability company interests of WMH (each, a “WMH Equity Holder”) at the closing of the business combination (the “Closing”) pursuant to the Merger Agreement will have a value of $1,310,000,000 and will be paid in a mix of cash and equity consideration.
Financing for the business combination and for related transaction expenses will consist of (i) $250,000,000 of proceeds from our IPO and certain related transactions on deposit in the trust account (plus interest income accrued thereon since the IPO), net of any redemptions of Silver Spike’s Class A ordinary shares in connection with the shareholder votes to be held at the extraordinary general meeting of Silver Spike shareholders to be held in connection with the business combination and held at the Extraordinary General Meeting on January 13, 2021 in connection with a proposal to amend Silver Spike’s existing organizational documents and (ii) $325,000,000 of proceeds from the purchase by certain accredited investors, pursuant to subscription agreements entered into in connection with the entry into the Merger Agreement (the “subscription agreements”), of an aggregate of 32,500,000 shares of Class A common stock of New WMH for a purchase price of $10.00 per share of Class A common stock of New WMH in a private placement to close immediately prior to the Closing.
The Closing is subject to certain customary closing conditions, including the listing of the shares of Class A common stock on Nasdaq, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the approval by our shareholders, the approval obtained by the WMH Equity Holders, the registration statement becoming effective in accordance with the Securities Act and no stop order having been issued or threatened by the SEC, the accuracy of the parties’ respective representations and warranties and compliance with the parties’ respective covenant obligations (each to certain specified materiality standards), and the absence of a “Material Adverse Effect” on WMH and its subsidiaries.
The Merger Agreement contains customary termination rights, including (i) by mutual written consent of the parties; (ii) by either party if (a) the Closing has not occurred on or prior to June 10, 2021, unless such party’s failure to comply in all material respects with the covenants and agreements contained in the Merger Agreement causes the failure of the business combination to be consummated by such time, (b) the consummation of the business combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order, (c) the representations, warranties or covenants of the other party are breached such that there is a failure of the related closing condition (subject to a 30-day cure period) or (d) Nasdaq rejects the listing of the Class A common stock; and (e) if the approval of Silver Spike’s shareholders is not obtained upon a vote duly taken.
Voting Agreement
On December 10, 2020, in connection with the execution of the Merger Agreement, the Company, WM Holding Company, LLC and certain WMH Equity Holders entered into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which the WMH Equity Holders agreed to vote all of their limited liability company interests of WMH (“the WMH Equity Interests”) in favor of the Merger Agreement and related transactions and to take certain other actions in support of the Merger Agreement and related transactions.
The Voting and Support Agreement prevents the WMH Voting Members from transferring their voting rights with respect to their WMH Equity Interests or otherwise transferring their WMH Equity Interests prior to the meeting of WMH’s members to approve the Merger Agreement and related transactions, except for certain customary permitted transfers. The WMH Voting Members also each agreed, with certain exceptions, to a lock-up for a period of 180 days after the Closing with respect to any securities of Silver Spike or WMH that they receive as consideration under the Merger Agreement. The Voting and Support Agreement will automatically terminate upon the first to occur of (i) the termination of the Merger Agreement, (ii) the mutual written consent of the Company, New WMH, and the equityholder and (iii) the time of any modification, amendment or waiver of the Merger Agreement without equityholder’s prior written consent in certain circumstances.
Sponsor Letter Agreement
On December 10, 2020, concurrently with the execution of the Merger Agreement, the Sponsor entered into a letter agreement with Silver Spike and WMH (the “Sponsor Letter Agreement”) pursuant to which the Sponsor agreed to vote all of its Class B ordinary shares in favor of the business combination and related transactions and to take certain other actions in support of the Merger Agreement and related transactions.
The sponsor also agreed that, in the event that the sum of (i) the amount of cash available to be released from the trust account of Silver Spike and (ii) the net amount of proceeds actually received by Silver Spike pursuant to the Equity Financing (as defined in the Merger Agreement) is less than $350,000,000, then 15% of the Sponsor Shares will be deemed to be “Deferred Sponsor Shares,” and a corresponding number of Surviving Company Membership Units (as defined in the Merger Agreement) held by Silver Spike will be deemed to be “Deferred Company Units.” The sponsor agreed that it will not transfer and, subject to the achievement of certain milestones, may be required to forfeit, any such Deferred Sponsor Shares (in which case a corresponding number of Deferred Company Units will be forfeited), subject to the terms of the Sponsor Letter Agreement. The sponsor also waived certain anti-dilution protection to which it would otherwise be entitled in connection with the Equity Financing.
Working Capital Promissory Note
On February 18, 2021, we issued a $750,000 Global Promissory Note (the “Working Capital Promissory Note”) to its sponsor in exchange for $750,000 of financing to be used for the payment of working capital expenses, including expenses incurred in connection with the business combination. The note is non-interest bearing, unsecured and due on the earliest of (i) June 10, 2021 and (ii) the consummation of our initial business combination.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, we entered into subscription agreements with certain subscription investors pursuant to which we have agreed to issue and sell to the subscription investors, in the aggregate, $325,000,000 of Silver Spike’s Class A ordinary shares (or shares of Class A common stock of New WMH into which such shares will convert in connection with the domestication) at a purchase price of $10.00 per share. The closing of the PIPE subscription financing will occur immediately prior to the Closing, and is subject to customary closing conditions, including the satisfaction or waiver of the conditions set forth in the Merger Agreement. Such subscription investors were granted registration rights.
Initial Business Combination
The rules of Nasdaq require that our initial business combination occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. We refer to this as the 80% fair market value test. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Even though our board of directors will rely on generally accepted standards, our board of directors will have discretion to select the standards employed. In addition, the application of the standards generally involves a substantial degree of judgment. We do not currently intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination, although there is no restriction on our doing so.
We may structure our initial business combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our shareholders prior to our initial business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in our initial business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the issued and outstanding capital stock or shares of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our shareholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% fair market value test. If our initial business combination involves more than one target business, the 80% fair market value test will be based on the aggregate value of all of the target businesses. Notwithstanding the foregoing, if we are not then listed on Nasdaq for whatever reason, we would no longer be required to meet the foregoing 80% fair market value test.
Emerging Growth Company Status and Other Corporate Information
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2020 Revision) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (1) on or in respect of our shares, debentures or other obligations or (2) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are a Cayman Islands exempted company incorporated on June 7, 2019. Our executive offices are located at 660 Madison Ave, Suite 1600, New York, New York 10065 and our telephone number is (212) 905-4923.
Effecting Our Initial Business Combination
We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time following our IPO until the Closing of the initial business combination. We intend to effectuate our initial business combination using cash held in the trust account, our shares, debt or a combination of these as the consideration to be paid in our initial business combination. We may seek to complete our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject us to the numerous risks inherent in such companies and businesses.
If our initial business combination is paid for using equity or debt, or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or the redemption of our public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the post-transaction company, the payment of principal or interest due on indebtedness incurred in completing our initial business combination, to fund the purchase of other companies or for working capital.
Selection of a target business and structuring of our initial business combination
While we may pursue a business combination target in any business, industry or geographical location, we intend to focus our search for businesses in the cannabis industry that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate and, in particular, we will not invest in, or consummate a business combination with, a target business that we determine has been operating, or whose business plan is to operate, in violation of U.S. federal laws, including the U.S. Controlled Substances Act. The cannabis industry has experienced significant growth over the last several years. With full federal legalization in Canada and 36 states in the United States allowing for some type of legal use under state law, the cannabis industry is amongst the fastest growing industries in the world. We believe that the normalization of cannabis and its many uses — both therapeutic and recreational — is creating a rarely seen opportunity to invest in related businesses. At the same time, the cannabis industry is highly fragmented and subject to a complex regulatory framework, creating significant barriers to entry. The cannabis-related investment space is currently dominated by small funds which we believe lack both the capital and experience to see their investments through multiple rounds of funding.
We believe that there are several target businesses that could benefit from our partnership and are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate. In the United States, this would currently include non-plant touching businesses that support the functioning of cannabis activity but are not directly related to cultivation, manufacturing, processing, branding, transportation, distribution, storage or sale of cannabis and cannabis-based products. Another set of eligible targets in the U.S. would include hemp derived cannabidiol (“CBD”) businesses that are compliant with the U.S. Agricultural Improvement Act of 2018 (the “Farm Bill Act”), which would include targets engaged in cultivation, manufacturing, processing, branding, transportation, distribution, storage or sale of hemp-derived CBD. We may also consider companies pursuing an U.S. Food and Drug Administration (“FDA”) track (or its equivalent in the relevant jurisdiction) for pharmaceutical applications and treatments that entail compounds found in cannabis. There are also a number of qualifying cannabis-related licensed operators in industries outside of the United States. This includes companies currently operating in jurisdictions where cannabis has been decriminalized for recreational use, such as Canada and Uruguay, as well as jurisdictions under which medical use is legal, such as Colombia and Germany. Globally, more than 50 countries have legalized some form of medical cannabis and we believe that legislative trends in certain jurisdictions will continue to broaden our opportunity set for eligible acquisitions.
The transition of cannabis and its related industries to a regulated and legal marketplace has been happening at a rapid pace over recent years. Many countries have or are contemplating some form of legalized use, including Canada and the United States. For example, the Marijuana Freedom and Opportunity Act was introduced in the United States House of Representatives in June 2018, which would remove marijuana from the schedule of controlled substances under the Controlled Substances Act and decriminalize its use. We believe that this momentum will continue to accelerate worldwide, generating tremendous opportunity in the industry, with both broader legislative acceptance and an evolving regulatory environment. There have already been hundreds of businesses launched across various sub-sectors of the cannabis industry, many of which are located in Canada or the United States. These businesses have raised billions of dollars from investors in public and private markets; including strategic investments from major multinational companies that are altering or broadening their core business focus. Many of these businesses have valuations in excess of a billion dollars. However, the cannabis industry is still in its infancy. In order to succeed under the new legislative and regulatory frameworks, we believe that businesses will need strong management teams with deep operational expertise and financial acumen.
In order to succeed under the new legislative and regulatory frameworks, we believe that businesses will need strong management teams with deep operational expertise and financial acumen.

As this industry evolves, we believe that investors will become more discerning and will focus on business models that can scale profitably. Despite high profile recent investments, we believe the total quantum of invested capital in the space is scant relative to other major industry sectors. As the industry evolves and legislative and regulatory hurdles are addressed, we anticipate an institutionalization of capital investment, with reduced reliance on high net worth individuals, family offices and select hedge funds. We believe that this will be manifested by new investors providing sources of liquidity that will resemble more mature markets, including increased breadth of financial instruments across the capital structure.
We believe that globally the cannabis industry will continue to grow at a rapid pace in the coming years. Unlike other emerging industries, which have been driven by massive technological advances, cannabis has supported therapeutic treatments for thousands of years across a variety of cultures. The evolution of public perception is being sustained by consumers seeking cannabis-based treatments for a variety of health and wellness needs. We believe that there will be growth via the broader adoption of cannabis for non-recreational use. Potential sources for additional growth include the disruption of a variety of health-related market segments, including pain management, sleep, skin care and cosmetics and anxiety, as well as many other applications that are being explored.
Scott Gordon is the founder and Chief Executive Officer of Silver Spike Capital, an investment platform dedicated to the cannabis industry. Mr. Gordon began investing in the cannabis industry in 2014 and in 2016 co-founded and became Chairman of Egg Rock Holdings, parent company of the Papa & Barkley family of cannabis products with related subsidiary assets in manufacturing, processing and logistics. Egg Rock Holdings also is the parent company of Papa & Barkley Essentials, a hemp-derived CBD business based in Colorado. Mr. Gordon has spent his career investing in emerging markets globally and has formed and managed a number of large global platforms. Prior to the formation of Silver Spike Capital, Mr. Gordon was President of Fintech Advisory Inc., investment manager for a multibillion dollar family office fund focused on long-term and opportunistic investments in emerging markets. Previously, Mr. Gordon held leadership positions at several asset management firms, including Marathon Asset Management, Caxton and Taconic Capital. Earlier in his career, Mr. Gordon led the Global Special Situations Group at Bank of America, the Emerging Markets business at ING Capital and was a founding member of the Emerging Markets business at J.P. Morgan.
Mr. Gordon is joined at Silver Spike by a number of investment professionals who have experience spanning cannabis, consumer products, medical and scientific research and investment management. See “Item 10. Directors, Executive Officers and Corporate Governance” for additional information about our management team.
Redemption rights for public shareholders upon completion of our initial business combination
We will provide our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein. At the completion of our initial business combination, we will be required to purchase any Class A ordinary shares properly delivered for redemption and not withdrawn. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of our initial business combination. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any. Permitted transferees of our initial shareholders, officers or directors will be subject to the same obligations.
Manner of Conducting Redemptions
We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination either (1) in connection with a shareholder meeting called to approve the business combination or (2) by means of a tender offer. The decision as to whether we will seek shareholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under applicable law or stock exchange listing requirement. Asset acquisitions and share purchases would not typically require shareholder approval while direct mergers with our company where we do not survive, amalgamations pursuant to a scheme of arrangement and any transactions where we issue more than 20% of our issued and outstanding ordinary shares or seek to amend our amended and restated memorandum and articles of association would typically require shareholder approval. We intend to conduct redemptions without a shareholder vote pursuant to the tender offer rules of the SEC unless shareholder approval is required by applicable law or stock exchange listing requirement or we choose to seek shareholder approval for business or other reasons.
If a shareholder vote is not required and we do not decide to hold a shareholder vote for business or other reasons, we will, pursuant to our amended and restated memorandum and articles of association:
•	conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers; and
•
file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

Upon the public announcement of our initial business combination, if we elect to conduct redemptions pursuant to the tender offer rules, we and our sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase our Class A ordinary shares in the open market, in order to comply with Rule 14e-5 under the Exchange Act.
In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our initial business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public shareholders not tendering more than a specified number of public shares, which number will be based on the requirement that we may not redeem public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commission, to be less than $5,000,001 upon completion of our initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination. If public shareholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete such initial business combination.
If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirement, or we decide to obtain shareholder approval for business or other reasons, we will, pursuant to our amended and restated memorandum and articles of association:
•
conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

•	file proxy materials with the SEC.
We expect that a final proxy statement would be mailed to public shareholders at least 10 days prior to the shareholder vote. However, we expect that a draft proxy statement would be made available to such shareholders well in advance of such time, providing additional notice of redemption if we conduct redemptions in conjunction with a proxy solicitation. Although we are not required to do so, we currently intend to comply with the substantive and procedural requirements of Regulation 14A in connection with any shareholder vote even if we are not able to maintain our Nasdaq listing or Exchange Act registration.
In the event that we seek shareholder approval of our initial business combination, we will distribute proxy materials and, in connection therewith, provide our public shareholders with the redemption rights described above upon completion of the initial business combination.
If we seek shareholder approval, we will complete our initial business combination only if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. In such case, pursuant to the terms of a letter agreement entered into with us, our initial shareholders have agreed (and their permitted transferees will agree) to vote their founder shares and any public shares held by them in favor of our initial business combination. Our directors and officers also have agreed to vote in favor of our initial business combination with respect to public shares acquired by them, if any. We expect that at the time of any shareholder vote relating to our initial business combination, our initial shareholders and their permitted transferees will own at least 20% of our issued and outstanding ordinary shares entitled to vote thereon. Each public shareholder may elect to redeem their public shares without voting and, if they do vote, irrespective of whether they vote for or against the proposed business combination. In addition, our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of a business combination. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any.
Our amended and restated memorandum and articles of association provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 upon completion of our initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). Redemptions of our public shares may also be subject to a higher net tangible asset test or cash requirement pursuant to an agreement relating to our initial business combination. For example, the proposed business combination may require: (1) cash consideration to be paid to the target or its owners; (2) cash to be transferred to the target for working capital or other general corporate purposes; or (3) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete such business combination or redeem any shares in connection therewith, and all public shares submitted for redemption will be returned to the holders thereof.
Limitation on redemption upon completion of our initial business combination if we seek shareholder approval
Notwithstanding the foregoing redemption rights, if we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to Excess Shares without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our sponsor or its affiliates to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 15% of the shares sold in our IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our sponsor or its affiliates at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem to no more than 15% of the shares sold in our IPO, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.
Tendering share certificates in connection with a tender offer or redemption rights
We may require our public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve our initial business combination in the event we distribute proxy materials, or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system at the holder’s option, rather than simply voting against the initial business combination. The tender offer or proxy materials, as applicable, that we will furnish to holders of our public shares in connection with our initial business combination will indicate whether we are requiring public shareholders to satisfy such delivery requirements. Accordingly, a public shareholder would have from the time we send out our tender offer materials until the close of the tender offer period, or up to two days prior to the vote on the business combination if we distribute proxy materials, as applicable, to tender its shares if it wishes to seek to exercise its redemption rights. Pursuant to the tender offer rules, the tender offer period will be not less than 20 business days and, in the case of a shareholder vote, a final proxy statement would be mailed to public shareholders at least 10 days prior to the shareholder vote. However, we expect that a draft proxy statement would be made available to such shareholders well in advance of such time, providing additional notice of redemption if we conduct redemptions in conjunction with a proxy solicitation. Given the relatively short exercise period, it is advisable for shareholders to use electronic delivery of their public shares.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.
In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the shareholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the business combination was approved, the company would contact such shareholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the shareholder then had an “option window” after the completion of our initial business combination during which he or she could monitor the price of the company’s shares in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which shareholders were aware they needed to commit before the shareholder meeting, would become “option” rights surviving past the completion of our initial business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved.
Any request to redeem such shares, once made, may be withdrawn at any time up to the date set forth in the tender offer materials or the date of the shareholder meeting set forth in our proxy materials, as applicable. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our public shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.
If our initial business combination is not approved or completed for any reason, then our public shareholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.
If our initial proposed business combination is not completed, we may continue to try to complete a business combination with a different target until July 10, 2021.
Redemption of public shares and liquidation if no initial business combination
We have only until July 10, 2021 to complete our initial business combination. If we are unable to complete our initial business combination within such period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the allotted time period.

Our initial shareholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination by July 10, 2021. However, if our initial shareholders acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the allotted time frame.
Our sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by July 10, 2021 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 upon completion of our initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules).
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,000,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of our IPO and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. For example, Marcum LLP, our independent registered public accounting firm and the underwriters of our IPO, will not execute agreements with us waiving such claims to the monies held in the trust account. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our Company and, therefore, our sponsor may not be able to satisfy those obligations. We have not asked our sponsor to reserve for such obligations. None of our other officers will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.
We will seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We have access to up to $1,000,000 from the proceeds of our IPO and the sale of the private placement warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors.
If we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our Company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) the completion of our initial business combination, and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by July 10, 2021 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (3) the redemption of our public shares if we are unable to complete our initial business combination by July 10, 2021, subject to applicable law and as further described herein. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with our initial business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above.
Conflicts of Interest
All of our executive officers and certain of our directors have or may have fiduciary and contractual duties to certain companies in which they have invested. These entities may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing it. However, we do not expect these duties to present a significant conflict of interest with our search for an initial business combination.
Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
Facilities
We currently maintain our executive offices at 660 Madison Ave, Suite 1600, New York, New York 10065. The cost for the space is included in the up to $20,000 monthly fee that we pay our sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.
Employees
We currently have three executive officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Item 1A.	Risk Factors
An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this Annual Report, before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. See also the Risk Factors set forth in our registration statement on Form S-4 relating to the proposed initial business combination, which risk factors are incorporated by reference herein.
We may not be able to effect the Business Combination pursuant to the Merger Agreement. If we are unable to do so, we will incur substantial costs associated with withdrawing from the transaction, and may not be able to find additional sources of financing to cover those costs.
In connection with the Merger Agreement, we have incurred substantial costs researching, planning and negotiating the transaction. These costs include, but are not limited to, costs associated with securing sources of equity and debt financing, costs associated with employing and retaining third-party advisors who performed the financial, auditing and legal services required to complete the transaction, and the expenses generated by our officers, executives, managers and employees in connection with the transaction. If, for whatever reason, the transactions contemplated by the Merger Agreement fail to close, we will be responsible for these costs, but will have no source of revenue with which to pay them. We may need to obtain additional sources of financing in order to meet our obligations, which we may not be able to secure on the same terms as our existing financing or at all. If we are unable to secure new sources of financing and do not have sufficient funds to meet our obligations, we will be forced to cease operations and liquidate the trust account.
If the anticipated Business Combination with WMH fails, it may be difficult to research a new prospective target business, negotiate and agree to a new business combination, and/or arrange for new sources of financing by July 10, 2021, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate.
Finding, researching, analyzing and negotiating with WMH took a substantial amount of time, and if the Business Combination with WMH fails, we may not be able to find a suitable target business and complete our initial business combination within 24 months after the closing of our IPO. Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If we have not completed our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
We have no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.
We are a newly incorporated company incorporated under the laws of the Cayman Islands and all of our activities to date have been related to our formation, our IPO and our search for a business combination target. Because we lack a significant operating history, you have no basis upon which to evaluate our ability to achieve our business objective of completing our initial business combination with one or more target businesses. If we fail to complete our initial business combination, we will never generate any operating revenues.
Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”
We have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management’s plans to address this need for capital are discussed in the section of this Annual Report titled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We cannot assure you that our plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Our public shareholders may not be afforded an opportunity to vote on our proposed business combination, which means we may complete our initial business combination even though a majority of our public shareholders do not support such a combination.
We will either (1) seek shareholder approval of our initial business combination at a meeting called for such purpose at which public shareholders may elect to redeem their public shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed business combination, or (2) provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination by means of a tender offer (and thereby avoid the need for a shareholder vote), in each in cash, for an amount payable in cash equal to the aggregate amount then on deposit in the trust account as of two business days prior to the completion of our initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein. Accordingly, it is possible that we will consummate our initial business combination even if holders of a majority of our public shares do not approve of the business combination we consummate. The decision as to whether we will seek shareholder approval of a proposed business combination or will allow shareholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval. For instance, Nasdaq rules currently allow us to engage in a tender offer in lieu of a shareholder meeting but would still require us to obtain shareholder approval if we were seeking to issue more than 20% of our outstanding shares to a target business as consideration in any business combination. Therefore, if we were structuring a business combination that required us to issue more than 20% of our outstanding shares, we would seek shareholder approval of such business combination instead of conducting a tender offer.
Our search for a business combination may be materially adversely affected by the recent coronavirus (COVID-19) outbreak.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19), a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and potential target companies may defer or end discussions for a potential business combination with us whether or not COVID-19 materially adversely affects their business operations. Additionally, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination may be materially adversely affected.
Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.
In connection with proposed business combinations, it is not uncommon for lawsuits to be filed against companies involved and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus contains false and misleading statements and/or omits material information concerning the proposed transaction. Two lawsuits have been filed in the Supreme Court of the State of New York in connection with the Business Combination. These matters generally seek injunctive relief to enjoin the Business Combination and to require the parties to issue supplemental disclosures or, in the event the transaction is consummated in the absence of supplemental disclosure, an order rescinding the transaction and awarding rescissory damages. While we think these claims are without merit, defending such lawsuits or other similar claims could require the Company to incur significant costs and draw the attention of the Company’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business

Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.
If we seek shareholder approval of our initial business combination, our initial shareholders, officers and directors have agreed to vote in favor of such initial business combination, regardless of how our public shareholders vote.
Unlike many other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our initial shareholders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote their founder shares and any public shares held by them in favor of our initial business combination. As a result, in addition to our initial shareholders’ founder shares, we would need 9,375,001, or 37.5%, of the 25,000,000 public shares sold in our IPO to be voted in favor of a transaction (assuming all issued and outstanding shares are voted), subject to any higher threshold as is required by Cayman Islands or other applicable law, in order to have such initial business combination approved. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any. We expect that our initial shareholders and their permitted transferees will own at least 20% of our issued and outstanding ordinary shares at the time of any such shareholder vote. Accordingly, if we seek shareholder approval of our initial business combination, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their founder shares in accordance with the majority of the votes cast by our public shareholders.
Your only opportunity to affect the investment decision regarding a potential business combination will be limited to the exercise of your right to redeem your shares from us for cash, unless we seek shareholder approval of such business combination.
At the time of your investment in us, you will not be provided with an opportunity to evaluate the specific merits or risks of any target businesses. Additionally, since our board of directors may complete a business combination without seeking shareholder approval, public shareholders may not have the right or opportunity to vote on the business combination, unless we seek such shareholder approval. Accordingly, if we do not seek shareholder approval, your only opportunity to affect the investment decision regarding a potential business combination may be limited to exercising your redemption rights within the period of time (which will be at least 20 business days) set forth in our tender offer documents mailed to our public shareholders in which we describe our initial business combination.
The ability of our public shareholders to redeem their shares for cash may make our financial condition unattractive to potential business combination targets, which may make it difficult for us to enter into a business combination with a target.
We may seek to enter into a business combination transaction agreement with a prospective target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. If too many public shareholders exercise their redemption rights, we would not be able to meet such closing condition and, as a result, would not be able to proceed with the business combination. The amount of the deferred underwriting commissions payable to the underwriters will not be adjusted for any shares that are redeemed in connection with a business combination and such amount of deferred underwriting discount is not available for us to use as consideration in an initial business combination. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 upon completion of our initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination. Consequently, if accepting all properly submitted redemption requests would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 upon completion of our initial business combination or less than such greater amount necessary to satisfy a closing condition as described above, we would not proceed with such redemption of our public shares and the related business combination, and we instead may search for an alternate business combination. Prospective targets will be aware of these risks and, thus, may be reluctant to enter into a business combination transaction with us. If we are able to consummate an initial business combination, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the deferred underwriting commissions.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the most desirable business combination or optimize our capital structure.
At the time we enter into an agreement for our initial business combination, we will not know how many shareholders may exercise their redemption rights and, therefore, we will need to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. If our initial business combination agreement requires us to use a portion of the cash in the trust account to pay the purchase price, or requires us to have a minimum amount of cash at closing, we will need to reserve a portion of the cash in the trust account to meet such requirements, or arrange for third-party financing. In addition, if a larger number of shares is submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the trust account or arrange for third-party financing.
Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The above considerations may limit our ability to complete the most desirable business combination available to us or optimize our capital structure.
The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that our initial business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.
If our initial business combination agreement requires us to use a portion of the cash in the trust account to pay the purchase price, or requires us to have a minimum amount of cash at closing, the probability that our initial business combination would be unsuccessful increases. If our initial business combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.
The requirement that we complete our initial business combination within the prescribed time frame may give potential target businesses leverage over us in negotiating a business combination and may limit the time we have in which to conduct due diligence on potential business combination targets, in particular as we approach our dissolution deadline, which could undermine our ability to complete our initial business combination on terms that would produce value for our shareholders.
Any potential target business with which we enter into negotiations concerning a business combination will be aware that we must complete our initial business combination by July 10, 2021. Consequently, such target business may obtain leverage over us in negotiating a business combination, knowing that if we do not complete our initial business combination with that particular target business, we may be unable to complete our initial business combination with any target business. This risk will increase as we get closer to July 10, 2021. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.
If we seek shareholder approval of our initial business combination, our sponsor, directors, officers, advisors or any of their affiliates may elect to purchase shares or warrants from public shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of our securities.
If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our initial shareholders, directors, officers, advisors or any of their affiliates may purchase public shares or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation or duty to do so. Please see “Item 1. Business—Permitted purchases of our securities” for a description of how such persons will determine from which shareholders to seek to acquire securities. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our sponsor, directors, officers, advisors or any of their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights or submitted a proxy to vote against our initial business combination, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our initial business combination. The price per share paid in any such transaction may be different than the amount per share a public shareholder would receive if it elected to redeem its shares in connection with our initial business combination. The purpose of such purchases could be to vote such shares in favor of our initial business combination and thereby increase the likelihood of obtaining shareholder approval of our initial business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the Closing of our initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. This may result in the completion of our initial business combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Class A ordinary shares or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If a shareholder fails to receive notice of our offer to redeem our public shares in connection with our initial business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
We will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with our initial business combination. Despite our compliance with these rules, if a shareholder fails to receive our tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer documents or proxy materials, as applicable, that we will furnish to holders of our public shares in connection with our initial business combination will describe the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed. See “Item 1. Business—Effecting Our Initial Business Combination—Tendering share certificates in connection with a tender offer or redemption rights.”
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) the completion of our initial business combination, and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by July 10, 2021 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (3) the redemption of our public shares if we are unable to complete our initial business combination by July 10, 2021, subject to applicable law and as further described herein. In no other circumstances will a shareholder have any right or interest of any kind in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
Nasdaq may delist our securities from its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
Our units, Class A ordinary shares and warrants are listed on Nasdaq. Although, we expect to meet on a pro forma basis Nasdaq’s minimum initial listing standards, which generally only require that we meet certain requirements relating to shareholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on Nasdaq in the future or prior to our initial business combination. In order to continue listing our securities on Nasdaq prior to our initial business combination, we must maintain certain financial, distribution and share price levels. Generally, we must maintain a minimum amount in stockholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, in connection with our initial business combination, it is likely that Nasdaq will require us to file a new initial listing application and meet its initial listing requirements as well as certain qualitative requirements, as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If Nasdaq delists any of our securities from trading on its exchange and we are not able to list such securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
•	a limited availability of market quotations for our securities;
•	reduced liquidity with respect to such securities;
•
a determination that our Class A ordinary shares are a “penny stock” which will require brokers trading in our Class A ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, Class A ordinary shares and warrants are listed on Nasdaq, our units, Class A ordinary shares and warrants qualify as covered securities under such statute. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not qualify as covered securities under such statute and we would be subject to regulation in each state in which we offer our securities.
You are not be entitled to protections normally afforded to investors of many other blank check companies.
Since the net proceeds of our IPO and the sale of the private placement warrants are intended to be used to complete an initial business combination with a target business that had not been identified, we may be deemed to be a “blank check” company under the U.S. securities laws. However, because we have net tangible assets in excess of $5,000,000 as of the successful completion of our IPO and the sale of the private placement warrants and we filed a Current Report on Form 8-K, including an audited balance sheet of the Company demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors in blank check companies, such as Rule 419. Accordingly, investors are not be afforded the benefits or protections of those rules. Among other things, this means our units were immediately tradable and we have a longer period of time to complete our initial business combination than do companies subject to Rule 419. Moreover, if our IPO were subject to Rule 419, that rule would have prohibited the release of any interest earned on funds held in the trust account to us unless and until the funds in the trust account were released to us in connection with our completion of an initial business combination.
If we seek shareholder approval of our initial business combination and we do not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of shareholders are deemed to hold in excess of 15% of our Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of our Class A ordinary shares.
If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares,” without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares reduces your influence over our ability to complete our initial business combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Because of our limited resources and the significant competition for business combination opportunities, it may be more difficult for us to complete our initial business combination. If we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on our redemption of their shares, and our warrants will expire worthless.
We expect to encounter intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses we intend to acquire. Many of these individuals and entities are well established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous target businesses we could potentially acquire with the net proceeds of our IPO and the sale of the private placement warrants, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, in the event we seek shareholder approval of our initial business combination and we are obligated to pay cash for our Class A ordinary shares, it will potentially reduce the resources available to us for our initial business combination. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. If we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless. See “—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share” and other risk factors herein.
If the funds not being held in the trust account are insufficient to allow us to operate for at least until July 10, 2021, we may be unable to complete our initial business combination.
The funds available to us outside of the trust account may not be sufficient to allow us to operate for at least until July 10, 2021, assuming that our initial business combination is not completed during that time. We expect to incur significant costs in pursuit of our acquisition plans. Management’s plans to address this need for capital through our IPO and potential loans from certain of our affiliates are discussed in the section of this Annual Report titled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” However, our affiliates are not obligated to make loans to us in the future, and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
We believe that the funds available to us outside of the trust account, will be sufficient to allow us to operate for at least until July 10, 2021; however, we cannot assure you that our estimate is accurate. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business. If we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless. See “—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share” and other risk factors herein.

If the net proceeds of our IPO and the sale of the private placement warrants not being held in the trust account are insufficient, it could limit the amount available to fund our search for a target business or businesses and complete our initial business combination and we may depend on loans from our sponsor or management team to fund our search, to pay our taxes and to complete our initial business combination. Our sponsor is not obligated to fund such loans.
Of the net proceeds of our IPO and the sale of the private placement warrants, only approximately $1,000,000 are available to us initially outside the trust account to fund our working capital requirements. In the event that our offering expenses exceed our estimate of $1,000,000, we may fund such excess with funds not to be held in the trust account. In such case, the amount of funds we intend to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1,000,000, the amount of funds we intend to be held outside the trust account would increase by a corresponding amount. If we are required to seek additional capital, we would need to borrow funds from our sponsor, management team or other third parties to operate or may be forced to liquidate. Neither our sponsor, members of our management team nor any of their affiliates is under any obligation to loan funds to, or invest in, us in such circumstances. Any such loans may be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In such case, our public shareholders may receive only $10.00 per share, or less in certain circumstances, and our warrants will expire worthless. See “—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share” and other risk factors herein.
We may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.
Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will identify all material issues that may be present with a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing. Accordingly, any shareholder or warrant holder who chooses to remain a shareholder or warrant holder following our initial business combination could suffer a reduction in the value of their securities. Such shareholders and warrant holders are unlikely to have a remedy for such reduction in value.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. For example, Marcum LLP, our independent registered public accounting firm and the underwriters of our IPO will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors.
Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. Our sponsor may not have sufficient funds available to satisfy those obligations. We have not asked our sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of our sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public shareholders.
In the event that the proceeds in the trust account are reduced below the lesser of (1) $10.00 per public share or (2) such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.00 per share.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public shareholders from the trust account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation would be reduced.
If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.
If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:
•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities;
each of which may make it difficult for us to complete our initial business combination.
In addition, we may have imposed upon us burdensome requirements, including:
•	registration as an investment company with the SEC;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.
We do not believe that our principal activities will subject us to the Investment Company Act. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act. Because the investment of the proceeds will be restricted to these instruments, we believe we will meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination, and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our initial business combination, and results of operations. See “—Risks Relating to the Cannabis Industry” for additional risks we may face in connection with our initial business combination.

If we are unable to consummate our initial business combination by July 10, 2021, our public shareholders may be forced to wait beyond July 10, 2021 before redemption from our trust account.
If we are unable to consummate our initial business combination by July 10, 2021, we will distribute the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described herein. Any redemption of public shareholders from the trust account shall be effected automatically by function of our amended and restated memorandum and articles of association prior to any voluntary winding up. If we are required to windup, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond July 10, 2021 before the redemption proceeds of our trust account become available to them and they receive the return of their pro rata portion of the proceeds from our trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our amended and restated memorandum and articles of association and then only in cases where investors have properly sought to redeem their Class A ordinary shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination and do not amend certain provisions of our amended and restated memorandum and articles of association prior thereto.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of up to $18,293 and to imprisonment for five years in the Cayman Islands.
We may not hold an annual general meeting of shareholders until after the completion of our initial business combination. Our public shareholders will not have the right to elect directors prior to the consummation of our Business Combination.
In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year-end following our listing on Nasdaq. There is no requirement under the Companies Act for us to hold annual or general meetings to elect directors. Until we hold an annual general meeting of shareholders, public shareholders may not be afforded the opportunity to discuss company affairs with management. As holders of our Class A ordinary shares, our public shareholders also will not have the right to vote on the election of directors prior to completion of our initial business combination. In addition, holders of a majority of our founder shares may remove a member of the board of directors for any reason.
We are not registering the Class A ordinary shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.
We are not registering the Class A ordinary shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our reasonable best efforts to file a registration statement under the Securities Act covering the issuance of such shares, to use our reasonable best efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the Class A ordinary shares included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying Class A ordinary shares for sale under all applicable state securities laws.
The grant of registration rights to our initial shareholders and their permitted transferees may make it more difficult to complete our initial business combination, and the future exercise of such rights may adversely affect the market price of our Class A ordinary shares.
The holders of the founder shares, private placement warrants and any warrants that may be issued on conversion of working capital loans (and any ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement requiring us to register such securities for resale. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class A ordinary shares. In addition, the existence of the registration rights may make our initial business combination more costly or difficult to conclude. This is because the shareholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our Class A ordinary shares that is expected when the Class A ordinary shares owned by our initial shareholders or their permitted transferees, our private placement warrants or warrants issued in connection with working capital loans are registered for resale.
Because we are not limited to a particular industry or any specific target businesses with which to pursue our initial business combination, you will be unable to ascertain the merits or risks of any particular target business’s operations.
We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business, although we intend to focus our search for businesses in the cannabis industry that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate and, in particular, we will not invest in, or consummate a business combination with, a target business that we determine has been operating, or whose business plan is to operate, in violation of U.S. federal laws, including the U.S. Controlled Substances Act. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its early stages of development or growth, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, including the cannabis industry, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors than a direct investment, if an opportunity were available, in a target business. See “—Risks Relating to the Cannabis Industry” for additional risks we may face in connection with our initial business combination.
Past performance by our management team and their affiliates may not be indicative of future performance of an investment in the Company.
Information regarding performance by our management team and their affiliates is presented for informational purposes only. Past performance by our management team and their affiliates is not a guarantee either (1) that we will be able to identify a suitable candidate for our initial business combination or (2) of success with respect to any business combination we may consummate. You should not rely on the historical record of our management team and their affiliates as indicative of our future performance of an investment in the company or the returns the company will, or is likely to, generate going forward.
Although we have identified general criteria and guidelines that we believe are important in evaluating prospective target businesses, we may enter into our initial business combination with a target that does not meet such criteria and guidelines, and as a result, the target business with which we enter into our initial business combination may not have attributes entirely consistent with our general criteria and guidelines.
Although we have identified general criteria and guidelines for evaluating prospective target businesses, it is possible that a target business with which we enter into our initial business combination will not have all of these positive attributes. If we complete our initial business combination with a target that does not meet some or all of these criteria and guidelines, such combination may not be as successful as a combination with a business that does meet all of our general criteria and guidelines. In addition, if we announce a prospective business combination with a target that does not meet our general criteria and guidelines, a greater number of shareholders may exercise their redemption rights, which may make it difficult for us to meet any closing condition with a target business that requires us to have a minimum net worth or a certain amount of cash. In addition, if shareholder approval of the transaction is required by applicable law or stock exchange listing requirement, or we decide to obtain shareholder approval for business or other reasons, it may be more difficult for us to attain shareholder approval of our initial business combination if the target business does not meet our general criteria and guidelines. If we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.
We may seek acquisition opportunities with an early stage company, a financially unstable business or an entity lacking an established record of revenue or earnings.
To the extent we complete our initial business combination with an early stage company, a financially unstable business or an entity lacking an established record of sales or earnings, we may be affected by numerous risks inherent in the operations of the business with which we combine. These risks include investing in a business without a proven business model and with limited historical financial data, volatile revenues or earnings, intense competition and difficulties in obtaining and retaining key personnel. Although our officers and directors will endeavor to evaluate the risks inherent in a particular target business, we may not be able to properly ascertain or assess all of the significant risk factors and we may not have adequate time to complete due diligence. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target business.
We are not required to obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our company from a financial point of view.
Unless we complete our initial business combination with an affiliated entity, we are not required to obtain an opinion from an independent investment banking firm, or from an independent accounting firm, that the price we are paying is fair to our company from a financial point of view. If no opinion is obtained, our shareholders will be relying on the judgment of our board of directors, who will determine fair market value based on standards generally accepted by the financial community. Such standards used will be disclosed in our tender offer documents or proxy solicitation materials, as applicable, related to our initial business combination.

We may issue additional Class A ordinary shares or preferred shares to complete our initial business combination or under an employee incentive plan after completion of our initial business combination. We may also issue Class A ordinary shares upon the conversion of the founder shares at a ratio greater than one-to-one at the time of our initial business combination as a result of the anti-dilution provisions contained in our amended and restated memorandum and articles of association. Any such issuances would substantially dilute the interest of our shareholders and likely present other risks.
Our amended and restated memorandum and articles of association authorize the issuance of ordinary shares, including 200,000,000 Class A ordinary shares, par value $0.0001 per share, and 20,000,000 Class B ordinary shares, par value $0.0001 per share, as well as 1,000,000 preferred shares, par value $0.0001. There are 155,500,000 and 13,750,000 authorized but unissued Class A ordinary shares and Class B ordinary shares, respectively, available for issuance, which amount takes into account shares reserved for issuance upon exercise of outstanding warrants, and 1,000,000 authorized but unissued preferred shares available for issuance.
We may issue a substantial number of additional Class A ordinary shares, and may issue preferred shares, in order to complete our initial business combination or under an employee incentive plan after completion of our initial business combination. We may also issue Class A ordinary shares upon conversion of the Class B ordinary shares at a ratio greater than one-to-one at the time of our initial business combination as a result of the anti-dilution provisions as set forth herein. However, our amended and restated memorandum and articles of association provides, among other things, that prior to our initial business combination, we may not issue additional shares that would entitle the holders thereof to (1) receive funds from the trust account or (2) vote as a class with our public shares (a) on any initial business combination or (b) to approve an amendment to our amended and restated memorandum and articles of association to (x) extend the time we have to consummate a business combination beyond July 10, 2021 or (y) amend the foregoing provisions. The issuance of additional ordinary shares or preferred shares:
•	may significantly dilute the equity interest of investors in our IPO;
•	may subordinate the rights of holders of Class A ordinary shares if preferred shares are issued with rights senior to those afforded our Class A ordinary shares;
•
could cause a change in control if a substantial number of Class A ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our units, Class A ordinary shares and/or warrants.
Unlike certain other blank check companies, our initial shareholder will receive additional Class A ordinary shares if we issue shares to consummate an initial business combination.
The founder shares will automatically convert into Class A ordinary shares on the first business day following the completion of our initial business combination on a one-for-one basis, subject to adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in our IPO and related to the closing of our initial business combination, the ratio at which founder shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of our ordinary shares issued and outstanding upon the completion of our IPO plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with our initial business combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination and any private placement warrants issued to our sponsor, an affiliate of our sponsor or any of our officers or directors. This is different than certain other blank check companies in which the initial shareholder will only be issued an aggregate of 20% of the total number of shares to be outstanding prior to our initial business combination.
We may be a passive foreign investment company, or “PFIC,” which could result in adverse United States federal income tax consequences to U.S. investors.
If we are a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Class A ordinary shares or warrants, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Our PFIC status for our current and subsequent taxable years may depend on whether we qualify for the PFIC start-up exception. Depending on the particular circumstances, the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that we will qualify for the start-up exception. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. Our actual PFIC status for any taxable year, moreover, will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year (of which there can be no assurance), we will endeavor to provide to a U.S. Holder such information as the Internal Revenue Service (“IRS”) may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to our warrants in all cases. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.
We may reincorporate in another jurisdiction in connection with our initial business combination and such reincorporation may result in taxes imposed on shareholders.
We may, in connection with our initial business combination and subject to requisite shareholder approval under the Companies Act, reincorporate in the jurisdiction in which the target company or business is located or in another jurisdiction. The transaction may require a shareholder to recognize taxable income in the jurisdiction in which the shareholder is a tax resident or in which its members are resident if it is a tax transparent entity. We do not intend to make any cash distributions to shareholders to pay such taxes. Shareholders may be subject to withholding taxes or other taxes with respect to their ownership of us after the reincorporation.
Resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.00 per share, or less than such amount in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.
We anticipate that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a specific initial business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, we may fail to complete our initial business combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.
We are dependent upon our officers and directors and their departure could adversely affect our ability to operate.
Our operations are dependent upon a relatively small group of individuals – in particular, Scott Gordon, our Chief Executive Officer and Chairman of our board of directors, William Healy, our President and a member of our board of directors, and Greg Gentile, our Chief Financial Officer. We believe that our success depends on the continued service of our officers and directors, at least until we have completed our initial business combination. In addition, our officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating their time among various business activities, including identifying potential business combinations and monitoring the related due diligence. Moreover, certain of our officers and directors have time and attention requirements for investment funds of which affiliates of our sponsor are the investment managers. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or officers. The unexpected loss of the services of one or more of our directors or officers could have a detrimental effect on us.
Our ability to successfully effect our initial business combination and to be successful thereafter will be dependent upon the efforts of our key personnel, some of whom may join us following our initial business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.
Our ability to successfully effect our initial business combination is dependent upon the efforts of our key personnel. The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel may remain with the target business in senior management or advisory positions following our initial business combination, it is likely that some or all of the management of the target business will remain in place. While we closely scrutinize any individuals we engage after our initial business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.
In addition, the officers and directors of an acquisition candidate may resign upon completion of our initial business combination. The departure of a business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business. The role of an acquisition candidate’s key personnel upon the completion of our initial business combination cannot be ascertained at this time. Although we contemplate that certain members of an acquisition candidate’s management team will remain associated with the acquisition candidate following our initial business combination, it is possible that members of the management of an acquisition candidate will not wish to remain in place. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.
Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.
Our key personnel may be able to remain with the company after the completion of our initial business combination only if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to us after the completion of our initial business combination. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, subject to their fiduciary duties under Cayman Islands law. However, we believe the ability of such individuals to remain with us after the completion of our initial business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. There is no certainty, however, that any of our key personnel will remain with us after the completion of our initial business combination. We cannot assure you that any of our key personnel will remain in senior management or advisory positions with us. The determination as to whether any of our key personnel will remain with us will be made at the time of our initial business combination.
We may have limited ability to assess the management of a prospective target business and, as a result, may effect our initial business combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company.
When evaluating the desirability of effecting our initial business combination with a prospective target business, our ability to assess the target business’s management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we suspected. Should the target’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, shareholders or warrant holders who choose to remain shareholders or warrant holders following our initial business combination could suffer a reduction in the value of their securities. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value.
The officers and directors of an acquisition candidate may resign upon completion of our initial business combination. The departure of a business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business. The role of an acquisition candidate’s key personnel upon the completion of our initial business combination cannot be ascertained at this time. Although we contemplate that certain members of an acquisition candidate’s management team will remain associated with the acquisition candidate following our initial business combination, it is possible that members of the management of an acquisition candidate will not wish to remain in place.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete our initial business combination.
Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation and our officers are not obligated to contribute any specific number of hours per week to our affairs. Our independent directors may also serve as officers and board members for other entities. If our officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs, which may have a negative impact on our ability to complete our initial business combination. For a complete discussion of our officers’ and directors’ other business affairs, please see “Item 10. Directors, Executive Officers and Corporate Governance —Directors and Executive Officers.”
Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
We are engaged in the business of identifying and combining with one or more businesses. Our sponsor and officers and directors are, or may in the future become, affiliated with entities that are engaged in a similar business, and they are not prohibited from sponsoring, or otherwise becoming involved with, other blank check companies prior to us completing our initial business combination. Moreover, certain of our officers and directors have time and attention requirements for investment funds of which affiliates of our sponsor are the investment managers.
Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in our favor and a potential target business may be presented to other entities prior to its presentation to us, subject to their fiduciary duties under Cayman Islands law.
For a complete discussion of our officers’ and directors’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Item 10. Directors, Executive Officers and Corporate Governance—Directors and Executive Officers,” “Item 10. Directors, Executive Officers and Corporate Governance—Conflicts of Interest” and “Item 13. Certain Relationships and Related Transactions, and Director Independence.”
Our officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.
We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. In fact, we may enter into a business combination with a target business that is affiliated with our sponsor, directors or officers, although we do not intend to do so. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.
In particular, affiliates of our sponsor have invested in industries as diverse as cannabis, consumer products, medical and scientific research and investment management. As a result, there may be substantial overlap between companies that would be a suitable business combination for us and companies that would make an attractive target for such other affiliates.
We may engage in a business combination with one or more target businesses that have relationships with entities that may be affiliated with our sponsor, officers or directors which may raise potential conflicts of interest.
In light of the involvement of our sponsor, officers and directors with other entities, we may decide to acquire one or more businesses affiliated with our sponsor, officers and directors. Our officers and directors also serve as officers and board members for other entities, including, without limitation, those described under “Item 10.

Directors, Executive Officers and Corporate Governance—Conflicts of Interest.” Such entities may compete with us for business combination opportunities. Our sponsor, officers and directors are not currently aware of any specific opportunities for us to complete our initial business combination with any entities with which they are affiliated, and there have been no preliminary discussions concerning a business combination with any such entity or entities. Although we will not be specifically focusing on, or targeting, any transaction with any affiliated entities, we would pursue such a transaction if we determined that such affiliated entity met our criteria for a business combination as set forth in “Item 1. Business—Effecting Our Initial Business Combination—Selection of a target business and structuring of our initial business combination” and such transaction was approved by a majority of our independent and disinterested directors.
Since our initial shareholders will lose their entire investment in us if our initial business combination is not completed (other than with respect to any public shares they may acquire), a conflict of interest may arise in determining whether a particular business combination target is appropriate for our initial business combination.
On June 11, 2019, our sponsor subscribed for an aggregate of 7,187,500 founder shares for an aggregate purchase price of $25,000, or $0.004 per share. On September 23, 2019, in connection with the expiration of the underwriter’s over-allotment option, our sponsor surrender 937,500 founder shares. As a result, our sponsor now owns 6,250,000 founder shares. As such, our initial shareholders collectively own 20% of our issued and outstanding shares as of our IPO. The founder shares will be worthless if we do not complete an initial business combination. In addition, our sponsor has purchased an aggregate of 7,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share, for a purchase price of $7,000,000 in the aggregate, or $1.00 per warrant, that will also be worthless if we do not complete a business combination. Each private placement warrant may be exercised for one Class A ordinary share at a price of $11.50 per share, subject to adjustment as provided herein.
The founder shares are identical to the ordinary shares except that: (1) prior to our initial business combination, only holders of the founder shares have the right to vote on the election of directors and holders of a majority of our founder shares may remove a member of the board of directors for any reason; (2) the founder shares are subject to certain transfer restrictions; (3) our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive: (x) their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of our initial business combination (and not seek to sell its shares to us in any tender offer we undertake in connection with our initial business combination); (y) their redemption rights with respect to their founder shares and any public shares held by them in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by July 10, 2021 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (z) their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our initial business combination by July 10, 2021(although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame); (4) the founder shares will automatically convert into our Class A ordinary shares on the first business day following the completion of our initial business combination on a one-for-one basis subject to adjustment pursuant to certain anti-dilution rights and (5) the founder shares are entitled to registration rights. Our directors and officers have also entered into the letter agreement with respect to public shares acquired by them, if any.
The personal and financial interests of our sponsor, officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. This risk may become more acute as the deadline following the closing of the IPO nears, which is the deadline for the completion of our initial business combination.
We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.
Although we have no commitments as of the date of this Annual Report to issue any notes or other debt securities, or to otherwise incur outstanding debt following our IPO, we may choose to incur substantial debt to complete our initial business combination. We have agreed that we will not incur any indebtedness unless we have obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the trust account. As such, no issuance of debt will affect the per-share amount available for redemption from the trust account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:
•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;
•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;
•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;
•	our inability to pay dividends on our Class A ordinary shares;
•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We may be able to complete only one business combination with the proceeds of the IPO and the sale of the private placement warrants, which will cause us to be solely dependent on a single business which may have a limited number of products or services. This lack of diversification may negatively impact our operations and profitability.
The net proceeds from the IPO and the sale of the private placement warrants provided us with $250,000,000 that we may use to complete our initial business combination.
We may effectuate our initial business combination with a single target business or multiple target businesses simultaneously or within a short period of time. However, we may not be able to effectuate our initial business combination with more than one target business because of various factors, including the existence of complex accounting issues and the requirement that we prepare and file pro forma financial statements with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis. By completing our initial business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory risks. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:
•	solely dependent upon the performance of a single business, property or asset; or
•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our initial business combination.
We may attempt to simultaneously complete business combinations with multiple prospective targets, which may hinder our ability to complete our initial business combination and give rise to increased costs and risks that could negatively impact our operations and profitability.
If we determine to simultaneously acquire several businesses that are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other business combinations, which may make it more difficult for us, and delay our ability, to complete our initial business combination. With multiple business combinations, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.
We may attempt to complete our initial business combination with a private company about which little information is available, which may result in a business combination with a company that is not as profitable as we suspected, if at all.
In pursuing our acquisition strategy, we may seek to effectuate our initial business combination with a privately held company. Very little public information generally exists about private companies, and we could be required to make our decision on whether to pursue a potential initial business combination on the basis of limited information, which may result in a business combination with a company that is not as profitable as we suspected, if at all.
We expect to need to comply with the rules of Nasdaq that require our initial business combination to occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the assets held in the trust account at the time of the agreement to enter into the initial business combination.
The rules of Nasdaq require that our initial business combination occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. This restriction may limit the type and number of companies that we may complete a business combination with. If we are unable to locate a target business or businesses that satisfy this fair market value test, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our trust account, and our warrants will expire worthless. If we are not then listed on Nasdaq for whatever reason, we would not be required to satisfy the foregoing 80% fair market value test and could complete a business combination with a target business having a fair market value substantially below 80% of the balance in the trust account.
Our management may not be able to maintain control of a target business after our initial business combination. We cannot provide assurance that, upon loss of control of a target business, new management will possess the skills, qualifications or abilities necessary to profitably operate such business.
We may structure our initial business combination so that the post-transaction company in which our public shareholders own shares will own less than 100% of the equity interests or assets of a target business, but we will complete such business combination only if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for us not to be required to register as an investment company under the Investment Company Act. We will not consider any transaction that does not meet such criteria. Even if the post-transaction company owns 50% or more of the voting securities of the target, our shareholders prior to our initial business combination may collectively own a minority interest in the post business combination company, depending on valuations ascribed to the target and us in our initial business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new Class A ordinary shares in exchange for all of the issued and outstanding capital stock or shares of a target. In this case, we would acquire a 100% interest in the target. However, as a result of the issuance of a substantial number of new Class A ordinary shares, our shareholders immediately prior to such transaction could own less than a majority of our issued and outstanding Class A ordinary shares subsequent to such transaction. In addition, other minority shareholders may subsequently combine their holdings resulting in a single person or group obtaining a larger share of the company’s shares than we initially acquired. Accordingly, this may make it more likely that our management will not be able to maintain our control of the target business.
We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of our shareholders do not agree.
Our amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 upon completion of our initial business combination (such that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination. As a result, we may be able to complete our initial business combination even though a substantial majority of our public shareholders do not agree with the transaction and have redeemed their shares or, if we seek shareholder approval of our initial business combination and do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to our sponsor, officers, directors, advisors or any of their affiliates. In the event the aggregate cash consideration we would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, all Class A ordinary shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
The exercise price for the public warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the warrants are more likely to expire worthless.
The exercise price of the public warrants is higher than is typical in many similar blank check companies in the past. Historically, the exercise price of a warrant was generally a fraction of the purchase price of the units in the IPO. The exercise price for our public warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the warrants are more likely to expire worthless.
In order to effectuate an initial business combination, blank check companies have, in the past, amended various provisions of their charters and modified governing instruments. We cannot assure you that we will not seek to amend our amended and restated memorandum and articles of association or governing instruments, in a manner that will make it easier for us to complete our initial business combination that some of our shareholders may not support.
In order to effectuate an initial business combination, blank check companies have, in the recent past, amended various provisions of their charters and modified governing instruments. For example, blank check companies have amended the definition of business combination, increased redemption thresholds and extended the time to consummate an initial business combination. Amending our amended and restated certificate of incorporation will require at least a special resolution of our shareholders as a matter of Cayman Islands law. A resolution is deemed to be a special resolution as a matter of Cayman Islands law where it has been approved by either (1) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given or (2) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. Our amended and restated memorandum and articles of association provides that special resolutions must be approved either by at least two-thirds of our shareholders who attend and vote at a shareholders meeting (i.e., the lowest threshold permissible under Cayman Islands law) (other than amendments relating to the appointment or removal of directors prior to our initial business combination, which require the approval of at least 90% of our ordinary shares voting in a general meeting), or by a unanimous written resolution of all of our shareholders. We cannot assure you that we will not seek to amend our amended and restated memorandum and articles of association or governing instruments or extend the time to consummate an initial business combination in order to effectuate our initial business combination.
The provisions of our amended and restated memorandum and articles of association that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our trust account) may be amended with the approval of holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend our amended and restated memorandum and articles of association and the trust agreement to facilitate the completion of an initial business combination that some of our shareholders may not support.
Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to a company’s pre-business combination activity, without approval by holders of a certain percentage of the company’s shares. In those companies, amendment of these provisions typically requires approval by holders holding between 90% and 100% of the company’s public shares. Our amended and restated memorandum and articles of association provides that any of its provisions, including those related to pre-business combination activity (including the requirement to deposit proceeds of our IPO and the private placement of warrants into the trust account and not release such amounts except in specified circumstances), may be amended if approved by holders of at least two-thirds of our ordinary shares who attend and vote in a general meeting, and corresponding provisions of the trust agreement governing the release of funds from our trust account may be amended if approved by holders of 65% of our ordinary shares (other than amendments relating to the appointment or removal of directors prior to our initial business combination, which require the approval of at least 90% of our ordinary shares voting in a general meeting). Our initial shareholders, who collectively beneficially own 20% of our ordinary shares upon the closing of our IPO, may participate in any vote to amend our amended and restated memorandum and articles of association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of our amended and restated memorandum and articles of association which govern our pre-business combination behavior more easily than some other blank check companies, and this may increase our ability to complete our initial business combination with which you do not agree. However, our amended and restated memorandum and articles of association prohibits any amendment of its provisions (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by July 10, 2021 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless we provide public shareholders with the opportunity to redeem their public shares. Furthermore, our sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose such an amendment unless we provide our public shareholders with the opportunity to redeem their public shares. In certain circumstances, our shareholders may pursue remedies against us for any breach of our amended and restated memorandum and articles of association.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least a majority of the then outstanding public warrants.
Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a warrant.
Certain agreements related to our IPO may be amended without shareholder approval.
Each of the agreements related to our IPO to which we are a party, other than the warrant agreement and the investment management trust agreement, may be amended without shareholder approval. These agreements contain various provisions that our public shareholders might deem to be material. For example, our letter agreement and the underwriting agreement contain certain lock-up provisions with respect to the founder shares, private placement warrants and other securities held by our initial shareholders, officers and directors. Amendments to such agreements would require the consent of the applicable parties thereto and would need to be approved by our board of directors, which may do so for a variety of reasons, including to facilitate our initial business combination. While we do not expect our board of directors to approve any amendment to any of these agreements prior to our initial business combination, it may be possible that our board of directors, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to any such agreement. Any material amendment entered into in connection with the completion of our initial business combination will be disclosed in our proxy solicitation or tender offer materials, as applicable, related to such initial business combination, and any other material amendment to any of our material agreements will be disclosed in a filing with the SEC. Any such amendments would not require approval from our shareholders, may result in the completion of our initial business combination that may not otherwise have been possible, and may have an adverse effect on the value of an investment in our securities. For example, amendments to the lock-up provision discussed above may result in our initial shareholders selling their securities earlier than they would otherwise be permitted, which may have an adverse effect on the price of our securities.

We may be unable to obtain additional financing to complete our initial business combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon a particular business combination.
Although we believe that the net proceeds of our IPO and the sale of the private placement warrants will be sufficient to allow us to complete our initial business combination, because we have not yet selected any target business we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of our IPO and the sale of the private placement warrants prove to be insufficient, either because of the size of our initial business combination, the depletion of the available net proceeds in search of a target business, the obligation to redeem for cash a significant number of shares from shareholders who elect redemption in connection with our initial business combination or the terms of negotiated transactions to purchase shares in connection with our initial business combination, we may be required to seek additional financing or to abandon the proposed business combination. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to complete our initial business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, even if we do not need additional financing to complete our initial business combination, we may require such financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after our initial business combination. If we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our trust account, and our warrants will expire worthless.
Our initial shareholders will control the election of our board of directors until completion of our initial business combination and will hold a substantial interest in us. As a result, they will elect all of our directors prior to our initial business combination and may exert a substantial influence on actions requiring shareholder vote, potentially in a manner that you do not support.
Our initial shareholders own 20% of our issued and outstanding ordinary shares. In addition, prior to our initial business combination, only the founder shares, all of which are held by our initial shareholders, will have the right to vote on the election of directors, and holders of a majority of our founder shares may remove a member of the board of directors for any reason.
Neither our initial shareholders nor, to our knowledge, any of our officers or directors, have any current intention to purchase additional securities, other than as disclosed in this Annual Report. Factors that would be considered in making such additional purchases would include consideration of the current trading price of our Class A ordinary shares. In addition, as a result of their substantial ownership in our Company, our initial shareholders may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that you do not support, including amendments to our amended and restated memorandum and articles of association and approval of major corporate transactions. If our initial shareholders purchase any Class A ordinary shares in the aftermarket or in privately negotiated transactions, this would increase their influence over these actions. Accordingly, our initial shareholders will exert significant influence over actions requiring a shareholder vote at least until the completion of our initial business combination.
A provision of our warrant agreement may make it more difficult for us to consummate an initial business combination.
Unlike most blank check companies, if
(i)  we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per Class A ordinary share;
(ii)  the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and
(iii)  the market value is below $9.20 per share,
then the exercise price of the warrants will be adjusted to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price. This may make it more difficult for us to consummate an initial business combination with a target business.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by our sponsor or its permitted transferees.
Our warrants and founder shares may have an adverse effect on the market price of our Class A ordinary shares and make it more difficult to effectuate our initial business combination.
We have issued warrants to purchase 12,500,000 Class A ordinary shares, at a price of $11.50 per whole share, as part of the units offered in our IPO, and, simultaneously with the closing of our IPO, we issued in a private placement an aggregate of 7,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Our initial shareholders currently hold 6,250,000 founder shares. In addition, if our sponsor, an affiliate of our sponsor or certain of our officers and directors make any working capital loans, up to $1,500,000 of such loans may be converted into warrants, at the price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. To the extent we issue ordinary shares to effectuate a business transaction, the potential for the issuance of a substantial number of additional Class A ordinary shares upon exercise of these warrants or conversion rights could make us a less attractive acquisition vehicle to a target business. Any such issuance will increase the number of issued and outstanding Class A ordinary shares and reduce the value of the Class A ordinary shares issued to complete the business transaction. Therefore, our warrants and founder shares may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business.
The private placement warrants are identical to the warrants sold as part of the units in our IPO except that, so long as they are held by our sponsor or its permitted transferees: (1) they will not be redeemable by us; (2) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our sponsor until 30 days after the completion of our initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights.
Because each unit contains one-half of one warrant and only a whole warrant may be exercised, the units may be worth less than units of other blank check companies.
Each unit contains one-half of one warrant. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units, and only whole units will trade. This is different from other blank check companies whose units include one ordinary share and one whole warrant to purchase one share. We established the components of the units in this way in order to reduce the dilutive effect of the warrants upon completion of a business combination since the warrants will be exercisable in the aggregate for a half of the number of shares compared to units that each contain a whole warrant to purchase one share, which we believe makes us a more attractive business combination partner for target businesses. Nevertheless, this unit structure may cause our units to be worth less than if they included a warrant to purchase one whole share.
Because we must furnish our shareholders with target business financial statements, we may lose the ability to complete an otherwise advantageous initial business combination with some prospective target businesses.
The federal proxy rules require that a proxy statement with respect to a vote on a business combination meeting certain financial significance tests include historical and/or pro forma financial statement disclosure in periodic reports. We will include the same financial statement disclosure in connection with our tender offer documents, whether or not they are required under the tender offer rules. These financial statements may be required to be prepared in accordance with, or be reconciled to, accounting principles generally accepted in the United States of America, or U.S. GAAP, or international financing reporting standards as issued by the International Accounting Standards Board, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such financial statements in time for us to disclose such financial statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate our initial business combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.
Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2020. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.
Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (2) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.
Provisions in our amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A ordinary shares and could entrench management.
Our amended and restated memorandum and articles of association contains provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include two-year director terms and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

After our initial business combination, it is possible that a majority of our directors and officers will live outside the United States and all or substantially all of our assets will be located outside the United States; therefore, investors may not be able to enforce federal securities laws or their other legal rights.
It is possible that after our initial business combination, a majority of our directors and officers will reside outside of the United States and all or substantially all of our assets will be located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon all of our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on our directors and officers under United States laws.
If we effect a business combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.
If we effect a business combination with a company located outside of the United States, the laws of the country in which such company operates will likely govern almost all of the material agreements relating to its operations. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available in this new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.
If our management following our initial business combination is unfamiliar with U.S. securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.
Following our initial business combination, any or all of our management could resign from their positions as officers of the Company, and the management of the target business at the time of the business combination could remain in place. Management of the target business may not be familiar with U.S. securities laws. If new management is unfamiliar with U.S. securities laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.
After our initial business combination, substantially all of our assets may be located in a foreign country and substantially all of our revenue may be derived from our operations in such country. Accordingly, our results of operations and prospects will be subject, to a significant extent, to the economic, political, social and government policies, developments and conditions in the country in which we operate.
The economic, political and social conditions, as well as government policies, of the country in which our operations are located could affect our business. Economic growth could be uneven, both geographically and among various sectors of the economy, and such growth may not be sustained in the future. If in the future such country’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could materially and adversely affect our ability to find an attractive target business with which to consummate our initial business combination and if we effect our initial business combination, the ability of that target business to become profitable.
We will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.
We are subject to rules and regulations of various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from our search for a business combination target to compliance activities.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

We may be delayed in processing mail received at our registered office.
Mail addressed to the Company and received at its registered office will be forwarded unopened to the forwarding address supplied by the Company to be dealt with. None of the Company, its directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.
Risks Relating to the Cannabis Industry
Business combinations with companies operating in the cannabis industry entail special considerations and risks. If we complete a business combination with a target business in the cannabis industry, we will be subject to, and possibly adversely affected by, the risks set forth below. However, our efforts in identifying prospective target businesses may not be limited to the cannabis industry. Accordingly, if we acquire a target business in another industry, these risks will likely not affect us and we will be subject to other risks attendant with the specific industry of the target business which we acquire, none of which can be presently ascertained.
There are risks related to the cannabis industry to which we may become subject.
If we are successful in completing a business combination with a target business with operations in the cannabis industry, we will be subject to, and possibly adversely affected by, the following risks:
•	The cannabis industry is extremely speculative and its legality is uncertain, making it subject to inherent risk;
•
Use of cannabis that is not in compliance with the U.S. Controlled Substances Act is illegal under U.S. federal law, and therefore, strict enforcement of U.S. federal laws regarding the use, cultivation, manufacturing, processing, transportation, distribution, storage and/or sale of cannabis would likely result in our inability to execute a business plan in the cannabis industry;

•
Changes in the current policies of the Biden Administration and the U.S. Department of Justice resulting in heightened enforcement of U.S. federal cannabis laws may negatively impact our ability to pursue our prospective business operations and/or generate revenues;

•
U.S. federal courts may refuse to recognize the enforceability of contracts pertaining to any business operations that are deemed illegal under U.S. federal law and, as a result, cannabis-related contracts could prove unenforceable in such courts;

•
Consumer complaints and negative publicity regarding cannabis-related products and services could lead to political pressure on states to implement new laws and regulations that are adverse to the cannabis industry, to not modify existing, restrictive laws and regulations or to reverse current favorable laws and regulations relating to cannabis;

•	Assets leased to cannabis businesses may be forfeited to the U.S. federal government in connection with government enforcement actions under U.S. federal law;
•
U.S. Food and Drug Administration regulation of cannabis and the possible registration of facilities where cannabis is grown could negatively affect the cannabis industry, which could directly affect our financial condition;

•
Due to our proposed involvement in the regulated cannabis industry, we may have a difficult time obtaining the various insurance policies that are needed to operate our business, which may expose us to additional risks and financial liabilities;

•
The cannabis industry may face significant opposition from other industries that perceive cannabis products and services as competitive with their own, including but not limited to the pharmaceutical industry, adult beverage industry and tobacco industry, all of which are have powerful lobbying and financial resources;

•
Many national and regional banks have been resistant to doing business with cannabis companies because of the uncertainties presented by federal law and, as a result, we may have difficulty accessing the service of banks, which may inhibit our ability to open bank accounts or otherwise utilize traditional banking services;

•	Due to our proposed involvement in the regulated cannabis industry, we may have a difficult time obtaining financing in connection with our initial business combination or thereafter;

•
Laws and regulations affecting the regulated cannabis industry are varied, broad in scope and subject to evolving interpretations, and may restrict the use of the properties we acquire or require certain additional regulatory approvals, which could materially adversely affect our operations;

•	National securities exchanges may not list companies engaged in the cannabis industry;
•
Section 280E of the Internal Revenue Code of 1986, as amended, which disallows a tax deduction for any amount paid or incurred in carrying on any trade or business that consists of trafficking in controlled substances prohibited by federal or state law, may prevent us from deducting certain business expenditures, which would increase our net taxable income; and

•	Risks similar to those discussed above based on regulations of other jurisdictions in which a prospective target may operate or be organized in.
Any of the foregoing could have an adverse impact on our operations following a business combination.
Cannabis is currently illegal under U.S. federal law and in other jurisdictions
If we complete a business combination with a target in the cannabis industry, our ability to achieve our business objectives will be contingent, in part, upon the legality of the cannabis industry, our compliance with regulatory requirements enacted by various governmental authorities, and our obtaining all regulatory approvals, where necessary. The laws and regulations governing cannabis are still developing, including in ways that we may not foresee. Although the Agriculture Improvement Act of 2018 has taken hemp and hemp-derived cannabinoids out of the most restrictive class of controlled substances under U.S. federal law, marijuana is a schedule 1 controlled substance in the United States and is currently illegal under U.S. federal law. Even in those U.S. states in which the recreational use of marijuana has been legalized, its use remains a violation of U.S. federal law. Additionally, in 2018, a series of memoranda and guidance from 2009 to 2014 that generally directed U.S. Attorneys not to enforce federal marijuana laws against actors who were in compliance with state guidance were formally rescinded. Since U.S. federal laws criminalizing the use of marijuana preempt state laws that legalize its use, continuation of U.S. federal law in its current state regarding marijuana could limit our ability to do business in the United States. Similar issues of illegality apply in other countries. Any amendment to or replacement of existing laws to make them more onerous, or delays in amending or replacing existing laws to liberalize the legal possession and use of cannabis, or delays in obtaining, or the failure to obtain, any necessary regulatory approvals may significantly delay or impact negatively our ability to consummate an initial business combination, the markets in which we operate, products and sales initiatives and could have a material adverse effect on our business, liquidity, financial condition and/or results of operations.
Change in the laws, regulations and guidelines that impact the cannabis industry may cause adverse effects on our ability to successfully complete our initial business combination.
We only intend to target companies that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate and, in particular, we will not invest in, or consummate a business combination with, a target business that we determine has been operating, or whose business plan is to operate, in violation of U.S. federal laws, including the U.S. Controlled Substances Act. Changes to such laws, regulations and guidelines may cause adverse effects on our ability to identify and acquire a target company that meets these legal and regulatory requirements at the time of acquisition.
The nascent status of the medical and recreational cannabis industry involves unique circumstances and there can be no assurance that the industry will continue to exist or grow as currently anticipated.
Cannabis industry businesses operate under a relatively new medical and adult-use recreational market. In addition to being subject to general business risks, a business involving an agricultural product and a regulated consumer product needs to continue to build brand, product awareness and operations through significant investments in strategy, production capacity, quality assurance and compliance with regulations.
Competitive conditions, consumer tastes, patient requirements and spending patterns in this new industry and market are relatively unknown and may have unique circumstances that differ from existing industries and markets.
There can be no assurance that this industry and market will continue to exist or grow as currently estimated or anticipated, or function and evolve in a manner consistent with management’s expectations and assumptions. Any event or circumstance that affects the medical or recreational cannabis industry and market could have a material adverse effect on our business, financial condition and results of operations.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.
Continued development of the cannabis industry is dependent upon continued legislative legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its cultivation, manufacturing, processing, transportation, distribution, storage and/or sale, or the re-criminalization or restriction of cannabis at the state level could negatively impact our business. Additionally, changes in applicable state and local laws or regulations, including zoning restrictions, permitting requirements and fees, could restrict the products and services we may offer or impose additional compliance costs on us or our customers. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to our business.
Change in the laws, regulations and guidelines that impact our business may cause adverse effects on our operations.
A cannabis products business will be subject to a variety of laws, regulations and guidelines relating to the marketing, acquisition, manufacture, management, transportation, storage, sale, labeling and disposal of cannabis as well as laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Changes to such laws, regulations and guidelines may cause adverse effects on the operations of our target company post-acquisition.
Operating in a highly regulated business will require significant resources.
In the event we acquire a business involved in the production, distribution or sale of cannabis products, we will be operating in a highly regulated business. In such a case, we would expect a significant amount of management’s time and external resources to be used to comply with the laws, regulations and guidelines that impact our business, and changes thereto, and such compliance may place a significant burden on our management and other resources.
Differing regulatory environments may cause adverse effects on our operations.
A cannabis products business will be subject to a variety of laws, regulations and guidelines in each of the jurisdictions in which it operates. Complying with multiple regulatory regimes will require additional resources and may limit our ability to expand into certain jurisdictions, even where cannabis may be legal. For example, even if cannabis were to become legal under U.S. federal law, companies operating in the cannabis industry would have to comply with applicable state and local laws, which may vary greatly between jurisdictions, increasing costs for companies that operate in multiple jurisdictions.
We may operate a highly regulated business and any failure or significant delay in obtaining regulatory approvals could adversely affect our ability to conduct our business.
In the event we acquire a business involved in the production, distribution or sale of cannabis products, achievement of our business objectives will be contingent, in part, upon compliance with the regulatory requirements enacted by applicable government authorities and obtaining all regulatory approvals, where necessary, for the sale of our products. We cannot predict the time required to secure all appropriate regulatory approvals for our products, additional restrictions that may be placed on our business or the extent of testing and documentation that may be required by government authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on our business, results of operation and financial condition.
U.S. regulations relating to hemp-derived CBD products are unclear and rapidly evolving.
We may acquire a business involved in the production, distribution or sale of hemp-derived CBD products. Participation in the market for hemp-derived CBD products in the United States and elsewhere may require us to employ novel approaches to existing regulatory pathways. Although the passage of the Farm Bill in December 2018 legalized the cultivation of hemp in the United States to produce products containing CBD and other non-tetrahydrocannabinol (“THC”) cannabinoids, it is unclear how the U.S. Food and Drug Administration (“FDA”) will respond to the approach taken by a target business we acquire, or whether the FDA will propose or implement new or additional regulations. In addition, such products may be subject to regulation at the state or local levels. Unforeseen regulatory obstacles may hinder our ability to successfully compete in the market for such products.
Marketing constraints under regulatory frameworks may limit a potential target cannabis company’s ability to compete for market share in a manner similar to that of companies in other industries.
The development of a potential target cannabis company’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by regulations applicable to the cannabis industry. For example, the regulatory environment in Canada would limit a target cannabis company’s ability to compete for market share in a manner similar to that of companies in other industries. Additionally, Canadian regulations impose further packaging, labeling and advertising restrictions on producers in the adult-use recreational cannabis market. If a target cannabis company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, its sales and operating results could be adversely affected.
We may become involved in regulatory or agency proceedings, investigations and audits.
Businesses in the cannabis industry, and the business of the suppliers from which we may acquire the products we may sell, require compliance with many laws and regulations. Failure to comply with these laws and regulations could subject us or such suppliers to regulatory or agency proceedings or investigations and could also lead to damage awards, fines and penalties. We or such suppliers may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies, could harm our reputation or the reputations of the brands that we may sell, require us to take, or refrain from taking, actions that could harm our operations or require us to pay substantial amounts of money, harming our financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on our business, financial condition and results of operations.
Research in the United States, Canada and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids remains in relatively early stages. There have been few clinical trials on the benefits of cannabis or isolated cannabinoids conducted by us or by others.
Research in the United States, Canada and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids (such as CBD and THC) remains in relatively early stages. Historically stringent regulations related to cannabis have made conducting medical and academic studies challenging, and there have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids to date. Many statements concerning the potential medical benefits of cannabinoids are based on published articles and reports, and as a result, such statements are subject to the experimental parameters, qualifications and limitations in the studies that have been completed. In the event we acquire a target business involving medical cannabis, future research and clinical trials may draw different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for our products. We may be subject to liability for risks against which we cannot insure or against which we may elect not to insure due to the high cost of insurance premiums or other factors. The payment of any such liabilities would reduce the funds available for our normal business activities. Payment of liabilities for which we do not carry insurance may have a material adverse effect on our financial position and operations.
With respect to target businesses operating in the medical and adult-use cannabis markets, the illicit supply of cannabis and cannabis-based products may reduce our sales and impede our ability to succeed in such markets.
In the event we acquire a target business operating in the medical and adult-use cannabis markets, we may face competition from unlicensed and unregulated market participants, including illegal dispensaries and black market suppliers selling cannabis and cannabis-based products.
Even with the legalization of medical and adult-use cannabis in certain jurisdictions, black market operations remain abundant and are a substantial competitor to cannabis-related businesses. In addition, illegal dispensaries and black market participants may be able to (i) offer products with higher concentrations of active ingredients that are either expressly prohibited or impracticable to produce under applicable regulations, (ii) use delivery methods, including edibles, concentrates and extract vaporizers, that we may be prohibited from offering to individuals in such jurisdictions, (iii) brand products more explicitly, and (iv) describe/discuss intended effects of products. As these illicit market participants do not comply with the regulations governing the medical and adult-use cannabis industry in such jurisdictions, their operations may also have significantly lower costs.
As a result of the competition presented by the black market for cannabis, any unwillingness by consumers currently utilizing these unlicensed distribution channels to begin purchasing from legal producers for any reason or any inability or unwillingness of law enforcement authorities to enforce laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products could (i) result in the perpetuation of the black market for cannabis, (ii) adversely affect our market share and (iii) adversely impact the public perception of cannabis use and licensed cannabis producers and dealers, all of which would have a materially adverse effect on our business, operations and financial condition.
If recreational or medical-use consumers elect to produce cannabis for their own purposes, it could reduce the addressable market for a potential target cannabis company’s products.
Cannabis regulations may permit the end user to produce cannabis for their own purposes. For example, under cannabis regulations in Canada, three options are available for individuals to obtain cannabis for medical purposes: (i) registering with a holder of a license to sell for medical purposes and purchasing products from that entity; (ii) registering with Health Canada to produce a limited amount of cannabis for their own medical purposes; or (iii) designating someone else to produce cannabis for them. It is possible that the ability of end users to produce cannabis for their own purposes, such as under (ii) and (iii) above, could significantly reduce the addressable market for a potential target cannabis company’s products and could materially and adversely affect the business, financial condition and results of operations of a potential target cannabis company.
The cannabis industry faces significant opposition, and any negative trends may adversely affect our business operations.
If we complete a business combination with a target in the cannabis industry, we will be substantially dependent on the continued market acceptance, and the proliferation of consumers, of cannabis. We believe that with further legalization, cannabis will become more accepted, resulting in growth in consumer demand. However, we cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations.
Large, well-funded industries that perceive cannabis products and services as competitive with their own, including but not limited to the pharmaceutical industry, adult beverage industry and tobacco industry, all of which are have powerful lobbying and financial resources, may have strong economic reasons to oppose the development of the cannabis industry. For example, should cannabis displace other drugs or products, the medical cannabis industry could face a material threat from the pharmaceutical industry, which is well-funded and possesses a strong and experienced lobby. Any inroads the pharmaceutical, or any other potentially displaced, industry or sector could make in halting or impeding the cannabis industry could have a detrimental impact on our business.
Competition from synthetic products may adversely affect the business, financial condition or results of operations of a potential target cannabis company.
The pharmaceutical industry may attempt to dominate the cannabis industry, and in particular, legal cannabis, through the development and distribution of synthetic products which emulate the effects of cannabis. If they are successful, the widespread popularity of such synthetic products could change the demand, volume and profitability of the cannabis industry. This could adversely affect the ability of a potential target cannabis company to secure long-term profitability and success through the sustainable and profitable operation of the anticipated businesses and investment targets, and could have a material adverse effect on a potential target cannabis company’s business, financial condition or results of operations.
An initial surge in demand for cannabis may result in supply shortages in the short term, while in the longer term, supply of cannabis could exceed demand, which may cause a fluctuation in revenue.
Changes in the legal status of cannabis may result in an initial surge in demand. As a result of such initial surge, cannabis companies operating under such changed legal regime may not be able to produce enough cannabis to meet demand of the adult-use recreational and medical markets, as applicable. This may result in lower than expected sales and revenues and increased competition for sales and sources of supply.
However, in the future, cannabis producers may produce more cannabis than is needed to satisfy the collective demand of the adult-use recreational and medical markets, as applicable, and they may be unable to export that oversupply into other markets where cannabis use is fully legal under all applicable jurisdictional laws. As a result, the available supply of cannabis could exceed demand, resulting in a significant decline in the market price for cannabis. If such supply or price fluctuations were to occur, companies operating in the cannabis industry may see revenue and profitability fluctuate materially and their business, financial condition, results of operations and prospects may be adversely affected.
Consumer preferences may change, and the potential target business may be unsuccessful in acquiring or retaining consumers and keeping pace with changing market developments.
As a result of changing consumer preferences, many consumer products attain financial success for a limited period of time. Even if a potential target’s products find success at retail, there can be no assurance that such products will continue to be profitable. A potential target’s success will be significantly dependent upon its ability to develop new and improved product lines and adapt to consumer preferences. Even if a potential target business is successful in introducing new products or developing its current products, a failure to gain consumer acceptance or to update products could cause a decline in the products’ popularity and impair the brands. In addition, a potential target business may be required to invest significant capital in the creation of new product lines, strains, brands, marketing campaigns, packaging and other product features-none of which are guaranteed to be successful. Failure to introduce new features and product lines and to achieve and sustain market acceptance could result in the potential target business being unable to satisfy consumer preferences and generate revenue.
A potential target’s success depends on its ability to attract and retain consumers. There are many factors which could impact its ability to attract and retain consumers, including its ability to continually produce desirable and effective products, the successful implementation of its consumer acquisition plan and the continued growth in the aggregate number of potential consumers. A potential target business may not be successful in developing effective and safe new products, anticipating shifts in social trends and consumer demands, bringing such products to market in time to be effectively commercialized, or obtaining any required regulatory approvals, which, together with any capital expenditures made in the course of such product development and regulatory approval processes, may have a material adverse effect. A potential target’s failure to acquire and retain consumers could have a material adverse effect on the potential target business.
In addition, the patterns of cannabis consumption may shift over time due to a variety of factors, including changes in demographics, social trends, public health polices and other leisure or consumption behaviors. If consumer preferences for a potential target’s products or cannabis products in general do not develop, or if once developed, they were to move away from its products or cannabis products in general, or if a potential target business is unable to anticipate and respond effectively to shifts in consumer behaviors, it may be adversely affected.
The cannabis industry is highly competitive and evolving.
The market for businesses in the cannabis industry is highly competitive and evolving. There may be no material aspect of our business that is protected by patents, copyrights, trademarks or trade names, and we may face strong competition from larger companies, including in our search for an initial business combination and those that may offer similar products and services to ours following our initial business combination. Our potential competitors may have longer operating histories, significantly greater financial, marketing or other resources and larger client bases than we will, and there can be no assurance that we will be able to successfully compete against these or other competitors. Additionally, because the cannabis industry is at an early stage, a potential target cannabis company may face additional competition from new entrants, including as a result of an increased number of licenses granted under any applicable regulatory regime.
If the number of users of medical cannabis increases, and/or if the national demand for recreational cannabis increases, the demand for products will increase and we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, a target business may require a continued high level of investment in research and development, marketing, sales and client support. However, a potential target business may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis, which could materially and adversely affect the business, financial condition and results of operations of the Company. Additionally, as new technologies related to the cultivation, processing, manufacturing and research and development of cannabis are being explored, there is potential for third-party competitors to be in possession of superior technology that would reduce any relative competitiveness a potential business target may have.
As the legal landscape for cannabis continues to evolve, it is possible that the cannabis industry will undergo consolidation, creating larger companies with greater financial resources, manufacturing and marketing capabilities and product offerings.
Given the rapid changes affecting the global, national, and regional economies generally and the cannabis industry in particular, we may not be able to create and maintain a competitive advantage in the marketplace.
Our success will depend on our ability to keep pace with any changes in our markets, particularly, legal and regulatory changes. For example, it is likely that we, and our competitors, will seek to introduce new products in the future. Our success will also depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition and results of operations.
The technologies, process and formulations a target company uses may face competition or become obsolete.
Many businesses in the cannabis industry face rapidly changing markets, technology, emerging industry standards and frequent introduction of new products. The introduction of new products embodying new technologies, including new manufacturing processes or formulations, and the emergence of new industry standards may render a potential business target’s products obsolete, less competitive or less marketable. The process of developing their products is complex and requires significant continuing costs, development efforts and third-party commitments, including licensees, researchers, collaborators and lenders. A target company’s failure to develop new technologies and products and the obsolescence of existing technologies or processes could adversely affect its business, financial condition and results of operations. A target company may be unable to anticipate changes in its potential customer requirements that could make its existing technology, processes or formulations obsolete. Its success will depend in part on its ability to continue to enhance its existing technologies, develop new technology that addresses the increasing sophistication and varied news of the market, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of its proprietary technology, processes and formulations may entail significant technical and business risks. A potential target company may not be successful in using its new technologies or exploiting its niche markets effectively or adapting its business to evolving customer or medical requirements or preferences or emerging industry standards.
There is uncertainty in pricing and demand for cannabis-based products.
The anticipated pricing of cannabis products may differ substantially from current levels given changes in the competitive and regulatory landscape. The potential target company’s business model may be susceptible to erosion of profitability should cannabis and cannabis-related products experience secular pricing changes. Potential sources of pricing changes include overproduction, regulatory action, increased competition or the emergence of new competitors. Additionally, even if pricing of the broader cannabis and cannabis-related product market is sustained, there is no guarantee that a potential target cannabis company will be successful in creating and maintaining consumer demand and estimated pricing levels. To do this, the potential target company may be dependent upon, among other things, continually producing desirable and effective cannabis and cannabis-related products and the continued growth in the aggregate number of cannabis consumers. Campaigns designed to enhance the potential target company’s brand and attract consumers, subject to restrictions imposed by law, can be expensive and may not result in increased sales. If the potential target company is unable to attract new consumers, it may not be able to increase its sales.
A potential target company may have difficulty in forecasting sales and other business metrics.
A potential target cannabis business may rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the cannabis industry. If the potential target business underestimates the demand for its products, it may not be able to produce products that meet its stringent requirements, and this could result in delays in the shipment of products and failure to satisfy demand, as well as damage to reputation and partner relationships. If the potential target business overestimates the demand for its products, it could face inventory levels in excess of demand, which could result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would harm the potential target’s gross margins and brand management efforts.
Due to the nascent nature of the market, it could be difficult for the potential target to forecast demand. In particular, it could be difficult to forecast the rate of the illicit cannabis market crossing over to the legal market. If the market does not develop as the potential target business expects, it could have a material adverse effect on its business, results of operations and financial condition. In addition to inherent risks and difficulties forecasting sales, anticipated costs and yields are also challenging to predict with certainty as the cannabis industry is in its relative infancy and rapidly evolving. If we make capital investments based on flawed sales, costs and yields forecasts, the potential target business may not achieve its expected, or any, return on invested capital. Failure to realize forecasted sales, costs and yields could have a material adverse effect on the potential target’s business, results of operations and financial condition.
We and our customers may have difficulty accessing the service of banks, which may make it difficult to sell products and services.
Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the U.S. Bank Secrecy Act. Guidance issued by the Financial Crimes Enforcement Network (“FinCen”), a division of the U.S. Department of the Treasury (the “FinCen Memo”), clarifies how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act. Despite the rescission of memoranda that had deprioritized the enforcement of federal law against marijuana users and businesses that comply with state marijuana laws, FinCen has not rescinded the FinCen Memo. While this memo appears to be a stand-alone document and is presumptively still in effect, FinCen could elect to rescind the FinCen Memo at any time. Banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty establishing banking relationships. Our inability to maintain bank accounts would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges and could result in our inability to implement our business plan.
The development and operation of businesses in the cannabis industry may require additional financing, which may not be available on favorable terms, if at all.
Due to the growth in the cannabis industry, the continued development and operation of businesses in the cannabis industry may require additional financing. The failure to raise such capital could result in the delay or indefinite postponement of current business objectives or the cessation of business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable.
We may be subject to product liability claims.
If we acquire a target business operating as a manufacturer and distributor of products utilizing cannabis for human consumption, we will face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of cannabis products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that the products we produced caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.
A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products.

We may not be able to obtain adequate insurance coverage in respect of the risks our business faces, the premiums for such insurance may not continue to be commercially justifiable or there may be coverage limitations and other exclusions which may result in such insurance not being sufficient to cover potential liabilities that we face.
Although we expect to have insurance coverage with respect to the assets and operations of our target business, such insurance coverage will be subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities, including potential product liability claims, or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, we may be exposed to material uninsured liabilities that could impede our liquidity, profitability or solvency.
We, or the cannabis industry more generally, may receive unfavorable publicity or become subject to negative consumer or investor perception.
We believe that the cannabis industry is highly dependent upon positive consumer and investor perception regarding the benefits, safety, efficacy and quality of the cannabis distributed to consumers. The perception of the cannabis industry and cannabis products, currently and in the future, may be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements, media attention and other publicity (whether or not accurate or with merit) both in the United States and in other countries, including Canada, relating to the consumption of cannabis products, including unexpected safety or efficacy concerns arising with respect to cannabis products or the activities of industry participants. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the cannabis market or any particular cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for the cannabis products of a target business we acquire. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis, or the products of a target business we acquire specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect us. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.
Third parties with whom we do business may perceive themselves as being exposed to reputational risk by virtue of their relationship with us and may ultimately elect not to do business with us.
If we acquire a target business in the cannabis industry, the parties with which we do business may perceive that they are exposed to reputational risk as a result of our cannabis business activities. Failure to establish or maintain business relationships could have a material adverse effect on us.
Our reputation and ability to do business may be negatively impacted by the improper conduct of our business partners, employees or agents.
We cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees, agents or business partners in violation of applicable laws and regulations in the jurisdictions in which we conduct operations, including those applicable to businesses in the cannabis industry. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related shareholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees.
We may be subject to regulatory, legal or reputational risk associated with potential misuse of our products by our customers.
We cannot provide assurance that our customers will always use our products in the manner in which we intend. Any misuse of our products by our customers could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees.
A potential target company may not succeed in promoting and sustaining its brands, which could have an adverse effect on its future growth and business.
A critical component of a potential target company’s future growth is its ability to promote and sustain its brands, often achieved by providing a high-quality user experience. An important element of a target company’s brand promotion strategy is establishing a relationship of trust with its consumers. In order to provide a high-quality user experience, a potential target company may need to have invested and continue to invest substantial resources in the development of products, infrastructure, fulfilment and customer service operations. Campaigns designed to enhance a potential target company’s brand and attract consumers, subject to restrictions imposed by law, can be expensive and may not result in increased sales. If a potential target company is unable to attract new customers or its consumers are dissatisfied with the quality of the products sold to them or the customer service they receive and their overall customer experience, it could see a decrease in sales, which could have a material adverse effect on the potential target company’s business, financial condition and results of operations.
Certain events or developments in the cannabis industry more generally may impact our reputation.
Damage to our reputation can result from the actual or perceived occurrence of any number of events, including any negative publicity, whether true or not. If we acquire a target business in the cannabis industry, because cannabis has been commonly associated with various other narcotics, violence and criminal activities, there is a risk that our business might attract negative publicity. There is also a risk that the actions of other companies, service providers and customers in the cannabis industry may negatively affect the reputation of the industry as a whole and thereby negatively impact our reputation. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share negative opinions and views in regards to our activities and the cannabis industry in general, whether true or not.
We do not ultimately have direct control over how we or the cannabis industry is perceived by others. Reputational issues may result in decreased investor confidence, increased challenges in developing and maintaining community relations and present an impediment to our overall ability to advance our business strategy and realize on our growth prospects.
The cannabis industry is subject to the risks inherent in an agricultural business, including the risk of crop failure.
The growing of cannabis is an agricultural process. As such, a target business with operations in the cannabis industry is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, insects, plant diseases and similar agricultural risks. Although some cannabis production is conducted indoors under climate-controlled conditions, cannabis continues to be grown outdoors and there can be no assurance that artificial or natural elements, such as insects and plant diseases, will not entirely interrupt production activities or have an adverse effect on the production of cannabis and, accordingly, the operations of a potential target business.
The cannabis industry is subject to transportation disruptions, including those related to an agricultural product.
As a business revolving mainly around the growth of an agricultural product, the ability to obtain speedy, cost-effective and efficient transport services will be essential to the prolonged operations of a potential target cannabis company’s business. Should such transportation become unavailable for prolonged periods of time, it could have a material adverse effect on the potential target company’s business, financial condition and results of operations.
Due to the nature of a potential target cannabis company’s products, security of the product during transportation to and from its facilities may be important. A breach of security during transport or delivery could have a material adverse effect on a potential target company’s business, financial condition and results of operations. Any breach of the security measures during transport or delivery, including any failure to comply with recommendations or requirements of regulatory authorities, could also have an impact on the potential target company’s ability to continue operating under its license or the prospect of renewing its licenses.
Many cannabis businesses are subject to significant environmental regulations and risks.
Participants in the cannabis industry are subject to various environmental regulations in the jurisdictions in which they operate. These regulations may mandate, among other things, the maintenance of air and water quality standards and land reclamation. These regulations may also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for noncompliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect a potential target business.

Many cannabis businesses are dependent on key personnel with sufficient experience in the cannabis industry.
The success of businesses in the cannabis industry is largely dependent on the performance of their respective management teams and key employees and their continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and significant costs may be incurred to attract and retain them. The loss of the services of any key personnel, or an inability to attract other suitably qualified persons when needed, could prevent a business from executing on its business plan and strategy, and the business may be unable to find adequate replacements on a timely basis, or at all.
There are a limited number of management teams in the cannabis industry that are familiar with U.S. securities laws.
There are a limited number of management teams in the cannabis industry that have U.S. public company experience. As a result, management of a target cannabis business, including any key personnel that it hires in the future, may not be familiar with U.S. securities laws. If such management team is unfamiliar with U.S. securities laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect our operations.
It may be difficult to continuously maintain and retain a competitive talent pool with public company standards.
As a target company grows, it may need to hire additional human resources to continue to develop its businesses. However, experienced talent, including senior management, with public company background in the areas of cannabis research and development, growing cannabis and extraction are difficult to source, and there can be no assurance that the appropriate individuals will be available or affordable.
Without adequate personnel and expertise, the growth of the business may suffer. There can be no assurance that a target company will be able to identify, attract, hire and retain qualified personnel and expertise in the future, and any failure to do so could have a material adverse effect on the business, financial condition or results of operations.
A potential target company may be dependent on skilled labor and suppliers.
The ability of a potential target business to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that the potential target business will be successful in maintaining its required supply of skilled labor, equipment, parts and components. Qualified individuals are in high demand, and the potential target business may incur significant costs to attract and retain them. It is also possible that the final costs of the major equipment and materials, including packaging materials, contemplated by the potential target’s capital expenditure program may be significantly greater than anticipated by the potential target’s management, and may be greater than funds available to the potential target business, in which circumstance the potential target business may curtail, or extend the time frames for completing, its capital expenditure plans. This could have a material adverse effect on the potential target’s business, financial condition and results of operations.
Fraudulent or illegal activity by employees, contractors and consultants may adversely affect our business, financial condition or results of operations.
A potential target business may be exposed to the risk that any of its employees, independent contractors or consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities that violate (i) government regulations, (ii) manufacturing standards, (iii) federal, state and provincial healthcare fraud and abuse laws and regulations, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for the potential target business to identify and deter misconduct by its employees and other third parties, and the precautions taken by the potential target business to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the potential target business from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the potential target business, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the business of the potential target business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the operations of the potential target business, any of which could have a material adverse effect on the potential target’s business, financial condition and results of operations.

A potential target cannabis company may be reliant on key inputs and may not be able to realize its cannabis production or capacity targets. The price of production of cannabis will also vary based on a number of factors outside of our control.
A potential target cannabis company’s ability to produce and process cannabis, and the price of production, may be affected by a number of factors, including available space, raw materials, plant design errors, non-performance by third party contractors, increases in materials or labor costs, construction performance falling below expected levels of output or efficiency, environmental pollution, contractor or operator errors, breakdowns, processing bottlenecks, aging or failure of equipment or processes, labor disputes, as well as factors specifically related to indoor agricultural practices, such as reliance on provision of energy and utilities to the facility, and potential impacts of major incidents or catastrophic events on the facility, such as fires, explosions, earthquakes or storms. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition and operating results of a potential target company. Some of these inputs may only be available from a single supplier or a limited group of suppliers, including access to the electricity grid. If a sole source supplier was to go out of business, the target company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the potential target company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations and prospects of such businesses.
In addition, the price of production, sale and distribution of cannabis will fluctuate widely due to, among other factors, how young the cannabis industry is and the impact of numerous factors beyond the control of such businesses, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new production and distribution developments and improved production and distribution methods.
A potential target company may be vulnerable to rising energy costs.
Cannabis growing operations consume considerable energy, which makes a potential target cannabis company vulnerable to rising energy costs and/or the availability of stable energy sources. Accordingly, rising or volatile energy costs or the inability to access stable energy sources may have a material adverse effect on the potential target company’s business, financial condition and results of operations.
To the extent we acquire cannabis businesses or assets, there may be a lack of access to U.S. bankruptcy protections.
Because cannabis is illegal under U.S. federal law, many courts have denied cannabis businesses bankruptcy protections, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If a company we acquire as part of a qualifying transaction were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available, which could have a material adverse effect on the financial condition and prospects of such business and on the rights of its lenders and security holders.
Item 1B.	Unresolved Staff Comments
None.
Item 2.	Properties
We currently maintain our executive offices at 660 Madison Ave, Suite 1600, New York, New York 10065. The cost for the space is included in the up to $20,000 monthly fee that we pay our sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.
Item 3.	Legal Proceedings
Beginning on January 27, 2021, purported stockholders of the Company filed or threatened to file lawsuits in connection with the Company’s prospective merger with WMH, including two actions filed in the Supreme Court of the State of New York, captioned, Brait v. Silver Spike Acquisition Corp., et al., Index No. 650629/2021 (N.Y. Sup. Ct.), and Stout v. Silver Spike Acquisition Corp., et al., No. 650686/2021 (N.Y. Sup. Ct.). The operative complaints in the Brait and Stout actions allege that the Registration Statement issued in connection with the prospective Merger omits material information related to the proposed transaction, and asserts claims for breach of fiduciary duty against certain of the Company’s current officers and directors and for aiding and abetting breach of fiduciary duty against the Company. The Stout complaint also asserts aiding and abetting claims against WMH and Merger Sub. Plaintiffs seek injunctive relief to enjoin the proposed Merger and to require defendants to issue supplemental disclosures as outlined in the complaints or, in the event the transaction is consummated in the absence of such supplemental disclosures, an order rescinding the transaction and awarding rescissory damages. Plaintiffs also seek an award of attorneys’ fees and costs. The Company has received similar demands from other purported shareholders of the company, including one that attached a draft complaint, styled Fusco v. Silver Spike Acquisition Corp., et al., asserting similar fiduciary duty claims as in the Brait and Stout actions, as well as separate claims for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934; the draft complaint seeks an injunction of the proposed Merger, pending dissemination of supplemental disclosures, unspecified damages and attorneys’ fees and costs. The Company believes that these allegations are without merit. These matters are in the early stages and the Company is unable to reasonably determine the outcome or estimate the loss, if any, and as such, has not recorded a loss contingency.
Item 4.	Mine Safety Disclosures
Not applicable.

PART II
Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
(a)	Market Information
Our units, Class A ordinary shares and warrants are each traded on the Nasdaq under the symbols “SSPKU,” “SSPK” and “SSPKW,” respectively. Our units commenced public trading on August 8, 2019. Our Class A ordinary shares and warrants began separate trading on January 14, 2020.
(b)	Holders
On March 24, 2020, there were one holder of record of our units, one holder of record of our Class A ordinary shares, one holder of our Class B ordinary shares and two holders of record of our warrants.
(c)	Dividends
We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if we incur any indebtedness in connection with a business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
(d)	Securities Authorized for Issuance Under Equity Compensation Plans
None.
(e)	Performance Graph
Not applicable.
(f)	Recent Sales of Unregistered Securities; Use of Proceeds from Registered Offerings
Unregistered Sales
In June 2019, we issued an aggregate of 7,187,500 Class B ordinary shares to our sponsor for an aggregate purchase price of $25,000 (the founder shares). On September 23, 2019, in connection with the expiration of the underwriter’s over-allotment option, our sponsor surrendered 937,500 founder shares. As a result, our sponsor now owns 6,250,000 founder shares.
The founder shares will automatically convert into Class A ordinary shares on the first business day following the completion of our initial business combination on a one-for-one basis, subject to certain adjustments. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in our IPO and related to the closing of our initial business combination, the ratio at which founder shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of our ordinary shares issued and outstanding upon the completion of our IPO plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with our initial business combination (net of redemptions), excluding the representative shares and any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination and any private placement warrants issued to our sponsor, an affiliate of our sponsor or any of our officers or directors.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom are subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Our sponsor purchased 7,000,000 private placement warrants at a price of $1.00 per warrant in a private placement that occurred concurrently with the closing of our IPO and generated gross proceeds of $7,000,000. Each private placement warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. The proceeds from the sale of the private placement warrants were added to the net proceeds from the IPO held in the trust account. If we do not complete a business combination by July 10, 2021, the private placement warrants will expire worthless. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by our sponsor or its permitted transferees. The sale of the private placement warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Use of Proceeds
Of the $257,000,000 in proceeds we received from our IPO and the sale of the private placement warrants, a total of $250,000,000, from this $250,000,000, the underwriter’s deferred commissions of $8,750,000 will be paid, was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee.
There has been no material change in the planned use of proceeds from such use as described in the Company’s final prospectus (File No. 333-232734), dated August 7, 2019, which was declared effective by the SEC on August 7, 2019.
(g)	Purchases of Equity Securities by the Issuer and Affiliated Purchasers
None.
Item 6.	Selected Financial Data
Not applicable.
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes related thereto which are included in “Item 8. Financial Statements and Supplementary Data” of this Annual Report on Form 10-K. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Special Note Regarding Forward-Looking Statements,” “Item 1A. Risk Factors” and elsewhere in this Annual Report on Form 10-K.
Overview
We are a blank check company incorporated in the Cayman Islands on June 7, 2019, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our business combination using cash derived from the proceeds of the IPO, our shares, debt or a combination of cash, shares and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.
Recent Developments
On December 10, 2020, we entered into a Merger Agreement with Merger Sub, WMH and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the securityholder representative thereunder (the “Holder Representative”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into WMH with WMH continuing as the surviving entity and a subsidiary of the Company (refer to as “Surviving Pubco” following the Business Combination) (the “Merger” and the other transactions contemplated by the Merger Agreement, the “Business Combination”).
As a result of the Business Combination, each of our issued and outstanding Class A ordinary shares and Class B ordinary shares will convert into a share of Class A common stock of Surviving Pubco, and each issued and outstanding warrant to purchase Class A ordinary shares of the Company will be exercisable by its terms to purchase an equal number of shares of Class A common stock of Surviving Pubco.
The merger consideration (the “Merger Consideration”) to be paid to holders of the limited liability company interests of WMH (each, a “WMH Equity Holder”) at the closing of the Business Combination (“the Closing”) pursuant to the Merger Agreement will be equal to $1.31 billion and will be paid in a mix of cash and equity consideration.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Merger Agreement.
On January 13, 2021, we held an Extraordinary General Meeting pursuant to which our shareholders approved extending the extension date. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 1,425 Class A ordinary shares. As a result, an aggregate of $14,489 (or approximately $10.17 per share) was released from our trust account to pay such shareholders.
On February 18, 2021, we issued a note in the amount of up to $750,000 to the sponsor for general working capital purposes. The note is non-interest bearing and payable upon the earlier to occur of (i) June 10, 2021 or (ii) the consummation of a Business Combination. If we do not consummate a Business Combination, we may use a portion of any funds held outside the trust account to repay the note; however, no proceeds from the trust account may be used for such repayment.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through December 31, 2020 were organizational activities, those necessary to prepare for the IPO, identifying a target for our Business Combination and activities in connection with the proposed acquisition of WMH. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We generate non-operating income in the form of interest income on marketable securities. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.
For the year ended December 31, 2020, we had a net loss of $1,601,521, which consists of operating costs of $3,864,234 offset by interest earned on marketable securities held in the trust account of $2,257,985 and an unrealized gain on marketable securities held in the trust account of $4,728.
For the period from June 7, 2019 (inception) through December 31, 2019, we had net income of $1,618,159, which consists of interest income on marketable securities held in the Trust Account of $1,812,577 and an unrealized gain on marketable securities held in the Trust Account of $112,416, offset by operating and formation costs of $306,834.
Going Concern, Liquidity and Capital Resources
August 12, 2019, we consummated the IPO of 25,000,000 Units, at a price of $10.00 per unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 7,000,000 private placement warrants to our sponsor at a price of $1.00 per warrant, generating gross proceeds of $7,000,000.
Following the IPO and the sale of the private placement warrants, a total of $250,000,000 was placed in the trust account. We incurred $14,413,362 in transaction costs, including $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $663,362 of other offering costs.
For the year ended December 31, 2020, cash used in operating activities was $581,882. Net loss of $1,601,521 was affected by interest earned on marketable securities held in the trust account of $2,257,985 and an unrealized gain on marketable securities of $4,728. Changes in operating assets and liabilities provided $3,282,352 of cash from operating activities.

For the period from June 7, 2019 (inception) through December 31, 2019, cash used in operating activities was $467,049. Net income of $1,618,159 was offset by interest earned on marketable securities held in the trust account of $1,812,577, an unrealized gain on marketable securities of $112,416 and changes in operating assets and liabilities, which used $160,215 of cash from operating activities.
As of December 31, 2020, we had marketable securities held in the trust account of $254,187,706. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete our Business Combination. To the extent that our share capital is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of December 31, 2020, we had cash of $312,707 held outside the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant unit at the option of the lender. The warrants would be identical to the private placement warrants. On February 18, 2021, we issued a note in the amount of up to $750,000 to the sponsor for general working capital purposes.
We will need to raise additional capital through loans or additional investments from our sponsors, or an affiliate of the sponsor, officers, directors, or third parties. Our sponsors may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through July 10, 2021, the date that we will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our sponsor a monthly fee of $20,000 for office space, and administrative and support services, provided to the Company. We began incurring these fees on August 7, 2019 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.
The underwriters are entitled to a deferred fee of $0.35 per unit, or $8,750,000 in the aggregate, which will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies
The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Class A Ordinary Shares Subject to Redemption
We account for our Class A ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our consolidated balance sheets.
Net Income (Loss) per Common Share
We apply the two-class method in calculating earnings per share. Net income per common share, basic and diluted for Class A ordinary shares subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A ordinary shares subject to possible redemption outstanding for the period. Net loss per common share, basic and diluted for non-redeemable Class B ordinary shares is calculated by dividing net income less income attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of shares of non-redeemable Class B ordinary shares outstanding for the period presented.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated financial statements.
Recent Accounting Standards
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated financial statements.
Item 7A.	Quantitative and Qualitative Disclosures about Market Risk
Following the consummation of our IPO, the net proceeds of our IPO, including amounts in the trust account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
Item 8.	Financial Statements and Supplementary Data
This information appears following Item 15 of this Annual Report and is included herein by reference.
Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Item 9A.	Controls and Procedures
Disclosure Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2020. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.
Management’s Annual Report on Internal Control over Financial Reporting
As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:
(1)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company,
(2)
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and

(3)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in our financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of our internal control over financial reporting at December 31, 2020. In making these assessments, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control — Integrated Framework (2013). Based on our assessments and those criteria, management determined that we maintained effective internal control over financial reporting as of December 31, 2020.
This Annual Report on Form 10-K does not include an attestation report of internal controls from our independent registered public accounting firm due to our status as an emerging growth company under the JOBS Act.
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Item 9B.	Other Information
None.

PART III
Item 10.	Directors, Executive Officers and Corporate Governance
Directors and Executive Officers
Name	Age	Title
Scott Gordon	59	Chief Executive Officer and Chairman
William Healy	57	President and Director
Gregory M. Gentile	44	Chief Financial Officer
Orrin Devinsky	63	Director
Richard M. Goldman	59	Director
Kenneth H. Landis	70	Director
Our directors and executive officers are as follows:
Scott Gordon has been the Chairman of our board of directors and has served as our Chief Executive Officer since our inception. Mr. Gordon is also Chairman of the board of directors and Chief Executive Officer of Silver Spike Acquisition Corp II, a blank check company whose sponsor is an affiliate of Silver Spike Capital. The transaction is subject to approval of Silver Spike Acquisition Corp.’s shareholders and other customer closing conditions. Since 2016, Mr. Gordon has been the co-founder and Chairman of Egg Rock Holdings, parent company of the Papa & Barkley family of cannabis products with related subsidiary assets in manufacturing, processing and logistics. Egg Rock Holdings also is the parent company of Papa & Barkley Essentials, a hemp-derived CBD business based in Colorado. From 2016 to 2018, Mr. Gordon was also President of Fintech Advisory Inc., investment manager for a multibillion dollar family office fund focused on long-term and opportunistic investments in emerging markets. From late 2013 to 2016, Mr. Gordon served as a Portfolio Manager at Taconic Capital Advisors, a multi-strategy investment firm. Prior to joining Taconic, Mr. Gordon was a Partner and Portfolio Manager at Caxton Associates from 2009 to 2012. He was also a Senior Managing Director and Head of Emerging Markets at Marathon Asset Management from 2007 to 2009. Earlier in his career, Mr. Gordon held leadership positions at Bank of America and ING Capital. Mr. Gordon was a founding member of the Emerging Markets business at J.P. Morgan where he worked upon graduating from Bowdoin College in 1983. We believe Mr. Gordon’s experience in emerging markets and in the cannabis sector make him well qualified to serve as a member of our board of directors.
William Healy has been a member of our board of directors and has served as our President since our inception. Mr. Healy also serves as a member of the board of directors and President of Silver Spike Acquisition Corp II. Since 1986, Mr. Healy has advised and covered institutional clients in a variety of roles spanning corporate finance, investment management and investment banking in London, Brazil and New York. From 2018 to May 2019, he was President of Pantera Capital Management, an investment management company. From 1998 to 2016, Mr. Healy managed several hedge fund and private equity dedicated institutional sales teams at Deutsche Bank and the firm’s wealth and asset management division. He began his career with The Chase Manhattan Bank based in London, Brazil and New York where he advised multinational corporations on cross-border funding of their Latin America-domiciled operations. From 1993 to 1998, he formed and managed the ING Barings emerging markets institutional debt sales team where he covered clients and often traveled to Latin America, Europe and Asia to structure, price and pre-market many of the firm’s capital markets transactions. Mr. Healy received a BA in International Business, from The George Washington University, Washington DC. He is multi-lingual (English, Spanish and Portuguese) and a Chartered Alternative Investment Analyst Association (CAIA) member. We believe Mr. Healy’s experience as an investment professional make him well qualified to serve as a member of our board of directors.
Gregory M. Gentile has served as our Chief Financial Officer since our inception. Mr. Gentile also serves as Chief Financial Officer of Silver Spike Acquisition Corp II. From 2010 to 2018, Mr. Gentile was Chief Executive Officer of GMG Investment Advisors, LLC, an investment management company. From 2008 to 2009, Mr. Gentile served as Managing Director of Barclays Capital, an investment bank. Prior to joining Barclays Capital, Mr. Gentile was a Managing Director at Lehman Brothers, where he was employed from 1997 until 2008. Mr. Gentile received a bachelor’s degree in management from the Massachusetts Institute of Technology, where he graduated in 1997.
Orrin Devinsky has served as a member of our board of directors since our IPO. Since 1989, Dr. Devinsky has directed the NYU Langone Comprehensive Epilepsy Center and is a Professor of Neurology, Neuroscience, Psychiatry and Neurosurgery at the NYU School of Medicine. From 2013 to 2018, Dr. Devinsky served as a lead investigator for the GW Pharma trials of EPIDIOLEX in childhood-onset severe epilepsies; since 2016, Dr. Devinsky has served as the Chair of the Medical Advisory Board for Tilray, a pharmaceutical and cannabis company, and on the Scientific Advisory Board for Papa & Barkley, a cannabis products company with related subsidiary assets in manufacturing, processing and logistics; since 2017, Dr. Devinsky has served on the Business and Scientific Advisory Boards of Tevard, a company developing gene therapy platforms to target rare diseases with high unmet need, and on the Business and Scientific Advisory Boards of Engage Therapeutics, a biopharmaceutical company developing a new rescue therapy for people who experience uncontrolled epileptic seizures; since 2018, Dr. Devinsky has served as the Chief Medical Officer for Receptor Life Sciences, a cannabinoid medicine drug development company. Dr. Devinsky received an MS from Yale University in 1977, a BS from Yale College in 1978 and a MD from Harvard Medical School in 1982. We believe Dr. Devinsky’s experience in medicine, cannabinoid science and companies, therapeutics and drug development make him well qualified to serve as a director.
Richard M. Goldman has served as a member of our board of directors since our IPO. Since 2012, Mr. Goldman has been the Managing Member of Becket Capital, LLC, an advisory services firm for investment management companies; from 2011 to 2012, Mr. Goldman served as Chief Operating Officer of Guggenheim Investments, the global asset management and investment advisory division of Guggenheim Partners; prior to joining Guggenheim Investments, from 2007 to 2012, Mr. Goldman was the Chief Executive Officer of Rydex Investments, the investment advisor to Rydex Funds. Since 2016, Mr. Goldman has served as Independent Director for the O’Shares Investments ETF Trust; since 2017, Mr. Goldman has served as the Independent Chairman of the Board of the Harvest Volatility Edge Trust, the entity responsible for the Harvest Edge mutual funds, and on the Board of Directors of Trinitas Capital Management, a credit-focused investment management firm; since 2018, Mr. Goldman has served as Lead Independent Director for the Axonic Alternative Income Interval Fund. Mr. Goldman received a bachelor’s degree from Bowdoin College in 1983. We believe Mr. Goldman’s experience in the investment management business make him well qualified to serve as a director.
Kenneth H. Landis has served as a member of our board of directors since our IPO. Since 2000, Mr. Landis has been the CEO of Landis Capital, LLC, a provider of capital for seed, early-stage and later-stage venture investments in consumer products, ecommerce and enterprise companies. Previously, he served as Co-founder and a member of the board of directors of Bobbi Brown Cosmetics, CEO of Benetton Cosmetics Corp, Senior Vice President of Alfin, Inc., a manufacturer and distributer of cosmetics products, and Treasurer of IMS Health, Inc., a provider of information, services and technology for the healthcare industry. Mr. Landis began his career at Arthur Andersen and Co. and was formerly a Certified Public Accountant. He currently serves on the board of directors of several early-stage private companies and as a Trustee of Suffield Academy. Mr. Landis obtained a BS in Economics from the University of Pennsylvania in 1972 and an MBA from New York University in 1973. We believe that Mr. Landis’ extensive managerial, financial and accounting experience makes him well qualified to serve as a member of our board of directors.
In addition to our directors and executive officers, the following individual advises us in making our initial business combination:
Rob Josephson has served as an investment partner since our inception. From October 2017 to present, Mr. Josephson has acted as CEO of Seed Capital, a merchant bank. From January 2014 to October 2017, Mr. Josephson acted as a financial consultant to various companies in the cannabis industry, including Cronos Group, WeedMd, Lord Jones, Lune Rouge and DNA Genetics. Mr. Josephson holds a Bachelor of Arts degree from the University of Western Ontario, where he graduated in 1985.
Number, Terms of Office and Election of Officers and Directors
Our board of directors consists of five members and is divided into two classes with only one class of directors being elected in each year, and each (except for those directors appointed prior to our first annual meeting of shareholders) serving a two-year term. The term of office of the first class of directors will expire at our first annual meeting of shareholders, and the term of office of the second class of directors will expire at our second annual meeting of shareholders. We may not hold an annual meeting of shareholders until after we consummate our initial business combination (unless required by Nasdaq). Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board or by a majority of the holders of our ordinary shares (or, prior to our initial business combination, holders of our founder shares).
Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provides that our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent within one year of our IPO. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Orrin Devinsky, Richard Goldman and Kenneth Landis are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Pursuant to Nasdaq listing rules, we will establish three standing committees — an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act, a compensation committee and a nominating committee, each comprised of independent directors. Under Nasdaq listing rule 5615(b)(1), a company listing in connection with its IPO is permitted to phase in its compliance with the independent committee requirements. We do not intend to rely on the phase-in schedules set forth in Nasdaq listing rule 5615(b)(1).
Audit Committee
We have established an audit committee of the board of directors. The members of our audit committee are Orrin Devinsky, Richard Goldman and Kenneth Landis. Kenneth Landis serves as Chairman of the audit committee.
Each member of the audit committee is financially literate and our board of directors has determined that Kenneth Landis qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence and (4) the performance of our internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
•
pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
•	setting clear hiring policies for employees or former employees of the independent auditors;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•
obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We have established a compensation committee of the board of directors. The members of our compensation committee are Orrin Devinsky, Richard Goldman and Kenneth Landis. Richard Goldman serves as Chairman of the compensation committee.
We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•
reviewing and making recommendations to our board of directors with respect to the compensation and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating Committee
We have established a nominating committee of the board of directors. The members of our nominating committee are Orrin Devinsky, Richard Goldman and Kenneth Landis. Orrin Devinsky serves as Chairman of the audit committee.
We have adopted a nominating committee charter, which details the purpose and responsibilities of the nominating committee, including:
•
identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2020 there were no delinquent filers.
Code of Ethics
We have adopted a code of ethics applicable to our directors, officers and employees (our “Code of Ethics”). Our Code of Ethics is available on our website. Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website.
Conflicts of Interest
All of our executive officers and certain of our directors have or may have fiduciary and contractual duties to certain companies in which they have invested. These entities may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing it. However, we do not expect these duties to present a significant conflict of interest with our search for an initial business combination.
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
•	duty to exercise authority for the purpose for which it is conferred;
•	duty to not improperly fetter the exercise of future discretion;
•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
•	duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders; provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
Potential investors should also be aware of the following potential conflicts of interest:
•
None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our initial shareholders have agreed to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of our initial business combination. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any. Additionally, our initial shareholders have agreed to waive their redemption rights with respect to their founder shares if we fail to consummate our initial business combination by July 10, 2021. However, if our initial shareholders or any of our officers, directors or affiliates acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to consummate our initial business combination within the prescribed time frame. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our initial shareholders until the earlier of (1) one year after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the founder shares will be released from the lock-up. With certain limited exceptions, the private placement warrants and the Class A ordinary shares underlying such warrants will not be transferable, assignable or salable by our sponsor until 30 days after the completion of our initial business combination. Since our sponsor and officers and directors may directly or indirectly own ordinary shares and warrants following our IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination

•
Our officers and directors may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and, as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our officers and directors have similar legal obligations to multiple entities relating to presenting business opportunities meeting the above-listed criteria. Below is a table summarizing the entities and businesses to which our officers and directors currently have fiduciary duties or contractual obligations:
Individual	Entity	Entity’s Business	Affiliation
Scott Gordon	Egg Rock Holdings (including subsidiaries operating the Papa & Barkley business line)	Cannabis products, manufacturing, processing, and logistics; hemp-derived CBD	Co-founder and Chairman
	Silver Spike Capital	Asset management fund focused on cannabis and related health & wellness industries	Manager, CEO
	Silver Spike Acquisition Corp II	Blank check company	CEO and Chairman
William Healy	Silver Spike Capital	Asset management fund focused on cannabis and related health & wellness industries	Manager
	Silver Spike Acquisition Corp II	Blank check company	President and Director
Greg Gentile	Silver Spike Capital	Asset management fund focused on cannabis and related health & wellness industries	Manager, CFO
	Silver Spike Acquisition Corp II	Blank check company	CFO
Orrin Devinsky	NYU Langone Comprehensive Epilepsy Center	Medical center	Director
	NYU School of Medicine	Medical school	Professor of Neurology, Neuroscience, Psychiatry and Neurosurgery
	Tilray	Pharmaceutical and cannabis	Chair of the Medical Advisory Board
	Papa & Barkley	Cannabis products, manufacturing, processing, and logistics; hemp-derived CBD	Member of the Scientific Advisory Board
	Tevard	Genetic therapy	Member of the Business and Scientific Advisory Boards
	Engage Therapeutics	Biopharmaceutical	Member of the Business and Scientific Advisory Boards
	Receptor Life Sciences	Cannabinoid medicine drug development	Chief Medical Officer
	Empatica	Seizure detection watch	Member of the Scientific Advisory Board
	RETTCO	Genetic therapy	Member of the Scientific Advisory Board
	Qstate Biosciences	Genetic therapy	Member of the Scientific Advisory Board
Richard Goldman	Becket Capital, LLC	Advisory services firm for investment management companies	Managing Member
	O’Shares Investments ETF Trust	Exchange-traded investment fund	Independent Director
	Harvest Volatility Edge Trust	Mutual fund investment trust	Independent Chairman of the Board
	Trinitas Capital Management	Investment management firm	Member of Board of Directors
	Axonic Alternative Income Interval Fund	Mutual fund	Lead Independent Director

Individual	Entity	Entity’s Business	Affiliation
Kenneth H. Landis	Landis Capital, LLC	Venture capital	Chief Executive Officer
	Suffield Academy	Preparatory school	Trustee
	TULA Life, INC	Cosmetics	Member of Board of Directors
	AllWork, Inc.	Human resources technology	Member of Board of Directors
Accordingly, if any of the above officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity chooses not to pursue the opportunity, subject to their fiduciary duties under Cayman Islands law. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete our initial business combination.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we would obtain an opinion from an independent investment banking firm or from an independent accounting firm that such an initial business combination is fair to our company from a financial point of view.
In addition, our sponsor or any of its affiliates may make additional investments in the Company in connection with the initial business combination, although our sponsor and its affiliates have no obligation or current intention to do so. If our sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence our sponsor’s motivation to complete an initial business combination.
In the event that we submit our initial business combination to our public shareholders for a vote, our initial shareholders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote their founder shares and any public shares held by them in favor of our initial business combination. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We also intend to enter into indemnity agreements with them.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if we (i) have sufficient funds outside of the trust account or (ii) consummate an initial business combination. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 11.	Executive Compensation
None of our officers or directors have received, or prior to our initial business combination will receive, any cash compensation for services rendered to us. We pay our sponsor up to $20,000 per month for office space, administrative and support services. Our sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. In connection with closing of our IPO, our sponsor granted equity interests in our sponsor to our independent directors that collectively comprise approximately 1% of the outstanding equity interests in our sponsor. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or any of their affiliates.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.
We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the completion of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth information regarding the beneficial ownership of our ordinary shares available to us at March 6, 2021, with respect to our ordinary shares held by:
•	each person known by us to be the beneficial owner of more than 5% of our issued and outstanding ordinary shares;
•	each of our officers and directors; and
•	all our officers and directors as a group.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the private placement warrants as these warrants are not exercisable within 60 days of March 6, 2021.
	Class B ordinary shares(2)		Class A ordinary shares
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control
Anthony A. Yoseloff(3)	—	—	1,900,000	7.6%	6.08%
Polar Asset Management Partners, Inc.(4)	—	—	2,573,000	8.2%	6.5%
Weiss Asset Management KO(5)	—	—	1,890,387	6.1%	4.9%
Silver Spike Sponsor, LLC(6)	6,250,000	100%	—	—	20.00%
Scott Gordon	—	—	—	—	—
William Healy	—	—	—	—	—
Gregory Gentile	—	—	—	—	—
Orrin Devinsky	—	—	—	—	—
Richard Goldman	—	—	—	—	—
Kenneth Landis	—	—	—	—	—
All directors and officers as a group (nine individuals)	—	—	—	—	—
*	Less than one 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 660 Madison Ave, Suite 1600, New York, New York 10065, United States of America.
(2)
Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares on the first business day following our initial business combination on a one-for-one basis.

(3)
Includes 357,960 Class A ordinary shares held by Davidson Kempner Partners (“DKP”); 755,630 Class A ordinary shares held by Davidson Kempner Institutional Partners, L.P. (“DKIP”); and 786,410 Class A ordinary shares held by Davidson Kempner International, Ltd. (“DKIL”). Davidson Kempner Capital Management LP (“DKCM”) acts as investment advisor to each of DKP, DKIP and DKIL either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. Mr. Anthony Yoseloff, though DKCM, is responsible for the voting and investment decisions related to the Class A ordinary shares held by DKP, DKIP and DKIL. The address of Mr. Yoseloff is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(4)
Includes shares held by Polar Multi-Strategy Master Fund and certain managed accounts, for which Polar Asset Management Partners, Inc. serves as the investment advisor and has sole voting and dispositive power. The address of Polar Asset Management Partners, Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(5)
Includes Class A ordinary shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP LLC is the sole general partner. Weiss Asset Management LP is the sole investment manager to the Partnership. WAM GP is the sole general partner of Weiss Asset Management LP. Andrew Weiss is the managing member of WAM GP and BIP GP. Shares reported for WAM GP, Mr. Andrew Weiss, Ph.D. and Weiss Asset Management include shares beneficially owned by the Partnership (and reported above for BIP GP LLC). BIP GP LLC, Weiss Asset Management LP, WAM GP LLC, and Andrew M. Weiss, Ph.D. have a business address of 222 Berkeley St., 16th floor, Boston, Massachusetts 02116.

(6)
Our executive officers are the three managers of our sponsor’s board of managers. Any action by our sponsor with respect to our Company or the founders shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of our sponsor’s managers, none of the managers of our sponsor is deemed to be a beneficial owner of our sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of our executive officers is deemed to have or share beneficial ownership of the founders shares held by our sponsor.

Our initial shareholders beneficially own 20% of the issued and outstanding ordinary shares (excluding the representative shares). Prior to our initial business combination, only holders of our founders shares have the right to vote on the election of directors, and holders of a majority of our founders shares may remove a member of the board of directors for any reason. In addition, because of their ownership block, our initial shareholders may be able to effectively influence the outcome of all other matters requiring approval by our shareholders, including amendments to our amended and restated memorandum and articles of association and approval of significant corporate transactions.
Our sponsor has purchased an aggregate of 7,000,000 private placement warrants at a price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of our IPO. Each private placement warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as provided herein. If we do not complete our initial business combination by July 10, 2021, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. The private placement warrants are subject to the transfer restrictions described below. The private placement warrants will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. If the private placement warrants are held by holders other than our sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in our IPO. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our IPO.
Our sponsor and our officers and directors are deemed to be our “promoters” as such term is defined under the federal securities laws. See “Item 13. Certain Relationships and Related Transactions, and Director Independence” for additional information regarding our relationships with our promoters.
Transfers of Founder Shares and Private Placement Warrants
The founder shares, private placement warrants and any Class A ordinary shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in the letter agreement with us to be entered into by our initial shareholders. Those lock-up provisions provide that such securities are not transferable or salable (1) in the case of the founder shares, until the earlier of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, and (2) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, until 30 days after the completion of our initial business combination, except in each case (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our sponsor, or any affiliates of our sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of our liquidation prior to our completion of our initial business combination; (g) by virtue of the laws of Delaware or our sponsor’s limited liability company agreement, as amended, upon dissolution of our sponsor; or (h) in the event of our completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that in the case of clauses (a) through (e) and (g), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.
Registration Rights
The holders of the founder shares, private placement warrants and any warrants that may be issued on conversion of working capital loans (and any ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares)

are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of our IPO requiring us to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short-form registration demands, that we register such securities.
In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (1) in the case of the founder shares, on the earlier of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, and (2) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Equity Compensation Plans
As of December 31, 2020, we had no compensation plans (including individual compensation arrangements) under which equity securities were authorized for issuance.
Item 13.	Certain Relationships and Related Transactions, and Director Independence
In June 2019, our sponsor purchased 7,187,500 founder shares for an aggregate purchase price of $25,000, or $0.004 per share. On September 23, 2019, in connection with the expiration of the underwriter’s over-allotment option, our sponsor surrendered 937,500 founder shares. As a result, our sponsor now owns 6,250,000 founder shares. In connection with the closing of our IPO, our sponsor granted sponsor LLC equity interests to our independent directors that collectively comprise approximately 1% of the outstanding equity interests in our sponsor. Our initial shareholders collectively own 20% of our issued and outstanding shares as of our IPO.
Our sponsor purchased an aggregate of 7,000,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement simultaneously with the closing of our IPO. Each private placement warrant may be exercised for one Class A ordinary share at a price of $11.50 per share, subject to adjustment as provided herein. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination.
As more fully discussed in “Item 10. Directors, Executive Officers and Corporate Governance—Conflicts of Interest,” if any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Certain of our officers and directors presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity.
We entered into an Administrative Services Agreement pursuant to which we pay our sponsor up to $20,000 per month for office space, administrative and support services. Upon completion of our initial business combination or our liquidation, we will cease paying any of these monthly fees. Accordingly, in the event the consummation of our initial business combination takes until July 10, 2021, our sponsor will be paid an aggregate of up to approximately $460,000 ($20,000) per month for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.
Our sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Our sponsor agreed to loan us up to $250,000 under an unsecured promissory note to be used for a portion of the expenses of our IPO. These loans were non-interest bearing and unsecured, and were repaid upon completion of the IPO out of the $1,000,000 of offering proceeds that had been allocated for the payment of offering expenses (other than underwriting commissions) not held in the trust account. The value of our sponsor’s interest in this loan transaction corresponded to the principal amount outstanding under any such loan.
Our sponsor agreed to loan us $750,000 under an unsecured promissory note to be used for our working capital expenses. These loans are non-interest bearing and unsecured. The value of our sponsor’s interest in this loan transaction corresponded to the principal amount outstanding under any such loan. On February 18, 2021, our sponsor agreed to loan us an additional $750,000 under an additional unsecured promissory note to be used for the payment of working capital expenses, including expenses incurred in connection with the business combination. The note is non-interest bearing, unsecured and due on the earliest of (i) June 10, 2021 and (ii) the consummation of our initial business combination.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Any such loans may be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
We have entered into a registration rights agreement with respect to the founder shares, private placement warrants and warrants issued upon conversion of working capital loans (if any), which is described under the heading “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Registration Rights.”
Related Party Policy
We adopted our Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.
In addition, our audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or any of their affiliates.
On August 7, 2019, we adopted a formal written policy for the review, approval or ratification of related party transactions. Our policy covers transactions in which any director or executive officer, immediate family member of a director or executive officer, any nominee for director and immediate family member of such nominee and 5%

beneficial owner of the Company or immediate family of such owner have a direct or indirect material interest as determined by our audit committee. The audit committee considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. The audit committee will not approve or ratify a related party transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm or an independent accounting firm that our initial business combination is fair to our Company from a financial point of view.
Furthermore, no finder’s fees, reimbursements or cash payments will be made by us to our sponsor, officers or directors, or our or any of their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, other than the following payments, none of which will be made from the proceeds of our IPO and the sale of the private placement warrants held in the trust account prior to the completion of our initial business combination:
•	Repayment of an aggregate of up to $250,000 in loans made to us by our sponsor to cover offering-related and organizational expenses;
•	Payment to our sponsor of up to $20,000 per month for office space, administrative and support services;
•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and
•
Repayment of loans which may be made by our sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender.

The above payments may be funded using the net proceeds of our IPO and the sale of the private placement warrants not held in the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to us in connection therewith.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent within one year of our IPO. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Orrin Devinsky, Richard Goldman and Kenneth Landis are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Item 14.	Principal Accountant Fees and Services
The following is a summary of fees paid or to be paid to Marcum LLP, or Marcum, for services rendered.
Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual consolidated financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2020 and for the period from June 7, 2019 (inception) through December 31, 2019 totaled $52,015 and $65,995, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum for consultations concerning financial accounting and reporting standards for the year ended December 31, 2020 and for the period from June 7, 2019 (inception) through December 31, 2019.
Tax Fees. We did not pay Marcum for tax planning and tax advice for the year ended December 31, 2020 and for the period from June 7, 2019 (inception) through December 31, 2019.
All Other Fees. We did not pay Marcum for other services for the year ended December 31, 2020 and for the period from June 7, 2019 (inception) through December 31, 2019.
Pre-Approval Policy
Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act, which are approved by the audit committee prior to the completion of the audit).

PART IV
Item 15.	Exhibits, Financial Statement Schedules
(a) The following documents are filed as part of this Form 10-K:
(1) Financial Statements:
(2) Financial Statement Schedules:
None.
(3) Exhibits:
We hereby file as part of this Annual Report the exhibits listed in the attached Exhibit Index. Exhibits which are incorporated herein by reference can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or on the SEC website at www.sec.gov.
Exhibit No.	Description
3.1
Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (File No. 333-235447) filed with the SEC on July 26, 2019)

3.2
Amendment to Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2021)

4.1
Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as Amended (incorporated herein by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2020)

4.2
Warrant Agreement, dated August 7, 2019, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2019)

10.1
Letter Agreement, dated August 7, 2019, among the Company and its officers and directors and Silver Spike Sponsor, LLC (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2019)

10.2
Investment Management Trust Agreement, dated December 10, 2019, between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2019)

10.3
Registration Rights Agreement, dated December 10, 2019, between the Company and certain security holders (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2019)

10.4
Administrative Services Agreement, dated December 10, 2019, between the Company and Silver Spike Sponsor, LLC (incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2019)

10.5
Sponsor Warrants Purchase Agreement, dated December 10, 2019, between the Company and Silver Spike Sponsor, LLC (incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2019)

10.6	Agreement and Plan of Merger, dated December 10, 2020, by and among Silver Spike, Merger Sub, WMH and the Holder Representative named therein (incorporated herein by reference to

Exhibit No.	Description
Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2020)
10.7	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2020)
10.8	Form of Voting and Support Agreement, dated December 10, 2020 (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2020)
10.9
Sponsor Letter Agreement, dated December 10, 2020, by and among Silver Spike, Merger Sub and WMH (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2020)

10.10
Promissory Note dated February 18, 2021, issued by Silver Spike Acquisition Corp. to the Sponsor (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2021)

31.1
Certification of the Registrant’s Chief Executive Officer (Principal Executive Officer) Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

31.2
Certification of the Registrant’s Chief Financial Officer (Principal Financial and Accounting Officer) Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

32.1	Certification of the Registrant’s Chief Executive Officer (Principal Executive Officer) Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
32.2
Certification of the Registrant’s Chief Financial Officer (Principal Financial and Accounting Officer) Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase
*	Filed herewith.
Item 16.	Form 10-K Summary
Not applicable.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, as amended, the registrant has duly caused this Annual Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized, on March 8, 2021.
Silver Spike Acquisition Corp.

By:	/s/ Scott Gordon
	Name:	Scott Gordon
	Title:	Chief Executive Officer and Chairman
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Annual Report on Form 10-K has been signed by the following persons in the capacity and on the dates indicated.
Name	Positon	Date
/s/ Scott Gordon	Chief Executive Officer and Chairman (Principal Executive Officer)	March 8, 2021
Scott Gordon

/s/ William Healy	President and Director	March 8, 2021
William Healy

/s/ Gregory M. Gentile	Chief Financial Officer (Principal Financial and Accounting Officer)	March 8, 2021
Gregory M. Gentile

/s/ Orrin Devinsky	Director	March 8, 2021
Orrin Devinsky

/s/ Richard M. Goldman	Director	March 8, 2021
Richard M. Goldman

/s/ Kenneth H. Landis	Director	March 8, 2021
Kenneth H. Landis

SILVER SPIKE ACQUISITION CORP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Silver Spike Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Silver Spike Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in shareholders’ equity and cash flows for year ended December 31, 2020 and for the period from June 7, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from June 7, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP

Marcum LLP
We have served as the Company’s auditor since 2019.

New York, NY
March 8, 2021

SILVER SPIKE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$312,707	$894,589
Prepaid expenses	30,833	257,110
Total Current Assets	343,540	1,151,699
Marketable securities held in Trust Account	254,187,706	251,924,993
Total Assets	$254,531,246	$253,076,692
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities - accounts payable and accrued expenses	$3,152,970	$96,895
Deferred underwriting fee payable	8,750,000	8,750,000
Total Liabilities	11,902,970	8,846,895
Commitments
Class A ordinary shares subject to possible redemption, 23,371,338 and 23,740,181 shares at redemption value at December 31, 2020 and 2019, respectively	237,628,272	239,229,796
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,628,662 and 1,259,819 shares issued and outstanding (excluding 23,371,338 and 23,740,181 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	163	126
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,250,000 shares issued and outstanding at December 31, 2020 and 2019	625	625
Additional paid-in capital	4,982,578	3,381,091
Retained earnings	16,638	1,618,159
Total Shareholders’ Equity	5,000,004	5,000,001
Total Liabilities and Shareholders’ Equity	$254,531,246	$253,076,692
The accompanying notes are an integral part of the consolidated financial statements.

SILVER SPIKE ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2020	For the Period from June 7, 2019 (Inception) Through December 31, 2019
Formation and operating costs	$3,864,234	$306,834
Loss from operations	(3,864,234)	(306,834)
Other income:
Interest earned on marketable securities held in Trust Account	2,257,985	1,812,577
Unrealized gain on marketable securities held in Trust Account	4,728	112,416
Other income	2,262,713	1,924,993
Net (loss) income	$(1,601,521)	$1,618,159
Basic and diluted weighted average shares outstanding, Ordinary shares subject to redemption	23,699,368	23,754,184
Basic and diluted net income per share, Ordinary shares subject to redemption	$0.09	$0.08
Basic and diluted weighted average shares outstanding, Ordinary shares	7,550,632	7,111,079
Basic and diluted net loss per share, Ordinary shares	$(0.49)	$(0.03)
The accompanying notes are an integral part of the consolidated financial statements.

SILVER SPIKE ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – June 7, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor			7,187,500	719	24,281	—	25,000
Sale of 25,000,000 Units, net of underwriting discounts and offering expenses	25,000,000	2,500	—	—	235,584,138	—	235,586,638
Sale of 7,000,000 Private Placement Warrants	—	—	—	—	7,000,000	—	7,000,000
Forfeiture of 937,500 Class B ordinary shares	—	—	(937,500)	(94)	94	—	—
Class A ordinary shares subject to possible redemption	(23,740,181)	(2,374)	—	—	(239,227,422)	—	(239,229,796)
Net income	—	—	—	—	—	1,618,159	1,618,159
Balance – December 31, 2019	1,259,819	126	6,250,000	625	3,381,091	1,618,159	5,000,001
Change in value of Class A ordinary shares subject to possible redemption	368,843	37	—	—	1,601,487	—	1,601,524
Net loss	—	—	—	—	—	(1,601,521)	(1,601,521)
Balance – December 31, 2020	1,628,662	$163	6,250,000	$625	$4,982,578	$16,638	$5,000,004
The accompanying notes are an integral part of the consolidated financial statements.

SILVER SPIKE ACQUISITION CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2020	For the Period from June 7, 2019 (Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net (loss) income	$(1,601,521)	$1,618,159
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,257,985)	(1,812,577)
Unrealized gain on marketable securities held in Trust Account	(4,728)	(112,416)
Changes in operating assets and liabilities:
Prepaid expenses	226,277	(257,110)
Accounts payable and accrued expenses	3,056,075	96,895
Net cash used in operating activities	(581,882)	(467,049)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(250,000,000)
Net cash used in investing activities	—	(250,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	245,000,000
Proceeds from sale of Private Placement Warrants	—	7,000,000
Proceeds from promissory note – related party	—	237,470
Repayment of promissory note - related party	—	(237,470)
Payment of offering costs	—	(638,362)
Net cash provided by financing activities	—	251,361,638
Net Change in Cash	(581,882)	894,589
Cash – Beginning	894,589	—
Cash – Ending	$312,707	$894,589
Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$—	237,606,630
Change in value of Class A ordinary shares subject to possible redemption	$(1,601,524)	$1,623,166
Offering costs paid directly by Sponsor for issuance of Class B ordinary shares	$—	$25,000
Deferred underwriting fee	$—	$8,750,000
The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Silver Spike Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 7, 2019. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has one subsidiary, Silver Spike Merger Sub LLC, a wholly-owned subsidiary of the Company incorporated in Delaware on December 7, 2020 (“Merger Sub”).
As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, activities in connection with the proposed acquisition of WM Holding Company, LLC, a Delaware limited liability company (“WMH”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on August 7, 2019. On August 12, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) at $10.00 per unit, generating gross proceeds of $250,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Silver Spike Sponsor, LLC (the “Sponsor”), generating gross proceeds of $7,000,000, which is described in Note 4.
Transaction costs amounted to $14,413,362, consisting of $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $663,362 of other offering costs.
Following the closing of the Initial Public Offering on August 12, 2019, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of the Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share) as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets, after payment of the deferred underwriting commission, of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial Business Combination) and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 18 months from the closing of the Public Offering or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (c) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
The Company initially had until February 12, 2021 (the “Combination Period”) to consummate a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
On January 13, 2021, the Company held an Extraordinary General Meeting in Lieu of an Annual General Meeting (the “Extraordinary General Meeting”) pursuant to which the Company’s shareholders approved extending the Combination Period from February 12, 2021 to July 10, 2021 (the “Extension Date”) (see Note 9).
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of December 31, 2020, the Company had $312,707 in its operating bank accounts, $254,187,706 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of $2,809,430. As of December 31, 2020, approximately $4,188,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.
On February 18, 2021, the Company issued an unsecured convertible promissory note (the “Note”) in the amount of up to $750,000 to the Sponsor for general working capital purposes (see Note 9).
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through July 10, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account
At December 31, 2020, the assets held in the Trust Account were held in money market funds, which primarily invest in U.S. Treasury securities and U.S. Treasury Bills. At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Income (Loss) Per Ordinary Share
Net income (loss) per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 19,500,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for Ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, by the weighted average number of Ordinary shares subject to possible redemption outstanding since original issuance.
Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.
Non-redeemable ordinary shares include Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable ordinary shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	For year ended December 31, 2020	For the Period from June 7, 2019 (Inception) Through December 31, 2019
Ordinary shares subject to possible redemption
Numerator: Earnings allocable to Ordinary shares subject to possible redemption
Interest income	$2,110,990	$1,721,223
Unrealized gain on investments held in Trust Account	4,420	106,750
Net income	$2,115,410	$1,827,973
Denominator: Weighted Average Ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding	23,699,368	23,754,184
Basic and diluted net income per share	$0.09	$0.08
Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net loss	$(1,601,521)	$1,618,159
Net loss allocable to Ordinary shares subject to possible redemption	(2,115,410)	(1,827,973)
Non-Redeemable Net Loss	$(3,716,931)	$(209,814)
Denominator: Weighted Average Non-Redeemable Ordinary Shares
Basic and diluted weighted average shares outstanding	7,550,632	7,111,079
Basic and diluted net loss per share	$(0.49)	$(0.03)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated financial statements, primarily due to their short-term nature.
Recently Issued Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,000,000. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. Each Private Placement Warrant is exercisable for one Class A Share at a price of $11.50 per share, subject to adjustment (see Note 7). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In June 2019, the Company issued an aggregate of 7,187,500 Class B ordinary shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. The underwriters’ over-allotment option expired unexercised on September 26, 2019 and, as a result, 937,500 Founder Shares were forfeited, resulting in the Sponsor holding an aggregate of 6,250,000 Founder Shares.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on August 7, 2019, the Company will pay the Sponsor up to $20,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2020 and for the period from June 7, 2019 through December 31, 2019, the Company incurred $240,000 and $92,903 of such fees, of which $279,879 and $82,228 of such fees are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets at December 31, 2020 and 2019, respectively.
Promissory Note – Related Party
On June 10, 2019, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $237,470. The note was non-interest bearing and payable on the earlier of (i) January 31, 2020 and (ii) the completion of the Initial Public Offering. The note was repaid in full upon the consummation of the Initial Public Offering on August 12, 2019.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on August 7, 2019, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,000,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,750,000 in the aggregate, which will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Merger Agreement
On December 10, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub, WMH and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the securityholder representative thereunder (the “Holder Representative”).
Pursuant to the Merger Agreement, Merger Sub will merge with and into WMH with WMH continuing as the surviving entity and a subsidiary of the Company (refer to as “Surviving Pubco” following the Business Combination) (the “Merger” and the other transactions contemplated by the Merger Agreement, the “Business Combination”).
As a result of the Business Combination, each issued and outstanding Class A ordinary share and Class B ordinary share of the Company will convert into a share of Class A common stock of Surviving Pubco, and each issued and outstanding warrant to purchase Class A ordinary shares of the Company will be exercisable by its terms to purchase an equal number of shares of Class A common stock of Surviving Pubco.
The merger consideration (the “Merger Consideration”) to be paid to holders of the limited liability company interests of WMH (each, a “WMH Equity Holder”) at the closing of the Business Combination (“the Closing”) pursuant to the Merger Agreement will be equal to $1.31 billion and will be paid in a mix of cash and equity consideration.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.
NOTE 7. SHAREHOLDERS’ EQUITY
Preferred Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020 and December 31, 2019, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At

December 31, 2020 and December 31, 2019, there were 1,628,662 and 1,259,819 shares of Class A ordinary shares issued or outstanding, excluding 23,371,338 and 23,740,181 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020 and December 31, 2019, there were 6,250,000 Class B ordinary shares issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.
The Class B Shares will automatically convert into Class A ordinary shares on the first business day following the completion of the Business Combination, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its reasonable best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use it’s reasonable best efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the newly issued price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the newly issued price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
•
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs based on the Company assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$254,187,706	$251,924,993
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as describe below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On January 13, 2021, the Company held an Extraordinary General Meeting pursuant to which the Company’s shareholders approved extending the Extension Date. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 1,425 Class A ordinary shares. As a result, an aggregate of $14,489 (or approximately $10.17 per share) was released from the Company’s Trust Account to pay such shareholders.
On February 18, 2021, the Company issued a Note in the amount of up to $750,000 to the Sponsor for general working capital purposes. The Note is non-interest bearing and payable upon the earlier to occur of (i) June 10, 2021 or (ii) the consummation of a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $750,000 of the Note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants.
Legal proceedings
Beginning on January 27, 2021, purported stockholders of the Company filed or threatened to file lawsuits in connection with the Company’s prospective merger with WMH, including two actions filed in the Supreme Court of the State of New York, captioned, Brait v. Silver Spike Acquisition Corp., et al., Index No. 650629/2021 (N.Y. Sup. Ct.), and Stout v. Silver Spike Acquisition Corp., et al., No. 650686/2021 (N.Y. Sup. Ct.). The operative complaints in the Brait and Stout actions allege that the Registration Statement issued in connection with the prospective Merger omits material information related to the proposed transaction, and asserts claims for breach of fiduciary duty against certain of the Company’s current officers and directors and for aiding and abetting breach of fiduciary duty against the Company. The Stout complaint also asserts aiding and abetting claims against WMH and Merger Sub. Plaintiffs seek injunctive relief to enjoin the proposed Merger and to require defendants to issue supplemental disclosures as outlined in the complaints or, in the event the transaction is consummated in the absence of such supplemental disclosures, an order rescinding the transaction and awarding rescissory damages. Plaintiffs also seek an award of attorneys’ fees and costs. The Company has received similar demands from other purported shareholders of the company, including one that attached a draft complaint, styled Fusco v. Silver Spike Acquisition Corp., et al., asserting similar fiduciary duty claims as in the Brait and Stout actions, as well as separate claims for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934; the draft complaint seeks an injunction of the proposed Merger, pending dissemination of supplemental disclosures, unspecified damages and attorneys’ fees and costs. The Company believes that these allegations are without merit. These matters are in the early stages and the Company is unable to reasonably determine the outcome or estimate the loss, if any, and as such, has not recorded a loss contingency.

Annex J
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
SILVER SPIKE ACQUISITION CORP.
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands	N/A
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1114 6th Ave, 41st Floor New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant	The Nasdaq Stock Market LLC

Class A ordinary shares, par value $0.0001 per share	The Nasdaq Stock Market LLC

Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	The Nasdaq Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates:	333-232734 (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
N/A
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.
The securities to be registered hereby are the units, Class A ordinary shares and redeemable warrants to purchase Class A ordinary shares of Silver Spike Acquisition Corp. (the “Company”). The description of the units, Class A ordinary shares and warrants contained in the section entitled “Description of Securities” in the prospectus included in the Company’s Registration Statement on Form S-1 (File No. 333-232734) initially filed with the Securities and Exchange Commission on July 19, 2019, as amended (the “Registration Statement”), to which this Form 8-A relates, is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is also incorporated by reference herein.
Item 2.	Exhibits.
The following exhibits have been filed as exhibits to the Registration Statement and are incorporated herein by reference:
Exhibit No.	Description
3.1
Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-232734), filed with the Securities and Exchange Commission on July 19, 2019).

3.2
Form of Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-232734), filed with the Securities and Exchange Commission on July 26, 2019).

4.1
Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-232734), filed with the Securities and Exchange Commission on July 26, 2019).

4.2
Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-232734), filed with the Securities and Exchange Commission on July 26, 2019).

4.3
Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-232734), filed with the Securities and Exchange Commission on July 26, 2019).

4.4
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 (File No. 333-232734), filed with the Securities and Exchange Commission on July 26, 2019).

10.3
Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-232734), filed with the Securities and Exchange Commission on July 26, 2019).

10.4
Form of Registration Rights Agreement between the Registrant and certain security holders (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1
(File No. 333-232734), filed with the Securities and Exchange Commission on July 26, 2019).

J-1

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.
Very truly yours,

SILVER SPIKE ACQUISITION CORP.

	By:	/s/ Scott Gordon
		Name:	Scott Gordon
		Title:	Chief Executive Officer and Chairman

Dated: August 7, 2019
J-2

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.	Indemnification of directors and officers.
The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. Silver Spike’s existing organizational documents provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default.
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, Silver Spike has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.	Exhibits And Financial Statements Schedules
Exhibit No.	Description of Exhibit
2.1†	Agreement and Plan of Merger, dated as of December 10, 2020, by and among Silver Spike, Merger Sub, WMH and Holder Representative named therein (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association (included as Annex H to this proxy statement/prospectus).

3.2	Form of Certificate of Incorporation of New WMH, to become effective upon the domestication (included as Annex B to the proxy statement/prospectus).

3.3	Form of By-Laws of New WMH, to become effective upon the domestication (included as Annex C to the proxy statement/prospectus).

3.4	Form of Certificate of Corporate Domestication of Silver Spike Acquisition Corp. to be filed with the Secretary of State of the State of Delaware

4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Silver Spike’s Registration Statement on Form S-1 (No. 333-232734), filed with the SEC on July 26, 2019).

4.2*
Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of Amendment No. 1 to Silver Spike’s Registration Statement on Form S-1 (No. 333-232734), filed with the SEC on July 26, 2019).

4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to Silver Spike’s Registration Statement on Form S-1 (No. 333-232734), filed with the SEC on July 26, 2019).

4.4*
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Silver Spike (incorporated by reference to Exhibit 4.4 of Silver Spike’s Registration Statement on Form S-1
(No. 333-232734), filed with the SEC on July 26, 2019).

5.1	Opinion of Davis Polk & Wardwell LLP as to matters concerning the laws of the State of Delaware as to the validity of the common shares and warrants of Silver Spike Acquisition Corp.

8.1	Opinion of Davis Polk & Wardwell LLP as to tax matters.

10.1*	Form of Tax Receivable Agreement by and among the parties thereto (incorporated by reference to Exhibit 10.2 of Silver Spike’s Form 8-K (File No. 001-39021), filed with the SEC on December 10, 2020).

Exhibit No.	Description of Exhibit
10.2*	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of Silver Spike’s Form 8-K (File No. 001-39021), filed with the SEC on December 10, 2020).

10.3*
Form of Exchange Agreement by and among New WMH, WMH and the other parties thereto (incorporated by reference to Exhibit 10.1 of Silver Spike’s Form 8-K (File No. 001-39021), filed with the SEC on December 16, 2020).

10.4*	Form of Voting and Support Agreement (incorporated by reference to Exhibit 10.2 of Silver Spike’s Form 8-K (File No. 001-39021), filed with the SEC on December 16, 2020).

10.5*
Sponsor Letter Agreement, dated December 10, 2020, by and among Silver Spike, Merger Sub and WMH (incorporated by reference to Exhibit 10.3 of Silver Spike’s Form 8-K (File No. 001-39021), filed with the SEC on December 16, 2020).

10.6*
Form of Amended and Restated Registration Rights Agreement by and among Silver Spike, sponsor and the other parties thereto (incorporated by reference to Exhibit 10.4 of Silver Spike’s Form 8-K (File No. 001-39021), filed with the SEC on December 16, 2020).

10.7	Form of Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC (included as Annex D to this proxy statement/prospectus).

10.8*
Form of Letter Agreement among Silver Spike and its officers, directors and sponsor (incorporated by reference to Exhibit 10.2 of Amendment No. 1 to Silver Spike’s Registration Statement on Form S-1 (No. 333-232734), filed with the SEC on July 26, 2019).

10.9*
Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Silver Spike (incorporated by reference to Exhibit 10.3 of Amendment No. 1 to Silver Spike’s Registration Statement on Form S-1 (No. 333-232734), filed with the SEC on July 26, 2019).

10.10*
Form of Registration Rights Agreement between Silver Spike and certain security holders (incorporated by reference to Exhibit 10.4 of Amendment No. 1 to Silver Spike’s Registration Statement on Form S-1 (No. 333-232734), filed with the SEC on July 26, 2019).

21.1*	List of Subsidiaries of Silver Spike Acquisition Corp.

23.1	Consent of Independent Registered Public Accounting Firm – Marcum LLP.

23.2	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm of WM Holding Company, LLC.

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Form of Class A Proxy Card for Silver Spike Acquisition Corp. Extraordinary General Meeting.

99.2*	Form of Class B Proxy Card for Silver Spike Acquisition Corp. Extraordinary General Meeting.

99.3*	Consent of Douglas Francis to be Named as a Director

99.4*	Consent of Justin Hartfield to be Named as a Director

Exhibit No.	Description of Exhibit
99.5*	Consent of Chris Beals to be Named as a Director

99.6	Consent of Tony Aquila to be Named as a Director

99.7	Consent of Fiona Tan to be Named as a Director
*	Previously filed.
**	To be filed by amendment.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.
Item 22.	Undertakings.
1.	The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of April, 2021.
SILVER SPIKE ACQUISITION CORP.

By:	/s/ Scott Gordon
	Name:	Scott Gordon
	Title:	Chief Executive Officer and Chairman
* * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment No. 2 to the registration statement has been signed by the following persons on the date indicated.
Signature	Capacity	Date

/s/ Scott Gordon	Chief Executive Officer and Chairman (Principal Executive Officer)	April 1, 2021
Scott Gordon

*	President and Director	April 1, 2021
William Healy

*	Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2021
Gregory M. Gentile

*	Director	April 1, 2021
Orrin Devinsky

*	Director	April 1, 2021
Richard M. Goldman

*	Director	April 1, 2021
Kenneth H. Landis
*By:	/s/ Scott Gordon
Attorney-in-fact